Exhibit 4.10

PREMIER LEAGUE

PREMIER LEAGUE
HANDBOOK Season 2015/16

BARCLAYS
PREMIER LEAGUE

BARCLAYS
PREMIER LEAGUE

THE FOOTBALL ASSOCIATION

PREMIER LEAGUE LIMITED

Season 2015/16

Board of Directors

Richard Scudamore (Executive Chairman)

Claudia Arney (Non-Executive Director)

Kevin Beeston (Non-Executive Director)

Auditors

Deloitte LLP

2 New Street Square

London

EC4A 3BZ

Bankers

Barclays Bank plc

27th Floor

1 Churchill Place

London

E14 5HP

Registered Office

30 Gloucester Place

London W1U 8PL

Regd. No. 2719699

Telephone

020 7864 9000

Facsimile

020 7864 9001

Website

www.premierleague.com

Published by The Football Association Premier League Limited

© The Football Association Premier League Limited 2015

PREMIER LEAGUE CHAIRMEN’S CHARTER

SEASON 2015/16

Foreword

The Chairmen’s Charter is a statement of our commitment and aim to run Premier League football to the highest possible standards in a professional manner and with the utmost integrity.

With that aim we, the Chairmen of the Clubs in membership of The Premier League, are determined:

(a)         To conduct our respective Club’s dealings with the utmost good faith and honesty.

(b)         At all times to maintain a rule book which is comprehensive, relevant and up-to-date.

(c)          To adopt disciplinary procedures which are professional, fair and objective.

(d)         To submit to penalties which are fair and realistic.

(e)          To secure the monitoring of and compliance with the rules at all times.

The Charter

The Chairmen’s Charter sets out our commitment to run Premier League football to the highest possible standards and with integrity.

We will ensure that our Clubs:

•                       Behave with the utmost good faith and honesty to each other, do not unjustly criticise or disparage one another and maintain confidences.

•                       Will comply with the laws of the game and take all reasonable steps to ensure that the Manager, his staff and Players accept and observe the authority and decisions of Match Officials at all times.

•                       Follow Premier League and FA Rules not only to the letter but also to their spirit, and will ensure that our Clubs and Officials are fully aware of such rules and that we have effective procedures to implement the same.

•                       Will respect the contractual obligations and responsibilities of each other’s employees and not seek to breach these or to make illegal approaches.

•                       Will discharge their financial responsibilities and obligations to each other promptly and fully and not seek to avoid them.

•                       Will seek to resolve differences between each other without recourse to law.

CONTENTS

CLUB DIRECTORY	01

FIXTURES	43

RULES	61

– Premier League Rules	75
– Premier League Forms	229
– Youth Development Rules	313
– Youth Development Forms	401
– Appendices to the Rules	429

MATCH OFFICIALS	493

MEMORANDUM & ARTICLES OF ASSOCIATION	501

MISCELLANEOUS	525

STATISTICS	547

CLUB DIRECTORY

AFC BOURNEMOUTH

Vitality Stadium
Dean Court
Bournemouth
BH7 7AF

Main Switchboard: 0344 576 1910
Fax: 01202 726373
Ticket Office: 0344 576 1910
www.afcb.co.uk

Chairman	Head of Media and Communications
Jeff Mostyn	Max Fitzgerald
01202 726312
Chief Executive
Neill Blake	Supporter Liaison Officer
Elizabeth Finney
Club Secretary	01202 726309
Neil Vacher
Safety Officer
Manager	Alan Jones
Eddie Howe
Team Doctor
General Manager	To be advised
Elizabeth Finney
Head Physiotherapist
Academy Manager and Head of Coaching	Steve Hard
Joe Roach	Qualifications: BSc (Hons) MSST, MCSP, SRP

Head of Finance	Head Groundsman
Rosie Hardy	James Lathwell
01202 726321	Qualifications: NVQ Level 3 Turf Management,
National Diploma in Horticulture
Commercial Director
Rob Mitchell
01202 726322

Ticketing Supervisor
Serena Stone
01202 726331

Shirt Sponsor	Directors
Mansion Europe Holdings Limited	Jeff Mostyn (Chairman)
John O’Neill
Kit Manufacturer	Neill Blake (Chief Executive)
JD Sports	Nick Rothwell
Alexey Panferov
Ground Capacity at start of the Season	Mikhail Ponomarev
11,464	Igor Tikhturov
Oleg Tikhturov
Pitch Dimensions
Length: 105 metres Width: 68 metres	Official Company Name and Number
AFC Bournemouth Limited
No. 6632170

Home kit	Alternative kit 1	Alternative kit 2

Colours: Shirts: Red and black	Colours: Shirts: Blue and black /	Colours: Shirts: Pink /
stripes / Shorts: Black / Socks: Black	Shorts: Black / Socks: Black	Shorts: Pink / Socks: Pink

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Yellow /	Colours: Shirts: Green /	Colours: Shirts: Black /
Shorts: Yellow / Socks: Yellow	Shorts: Green / Socks: Green	Shorts: Black / Socks: Black

ARSENAL

Highbury House
75 Drayton Park
London N5 1BU

Main Switchboard: 020 7619 5003
Fax: 020 7704 4001
Contact Centre / Ticket Office: 020 7619 5000
Credit Card Bookings: 0844 277 3625
www.arsenal.com

Chairman	Stadium and Facilities Director
Sir Chips Keswick	John Beattie
020 7704 4030
Chief Executive Officer
Ivan Gazidis	Communications Director
Mark Gonnella
Company Secretary	020 7704 4010
David Miles
General Counsel
Manager	Svenja Geissmar
Arsène Wenger	020 7619 5003

Assistant Manager	Chief Operations / People Officer
Steve Bould	Trevor Saving
020 7619 5003
Academy Manager
Andries Jonker	Supporter Liaison Officer
Mark Brindle
Chief Financial Officer	020 7619 5003
Stuart Wisely
020 7704 4060	Event Safety and Security Manager
Sharon Cicco
Chief Commercial Officer	020 7704 4030
Vinai Venkatesham
020 7619 5003	Team Doctor
Gary O’Driscoll
Media, Marketing and CRM Director	Qualifications: MBBS, BSc, DipSEM, FFSEM(Ire)
Michael Leavey
020 7619 5003	Head of Medical Services
Colin Lewin
Ticketing and Services Director	Qualifications: BSc (Hons) MCSP, HCPC
Ivan Worsell
020 7619 5003

Head Groundsman	Ground Capacity at start of the Season
Paul Ashcroft	60,260
Qualifications: National Diploma in Turf,
Science and Grounds Management	Pitch Dimensions
Length: 105 metres Width: 68 metres
Publications Manager
Andy Exley	Directors
Arsenal Football Club, Highbury House,	Sir Chips Keswick (Chairman)
75 Drayton Park, London N5 1BU	Stanley Kroenke
020 7619 5003	Ivan Gazidis (CEO)
Ken Friar OBE
Shirt Sponsor	Richard Carr
Emirates	Lord Harris of Peckham
Josh Kroenke
Kit Manufacturer
PUMA	Official Company Name and Number
The Arsenal Football Club Plc
No. 109244

Home kit	Alternative kit 1	Alternative kit 2

Colours: Shirts: Red and white /	Colours: Shirts: Gold and	Colours: Shirts: Black /
Shorts: White / Socks: White	dark blue / Shorts: Dark blue /	Shorts: Black / Socks: Black
Socks: Dark blue

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Dark grey /	Colours: Shirts: Blue /	Colours: Shirts: Orange /
Shorts: Dark grey / Socks: Dark grey	Shorts: Blue / Socks: Blue	Shorts: Orange / Socks: Orange

ASTON VILLA

Villa Park
Birmingham
B6 6HE

Main Switchboard: 0121 327 2299
Fax: 0121 322 2107
Ticket Office: 0800 612 0970
www.avfc.co.uk
postmaster@avfc.co.uk

Chief Executive	Head of Media
Tom Fox	Tommy Jordan
0121 326 1561
Secretary
Sharon Barnhurst	Supporter Liaison Officer
Lee Preece
Manager	0121 326 1502
Tim Sherwood
Head of Sport and Exercise Medicine
Assistant Manager	Dr Roddy MacDonald
Ray Wilkins MBE	Qualifications: MBChB, MRCCGP, DTM&H,
MSc (Sports Medicine), FFSEM
Academy Manager
Sean Kimberley	Senior Physiotherapist
Alan Smith
Chief Finance Officer	Qualifications: Chartered Physiotherapist,
Robin Russell	MRSP, SRP
0121 326 1520
Head Groundsmen
Head of Marketing	Paul Mytton (Villa Park)
Russell Jones	Qualifications: City & Guilds Greenkeeping 1,2,3
0121 326 1545	Graeme Farmer (Training Ground)
Qualifications: NVQ Amenity Horticulture 1+2
Head of Consumer Sales (Ticketing)
Nicola Keye	Programme Editor
0121 326 1528	Dan Harrison
Villa Park, Birmingham B6 6HE
Head of Facilities	0121 327 2299
Richard Carpenter
0121 326 1498

Head of Security and Safety Operations
John Handley
0121 326 1505

Shirt Sponsor	Directors
Intuit QuickBooks	Randy Lerner
Tom Fox (Chief Executive)
Kit Manufacturer	Robin Russell (Chief Finance Officer)
Macron
Official Company Name and Number
Ground Capacity at start of the Season	Aston Villa FC Limited
42,660	No. 2502822

Pitch Dimensions
Length: 105 metres Width: 68 metres

Home kit	Alternative kit 1	Alternative kit 2
N/A
Colours: Shirts: Claret body	Colours: Shirts: Yellow /
with sky sleeves / Shorts: White /	Shorts: Black / Socks: Yellow
Socks: Sky with claret hoops	with black turnover
& sky turnover

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Black with grey	Colours: Shirts: Red /	Colours: Shirts: Orange /
trim / Shorts: Black / Socks: Black	Shorts: Red / Socks: Red	Shorts: Orange / Socks: Orange

CHELSEA

Stamford Bridge
Fulham Road
London SW6 1HS

Correspondence Address: 60 Stoke Road, Stoke D’Abernon,
Cobham, Surrey, KT11 3PT

Football Administration Fax: 01932 596 180
Main Switchboard: 0871 984 1955
Fax: 020 7381 4831
Call Centre / Ticket Sales: 0871 984 1905
www.chelseafc.com
enquiries@chelseafc.com

Chairman	Head Physiotherapist
Bruce Buck	Jason Palmer
Qualifications: BPHTY, BHMS (Ed) Hons, MCSP
Member of Board of Directors in Charge of Football
Marina Granovskaia	Head Groundsman
Jason Griffin
Club Secretary	Qualifications: NVQ Levels 1 & 2
David Barnard
Safety Officer
Manager	Jill Dawson
Jose Mourinho	020 7565 1479

Assistant Manager	Managing Director
Steve Holland	Christian Purslow

Technical Director	Finance & Operations Director
Michael Emenalo	Chris Alexander
020 7915 1969
Head of Youth Development
Neil Bath	Head of Venue and Brand
Simon Hunter
Head of Communications and Public Affairs	020 7915 1988
Steve Atkins
01932 596 101	Head of Ticketing and Supporter Liaison Officer
Graham Smith
First Team Doctor	020 7958 2166
Eva Carneiro
Qualifications: BMed Sci, BMBS, MSc Sports	Head of Ticket Operations
Med, CCT Sports Med, FFSEM	Kelly Webster
020 7915 1941

Facilities Manager	Ground Capacity at start of the Season
Chris Gleeson	41,798
020 7915 1977
Pitch Dimensions
Publications Editor	Length: 103 metres Width: 67.5 metres
David Antill, Trinity Mirror Sport Media
Stamford Bridge, Fulham Road,	Directors:
London SW6 1HS	Bruce Buck
020 7958 2168	Marina Granovskaia
Eugene Tenenbaum
Shirt Sponsor	David Barnard
Yokohama Tyres
Official Company Name and Number
Kit Manufacturer	Chelsea Football Club Limited
adidas	No. 1965149

Home kit	Alternative kit 1	Alternative kit 2

To be advised

Colours: Shirts: Chelsea blue /	Colours: Shirts: White /
Shorts: Chelsea blue / Socks: White	Shorts: White / Socks: Chelsea blue

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

To be advised

Colours: Shirts: Vivid mint /	Colours: Shirts: Black /
Shorts: Vivid mint /	Shorts: Black / Socks: Black
Socks: Vivid mint

CRYSTAL PALACE

Selhurst Park Stadium
Holmesdale Road
London
SE25 6PU

Main Switchboard: 020 8768 6000
Fax: 020 8771 5311
Ticket Office: 0871 200 0071
info@cpfc.co.uk
www.cpfc.co.uk

Chairman
Steve Parish	Ticket Office Manager
Bruce Osborne
Chief Executive Officer	020 8768 6084
Phil Alexander
Stadium Manager
Club Secretary	Kevin Corner
Christine Dowdeswell	020 8768 6091

Manager	Head of Safety and Security
Alan Pardew	Adrian Roberts

Assistant Manager	Head of Customer Service/
Keith Millen	Supporter Liaison Officer
Sharon Lacey
Academy Director	020 8768 6012
Gary Issott
Head of Sports Medicine
Head of Finance	Dr Zafar Iqbal
Hari Jani	Qualifications: MBBS, BSc, DCH, DRCOG,
020 8768 6030	MRCGP, MSc (SEM), MFSEM (UK), DIP PCR

Corporate Sales Manager	Head Physiotherapist
Chris Powlson	Alex Manos
020 8768 6010	Qualifications: BSc, MPhty

Head of Marketing and Communications	Head Groundsman
Patrick Jubb	Bruce Elliot
020 8768 6000
Director of Operations
Paul James
020 8768 6085

Content Editor	Pitch Dimensions
Terry Byfield	Length: 101 metres Width: 68 metres
020 8768 6020
Directors:
Shirt Sponsor	Steve Parish
Mansion	Martin Long
Stephen Browett
Kit Manufacturer	Phil Alexander
Macron
Official Company Name and Number
Ground Capacity at start of the Season	CPFC Limited
25,073	No. 7270793

Home kit	Alternative kit 1

Colours: Shirts: Red and blue /	Colours: Shirts: White with
Shorts: Blue / Socks: Blue	red and blue stripe / Shorts: White /
Socks: White

Home Goalkeeper	Goalkeeper Alternative kit 1

Colours: Shirts: Green /	Colours: Shirts: Yellow /
Shorts: Green / Socks: Green	Shorts: Yellow / Socks: Yellow

EVERTON

Goodison Park
Goodison Road
Liverpool L4 4EL

Main Switchboard: 0151 556 1878
Fax: 0151 281 1046
Ticket Office: 0151 556 1878
Credit Card Bookings: 0151 556 1878
www.evertonfc.com
everton@evertonfc.com

Chairman	Head of Ticketing
Bill Kenwright CBE	Matt Kendall
0151 330 2498
Chief Executive
Robert Elstone	Community Chief Executive
Dr Denise Barrett-Baxendale MBE BA (Hons)
Deputy Chief Executive	MBA, EdD, FRSA
Dr Denise Barrett-Baxendale MBE BA (Hons)	0151 530 5225
MBA, EdD, FRSA
Stadium Safety Officer
Club Secretary/Head of Football Operations	David Lewis
David Harrison	0151 530 5223
0151 530 5207
Stadium Manager
Manager	Alan Bowen
Roberto Martinez	0151 530 5267

Assistant Manager	Head of Media and Communications
Graeme Jones	Brian Doogan
0151 530 5241
Academy Manager
Tim Devine	Supporter Liaison Officer
0151 448 7692	Christine Prior
0151 530 5346
Finance Director
Grant Ingles	Team Doctor
0151 530 5286	Dr Ian Irving
Qualifications: MBChB, BSc Pharm
Director of Marketing and Communications
Richard Kenyon	Head of Performance
0151 530 5233	Richard Evans
Qualifications: BSc(Hons), MCSP, CSP, FA Dip

Head Groundsman	Ground Capacity at start of the Season
Bob Lennon	39,571
Qualifications: OND, NDH, RHS
Pitch Dimensions
Fan Engagement and Publications Manager	Length: 100.48 metres Width: 68 metres
Darren Griffiths
0151 530 5312	Directors
Bill Kenwright CBE (Chairman)
Shirt Sponsor	Jon Woods (Deputy Chairman)
Chang	Robert Earl

Kit Manufacturer	Official Company Name and Number
Umbro	The Everton Football Club Company Limited
No. 36624

Home kit	Alternative kit 1	Alternative kit 2

Colours: Shirts: Royal blue /	Colours: Shirts: White /	Colours: Shirts: Dark green /
Shorts: White with royal blue	Shorts: Black / Socks: White	Shorts: Black / Socks: Dark green
waist band / Socks: White with	with silver trim	with black trim
royal blue trim

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Yellow /	Colours: Shirts: Black /	Colours: Shirts: Green /
Shorts: Yellow / Socks: Yellow	Shorts: Black / Socks: Black	Shorts: Green / Socks: Green

LEICESTER CITY King Power Stadium Filbert Way Leicester LE2 7FL

Correspondence address: LCFC Training Ground, Middlesex Road, Aylestone, Leicester LE2 8HN

Main Switchboard: 0344 815 5000

Facsimile No: 0116 291 5278

Ticket Office No: 0344 815 5000

Credit Card Bookings: 0344 815 5000 Options 1, 2 & 3

www.lcfc.com

Chairman	Operations Director and Safety Officer
Vichai Srivaddhanaprabha	Kevin Barclay
0116 229 4442
Vice Chairman
Aiyawatt Srivaddhanaprabha	Head of Marketing
Jamie Tabor
Chief Executive	0116 229 4538
Susan Whelan
Head of Ticketing
Director of Football	Vishal Dayal
Jon Rudkin	0116 229 4407

Football Operations Director	Head of Media
Andrew Neville	Anthony Herlihy
0116 229 4944
Manager
Claudio Ranieri	Supporter and Disability Liaison Officer
Jim Donnelly
Assistant Managers	0116 229 4555
Steve Walsh Craig Shakespeare
Team Doctor
Academy Manager	Ian Patchett
Gareth Jennings	Qualifications: MB Ch B Dip. Sport Med

Finance Director	Head Physiotherapist
Simon Capper	Dave Rennie
0116 229 4737	Qualifications: BSc (Hons) MCSP, HCPC

Commercial Director	Groundsman
Ian Flanagan	John Ledwidge
0116 229 4419	Qualifications: NVQ Level 3 Sports
Turf Management

Shirt Sponsor	Directors
King Power	Vichai Srivaddhanaprabha (Chairman)
Aiyawatt Srivaddhanaprabha (Vice Chairman)
Kit Manufacturer	Shilai Liu (Vice Chairman)
PUMA	Susan Whelan (Chief Executive)
Supornthip Choungrangsee (Executive Director)
Ground Capacity at start of the Season	Apichet Srivaddhanaprabha (Executive Director)
32,312
Official Company Name and Number
Pitch Dimensions	Leicester City Football Club Limited
Length: 105 metres Width: 68 metres	No. 4593477

Home kit	Alternative kit 1	Alternative kit 2

Colours: Shirts: Royal blue and gold /	Colours: Shirts: Black and grey /	Colours: Shirts: White and royal
Shorts: Royal blue and gold /	Shorts: Black and white / Socks:	blue / Shorts: White and royal blue /
Socks: Royal blue and gold /	Black and white	Socks: White and royal blue

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Black and grey /	Colours: Shirts: Lilac and black /	Colours: Shirts: Lime and black /
Shorts: Black and grey / Socks:	Shorts: Lilac and black /	Shorts: Lime and black /
Black and grey	Socks: Lilac and black	Socks: Lime and black

LIVERPOOL Anfield Road Anfield Liverpool L4 0TH

Correspondence Address: PO Box 1959, Liverpool L69 3JL

Main Switchboard: 0151 263 2361

Fax: 0151 260 8813

Ticket Office / Booking Line: 0843 170 5555

Customer Services / Memberships: 0843 170 5000

www.liverpoolfc.com

customerservices@liverpoolfc.com

Chairman	Hospitality Sales Manager
Tom Werner	Sue Johnston
0151 907 9311
Chief Executive Officer
Ian Ayre	Stadium Manager
Jason Judge
Interim Secretary	0151 264 2029
Danny Stanway
Safety Officer
Manager	Vaughan Pollard
Brendan Rodgers	0151 264 2494

Assistant Manager	Director of Communications
To be advised	Susan Black
0151 907 9307
Academy Director
Alex Inglethorpe	Head of Press
Matt McCann
Chief Financial Officer	0151 230 5760
Andy Hughes
0151 264 2305	Supporter Liaison Officer
Yonit Sharabi
Chief Commercial Officer	0843 170 5000
Billy Hogan
0203 713 4901	Head Groundsman
Dave McCulloch
Head of Ticketing and Hospitality	Qualifications: NVQ level 3 in Sports Turf
Phil Dutton	Management
0151 237 5963
Team Doctor
Ticketing Manager	To be advised
Keri Garrity
0151 907 9355

Senior Physiotherapist	Pitch Dimensions
Chris Morgan	Length: 101 metres Width: 68 metres
Qualifications: BSC (HONS), MSC, MCSP, HPC,
ACPSM	Directors
John Henry
Programme Editor	Tom Werner
David Cottrell, Trinity Mirror	David Ginsberg
Ian Ayre
Shirt Sponsor	Michael Gordon
Standard Chartered	Mike Egan
Kenny Dalglish
Kit Manufacturer
New Balance	Official Company Name and Number
The Liverpool Football Club & Athletic
Ground Capacity at start of the Season	Grounds Limited
44,742	No. 35668

Home kit	Alternative kit 1	Alternative kit 2

Colours: Shirts: Red /	Colours: Shirts: White /	Colours: Shirts: Black /
Shorts: Red / Socks: Red	Shorts: White / Socks: White	Shorts: Black / Socks: Black

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Black /	Colours: Shirts: Green /	Colours: Shirts: Yellow /
Shorts: Black / Socks: Black	Shorts: Green / Socks: Green	Shorts: Yellow / Socks: Yellow

MANCHESTER CITY The Etihad Stadium Etihad Campus Manchester M11 3FF

Correspondence Address: City Football Group, 400 Ashton New Road,

City Football Academy, Etihad Campus, Manchester M11 4TQ

Main Switchboard: 0161 444 1894

Fax: 0161 438 7999

Ticket Office: 0161 444 1894

Credit Card Bookings: 0161 444 1894

www.mcfc.co.uk

mcfc@mcfc.co.uk

Chairman	Head of Facilities Management
H.E. Khaldoon Al Mubarak	Clive Wilton
0161 444 1894
Chief Executive Officer
Ferran Soriano	Safety Officer
Steve McGrath
Head of Football Administration	0161 444 1894
Andrew Hardman
Head of Media Relations
Manager	Simon Heggie
Manuel Pellegrini	0161 444 1894

Assistant Managers	Supporter Liaison Officer
Brian Kidd and Ruben Cousillas	Lisa Eaton
0161 444 1894
Head of Elite Development
Patrick Viera	Club Doctor
Dr Max Sala
Chief Financial Officer	Qualifications: Doctor of Medicine & Surgery
Jorge Chumillas	(University of Ferrara, Italy) with a specialisation
0161 444 1894	in Sports Medicine (University of Pavia)

Head of Marketing	Senior Physiotherapist
Justice Ellis	Lee Nobes
0161 444 1894	Qualifications: BSc (Hons) MCSP, SRP, MAACP

Director of Sales and Operations
Danny Wilson
0161 438 7667

Head Groundsman	Ground Capacity at start of the Season
Lee Jackson	55,097 (estimated)
Qualifications: NVQ Level 2, 3 & 4 Sportsturf,
Foundation Degree in Sportsturf Science,	Pitch Dimensions
PA 1, 2 & 6 Chemical Application Licences	Length: 105 metres Width: 68 metres

Programme Editor	Directors
Ian Guildford, Ignition Publications	H.E. Khaldoon Al Mubarak
ignitionpublications@mac.com	Simon Pearce
01899 568 195	Martin Lee Edelman
John Macbeath
Shirt Sponsor	Mohamed Al Mazrouei
Etihad Airways	Alberto Galassi

Kit Manufacturer	Official Company Name and Number
Nike	Manchester City Football Club Limited
No. 40946

Home kit	Alternative kit 1	Alternative kit 2
To be advised
Colours: Shirts: Field blue with	Colours: Shirts: Dark obsidian with
white trim / Shorts: White with field	chlorine blue trim / Shorts: Dark
blue trim / Socks: Field blue with	obsidian with chlorine blue trim /
white trim	Socks: Dark obsidian with chlorine
blue trim

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2
To be advised
Colours: Shirts: Court purple with	Colours: Shirts: Chrome yellow
iced lavendar trim / Shorts: Court	with black trim / Shorts: Chrome
purple with iced lavendar trim /	yellow with black trim /
Socks: Court purple	Socks: Chrome yellow

MANCHESTER UNITED Sir Matt Busby Way Old Trafford Manchester M16 0RA

Main Switchboard: 0161 868 8000

Fax: 0161 868 8804

Ticket Office: 0161 868 8000 Option 1

Credit Card Bookings: 0161 868 8000 Option 1

www.manutd.co.uk

enquiries@manutd.co.uk

Co-Chairmen	Stadium Manager
Joel Glazer	Ian Collins
Avram Glazer	0161 868 8360

Executive Vice Chairman	Head of Stadium Safety and Security
Ed Woodward	Phil Rainford
0161 868 8116
Secretary
John Alexander	Director of Communications
Philip Townsend
Manager	0161 868 8216
Louis van Gaal
Supporter Liaison Officer
Assistant Manager	Philip Townsend
Ryan Giggs	0161 868 8216

Academy Manager	Club Doctor
To be advised	Dr Steve McNally
Qualifications: B.Med Sci BM BS MRCGP
Group Managing Director	DCH DRCOG DOccMed Dip.SEM.GB&I MFSEM
Richard Arnold	(RCPI & RCSI) MFSEM(UK)
0161 868 8211
Head Physiotherapist
Director of Finance	Neil Hough
Steve Deaville	Qualifications: Graduate Diploma
0161 868 8327	in Physiotherapy

Ticket Office Manager	Grounds Manager
Sam Kelleher	Anthony Sinclair
0161 868 8000	Qualifications: Intermediate Diploma
in Sportsground Staff

Programme Editor	Directors
Paul Davies	Joel Glazer (Co-Chairman)
Sir Matt Busby Way, Old Trafford,	Avram Glazer (Co-Chairman)
Manchester M16 0RA	Bryan Glazer
0161 868 8551	Kevin Glazer
Edward Glazer
Shirt Sponsor	Darcie Glazer Kassewitz
CHEVROLET	Ed Woodward
Richard Arnold
Kit Manufacturer	Jamie Reigle
adidas	Sir Bobby Charlton CBE
David Gill
Ground Capacity at start of Season	Michael Edelson
75,653	Sir Alex Ferguson CBE

Pitch Dimensions
Length: 105 metres Width: 68 metres	Official Company Name and Number
Manchester United Football Club Limited
No. 95489

Home kit	Alternative kit 1	Alternative kit 2
To be advised
Colours: Shirts: Red / Shorts: White	Colours: Shirts: White /
(Alternative shorts: Black) /	Shorts: Black ((Alternative shorts:
Socks: Black	White) / Socks: White

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2
To be advised
Colours: Shirts: Green /	Colours: Shirts: Yellow /
Shorts: Green / Socks: Green	Shorts: Black (Alternative shorts:
Yellow) / Socks: Yellow

NEWCASTLE UNITED St James’ Park Newcastle Upon Tyne NE1 4ST

Main Switchboard: 0844 372 1892

Fax: 0191 201 8600

Ticket Office: 0844 372 1892 (Option 1)

www.nufc.co.uk

admin@nufc.co.uk

Managing Director	Head of Media
Lee Charnley	Wendy Taylor
0844 372 1892 (Extn 8420)
Head Coach
Steve McClaren	Supporter Liaison Officer
Lee Marshall
Football Secretary	0844 372 1892 (Extn 8579)
Richard Hines
Senior Physiotherapist
Academy Manager	Derek Wright
Joe Joyce	Qualifications: MSCP DipRGRT PG Dip Sport
Ex Med.
Head of Finance
Claire Alexander	Head Groundsman
0844 372 1892 (Extn 8681)	Michael Curran
Qualifications: City & Guilds - Levels 1, 2, 3:
Head of Partnerships	Amenity Horticulture & Groundsmanship, IOG
Dale Aitchison	NPC, IOG NTC
0844 372 1892 (Extn 8436)
Foundation Manager
Box Office Manager	Kate Bradley
Stephen Tickle	0844 372 1892 (Extn 8477)
0844 372 1892 (Extn 8455)
Club Doctor
Facilities Manager	Dr Paul Catterson
Eddie Rutherford	Qualifications: MBBS, MRCP, FCEM, Dip SEM,
0844 372 1892 (Extn 8558)	MFSEM

Safety Officer	Programme Managing Editor
Steve Storey	Anthony Marshall
0844 372 1892 (Extn 8528)	St James’ Park, Newcastle Upon Tyne NE1 4ST
0844 372 1892 (Extn 8407)

Shirt Sponsor	Directors
Wonga	Lee Charnley
Steve McClaren
Kit Manufacturer	Graham Carr
PUMA	Bob Moncur

Ground Capacity at start of the Season	Official Company Name and Number
52,338	Newcastle United Football Company Limited
No. 31014
Pitch Dimensions
Length: 105 metres Width: 68 metres

Home kit	Alternative kit 1	Alternative kit 2

Colours: Shirts: Black and white	Colours: Shirts: White with ocean	Colours: Shirts: Peacoat blue
with royal blue detail / Shorts: Black	blue detail / Shorts: ocean blue with	with white and pink sash /
with white side trim / Socks: Black	white side trim / Socks: White with	Shorts: Peacoat Blue / Socks:
with royal blue turnover	ocean blue turnover	Peacoat Blue with pink turnover

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2
N/A
Colours: Shirts: Yellow / with	Colours: Shirts: Grey with ebony
ebony detail / Shorts: Yellow /	detail / Shorts: Grey / Socks: Grey
Socks: Yellow with ebony turnover	with ebony turnover

NORWICH CITY Carrow Road Norwich NR1 1JE

Main Switchboard: 01603 760760

Fax: 01603 613886

Ticket Office: 0870 444 1902

www.canaries.co.uk

reception@canaries.co.uk

Chairman	Operations Manager
Alan Bowkett	Stuart Clarke
01603 218786
Chief Executive
David McNally	Safety Officer
Andy Batley
Secretary	01603 218204
Andrew Blofeld
Press Officer
Manager	Joe Ferrari
Alex Neil	01603 218746

First Team Coaches	Supporter Liaison Officer
Frankie McAvoy and Gary Holt	Stephen Graham
01603 760760 (Ext 2255)
Academy Manager
Gregg Broughton	Team Doctor
To be advised
Finance Director
Steve Stone	Senior Physiotherapist
01603 218709	To be advised

Director of Commercial	Head Groundsman
Ben Kensell	Gary Kemp
01603 218718
Programme Editor
Ticket Office Manager	Peter Rogers
Danny Casey	Carrow Road, Norwich NR1 1JE
01603 218703	01603 218748

Shirt Sponsor	Directors
Aviva	Alan Bowkett
Michael Foulger
Kit Manufacturers	David McNally
Errea	Stepan Phillips
Delia Smith
Ground Capacity at start of the Season	Michael Wynn-Jones
27,010	Stephen Fry

Pitch Dimensions	Official Company Name and Number
Length: 105 metres Width: 68 metres	Norwich City Football Club Plc
No. 154044

Home kit	Alternative kit 1	Alternative kit 2

Colours: Shirts: Yellow and green /	Colours: Shirts: Green /	Colours: Shirts: Yellow, green and
Shorts: Green / Socks: Yellow	Shorts: Yellow / Socks: Green	orange / Shorts: Black / Socks: Black

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Lime green /	Colours: Shirts: Pink /	Colours: Shirts: Grey /
Shorts: Lime green / Socks: Black	Shorts: Pink / Socks: Grey	Shorts: Grey / Socks: Pink

SOUTHAMPTON St Mary’s Stadium Britannia Road Southampton SO14 5FP

Main Switchboard: 0845 688 9448

Fax: 02380 727727

Ticket Office: 0845 688 9288

Credit Card Bookings: 02381 780780

www.saintsfc.co.uk

Chairman	Club Spokesman
Ralph Krueger	Jordan Sibley
0845 688 9448
Chief Executive Officer
Gareth Rogers	Supporter Liaison Officer
Khali Parsons
Club Secretary	0845 688 9448
Ros Wheeler
02380 711931	Team Doctor
Steve Baynes
Manager	Qualifications: BM BS, MRCGP, DipSEM,
Ronald Koeman	MFSEM(UK)

Assistant Manager	Physiotherapists
Erwin Koeman	Tom Sturdy
Qualifications: BSc (Hons), MSc, MCSP, HCPC
Academy Manager	Steve Wright
Matt Hale	Qualifications: BSc (Hons), KCMT MCSP, HCPC

Marketing Director	Grounds Manager
Kate Tarry	Andy Gray
Qualifications: NVQL3 Sports Ground
Ticket Office Manager	Management, NCH - PA1, PA2A & PA6A
Michael Jolliffe
02380 727796

Safety Officer / Security Manager
Mark Hannibal MBE
0845 688 9448

Shirt Sponsor	Directors
Veho	Katharina Liebherr
Ralph Krueger
Kit Manufacturer	Gareth Rogers
adidas	Les Reed

Ground Capacity at start of the Season	Official Company Name and Number
32,505	Southampton Football Club Limited
No. 53301
Pitch Dimensions
Length: 105 metres Width: 68 metres

Home kit	Alternative kit 1	Alternative kit 2
N/A
Colours: Shirts: Red and white /	Colours: Shirts: Green and navy /
Shorts: Black / Socks: Red	Shorts: Navy / Socks: Green

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Blue /	Colours: Shirts: Yellow /	Colours: Shirts: Black /
Shorts: Blue / Socks: Blue	Shorts: Yellow / Socks: Yellow	Shorts: Black / Socks: Black

STOKE CITY Britannia Stadium Stanley Matthews Way Stoke-on-Trent ST4 4EG

Main Switchboard: 01782 367598

Fax (Football Administration): 01782 646988

Fax (General Depts): 01782 592221

Ticket Office: 01782 367599

www.stokecityfc.com

info@stokecityfc.com

Chairman	Head of Facilities
Peter Coates	Craig Jepson
01782 592110
Vice Chairman
John Coates	Head of Health, Safety and Security
Ravi Sharma
Chief Executive	01782 592274
Tony Scholes
Head of Media and Communications
Secretary	Fraser Nicholson
Eddie Harrison	01782 592172

Manager	Supporter Liaison Officer
Mark Hughes	Anthony Emmerson
01782 592135
Assistant Manager
Mark Bowen	Team Doctor
Dr Andrew Dent
Academy Director	Qualifications: MBCh.B, MRCGP, MFSEM(UK),
Dave Wright	Dip Sports Medicine

Head of Finance	Senior Physiotherapist
Martin Goodman	Dave Watson
01782 592261	Qualifications: BPHTY, MNZSP, MCSPM

Chief Commercial Officer	Head Groundsman
Paul Lakin	Andrew Jackson
01782 592219	Qualifications: Sports Turf NVQ Level 1 & 2

Ticket Office Manager
Josh Whittaker-Vyse
01782 367599

Programme Editor	Pitch Dimensions
Fraser Nicholson	Length: 105 metres Width: 68 metres
c/o Stoke City FC
01782 592172	Directors
Peter Coates
Shirt Sponsor	John Coates
bet365	Tony Scholes
Richard Smith
Kit Manufacturer
New Balance	Official Company Name and Number
Stoke City Football Club Limited
Ground Capacity at start of the Season	No. 99885
27,740

Home kit	Alternative kit 1

Colours: Shirts: Red and	Colours: Shirts: Black with green
white stripes / Shorts: White /	sash, grey panels / Shorts: Black
Socks: Red with white stripe	with green and grey trim /
Socks: Black with green trim

Home Goalkeeper	Goalkeeper Alternative kit 1

Colours: Shirts: Blue /	Colours: Shirts: Orange /
Shorts: Blue / Socks: Blue	Shorts: Orange / Socks: Orange

SUNDERLAND AFC Stadium of Light Sunderland SR5 1SU

Main Switchboard: 0871 911 1200

Fax: 0191 551 5123

Credit Card Bookings: 0871 911 1973

Clubcall: 09068 121881

www.safc.com

enquiries@safc.com

Chairman	Ticket Office Manager
Ellis Short	Phil Clarkson
0871 911 1258
Chief Executive
Margaret Byrne	Facilities Manager
Peter Weymes
Sporting Director	0871 911 1201
Lee Congerton
0191 542 8006	Safety Manager
Paul Weir
Head of Football Operations	0871 911 1211
and Club Secretary
Ryan Sachs	Media and Communications Manager
0191 542 8111	Louise Wanless
0871 911 1227
Head Coach
Dick Advocaat	Supporter Liaison Officer
Chris Waters
Assistant Head Coach	0871 911 1534
Zeljko Petrovic
Team Doctor
Academy Manager	Dr Ish Rehman
Ged McNamee	Qualifications: MBChB MRCGP MFSEM Dip Sp Med

Finance Director	Head of First Team Physiotherapy
Angela Lowes	Peter Brand
0871 911 1202	Qualifications: BSc (Hons) Physiotherapy
MCSP SRP
Commercial Director
Gary Hutchinson	Head Groundsman
Adrian Partridge
Qualifications: C&G Greenkeeping Level 1,2&3

Programme Editor	Pitch Dimensions
Rob Mason	Length: 105 metres Width: 68 metres
Stadium of Light, Sunderland SR5 1SU
0871 911 1226	Directors
Ellis Short
Shirt Sponsor	Per-Magnus Andersson
dafabet	Margaret Byrne
Angela Lowes
Kit Manufacturer	Gary Hutchinson
adidas
Official Company Name and Number
Ground Capacity at start of the Season	Sunderland AFC Limited
48,707	No. 49116

Home kit	Alternative kit 1	Alternative kit 2
N/A
Colours: Shirts: White and red	Colours: Shirts: Green /
stripes / Shorts: Black (Alternative	Shorts: Green / Socks: Green
shorts: White) / Socks: Black
(Alternative socks: Red)

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Blue /	Colours: Shirts: Dark grey /	Colours: Shirts: Red /
Shorts: Blue / Socks: Blue	Shorts: Dark grey / Socks: Dark grey	Shorts: Red / Socks: Red

SWANSEA CITY

Liberty Stadium
Landore
Swansea SA1 2FA

Main Switchboard: 01792 616600
Fax: 01792 616606
Ticket Office: 0844 815 6665
www.swanseacity.net
info@swanseacityfc.co.uk

Chairman	Stadium General Manager
Huw Jenkins	Andrew Davies
01792 616401
Football Administration Manager
Alun Cowie	Stadium Operations Manager
Matthew Daniel
Secretary	01792 616417
Jackie Rockey
Safety Officer
Manager	Mike Ash
Garry Monk	07904 856209

Assistant Manager	Media Manager
Josep Clotet	Jonathan Wilsher
01792 616611 / 07831 555464
Academy Manager
Nigel Rees	Supporter Liaison Officer
Huw Cooze
Finance Director	07792 047134
Don Keefe
01792 616474	Head Of Medical
Dr Jez McCluskey
Commercial Director
Leigh Dineen	Qualifications: MBBCh, MRCGP, DRCOG,
01792 616600	MSc (SEM)

Legal Director	Physiotherapist
Steve Penny	Kate Rees
Qualifications: MSc, MCSP
Stadium Customer Services/Ticketing
Catherine Thomas	Head Groundsman
01792 616420	Dan Kirton
Qualifications: NVQ Level 3 Horticulture

Programme Editor	Directors
Jack Wells	Huw Jenkins
01792 616619	Leigh Dineen (Vice Chairman)
Brian Katzen
Shirt Sponsor	Gwilym Joseph
Goldenway (GWFX)	Martin Morgan
Huw Cooze
Kit Manufacturer	Don Keefe
adidas	Steve Penny
John Van Zweden
Ground Capacity at start of the Season
20,909	Official Company Name and Number
Swansea City Association Football Club Ltd
Pitch Dimensions	No. 123414
Length: 105 metres Width: 68 metres

Home kit	Alternative kit 1	Alternative kit 2
N/A
Colours: Shirts: White with copper	Colours: Shirts: Navy with green
trim / Shorts: White with copper	stripes / Shorts: Green with navy
trim / Socks: White with copper trim	trim / Socks: Navy with green stripes

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Red with blue trim /	Colours: Shirts: Black and grey with	Colours: Shirts: Yellow with
Shorts: Red with blue trim /	pink trim / Shorts: Black and grey	grey trim / Shorts: Yellow with grey
Socks: Red with blue trim	with pink trim / Socks: Black and	trim / Socks: Yellow with grey trim
grey with pink trim

TOTTENHAM HOTSPUR

Lilywhite House
782 High Road
Tottenham
London N17 0BX

Main Switchboard: 0844 499 5000
Fax: 020 3544 8563
Ticket Office: 0844 499 5000
www.tottenhamhotspur.com
email@tottenhamhotspur.com

Chairman	Stadium Director
Daniel Levy	Jon Babbs
020 8365 5039
Director of Football Operations
Rebecca Caplehorn	Safety Officer
Sue Tilling
Football Secretary	020 8365 5082
Rebecca Britain
020 3544 8667	Head of Press
Simon Felstein
Head Coach	020 3544 8541
Mauricio Pochettino
Supporter Liaison Officer
Assistant Head Coach	Jonathan Waite
Jesús Pérez	020 8365 5092

Academy Manager	Head of Medical and Sports Science
John McDermott	Dr Shabaaz Mughal
Qualifications: MBBS, MRCGP, MSc (SEM),
Operations and Finance Director	FFSEM(UK), CESR
Matthew Collecott
020 8365 5322	Head Physiotherapist
Geoff Scott
Head of Marketing	Qualifications: MSc, MBA, MCSP
Emma Taylor
020 8365 5085	Grounds Manager
Darren Baldwin
Head of Ticketing and Membership	Qualifications: City & Guilds in
Ian Murphy	Groundsmanship & Sports Turf Management
020 8365 5095

Programme Editor	Pitch Dimensions
Jon Rayner	Length: 100 metres Width: 67 metres
020 3544 8538
Directors
Shirt Sponsor	Daniel Levy
AIA	Matthew Collecott
Donna-Maria Cullen
Kit Manufacturer	Rebecca Caplehorn
Under Armour
Official Company Name and Number
Ground Capacity at start of the Season	Tottenham Hotspur Football & Athletic Co Ltd
36,284	No. 57186

Home kit	Alternative kit 1	Alternative kit 2

Colours: Shirts: White /	Colours: Shirts: Blue /	Colours: Shirts: Purple /
Shorts: Navy blue / Socks: White	Shorts: Navy blue / Socks: Blue	Shorts: Purple / Socks: Purple

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Dark green /	Colours: Shirts: Yellow /	Colours: Shirts: Grey /
Shorts: Dark green /	Shorts: Yellow / Socks: Yellow	Shorts: Grey / Socks: Grey
Socks: Dark green

WATFORD

Vicarage Road Stadium
Watford
Hertfordshire
WD18 0ER

Main Switchboard: 01923 496000
Fax: 01923 496001
Ticket Office: 01923 223023
www.watfordfc.com

Chairman	Communications Director
Raffaele Riva	Richard Walker
01923 496220
Chief Executive
Scott Duxbury	Supporter Liaison Officer
Dave Messenger
Football Secretary	01923 496397
Gayle Vowels
Event Safety and Security Manager
Head Coach	Stephen Crabtree
Quique Sanchez Flores	01923 496263

Assistant Head Coaches	Team Doctors
Antonio Diaz and Alberto Giraldez	Ritan Mehta
Qualifications: MBBS, BSc, MRCGP, MSc (SEM),
Academy Manager	FFSEM
Chris McGuane	Ian Hamilton
Qualifications: MBBS, MRCGP, MSc (SEM),
Head of Finance	MFSEM
Katie Wareham
01923 496241	Physiotherapist
Richard Collinge
Commercial Director	Qualifications: MSc Sports Physiotherapy, BSc
Alan McTavish	(Hons) Physiotherapy, MCSP SRP
01923 496367
Head Groundsman
Ticket Office Manager	Arpasa
Joanne Simonds
01923 496250	Publications Manager
Steve Scott
Stadium And Operations Director	01923 496279
Glyn Evans
01923 496374

Shirt Sponsor	Directors
138.com	Raffaele Riva
Scott Duxbury
Kit Manufacturer	David Fransen (Non-executive director)
Puma	Stuart Timperley (Non-executive director)

Ground Capacity at start of the Season	Official Company Name and Number
21,500	The Watford Association Football Club Limited
No. 104194
Pitch Dimensions
Length: 105 metres Width: 68 metres

Home kit	Alternative kit 1

Colours: Shirts: Yellow and Black /	Colours: Shirts: Black /
Shorts: Black (Alternative shorts: Yellow) /	Shorts: Black (Alternative shorts: White) /
Socks: Black (Alternative socks Yellow)	Socks: Black (Alternative socks: White)

Home Goalkeeper	Goalkeeper Alternative kit 1

Colours: Shirts: Blue /	Colours: Shirts: Purple /
Shorts: Blue / Socks: Blue	Shorts: Purple / Socks: Purple

WEST BROMWICH ALBION The Hawthorns West Bromwich West Midlands B71 4LF

Main Switchboard: 0871 271 1100

Fax: 0871 271 9851

Ticket Office: 0121 227 2227

Credit Card Bookings: 0121 227 2227

Clubcall: SMS breaking news alerts — text CLUB WBA to 88442 (texts cost 25p each)

www.wba.co.uk

enquiries@wbafc.co.uk

Chairman	Box Office Manager
Jeremy Peace	Jo Barr
0871 271 9782
Chief Executive
Mark Jenkins	Stadium Manager / Safety Officer
Mark Miles
Director of Football Administration	0871 271 9849
Richard Garlick
Head of Communications
General Counsel / Secretary	Martin Swain
Simon Carrington	0871 271 9833 / 07710 821215

Head Coach	Supporter Liaison Officer
Tony Pulis	Chris Lepkowski
07778 207127
Academy Manager
Mark Harrison	Club Doctor
Mark Gillett
Financial Controller	Qualifications: BSc. Hons, FRCSEd,
Peter Band	FFAEM, MSc (Sports Med), Dip IMC, RCSEd

Sales and Marketing Director	Senior Physiotherapist
Adrian Wright	Richard Rawlins
0871 271 9871	Qualifications: BSc (Hons), MSCP, SRP

Head Groundsman
Rob Lane

Programme Editor	Pitch Dimensions
Dave Bowler	Length: 105 metres Width: 68 metres
The Hawthorns, West Bromwich, B71 4LF
07813 709393	Directors
Jeremy Peace (Chairman)
Shirt Sponsor	Mark Jenkins
TLCBET	Richard Garlick
Adrian Wright
Kit Manufacturer
adidas	Official Company Name and Number
West Bromwich Albion Football Club Limited
Ground Capacity at start of the Season	No. 3295063
26,850

Home kit	Alternative kit 1	Alternative kit 2
N/A
Colours: Shirts: Navy and	Colours: Shirts: Red and black
white stripes / Shorts: White /	pinstripes / Shorts: Black /
Socks: White	Socks: Black

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2

Colours: Shirts: Black with pink	Colours: Shirts: Blue /	Colours: Shirts: Green /
trim / Shorts: Black / Socks: Black	Shorts: Blue / Socks: Blue	Shorts: Green / Socks: Green

WEST HAM UNITED Boleyn Ground Green Street Upton Park London E13 9AZ

Main Switchboard: 020 8548 2748

Fax: 020 8548 2758

Ticket Office: 0871 529 1966

www.whufc.com

customerservices@westhamunited.co.uk

Joint Chairmen	Executive Director, Marketing and Communications
David Sullivan and David Gold	Tara Warren
020 8586 8234
Vice Chairman
Baroness Brady CBE	Head of Ticketing
Gavin Stanley
Managing Director	020 8548 2736
Angus Kinnear
Stadium Manager / Safety Officer
Chief Operating Officer	Ron Pearce
Ben Illingworth	020 8548 2744

Club Secretary	Press and Media Manager
Andrew Pincher	Paul Stringer
020 8586 8117
Manager
Slaven Bilic	Club Doctor
Richard Weiler
Assistant Manager	Qualifications: MB ChB, FFSEM (UK),
To be advised	MSc SEM, MRCGP, PGCME, FHEA

Academy Director	Supporter Liaison Officer
Terry Westley	Sascha Gustard-Brown
020 8548 2349
Chief Financial Officer
Andy Mollett	Head of Medical and Sports Science
020 8548 2768	Stijn Vandenbroucke

Commercial Director
Felicity Croft
020 8586 8209

Head Groundsman	Pitch Dimensions
Dougie Robertson	Length: 100.58 metres Width: 68 metres
Qualifications: HNC in Sports Turf Science
Directors
Programme Editor	David Sullivan
Rob Pritchard	David Gold
07595 821867	Baroness Brady CBE
Angus Kinnear
Shirt Sponsor	Andy Mollett
Betway	Daniel Svanstrom
Daniel Harris
Kit Manufacturer
Umbro	Official Company Name and Number
West Ham United Football Club Limited
Ground Capacity at start of the Season	No. 66516
35,345

Home kit	Alternative kit 1	Alternative kit 2
To be advised
Colours: Shirts: Claret with	Colours: Shirts: Sky blue with
sky blue sleeves / Shorts: White /	claret chest band / Shorts: Sky blue /
Socks: Claret	Socks: Sky blue

Home Goalkeeper	Goalkeeper Alternative kit 1	Goalkeeper Alternative kit 2
To be advised
Colours: Shirts: Green /	Colours: Shirts: Navy blue /
Shorts: Green / Socks: Green	Shorts: Navy blue / Socks: Navy blue

FIXTURES

BARCLAYS PREMIER LEAGUE FIXTURE LIST SEASON 2015/16

Please be aware that fixtures are always subject to change and these will appear in the national press and on premierleague.com.

You are welcome to contact our Public Information Line (020 7864 9147) for up to date fixtures. Kick off times for Saturdays and Bank Holidays - 3.00pm unless stated otherwise. Kick off times for evening games - 7.45pm unless stated otherwise.

Saturday 8 August 2015
Manchester United	v	Tottenham Hotspur	12:45	BT
AFC Bournemouth	v	Aston Villa
Everton	v	Watford
Leicester City	v	Sunderland
Norwich City	v	Crystal Palace
Chelsea	v	Swansea City	17:30	Sky

Sunday 9 August 2015
Arsenal	v	West Ham United	13:30	Sky
Newcastle United	v	Southampton	13:30
Stoke City	v	Liverpool	16:00	Sky

Monday 10 August 2015
West Bromwich Albion	v	Manchester City	20:00	Sky

Friday 14 August 2015
Aston Villa	v	Manchester United	19:45	Sky

Saturday 15 August 2015
Southampton	v	Everton	12:45	BT
Sunderland	v	Norwich City
Swansea City	v	Newcastle United
Tottenham Hotspur	v	Stoke City
Watford	v	West Bromwich Albion
West Ham United	v	Leicester City

Sunday 16 August 2015
Crystal Palace	v	Arsenal	13:30	Sky
Manchester City	v	Chelsea	16:00	Sky

Monday 17 August 2015
Liverpool	v	AFC Bournemouth	20:00	Sky

Saturday 22 August 2015
Manchester United	v	Newcastle United	12:45	BT
Crystal Palace	v	Aston Villa
Leicester City	v	Tottenham Hotspur
Norwich City	v	Stoke City
Sunderland	v	Swansea City
West Ham United	v	AFC Bournemouth

Sunday 23 August 2015
West Bromwich Albion	v	Chelsea	13:30	Sky
Everton	v	Manchester City	16:00	Sky
Watford	v	Southampton	16:00

Monday 24 August 2015
Arsenal	v	Liverpool	20:00	Sky

Saturday 29 August 2015
Newcastle United	v	Arsenal	12:45	BT
AFC Bournemouth	v	Leicester City
Aston Villa	v	Sunderland
Chelsea	v	Crystal Palace
Liverpool	v	West Ham United
Manchester City	v	Watford
Stoke City	v	West Bromwich Albion
Tottenham Hotspur	v	Everton	17:30	Sky

Sunday 30 August 2015
Southampton	v	Norwich City	13:30	Sky
Swansea City	v	Manchester United	16:00	Sky

Saturday 12 September 2015
Everton	v	Chelsea	12:45	BT
Arsenal	v	Stoke City
Crystal Palace	v	Manchester City
Norwich City	v	AFC Bournemouth
Watford	v	Swansea City
West Bromwich Albion	v	Southampton
Manchester United	v	Liverpool	17:30	Sky

Sunday 13 September 2015
Sunderland	v	Tottenham Hotspur	13:30	Sky
Leicester City	v	Aston Villa	16:00	Sky

Monday 14 September 2015
West Ham United	v	Newcastle United	20:00	Sky

Saturday 19 September 2015
Chelsea	v	Arsenal	12:45	BT
AFC Bournemouth	v	Sunderland
Aston Villa	v	West Bromwich Albion
Newcastle United	v	Watford
Stoke City	v	Leicester City
Swansea City	v	Everton
Manchester City	v	West Ham United	17:30	Sky

Sunday 20 September 2015
Tottenham Hotspur	v	Crystal Palace	13:30	Sky
Liverpool	v	Norwich City	16:00
Southampton	v	Manchester United	16:00	Sky

Saturday 26 September 2015
Tottenham Hotspur	v	Manchester City	12:45	BT
Leicester City	v	Arsenal
Liverpool	v	Aston Villa
Manchester United	v	Sunderland
Southampton	v	Swansea City
Stoke City	v	AFC Bournemouth
West Ham United	v	Norwich City
Newcastle United	v	Chelsea	17:30	Sky

Sunday 27 September 2015
Watford	v	Crystal Palace	16:00	Sky

Monday 28 September 2015
West Bromwich Albion	v	Everton	20:00	Sky

Saturday 3 October 2015
AFC Bournemouth	v	Watford
Arsenal	v	Manchester United
Aston Villa	v	Stoke City
Chelsea	v	Southampton
Crystal Palace	v	West Bromwich Albion
Everton	v	Liverpool
Manchester City	v	Newcastle United
Norwich City	v	Leicester City
Sunderland	v	West Ham United
Swansea City	v	Tottenham Hotspur

Saturday 17 October 2015
Chelsea	v	Aston Villa
Crystal Palace	v	West Ham United
Everton	v	Manchester United
Manchester City	v	AFC Bournemouth
Newcastle United	v	Norwich City
Southampton	v	Leicester City
Swansea City	v	Stoke City
Tottenham Hotspur	v	Liverpool
Watford	v	Arsenal
West Bromwich Albion	v	Sunderland

Saturday 24 October 2015
AFC Bournemouth	v	Tottenham Hotspur
Arsenal	v	Everton
Aston Villa	v	Swansea City
Leicester City	v	Crystal Palace
Liverpool	v	Southampton
Manchester United	v	Manchester City
Norwich City	v	West Bromwich Albion
Stoke City	v	Watford

Saturday 24 October 2015
Sunderland	v	Newcastle United
West Ham United	v	Chelsea

Saturday 31 October 2015
Chelsea	v	Liverpool
Crystal Palace	v	Manchester United
Everton	v	Sunderland
Manchester City	v	Norwich City
Newcastle United	v	Stoke City
Southampton	v	AFC Bournemouth
Swansea City	v	Arsenal
Tottenham Hotspur	v	Aston Villa
Watford	v	West Ham United
West Bromwich Albion	v	Leicester City

Saturday 7 November 2015
AFC Bournemouth	v	Newcastle United
Arsenal	v	Tottenham Hotspur
Aston Villa	v	Manchester City
Leicester City	v	Watford
Liverpool	v	Crystal Palace
Manchester United	v	West Bromwich Albion
Norwich City	v	Swansea City
Stoke City	v	Chelsea
Sunderland	v	Southampton
West Ham United	v	Everton

Saturday 21 November 2015
Chelsea	v	Norwich City
Crystal Palace	v	Sunderland
Everton	v	Aston Villa
Manchester City	v	Liverpool
Newcastle United	v	Leicester City
Southampton	v	Stoke City
Swansea City	v	AFC Bournemouth
Tottenham Hotspur	v	West Ham United
Watford	v	Manchester United
West Bromwich Albion	v	Arsenal

Saturday 28 November 2015
AFC Bournemouth	v	Everton
Aston Villa	v	Watford
Crystal Palace	v	Newcastle United
Leicester City	v	Manchester United
Liverpool	v	Swansea City
Manchester City	v	Southampton
Norwich City	v	Arsenal
Sunderland	v	Stoke City
Tottenham Hotspur	v	Chelsea
West Ham United	v	West Bromwich Albion

Saturday 5 December 2015
Arsenal	v	Sunderland
Chelsea	v	AFC Bournemouth
Everton	v	Crystal Palace
Manchester United	v	West Ham United
Newcastle United	v	Liverpool
Southampton	v	Aston Villa
Stoke City	v	Manchester City
Swansea City	v	Leicester City
Watford	v	Norwich City
West Bromwich Albion	v	Tottenham Hotspur

Saturday 12 December 2015
AFC Bournemouth	v	Manchester United
Aston Villa	v	Arsenal
Crystal Palace	v	Southampton
Leicester City	v	Chelsea
Liverpool	v	West Bromwich Albion
Manchester City	v	Swansea City
Norwich City	v	Everton
Sunderland	v	Watford
Tottenham Hotspur	v	Newcastle United
West Ham United	v	Stoke City

Saturday 19 December 2015
Arsenal	v	Manchester City
Chelsea	v	Sunderland
Everton	v	Leicester City
Manchester United	v	Norwich City
Newcastle United	v	Aston Villa
Southampton	v	Tottenham Hotspur
Stoke City	v	Crystal Palace
Swansea City	v	West Ham United
Watford	v	Liverpool
West Bromwich Albion	v	AFC Bournemouth

Saturday 26 December 2015
AFC Bournemouth	v	Crystal Palace
Aston Villa	v	West Ham United
Chelsea	v	Watford
Liverpool	v	Leicester City
Manchester City	v	Sunderland
Newcastle United	v	Everton
Southampton	v	Arsenal
Stoke City	v	Manchester United
Swansea City	v	West Bromwich Albion
Tottenham Hotspur	v	Norwich City

Monday 28 December 2015
Arsenal	v	AFC Bournemouth
Crystal Palace	v	Swansea City
Everton	v	Stoke City
Leicester City	v	Manchester City
Manchester United	v	Chelsea
Norwich City	v	Aston Villa
Sunderland	v	Liverpool
Watford	v	Tottenham Hotspur
West Bromwich Albion	v	Newcastle United
West Ham United	v	Southampton

Saturday 2 January 2016
Arsenal	v	Newcastle United
Crystal Palace	v	Chelsea
Everton	v	Tottenham Hotspur
Leicester City	v	AFC Bournemouth
Manchester United	v	Swansea City
Norwich City	v	Southampton
Sunderland	v	Aston Villa
Watford	v	Manchester City
West Bromwich Albion	v	Stoke City
West Ham United	v	Liverpool

Tuesday 12 January 2016
AFC Bournemouth	v	West Ham United
Aston Villa	v	Crystal Palace
Swansea City	v	Sunderland
Liverpool	v	Arsenal	20:00

Wednesday 13 January 2016
Chelsea	v	West Bromwich Albion
Manchester City	v	Everton
Newcastle United	v	Manchester United
Southampton	v	Watford
Stoke City	v	Norwich City
Tottenham Hotspur	v	Leicester City	20:00

Saturday 16 January 2016
AFC Bournemouth	v	Norwich City
Aston Villa	v	Leicester City
Chelsea	v	Everton
Liverpool	v	Manchester United
Manchester City	v	Crystal Palace
Newcastle United	v	West Ham United
Southampton	v	West Bromwich Albion
Stoke City	v	Arsenal
Swansea City	v	Watford
Tottenham Hotspur	v	Sunderland

Saturday 23 January 2016
Arsenal	v	Chelsea
Crystal Palace	v	Tottenham Hotspur
Everton	v	Swansea City
Leicester City	v	Stoke City
Manchester United	v	Southampton
Norwich City	v	Liverpool
Sunderland	v	AFC Bournemouth
Watford	v	Newcastle United
West Bromwich Albion	v	Aston Villa
West Ham United	v	Manchester City

Tuesday 2 February 2016
Arsenal	v	Southampton
Leicester City	v	Liverpool
Norwich City	v	Tottenham Hotspur
Sunderland	v	Manchester City
Watford	v	Chelsea
West Ham United	v	Aston Villa
Crystal Palace	v	AFC Bournemouth	20:00
Manchester United	v	Stoke City	20:00
West Bromwich Albion	v	Swansea City	20:00

Wednesday 3 February 2016
Everton	v	Newcastle United

Saturday 6 February 2016
AFC Bournemouth	v	Arsenal
Aston Villa	v	Norwich City
Chelsea	v	Manchester United
Liverpool	v	Sunderland
Manchester City	v	Leicester City
Newcastle United	v	West Bromwich Albion
Southampton	v	West Ham United
Stoke City	v	Everton
Swansea City	v	Crystal Palace
Tottenham Hotspur	v	Watford

Saturday 13 February 2016
AFC Bournemouth	v	Stoke City
Arsenal	v	Leicester City
Aston Villa	v	Liverpool
Chelsea	v	Newcastle United
Crystal Palace	v	Watford
Everton	v	West Bromwich Albion
Manchester City	v	Tottenham Hotspur
Norwich City	v	West Ham United
Sunderland	v	Manchester United
Swansea City	v	Southampton

Saturday 27 February 2016
Leicester City	v	Norwich City
Liverpool	v	Everton
Manchester United	v	Arsenal
Newcastle United	v	Manchester City
Southampton	v	Chelsea
Stoke City	v	Aston Villa
Tottenham Hotspur	v	Swansea City
Watford	v	AFC Bournemouth
West Bromwich Albion	v	Crystal Palace
West Ham United	v	Sunderland

Tuesday 1 March 2016
AFC Bournemouth	v	Southampton
Arsenal	v	Swansea City
Aston Villa	v	Everton
Leicester City	v	West Bromwich Albion
Norwich City	v	Chelsea
Sunderland	v	Crystal Palace
West Ham United	v	Tottenham Hotspur
Liverpool	v	Manchester City	20:00
Manchester United	v	Watford	20:00

Wednesday 2 March 2016
Stoke City	v	Newcastle United

Saturday 5 March 2016
Chelsea	v	Stoke City
Crystal Palace	v	Liverpool
Everton	v	West Ham United
Manchester City	v	Aston Villa
Newcastle United	v	AFC Bournemouth
Southampton	v	Sunderland
Swansea City	v	Norwich City
Tottenham Hotspur	v	Arsenal
Watford	v	Leicester City
West Bromwich Albion	v	Manchester United

Saturday 12 March 2016
AFC Bournemouth	v	Swansea City
Arsenal	v	West Bromwich Albion
Aston Villa	v	Tottenham Hotspur
Leicester City	v	Newcastle United
Liverpool	v	Chelsea
Manchester United	v	Crystal Palace
Norwich City	v	Manchester City
Stoke City	v	Southampton
Sunderland	v	Everton
West Ham United	v	Watford

Saturday 19 March 2016
Chelsea	v	West Ham United
Crystal Palace	v	Leicester City
Everton	v	Arsenal
Manchester City	v	Manchester United
Newcastle United	v	Sunderland
Southampton	v	Liverpool
Swansea City	v	Aston Villa
Tottenham Hotspur	v	AFC Bournemouth
Watford	v	Stoke City
West Bromwich Albion	v	Norwich City

Saturday 2 April 2016
AFC Bournemouth	v	Manchester City
Arsenal	v	Watford
Aston Villa	v	Chelsea
Leicester City	v	Southampton
Liverpool	v	Tottenham Hotspur
Manchester United	v	Everton
Norwich City	v	Newcastle United
Stoke City	v	Swansea City
Sunderland	v	West Bromwich Albion
West Ham United	v	Crystal Palace

Saturday 9 April 2016
Aston Villa	v	AFC Bournemouth
Crystal Palace	v	Norwich City
Liverpool	v	Stoke City
Manchester City	v	West Bromwich Albion
Southampton	v	Newcastle United
Sunderland	v	Leicester City
Swansea City	v	Chelsea
Tottenham Hotspur	v	Manchester United
Watford	v	Everton
West Ham United	v	Arsenal

Saturday 16 April 2016
AFC Bournemouth	v	Liverpool
Arsenal	v	Crystal Palace
Chelsea	v	Manchester City
Everton	v	Southampton
Leicester City	v	West Ham United
Manchester United	v	Aston Villa
Newcastle United	v	Swansea City
Norwich City	v	Sunderland
Stoke City	v	Tottenham Hotspur
West Bromwich Albion	v	Watford

Saturday 23 April 2016
AFC Bournemouth	v	Chelsea
Aston Villa	v	Southampton
Crystal Palace	v	Everton
Leicester City	v	Swansea City
Liverpool	v	Newcastle United
Manchester City	v	Stoke City
Norwich City	v	Watford
Sunderland	v	Arsenal
Tottenham Hotspur	v	West Bromwich Albion
West Ham United	v	Manchester United

Saturday 30 April 2016
Arsenal	v	Norwich City
Chelsea	v	Tottenham Hotspur
Everton	v	AFC Bournemouth
Manchester United	v	Leicester City
Newcastle United	v	Crystal Palace
Southampton	v	Manchester City
Stoke City	v	Sunderland
Swansea City	v	Liverpool
Watford	v	Aston Villa
West Bromwich Albion	v	West Ham United

Saturday 7 May 2016
AFC Bournemouth	v	West Bromwich Albion
Aston Villa	v	Newcastle United
Crystal Palace	v	Stoke City
Leicester City	v	Everton
Liverpool	v	Watford
Manchester City	v	Arsenal
Norwich City	v	Manchester United
Sunderland	v	Chelsea
Tottenham Hotspur	v	Southampton
West Ham United	v	Swansea City

Sunday 15 May 2016
Arsenal	v	Aston Villa
Chelsea	v	Leicester City
Everton	v	Norwich City
Manchester United	v	AFC Bournemouth
Newcastle United	v	Tottenham Hotspur
Southampton	v	Crystal Palace
Stoke City	v	West Ham United
Swansea City	v	Manchester City
Watford	v	Sunderland
West Bromwich Albion	v	Liverpool

ENGLAND’S FULL INTERNATIONAL FIXTURE LIST 2015/16

San Marino	v	England	—	Saturday 5 September 2015	EC
England	v	Switzerland	—	Tuesday 8 September 2015	EC
England	v	Estonia	—	Friday 9 October 2015	EC
Lithuania	v	England	—	Monday 12 October 2015	EC

EC	=	European Championship Qualifier

THE FOOTBALL ASSOCIATION CHALLENGE CUP

Dates for Matches in Competition Proper - Season 2015/16

Round One	—	Saturday 7 November 2015
Round Two	—	Saturday 5 December 2015
Round Three	—	Saturday 9 January 2016
Round Four	—	Saturday 30 January 2016
Round Five	—	Saturday 20 February 2016
Round Six	—	Saturday 12 March 2016
Semi-final	—	Saturday 23 and Sunday 24 April 2016
Final	—	Saturday 21 May 2016

THE FOOTBALL LEAGUE CUP

Season 2015/16

Round One	—	Wednesday 12 August 2015
Round Two	—	Wednesday 26 August 2015
Round Three	—	Wednesday 23 September 2015
Round Four	—	Wednesday 28 October 2015
Round Five	—	Wednesday 2 December 2015
Semi-final (1st Leg)	—	Wednesday 6 January 2016
Semi-final (2nd Leg)	—	Wednesday 27 January 2016
Final	—	Sunday 28 February 2016

EUROPEAN CLUB COMPETITION DATES 2015/16

English Representatives

UEFA Champions League — Chelsea, Manchester City, Arsenal and Manchester United Europa League — Tottenham Hotspur, Liverpool, Southampton and West Ham United

Europa League 1st Qual. Stage (1st Leg)	—	Thursday 2 July 2015
Europa League 1st Qual. Stage (2nd Leg)	—	Thursday 9 July 2015
Europa League 2nd Qual. Stage (1st Leg)	—	Thursday 16 July 2015
Europa League 2nd Qual. Stage (2nd Leg)	—	Thursday 23 July 2015
Europa League 3rd Qual. Stage (1st Leg)	—	Thursday 30 July 2015
Europa League 3rd Qual. Stage (2nd Leg)	—	Thursday 6 August 2015
UEFA Champions League Play-Off (1st Leg)	—	Wednesday 19 August 2015
Europa League Play-Off (1st Leg)	—	Thursday 20 August 2015
UEFA Champions League Play-Off (2nd Leg)	—	Wednesday 26 August 2015
Europa League Play-Off (2nd Leg)	—	Thursday 27 August 2015
UEFA Champions League - Match 1	—	Wednesday 16 September 2015
Europa League - Match 1	—	Thursday 17 September 2015
UEFA Champions League - Match 2	—	Wednesday 30 September 2015
Europa League - Match 2	—	Thursday 1 October 2015
UEFA Champions League - Match 3	—	Wednesday 21 October 2015
Europa League - Match 3	—	Thursday 22 October 2015
UEFA Champions League - Match 4	—	Wednesday 4 November 2015
Europa League - Match 4	—	Thursday 5 November 2015
UEFA Champions League - Match 5	—	Wednesday 25 November 2015
Europa League - Match 5	—	Thursday 26 November 2015
UEFA Champions League - Match 6	—	Wednesday 9 December 2015
Europa League - Match 6	—	Thursday 10 December 2015
UEFA Champions League Last 16 (1st Leg)	—	Wednesday 17 / 24 February 2016
Europa League - Last 32 (1st Leg)	—	Thursday 18 February 2016
Europa League - Last 32 (2nd Leg)	—	Thursday 25 February 2016
UEFA Champions League Last 16 (2nd Leg)	—	Wednesday 9 / 16 March 2016
Europa League - Last 16 (1st Leg)	—	Thursday 10 March 2016
Europa League - Last 16 (2nd Leg)	—	Thursday 17 March 2016
UEFA Champions League Quarter-final (1st Leg)	—	Wednesday 6 April 2016
Europa League - Quarter-final (1st Leg)	—	Thursday 7 April 2016
UEFA Champions League Quarter-final (2nd Leg)	—	Wednesday 13 April 2016
Europa League - Quarter-final (2nd Leg)	—	Thursday 14 April 2016
UEFA Champions League Semi-final (1st Leg)	—	Wednesday 27 April 2016
Europa League - Semi-final (1st Leg)	—	Thursday 28 April 2016
UEFA Champions League Semi-final (2nd Leg)	—	Wednesday 4 May 2016
Europa League - Semi-final (2nd Leg)	—	Thursday 5 May 2016
Europa League - Final	—	Wednesday 18 May 2016
UEFA Champions League Final	—	Saturday 28 May 2016

RULES

RULES OF THE PREMIER LEAGUE

CONTENTS

PREMIER LEAGUE RULES
DEFINITIONS AND INTERPRETATION		76
Section A:	Definitions and Interpretation	76
	Definitions	76
	Interpretation	91
THE LEAGUE: GOVERNANCE, OPERATIONS AND FINANCE		92
Section B:	The League — Governance	92
	Name and Membership	92
	Board Powers	93
	Procedure at General Meetings	93
	Relationship between Clubs and the League	93
	Football Association Representation	94
Section C:	The League Competition	96
	The League Competition	96
	Determination and Accreditation of Goals	96
	The League Championship	97
	Relegation	97
	Play-offs	97
Section D:	The League — Finance	98
	Obligations of the League	98
	Obligations of Clubs	98
	Accounting Practice	99
	Operating and Other Expenses	99
	Transmission of League Matches	99
	Distribution of UK Broadcasting Money	99
	Distribution of Overseas Broadcasting Money	101
	Distribution of Title Sponsorship Money	101
	Distribution of Commercial Contract Money	101
	Distribution of Radio Contract Money	102
	Relegated Clubs	102
	Value Added Tax	102
	Distribution Account	102
	Assignments of Central Funds	103
CLUBS: FINANCE AND GOVERNANCE		104
Section E:	Clubs — Finance	104
	Power to Inspect	104
	Club Bank Accounts	104
	Submission of Club Accounts	104

CONTENTS

	Short Term Cost Control	107
	HMRC	108
	Power to Deduct	108
	Events of Insolvency	109
	Sporting Sanction	112
	General	113
	Profitability and Sustainability	113
Section F:	Owners’ and Directors’ Test	116
	Disqualifying Events	116
	Submission of Declaration	117
	Change of Director’s Circumstances	118
	Disqualification of a Director	118
	Disciplinary Provisions	118
	Suspension of the Club	119
	Appeal against Disqualification of a Director	119
	Persons Prohibited by Law from entering the United Kingdom etc	121
Section G:	Disclosure of Ownership	122
	Disclosure of Ownership	122
Section H:	Directors’ Reports	124
	Material Transactions	124
	Record of Material Transactions	124
	Transfer Policy	124
Section I:	Associations and Influence	126
	Associations between Clubs	126
	Club Officials	126
	Dual Interests	126
	Club Contracts	126
Section J:	Miscellaneous	128
	Employment of Officials	128
	Betting	128
	UEFA Club Licence Applicants	129
	Football Foundation	129
CLUBS: OPERATIONS		130
Section K:	Stadium Criteria and Broadcasters’ Requirements	130
	Safety Certificate	130
	Ownership of Ground and Training Facilities	130
	Ground Sharing	130

CONTENTS

Ground Registration	130
All Seater Grounds	130
Ground Regulations	131
Covered Stadia	131
Dressing Rooms	131
Drug-testing Room	131
Security	131
The Pitch	132
Pitch Protection	132
Artificial Surfaces	133
Goal Line Technology	133
Trainer’s Bench Facilities	133
Technical Areas	134
Sanitary Facilities	134
Facilities for the Disabled	134
CCTV	134
Giant Screens	134
Media Facilities — General	135
Television Gantry	138
UK TV Commentary Positions	138
Overseas TV Commentary Positions	139
Radio Commentary Positions	139
TV Broadcasters’ Pitchside Presentation Positions	140
Tunnel Interview Positions	140
Camera Positions: Match Coverage	140
Camera Positions: Team and Supporter Arrivals	140
Television Studios	141
Overseas Broadcasters: Observer Seats	141
Reporter Positions	141
Mixed Zone	141
Access to Tunnel Interview Positions	142
Hardwiring	143
Power Supply	143
Car Park Spaces	143
Outside Broadcast Compound	144
Official Club Team Sheets	144
Media Working Area	144

CONTENTS

	Media Conference Room	145
	Press Seats	145
	Facilities for Photographers	145
	Broadcaster Preview Access	146
	Pre-Match Media Conference	147
	Interviews - General	147
	Matchday Pre-Match Interviews	147
	Post-Match Interviews, Mixed Zone and Post-Match Media Conference	148
	Promotional Photographs and Footage	149
	League Pre-Season Media Event	150
	Floodlights	151
Section L:	Fixtures	154
	Arranging Fixtures	154
	Arranging other Matches	154
	Other Competitions	155
	Postponement of League Matches	155
	Failure to play a League Match	156
	Replaying a League Match	156
	Match Delegate	156
	Full Strength Teams	156
	Minimum Age	156
	Team Sheet	156
	Substitute Players	157
	Kick-Off	157
	Processional Entry	157
	Use of Official Ball	157
	Occupation of the Technical Area	157
	Duration of League Matches	158
	Notification of League Match results	158
	Gate Statements	158
	Penalties	158
	Compensation for Postponed Matches	158
Section M:	Players’ Identification and Strip	160
	Player Identification	160
	Home and Alternative Strip	160
	Strip Advertising	162

CONTENTS

Section N:	Match Officials	164
	Appointment of Match Officials	164
	Rules binding on Match Officials	164
	Payments to Match Officials	164
	Pre-Match Procedures	164
	Compliance with Instructions	165
	Post-Match Procedures	165
Section O:	Medical	166
	Doctors - General	166
	Team Doctor	166
	Medical Coordinator	166
	Crowd Doctor	167
	Physiotherapists	167
	Emergency Care Protocol	168
	Attendance of Medical Personnel and Provision of Medical Facilities	168
	Head Injuries	169
	Medical Records	170
	Medical Insurance	170
Section P:	Managers	172
	Codes of Conduct	172
	Coaching Qualifications	172
	Contracts of Employment and Submission to the Secretary	172
	Contents of Contracts of Employment	172
	Meetings Re Refereeing Matters	172
	Broadcasters and Media	173
	Disputes	173
	Assistant Manager/Head Coach	173
Section Q:	Scouts	174
	Definition	174
	Registration of Scouts	174
	Identification of Scouts	174
	Code of Conduct	174
Section R:	Customer Relations	176
	Supporter Liaison	176
	Requirement for Customer Charter	176
	Reporting	176
	Ticketing	176

CONTENTS

	Merchandise	178
	Relations with Stakeholders	179
Section S:	The Safeguarding of Vulnerable Groups and Safer Recruitment	180
	Definitions	180
	Clubs’ Policies and Procedures for the Safeguarding of Children and Adults	181
	Children’s Safeguarding Manager	181
	Adults at Risk Safeguarding Manager	182
	Staff	183
	Parental Consent	184
	Notification of Referrals to External Statutory Agencies	184
	Monitoring	184
	Disclosure and Barring Service	185
PLAYERS — CONTRACTS, REGISTRATIONS AND TRANSFERS		188
Section T:	Players — Contracts	188
	Approaches to Players	188
	Approaches by Players	188
	Public Statements	188
	Inducements	188
	Form of Contract	189
	Length of Contract	189
	Players’ Remuneration	189
	Signing-on Fees	189
	Lump Sum Payments	190
	Image Contracts	190
	Signing the Contract	190
	Reporting Fines etc.	190
	Submission to Secretary	190
	Mutual Termination	190
	Appeal against Termination	191
	Appeal against Disciplinary Decision	191
	Disputes between Clubs and Players	191
	Orders for Costs	191
	Appeal	192
	Effect of Termination	192
	Testimonial Matches	192
Section U:	Players — Registrations	194
	Requirement for Registration	194

CONTENTS

	Types of Registration	194
	International Transfer Certificate	195
	Eligibility to work in the United Kingdom	195
	Registration Procedure	195
	Multiplicity of Registrations	196
	Monthly Registrations	196
	Termination of Registrations	196
	New Registrations Requiring Consent	197
	List of Players	197
	Clubs Ceasing to be Members	198
	Prohibition of Third Party Investment	198
Section V:	Players — Transfers of Registrations	200
	Transfer Windows	200
	Temporary Transfers	200
	Contract Players	201
	Retired Players	202
	Out of Contract Players	202
	The Player’s Options	202
	The Club’s Options	203
	The Compensation Fee	203
	Method of Payment	204
	Transfer Levy	205
DISCIPLINARY AND THE RESOLUTION OF DISPUTES		206
Section W:	Disciplinary	206
	Power of Inquiry	206
	Board’s Disciplinary Powers	206
	Fixed Penalty Procedure	206
	Summary Jurisdiction	206
	Provision of Information	207
	The Panel	207
	Appointing a Commission	208
	Commission Procedures	209
	Commission’s Powers	212
	Appeals	213
	Appeal Board’s Powers	214
	Admissibility of Evidence	215

CONTENTS

	Legal Representation	215
	Publication and Privilege	215
Section X:	Arbitration	216
	Definitions	216
	Agreement to Arbitrate	216
	Standing	217
	Commencement of the Arbitration	217
	Appointing the Arbitrators	217
	Appointing a Single Arbitrator	218
	Replacing an Arbitrator	218
	Communications	218
	Directions	218
	The Tribunal’s General Powers	218
	Duty of the Parties	219
	Default of the Parties	219
	The Hearing	219
	Remedies	220
	Majority Decision	220
	Provisional Awards	220
	The Award	220
	Costs	220
	Challenging the Award	221
	Representation	221
	Waiver	221
Section Y:	Managers’ Arbitration Tribunal	222
	Managers’ Arbitration Tribunal	222
Section Z:	Premier League Appeals Committee	224
	Jurisdiction	224
	Composition of the Committee	224
	Committee Procedures	224
	Fees and Expenses	226
	Committee’s Powers	226

PREMIER LEAGUE FORMS
Form 1:	List of Authorised Signatories (Rule A.1.17)	230
Form 2:	Notification of Club Bank Account (Rule E.2)	231
Form 3:	Return of player services costs and image contract payments (Rule E.20)	232

CONTENTS

Form 4:	Appeal under Rule E.40	236
Form 4A:	Calculation of Aggregated Adjusted Earnings Before Tax (Rule E.53.3)	237
Form 5:	Owners’ and Directors’ Declaration (Rules A.1.55, F.2 and F.3)	238
Form 6:	Dual Interest Notice (Rules G.1 and G.4)	240
Form 7:	Directors’ Report (Rule H.6, H.7, H.8, H.9)	241
Form 8:	Registration of Pitch Dimensions (Rule K.18)	242
Form 8A:	Annual Floodlighting Report (Rule K.124)	243
Form 9:	Team Sheet (Rule L.21)	251
Form 10:	Notification of League Match Result (Rule L.37)	252
Form 11:	Gate Statement (Rule L.38)	253
Form 12:	Notification of Shirt Numbers Allocated (Rule M.6)	254
Form 13:	Registration of Strips (Rule M.17)	255
Form 14:	Notification by Visiting Club to Home Club of Strip (Rule M.24)	256
Form 15:	Appointment of Match Officials (Rule N.3)	257
Form 16:	Scout Registration Form (Rule Q.3)	258
Form 17:	Cancellation of Scout Registration (Rule Q.6)	259
Form 18:	Children’s Officer Notification (Rule S.8)	260
Form 19:	Staff Register (Children) (Rule S.10.7)	261
Form 20:	Adults at Risk Safeguarding Manager (Rule S.13)	262
Form 21:	Staff Register — Adults at Risk (Rule S.14.6)	263
Form 22:	Parents’ Consent Form (Rule S.19.1)	264
Form 23:	Notification of Referral (Rule S.21)	265
Form 24:	Lead Disclosure Officer Notification (Rule S.26.1)	266
Form 25:	The Football League Contract	267
Form 26:	Premier League Contract	273
Form 27:	Player Ethnicity Monitoring Questionnaire (Rule T.23)	295
Form 28:	Amateur Registration Form (Rule U.15)	296
Form 29:	Transfer Agreement (Rule V.11.1)	297
Form 30:	Offer of New Contract (Rule V.17.2)	298
Form 31:	Application for Free Transfer (Rule V.20)	299
Form 32:	Contingent Sum Notification (Rule V.36.2)	300
Form 33:	Fixed Penalty Notice (Rule W.4)	301
Form 34:	Summary Jurisdiction Notice (Rule W.9)	302
Form 35:	Complaint (Rule W.25)	303
Form 36:	Answer (Rule W.29)	304
Form 37:	Appeal Against Fixed Penalty (Rule W.65)	305

CONTENTS

Form 38:	Appeal Against Commission Decision (Rule W.66)	306
Form 39:	Request for Arbitration (Rules X.8 or Y.3)	307
Form 40:	Appointment of Arbitrator (Rules X.10 or Y.6)	308
Form 41:	Appointment of Single Arbitrator (Rule X.15.1)	309
Form 42:	Notice of Preliminary Meeting (Rules X.20 or Y.13)	310

YOUTH DEVELOPMENT RULES
GENERAL		314
	Definitions	314
	General	325
	Applications to Operate Academies	325
STRATEGY, LEADERSHIP AND MANAGEMENT OF THE ACADEMY		330
	Strategic Documents	330
	Academy Performance Plan	330
	Performance Management Application	330
	Technical Board	331
	Academies: Evaluation and Audit	332
	Productivity Profile	332
PERFORMANCE MANAGEMENT, PLAYER DEVELOPMENT AND PROGRESSION		334
	Performance Clock	334
	Individual Learning Plans and Multi-disciplinary Reviews	334
STAFF		336
	General	336
	Academy Management Team	337
	Academy Manager	337
	Academy Secretary	339
	Head of Academy Coaching	339
	Coaches	340
	Goalkeeping Coaches	341
	Senior Professional Development Coach	341
	Coaches: Qualifications and Professional Development	342
	Head of Academy Sports Science and Medicine	343
	Lead Sports Scientist	344
	Lead Strength and Conditioning Coach	345
	Senior Academy Physiotherapist	345
	Physiotherapists and Sports Therapists	346

CONTENTS

Academy Doctor	347
Performance Analysts	347
Head of Education	347
Head of Recruitment	348
Interns	349
COACHING	350
Coaching Curriculum	350
Coaching Hours	350
Development Centres	352
GAMES PROGRAMME	354
General	354
Performance Analysis	354
Foundation Phase Games Programme	355
Youth Development Phase Games Programme	357
Professional Development Phase Games Programme	359
Professional Development League	361
Games Programme: Postponement etc. of Matches	363
EDUCATION AND WELFARE	364
General	364
Induction Events	365
Reports on Educational Progression	365
Delivery of the Education Programme	366
Welfare, Social Development and Lifestyle Management	370
Player Exit/Release Strategy	371
SPORTS SCIENCE AND MEDICINE	372
Sports Science and Medicine Programme	372
TALENT IDENTIFICATION AND RECRUITMENT	374
Scouts: Qualifications	374
Scouts: Attendance at Matches	374
Scouts: Disciplinary Action	375
Registrations and Provision of Information by the League	375
Time/Distance Rules	376
Trials	376
Pre-Registration Agreements	378
Registrations	378
End of Season Procedure	381
Termination of Registration	381

CONTENTS

	Scholarships	382
	Approaches by and to Clubs and Inducements	385
FACILITIES		386
	Facilities	386
FINANCE		392
	Finance	392
COMPENSATION		394
	Compensation	394

YOUTH DEVELOPMENT FORMS
PLYD Form 1:	Scholarship Agreement	402
	Schedule One Scholarship Allowance	408
	Schedule Two Disciplinary Procedure and Penalties	409
PLYD Form 2:	Notification of Trialists’ Particulars (Youth Development Rule 243.2)	411
PLYD Form 3:	Notice of Ending of Trial Period (Youth Development Rule 252)	413
PLYD Form 4:	Pre-registration Agreement (Youth Development Rule 255)	414
PLYD Form 5:	Academy Player Registration Application (Youth Development Rule 263)	415
PLYD Form 5A:	Full Time Training Model (Youth Development Rule 203)	417
PLYD Form 5B:	Hybrid Training Model (Youth Development Rule 203)	419
PLYD Form 6:	Academy Ethnicity Monitoring Questionnaire (Youth Development Rule 264)	421
PLYD Form 7:	List of Academy Players (Youth Development Rule 272)	422
PLYD Form 8:	Retention/Termination Notification for Academy Players Entering into Age Groups Under 10, Under 11, Under 12 and Under 14 (Youth Development Rules 273.1)	423
PLYD Form 9:	Retention/Termination Notification for Academy Players Entering into Age Groups Under 13 and Under 15 (Youth Development Rule 273.2)	424
PLYD Form 10:	Academy Player’s Registration: Mutual Cancellation Notification (Youth Development Rule 277.2)	425
PLYD Form 11:	Scholarship Offer (Youth Development Rule 287)	426
PLYD Form 12:	Response to Scholarship Offer (Youth Development Rule 288)	427

APPENDICES TO THE RULES
Appendix 1:	Schedule of Offences (Rule F.1.4.3)	430
Appendix 2:	Inclusion and Anti-Discrimination Policy (Rule J.4)	431
Appendix 3:	Camera Positions (Rule K.62)	432
Appendix 4:	Medical Examinations to be carried out on Contract Players and Students Registered on Scholarship Agreements (Rule O.24)	438

PREMIER LEAGUE

RULES

Note: binding Premier League Rules are shaded in light blue. Guidance notes are also included for the assistance of Clubs. Such guidance does not, however, form part of the Rules.

DEFINITIONS AND INTERPRETATION

SECTION A: DEFINITIONS AND INTERPRETATION

Definitions

A.1	In these Rules:

A.1.1.	“Accounting Reference Period” means the period in respect of which Annual Accounts are prepared.

A.1.2.	“Activity” has the meaning set out in Rule S.1.1;

A.1.3.	“the Act” means the Companies Act 2006 (save for in Section X of these Rules where it shall have the meaning set out in Rule X.1.1);

A.1.4.	“the 1986 Act” has the meaning set out in Rule E.29.1;

A.1.5.	“Adjusted Earnings Before Tax” means Earnings Before Tax adjusted to exclude costs (or estimated costs as the case may be) in respect of the following:

(a) depreciation and/or impairment of tangible fixed assets, amortisation or impairment of goodwill and other intangible assets (but excluding amortisation of the costs of players’ registrations);

(b) Youth Development Expenditure; and

(c) Community Development Expenditure.

Each of Youth Development Expenditure and Community Development Expenditure shall only be excluded from the calculation of Adjusted Earnings Before Tax if separately disclosed:

(a) by way of notes to the Annual Accounts; or

(b) by way of supplementary information which reconciles to the Annual Accounts and which has been subject to independent audit.

A.1.6.	“Adult at Risk” has the meaning set out in Rule S.1.2;

A.1.7.	“Adults at Risk Safeguarding Officer” has the meaning set out in Rule S.14.10

A.1.8.	“Adults at Risk Safeguarding Manager” has the meaning set out in Rule S.1.3;

A.1.9.	“Agent “ means any Person who qualifies as an Intermediary for the purposes of the FA Regulations on Working with Intermediaries as they may be amended from time to time;

A.1.10.

“Amateur Player” means any player (other than an Academy Player) who is registered to play or intends to be registered to play for a Club and who is registered with the Football Association as an amateur in accordance with the FIFA Regulations for the Status and Transfer of Players;

A.1.11.	“Annual Accounts” means:

(a) the accounts which each Club’s directors are required to prepare pursuant to section 394 of the Act; or

(b)         if the Club considers it appropriate or the Secretary so requests, the group accounts of the Group of which the Club is a member and which it is required to prepare pursuant to section 399 of the Act, or which it is required to deliver to the Registrar of Companies pursuant to section 400(2)(e) or section 401(2)(f) of the Act;

provided that in either case the accounts are prepared to an accounting reference date (as defined in section 391 of the Act) which falls between 31 May and 31 July inclusive. If the accounting reference date falls at any other time, separate accounts for the Club or the Group as appropriate must be prepared for a period of twelve months ending on a date between 31 May and 31 July inclusive, and in such a case “Annual Accounts” means those accounts.

Annual Accounts must be prepared and audited in accordance with all legal and regulatory requirements applicable to accounts prepared pursuant to Section 394 of the Act.

A.1.12.	“Appeal Board” means the body having appellate jurisdiction under these Rules appointed by the Board under the provisions of Rule W.62;

A.1.13.	“the Articles” means the Articles of Association of the League and reference to a number following the word ‘Article’ is a reference to an article so numbered in the Articles;

A.1.14.	“Artificial Surface” means any playing surface which is not or not intended to be predominantly natural grass;

A.1.15.	“Associate” means in relation to an individual any other individual who is:

(a) the spouse or civil partner of that individual; or

(b) a relative of the individual or of his spouse or civil partner; or

(c) the spouse or civil partner of a relative of the individual or of their spouse or civil partner;

A.1.16.

“Associated Undertaking” means an undertaking in which an undertaking has a participating interest and over whose operating and financial policy it exercises a significant influence, and which is not a Parent Undertaking or Subsidiary Undertaking;

A.1.17.

“Authorised Signatory” means an Official of a Club duly authorised by a resolution of its board of directors to sign Forms either as required by these Rules or in connection with a Club’s application for a UEFA Club Licence, whose particulars shall have first been submitted to the Secretary in Form 1;

A.1.18.	“Bankruptcy Order” means an order adjudging an individual bankrupt;

A.1.19.	“Bankruptcy Restriction Order” and “Interim Bankruptcy Restriction Order” mean orders made under the provisions of Schedule 4A of the Insolvency Act 1986;

A.1.20.	“Basic Award Fund” means the fund established out of UK Broadcasting Money and distributed in accordance with Rule D.18.1;

A.1.21.	“the Board” means the board of directors for the time being of the League;

A.1.22.	“Broadcaster” means a Radio Broadcaster, a UK Broadcaster or an Overseas Broadcaster;

A.1.23.	“Broadcaster Preview Period” has the meaning set out in Rule K.90

A.1.24.	“Cash Losses” means aggregate Adjusted Earnings Before Tax after:

(a) write back of:

(i) amortisation and/or impairment of Players’ registrations; and

(ii) profit or loss on the transfer of Players’ registrations; and

(b) inclusion of net cash flow in respect of transfers of Players’ registrations.

A.1.25.	“Central Funds” has the meaning set out in Rule E.25.1;

A.1.26.	“the Chairman” means the person appointed as the Chairman pursuant to Article 42 of the Articles or any acting Chairman appointed pursuant to Article 56.1;

A.1.27.	“the Chief Executive” means the chief executive officer appointed pursuant to Article 42 of the Articles;

A.1.28.	“Child” and “Children” have the meaning set out in Rule S.1.5;

A.1.29.	“Children’s Safeguarding Officer” has the meaning set out in Rule S.1.6;

A.1.30.	“Children’s Safeguarding Manager” has the meaning set out in Rule S.1.7;

A.1.31.

“clear days” in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

A.1.32.	“Close Season” means the period between the end of one Season and the commencement of the next;

A.1.33.	“Club” means an association football club in membership of the League and:

(a) for the purposes of Rules E.39 to E.49 inclusive includes any club which is entitled to be promoted from the Football League to the League;

(b)         for the purposes of Rules A.1.51, A.1.56, A.1.165, and Sections F and H of these Rules (including any Forms prescribed therein) includes any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, or Parent Undertaking of such Club; and

(c)          for the purposes of Section G of these Rules, Rules I.1 to I.7 and Rule J.3 (and including any Forms prescribed therein) includes any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, Parent Undertaking or Subsidiary Undertaking of such Club;

A.1.34.	“club” means an association football club not in membership of the League;

A.1.35.

“Club Own Revenue Uplift” means any increase in a Club’s revenue in a Contract Year when compared with its revenue in Contract Year 2012/13 (excluding Central Funds fee payments from its revenue in both the Contract Years). The Board may if necessary adjust the calculation of a Club Own Revenue Uplift:

(a) to ensure that it is calculated on a like-for-like basis; and/or

(b) to restate to Fair Market Value any consideration which arises from a Related Party Transaction.

The Board shall not make any such adjustment without first having given the Club reasonable opportunity to make submissions as to whether such adjustment is necessary and/or (where paragraph (b) above applies) what constitutes the Fair Market Value of the said consideration.

A.1.36.

“Club Radio Contract” means any contract upon terms complying in all respects with any directive issued by the League pursuant to Rule D.7 and made between any Club and the local or regional independent radio station or BBC local radio station within whose transmission area the Club’s Stadium is situated;

A.1.37.

“Club Shirt Sponsor Contract” means any contract between any Club and any Person (not being the manufacturer, producer or distributor of that Club’s Strip) providing for the exhibition upon that Club’s Strip of the agreed prime brand of that Person in accordance with Rule M.30;

A.1.38.

“Commercial Contract” means any contract entered into by the League relating to sponsorship or like transactions or other matters materially affecting the commercial interests of Clubs other than an Overseas Broadcasting Contract, a UK Broadcasting Contract, a Radio Contract or a Title Sponsorship Contract;

A.1.39.	“Commercial Contract Money” means money received by the League under any Commercial Contract;

A.1.40.	“Commission” means a commission appointed by the Board under the provisions of Rule W.21;

A.1.41.	“Community Development Expenditure” means:

(a) net expenditure by a Club directly attributable to activities (whether in the United Kingdom or abroad) for the public benefit to promote participation in sport and advance social development; and

(b) donations made by the Club

(i) to United Kingdom charities in a form recognised by such charities; and/or

(iii) for foreign charitable purposes in a form which (had the donations been made to registered United Kingdom charities) would have been recognised as charitable.

A.1.42.

“the Company Secretary” means the person whose particulars are registered or registrable as the secretary of the League pursuant to Section 276 of the Act, and shall include any joint, assistant or deputy secretary;

A.1.43.

“Compensation Fee” means any sum of money or other consideration (exclusive of Value Added Tax) payable by a Transferee Club to a Transferor Club upon the permanent transfer of the registration of a Contract Player or in respect of an Out of Contract Player;

A.1.44.

“Compensation Fee Account” means the account bearing that name at Barclays Bank Plc into which Compensation Fees, Loan Fees (including in both cases instalments thereof) and Contingent Sums are payable as set out in Rule V.29;

A.1.45.

“Concert Party” means any person with which any relevant person is acting in concert within the meaning of paragraphs (2) to (5) (inclusive) of the definition of “acting in concert” in the City Code on Takeovers and Mergers, or would be so acting in concert if the City Code on Takeovers and Mergers applied in the relevant case;

A.1.46.	“Conditional Contract” means a playing contract between a Club and a Player which is determinable by the Player at any time;

A.1.47.	“Connected Person” means any Person who directly or indirectly possesses or is entitled to acquire more than 30 per cent of:

(a) the issued ordinary share capital of the company; or

(b) the loan capital (save where loan capital was acquired in the ordinary course of the business of lending money) and issued share capital of the company; or

(c) the assets of the company which would be available for distribution to equity holders in the event of winding up of the company;

A.1.48.

“Contingent Sum” means any sum of money (exclusive of Value Added Tax) additional to a Compensation Fee payable upon the happening of a contingent event by a Transferee Club to a Transferor Club consequent upon the transfer of the registration of a player;

A.1.49.	“Contract Player” means any player (other than an Academy Player) who has entered into a written contract of employment with a Club;

A.1.50.	“Contract Year” means the period beginning on 1 July in any year and ending on the following 30 June.

A.1.51.

“Control” means the power of a Person to exercise, or to be able to exercise or acquire, direct or indirect control over the policies, affairs and/or management of a Club, whether that power is constituted by rights or contracts (either separately or in combination) and having regard to the considerations of fact or law involved, and, without prejudice to the generality of the foregoing, Control shall be deemed to include:

(a)         the power (whether directly or indirectly and whether by the ownership of share capital, by the possession of voting power, by contract or otherwise including without limitation by way of membership of any Concert Party) to appoint and/or remove all or such of the members of the board of directors of the Club as are able to cast a majority of the votes capable of being cast by the members of that board; and/or

(b)         the holding and/or possession of the beneficial interest in, and/or the ability to exercise the voting rights applicable to, Shares in the Club (whether directly, indirectly (by means of holding such interests in one or more other persons) or by contract including without limitation by way of membership of any Concert Party) which confer in aggregate on the holder(s) thereof 30 per cent or more of the total voting rights exercisable at general meetings of the Club;

For the purposes of the above, any rights or powers of a Nominee for any Person or of an Associate of any Person or of a Connected Person to any Person shall be attributed to that Person;

A.1.52.	“Conviction” means a finding by a court anywhere in the world that a person has committed an offence or carried out the act for which he was charged, and Convicted shall be construed accordingly;

A.1.53.	“Crowd Doctor” means the Official described in Rules O.8 to O.10;

A.1.54.	“DBS” has the meaning set out in Rule S.1.8;

A.1.55.	“Declaration” means a declaration in Form 5;

A.1.56.

Subject to Rule A.1.57 “Director” means any person occupying the position of director of a Club whose particulars are registered or registrable under the provisions of section 162 of the Act and includes a shadow director, that is to say, a person in accordance with whose directions or instructions the directors of the Club are accustomed to act, or a Person having Control over the Club, or a Person exercising the powers that are usually associated with the powers of a director of a company;

A.1.57.	For the purposes of Rules H.1 to H.9:

(a) a person shall be excluded from the definition of Director set out in Rule A.1.56 if (and only if):

(i) he falls within the said definition of Director solely because Rule A.1.51(b) applies to him; and

(ii) his aggregate interest (of the kind set out in Rule A.1.51(b)) in the Shares conferring voting rights exercisable at general meetings of the Club is less than 50%; and

(b) the Official referred to in Rule J.1.1 shall be included in that definition.

A.1.58.	“Disclosure” has the meaning set out in Rule S.1.9

A.1.59.	“Earnings Before Tax” means profit or loss after depreciation and interest but before tax, as shown in the Annual Accounts.

A.1.60.	“Events of Insolvency” means the events set out in Rule E.29

A.1.61.	“the Extranet” means the secure online area maintained by the League for the purpose of the communication of information between the League and Clubs;

A.1.62.	“Facility Fees Fund” means the fund established out of UK Broadcasting Money and distributed in accordance with Rule D.18.3;

A.1.63.	“the Faculty” has the meaning set out in Rule O.9

A.1.64.	“F.A. Cup” means the Football Association Challenge Cup competition;

A.1.65.

“Fair Market Value” means the amount for which an asset could be sold, licensed or exchanged, a liability settled, or a service provided, between knowledgeable, willing parties in an arm’s length transaction.

A.1.66.	“Fellow Subsidiary Undertaking” has the meaning set out in section 1161(4) of the Act;

A.1.67.	“FIFA” means the Federation Internationale de Football Association;

A.1.68.

“Financial Institution” means any entity which is incorporated in, or formed under the law of any part of the United Kingdom, and which has permission under Part 4a of the Financial Services and Markets Act 2000 to carry on the regulated activity of accepting deposits (within the meaning of section 22 of that Act, taken with Schedule 2 and any order under section 22) but such definition shall not include:

(a) a building society (within the meaning of section 119 of the Building Societies Act 1986); or

(b) a credit union (within the meaning of section 31 of the Credit Unions Act 1979).

A.1.69.	“the Football Association” means The Football Association Limited;

A.1.70.	“the Football Association Rules” means the Rules and Regulations for the time being of the Football Association;

A.1.71.	“Football Creditor” has the meaning set out in Rule E.35;

A.1.72.	“the Football League” means The Football League Limited;

A.1.73.	“the Football League Cup” means the cup competition organised by the board of the Football League;

A.1.74.	“Form” means the appropriate form or substantially the same form as that prescribed in these Rules;

A.1.75.	“Future Financial Information” has the meaning set out in Rule E.11;

A.1.76.

“Gambling Related Agreement” means any agreement (i) which concerns any advertising, marketing, promotion, supply or provision of betting, gaming, lottery or other gambling related products, services, brands or facilities (whether as part of a Club Shirt Sponsor Contract, the appointment of a gambling partner or otherwise); and/or (ii) where the business activities of any of the parties (or of an Associated Undertaking or Group Undertaking of any of the parties) to such agreement include the provision of betting, gaming, lottery or other gambling related products, services or facilities;

A.1.77.	“General Meeting” means any meeting of the members of the League duly called in accordance with the provisions of Article 18;

A.1.78.	“Goal Line Technology” means all necessary equipment for the purpose of assisting the referee to determine whether, in a League Match, a goal has been scored.

A.1.79.	“Group” has the meaning set out in section 474(1) of the Act;

With effect from the start of Season 2015/16, this Rule shall read as follows:

“Group” has the meaning set out in section 474(1) of the Act save that it shall also include any other entity that carries on any material aspect of the football operations of the Club.

A.1.80.

“Group Accounts” mean accounts that a Club is required to prepare pursuant to section 399 of the Act, or which its Parent Undertaking is required to deliver to the Registrar of Companies pursuant to section 400(2)(e) or section 401(2)(f) of the Act;

A.1.81.	“Group Undertaking” has the meaning set out in Section 1161(5) of the Act;

A.1.82.	“Hardwiring” means the permanent installation of cabling to enable the uninterrupted live Transmission of League Matches and “Hardwired” shall be construed accordingly;

A.1.83.	“HMRC” means HM Revenue and Customs or such other government department(s) that may replace the same;

A.1.84.

“Holding” means the holding and/or possession of the beneficial interest in, and/or the ability to exercise the voting rights applicable to, Shares in the Club (whether directly, indirectly (by means of holding such interests in one or more other persons) or by contract including without limitation by way of membership of any Concert Party) which confer any voting rights exercisable at general meetings of the Club;

For the purposes of the above, any rights or powers of a nominee for any Person shall be attributed to that Person, that is to say any rights or powers which another Person possesses on his behalf or may be required to exercise at his direction or on his behalf and any rights or powers of any other Person which is a Connected Person to any Person shall be attributed to that Person;

A.1.85.

“Home Club” means the Club at whose Stadium a League Match is or was or should be or should have been played or, where the Clubs participating in that League Match share a Stadium, the Club whose name first appears in respect of that League Match on the League’s fixture list;

A.1.86.

“Home Grown Player” means a Player who, irrespective of his nationality or age, has been registered with any Club (or club) affiliated to the Football Association or the Football Association of Wales for a period, continuous or not, of three Seasons or 36 months prior to his 21st birthday (or the end of the Season during which he turns 21) and for the purposes of this definition of “Home Grown Player” a Season will be deemed to commence on the date on which the first Transfer Window closes and expire on the date of the final League Match of the Season;

A.1.87.

“Image Contract” means any contract whereby a Player transfers to any Person (‘the transferee’) the right to exploit his image or reputation either in relation to football or non-footballing activities;

A.1.88.	“Image Contract Payment” means any payment made or liability incurred by or on behalf of a Club to a transferee in order to acquire that right;

With effect from the start of Season 2015/16, Rules A.1.87 and A.1.88 shall be replaced by the following:

“Image Contract” means any contract whereby a Player transfers to any Person the right to exploit his image or reputation either in relation to football or non-footballing activities and “Image Contract Payment” means any payment made or liability incurred by or on behalf of a Club to such a Person in order to acquire that right;

A.1.89.	“Individual Voluntary Arrangement” means an arrangement made under the provisions of Part VIII of the Insolvency Act 1986;

A.1.90.

“International Transfer” means the transfer of the registration of a player to a Club in respect of which an international registration transfer certificate is required under the provisions of the FIFA Regulations for the Status and Transfer of Players;

A.1.91.	“Interview Backdrops” means backdrops against which interviews must, where specified by these Rules, be conducted. The Interview Backdrops will be provided to Clubs from time to time by the League;

A.1.92.	“the League” means the Football Association Premier League Limited;

A.1.93.	“the League Champions” has the meaning set out in Rule C.11;

A.1.94.	“League Match” means a first team match played under the jurisdiction of the League;

A.1.95.	“League Office” means the registered office for the time being of the League;

A.1.96.

“Licensing Manual” means the manual in which are set out procedures agreed between the Football Association and the League relating to applications for and the granting of licences enabling Clubs (or clubs) to play in UEFA Club Competitions;

A.1.97.	“Loan Fee” means any sum of money (exclusive of Value Added Tax) payable by a Transferee Club to a Transferor Club upon a Temporary Transfer;

A.1.98.	“Local Authority Designated Officer” has the meaning set out in Rule S.1.10;

A.1.99.	“Local Safeguarding Children’s Board” has the meaning set out in Rule S.1.11;

A.1.100.	“Manager” means the Official of a Club responsible for selecting the Club’s first team;

A.1.101.	“Match Manager” means a representative of the League who may be appointed to act in relation to a League Match and whose responsibilities include (without limitation):

(a)         liaising with Clubs, Match Officials, Broadcasters and any Person with whom the League has entered into a Commercial Contract to promote the delivery by the League of all matchday requirements and entitlements of Broadcasters and such Persons pursuant to these Rules;

(b) assisting Clubs to comply with their obligations pursuant to Rule D.3 insofar as those obligations must be fulfilled at League Matches; and

(c) working with Clubs and Broadcasters to enable the referee to ensure that the kick-off, and re-start after half-time, of each League Match take place promptly.

Guidance

The appointment of a Match Manager in relation to a League Match does not absolve Clubs from compliance with their responsibilities under Rules L.28 and L.29 (which provide for prompt kick-offs and re-starts of League Matches) or with any of the provisions of Section K concerning Broadcasters’ requirements.

A.1.102.	“Match Officials” means referees and assistant referees and includes reserve officials and fourth officials;

A.1.103.	“Material Transactions” has the meaning set out in Rule H.1;

A.1.104.	“Medical Coordinator” means the Official described in Rules O.5 to O.7;

A.1.105.	“Memorandum” means the Memorandum of Association of the League;

A.1.106.	“Merit Payments Fund” means the fund established out of UK Broadcasting Money and distributed in accordance with Rule D.18.2;

A.1.107.	“Mixed Zone” means the area in which media interviews with Players and Managers may be conducted after the conclusion of a League Match, as more particularly described in Rules K.70 to K.71;

A.1.108.	“New Registration” has the meaning set out in Rule U.14;

A.1.109.	“Nominee” means in connection to any Person another Person who possesses rights or powers on his behalf, or which he may be required to exercise at his discretion;

A.1.110.	“Official” means any director, secretary, servant or representative of a Club, excluding any Player, Agent or Auditors;

A.1.111.	“Out of Contract Player” means a Contract Player whose contract of employment with a Club has expired;

A.1.112.	“Outside Broadcast Compound” means the area for the exclusive use of TV Broadcasters’ vehicles more particularly described at Rules K.79 to K.81;

A.1.113.

“Overseas Broadcaster” means a Person with whom the League has entered into an Overseas Broadcasting Contract and who is entitled to effect the Transmission of League Matches in accordance with the terms of that Contract;

A.1.114.

“Overseas Broadcasting Contract” means any contract entered into by the League for the Transmission of League Matches outside the United Kingdom, the Republic of Ireland, the Isle of Man and the Channel Islands;

A.1.115.	“Overseas Broadcasting Money” means money received by the League under any Overseas Broadcasting Contract;

A.1.116.	“Overseas TV Commentary Positions” means the commentary positions more particularly described in Rules K.56 to K.57;

A.1.117.	“the Panel” has the meaning set out in Rule W.14;

A.1.118.	“Parent” shall be interpreted as set out in Rule S.1.12;

A.1.119.	“Parent Undertaking” has the meaning set out in section 1162 of the Act;

A.1.120.	“PAYE and NIC” means any and all payments required to be made by a Club in respect of income tax and national insurance contributions;

A.1.121.

“Person” includes any legal entity, firm or unincorporated association and in the case of a Person which is incorporated any of its Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, Parent Undertaking or Subsidiary Undertaking;

A.1.122.	“PGB” has the meaning set out in Rule B.21;

A.1.123.	“PGMOL” means the Professional Game Match Officials Limited;

A.1.124.	“Player” means any Contract Player, Out of Contract Player, Amateur Player or Academy Player who is registered to play for a Club;

A.1.125.	“Player Services Costs” means:

(a) the total of all gross remuneration and benefits payable by a Club to or in respect of its Contract Players;

(b) (where applicable) employer’s National Insurance Contributions thereon; and

(c) any direct contributions made by a Club for a Player’s benefit to a pension scheme or to an employee benefit trust or an employer-financed retirement benefit scheme.

A.1.126.

“Player’s Image” means the Player’s name, nickname, fame, image, signature, voice and film and photographic portrayal, virtual and/or electronic portrayal image or representation, reputation, replica and all other characteristics of the Player including his shirt number;

A.1.127.	“Post-Match Media Conference” has the meaning set out in Rules K.101 to K.104;

A.1.128.	“the Premier League Appeals Committee” means the committee constituted in accordance with Rule Z.2;

A.1.129.	“the Professional Football Compensation Committee” means the committee constituted in accordance with the Regulations of the Professional Football Compensation Committee;

A.1.130.	“Professional Game Youth Fund” means the fund of that name managed by the League who shall award grants from the Fund’s resources to qualifying Clubs and Football League clubs;

A.1.131.	“Promoted Club” means a Club which became a member of the League at the end of the previous Season pursuant to Rule B.4;

A.1.132.	“Radio Commentary Positions” means the commentary positions more particularly described in Rule K.58;

A.1.133.	“Radio Contract” means any contract entered into by the League other than an Overseas Broadcasting Contract or a UK Broadcasting Contract for the Radio Transmission of League Matches;

A.1.134.	“Radio Contract Money” means money received by the League under any Radio Contract;

A.1.135.

“Radio Broadcaster” means a Person with whom the League has entered into a Radio Contract and who is entitled to effect the Radio Transmission of League Matches in accordance with the terms of that Contract;

A.1.136.

“Radio Transmission” means any terrestrial or satellite broadcast or transmission by cable of sounds of and/or commentary upon any League Match or inclusion thereof in a cable programme service and/or on the Internet and/or any relay of sound of and/or commentary upon any League Match whether to an open or closed user group by any means now existing or hereafter invented not consisting solely of storage and distribution of recorded sounds in tangible form whether such radio transmission is on a live or recorded basis in whole or as excerpts;

A.1.137.	“Relegated Club” means a Football League club which was relegated under the provisions of Rule C.14 at the end of any of the 4 previous Seasons and which remains relegated;

A.1.138.

“Related Party Transaction” means a transaction disclosed in a Club’s Annual Accounts as a related party transaction or which would have been disclosed as such except for an exemption under the accounting standards under which the Annual Accounts were prepared.

A.1.139.

“Representation Contract” means an agreement to which a Club and an Agent are party and pursuant to which the Agent acts for the Club or a Player in the context of either the registration or transfer of the registration of a Player or the employment of a Player by a Club;

A.1.140.	“Resolution” has the meaning set out in Article 1.2;

A.1.141.	“Respondent” has the meaning set out in Rule W.23.2;

A.1.142.	“Retired Player” means a Player who has stopped playing competitive football;

A.1.143.

“these Rules” means the rules for the time being of the League and a letter and a number following a reference to a rule identifies the Section in which it is comprised and its number within that Section;

A.1.144.

“Scout” means any person employed or engaged by a Club (whether on a full-time or part-time basis and whether or not he is remunerated in any way for his services) whose duties include identifying to his Club players whose registration his Club may wish to secure;

A.1.145.	“Search and Intervention Steward” has the meaning set out in Rule S.1.13;

A.1.146.	“Season” means the period commencing on the date of the first League Match on the fixture list of the League’s first team competition and ending on the date of the last;

A.1.147.	“the Secretary” means the general secretary of the League;

A.1.148.	“Section” means a Section of these Rules;

A.1.149

“Secure Funding” means funds which have been or will be made available to the Club in an amount equal to or in excess of any Cash Losses which the Club has made in respect of the period from T-2 or is forecast to make up to the end of T+2. Secure Funding may not be a loan and shall consist of:

(a) contributions that an equity participant has made by way of payments for shares through the Club’s share capital account or share premium reserve account; or

(b)         an irrevocable commitment by an equity participant to make future payments for shares through the Club’s share capital account or share premium reserve account. This irrevocable commitment shall be evidenced by a legally binding agreement between the Club and the equity participant and may if the Board so requires be secured by one of the following:

i. a personal guarantee from the ultimate beneficial owner of the Club, provided that the Board is satisfied that (i) he is of sufficient standing and (ii) the terms of the guarantee are satisfactory;

ii.               a guarantee from the Club’s Parent Undertaking or another company in the Club’s Group, provided that the Board is satisfied that (i) the guaranteeing company is of sufficient standing and (ii) the terms of the guarantee are satisfactory;

iii.            a letter of credit from a Financial Institution of sufficient standing and an undertaking from the Club’s directors to the Premier League to call on the letter of credit in default of the payments from the equity participant being made;

iv. payments into an escrow account, to be paid to the Club on terms satisfactory to the Board; or

v. such other form of security as the Board considers satisfactory; or

(c) such other form of Secure Funding as the Board considers satisfactory.

A.1.150.	“Shares” means shares or other equity securities;

A.1.151.

“Significant Interest” means the holding and/or possession of the legal or beneficial interest in, and/or the ability to exercise the voting rights applicable to, Shares in the Club which confer in aggregate on the holder(s) thereof ten (10) per cent or more of the total voting rights exercisable in respect of any class of Shares of the Club. All or part of any such interest may be held directly or indirectly or by contract including, but not limited to, by way of membership of any Concert Party, and any rights or powers held by an Associate, Nominee or Connected Person shall be included for the purposes of determining whether an interest or interests amounts to a “Significant Interest”;

A.1.152.	“Signing-on Fee” means a lump sum payment payable under the terms of a contract between a Club and a Contract Player and which is expressed to be a signing-on fee;

A.1.153.

“Spent Conviction” means a conviction in respect of which the offender is treated as rehabilitated for the purposes of the Rehabilitation of Offenders Act 1974 or, where this Act does not apply for any reason, a conviction which would be so treated had the provisions of the Act applied;

A.1.154.	“Squad List” means the list of up to a maximum of 25 Players eligible to participate in League Matches during a Season of whom a maximum of 17 may not be Home Grown Players;

A.1.155.	“Stadium” means the Club’s ground registered with the Secretary pursuant to Rule K.5;

A.1.156.	“Staff” has the meaning set out in Rule S.1.14;

A.1.157.	“stakeholders” has the meaning set out in Rule R.2;

A.1.158.	“Strip” means Players’ shirts, shorts and stockings;

A.1.159.	“Subsidiary Undertaking” has the meaning set out in section 1162 of the Act;

A.1.160.	“T” means the Club’s Accounting Reference Period ending in the year in which assessment pursuant to Rules E.52 to E.59 takes place, and:

(a) “T-1” means the Club’s Accounting Reference Period immediately preceding T;

(b) “T-2” means the Club’s Accounting Reference Period immediately preceding T-1;

(c) “T+1” means the Club’s Accounting Reference Period immediately following T; and

(d) “T+2” means the Club’s Accounting Reference Period immediately following T+1.

A.1.161.	“Team Doctor” means the Official described in Rules O.3 to O.4;

A.1.162.

“Technical Specification” means a specification, unique to each Club, showing how that Club will deliver each of the facilities, infrastructure requirements and services required of it pursuant to Rules K.40 to K.125 on the occasion of League Matches played at its Stadium;

Guidance

The Technical Specification is the detailed working document showing how the requirements of the Rules will be translated into working facilities at each Club’s Stadium on match days. For example, it will show the location of each of the required facilities, such as:

•             the television cameras;

•             the dedicated rooms for Broadcasters such as the Television Studios;

•             the location of the Mixed Zone;

•             the location of the dedicated car park spaces;

•             the location of the Outside Broadcast Compound.

A.1.163.	“Television Gantry” means the television gantry more particularly described in Rules K.51 to K.53;

A.1.164.	“Temporary Transfer” has the meaning set out in Rule V.5;

A.1.165.

“Third Party Payment” means any payment made or liability incurred (other than Compensation Fees, remuneration or payments to or for the benefit of Agents referred to in Rule H.1) by or on behalf of a Club in respect of a Player, including an Image Contract Payment;

A.1.166.	“Title Sponsor” means the Person granted the right to have its agreed brand identity associated with the name of the League’s first team competition;

A.1.167.	“Title Sponsorship Contract” means any contract entered into between the League and a Title Sponsor;

A.1.168.	“Title Sponsorship Money” means money received by the League under any Title Sponsorship Contract;

A.1.169.	“Transfer Agreement” means an agreement between a Transferor Club and a Transferee Club for the permanent transfer of the registration of a Contract Player;

A.1.170.	“Transfer Windows” has the meaning set out in Rule V.1;

A.1.171.

“Transferee Club” means a Club (or club) to which the registration of a Contract Player is, or is to be or has been transferred (including on the basis of a Temporary Transfer) or which, in the case of an Out of Contract Player, effects his New Registration;

A.1.172.

“Transferor Club” means a Club (or club) from which the registration of a Contract Player is, or is to be or has been transferred (including on the basis of a Temporary Transfer) or which, in the case of an Out of Contract Player, holds his registration under the provisions of Rule U.29.2;

A.1.173.

“Transmission” means any terrestrial or satellite broadcast of television or other moving pictures with or without sound or transmission by cable of moving pictures with or without sound or inclusion of moving pictures with or without sound in a cable programme service and/or on the Internet and/or relay of moving pictures with or without sound whether to an open or closed user group by any means now existing or hereafter invented not consisting solely of the storage and distribution of recorded pictures with or without sound in tangible form whether the said transmission is on a live or recorded basis in whole or as excerpts;

A.1.174.	“TV Broadcaster” means a UK Broadcaster or an Overseas Broadcaster;

A.1.175.	“UEFA” means the Union des Associations Européennes de Football;

A.1.176.	“UEFA Club Competition” means the club competitions organised by UEFA;

A.1.177.	“UEFA Club Licence” means the licence granted by the Football Association in accordance with the procedures set out in the Licensing Manual enabling Clubs (or clubs) to play in UEFA Club Competitions;

A.1.178.

“UK Broadcaster” means a Person with whom the League has entered into a UK Broadcasting Contract and who is entitled to effect the Transmission of League Matches in accordance with the terms of that Contract;

A.1.179.

“UK Broadcasting Contract” means any contract entered into by the League for the Transmission of League Matches within the United Kingdom, the Republic of Ireland, the Isle of Man and the Channel Islands;

A.1.180.	“UK Broadcasting Money” means money received by the League under any UK Broadcasting Contract;

A.1.181.	“UK TV Commentary Positions” means the commentary positions more particularly described in Rules K.54 to K.55;

A.1.182.	“Under 21 Player” means a Player under the age of 21 as at the 1st January in the year in which the Season concerned commences (i.e. for Season 2015/2016 born on or after 1st January 1994);

A.1.183.

“Visiting Club” means the Club playing, which has played, which should play or which should have played a League Match at the Stadium of a Home Club or, where the Clubs participating in that League Match share a Stadium, the Club whose name last appears in respect of that League Match on the League’s fixture list;

A.1.184.	“Week by Week Contract” means a playing contract between a Club and a Player which is determinable by either party on 7 days’ written notice;

A.1.185.	“Working Day” means any day on which the League Office is open for normal business but excluding, unless the Board determines otherwise, a Saturday, a Sunday or a Bank or Public Holiday;

A.1.186.	References to “written” or “in writing” shall be construed to include:

(a) hard copy;

(b) facsimile transmission;

(c) subject to any guidance issued by the Board, email (including any attachment to an email);

(d) where appropriate, the Extranet;

but shall not include any form of electronic communication other than those listed in Rules (b) to (d) above. Where a communication is sent by email, the burden of proof of receipt shall be on the sender;

A.1.187.

“Youth Development Expenditure” means expenditure by a Club directly attributable to activities to train, educate and develop Academy Players net of any Premier League central funding paid to Clubs solely for the purpose of such activities.

A.1.188.	“Youth Development Rules” means the Youth Development Rules which are set out as an Appendix to these Rules and which form part of these Rules.

Interpretation

A.2.	Terms defined in Youth Development Rule 1 shall have the meanings set out in that Rule.

A.3.	Unless the context otherwise requires:

A.3.1. words importing the singular number shall include the plural and vice versa; and

A.3.2. words importing any particular gender shall include all other genders.

A.4.	References to statutory provisions shall be construed as references to those provisions as they may be amended or re-enacted.

A.5.	The headings in these Rules are for convenience only and shall not affect their interpretation.

A.6.	Unless otherwise stated, the provisions of the Articles shall prevail in the event of any conflict with these Rules.

A.7.

Where a Club is required to submit a Form to the Secretary or to the League pursuant to these Rules, the Board may instead require that the information to be provided in the Form is submitted via the Extranet in such manner as it may determine.

THE LEAGUE: GOVERNANCE, OPERATIONS AND FINANCE

SECTION B: THE LEAGUE — GOVERNANCE

Name and Membership

B.1.	The League’s first team competition shall be called “The Premier League” to which may be added the name of the Title Sponsor.

B.2.

The League’s first team competition shall consist of teams of those association football clubs playing in England and Wales not exceeding 20 in number which are from time to time members of the League.

B.3.	Each member Club shall on request give to the League the address of its registered office and shall provide to the League certified true copies of:

B.3.1. its certificate of incorporation; and

B.3.2. its memorandum of association; and

B.3.3. its articles of association; and

B.3.4. any amendments to the above documents.

B.4.

At the end of each Season the Board shall require each of the Clubs relegated in accordance with Rule C.14 to execute an instrument transferring its ordinary share in the League to such of the 3 clubs promoted to the League from the Football League as the Board directs.

B.5.	Upon such share transfers being registered in accordance with the Articles each of the Promoted Clubs will become a member of the League.

B.6.

A Club shall cease to be entitled to be a member of the League (and upon registration in accordance with the Articles of the transfer of its ordinary share in the League shall cease to be a member thereof) following:

B.6.1. its relegation in accordance with Rule C.14; or

B.6.2. the receipt of a notice by the Board under the provisions of Article 10.1; or

B.6.3. its expulsion under the provisions of Rule B.7; or

B.6.4. its resignation under the provisions of Rules B.8 and B.9.

B.7.

Notwithstanding the provisions of Article 27, the League may expel a Club from membership upon a special resolution to that effect being passed by a majority of not less than three-fourths of such members as (being entitled to do so) vote by their representatives or by proxy at a General Meeting of which notice specifying the intention to propose the resolution has been duly given.

B.8.

Any Club intending to resign as a member of the League may do so only with effect from the end of the Season upon which it is intended that such resignation is to take effect provided that it shall give notice in writing to that effect to the Company Secretary on or before the 31st December preceding the end of such Season.

B.9.

Any Director of a Club giving notice under the provisions of Rule B.8 who represents the League on the Council of the Football Association shall vacate that office forthwith upon the giving of the notice.

B.10.

Not earlier than the 1st March nor later than the 31st March following the giving of a notice under Rule B.8, the Club giving such notice shall notify the Company Secretary in writing whether such notice is confirmed or withdrawn. If no such notice is given the notice under Rule B.8 shall be deemed to have been withdrawn.

B.11.

Without prejudice to the powers contained in Section W of these Rules (Disciplinary), any Club purporting to resign otherwise than in accordance with Rules B.8 and B.9 shall on demand indemnify the League on behalf of itself and the Clubs remaining in membership of the League against all losses, damages, liabilities, costs or expenses whatsoever suffered or incurred by the League or such Clubs resulting directly or indirectly from such purported resignation including without limitation loss of income or profits from any Commercial Contract, UK Broadcasting Contract, Overseas Broadcasting Contract, Radio Contract or Title Sponsorship Contract.

Board Powers

B.12.

Where a discretion, right or power is expressed in these Rules to be exercisable by the Board, such discretion, right or power shall unless otherwise provided in these Rules or the Articles be exercisable by the Board in its sole and absolute discretion or as a sole right or power of the Board and shall when exercised be final and binding and not subject to appeal.

B.13.

The Board may appoint any person who is not an Official to deputise for either the Chairman or the Chief Executive when the Board is required to exercise its function under either Rule T.29 or Rule T.30 or Rule T.31 or Rule W.1 or Youth Development Rules 294 and 296-297.

Procedure at General Meetings

B.14.	Subject to the provisions of the Articles and the Acts, the Chairman may regulate the procedure for General Meetings as he thinks fit. Unless otherwise determined by the Chairman:

B.14.1 Clubs must give to the Secretary not less than 28 clear days’ notice of any item for inclusion on the agenda of a forthcoming General Meeting;

B.14.2 two representatives from each Club may attend General Meetings, each of whom may speak but only one of whom shall be entitled to vote.

Relationship between Clubs and the League

B.15.	Membership of the League shall constitute an agreement between the League and Clubs and between each Club to be bound by and comply with:

B.15.1. the Laws of the Game;

B.15.2. the Football Association Rules;

B.15.3. the Articles;

B.15.4. these Rules;

B.15.5. the statutes and regulations of FIFA;

B.15.6. the statutes and regulations of UEFA; and

B.15.7. the Regulations of the Professional Football Compensation Committee, each as amended from time to time.

B.16.	In all matters and transactions relating to the League each Club shall behave towards each other Club and the League with the utmost good faith.

B.17.

No Club either by itself, its servants or agents shall by any means whatsoever unfairly criticise, disparage, belittle or discredit any other Club or the League or in either case any of its directors, officers, employees or agents.

B.18.

A Club shall not without the Board’s prior written consent either during its membership of the League or at any time after its membership has terminated disclose or divulge either directly or indirectly to any Person whatsoever or otherwise make use of any confidential information as to the business or finances of the League or any other Club or any of their dealings, transactions or affairs or as to any other matters which may come to its knowledge by reason of its membership save to statutory and regulatory authorities or as may be required by law or to such Officials and Auditors of that Club to whom such disclosure is strictly necessary for the purpose of their duties and then only to the extent so necessary.

Football Association Representation

B.19.

Under the articles of association of the Football Association the League is entitled to appoint annually 8 representatives to the Council of the Football Association. Any person who is a director of a Club or a director or officer of the League shall be eligible for appointment. Seven such representatives shall be elected by Clubs in General Meeting and one shall be appointed by the Board subject to ratification by Clubs in General Meeting.

B.20.

Under the articles of association of the Football Association the League is entitled to appoint annually up to 3 members of the Football Association board of directors. Any person who is a Football Association Council representative appointed in accordance with Rule B.19 or, if a representative of a regional division of the Football Association, a person who is a director of a Club shall be eligible for appointment. The Board shall appoint one of such representatives subject to ratification by Clubs in General Meeting and the other two shall be elected by Clubs at the General Meeting next following the end of the Season at which election will be by ballot and will take place after the election of the Football Association Council representatives appointed in accordance with Rule B.19.

B.21.

Under the articles of association of the Football Association, the League is entitled to appoint 4 members of the Professional Game Board (the “PGB”), a committee of the board of directors of the Football Association. The 3 members of the board of directors of the Football Association appointed in accordance with Rule B.20 shall recommend for approval in General Meeting the 4 proposed members of the PGB. Provided always that at least 2 of the appointed PGB members shall be Football Association Council representatives appointed in accordance with Rule B.19, the following shall be eligible for appointment:

B.21.1. a director of a Club;

B.21.2. Football Association Council representative appointed in accordance with Rule B.19 (who for the avoidance of doubt may be a member of the Football Association board of directors);

B.21.3. a director or officer of the League.

THE LEAGUE: GOVERNANCE, OPERATIONS AND FINANCE
SECTION C: THE LEAGUE COMPETITION

The League Competition

C.1.	Each Club shall play 2 League Matches against each other Club each Season, being the Home Club in respect of one such League Match and the Visiting Club in respect of the other.

C.2.	The winner of a League Match shall score three points. Each Club participating in a League Match which is drawn shall score one point.

C.3.	The results of League Matches shall be recorded by the Secretary in a table containing in respect of each Club the following information:

C.3.1. the number of League Matches played in that Season;

C.3.2. the number of League Matches won, drawn and lost as a Home Club in that Season;

C.3.3. the number of League Matches won, drawn and lost as a Visiting Club in that Season;

C.3.4. the number of goals scored in League Matches by and against that Club in that Season;

C.3.5. the number of points scored in that Season.

C.4.

The position of Clubs in the table shall be determined by the number of points scored in that Season, the Club having scored the highest number of points being at the top of the table and the Club having scored the lowest number of points being at the bottom.

C.5.

If any 2 or more Clubs have scored the same number of points their position in the table shall be determined on goal difference, that is to say, the difference between the total number of goals scored by and against a Club in League Matches in that Season, and the higher or highest placed Club shall be the Club with the higher or highest goal difference.

C.6.

If any 2 or more Clubs have scored the same number of points and have the same goal difference the higher or highest placed Club shall be the Club having scored the most goals in League Matches in that Season.

C.7.

Subject to Rule C.17, if any 2 or more Clubs have scored the same number of points, have the same goal difference and have scored the same number of goals in League Matches in that Season they shall be deemed to occupy the same position in the table.

Determination and Accreditation of Goals

C.8.

Goal Line Technology shall be utilised at League Matches (save that, for the avoidance of doubt, a League Match shall proceed even if Goal Line Technology is unavailable for part or all of it). The referee’s decision as to whether a goal has been scored shall be final.

C.9.	The League shall keep a record of the scorer of each goal in each League Match.

C.10.

The Board (or its appointee) will review all goals scored in every League Match, and if there are any in respect of which the identity of the scoring Player is in doubt, then the Board (or its appointee) shall determine which Player scored the goal, and the Board’s (or its appointee’s) said determination shall be final

The League Championship

C.11.	The Club which is at the top of the table at the end of the Season shall be the League Champions.

C.12.	The League Champions shall receive a trophy which it shall return to the Secretary in good order and condition not later than 3 weeks before the final League Matches of the next Season.

C.13.

The League Champions shall further receive 40 commemorative medals to be presented by the Club to its Manager and to such of its Players and Officials as it thinks fit provided that any Player who has entered the field of play in a minimum of 5 of its League Matches that Season shall receive from the Club a commemorative medal. Additional medals may only be presented with the consent of the Board which shall only be given if the total number of Players who have entered the field of play that Season in a minimum of 5 of the Club’s League Matches exceeds 39.

Relegation

C.14.	Subject to Rule C.15, the bottom 3 Clubs in the table at the end of the Season shall be relegated to the Football League.

C.15.

If any Club ceases during the Season to be a member of the League, the record of the League Matches in which it has participated that Season shall be expunged from the table and the number of Clubs to be relegated at the end of that Season shall be reduced so as to maintain at 20 (or, if less, as near thereto as may be) the number of Clubs in membership of the League at the beginning of the next Season.

C.16.

If any Club ceases to be a member of the League other than by reason of relegation after the end of the Season but before the Board has fixed the dates of League Matches for the next Season, the Board may invite the relegated club which attained the highest position in the table referred to in Rule C.3 at the end of the previous Season to rejoin the League.

Play-offs

C.17.

If at the end of the Season either the League Champions or the Clubs to be relegated or the question of qualification for other competitions cannot be determined because 2 or more Clubs are equal on points, goal difference and goals scored, the Clubs concerned shall play off one or more deciding League Matches on neutral grounds, the format, timing and venue of which shall be determined by the Board.

THE LEAGUE: GOVERNANCE, OPERATIONS AND FINANCE

SECTION D: THE LEAGUE — FINANCE

Obligations of the League

D.1.

Subject to the provisions of Article 49, the League shall enter into Commercial Contracts, UK Broadcasting Contracts, Overseas Broadcasting Contracts, Radio Contracts and Title Sponsorship Contracts with the intention in the case of each UK Broadcasting Contract for the live Transmission of League Matches that each Club shall participate in at least one live televised League Match each Season.

D.2.

Each Club and each Contract Player shall comply with any reasonable request made on behalf of the League to allow the Player’s Image to be used to enable the League to fulfil its Commercial Contracts, UK Broadcasting Contracts, Overseas Broadcasting Contracts, Radio Contracts and Title Sponsorship Contracts, provided that, where the size of the product permits, the League shall not use the images of less than 4 Contract Players, each from different Clubs, on any one product.

Obligations of Clubs

D.3.

Subject to Rule D.8, Clubs shall provide such rights, facilities and services as are required to enable the League to fulfil its Commercial Contracts, UK Broadcasting Contracts, Overseas Broadcasting Contracts, Radio Contracts and Title Sponsorship Contracts and shall not by any act or omission infringe any exclusive rights granted thereunder or otherwise cause any breach thereof to occur. For the avoidance of doubt only the League may enforce this Rule against a Club and no other Person shall have any right under the Contracts (Rights of Third Parties Act) 1999 to so enforce it.

D.4.

Each Club shall indemnify the League against any liability the League may incur in the event of a finding by a Court of Law or other body of competent jurisdiction that the League induced the Club to breach a contract with a third party as a result of requiring the Club to comply with Rule D.3.

D.5.

The Title Sponsorship Contract shall not have the effect of preventing any Club from granting any rights of whatever nature pursuant to its Club Shirt Sponsor Contract irrespective of when the Club enters into the same and the Club Shirt Sponsor Contract of any Club shall not have the effect of preventing any right granted pursuant to any Title Sponsorship Contract being operated or enjoyed in respect of any Club or at the Stadium of any Club.

D.6.

Each Club shall provide such reasonable rights, facilities and services at each League Match taking place at its Stadium as are reasonably required and as are authorised by any directive issued by the League pursuant to Rule D.7 to enable the Visiting Club in respect of the said League Match to comply with the terms of any Club Radio Contract to which it is party.

D.7.

The League shall issue from time to time directives to Clubs setting out those rights which may and may not be granted by any Club in any Club Radio Contract and each Club shall comply in all respects with any such directive.

D.8.	In the case of a Commercial Contract and/or a Title Sponsorship Contract a Club shall not be bound to comply with Rule D.3 if:

D.8.1. to do so would result in the Club being in breach of a contractual obligation entered into before the date of the Article 49 Resolution authorising or approving it; or

D.8.2. such Commercial Contract and/or Title Sponsorship Contract has not been entered into by the League within 6 months of the Article 49 Resolution relating to it.

Accounting Practice

D.9.	Subject to Rule D.10, all income of the League shall be allocated to its financial periods in accordance with generally accepted accounting practice.

D.10.

Notwithstanding the foregoing provisions of Rule D.9, advances received or early payment of other contracted accounts may be treated as income of the financial period in which they are received provided that in each case a Resolution is passed to that effect.

Operating and Other Expenses

D.11.

The operating and other expenses of the League and the League shall be paid, at the discretion of the Board, out of Overseas Broadcasting Money, Commercial Contract Money, Radio Contract Money, Title Sponsorship Money or any other income of the League excluding UK Broadcasting Money.

D.12.

Subject to the prior approval of Clubs in General Meeting, the Board shall be empowered to require Clubs to pay to the League from time to time any sum by which its income, excluding UK Broadcasting Money, falls short of the operating and other expenses of the League.

D.13.

Each Club and Relegated Club shall contribute to the Professional Game Youth Fund and to the Premier League Charitable Fund and other community and charitable initiatives and obligations such sum as is approved by a General Meeting, such contributions to be deducted from the distributions for the Basic Award Fund made pursuant to Rule D.18.1.

Transmission of League Matches

D.14.	No Transmission shall be made of any League Match except:

D.14.1. in accordance with any UK Broadcasting Contract or Overseas Broadcasting Contract; or

D.14.2. as permitted by Rules K.38 and K.39; or

D.14.3. in accordance with the terms of any express license or permission issued in writing by the League.

D.15.	No Radio Transmission shall be made of any League Match except in accordance with:

D.15.1. any Radio Contract; or

D.15.2. any Club Radio Contract; or

D.15.3. the terms of any express licence or permission issued in writing by the League.

Distribution of UK Broadcasting Money

D.16.	The League shall pay out of UK Broadcasting Money:

D.16.1. such sums as may be agreed from time to time shall be payable to the Professional Footballers’ Association for Players’ educational, insurance and benevolent purposes; and

D.16.2. any other sum approved by a Resolution.

D.17.	The balance of UK Broadcasting Money shall be divided so that:

D.17.1. one half shall comprise the Basic Award Fund;

D.17.2. one quarter shall comprise the Merit Payments Fund; and

D.17.3. one quarter shall comprise the Facility Fees Fund.

Each of the Basic Award Fund and the Merit Payments Fund shall be divided into such number of shares as shall be required in either case to put into effect the provisions of Rules D.18.1, D.18.2 and D.28 and the Facility Fees Fund shall be distributed in accordance with the provisions of Rule D.18.3.

D.18.	In consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any UK Broadcasting Contract:

D.18.1.                   subject to Rules E.25, E.34 and E.38, the Basic Award Fund shall be distributed by way of fees so that each Club receives 1 share and each Relegated Club the percentage of 1 share set out in Rule D.28;

D.18.2. as soon as practicable after the end of each Season, subject to Rules E.25 and E.34, the Merit Payments Fund shall be distributed by way of fees in accordance with the following table:

End of Season
League position	Number of shares
1	20
2	19
3	18
4	17
5	16
6	15
7	14
8	13
9	12
10	11
11	10
12	9
13	8
14	7
15	6
16	5
17	4
18	3
19	2
20	1

D.18.3.                   The Board shall in respect of each Season determine the amounts to be paid to Clubs by way of facility fees for League Matches which are televised live or of which recorded excerpts are broadcast. During or after the end of each Season, subject to Rules E.25 and E.34, such facility fees shall be paid out of the Facility Fees Fund to those Clubs which have participated in each of such League Matches, whether as a Home Club or a Visiting Club.

Distribution of Overseas Broadcasting Money

D.19.	The League shall pay out of Overseas Broadcasting Money:

D.19.1. its operating and other expenses in accordance with Rule D.11; and

D.19.2. any other sum approved by a Resolution and the balance thereof shall be divided into such number of shares as shall be required to put into effect the provisions of Rule D.20.

D.20.

In consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any Overseas Broadcasting Contract, as soon as practicable during or after the end of each Season, subject to Rules E.25, E.34, E.38 and K.43, the balance of Overseas Broadcasting Money shall be distributed by way of fees so that each Club receives 1 share and each Relegated Club the percentage of 1 share set out in Rule D.28.

Distribution of Title Sponsorship Money

D.21.	Subject to any contrary requirement contained in a Title Sponsorship Contract, the League shall pay out of Title Sponsorship Money:

D.21.1. its operating and other expenses in accordance with Rule D.11; and

D.21.2. any other sum approved by a Resolution;

and the balance thereof shall be divided into such number of shares as shall be required to put into effect the provisions of Rule D.22.

D.22.

In consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any Title Sponsorship Contract, as soon as practicable during or after the end of each Season, subject to Rules E.25, E.34 and E.38, the balance of Title Sponsorship Money shall be distributed by way of fees so that each Club receives 1 share and each Relegated Club the percentage of 1 share set out in Rule D.28.

Distribution of Commercial Contract Money

D.23.	The League shall pay out of Commercial Contract Money:

D.23.1. its operating and other expenses in accordance with Rule D.11; and

D.23.2. any other sum approved by a Resolution.

D. 24.

In consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any Commercial Contract, as soon as practicable during or after the end of each Season, subject to Rules D.25, E.25 and E.34, the balance of Commercial Contract Money shall be distributed by way of fees equally between Clubs.

D.25.

Commercial Contract Money derived from a Commercial Contract relating to the provision of perimeter advertising boards at Stadia shall be distributed to those Clubs that provide such boards in proportion in each case to the amount of perimeter board inventory provided.

Distribution of Radio Contract Money

D.26.	The League shall pay out of Radio Contract Money:

D.26.1. its operating and other expenses in accordance with Rule D.11; and

D.26.2. any other sum approved by a Resolution.

D.27.

In consideration of Clubs providing such rights, facilities and services as are required to enable the League to fulfil any Radio Contract, as soon as practicable during or after the end of each Season, subject to Rule E.25 and E.34, the balance of Radio Contract Money shall be distributed by way of fees equally between Clubs.

Relegated Clubs

D.28.	Subject to Rules D.29, E.25, E.34 and E.38, each Relegated Club shall receive the following fees:

D.28.1. in the first Season after being relegated, a sum equivalent to 55% of 1 share of each of the Basic Award Fund and Overseas Broadcasting Money;

D.28.2. in the second Season after being relegated, a sum equivalent to 45% of 1 share of each of the Basic Award Fund and Overseas Broadcasting Money; and

D.28.3. in each of the third and fourth Seasons after being relegated, a sum equivalent to 25% of 1 share of each of the Basic Award Fund and Overseas Broadcasting Money.

D.29.	There shall be deducted from each payment to a Relegated Club made pursuant to Rules D.28 the sum of £2.3m.

Guidance

At a Club meeting on 11 September 2014 it was resolved that Rules A.1.136, D.28 and D.29 wil be amended for Season 2016/17.

Value Added Tax

D.30.	Value Added Tax shall be added to each fee paid in accordance with Rules D.18, D.20, D.22, D.24, D.27 and D.28.

Distribution Account

D.31.	Each distribution made under the provisions of Rules D.18, D.20, D.22, D.24 and D.27 shall be accompanied by an account showing how it has been computed.

Assignments of Central Funds

D.32.	If a Club or a Relegated Club proposes to charge, assign or otherwise grant security over all or part of its entitlement to future distributions of Central Funds, it shall:

D.32.1. disclose to the League the proposed documentation with the lender giving effect to such charge, assignment or other grant of security;

D.32.2. not enter into the said proposed documentation without the prior written consent of the League (not to be unreasonably withheld); and

D.32.3. procure that it and its lender enter into an agreement with the League whereby the lender will confirm that:

D.32.3.1.                  it understands that the Club’s entitlement to future distributions of Central Funds is subject to the provisions of the Articles and these Rules and in particular (without prejudice to the generality of the foregoing) to Rules E.25, E.34 and E.28; and

D.32.3.2.                  the Club has disclosed to it the Club’s current and future liabilities to other Clubs (and clubs) and the League will confirm that such disclosure accords with its records of such liabilities.

D.33.

Rule D.32 shall not apply to any assignment, charge or other grant of security by a Club of its future entitlement to Central Funds as part of a fixed and floating charge over the entirety of its assets and undertaking on usual commercial terms.

CLUBS: FINANCE AND GOVERNANCE

SECTION E: CLUBS — FINANCE

Power to Inspect

E.1.                                            The Board either by itself or by any person appointed by it shall be empowered to inspect the financial records of any Club which it reasonably suspects has acted in breach of these Rules.

Club Bank Accounts

E.2.                                              Each Club shall submit to the Secretary Form 2 signed by 2 Directors of the Club and specifying a bank account, to be in the name of and controlled by the Club, into which the League shall pay monies due to the Club from the League in accordance with and subject to these Rules save that if that Club has assigned its entitlement to such monies or any part of them, payment will be made by the League as directed in the assignment.

Submission of Club Accounts

E.3.                                              Each Club shall by 1st March in each Season submit to the Secretary a copy of its annual accounts in respect of its most recent financial year or if the Club considers it appropriate or the Secretary so requests the Group Accounts of the Group of which it is a member (in either case such accounts to be prepared and audited in accordance with applicable legal and regulatory requirements) together with a copy of the directors’ report for that year and a copy of the auditors’ report on those accounts.

E.4.                                              The accounts referred to in Rule E.3 shall:

E.4.1.                           include separate disclosure within the balance sheet or notes to the accounts, or by way of supplementary information separately reported on by its auditors by way of procedures specified by the Board, of the total sums payable and receivable in respect of Compensation Fees, Contingent Sums and Loan Fees;

E.4.2.                           include a breakdown within the profit and loss account or the notes to the accounts, or by way of supplementary information separately reported on by its auditors by way of procedures specified by the Board, of revenue in appropriate categories such as gate receipts, sponsorship and advertising, broadcasting rights, commercial income and other income.

E.5.                                              If the auditors’ report on the accounts submitted pursuant to Rule E.3 contains anything other than an unqualified opinion without modification, the Club shall at the Board’s request submit such further documentary evidence as the Board shall require (including but not limited to Future Financial Information).

E.6.                                              If the annual accounts of a Club or Group Accounts submitted pursuant to Rule E.3 are prepared to a date prior to 30th November in the Season of submission, such Club or Group shall by the following 31st March submit to the Secretary interim accounts covering the period commencing from its accounting reference date and ending on a date between the following 30th November and 1st March.

E.7.                                              The interim accounts shall:

E.7.1.                           comprise a balance sheet, a profit and loss account, a cash flow statement and relevant explanatory notes;

E.7.2.                           be prepared in accordance with the accounting principles adopted in the preparation of the Club’s annual accounts;

E.7.3.                           be presented in a similar format to the annual accounts including as regards the matters set out in Rule E.4;

E.7.4.                           include in the profit and loss account and cashflow statement comparative figures for the same period in the preceding year;

E.7.5.                           include a balance sheet as of the end of the preceding financial year;

E.7.6.                           be approved in writing by the board of directors of the company to which they relate; and

E.7.7.                           be reviewed or audited in accordance with applicable regulatory requirements.

E.8.                                              Rule E.5 shall apply to the interim accounts (with appropriate modification) if the auditors have issued anything other than an unqualified opinion without modification on them.

E.9.                                              Each Club must by 7th April (or such later date as the Board shall specify) in each Season prove that, subject to Rule E.10:

E.9.1.                           no Compensation Fee, Loan Fee or Contingent Sum payable pursuant to a Transfer Agreement entered into prior to the preceding 31st December; and

E.9.2.                           no sum payable to or in respect of an employee in relation to services provided prior to the preceding 31st December (including PAYE and NIC)

is or was overdue as at the preceding 31st March.

E.10.                                       For the purpose of Rule E.9:

E.10.1.                    “employee” means a Player, a Manager, any Official referred to in Rule J.1, an Academy Manager, a Team Doctor and a senior physiotherapist referred to in Rule O.11, an assistant manager or head coach referred to in Rule P.13 and a safety officer;

E.10.2.                    an amount shall not be treated as overdue as at 31st March if by that date it has been paid or the date for payment has been extended by means of a written agreement with the creditor or it is the subject of current litigation or arbitration proceedings or has been submitted to a dispute resolution procedure of the League, the Football Association, UEFA or FIFA.

E.11.                                       By 31st March in each Season, each Club shall submit to the Secretary in respect of itself (or if the Club considers it appropriate or the Secretary so requests in respect of the Group of which it is a member) future financial information (“Future Financial Information”) comprising projected profit and loss accounts, cash flow, balance sheets and relevant explanatory notes commencing from its accounting reference date or, if it has submitted interim accounts pursuant to Rule E.6, from the date to which those interim accounts were prepared and expiring on the next accounting reference date after the end of the following Season. The projected profit and loss accounts, cash flow and balance sheets shall be prepared at a maximum of quarterly intervals.

E.12.                                       The Future Financial Information shall:

E.12.1.                    be prepared in accordance with the accounting principles adopted in the preparation of the Club’s annual accounts (except where the accounting principles and policies are to be changed in the subsequent annual accounts, in which case the new accounting principles and polices should be followed); and

E.12.2.                    be approved in writing by the board of directors of the company to which they relate; and

E.12.3.                    to include in the explanatory notes thereto principal assumptions and risks; and

E.12.4.                    include for comparison profit and loss accounts for the period covered by the annual accounts and interim accounts submitted pursuant to Rules E.3 and E.6, a forecast for the current financial year and a balance sheet as at the date of the interim accounts submitted pursuant to Rule E.6.

E.13.                                       Each Promoted Club shall by 30th June in the year of its promotion submit to the Secretary:

E.13.1.                    copies of the documents and other information that it would have been required to submit to the Secretary pursuant to Rules E.3, E.6 and E.9 by 1st March of that year had it then been a member of the Premier League;

E.13.2.                    Future Financial Information commencing from 1st July in the year of its promotion and expiring on the Club’s next accounting reference date after the end of the following Season; and

E.13.3.                    any further documentary evidence required pursuant to Rules E.5 and E.8.

E.14.                                       The Board shall have the powers set out in Rule E.15 if:

E.14.1.                    the Club has failed to submit to the Secretary annual accounts as required by Rules E.3 and E.4 or Rule E.13; or

E.14.2.                    the Club has failed to submit to the Secretary interim accounts as required by Rule E.6 or Rule E.13; or

E.14.3.                    the Club has failed to submit to the Secretary the Future Financial Information as required by Rule E.11 or Rule E.13; or

E.14.4.                    the Board has asked the Club to submit further documentary evidence pursuant to Rule E.5, Rule E.8 or Rule E.13 and the Club has failed to do so; or

E.14.5.                    the Club has failed to satisfy the Board that no sums of the kind set out in Rule E.9 (and subject to Rule E.10) were overdue as at the preceding 31st March; or

E.14.6.                    the auditors’ report on the annual accounts or interim accounts of the Club or the Group submitted pursuant to Rule E.3 and Rule E.6 respectively or Rule E.13 contains anything other than an unqualified opinion without modification; or

E.14.7.                    as a result of its review of all the documents and information submitted by the Club pursuant to Rules E.3 to E.13, and having taken into account any failure of the Club to supply any such documents or information, in its reasonable opinion it determines that the Club will not over the course of the following Season be able to:

E.14.7.1.                   pay its liabilities to the creditors listed in Rule E.27 (in so far as they are or will become creditors of the Club) and to its employees as they fall due; or

E.14.7.2.                   fulfil its obligation under Rule C.1 to play 2 League Matches against each other Club; or

E.14.7.3.                   fulfil its obligations under Rule D.3 to provide such rights, facilities and services as are required to enable the League to fulfil its Commercial Contracts, UK Broadcasting Contracts, Overseas Broadcasting Contracts, Radio Contracts and Title Sponsorship Contracts.

E.15.                                       The powers referred to in Rule E.14 are:

E.15.1.                             to require the Club to submit, agree and adhere to a budget which shall include, but not be limited to, the matters set out in Rule H.1.1 to H.1.3;

E.15.2.                             to require the Club to provide such further information as the Board shall determine and for such period as it shall determine; and

E.15.3.                             to refuse any application by that Club to register any Player or any new contract of an existing Player of that Club if the Board reasonably deems that this is necessary in order to secure that the Club complies with its obligations listed in Rule E.14.7.

E.16.                                       If any Person proposes to acquire Control of a Club:

E.16.1.                             the Club shall submit to the Secretary up-to-date Future Financial Information prepared to take into account the consequences of the change of Control on the Club’s future financial position as soon as reasonably practicable prior to the change of Control or, if such submission is not reasonably practicable prior to the change of Control, no later than 10 Working Days thereafter; and

E.16.2.                             the Board shall have power to require the Person who proposes to acquire or has acquired Control to appear before it and to provide evidence of the source and sufficiency of any funds which that Person proposes to invest in or otherwise make available to the Club;

E.17.                                       If the Board determines, in its reasonable opinion, and having considered any information provided to it pursuant to Rule E.16, that the Club will not be able to fulfil its obligations as set out in Rules E.14.7.1 to E.14.7.3, then the Board shall have the powers set out in Rule E.15.

Short Term Cost Control

E.18.                                       Rule E.19 shall apply if in any of Contract Years 2013/14, 2014/15 and 2015/16 a Club’s aggregated Player Services Costs and Image Contract Payments:

E.18.1.                             exceed £52m, £56m, or £60m respectively; and

E.18.2.                             have increased by more than £4m when compared with the previous Contract Year.

E.19.                                       If Rule E.18 applies, the Club must satisfy the Board that either:

E.19.1                                the total increase is not greater than £4m, £8m or £12m respectively when compared with Contract Year 2012/13; or

E.19.2                                the excess increase as is referred to in E.18.2 arises as a result of contractual commitments entered into on or before 31 January 2013, and/or that it has been funded only by Club Own Revenue Uplift and/or profit from player trading as disclosed in the Club’s Annual Accounts for that Contract Year.

Guidance

Pursuant to Rules E.18 and E.19, the Board may require further information from the Club including (but not limited to):

a)          confirmation that Club Own Revenue Uplift has been calculated on a like-for-like basis; and

b)          satisfactory evidence that revenue included within the calculation of Club Own Revenue Uplift has not been artificially inflated.

In addition, the Board may adjust a Club Own Revenue Uplift by assessing any revenue within it from Related Party Transactions to Fair Market Value. As set out in the definition of Club Own Revenue Uplift (Rule A.1.35), the Board must give the Club the opportunity to make submissions before it does so.

E.20.                                       With effect from 2014, on or before 1 March in each Season, each Club shall submit Form 3 to the Secretary.

Guidance

The first reporting via Form 3 took place in March 2014 in respect of Contract Year 2012/13 so that the League has each Club’s historic figures in time for the first full assessment under these Rules in February 2015.

Clubs’ attention is drawn to Rule T.15 with regard to the failure to submit Form 3.

E.21.                                       The information set out in Form 3 shall be reported upon by the Club’s auditors, in accordance with procedures specified by the League from time to time.

HMRC

E.22.                                       Each Club shall provide quarterly certification in such form as the Board may request from time to time to confirm that its liabilities to HMRC in respect of PAYE and NIC are up to date (that is, no more than 28 days in arrears).

E.23.                                       Each Club shall promptly on request from the Board:

E.23.1.                    provide confirmation (to be signed by two Directors) as to whether it has any outstanding liabilities to HMRC, and if it has it shall provide the Board with full details thereof (including details of any agreements which are in place with HMRC as regards such liabilities); and

E.23.2.                    provide HMRC with written permission in such form as HMRC may require for HMRC to share information about the Club’s liabilities to HMRC with the League.

E. 24.                                    Where the Board reasonably believes that a Club’s liabilities in respect of PAYE & NIC are not up to date (as defined in Rule E.22) it may exercise the powers set out in Rule E.15.

Power to Deduct

E.25.                                       If the Board is reasonably satisfied that a Club or Relegated Club (‘the debtor Club”) has failed to make any payment due to any creditor of the description set out in Rule E.27, the Board shall be empowered to:

E.25.1.                    deduct the amount of any such payment from any distribution of UK Broadcasting Money, Overseas Broadcasting Money, Commercial Contract Money, Radio Contract Money or Title Sponsorship Money (“Central Funds”) payable to the debtor Club, paying the same to the creditor to which it is due; and

E.25.2.                    withhold any distribution of Central Funds otherwise due to the debtor Club to the extent of any liabilities falling due from the debtor Club to any creditor of the description set out in Rule E.27 within the period of 60 days after the due date of the distribution of the Central Funds to the debtor Club, and pay the same to the creditor on the date when it is due to that creditor should the debtor Club fail to do so.

E.26.                                       The Board shall only have the powers set out in Rule E.25.2 if the debtor Club has failed to make any payment when due (whether or not paid thereafter) to a creditor of the description set out in Rule E.27 within the period of 120 days immediately prior to the due date of distribution of the Central Funds to the debtor Club.

E.27.                                       The creditors to which Rule E.25 applies are:

E.27.1.                    another Club (or club); or

E.27.2.                    the League; or

E.27.3.                    any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, or Subsidiary Undertaking of the League; or

E.27.4.                    any pension or life assurance scheme administered by or on behalf of the League; or

E.27.5.                    the Football League; or

E.27.6.                    any Associated Undertaking, Fellow Subsidiary Undertaking, Group Undertaking, or Subsidiary Undertaking of the Football League; or

E.27.7.                    the Football Foundation.

E.28.                                       If any Transferee Club act in breach of Rules V.29 or V.32 to V.36 inclusive:

E.28.1.                    Rule V.37 shall apply; and

E.28.2.                    out of any monies held by the Board for or on behalf of or to the order of that Transferee Club (whether in the Compensation Fee Account or otherwise), the Board shall have power to pay to its Transferor Club any amount not exceeding the sum due to it from the Transferee Club under the provisions of this Section of these Rules.

Events of Insolvency

E.29.                                       Subject to Rule E.37, the Board shall have power to suspend a Club by giving to it notice in writing to that effect if it or its Parent Undertaking suffers an Event of Insolvency, that is to say:

E.29.1.                    it enters into a Company Voluntary Arrangement pursuant to Part 1 of the Insolvency Act 1986 (‘the 1986 Act”) or a compromise or arrangement with its creditors under Part 26 of the Act or enters into any compromise agreement with its creditors as a whole; or

E.29.2.                    it or its shareholders or directors lodge a Notice of Intention to Appoint an Administrator or Notice of Appointment of an Administrator at the Court in accordance with paragraph 26 or paragraph 29 of Schedule B1 to the 1986 Act or where it or its shareholders or directors make an application to the Court for an Administration Order under paragraph 12 of Schedule B1 to the 1986 Act or where an Administrator is appointed or an Administration Order is made in respect of it (‘Administrator” and ‘Administration Order” having the meanings attributed to them respectively by paragraphs 1 and 10 of Schedule B1 to the 1986 Act); or

E.29.3.                    an Administrative Receiver (as defined by section 251 of the 1986 Act), a Law of Property Act Receiver (appointed under section 109 of the Law of Property Act 1925) or any Receiver appointed by the Court under the Supreme Court Act 1981 or any other Receiver is appointed over any of its assets which, in the opinion of the Board, are material to the Club’s ability to fulfil its obligations as a member of the League; or

E.29.4.                    its shareholders pass a resolution pursuant to section 84(1) of the 1986 Act to voluntarily wind it up; or

E.29.5.                    a meeting of its creditors is convened pursuant to section 95 or section 98 of the 1986 Act; or

E.29.6.                    a winding up order is made against it by the Court under section 122 of the 1986 Act or a provisional liquidator is appointed over it under section 135 of the 1986 Act; or

E.29.7.                    it ceases or forms an intention to cease wholly or substantially to carry on its business save for the purpose of reconstruction or amalgamation or otherwise in accordance with a scheme of proposals which have previously been submitted to and approved in writing by the Board; or

E.29.8.                    it enters into or is placed into any insolvency regime in any jurisdiction outside England and Wales which is analogous with the insolvency regimes detailed in Rules E.29.1 to E.29.6 hereof.

E.30.                                       A Club shall forthwith give written notice to the Board upon the happening of any of the events referred to in Rule E.29.

E.31.                                       At the discretion of the Board exercised in accordance with Rule E.37, a suspension may take effect from the giving of the notice or it may be postponed subject to:

E.31.1.                    a condition that while the suspension is postponed the Club may not apply to register or have transferred to it the registration of any Player; and

E.31.2.                    such other conditions as the Board may from time to time during the postponement of the suspension think fit to impose.

E.32.                                       Unless a suspension is postponed, a suspended Club shall not play in:

E.32.1.                    any League Match; or

E.32.2.                    any matches organised as part of the Games Programmes or matches in the Professional Development Leagues (as those terms are defined in the Youth Development Rules); or

E.32.3.                    any of the competitions set out in Rules L.9 and L.10; or

E.32.4.                    any other match.

E.33.                                       For the purposes of the League competition, the Board shall have power to determine how the cancellation of a League Match caused by the suspension of one of the Clubs which should have participated in it shall be treated.

E.34.                                       While pursuant to this Section of these Rules a Club is suspended or its suspension is postponed, the Board shall have power, subject to Rule E.37, to make such payments as it may think fit to the Club’s Football Creditors out of:

E.34.1.                    any UK Broadcasting Money payable to the suspended Club under the provisions of Rule D.18; and

E.34.2.                    any Overseas Broadcasting Money payable to the suspended Club under the provisions of Rule D.20; and

E.34.3.                    any Title Sponsorship Money payable to the suspended Club under the provisions of Rule D.22; and

E.34.4.                    any Commercial Contract Money payable to the suspended Club under the provisions of Rule D.24; and

E.34.5.                    any Radio Contract Money payable to the suspended Club under the provisions of Rule D.27.

E.35.                                       For the purposes of this Section of these Rules, Football Creditors shall comprise:

E.35.1.                    the Football Association and clubs in full or associate membership thereof; and

E.35.2.                    Affiliated Associations (as defined by the articles of association of the Football Association); and

E.35.3.                    the League and any subsidiary of it; and

E.35.4.                    the Football League, the Football Conference, the Northern Premier League, the Southern Premier League and the Isthmian Football League; and

E.35.5.                    the Professional Footballers’ Association; and

E.35.6.                    the Football Foundation; and

E.35.7.                    any employee or former employee of the suspended Club to whom arrears of wages or salary are due, to the extent of such arrears; and

E.35.8.                    any pension provider to which a pension contribution payable by the suspended Club in respect of its employees or former employees is due, to the extent of such contribution.

E.36.                                       Upon being reasonably satisfied that a suspended Club’s liabilities to its Football Creditors have been settled, the Board shall have power, subject to Rule E.37, to withdraw the suspension of that Club by giving to it notice in writing to that effect.

E.37.                                       In exercising its powers under Rules E.29, E.34, E.36 and E.39 and its discretion under Rule E.31, the Board shall have regard to all the circumstances of the case and to:

E.37.1.                    such of the provisions of the Insolvency Act 1986, the Competition Act 1998 and the Enterprise Act 2002 as are relevant and then in force;

E.37.2.                    the consideration (if any) given by the insolvent Club under the provisions of Rules D.18, D.20, D.22, D.24 and D.27;

E.37.3.                    the interests of the insolvent Club’s Officials, Players, supporters, shareholders and sponsors;

E.37.4.                    the interests of the insolvent Club’s other Football Creditors;

E.37.5.                    the need to protect the integrity and continuity of the League competition;

E.37.6.                    the reputation of the League and the need to promote the game of association football generally; and

E.37.7.                    the relationship between the Club and its Parent Undertaking, in the event that the Parent Undertaking suffers the Event of Insolvency.

E.38.                                       Any distribution to a Relegated Club under the provisions of Rules D.18, D.20 or D.22 may be deferred if, on or before the date of the distribution, the Relegated Club has been given notice under article 4.5 of the articles of association of the Football League which has been suspended. Upon such notice being withdrawn the deferred distribution shall be paid but if in consequence of the notice the club to which it was due ceases to be a member of the Football League its amount shall be added to the next distribution made in accordance with these Rules.

Sporting Sanction

E.39.                                       Upon a Club or its Parent Undertaking suffering an Event of Insolvency the Board shall have the power to impose upon the Club a deduction of 9 points scored or to be scored in the League competition. If the Board exercises this power it shall forthwith give written notice to the Club to that effect.

E.40.                                       Subject to Rule E.41, the Club may appeal against the deduction of points by sending or delivering to the Secretary Form 4 so that he receives the same together with a deposit of £1,000 within 7 days of the date of the notice given under the provisions of Rule E.39 (time of the essence).

E.41.                                       The only ground upon which a Club may appeal as aforesaid is that:

E.41.1.                    the Event of Insolvency was caused by and resulted directly from circumstances, other than normal business risks, over which it could not reasonably be expected to have had control; and

E.41.2.                    its Officials had used all due diligence to avoid the happening of that event.

E.42.                                       An appeal under the provisions of Rule E.40 shall lie to an appeal tribunal which shall hear the appeal as soon as reasonably practicable. The appeal tribunal shall be appointed by the Board and shall comprise 3 members of the Panel including:

E.42.1.                    an authorised insolvency practitioner; and

E.42.2.                    a legally qualified member who shall sit as chairman of the tribunal.

E.43.                                       The chairman of the appeal tribunal shall have regard to the procedures governing the proceedings of Commissions and Appeal Boards set out in Section W of these Rules (Disciplinary) but, subject as aforesaid, shall have an overriding discretion as to the manner in which the appeal is conducted.

E.44.                                       The Club shall have the onus of proof of the matters set out in the appeal on the balance of probabilities.

E.45.                                       If the members of the appeal tribunal are not unanimous the decision of the majority of them shall prevail.

E.46.                                       The appeal tribunal shall give written reasons for its decision.

E.47.                                       Members of the appeal tribunal shall be entitled to receive from the League a reasonable sum by way of fees and expenses.

E.48.                                       The appeal tribunal shall have the following powers:

E.48.1.                    to allow or dismiss the appeal;

E.48.2.                    to order the deposit to be forfeited to the League or repaid to the appellant Club;

E.48.3.                    to order the appellant Club to pay or contribute to the costs of the appeal including the fees and expenses of members of the appeal tribunal paid or payable under Rule E.47.

E.49.                                       The decision of the appeal tribunal shall be final and binding on the appellant Club.

General

E.50.                                       Each Club shall notify the League forthwith of any circumstances which may materially and adversely affect any of the information or representations submitted to the League pursuant to this Section E, and on consideration of those circumstances the Board may, if it considers it appropriate, amend any decision or determination that it made based on such information or representations.

E.51.                                       The information and representations referred to in Rule E.50 include, without limitation:

E.51.1.                    Future Financial Information;

E.51.2.                    the estimated profit and loss account submitted pursuant to Rule E.53.2(1);

E.51.3.                    information and undertakings provided to the League in connection with Secure Funding(2).

Profitability and Sustainability

E.52.                                       Rules E.53 to E.59 shall apply with effect from Season 2015/16.

E.53.                                       Each Club shall by 1 March in each Season submit to the Secretary:

E.53.1.                    copies of its Annual Accounts for T-1 (and T-2 if these have not previously been submitted to the Secretary) together with copies of the directors’ report(s) and auditors’ report(s) on those accounts;

E.53.2.                    its estimated profit and loss account and balance sheet for T which shall:

E.53.2.1.                   be prepared in all material respects in a format similar to the Club’s Annual Accounts; and

E.53.2.2.                   be based on the latest information available to the Club and be, to the best of the Club’s knowledge and belief, an accurate estimate as at the time of preparation of future financial performance; and

E.53.3.                    if Rule E.56 applies to the Club, the calculation of its aggregated Adjusted Earnings Before Tax for T, T-1 and T-2 in Form 4A.

Guidance

The Board will in due course consider the Annual Accounts for the Accounting Reference Period in respect of which information pursuant to Rule E.53.2 is submitted and in particular examine whether any material variances indicate that the estimated financial information was not prepared in accordance with Rule E.53.2.2.

(1)                                 Rule E.53.2 comes into force with effect from Season 2015/16.

(2)                                 “Secure Funding” is referred to in Rule E.58 which comes into force with effect from Season 2015/16.

E.54.                                       The Board shall determine whether consideration included in the Club’s Earnings Before Tax arising from a Related Party Transaction is recorded in the Club’s Annual Accounts at a Fair Market Value. If it is not, the Board shall restate it to Fair Market Value.

E.55.                                       The Board shall not exercise its power set out in Rule E.54 without first having given the Club reasonable opportunity to make submissions as to:

E.55.1.                    whether the said consideration should be restated; and/or

E.55.2.                    what constitutes its Fair Market Value.

E.56.                                       If the aggregation of a Club’s Earnings Before Tax for T-1 and T-2 results in a loss, any consideration from Related Party Transactions having been adjusted (if appropriate) pursuant to Rule E.54, then the Club must submit to the Secretary the calculation of its Adjusted Earnings Before Tax for each of T, T-1 and T-2.

E.57.                                       If the aggregation of a Club’s Adjusted Earnings Before Tax for T, T-1 and T-2 results in a loss of up to £15m, then the Board shall determine whether the Club will, until the end of T+1, be able to pay its liabilities described in Rule E.14.7.1 and fulfil the obligations set out in Rules E.14.7.2 a n d E.14.7. 3.

E.58.                                       If the aggregation of a Club’s Adjusted Earnings Before Tax for T, T-1 and T-2 results in a loss of in excess of £15m then the following shall apply:

E.58.1.                    the Club shall provide, by 31 March in the relevant Season, Future Financial Information to cover the period commencing from its last accounting reference date (as defined in section 391 of the Act) until the end of T+2 and a calculation of estimated aggregated Adjusted Earnings Before Tax until the end of T+2 based on that Future Financial Information;

E.58.2.                    the Club shall provide such evidence of Secure Funding as the Board considers sufficient; and

E.58.3.                    if the Club is unable to provide evidence of Secure Funding as set out in Rule E.58.2, the Board may exercise its powers set out in Rule E.15.

E.59.                                       If the aggregation of a Club’s Adjusted Earnings Before Tax for T, T-1 and T-2 results in losses of in excess of £105m:

E.59.1.                    the Board may exercise its powers set out in Rule E.15; and

E.59.2.                    the Club shall be treated as being in breach of these Rules and accordingly the Board shall refer the breach to a Commission constituted pursuant to Section W of these Rules.

E.60.                                       The sum set out in Rule E.59 shall be reduced by £22m for each Season covered by T-1 and T-2 in which the Club was in membership of the Football League.

CLUBS: FINANCE AND GOVERNANCE

SECTION F: OWNERS’ AND DIRECTORS’ TEST

Disqualifying Events

F.1.                                               A Person shall be disqualified from acting as a Director and no Club shall be permitted to have any Person acting as a Director of that Club if:

F.1.1.                            either directly or indirectly he is involved in or has any power to determine or influence the management or administration of another Club or Football League club; or

F.1.2.                            either directly or indirectly he holds or acquires any Significant Interest in a Club while he either directly or indirectly holds any interest in any class of Shares of another Club; or

F.1.3.                            he becomes prohibited by law from being a director (including without limitation as a result of being subject to a disqualification order as a director under the Company Directors Disqualification Act 1986 (as amended or any equivalent provisions in any jurisdiction which has a substantially similar effect), or being subject to the terms of an undertaking given to the Secretary of State under that Act (as amended or any equivalent provisions in any jurisdiction which has a substantially similar effect), unless a court of competent jurisdiction makes an order under that Act permitting an appointment as a Director); or

F.1.4.                            he has a Conviction (which is not a Spent Conviction) imposed by a court of the United Kingdom or a competent court of foreign jurisdiction:

F.1.4.1.                  in respect of which an unsuspended sentence of at least 12 months’ imprisonment was imposed; or

F.1.4.2.                  in respect of any offence involving any act which could reasonably be considered to be dishonest (and, for the avoidance of doubt, irrespective of the actual sentence imposed); or

F.1.4.3.                  in respect of an offence set out in the Appendix 1 Schedule of Offences or a directly analogous offence in a foreign jurisdiction (and, for the avoidance of doubt, irrespective of the actual sentence imposed); or

F.1.5.                            he becomes the subject of:

F.1.5.1.                  an Individual Voluntary Arrangement (including any fast track voluntary arrangement); or

F.1.5.2.                  a debt relief order (in accordance with the provisions of Part 7A of the Insolvency Act); or

F.1.5.3.                  an administration order (in accordance with Part 6 of the County Courts Act 1984); or

F.1.5.4.                  an enforcement restriction order (in accordance with the provisions of Part 6A of the County Courts Act 1984); or

F.1.5.5.                  a debt management scheme or debt repayment plan (in accordance with provisions of Chapter 4 or Part 5 of the Tribunals, Courts and Enforcement Act 2007)

or any equivalent provision in any other jurisdiction which has a substantially similar effect, and in each case as may be amended from time to time.

F.1.6.                            he becomes the subject of an Interim Bankruptcy Restriction Order, a Bankruptcy Restriction Order or a Bankruptcy Order (or any equivalent provisions in any jurisdiction which has a substantially similar effect); or

F.1.7.                            he is or has been a Director of a Club which, while he has been a Director of it, has suffered 2 or more unconnected Events of Insolvency in respect of each of which a deduction of points was imposed (and for the purposes of this Rule F.1.7 and Rule F.1.8 a person shall be deemed to have been a Director of a Club which has suffered an Event of Insolvency if such Event of Insolvency occurred in the 30 days immediately following his having resigned as a Director of that Club); or

F.1.8.                            he has been a Director of 2 or more Clubs or clubs each of which, while he has been a Director of them, has suffered an Event of Insolvency in respect of each of which a deduction of points was imposed; or

F.1.9.                            he is subject to a suspension or ban from involvement in the administration of a sport by any ruling body of a sport that is registered with UK Sport or Sport England, or any corresponding national or international association, whether such suspension or ban is direct or indirect (for example a direction to Persons subject to the jurisdiction of the ruling body that they should not employ, contract with or otherwise engage or retain the services of an individual); or

F.1.10.                     he is subject to any form of suspension, disqualification or striking-off by a professional body including, without limitation, the Law Society, the Solicitors’ Regulation Authority, the Bar Council or the Institute of Chartered Accountants of England and Wales or any equivalent body in any jurisdiction outside England and Wales, whether such suspension, disqualification or striking-off is direct or indirect (for example a direction to Persons subject to the jurisdiction of the professional body that they should not employ, contract with or otherwise engage or retain the services of an individual); or

F.1.11.                     he is required to notify personal information pursuant to Part 2 of the Sexual Offences Act 2003; or

F.1.12.                     he is found to have breached (irrespective of any sanction actually imposed), or has admitted breaching (irrespective of whether disciplinary proceedings were brought or not):

F.1.12.1.           Rule J.6; or

F.1.12.2.           any other rules in force from time to time in relation to the prohibition on betting on football (whether in England or Wales or elsewhere).

Submission of Declaration

F. 2.                                            Not later than 14 days before the commencement of each Season each Club shall submit to the Secretary a duly completed Declaration in respect of each of its Directors signed by the Director to which it refers and by an Authorised Signatory, who shall not be the same person.

F.3.                                               Within 21 days of becoming a member of the League each Club promoted from the Football League shall likewise submit to the Secretary a duly completed Declaration in respect of each of its Directors signed as aforesaid.

F.4.                                               If any person proposes to become a Director of a Club (including for the avoidance of doubt by virtue of being a shadow director or acquiring Control of the Club):

F.4.1.                            the Club shall no later than 10 Working Days prior to the date on which it is anticipated that such person shall become a Director submit to the Secretary a duly completed Declaration in respect of that person signed by him and by an Authorised Signatory;

F.4.2.                            within 5 Working Days of receipt thereof the Secretary shall confirm to the Club whether or not he is liable to be disqualified as a Director under the provisions in Rule F.1, and if he is so liable the Board will take the steps set out in Rule F.6; and

F.4.3.                            he shall not become a Director until the Club has received confirmation from the Secretary pursuant to Rule F.4.1 above that he is not liable to be disqualified as a Director under the provisions of Rule F.1.

Change of Director’s Circumstances

F.5.                                               Upon the happening of an event which affects any statement contained in a submitted Declaration:

F.5.1.                            the Director in respect of whom the Declaration has been made shall forthwith give full written particulars thereof to his Club; and

F.5.2.                            the Club shall thereupon give such particulars in writing to the Secretary.

Disqualification of a Director

F.6.                                               Upon the Board becoming aware by virtue of the submission of a Declaration or in the circumstances referred to in Rule F.5 or by any other means that a person is liable to be disqualified as a Director under the provisions of Rule F.1, the Board will:

F.6.1.                            give written notice to the person that he is disqualified, giving reasons therefore, and (in the case of a person who is a Director) require him forthwith to resign as a Director; and

F.6.2.                            give written notice to the Club that the person is disqualified, giving reasons therefore, and (in the case of a person who is a Director) in default of the Director’s resignation, it shall procure that within 28 days of receipt of such notice the Director is removed from his office as such.

Disciplinary Provisions

F.7.                                               Any Club which fails to comply with its obligations under the foregoing provisions of this Section of these Rules or which submits a Declaration which is false in any particular shall be in breach of these Rules and will be liable to be dealt with in accordance with the provisions of Section W of these Rules (Disciplinary).

F.8.                                               Any Director who fails to comply with his obligations under the foregoing provisions of this Section of these Rules or who fails to complete and sign a Declaration and any Director or Authorised Signatory who signs a Declaration which is false in any particular shall likewise be in breach of these Rules and liable to be dealt with as aforesaid.

Suspension of the Club

F.9.                                               If a Director who receives a notice under the provisions of Rule F.6.1 fails to resign and his Club fails to procure his removal from office as required, or if a Club proceeds with the appointment as a Director of a person to whom Rule F.4 applies despite having received a notice under the provisions of Rule F.6.2, the Board shall have power to suspend the Club by giving to it notice in writing to that effect.

F.10.                                        A suspended Club shall not play in:

F.10.1.                     any League Match; or

F.10.2.                     any matches organised as part of the Games Programmes or matches in the Professional Development Leagues (as those terms are defined in the Youth Development Rules); or

F.10.3.                     any of the competitions set out in Rules L.9 and L.10; or

F.10.4.                     any other match.

F.11.                                        For the purposes of the League competition, the Board shall have power to determine how the cancellation of a League Match caused by the suspension of one of the Clubs which should have participated in it shall be treated.

F.12.                                        Upon being reasonably satisfied that the Director of the suspended Club has resigned or has been removed from office, the Board shall have power to withdraw the suspension by giving to it notice in writing to that effect.

Appeal against Disqualification of a Director

F.13.                                        Any person or Club who receives notice under Rule F.6 has a right to appeal the disqualification notice(s) in accordance with the following Rules. However, for the avoidance of doubt, unless and until any such appeal is upheld, the disqualification notice(s) will take full effect.

F.14.                                        Any person or Club wishing to appeal a disqualification notice must, within 21 days of the date of that notice, send or deliver to the Secretary a notice of appeal, setting out full details of the grounds of appeal of that person or Club, together with a deposit of £1,000.

F.15.                                        The only grounds upon which a person or Club may appeal a disqualification notice are:

F.15.1.                     none of the Disqualifying Events set out in Rule F.1 apply; or

F.15.2.                     in respect of a Conviction of a court of foreign jurisdiction under Rule F.1.4, or a suspension or ban by a sport ruling body under Rule F.1.9, or a suspension, disqualification or striking-off by a professional body under Rule F.1.10, or a finding of a breach of rule by a ruling body of football pursuant to Rule F.1.12.2, there are compelling reasons why that particular Conviction, suspension, ban, disqualification or striking-off, should not lead to disqualification; or

F.15.3.                     it can be proven that the Disqualifying Event has, or will within 21 days of the notice of appeal, cease to exist; or

F.15.3.                     it can be proven that the Disqualifying Event has, or will within 21 days of the notice of appeal, cease to exist; or

F.15.4.                     the Disqualifying Event is a Conviction imposed between 19th August 2004 and 5th June 2009 for an offence which would not have led to disqualification as a Director under Premier League Rules as they applied during that period; or

F.15.5.                     the Disqualifying Event is a Conviction which is the subject of an appeal which has not yet been determined and in all the circumstances it would be unreasonable for the individual to be disqualified as a Director pending the determination of that appeal.

F.16.                                        An appeal under the provisions of Rule F.13 shall lie to an appeal tribunal which shall hear the appeal as soon as reasonably practicable. The appeal tribunal shall be appointed by the Board and shall comprise 3 members of the Panel including a legally qualified member who shall sit as chairman of the tribunal.

F.17.                                        The chairman of the appeal tribunal shall have regard to the procedures governing the proceedings of Commissions and Appeal Boards set out in Section W of these Rules (Disciplinary) but, subject as aforesaid, shall have an overriding discretion as to the manner in which the appeal is conducted.

F.18.                                        The person or Club advancing the appeal shall have the onus of proof of the matters set out in the appeal on the balance of probabilities.

F.19.                                        If the members of the appeal tribunal are not unanimous the decision of the majority of them shall prevail.

F.20.                                        The appeal tribunal shall give written reasons for its decision.

F.21.                                        Members of the appeal tribunal shall be entitled to receive from the League a reasonable sum by way of fees and expenses.

F.22.                                        The appeal tribunal shall have the following powers:

F.22.1.                     to allow the appeal in full;

F.22.2.                     to reject the appeal;

F.22.3.                     if it determines that a Disqualifying Event exists, to determine that the individual concerned should not be banned for that period during which they will remain subject to it and substitute such period as it shall reasonably determine, having regard to all of the circumstances of the case;

F.22.4.                     to declare that no Disqualifying Event ever existed or that any Disqualifying Event has ceased to exist;

F.22.5.                     to order the deposit to be forfeited to the League or to be repaid to the appellant person or Club;

F.22.6.                     to order the appellant person or Club to pay or contribute to the costs of the appeal including the fees and expenses of members of the appeal tribunal paid or payable under Rule F.21.

F.23.                                        The decision of the appeal tribunal shall be final and binding on the appellant person and Club.

Persons Prohibited by Law from entering the United Kingdom etc

F.24.                                        No Person may acquire any Holding in a Club if, pursuant to the law of the United Kingdom or the European Union:

F.24.1.                     he is prohibited from entering the United Kingdom; or

F.24.2.                     no funds or economic resources may be made available, directly or indirectly, to or for his benefit.

CLUBS: FINANCE AND GOVERNANCE

SECTION G: DISCLOSURE OF OWNERSHIP

Disclosure of Ownership

G.1.                                             A Club shall forthwith give notice in Form 6 to the Secretary if any Person either directly or indirectly:

G.1.1.                          holds; or

G.1.2.                          acquires; or

G.1.3.                          having held or acquired, ceases to hold

any Significant Interest in the Club.

G.2.                                             A Club shall forthwith give notice to the Secretary if it either directly or indirectly:

G.2.1.                          holds; or

G.2.2.                          acquires; or

G.2.3.                          having held or acquired, ceases to hold

any Significant Interest in any other Club or club and in this Rule G.2, the definition of Significant Interest shall be deemed to apply to clubs in the same way as to Clubs.

G.3.                                             A Club shall forthwith give notice to the Secretary if it is aware or if it becomes aware that any holder of a Significant Interest in it either directly or indirectly:

G.3.1.                          holds; or

G.3.2.                          acquires; or

G.3.3.                          having held or acquired, ceases to hold

any Significant Interest in any other Club or club and in this Rule G.3, the definition of Significant Interest shall be deemed to apply to clubs in the same way as to Clubs.

Guidance

Clubs who are aware of any Significant Interest as set out in Rule G.2 and G.3 will be required to notify the League by 31 July 2015.

G.4.                                             A notice given pursuant to the provisions of Rule G.1, G.2 and G.3 shall:

G.4.1.                          identify the Person holding, acquiring or ceasing to hold the Significant Interest in question; and

G.4.2.                          set out all relevant details of the Significant Interest including without limitation the number of Shares, their description and the nature of the interest; and

G.4.3.                          set out where appropriate the proportion (expressed in percentage terms) which the relevant Shares in respect of which the Significant Interest exists bear to the total number of Shares of that class in issue and of the total issued Shares.

G.5.                                             Each Club shall publish the identities of the ultimate owner of each Significant Interest in the Club.

G.6.                                             The Secretary shall maintain a register which shall include the particulars set out in Rule G.4 and the said register shall be available for inspection by any Club by prior appointment.

G.7.                                             Each Club shall forthwith give notice in writing to the Secretary if any Person identified in a notice given in accordance with Rule G.1.1 or Rule G.1.2 either directly or indirectly holds acquires or ceases to hold any Holding in the Club.

G.8.                                             The Board shall have power to suspend a Club if either directly or indirectly a Person acquires a Significant Interest in that Club while such Person either directly or indirectly holds any Holding in any class of Shares of another Club.

G.9.                                             At the discretion of the Board, a suspension may take effect forthwith or it may be postponed subject to such conditions as the Board may think fit to impose.

G.10.                                      Unless a suspension is postponed, a suspended Club shall not play in:

G.10.1.                   any League Match; or

G.10.2.                   any matches organised as part of the Games Programmes or matches in the Professional Development Leagues (as those terms are defined in the Youth Development Rules); or

G.10.3.                   any of the competitions set out in Rules L.9 and L.10; or

G.10.4.                   any other match.

G.11.                                      For the purposes of the League competition, the Board shall have power to determine how the cancellation of a League Match caused by the suspension of one of the Clubs which should have participated in it shall be treated.

G.12.                                      The Board shall have power to remove a Club’s suspension imposed under Rule G.8 upon being satisfied that the circumstances giving rise to it are no longer extant.

CLUBS: FINANCE AND GOVERNANCE

SECTION H: DIRECTORS’ REPORTS

Material Transactions

H.1.                                            For the purposes of these Rules Material Transactions shall comprise any payment or financial obligation (or any series of connected payments or financial obligations relating to the same transaction) made or undertaken by or to or in favour of a Club and recorded in its accounting and administration records which is (or are) in respect of any of the following:

H.1.1.                         Compensation Fees, Contingent Sums or Loan Fees; or

H.1.2.                         remuneration of Players (including, for this purpose, any benefits they are entitled to receive); or

H.1.3.                         payments to or for the benefit of Agents; or

H.1.4.                         Third Party Payments;

and remuneration of and payments to or for the benefit of Players or Agents shall in each case include payments made by or on behalf of a Club to or for the benefit of a Player or Agent (as the case may be) including, for this purpose, to any company or trust in which the Player or Agent (as the case may be) has an interest.

Record of Material Transactions

H.2.                                            Brief particulars of each Material Transaction sufficient to identify its date(s), its amount(s) and the nature of it shall be recorded by a Club and the record shall be made available on demand to its Directors, its Auditors and the League.

H.3.                                            Directors of a Club (including non-executive Directors) shall take such steps as are reasonably necessary to satisfy themselves that their Club’s record of Material Transactions is complete and correct.

Transfer Policy

H.4.                                            Each Club shall formally adopt, and make available to the League at its request, a written transfer policy identifying who on its behalf has authority to negotiate and approve Material Transactions.

H.5.                                            Each Club shall ensure that all its Material Transactions are:

H.5.1.                         negotiated and approved in accordance with its written transfer policy; and

H.5.2.                         documented and recorded as required by relevant provisions of these Rules and the Football Association Rules.

H.6.                                            Each Club shall, if requested to do so by the League, submit to the League Form 7 signed and dated by each of the Directors of the Club.

H.7.                                            Any Director who for any reason is unwilling to sign Form 7 shall note the Form 7 to that effect, giving full reasons.

H.8.                                            Any Director signing a Form 7 who knows or ought reasonably to know that it or any part of it is false or misleading in any way and any Director noting a Form 7 knowing that such note or the reasons given by him are false or misleading in any way will in either case act in breach of these Rules and will be liable to be dealt with in accordance with the provisions of Section W of these Rules (Disciplinary).

H.9.                                            Managers, Players and Officials shall cooperate fully with the Directors of their Club in the preparation for Form 7.

CLUBS: FINANCE AND GOVERNANCE

SECTION I: ASSOCIATIONS AND INFLUENCE

Associations between Clubs

I.1.                                                 A Club shall not either directly or indirectly:

I.1.1.                                       apply to hold or hold any Holding in another Club or Football League club; or

I.1.2.                                       issue any of its Shares or grant any Holding to another Club or Football League club; or

I.1.3.                                       lend money to or guarantee the debts or obligations of another Club or Football League club; or

I.1.4.                                       borrow money from another Club or Football League club or permit another Club or Football League club to guarantee its debts or obligations; or

I.1.5.                                       be involved in or have any power to determine or influence the management or administration of another Club or Football League club; or

I.1.6.                                       permit any other Club or Football League club to be involved in or have any power to determine or influence its management or administration.

Club Officials

I.2.                                                 An Official of a Club shall not:

I.2.1.                                       be an Official of another Club or Football League club; or

I.2.2.                                       either directly or indirectly be involved in or have any power to determine or influence the management or administration of another Club or Football League club.

I.3.                                                 A Club shall not appoint as an Official anybody who:

I.3.1.                                       is an Official of another Club or Football League club; or

I.3.2.                                       either directly or indirectly is involved in or has any power to determine or influence the management or administration of another Club or Football League club.

Dual Interests

I.4.                                                 No Person may either directly or indirectly be involved in or have any power to determine or influence the management or administration of more than one Club.

I.5.                                                 No Person may either directly or indirectly hold or acquire any Significant Interest in a Club while such Person either directly or indirectly holds any Holding in another Club.

I.6.                                                 A Club shall not either directly or indirectly issue Shares of any description or grant any Holding to any Person that either directly or indirectly already holds a Significant Interest in another Club.

Club Contracts

I.7.                                                 No Club shall enter into a contract which enables any other party to that contract to acquire the ability materially to influence its policies or the performance of its teams in League Matches, any matches in the Professional Development Phase Games Programme or the Professional Development Leagues (as those terms are defined in the Youth Development Rules) or in any of the competitions set out in Rule L.9.

CLUBS: FINANCE AND GOVERNANCE

SECTION J: MISCELLANEOUS

Employment of Officials

J.1.                                                 Each Club shall employ and provide written terms of reference to:

J.1.1.                                       an Official who shall be responsible for running the daily business of the Club with the support of a sufficient number of administrative staff in suitable and appropriately equipped offices, who can be contacted during normal office hours.

J.1.2.                                       an Official who holds a nationally recognised qualification as an accountant or auditor, or who has sufficient experience to demonstrate his competence as such, who shall be responsible for the Club’s finances; and

J.1.3.                                       a press or media officer who holds a nationally recognised qualification in journalism or who has sufficient experience to demonstrate his competence as a press or media officer.

J.2.                                                 Each Club shall bind each of its Officials:

J.2.1.                    to comply with these Rules during the period of their appointment or employment and in the case of Rule B.18 at all times thereafter; and

J.2.2.                    to seek its permission before contributing to the press, television or radio.

J.3.                                                 Save as otherwise permitted by these Rules, no Club shall directly or indirectly induce or attempt to induce any Player, Manager, assistant manager, head coach or other senior first team football coach of another Club (or Football League club) to terminate a contract of employment with that other Club (or Football League club) (whether or not by breach of that contract) or directly or indirectly approach any such employee with a view to offering employment without the consent of that other Club (or Football League club).

J.4.                                                 Each Club shall adopt and each Club, Manager, Official, Player and Academy Player shall observe, comply with and act in accordance with the Inclusion and Anti-Discrimination Policy set out in Appendix 2 to these Rules.

Betting

J.5.                                                 Prior to entering into (or performing any aspect of) a Gambling Related Agreement, the Club shall procure that the other party (or parties) to the Gambling Related Agreement shall enter into an agreement with the League pursuant to which it shall agree with the League in the terms set out in Rules J.5.1 to J.5.2:

J.5.1.                                       it will provide accurate and complete information forthwith to the League in the event that the League is exercising its powers to enquire into any suspected or alleged breach of these Rules; and

J.5.2.                                       it will not permit any form of gambling on any game referred to in Youth Development Rules 1.12(b)(ii), 1.12(b)(iii), and 1.12(c) to (e) or on any match including a Club in the UEFA Youth League;

J.6.                                                 No Club, Official or Player may, in connection with betting on an event in, or on the result of, a League Match or a match in a competition which forms part of the Games Programmes or Professional Development Leagues (as those terms are defined in the Youth Development Rules):

J.6.1.                    offer or receive a payment or any form of inducement to or from any Club or the Official or Player of any Club; or

J.6.2.                    receive or seek to receive any payment or other form of inducement from any Person.

UEFA Club Licence Applicants

J.7.                                                 Any Club, Authorised Signatory or other Official making a false statement (whether made verbally or in writing) in or in connection with an application for a UEFA Club Licence or falsifying a document produced in support of or in connection with such an application shall be in breach of these Rules and shall be liable to be dealt with in accordance with the provisions of Section W of these Rules (Disciplinary).

Football Foundation

J.8.                                                 Each Club must make available one half page of advertising or editorial material in match programmes for the benefit of The Football Foundation.

CLUBS: OPERATIONS

SECTION K: STADIUM CRITERIA AND BROADCASTERS’ REQUIREMENTS

Safety Certificate

K.1.                                             Subject to Rule K.2, each Club shall hold a current safety certificate issued in accordance with the provisions of the Safety of Sports Grounds Act 1975.

K.2.                                             If a Club has a ground-sharing agreement it shall be a term thereof that either the Club or the other party to the agreement shall hold a current safety certificate.

Ownership of Ground and Training Facilities

K.3.                                             Each Club shall either own its Stadium and training facilities or have a legally enforceable agreement with its owner for its use by the Club, expiring not earlier than the end of the current Season.

Ground Sharing

K.4.                                             No Club shall have or enter into a ground-sharing agreement unless the agreement contains a legally enforceable provision to the effect that the playing of the Club’s League Matches shall always take precedence over the activities of the other party to the agreement.

Ground Registration

K.5.                                             Each Club shall register its Stadium with the Secretary and no Club shall remove to another Stadium without first obtaining the written consent of the Board, such consent not to be unreasonably withheld.

K.6.                                             In considering whether to give any such consent, the Board shall have regard to all the circumstances of the case (including but not limited to the factors set out in this Rule K.6) and shall not consent unless reasonably satisfied that such consent:

K.6.1.                would be consistent with the objects of the League as set out in the Memorandum;

K.6.2.                would be appropriate having in mind the relationship (if any) between the locality with which by its name or otherwise the applicant Club is traditionally associated and that in which such Club proposes to establish its Stadium;

K.6.3.                would not to any material extent adversely affect such Club’s Officials, Players, supporters, shareholders, sponsors and others having an interest in its activities;

K.6.4.                would not have a material adverse effect on Visiting Clubs;

K.6.5.                would not to any material extent adversely affect Clubs (or Football League clubs) having their registered grounds in the immediate vicinity of the proposed location; and

K.6.6.                would enhance the reputation of the League and promote the game of association football generally.

All Seater Grounds

K.7.                                             Spectators admitted to a Stadium shall be offered only seated accommodation, the majority of which shall be covered, and there shall be no standing terraces.

Ground Regulations

K.8.                                             Each Club shall ensure that sufficient copies of the official notice entitled “Ground Regulations” published by the League and the Football League are displayed prominently at its Stadium.

Covered Stadia

K.9.                                             Any Club applying for planning permission to cover or partially cover the playing area of its stadium with a fixed or moveable roof shall provide to the Board a copy of its application together with copies of all submitted plans.

K.10.                                      No League Match shall take place at any stadium where during the playing of the League Match the playing area is covered or partially covered by a fixed or moveable roof without the prior written approval of the Board. Before giving or refusing to give any such approval the Board shall consult with all Clubs and shall take into account their representations.

Dressing Rooms

K.11.                                      Each Club shall provide dressing rooms for Players the minimum area of which (excluding showers, baths and toilets) shall be 30 square metres.

Drug-testing Room

K.12.                                      Each Club shall provide accommodation capable of being used as a drug-testing room which shall be near the Players’ and Match Officials’ dressing rooms and inaccessible to the public and media. The Board may caution any Club which fails to comply with this Rule or exercise its summary jurisdiction and impose a fine.

Security

K.13.                                      In order to safeguard the Players, directors and Officials of a Visiting Club and Match Officials upon their arrival at and departure from a League Match, each Home Club shall procure that:

K.13.1.                   the Visiting Club’s team coach is able to park adjacent to the Players’ entrance;

K.13.2.                   barriers are placed so as to prevent members of the public gaining access to the area between the team coach and the Players’ entrance;

K.13.3.                   a parking area is provided for directors and Officials of the Visiting Club and Match Officials close to their respective points of entry to the stadium;

K.13.4.                   the Players’ entrance as well as the parking area and the points of entry referred to are adequately policed or stewarded.

K.13.5.                   access to the Match Officials dressing room is controlled in compliance with guidance as issued by PGMOL and approved by the Board.

K.14.                                      Each Home Club shall further procure that Players and Match Officials are provided with a safe and secure means of access to and egress from the pitch prior to the kick-off of a League Match, at the beginning and end of the half-time interval and upon the conclusion of the match.

The Pitch

K.15.                                      Unless otherwise permitted by the Board, in League Matches the length of the pitch shall be 105 metres and its breadth 68 metres.

K.16.                                      The Board shall only give permission to a Club for the dimensions of its pitch to be other than as set out in Rule K.15 if it is impossible for it to comply with Rule K.15 due to the nature of the construction of its Stadium.

K.17.                                      For UEFA Club Competitions the pitch must measure 105 metres in length by 68 metres in breadth exactly. If for technical reasons of a construction related nature it is impossible to achieve the required dimensions a UEFA Club Licence may nevertheless be granted provided that the pitch is minimum 100 metres to maximum 105 metres in length by minimum 64 metres to maximum 68 metres in breadth.

K.18.                                      A Club shall register the dimensions of its pitch before the commencement of each Season by giving written notice thereof in Form 8 to the Secretary.

K.19.                                      The Board may at any time require a Club to obtain and submit to the Secretary a report by an independent expert certifying its pitch dimensions.

K.20.                                      No Club shall alter the dimensions of its pitch during the Season without the prior written consent of the Board.

K.21.                                      The height of the pitch grass shall not exceed 30mm and the entire playing surface must be cut to the same height.

K.22.                                      Each Club shall take all reasonable steps to maintain its pitch in good condition throughout the Season and the Board may require a Club to take such steps as the Board shall specify if it is not satisfied that the pitch is being maintained to an adequate standard.

K.23.                                      Each Club shall provide and maintain at its Stadium an undersoil heating system which shall be operated to the extent necessary to procure, so far as is reasonably possible, that the pitch is playable on the occasion of each home League Match.

Pitch Protection

K.24.                                      In order to protect the pitch, unless otherwise mutually agreed between both participating Clubs, the following procedures shall be adopted by Players and Officials in the periods immediately before and after a League Match and at half time:

K.24.1.                   the pitch shall only be used for warming up or warming down by Players named on Form 9 plus an additional goalkeeper;

K.24.2.                   pre-match warming up by either team shall not commence until 45 minutes before the kick-off time at the earliest, shall not last for more than 30 minutes, and shall end no later than 10 minutes before the kick-off time;

K.24.3.                   if portable goals are provided they shall be used for all goalkeeping drills other than crossing practice;

K.24.4.                   the goalmouth area shall be used by goalkeepers only if portable goals are not provided or for crossing practice and then only for not more than 20 minutes;

K.24.5.                   for the purposes of warming up and warming down each team shall use only part of the pitch between the edge of a penalty area and the half way line or as otherwise directed by the groundsman;

K.24.6.                   all speed and stamina work shall be undertaken off the pitch parallel to the touchline opposite the side to be patrolled by the assistant referee or, in the absence of sufficient space, in that part of the pitch described in Rule K.24.5 above or as otherwise directed by the groundsman;

K.24.7.                   Players using the pitch at half time shall give due consideration to any other activity or entertainment taking place on the pitch at the same time;

K.24.8.                   the Home Club may water the pitch at half time provided that it gives reasonable notice to the referee and the other Club that it intends to do so and that any such watering is carried out evenly over the entire length and width of the pitch; and

K.24.9.                   any warming down after the conclusion of the League Match shall last for no longer than 15 minutes and for that purpose neither penalty area shall be used.

Artificial Surfaces

K.25.                                      No League Match shall be played on an Artificial Surface.

Goal Line Technology

K.26.                                      Each Club’s Stadium must have installed such Goal Line Technology as the Board shall specify from time to time.

K.27.                                      Each Club shall:

K.27.1.                   ensure that the Goal Line Technology installed at its Stadium properly maintained in accordance with all applicable requirements insofar as such maintenance is the responsibility of the Club and not the responsibility of any Person appointed by the League pursuant to Rule K.27.2;

K.27.2.                   give all necessary cooperation to such Person or Persons appointed by the League to supply, install, maintain and operate such Goal Line Technology and to any person properly authorised by the League or FIFA to test or certify the Club’s Goal Line Technology; and

K.27.3.                   use Goal Line Technology only as specified by the Board from time to time.

K.28.                                      For the avoidance of doubt, ownership of the Goal Line Technology installed and operated at each Club, and of all rights arising therefrom or in connection therewith, shall not belong to the Club.

Trainer’s Bench Facilities

K.29.                                      Each Club shall provide separate trainers’ benches adjacent to the pitch for the sole use of team officials, medical staff and substitute Players of each of the Home Club and the Visiting Club. Such trainer’s benches shall be clearly marked ‘Home’ and ‘Away’, shall have direct access onto the pitch, shall be located equidistant from the halfway line, shall be under cover and shall each be capable of seating not less than 14 persons.

K.30.                                      The Staff and Players occupying the trainers’ benches shall display throughout the game such identification as is required and provided by the Premier League.

Technical Areas

K.31.                                      The technical areas shall include the trainers’ benches required by Rule K.29 and shall extend 1 metre either side of each and to within 1 metre of the touchline.

K.32.                                      The boundaries of each of the technical areas shall be clearly marked.

K.33.                                      No person shall use or have access to a television monitor or like device in or around the technical areas during League Matches.

Sanitary Facilities

K.34.                                      Each Club shall provide sufficient bright, clean and hygienic toilet and washing facilities for male and female spectators in accordance with any local authority requirements and having regard to guidance issued by the Football Licensing Authority. The Board may caution any Club which fails to comply with this Rule or exercise its summary jurisdiction and impose a fine.

Facilities for the Disabled

K.35.                                      Each Club shall provide sufficient and adequate facilities for disabled supporters.

CCTV

K.36.                                      A Home Club may arrange for any League Match in which its team participates to be relayed by closed circuit television to other locations within its Stadium.

K.37.                                      Except at any time when any live Transmission of any League Match pursuant to a UK Broadcasting Contract is in progress, a Visiting Club may arrange by agreement with the Home Club for the closed circuit television signal of a League Match in which it participates to be relayed to its Stadium only. The written consent of the Board shall be required to relay the said signal to any other location. In all such circumstances, the Visiting Club shall ensure that any such relay of any such signal shall be encrypted in such manner as the Board may from time to time direct.

Giant Screens

K.38.                                      Except with the prior written consent of the Board, giant screens or the like at a Club’s Stadium shall not be used to relay to spectators closed circuit pictures of the League Match at which they are present.

K.39                                         Any consent given under the provisions of the above Rule shall be subject to the following conditions:

K.39.1.                   the screen shall be located so that it does not interfere with the League Match at which it is used or distract the Players and Match Officials;

K.39.2.                   it shall be operated by a responsible person who is fully aware of the conditions governing its use;

K.39.3.                   the screen may be used to show:

K.39.3.1.               live action;

K.39.3.2.               when the ball is not in play, action replays of positive incidents;

K.39.4.                   the screen shall not be used to show:

K.39.4.1.               action replays of negative or controversial incidents;

K.39.4.2.               any incident which may bring into question the judgment of a Match Official;

K.39.4.3.               the area of the trainer’s bench;

K.39.4.4.               until substitute boards have been displayed, pictures of any substitute Player warming up or preparing to enter the field of play;

K.39.4.5.               any pictures which may tend to criticise, disparage, belittle or discredit the League, any Club or any Official, Player or Match Official or to bring the game into disrepute.

Media Facilities — General

K.40.                                      Each Club shall provide to the League such information and access to its Stadium as the League may reasonably require in order to assess whether the Club complies, or will in due course comply, with the requirements of Rules K.45 to K.125.

Guidance

Assessment of compliance will be undertaken via self-assessment, inspections by the League or its appointees, and, if there is disagreement as to whether a Club complies with a particular requirement, by an independent audit.

K.41.                                      Where a Club proves to the League that compliance with one or more of the requirements of Rules K.45 to K.125 is not reasonably practicable, despite its best endeavours, due to the nature of the construction and configuration of its Stadium, the League shall suspend action for breach of such Rules for such period of time and subject to such further order as the League considers appropriate.

Guidance

If the existing nature of a Club’s Stadium is such that it necessitates a longer lead time to put in place a facility required by these Rules, then it may apply to the Board for temporary dispensation from the relevant Rule. In extreme cases, it is recognised that it may be physically impossible to comply with a particular requirement. In such a case, the Board may waive compliance without the Club attracting sanction pursuant to Rule K.43 subject to whatever further action the Board considers appropriate to comply as much as reasonably practicable with the intent of the Rules.

Any application for dispensation from any of the requirements in Rules K.45 to K.125 will be judged on its own facts.

K.42.                                      The details of how each Club will, subject to Rule K.43, comply with Rules K.45 to K.125 shall be recorded in its Technical Specification.

K.43.                                      If a Club fails to comply with any of Rules K.45 to K.125, the Board may:

K.43.1.                   withhold from that Club part or all of its share of Overseas Broadcasting Money to which it would otherwise be entitled pursuant to Rule D.20 until such time as it has provided those facilities; and/or

K.43.2.                   require the Club to undertake such works as the Board considers necessary by such date as the Board may specify; and

K.43.3.                   in the event of any continuing breach or failure to implement works as required by the Board pursuant to Rule K.43.2 deal with the matter under the provisions of Section W of these Rules.

K.44.                                      The League will inform each Club no later than 14 days before the date of each League Match to be played at its Stadium of the Match Manager appointed to act at that League Match and whether, and if so to what extent, the Club is required to comply with the following Rules:

K.44.1.                   Rules K.56 and K.57 (Overseas TV Commentary Positions);

K.44.2.                   Rule K.66 (Television Studios);

K.44.3.                   Rule K.67 (seats for Overseas Broadcasters); and

K.44.4.                   Rule K.78 (car park spaces for the use of Broadcasters).

K.45.                                      Access to the facilities, areas and rooms described in this Section of the Rules shall, on the date of each League Match, be restricted to such personnel as are accredited by the League or Home Club and each Home Club shall ensure that such facilities, areas and rooms are stewarded in such a manner as to enforce this restriction.

K.46.                                      Each Club shall ensure that for each League Match played at its Stadium, the Stadium is supplied with internet connectivity with a total bandwidth capacity of 40 megabits per second, burstable to 100 megabits per second.

K.47.                                      Each Club shall ensure that, within the total internet connectivity referred to in Rule K.46:

K.47.1.                   3 private and uncontended internet connections, with a total bandwidth capacity of 15 megabits per second to be divided between the 3 connections as the League shall specify, are available for the use of the League’s data providers and player tracking service providers; and

K.47.2.                   internet connections are provided to the locations and in the manner specified in Rule K.48.

K.48.                                      Each Home Club shall provide connections to the internet, and permit the installation and maintenance by the League or Radio Broadcasters (in either case at their expense) of ISDN lines, at the following locations of its Stadium:

	Wired Internet	Wireless Internet
	Connectivity	Connectivity*	ISDN

Each UK TV Commentary Position (Rules K.54 to K.55)	Yes	Yes	Yes

Each Overseas TV Commentary Position (Rules K.56 to K.57)	Yes	Yes	Yes

Each Press Seat (Rules K.87 to K.88)	Yes	Yes	Not required

Media Working Area (Rules K.84 to K.85)	Yes	Yes	Not required

Media Conference Room (Rule K.86)	Yes	Yes	Not required

Photographers’ Working Area (Rule K.89.4)	Yes: 16 connection points	Yes	Not required

Radio Commentary Positions (Rule K.58)	Yes	Yes	Yes

Tunnel Interview Position (Pre-Match and Post-Match) (Rules K.60 to K.61).	Not required	Yes	Not required

Television Studios (Rule K.66)	Yes	Yes	Not required

Outside Broadcast Compound (Rules K.79 to K.81)	Yes	Yes	Not required

Pitchside Presentation Positions (Rule K.59)	Not required	Yes	Not required

*Wireless internet connectivity must be on a closed and secure network.

K.49.                                      Each Club shall give the Match Manager all such assistance, and access to such facilities, areas and rooms, as may be reasonably required.

K.50.                                      Each Home Club shall:

K.50.1.                   provide for the use of the League in relation to this Section K a network access facility within its Outside Broadcast Compound and provide such rights and access as is needed for its installation and maintendance; and

K.50.2.                   ensure that for at least 3 hours before kick-off and 2 hours after final whistle, an appropriately competent Official is available to ensure as far as reasonably practicable uninterrupted use of the services set out at Rules K.46 to K.48.

Television Gantry

K.51.                                      Subject to Rule K.53, each Club shall ensure that its Stadium has a television gantry which:

K.51.1.                   is situated so that cameras can be positioned on the half-way line;

K.51.2.                   is at least 19 metres wide;

K.51.3.                   is able to accommodate at least 3 UK TV Commentary Positions and 5 cameras, allowing at least 2 metres by 2 metres per camera;

K.51.4.                   permits the cameras to have a full and clear view of the whole pitch; and

K.51.5.                   permits each camera position and UK Commentary Position to be easily accessible by technical personnel during the match without disturbing the cameramen or commentators.

K.52.                                      Each UK TV Commentary Position and each camera position on the Television Gantry shall be Hardwired.

K.53.                                      A Club may fulfil the requirements set out in Rule K.51 across two gantries in close proximity to each other provided that:

K.53.1.                   one is at least 12 metres wide and able to accommodate at least 2 UK Commentary Positions and 3 cameras (allowing at least 2 metres by 2 metres per camera), and Rule K.51.1 shall apply to this gantry; and

K.53.2.                   the other is at least 7 metres wide and able to accommodate at least 1 UK Commentary Position and 2 cameras (allowing at least 2 metres by 2 metres per camera).

UK TV Commentary Positions

K.54.                                      Subject to Rule K.44, each Club shall provide at each League Match played at its Stadium at least 3 UK TV Commentary Positions on the Television Gantry, for use by UK Broadcasters’ commentators.

K.55.                                      Each UK TV Commentary Position shall:

K.55.1.                   consist of 3 seats;

K.55.2.                   be no less than 3 metres wide and 1 metre deep;

K.55.3.                   have internet connectivity as set out in Rule K.48 and mains power;

K.55.4.                   have a full and clear view of the pitch; and

K.55.5.                   have a desk large enough to hold a monitor, 2 laptops and such commentary equipment as UK Broadcasters may reasonably require.

Guidance

A Club will not be penalised for a failure to provide a full and clear view under these Rules if the permanent infrastructure of its Stadium is such that this is not possible (for example due to the presence of stanchions supporting the roof of a stand). However, there must be no temporary or movable installations restricting the view.

Overseas TV Commentary Positions

K.56.                                      Subject to Rule K.44, each Club shall provide at each League Match played at its Stadium:

K.56.1.                   at least 15 Overseas TV Commentary Positions (which need not be on the Television Gantry, provided that they are situated on the same side of the pitch as the Television Gantry and are sufficiently Hardwired for the receipt of the Broadcaster’s feeds to monitors), of which 5 must have capacity for video and audio to be transmitted via a mini-camera to the Outside Broadcast Compound; and

K.56.2.                   at least 1 additional seat per 3 Overseas TV Commentary Positions for the use of Overseas Broadcasters’ technical staff.

Guidance

The mini-cameras referred to in Rule K.56.1 will be used to film commentators and not match footage.

K.57.                                      Each Overseas TV Commentary Position shall:

K.57.1.                   be situated as close to the half-way line as reasonably practicable;

K.57.2.                   consist of 2 seats for the use of commentators;

K.57.3.                   be at least 2 metres wide and 1 metre deep;

K.57.4.                   be Hardwired;

K.57.5.                   have internet connectivity as set out in Rule K.48 and mains power;

K.57.6.                   have a full and clear view of the pitch; and

K.57.7.                   have a desk large enough to hold a monitor, two laptops and such commentary equipment as Overseas Broadcasters may reasonably require.

Guidance

Where the Rules specify that different Persons are entitled to be placed as near to the half-way line as reasonably practicable, the Match Manager shall allocate actual positions.

Radio Commentary Positions

K.58.                                      Each Club shall provide at each League Match played at its Stadium at least 15 Radio Commentary Positions for use by Radio Broadcasters and (subject to the priority over such seats of the Radio Broadcasters) by any radio broadcasters with whom the Home Club or the Visiting Club has entered into a Club Radio Contract, and each such Position shall:

K.58.1.                   be situated as close to the half-way line as reasonably practicable and in any event no further than 25m from it;

K.58.2.                   have a clear view of a television monitor; and

K.58.3.                   have mains power and a desk large enough to hold such commentary equipment as Radio Broadcasters may reasonably require.

TV Broadcasters’ Pitchside Presentation Positions

K.59.                                      Each Club shall provide at each League Match played at its Stadium at least 7 pitchside presentation positions (2 for UK Broadcasters and 5 for Overseas Broadcasters), each of which shall be:

K.59.1.                   Hardwired;

K.59.2.                   as close to the touchline as reasonably practicable;

K.59.3.                   at least 3 metres wide; and

K.59.4.                   available from at least 4 hours before kick-off until 5 minutes before kick-off, during half-time until at least 5 minutes before the re-start, and for at least 45 minutes after the final whistle.

Tunnel Interview Positions

K.60.                                      Each Club shall provide at each League Match played at its Stadium at least 5 Hardwired tunnel interview positions, 2 of which shall be for the use of UK Broadcasters, and 3 of which shall be for the use of Overseas Broadcasters.

K.61.                                      The tunnel interview positions shall be located:

K.61.1.                   in the same stand as, and in close proximity to, the tunnel and the Players’ dressing rooms;

K.61.2.                   so that television interviews within them can be conducted against the Interview Backdrops; and

K.61.3.                   so that each may be used without interfering with the use of the others.

Camera Positions: Match Coverage

K.62.                                      Each Club shall provide at each League Match played at its Stadium positions for television cameras in accordance with the requirements of Appendix 3, and each such position shall be Hardwired.

K.63.                                      Each Club shall:

K.63.1.                   provide such pods and hoists as are necessary in order to ensure that all camera equipment can be installed in the required camera positions; and

K.63.2.                   ensure there is safe access to and egress from (including in case of emergency) the required camera positions for all persons and equipment.

Guidance

A pod is a pair of scaffolding tubes fixed (at an equal distance apart) to the front of the camera position to support a camera mount. A hoist is a rope and pulley system for lifting equipment from floor level to working height. When fitting pods, Clubs should consult the League who will offer guidance on the dimensions required.

Camera Positions: Team and Supporter Arrivals

K.64.                                      Each Club shall provide at its Stadium at least 2 separate and static Hardwired camera positions for the arrivals of the teams before each League Match.

K.65.                                      Each Club shall permit TV Broadcasters’ coverage of supporters outside its Stadium before each League Match.

Television Studios

K.66.                                      Subject to Rule K.44, each Club shall provide at each League Match played at its Stadium at least 2 studios for the use of Broadcasters and each such studio shall:

K.66.1.                   measure at least 5 metres by 5 metres;

K.66.2.                   be at least 3 metres high;

K.66.3.                   have a window which is at least 3 metres wide (or, if constructed after 1 August 2014, 4.5 metres wide) by 1.5 metres high and which gives a full and clear view of the pitch;

K.66.4.                   be Hardwired sufficiently for the operation of 4 cameras, ancillary audio equipment, and to receive audio-visual feeds from the Outside Broadcast Compound to monitors within the studio; and

K.66.5.                   have provision for cable access in the event of the failure of the Hardwiring.

Guidance

With regard to the studio window, ideally the bottom of the window should be 50cm from the floor and the top of the window should be 2 metres from the floor.

Overseas Broadcasters: Observer Seats

K.67.                                      Subject to Rule K.44, each Club shall make available at each League Match played at its Stadium at least 25 seats for the use of accredited representatives of Overseas Broadcasters, to be situated in close proximity, and with easy access, to the tunnel area and Mixed Zone.

Guidance

These seats will be for the use of working personnel of Overseas Broadcasters. The tickets for these seats will be distributed by the League who will also monitor their use.

Reporter Positions

K.68.                                      Each Club shall provide at least 8 seats (the positions of which shall be Hardwired) at each League Match played at its Stadium for the use of accredited representatives of UK Broadcasters, Overseas Broadcasters and the League.

K.69.                                      Such seats shall be situated as near to the trainers’ benches as practicable.

Guidance

It is envisaged that Broadcasters may use some of these seats for technical equipment.

With regard to Rule K.68, “the League” in this context means Premier League Productions, the League’s appointed production partner which undertakes the broadcast of all League Matches on behalf of the League.

Mixed Zone

K.70.                                      Each Club shall provide at each League Match played at its Stadium a Mixed Zone in which media interviews with Players and Managers may be conducted.

K.71.                                      The Mixed Zone shall:

K.71.1.                   be located between the Players’ dressing rooms and the Players’ point of exit from the Stadium;

K.71.2.                   be accessible to Players, Managers, coaching staff and accredited representatives of Broadcasters;

K.71.3.                   be large enough to accommodate at least 20 representatives of Broadcasters;

K.71.4.                   have sufficient infrastructure (whether by Hardwiring or cable) to enable the Transmission of interviews; and

K.71.5.                   have lighting of a sufficient level to provide suitable conditions for the Transmission of interviews.

K.72.                                      Each Home Club:

K.72.1.                   shall permit into the Mixed Zone:

K.72.1.1.                  accredited representatives of Broadcasters who wish to conduct interviews in the Mixed Zone (up to a maximum of 20), who shall have priority entry into the Mixed Zone over those listed in Rules K.72.1.2 and K.72.1.3;

K.72.1.2.                  accredited representatives of radio broadcasters with whom it or the Visiting Club has entered into a Club Radio Contract;

K.72.1.3.                  such authorised representatives of it or the Visiting Club as either may reasonably require in order to provide commentary or reports on media services such as its website, social media accounts or television channel; and

K.72.2.                   may, at its discretion, permit into the Mixed Zone such other accredited representatives of the media as it considers appropriate.

Guidance

Further discussions will be undertaken with Clubs about the branding of the Mixed Zone. The League’s preference is that Interview Backdrops should be used in Mixed Zones.

Accreditation of representatives of the media will be undertaken by the League or its appointee (currently Football DataCo Limited) on behalf of the League and Clubs.

Access to Tunnel Interview Positions

K.73.                                      Each Club shall at each League Match played at its Stadium permit the following accredited representatives of TV Broadcasters access to the tunnel interview positions referred to in Rule K.60 to K.61 for such purposes and periods as the League may from time to time specify:

K.73.1.                   6 reporters;

K.73.2.                   5 floor managers;

K.73.3.                   5 sound engineers;

K.73.4.                   6 camera operators;

K.73.5.                   2 lighting engineers;

K.73.6.                   2 vision engineers;

K.73.7.                   w2 riggers (who may be excluded during the period from 2 hours before kick-off until two and a half hours after the final whistle);

K.73.8.                   6 commentators (for the period up to 30 minutes before kick-off only).

The Match Manager will manage all such access to ensure that, as far as reasonably practicable, the persons referred to in this Rule only have access to the tunnel interview positions when needed.

Guidance

TV Broadcasters’ representatives are only permitted access to the tunnel interview positions for the filming of interviews, team arrivals, match reports, and to conduct unfilmed, informal discussions with coaching staff where the latter choose to speak to Broadcasters (and for the avoidance of doubt they are not obliged to engage in such informal discussions although they are encouraged to do so).

Hardwiring

K.74.                                      Each Club shall:

K.74.1.                   ensure that all Hardwiring at its Stadium is properly maintained and in good working order at all times when its use is required; and

K.74.2.                   provide to the League a certificate in writing by 30 June confirming that the Hardwiring at its Stadium is in compliance with Rule K.74.1, such certificate to be provided by an independent Person experienced in the design and installation of permanent outside broadcast cable infrastructure.

K.75.                                      Each Club shall permit the installation of temporary cabling by Broadcasters sufficient to ensure the continuous Transmission of League Matches played at its Stadium in the event of the failure of any Hardwiring required by these Rules (in addition to any other measures that the League may specify in order to ensure such continuous Transmission).

Power Supply

K.76.                                      Each Home Club shall make available to Broadcasters, at their request, access to electricity supply on the day of each League Match sufficient to power the Broadcasters’ operations.

K.77.                                      Each Home Club shall provide such facilities and access as is required by a Broadcaster to establish its own power supply for an Outside Broadcast Compound.

Car Park Spaces

K.78.                                      Subject to Rule K.44, each Club shall make available to the League a minimum of 20 car park spaces as close to the main entrance of the Stadium as reasonably practicable for each League Match played at its Stadium for the use by TV Broadcasters.

Guidance

These car park spaces will be used by the on-screen presenters, commentators and match analysts of the Broadcasters. As these are individuals who are publicly known and recognisable, car park spaces as close to the main entrance of the Stadium as reasonably practicable are requested. Car park spaces that are not required by Broadcasters will be released back to the League no later than fourteen days before the date of the League Match pursuant to Rule K.44

Outside Broadcast Compound

K.79.                                      At each League Match, the Home Club shall provide a secure, level area (with a hard surface suitable for the parking of TV Broadcasters’ vehicles) outside and adjacent to the Stadium of at least 1500m2 for the exclusive use of the League and TV Broadcasters’ vehicles.

K.80.                                      The Outside Broadcast Compound shall have sufficient:

K.80.1.                   drainage; and

K.80.2.                   reasonable access to toilets and waste disposal facilities.

K.81.                                      The Outside Broadcast Compound shall have an unobstructed view of the southern horizon such as to allow satellite uplinking or if the Outside Broadcast Compound does not have such unobstructed view, the Club must provide an additional area as close as reasonably practicable to the Outside Broadcast Compound to enable satellite uplinking.

Guidance

With regard to Rule K.81, if an additional area is needed because satellite uplinking is not reasonably practicable from the Outside Broadcast Compound, then the additional area must be sufficiently large (approximately 120 square m2) to accommodate 6 satellite news gathering trucks.

Official Club Team Sheets

K.82.                                      Each Home Club shall provide to the Match Manager the team sheets of both the Home Club and the Visiting Club as soon as reasonably practicable after they have been handed to the referee pursuant to Rule L.21.

Guidance

Rule L.21 provides that at least 75 minutes before the kick-off, a senior coach and the captain of each participating Club must attend a briefing with the referee and hand to him and their opponents a team sheet.

The Match Manager will give copies of the team sheets to Broadcasters and to the League’s data providers. Clubs will remain responsible for distributing it to others (e.g. representatives of the written media).

K.83.                                      A Club playing in a League Match shall not publish the teams until 60 minutes before kick-off.

Guidance

Publication of team sheets is strictly embargoed until 60 minutes before kick-off. The League will ensure that Broadcasters comply with this embargo.

Media Working Area

K.84.                                      Each Club shall provide at each League Match played at its Stadium a working area for the use of accredited representatives of the media and Broadcasters, such area to be located in the same stand as the Player’s dressing rooms and comprising a room of minimum 50m2 and supplied with 25 individual or linked work stations, each of which shall have its own desk, chair, electricity supply and internet connectivity as set out in Rule K.48.

K.85.                                      Refreshment facilities of a standard to be determined by the Home Club shall be made available to accredited representatives of the media and Broadcasters for a reasonable period before and after the League Match and during the half-time interval.

Media Conference Room

K.86.                                      Each Club shall provide at each League Match at its Stadium a media conference room with the following minimum facilities:

K.86.1.                   seating for 70 persons;

K.86.2.                   lighting of a sufficient level for the filming and live Transmission of the conference;

K.86.3.                   a podium at the front of the room and in clear view of the cameras, with table and chairs to seat 3 people;

K.86.4.                   a Hardwired camera platform at the rear of the room of sufficient size to accommodate at least 2 cameras and with an unobstructed view of the podium.

Guidance

The Post-Match Media Conference (see Rules K.101 to K.104) will take place in this room.

This can be the same room as the media working area described in Rule K.84.

With regard to Rule K.86.4, ideally the camera platform should be able to accommodate up to 10 cameras.

Press Seats

K.87.                                      Each Club shall provide at each League Match played at its Stadium a minimum of 50 seats for the use of accredited representatives of the media and the League’s data providers, such seats to be located near the media working room and so that they give a good view of the pitch.

Guidance

Accreditation of representatives of the media will be undertaken by the League or its appointee (currently Football DataCo Limited) on behalf of the League and Clubs.

K.88.                                      Each such seat shall have a desktop, electricity supply, a clear view of a television monitor, telephone point, and internet connectivity as set out in Rule K.48.

Facilities for Photographers

K.89.                                      Each Home Club shall provide at each League Match played at its Stadium facilities for photographers to the following minimum standards:

K.89.1.                   pitch side access for 20 accredited photographers and messengers and appropriate pitch side wiring and wireless internet connectivity;

K.89.2.                   bibs bearing the word ‘Photographer” on the rear, numbered consecutively, the numbers appearing on both the front and rear of the bib;

K.89.3.                   bibs of a different colour bearing the word ‘Messenger” on the rear and similarly numbered;

K.89.4.                   a working area or wire room of 20 square metres internet connectivity as set out in Rule K.48, 16 power points, a television monitor, shelves to support lap top computers and refreshment facilities.

Guidance

Accreditation of photographers will be undertaken by the League or its appointee (currently Football DataCo Limited) on behalf of the League and Clubs.

Broadcaster Preview Access

K.90.                                      Unless otherwise agreed by the League, each Club shall ensure that, during the 6 days preceding the day of each League Match, there is a continuous period of 2 hours (“the Broadcaster Preview Period”) during which TV Broadcasters (including such number of Overseas Broadcasters as the League may determine) may conduct interviews with Players and the Manager as set out in Rules K.93 to K.95.

Guidance

The League will only require a reasonable number of Overseas Broadcasters to be granted interviews in a Broadcaster Preview Period pursuant to Rule K.90, bearing in mind Broadcasters’ maximum entitlements (in terms of both numbers of interviews and their duration) to such interviews pursuant to Rule K.95.3.

K.91.                                      Unless otherwise agreed by the League, each Club shall give the League or its appointee and each UK Broadcaster at least 72 hours’ notice of:

K.91.1.                   the date, time, and location of its Broadcaster Preview Periods; and

K.91.2.                   the names of the Player(s), who must be available for selection for the next League Match, who will be available for interview during each Broadcaster Preview Period.

K.92.                                      A Club may change the Player(s) notified pursuant to Rule K.91.2 if, after giving the notice referred to in Rule K.91 but before the Broadcaster Preview Period in question, circumstances arise such that it is reasonable for it to do so. In such a case, the Club shall give the League or its appointee and each UK Broadcaster as much notice of the change as reasonably possible. If the change is as a result of the original Player’s participation in a match (whether a League Match or a match in another competition) played after the original notice, the further notice shall be given by 12 noon on the next Working Day after that match.

Guidance

In the circumstances set out in Rule K.92, Clubs can change the Player(s) they have nominated to be interviewed in the next Broadcaster Preview Period. However, Clubs must ensure that a replacement player or Players are nominated and available for interview.

There may be circumstances where this will apply on a Wednesday, and the Club has arranged a Broadcaster Preview Period (in respect of the following weekend’s League Matches) on the Thursday. In such a situation, clearly the deadline set out in Rule K.92 may not be applicable but Clubs are asked to give as much notice as they can.

K.93.                                      In respect of a League Match to be broadcast live by a UK Broadcaster, both participating Clubs shall ensure the attendance of 1 Player (at least) and the Manager for the Broadcaster Preview Period for interview by the UK Broadcaster which has the right to broadcast the live Transmission of the League Match.

K.94.                                      In respect of any League Match both participating Clubs shall ensure the attendance of 1 Player (at least) or the Manager during the Broadcaster Preview Period for interview by any Overseas Broadcaster and the League.

K.95.                                      Over the course of each Season, each Club shall ensure that each Player named in the Club’s Squad List and its Manager:

K.95.1.                   gives at least 3 interviews during Broadcaster Preview Periods per Season to UK Broadcasters which have the right to broadcast the live Transmission of League Matches; and

K.95.2.                   gives at least 1 such interview to each UK Broadcaster which has the right to broadcast the live Transmission of League Matches; and

K.95.3.                   is available for a minimum of 30 minutes each during at least two Broadcaster Preview Periods for the purposes of being interviewed by Overseas Broadcasters.

Guidance

The Broadcaster Preview Period interviews can take place either at the Stadium or at the training ground (provided that it has suitable facilities for such interviews). Clubs will determine the exact date and time of each Broadcaster Preview Period and give the League and UK Broadcasters at least 72 hours’ notice of the venue, date and time and who is to attend. The exact day on which such interviews should take place has not been specified as Clubs may have other match commitments during the week, some of them abroad. All arrangements and monitoring of these Rules will be undertaken by the League, and Clubs should only contact the League to agree arrangements with regard to their Broadcaster Preview Periods which differ from those set out above. Further, the League recognises that there may be weeks in which Clubs play 2 (or indeed in exceptional cases more than 2) League Matches e.g. over the Christmas period. The League will monitor Broadcaster access during such times to ensure that unreasonable demands are not being placed on Clubs.

Pre-Match Media Conference

K.96.                                      In addition to the requirements of Rules K.90 to K.95, each Club shall ensure that its Manager attends a media conference with Broadcasters and, at its discretion, such other accredited representatives of the media as the Club considers appropriate, to be scheduled as follows:

Day of League Match	Day of Pre-Match Media Conference
Saturday, Sunday or Monday	Thursday or Friday (save for exceptional circumstances, to be managed and monitored by the League, e.g. in the case of late return from a fixture in the UEFA Europa League).
Tuesday	Monday
Wednesday	Monday or Tuesday

Interviews - General

K.97.                                      If interpretation into English is required for any interview taking place pursuant to Rules K.90 to K.95 (Broadcaster Preview Access) or K.96 (Matchday Pre-Match Interviews), then it must be provided by the Club.

Guidance

Clubs are asked to give consideration to requests from Overseas Broadcasters for matchday interviews with Players who speak a particular language or who are of a particular nationality.

Matchday Pre-Match Interviews

K.98.                                      Each Club shall ensure that the following are made available for an interview with 1 TV Broadcaster within the time periods stated:

K.98.1.                   one of its Players (whose identity shall be confirmed by the Club to the Match Manager and UK Broadcaster filming the League Match at least 15 minutes before the interview) who is to be in the starting line-up of the League Match (who will be asked no more than 3 questions, all of which shall be related to that League Match), such interview to take place between 45 and 120 minutes before the kick-off of the League Match; and

K.98.2.                   its Manager, such interview to take place after the team sheets have been publicly announced and between 45 and 120 minutes before kick-off, the exact time to be agreed with the Broadcaster and Match Manager (and to be adhered to by the Club and Manager once so agreed).

Guidance

With regard to Rule K.98.1, it is appreciated that if the pre-match interview takes place before the announcement of the teams, the Club Official nominating a Player to take part may not be aware of the starting line-up due to timing issues. Clubs may accordingly prefer to ensure that such interviews take place after the announcement of the teams. The League reserves the right to investigate a breach of this provision if the nominated Player is one who could not reasonably have been anticipated as one who would start the League Match, and/or if a Club persistently nominates Players none of whom go on to start the League Matches in question.

If the Manager wishes to be interviewed before the announcement of the teams, this will be acceptable provided that the TV Broadcaster to whom the interview is to be given agrees, and provided that the Manager discloses his team selection to the TV Broadcaster, who will keep this information strictly confidential until after the teams have been publicly announced which, as noted in Rule K.83, will not occur until 60 minutes before kick-off.

Post-Match Interviews, Mixed Zone and Post-Match Media Conference

K.99.                                      Each Club shall ensure that the following are present for interviews within the times stated after the conclusion of each League Match (for the avoidance of doubt the interviewees must remain so available until the interviews are concluded, even if this is after the times stated below).

K.99.1.                   For the UK Broadcaster which has filmed the League Match: 1 interview with up to 2 Players of one of the Participating Clubs (the Club to be at the Broadcaster’s election) who played a significant role in the League Match, such Players to be present for the interview immediately as they leave the pitch after the conclusion of the League Match and before they return to their dressing room.

K.99.2.                   If the UK Broadcaster which has filmed the League Match does not wish to undertake the interview referred to in Rule K.99.1, then any other UK Broadcaster present at the League Match shall have the right to conduct this interview, and it if does not wish to do so then the League shall have such right.

K.99.3.                   For the avoidance of doubt, the maximum number of interviews required to be conducted pursuant to Rules K.99.1 and K.99.2 is 1, and the maximum number of Players required for this interview is 2.

K.99.4.                   For each UK Broadcaster who has the right to the Transmission of the League Match (to the extent that it has not conducted an interview with Players pursuant to Rules K.99.1 and K.99.2):

K.99.4.1                     at least 2 Players who played a significant role in the League Match; and

K.99.4.2                     the Manager.

Such Players and the Manager shall be present within 20 minutes of the conclusion of the League Match for interviews with a UK Broadcaster who has broadcast the League Match live in the UK (if any) and within 30 minutes of the conclusion of the League Match for interviews with all other UK Broadcasters.

K.99.5.                   For each of the League and 3 Overseas Broadcasters: 1 Player who played a significant role in the League Match (save that no such Player need be provided for an interview with the League if the League has conducted an interview with a Player pursuant to Rule K.99.2) or the Manager, such Player or the Manager to be present for interview within 30 minutes of the conclusion of the League Match; and

K.99.6.                   For Radio Broadcasters who have the right to the Radio Transmission of that League Match: at least 1 Player who has played a significant role in the League Match and the Manager.

Guidance

The interview referred to in Rule K.99.1 and K.99.2 is a super-flash interview. It is to be conducted with the UK Broadcaster filming the match or, to the extent that this Broadcaster does not wish to take up its entitlement to this interview, with another UK Broadcaster, or with Premier League Productions (as to whom see the Guidance note to Rule K.68).

UK Broadcasters who have rights to post-match interviews are those with rights to broadcast live matches, highlights and near-live matches; the UK Broadcaster which has filmed the match has first call on the super-flash interview under Rule K.99.1.

Rule K.99.5 requires Clubs to ensure that either a Player or the Manager is available after the match for interviews with the League and 3 Overseas Broadcasters. If there are more Overseas Broadcasters broadcasting the match, Clubs are requested to facilitate such interviews with as many as reasonably practicable.

“Radio Broadcasters” means for the purposes of this Rule UK radio broadcasters only.

With regard to Rule K.99.2, the League in this context means Premier League Productions, the League’s appointed production partner which undertakes the broadcast of all League Matches on behalf of the League. The League then distributes content to Overseas Broadcasters.

The Match Manager will determine and manage the order in which interviews pursuant to Rule K.99 will take place and communicate this in the week leading up to the League Match.

Interviews with TV Broadcasters which take place pursuant to Rules K.98 and K.99 must take place in front of the Interview Backdrops to be provided by the League.

K.100.                               Each Club shall ensure that each of its Players listed on its team sheet for a League Match shall walk through the Mixed Zone when exiting the Stadium (save that the Club need not compel a Player to do so in exceptional circumstances).

Guidance

Clubs may withdraw a Player from walking through the Mixed Zone in exceptional circumstances, e.g. where the Player has suffered injury and needs medical treatment or is subject to doping control.

K.101.                               Each Home Club shall facilitate a media conference (“the Post-Match Media Conference”).

K.102.                               The Post-Match Media Conference shall take place after the conclusion of each League Match in the media conference room referred to in Rule K.86.

K.103.                               Each Home Club shall ensure that Broadcasters who wish to do so have access to the Post- Match Media Conference and may at its discretion give such access to accredited representatives of other media.

K.104.                               Each Club shall ensure that its Manager attends the Post-Match Media Conference

Promotional Photographs and Footage

K.105.                               Each Club shall make sure that all of its Contract Players and its Manager are available together for at least half a day to be photographed and filmed by the League or its appointee:

K.105.1.            no later than 48 hours before the start of each Season; and

K.105.2.            when reasonably requested to do so by the League.

K.106.                               For the purposes of the photography and filming referred to in Rule K.105:

K.106.1.            each Contract Player shall wear each of the Strips registered by the Club pursuant to Rule M.17; and

K.106.2.            the Manager shall wear match day attire (such as the Club’s official training kit or blazer or suit).

K.107.                               Each Club shall make available at its Stadium or training ground two rooms, each measuring at least 7m x 6m x 3m and with benefit of mains electric power, for the purposes of the filming and photography referred to in Rule K.105.

K.108.                               Each Club shall provide to the League by no later than 30 September each year a group photograph of all of the Players included on its Squad List and any Under 21 Players who in the Club’s reasonable opinion will play in a significant number of League Matches.

Guidance

The purpose of this requirement is primarily to provide footage of players to be used in dynamic line-ups by TV Broadcasters. In addition, photographs of players will be used by the League’s trading cards partner. The League will hold the copyright in these photographs and licence it to Clubs.

In the event that the League or its appointee is unable to carry out the filming or photography of a Contract Player pursuant to Rule K.105 then the Club should provide to the League a front-on head and body photograph of the Contract Player wearing the Club’s home Strip.

As squads change over the Season, the League will ask Clubs to give access to new Players pursuant to Rule K.105.2. While the League will work with Clubs to schedule these further sessions, they will need to be undertaken before any new Player plays in a League Match.

League Pre-Season Media Event

K.109.                               Each Club shall, when requested to do so by the League, ensure that its captain and Manager are available to attend the League’s designated pre-season media event.

K.110.                               Such attendance shall mean the captain and Manager being available for a continuous 2 hour period at a location of the League’s choice and include their being interviewed by Broadcasters.

Guidance

The League will only organise 1 pre-season media event each year. It may be broadcast live. Representatives of the media, as well as Broadcasters, will be invited to attend.

The League envisages that it will ask the previous season’s League Champions, plus a Club from those who finished in the top 10 the previous season and one from those who finished in positions 11 to 17 in the previous season, together with a newly Promoted Club, to make available Players and the Manager pursuant to Rule K.109. The Clubs who are asked will also be rotated from season to season (save, where applicable, in the case of the League Champions). The League will make travel arrangements and meet travel expenses.

The League’s pre-season media event may focus on specific themes or issues (e.g. young players or home-grown players), in which case the Clubs who are requested to make Players available pursuant to Rule K.109 will be asked to provide Players whose background or experience is relevant to the particular theme or issue.

K.111.                               Each Club shall ensure that, when reasonably requested to do so by the League, Players and Managers will take part in recordings for the promotional purposes of Broadcasters and the League, such recordings to be made by the Broadcaster in question.

Guidance

The League will manage the requests for access made by Broadcasters under Rule K.111 to ensure that the demands made of Clubs or of individual Players and Managers are not too onerous.

Floodlights

K.112.                               On the day of each League Match, each Club shall ensure that its floodlights are operational and comply with the requirements of these Rules for such period as the Board may from time to time specify.

K.113.                               A Club’s Stadium must have floodlights giving a maintained vertical illuminance of:

K.113.1.            an average of at least 1650 lux and a minimum of at least 1000 lux when measured towards the principal camera on the Television Gantry; and

K.113.2.            an average of at least 1000 lux and a minimum of at least 650 lux at any one location on the pitch when measured towards the 4 vertical planes at 0°, 90°, 180° and 270° as shown in the pitch lighting grid set out below.

Guidance

The average lux value referred to in Rule K.113.1 is calculated by adding together the readings in each direction taken from each of the 96 measurement points referred to in Rule K.115 and dividing them by 96.

The average lux value referred to in Rule K.113.2 is calculated by adding together the readings taken in the same direction at each of the 96 measurement points referred to in Rule K.115 and dividing the total by 96.

Clubs should also take measurements on the horizontal plane at all 96 measurements as referred to in Rule K.115 for reference. These measurements should be reported in the Form 8A as per K.124.

All measurements should be taken at 1m above the pitch surface.

K.114.                               The floodlighting must provide uniformity of maintained vertical illuminance at all locations on the pitch such that the minimum illuminance is no less than half of the maximum illuminance and no less than 60% of the average illuminance.

Guidance

The requirements of Rule K.114 are often expressed by technical experts as “U1 values” and “U2 values” in the following manner:

“Uniformity (U1 [min/max]) > 0.50

Uniformity (U2 [min/ave]) > 0.60”

K.115.                               Calculation, measurement and reporting of the lux values shall be undertaken on the pitch using 96 measurement points in a grid format and at an equal distance from each other.

K.116.                               At each of the 96 measurement points referred to in Rule K.115, 5 measurements shall be taken at one metre above the pitch and in the following 5 directions:

K.116.1.            one measurement shall be taken towards the main camera on the Television Gantry (represented at position no. 1 on Plan A of Appendix 3); and

K.116.2.            4 measurements shall be taken in four directions. The measurements shall be taken at 0°, 90°, 180° and 270° planes as shown in the pitch lighting grid set out below.

Guidance — Pitch Lighting Grid

To illustrate what is meant by this, Clubs are requested to measure and report lux values using a grid as shown below demonstrating each point on the pitch at which a measurement must be taken and recorded:

The certificate to be provided to the League pursuant to Rule K.124 must contain the outcome of the measurement of the lux values at each point and in each direction on the pitch in this format. As 5 measurements must be taken at each of the 96 points, a total of 480 measurements must be taken (or 576 if including the horizontal plane readings that are required for reference).

K.117.                               The 12 rows of seating nearest to the pitch (save for such rows in the stand where the Television Gantry is situated) shall be illuminated such that they have a minimum vertical illuminance perpendicular to the pitch of at least 165 lux and provide a comfortable, glare-free environment for spectators.

K.118.                               The illuminance referred to in Rule K.117 shall be measured by measurements taken at illuminance test reference points located at 10m intervals on the 10th row of seating around the pitch. The illuminance test reference points are required in all seating areas around the perimeter of the pitch save for areas adjacent to the Television Gantry.

K.119.                               Floodlighting shall be installed and arranged so as not to cause undue glare to Players.

Guidance

This is especially important in the goalmouth area where it is recommended by the International Commission on Illumination that no floodlights are installed in the horizontal zone of 5º of either side of the goal line.

K.120.                               Each Club’s floodlighting shall have:

K.120.1.            colour rendering index Ra of greater than 80;

K.120.2.            an average colour temperature of between 5200kelvin and 6000kelvin, being the average of 3 measurements taken in the middle of each goal-line and on the centre spot; and

K.120.3.            flicker (as measured by flicker factor) of no more than 6% at any one or more of the 96 measurement points referred to in Rule K.115 when measured towards the principal camera on the Television Gantry.

Guidance

The colour rendering index Ra referred to in Rule K.120.1 is certified by the luminaire and lamp manufacturer, and Clubs are entitled to rely on this (the League will not require any further certification of it).

K.121.                               Each Club must have installed at or adjacent to its Stadium an alternative power source for the floodlights such that the floodlighting shall continue with a minimum average illuminance of 800 lux towards the main camera in the event of the failure of the primary power source.

K.122.                               Details of the alternative power source referred to in Rule K.121, the estimated time before floodlights are available again in the event of failure of the primary power source, and the lux value of the floodlights when powered by the alternative power source must be set out in the annual floodlighting report referred to in Rule K.124.

K.123.                               Each Club shall ensure that the floodlighting installation and supporting services at its Stadium are properly designed and maintained.

K.124.                               Between 1 March and 4 weeks before the commencement of the following Season, a certificate in Form 8A signed by a Chartered Electrical Engineer, a member of the Institute of Lighting Professionals or a member of the Society of Light and Lighting (in this Rule “the Signatory”) shall be provided by the Club to the League to certify that:

K.124.1.            the floodlights have been inspected by the Signatory and in his opinion comply with Rules K.113 to K.123;

K.124.2.            the illuminance meter used to measure compliance with Rule K.113 was:

K.124.2.1              cosine corrected;

K.124.2.2              suitable for use for measuring the illuminance of floodlighting;

K.124.2.3              fitted with a wide-angle receptive light sensor; and

K.124.2.4              calibrated at least once in the previous 12 months (and a copy of the most recent certificate of calibration shall be attached to Form 8A); and

K.124.3.            the floodlighting installation and its supporting services have been designed to an appropriate standard in compliance with these Rules and have been properly maintained.

K.125.                               If works are undertaken at a Club’s floodlighting installation and support services after the submission of the certificate referred to in Rule K.124 then the Club must provide a further such certificate to the League within 4 weeks of those works being concluded.

CLUBS: OPERATIONS

SECTION L: FIXTURES

Arranging Fixtures

L.1.                                              The Board shall:

L.1.1.                           determine the dates and kick-off times of all League Matches as soon as practicable prior to the commencement of each Season; and

L.1.2.                           have the power at any time thereafter to change the date and kick-off time of a League Match, and before exercising such power the Board will consult with and take into account any representations made by the Clubs participating in the League Match in question and any other Club or Clubs which may be affected thereby.

L.2.                                              Each Club shall use its best endeavours to ensure that each League Match takes place on the date and at the time fixed for it.

L.3.                                              No fixtures shall be arranged on or on any of the 6 days preceding the 4 dates agreed between the League and the Football Association prior to each Season upon which international matches will be played.

L.4.                                              League Matches will be played on New Year’s Day unless it falls on a Thursday or Friday and F.A. Cup matches are scheduled to be played on the immediately following Saturday.

L.5.                                              All intellectual property and other rights in the League’s fixture list shall belong to the League.

L.6.                                              A Club engaged in any match played in a UEFA competition on a Thursday evening and a League Match on the following Saturday may rearrange the League Match to the following Sunday provided that:

L.6.1.                           it gives notice to that effect to the Secretary and to its League Match opposing Club within 72 hours of the date of the UEFA match being fixed (or, if the period of 72 hours expires on a day which is not a Working Day, by close of business on the first Working Day thereafter);

L.6.2.                           there is no police objection;

L.6.3.                           the rearrangement of the League Match does not result in the opposing Club having to play another League Match, F.A. Cup match or UEFA match within 2 days of the rearranged League Match being played; and

L.6.4.                           the kick-off time of the re-arranged League Match is the same as that of one of the League Matches (if any) which have been selected for live Transmission in the United Kingdom on that Sunday, or such other kick-off time as the Board may approve.

L.7.                                              A Club may apply to the Board to rearrange any fixture so that it is played on a different date or at a different kick-off time.

Arranging Other Matches

L.8.                                              A Club shall not arrange to play a friendly match during the Season:

L.8.1.                           until the dates of League Matches for that Season have been fixed and published in accordance with Rule L.1; or

L.8.2.                           so that it adversely affects a League Match.

Other Competitions

L.9.                                              Except with the prior written approval of the Board, a Club shall not enter or play in any competition other than:

L.9.1.                           the UEFA Champions League;

L.9.2.                           the UEFA Europa League;

L.9.3.                           the F.A. Cup;

L.9.4.                           the F.A. Community Shield;

L.9.5.                           the Football League Cup;

L.9.6.                           competitions sanctioned by the County Association of which it is a member.

L.10.                                       Each Club shall enter the F.A. Cup.

L.11.                                       Qualification for UEFA Club Competitions shall be on sporting merit through domestic competitions controlled or sanctioned by the Football Association. Clubs qualifying for a UEFA Club Competition must apply for a UEFA Club Licence in accordance with the Licensing Manual.

Postponement of League Matches

L.12.                                       A League Match shall not be postponed or abandoned except:

L.12.1.                    when on the date fixed for it to be played either the Home Club or the Visiting Club is competing in a competition permitted by Rules L.9.1, L.9.2, and L.9.3; or

L.12.2.                    with the approval of or on the instructions of the officiating referee; or

L.12.3.                    by order of the police; or

L.12.4.                    by order of any other authority exercising its statutory powers to that effect; or

L.12.5.                    on the instructions of or with the prior written consent of the Board.

L.13.                                       Where it is proposed to postpone a League Match pursuant to Rule L.12.4 on the grounds of safety, the appropriate Official of the Home Club shall:

L.13.1.                    complete and make available on request to the Premier League all relevant risk assessment documentation; and

L.13.2.                    time permitting, consult with the officiating referee, the police and the chairman of the Club’s Safety Advisory Group and ensure that the match delegate appointed to attend the League Match pursuant to Rule L.17 is fully briefed as to the reasons for the postponement.

L.14.                                       Upon a League Match being postponed or abandoned in accordance with Rules L.12.1, L.12.2, L.12.3, or L.12.4 the Home Club shall forthwith inform the Secretary, and the Board will thereupon exercise its power under Rule L.1.2 and fix a date and kick-off time of the rearranged League Match.

Guidance

Clubs are reminded of their obligation pursuant to Rule L.2 to use their best endeavours to ensure that all League Matches take place on the date and at the kick-off time fixed for them. Pursuant to this, Clubs are expected to do all they can to address any concerns raised by a statutory authority.

Failure to Play a League Match

L.15.                                       Except in the case of a League Match which, without either of the participating Clubs being at fault, is postponed or abandoned under the provisions of Rule L.12, any Club which causes the postponement or abandonment of a League Match on the date fixed under Rule L.1 or to which it is rearranged under Rules L.1.2, L.6 or L.7 will be in breach of these Rules.

Replaying a League Match

L.16.                                       The Board shall have power to order that a League Match be replayed provided that a recommendation to that effect has been made by a Commission in exercise of its powers under Rule W.54.

Match Delegate

L.17.                                       The League will appoint a match delegate to attend each League Match and the Home Club shall ensure that he is allocated a prime seat and allowed access to all areas of the Stadium.

L.18.                                       The match delegate will act as an official representative of the League at the League Match to which he is appointed and he will report thereon to the League.

Full Strength Teams

L.19.                                       In every League Match each participating Club shall field a full strength team.

Minimum Age

L.20.                                       A Player who for the purpose of Youth Development Rule 2 is placed in an age group below Under 16 shall not be named in a Club’s team sheet for or participate in a League Match.

Team Sheet

L.21.                                       At least 75 minutes before the time fixed for the kick-off of a League Match, a senior member of the coaching staff and the first team captain of each participating Club shall attend a briefing with the referee and hand to him and their opponents a team sheet in Form 9 containing the following particulars:

L.21.1.                    the shirt numbers and names of its Players (including substitute Players) who are to take part in that League Match;

L.21.2.                    the colour of the Strip to be worn by its Players, including the goalkeeper;

L.21.3.                    the names and job titles of up to 7 Officials who will occupy the trainer’s bench during that League Match

L.22.                                       Any Club acting in breach of Rule L.21 will pay a fixed penalty of £300 in respect of a first such breach, £600 in respect of a second such breach and £1,200 in respect of a third such breach. Any subsequent breach shall be dealt with under the provisions of Section W of these Rules (Disciplinary).

L.23.                                       If any Player (or substitute Player) named in a team sheet is injured or otherwise incapacitated after the submission of the team sheet but before kick-off, upon his Team Doctor or, if he is unavailable, another doctor certifying that the injury or incapacitation is such that the Player in question cannot reasonably be expected to play, the Club may add the name of another Player to the team sheet as a Player or substitute Player.

L. 24.                                    Any amendment to the team sheet pursuant to Rule L.23 shall be communicated forthwith to the referee, the opposing Club and the Match Manager.

L.25.                                       No Player whose name does not appear on his Club’s team sheet shall take the field of play in that League Match.

Substitute Players

L.26.                                       In any League Match a Club may include in its team sheet up to 7 substitute Players of who not more than 3 may take part in the League Match subject to the conditions set out in Law 3 of the Laws of the Game.

L. 27.                                    Not more than 3 substitute Players of each Club shall warm up at the same time on the perimeter of a pitch upon which a League Match is being played.

Kick-Off

L.28.                                       Each Club participating in a League Match shall adhere to the kick-off time and the Home Club shall report any delay to the Secretary together with any explanation therefor.

L.29.                                       Any Club which without good reason causes to be delayed either the kick-off of a League Match from the time fixed or the re-start after the half-time interval:

L.29.1.                    shall on the first such occasion pay a fixed penalty of £5,000 if the delay does not exceed 15 minutes;

L.29.2.                    shall on a second or subsequent occasion within 2 years of the first such occasion or if in any case the delay exceeds 15 minutes be dealt with under the provisions of Section W of these Rules (Disciplinary).

Processional Entry

L.30.                                       Teams participating in a League Match will process together onto the field of play 5 minutes before kick-off, led by the referee and the assistant referees.

Use of Official Ball

L.31.                                       In all League Matches the Home Club shall provide and the participating Clubs shall use only the official ball approved from time to time by the League.

Occupation of the Technical Area

L.32.                                       The technical area shall be occupied during a League Match only by substitute Players and Officials whose names appear on the team sheet.

L.33.                                       Any Player who is dismissed from the field of play shall proceed immediately to the dressing room and shall not occupy the technical area.

Duration of League Matches

L.34.                                       Subject to the provisions of Law 7 of the Laws of the Game and Rule L.35, the duration of a League Match shall be 90 minutes.

L.35.                                       The Board may order a League Match which for whatever reason lasts for less than 90 minutes to count as a completed fixture or to be replayed either partially or in its entirety.

L.36.                                       The half-time interval in League Matches shall be 15 minutes.

Notification of League Match results

L.37.                                       By 12 noon on the first Working Day after a League Match each participating Club shall submit Form 10 to the Secretary duly completed.

Gate Statements

L.38.                                       Within 10 Working Days of a League Match the Home Club shall submit Form 11 to the Secretary duly completed.

Penalties

L.39.                                       Any Club acting in breach of Rules L.30 or L.37 will pay a fixed penalty of £300 in respect of a first such breach, £600 in respect of a second such breach and £1,200 in respect of a third such breach. Any subsequent breach shall be dealt with under the provisions of Section W of these Rules (Disciplinary).

Compensation for Postponed Matches

L.40.                                       Compensation shall be payable to a Home Club if a League Match in which it should participate is postponed, provided that:

L.40.1                       the postponement is caused by the Visiting Club on the date fixed for the League Match or on a date reasonably proximate thereto being engaged in an F.A. Cup match or a Football League Cup match; and

L.40.2                       on the date fixed for the League Match the Home Club is no longer engaged in the relevant competition.

L.41.                                       In the case of a postponement caused by an F.A. Cup match compensation shall be paid out of the F.A. Cup pool and in the case of a Football League Cup match out of the Football League Cup pool or in either case as the Board shall determine.

L.42.                                       In either case the amount of compensation shall be the sum (if any) by which the Home Club’s net revenue from the postponed League Match falls short of the Home Club’s average net revenue for League Matches played in that Season.

Provision of Hospitality for Officials

L.43.                                       Each Home Club shall provide hospitality arrangements for the Directors and other Officials of the Visiting Club.

CLUBS: OPERATIONS

SECTION M: PLAYERS’ IDENTIFICATION AND STRIP

Player Identification

M.1.                                          Before the commencement of each Season each Club shall allocate a different shirt number to each member of its first team squad.

M.2.                                          A Club shall likewise allocate a shirt number to any Player joining its first team squad during the Season.

M.3.                                          Save with the prior written consent of the Board shirt numbers shall commence with the number one and shall be allocated consecutively.

M.4.                                          While he remains with the Club a Player will retain his shirt number throughout the Season for which it was allocated.

M.5.                                          Upon a Player leaving a Club the shirt number allocated to him may be re-allocated.

M.6.                                          Each Club shall forthwith provide to the Secretary on Form 12 full details in writing of shirt numbers allocated so that throughout each Season the Secretary is aware of the names of members of the first team squad of each Club and the shirt numbers allocated to them.

M.7.                                          When playing in League Matches each Player shall wear a shirt on the back of which shall be prominently displayed his shirt number so as to be clearly visible in accordance with guidelines laid down by the Board from time to time, and above that his surname or such other name as may be approved in writing by the Board.

M.8.                                          The Player’s shirt number shall also appear on the front of the left leg of his shorts.

M.9.                                          The size, style, colour and design of shirt numbers, lettering and the logo of the League appearing on a Player’s shirt or shorts and the material from which such numbers, lettering and logo are made shall be determined by the Board from time to time.

M.10.                                   The colour and design of the shirt and stockings worn by the goalkeeper when playing in League Matches shall be such as to distinguish him from the other Players and from Match Officials.

M.11.                                   The captain of each team appearing in a League Match shall wear an armband provided by the League indicating his status as such.

M.12.                                   Any Club acting in breach of any of Rules M.1 to M.11 inclusive will be liable to pay to the League a fixed penalty of £300 for a first breach, £600 for a second breach and £1,200 for a third breach. Any subsequent breach may be dealt under the provisions of Section W of these Rules (Disciplinary).

Home and Alternative Strip

M.13.                                   Each Club shall have a home Strip and up to a maximum of two alternative Strips which shall be worn by its Players in League Matches in accordance with the provisions of these Rules.

M.14.                                   Each Club must have at least one alternative Strip which differs visibly from and contrasts with its Home Strip (including the goalkeeper’s Home Strip) to the extent that the two Strips could be worn by opposite teams in a match.

M.15.                                   The logo of the League shall appear on each sleeve of both home Strip and alternative Strip shirts.

M.16.                                   Neither the home Strip shirt nor the shirt of either of the alternative Strips shall be of a colour or design alike or similar to the outfits of Match Officials.

M.17.                                   Not later than 4 weeks before the commencement of each Season each Club shall register its Strips by submitting to the Secretary Form 13 together with samples of its home Strip, alternative Strip(s) and goalkeeper’s Strip complying with these Rules and a brief written description of each and the Secretary having entered the descriptions in a register will cause the same to be printed in the handbook of the League, on the Extranet and on the League’s website.

M.18.                                   Each Strip submitted for registration in accordance with Rule M.17 shall have on it:

M.18.1.                the shirt number and name of any Player in the Club’s first team squad, displayed as required by Rule M.7;

M.18.2.                any advertisement for which the approval of the Board is either sought or has already been given under the provisions of Rule M.30.1

M.19.                                   If pursuant to Rule M.17 a Club seeks to register a Strip which does not comply with these Rules:

M.19.1.                the Board shall give to that Club notice in writing to that effect giving full details of the changes required to achieve compliance; and

M.19.2.                the Strip in question shall not be worn by that Club’s Players until a further sample has been submitted to and approved in writing by the Board.

M.20.                                   Subject to Rule M.21, Strips of the description thus registered shall be worn throughout the Season immediately following and no changes to it shall be made except with the prior written permission of the Board.

M.21.                                   On the occasion of a Club’s last home or away League Match in any Season a further Strip (i.e. not one registered by the Club in accordance with Rule M.17) may be worn provided that:

M.21.1.                at least 7 days’ prior written notice of intention to do so is given to the Secretary (such notice to be accompanied by a sample of the Strip intended to be worn) and the opposing Club (such notice to be accompanied by a CAD drawing of the Strip intended to be worn);

M.21.2.                the alternative Strip shall be subsequently registered as the Club’s home or alternative Strip for the following Season.

M.22.                                   Subject to Rules M.21 and M.23, when playing in League Matches the Players of each participating Club shall wear Strip which is of a sufficient contrast that Match Officials, spectators and television viewers will be able to distinguish clearly between the two teams. In selecting the choice of Strip the following order of precedence shall apply unless authorised by the Board:

M.22.1.                1st priority: the outfield players of the Home Club who shall wear their Home Strip;

M.22.2.                2nd priority: the outfield players of the Visiting Club;

M.22.3.                3rd priority: the Home Club goalkeeper;

M.22.4.                4th priority: the Away Club goalkeeper

M.23.                                   The Match Officials shall wear colours that distinguish them from the Strip worn by the two Clubs. In the event of the Match Officials not having distinguishing colours then the Away Club goalkeeper must change and if this is not possible the Home Club goalkeeper must do so.

M. 24.                                At least 10 days prior to each League Match the Visiting Club shall notify the Home Club and the League on Form 14 of the Strip it intends its Players (including for the avoidance of doubt its goalkeeper) to wear.

M.25.                                   The League, in consultation with PGMOL acting on behalf of the referee, will determine any disputes arising between Clubs and no later than three working days prior to each League Match notify both Clubs and the Match Officials of the colours to be worn.

M.26.                                   In the event of a dispute arising on the day of a League Match in relation to the Strip to be worn then the referee’s decision shall be final.

M.27.                                   Subject to Rule M.21, no Club shall participate in a League Match wearing Strip other than its registered home Strip or alternative Strip or a combination of the same (in either case as instructed under Rule M.25 or Rule M.26) except with the prior written consent of the Board.

M.28.                                   Each Club shall ensure that it has available at each League Match a replacement Strip for each Player named on the team sheet which can be used in the event of a Player requiring to change any part of his Strip. Each Player’s replacement Strip shall comply with Rules M.7 and M.8.

M.29                                      When participating in a League Match no Player shall reveal undergarments that show political, religious or personal slogans, statements or images, or advertising other than a manufacturer’s logo. The Board may proceed under Section W against either the Player or his Club or both for any breach of this Rule.

Strip Advertising

M.30                                      Provided that:

M.30.1.                the content, design and area of the advertisement is approved by the Board; and

M.30.2.                it complies with the Football Association Rules for the time being in force; advertising on Strip shall be permitted.

CLUBS: OPERATIONS

SECTION N: MATCH OFFICIALS

Appointment of Match Officials

N.1.                                             Prior to the commencement of each Season PGMOL will compile and publish a list of referees and assistant referees eligible to be appointment to officiate at forthcoming League Matches.

N.2.                                             PGMOL shall be empowered to remove the name of any Match Official from its list at any time.

N.3.                                             PGMOL will appoint the Match Officials to officiate at each League Match. PGMOL will give notice of such appointment to the participating Clubs and on Form 15 to the Match Officials so appointed who shall each forthwith acknowledge their appointment to PGMOL.

Rules binding on Match Officials

N.4.                                             Acknowledgement by a Match Official of an appointment made under Rule N.3 shall constitute an agreement with the League by such Match Official to be bound by and to comply with:

N.4.1.                          the Laws of the Game;

N.4.2.                          the Football Association Rules;

N.4.3.                          these Rules.

Payments to Match Officials

N.5.                                             No Club or Official shall either directly or indirectly make or offer to make any payment to or confer or offer to confer any benefit upon any Match Official.

Pre-Match Procedures

N.6.                                             Prior to the commencement of a League Match at which he has been appointment to officiate, the referee shall:-

N.6.1.                          together with the other Match Officials, arrive at the Stadium not less than two hours before the advertised time of kick-off;

N.6.2.                          decide on the fitness of the pitch for the playing of the League Match and

N.6.2.1.                         if the referee considers it to be unfit, instruct that the League Match be postponed or that the kick-off be delayed;

N.6.2.2.                         if the referee considers it to be necessary, instruct that the pitch be remarked;

N.6.3.                          receive the team sheets of the participating Clubs in accordance with Rule L.21;

N.6.4.                          permit the amendment of a team sheet if a Player is injured or otherwise incapacitated as provided in Rule L.23;

N.6.5.                          check and approve any football to be used in the League Match;

N.6.6.                          ensure that, if appropriate, the Home Club has made a coloured ball available;

N.6.7.                          wear one of the match uniforms provided by PGMOL ensuring that it does not clash with the Strip worn by either of the participating teams;

N.6.8.                          ensure that the Players’ Strip complies with the provisions of Section M of these Rules;

N.6.9.                          ensure that the uniform worn by any ballboy or steward does not clash with the Strip worn by either of the participating teams and if in his opinion there is such a clash, he shall be authorised to request such ballboy or steward to change his uniform or to leave the vicinity of the field of play;

N.6.10.                   with the assistant referees lead the participating teams onto the field of play 5 minutes before kick-off; and

N.6.11.                   such other matters as may be agreed between the League and PGMOL from time to time.

Compliance with Instructions

N.7.                                             Players and Officials shall comply with any lawful instruction given to them by a Match Official officiating at a League Match

Post-Match Procedures

N.8.                                             The referee shall send the team sheets to and make the following reports in writing to the Secretary as soon as practicable after officiating at a League Match:

N.8.1.                          on the standard of facilities for Match Officials provided by the Home Club;

N.8.2.                          on the late arrival at the Stadium of any of the Match Officials giving reasons therefore;

N.8.3.                          on the condition of the pitch;

N.8.4.                          on the circumstances surrounding the kick-off or re-start being delayed;

N.8.5.                          on either team commencing the League Match with less than a full complement of Players;

N.8.6.                          on any change of Strip ordered;

N.8.7.                          on the failure of a team to process together onto the field of play in accordance with Rule L.30;

N.8.8.                          on any Player being cautioned or sent-off;

N.8.9.                          on either assistant referee taking over as referee and stating the reason therefore;

N.8.10.                   on any breach of these Rules by Clubs, Players, Officials, Managers and other Match Officials; and

N.8.11.                   any other matter which the referee considers appropriate to bring to the Secretary’s attention.

N.9.                                             A referee shall likewise report to the Football Association any breach of the Football Association Rules.

N.10.                                      As soon as practicable after and in any event within 6 days of a League Match the Home Club shall provide a recording on DVD (or such other format as the League shall specify) of the League Match to each of the referee and the League.

N.11.                                      Any Club acting in breach of Rule N.10 will be liable to pay to the League a fixed penalty of £300 for a first breach, £600 for a second breach and £1,200 for a third breach. Any subsequent breach may be dealt with under the provisions of Section W of these Rules (Disciplinary).

CLUBS: OPERATIONS

SECTION O: MEDICAL

Doctors — General

O.1.                                             Each Club’s Team Doctor, Crowd Doctor and Medical Coordinator, and any other doctor appointed by the Club, shall be registered medical practitioners licensed to practice by the General Medical Council.

O.2.                                             References in these Rules to a requirement to hold a current Football Association Advanced Resuscitation and Emergency Aid Certificate (“AREA Certificate”) shall mean that the individual concerned shall:

O.2.1.                          have successfully undertaken the full AREA Certificate course in the last 36 months; and

O.2.2.                          have successfully undertaken the AREA Certificate refresher course in the last 14 months (unless he successfully undertook the full AREA Certificate course within that period).

Team Doctor

O.3.                                             Each Club shall appoint at least one Team Doctor who shall work on at least a part time basis.

O.4.                                             Each doctor appointed by a Club whose responsibilities include giving medical treatment to Players (including, without limitation, the Team Doctor but excluding the Medical Coordinator, as to whose qualifications see Rule O.6 below) must:

O.4.1.                          if first appointed on or after the commencement of Season 2002/03, hold a diploma in sports medicine or an equivalent or higher professional qualification;

O.4.2.                          hold a current AREA Certificate or an equivalent or higher professional qualification approved by the Board; and

O.4.3.                          comply with the General Medical Council’s requirements concerning annual appraisal and periodic revalidation of doctors.

Medical Coordinator

O.5.                                             Each Club shall appoint at least one Medical Coordinator who shall work on at least a part time basis.

O.6.                                             Each Medical Coordinator must:

O.6.1.                          hold a suitable post-graduate qualification and/or have substantial and relevant experience, sufficient in either case to establish to the satisfaction of the Board that he is an appropriate individual to undertake or assist with the emergency treatment of Players and Match Officials; and

O.6.2.                          hold a current AREA Certificate or an equivalent or higher qualification approved by the Board.

O.7.                                             Each Medical Coordinator shall:

O.7.1.                          liaise with the Visiting Club’s Team Doctor prior to each League Match in order to explain to him the Home Club’s arrangements for emergency care, with reference to the Home Club’s emergency care/medical information sheet referred to in Rule O.19.9;

O.7.2.                          on the day of the League Match, be available to deal with any queries of the Visiting Club’s Team Doctor and ensure that the latter is given the opportunity to familiarise himself with the Home Club’s medical facilities and to meet the paramedics present at the League Match pursuant to Rule O.19.4;

O.7.3.                          at the request of either Team Doctor:

O.7.3.1.                         assist with the treatment of injuries;

O.7.3.2.                         care for and monitor any Player or Match Official who has left the field of play; and

O.7.3.3.                         act as the lead point of liaison and co-ordination for all Players or Match Officials referred to hospital, including by liaising with the hospital and establishing contact with local ambulances and hospital emergency departments.

Crowd Doctor

O.8.                                             Each Club shall appoint at least one Crowd Doctor who shall work on at least a part time basis.

O.9.                                             A Crowd Doctor shall either:

O.9.1.                          hold the Diploma in Immediate Medical Care issued by the Royal College of Surgeons (Edinburgh) Faculty of Pre-Hospital Care (“the Faculty”) or its equivalent; or

O.9.2.                          have successfully undertaken the Faculty’s Generic Crowd Doctor Training course or its equivalent.

O.10.                                      Each Crowd Doctor shall successfully undertake the Faculty’s Generic Refresher and Skills Update Course at least once every five years.

Physiotherapists

O.11.                                      Each Club shall employ a full time senior physiotherapist.

O.12.                                      The senior physiotherapist shall:

O.12.1.                   be a registered physiotherapist member of the Health and Care Professions Council; and

O.12.2.                   hold a current AREA Certificate or an equivalent or higher qualification approved by the Board.

O.13.                                      Any other physiotherapist employed by a Club shall:

O.13.1.                   be a registered physiotherapist member of the Health and Care Professions Council; or

O.13.2.                   hold the Football Association’s Diploma in the Treatment and Management of Injuries or an equivalent or higher qualification approved by the Board; and

O.13.3.                   hold a current AREA Certificate or an equivalent or higher qualification approved by the Board.

O.14.                                      Any other sports therapist employed by a Club shall hold a current AREA Certificate or an equivalent or higher qualification approved by the Board.

O.15.                                      Physiotherapists and sports therapists appointed by a Club shall each year undertake a minimum of 36 hours of continuing professional development and shall maintain a record thereof and produce the same for inspection by a duly appointed representative of the League when requested and in addition shall attend the education conferences and seminars organised by the Football Association.

Emergency Care Protocol

O.16.                                      Each Club shall prepare and make available to the League on request an emergency care protocol which shall:

O.16.1.                   set out protocols detailing the management of injuries to Players and Match Officials sustained during League Matches and training; and

O.16.2.                   detail all first aid facilities and medical equipment maintained by the Club in the event that treatment of such injuries is necessary.

O.17.                                      The emergency care protocol shall be:

O.17.1.                   drawn up under the guidance of, and be regularly reviewed and if necessary amended by, the Team Doctor in consultation with the Medical Coordinator, senior physiotherapist, and such other Persons as the Club may consider appropriate; and

O.17.2.                   annually reported to and approved by the Club’s board.

O.18.                                      Each Club shall ensure that:

O.18.1.                   it manages effectively all medical issues that may arise at a League Match; and

O.18.2.                   its first aid facilities and medical equipment are properly maintained and are in full working order.

Attendance of Medical Personnel and Provision of Medical Facilities

O.19.                                      At every League Match:

O.19.1.                   each participating Club shall procure the attendance of its Team Doctor and the Home Club shall procure the attendance of its Crowd Doctor and Medical Coordinator. The Home Club’s Team Doctor, Crowd Doctor and Medical Coordinator shall be available throughout and for a reasonable time before and after the match;

O.19.2.                   each participating Club shall procure the attendance of a physiotherapist or therapist who is qualified as required by these Rules;

O.19.3.                   each participating Club’s Team Doctor and physiotherapist or therapist (who shall be qualified as required by these Rules) shall occupy that Club’s trainer’s bench during the League Match;

O.19.4.                   the Home Club shall procure the attendance of at least two fully qualified and appropriately insured paramedics who shall be available to assist with on-field medical incidents;

O.19.5.                   no person other than a participating Club’s Team Doctor, physiotherapist or therapist (who shall be qualified as required by these Rules) or the paramedics referred to in Rule O.19.4 shall be permitted to treat Players or Match Officials on the field of play;

O.19.6.                   the Home Club shall provide a minimum of 2 stretchers and an appropriately trained team of stretcher bearers for each stretcher to remove injured Players or Match Officials from the field of play;

O.19.7.                   the Home Club shall provide a medical treatment and examination room close to both teams’ dressing rooms and shall ensure that the mandatory equipment as prescribed by the Board from time to time is available;

O.19.8.                   the Home Club shall ensure that throughout each League Match a fully equipped, dedicated and appropriately insured ambulance suitable to carry an emergency casualty and staffed by a person or persons qualified to perform essential emergency care en route is available at the Stadium to transport any Player or Match Official requiring emergency treatment to hospital;

O.19.9.                   the Home Club shall before each League Match make available to the Visiting Club an emergency care/medical information sheet in the manner prescribed by the Board from time to time and ensure that it obtains the Visiting Club’s Team Doctor’s confirmation that he has received the emergency care/medical information sheet.

O.20.                                      At any other match in which a Club team participates (except as required under the Rules of the F.A. Cup or the Football League Cup) the Home Club shall procure the attendance of the holder of:

O.20.1.                   current, recognised four day first aid at work qualification; or

O.20.2.                   the FA Emergency Aid qualification and the FA First Aid for Sport qualification; or

O.20.3.                   a current AREA Certificate.

O.21.                                      Each Club shall ensure that a doctor or physiotherapist who (in either case) holds a current AREA Certificate is present during all training at the venue at which such training takes place.

Head Injuries

O.22.                                      Each Team Doctor, physiotherapist, therapist and Medical Coordinator shall, when present at a League Match or at any other match or at training, carry the pocket concussion tool (which is set out at Appendix 4A).

O.23.                                      Any Player, whether engaged in a League Match, any other match or in training, who has sustained a head injury, shall not be allowed to resume playing or training (as the case may be) unless he has been examined and declared fit to do so by his Team Doctor or, if he is unavailable, by another a medical practitioner. The decision of the Team Doctor or other medical practitioner as to whether the Player is fit to resume playing or training shall be final.

Medical Records

O.24.                                      Each Club shall carry out medical examinations on all its Contract Players and Academy Players registered on scholarship agreements in accordance with the requirements laid down in Appendix 4 and keep medical records which shall be made available for inspection by authorised representatives of the League.

O.25.                                      Where the transfer including the Temporary Transfer of the registration of a Contract Player is being negotiated between Clubs, the Club holding the registration shall at the request of the other Club provide to it the medical records of the Contract Player in question (including for the avoidance of doubt any records which the Club holds of the cardiac screening of the Player).

Medical Insurance

O.26.                                      During such time as there shall remain in force an agreement between the League and the Professional Footballers’ Association for the subsidising of Player insurance schemes, each Club shall cause each of its Contract Players and those of its Academy Players with whom it has entered into a Scholarship Agreement to be insured under and in accordance with the terms of any private medical insurance scheme approved by the Board. In the case of such Academy Players such insurance may be limited to football related injuries.

CLUBS: OPERATIONS

SECTION P: MANAGERS

Codes of Conduct

P.1.                                               Managers shall conduct themselves in accordance with the Code of Conduct for Managers set out in Appendix 5.

P.2.                                               Clubs shall conduct themselves in relation to Managers in accordance with the Code of Conduct for Clubs set out in Appendix 6.

P.3.                                               Any failure by Managers or Clubs to conduct themselves in accordance with their respective Codes of Conduct will constitute a breach of this Rule.

Coaching Qualifications

P.4.                                               Each Manager shall either:

P.4.1.                            hold, or have commenced and be actively engaged on the requisite course to obtain, a valid UEFA Pro Diploma; or

P.4.2.                            hold the Football Association Coaching Diploma; or

P.4.3.                            hold, or have commenced and be actively engaged on the requisite course to obtain, a valid diploma of a similar standard issued by another national association.

P.5.                                               No Club shall employ any person as a Manager who does not hold a qualification listed in Rule P.4.

P.6.                                               Rules P.4 and P.5 shall not apply to Managers until the expiry of 12 weeks from the date of their appointment as such. The Board shall have power to grant an extension of the 12 weeks period only if reasonably satisfied that a Manager is acting as a temporary replacement for another who is medically unfit to resume his duties.

Contracts of Employment and Submission to the Secretary

P.7.                                               The terms of a Manager’s employment must be evidenced in a written contract, a copy of which must be submitted to the Secretary within seven days of its completion.

Contents of Contracts of Employment

P.8.                                               Contracts of employment between a Club and a Manager shall:

P.8.1.                            include the standard clauses set out in Appendix 7;

P.8.2.                            clearly set out the circumstances in which the contract of employment may be determined by either party.

Meetings Re Refereeing Matters

P.9.                                               All Managers are required to attend in person an annual pre-Season meeting organised by the League or the Professional Game Match Officials Limited and failure to do so without just cause shall be a breach of these Rules.

P.10.                                        Each Club shall ensure that its Contract Players attend an annual meeting organised by the League or the Professional Game Match Officials Limited at the Club. Failure to attend (in the case of a Contract Player) or to take reasonable steps to ensure attendance (in the case of a Club) without just cause shall be a breach of these Rules.

Broadcasters and Media

P.11.                                        Each Manager shall when requested to do so attend in person and participate in the interviews, press conferences and other activity required of Managers pursuant to Section K of these Rules and failure to do so without just cause shall be a breach of these Rules. Such interviews shall not be arranged in such a manner as to interfere with the Manager’s primary matchday responsibilities as regards team matters.

Disputes

P.12.                                        Any dispute arising between the parties to a Manager’s contract shall be dealt with under the procedures set out in Section Y of these Rules (Managers’ Arbitration Tribunal).

Assistant Manager/Head Coach

P.13.                                        A Club which applies for a UEFA Licence must, in addition to employing a Manager, employ an individual (such as an assistant manager or head coach) to assist the Manager in all football matters relating to the first team.

CLUBS: OPERATIONS

SECTION Q: SCOUTS

Definition

Q.1.                                             Rules Q.1 to Q.8 shall not apply to a Scout whose duties are solely to identify to his Club Academy Players whose registration the Club may wish to secure (Youth Development Rules 224 to 236 being applicable to such Scouts).

Registration of Scouts

Q.2.                                             The Secretary shall keep a register of Scouts.

Q.3.                                             Each Club upon employing or engaging a Scout shall within 5 days thereof apply to register him by duly completing Form 16, entering the appropriate information on the Extranet and submitting to the Secretary a copy of the document by which, in accordance with Rule J.2, the Club binds the Scout to comply with these Rules.

Q.4.                                             The Secretary shall register a Scout and shall notify the applicant Club to that effect upon being satisfied that:

Q.4.1.                          the Club has complied with Rule Q.3 above; and

Q.4.2.                          the Scout the subject of the application is not currently registered as the Scout of another Club.

Q.5.                                             Except during the period of 5 days mentioned in Rule Q.3 above, no Club shall employ a Scout who is not registered under the provisions of this Section of these Rules unless it has made an application to register him which has yet to be determined.

Q.6.                                             Upon a Club ceasing to employ or engage a registered Scout it shall within 5 days thereof give notice to that effect in Form 17 to the Secretary who shall thereupon remove the name of such Scout from the register.

Identification of Scouts

Q.7.                                             Each Club shall issue to each of its registered Scouts a formal means of identification which shall include:

Q.7.1.                          the name of the Club by which it is issued; and

Q.7.2.                          the signature of an Authorised Signatory of the issuing club; and

Q.7.3.                          a photograph of the Scout; and

Q.7.4.                          the Scout’s signature.

Code of Conduct

Q.8.                                             Scouts shall conduct themselves in accordance with the Code of Conduct for Scouts set out in Appendix 8 and any failure to do so shall constitute a breach of this Rule.

CLUBS: OPERATIONS

SECTION R: CUSTOMER RELATIONS

Supporter Liaison

R.1.                                             Each Club shall employ an Official or Officials whose responsibilities shall include:

R.1.1.                          responsibility for the delivery of the Club’s policy with regard to its stakeholders insofar as that policy concerns supporters; and

R.1.2.                          acting as a point of contact for supporters; and

R.1.3.                          liaising regularly with the Club’s management (including without prejudice to the generality of the foregoing, on safety and security related issues).

Requirement for Customer Charter

R.2.                                             Each Club shall have a written customer charter in which shall be set out its policy with regard to ticketing, merchandise and its relations with its supporters, season ticket holders, shareholders, sponsors, local authority and others having an interest in the activities of the Club (together in this Section of these Rules called “stakeholders”).

R.3.                                             A copy of its customer charter and any amendments made thereto shall be furnished to the League by each Club and shall be made available to the public.

Reporting

R.4.                                             Each Club shall:

R.4.1.                          submit a report annually to the League during the Close Season describing how each of its said policies has been implemented and the extent to which each has been achieved;

R.4.2.                          comply promptly with any request for information made by the League.

Ticketing

R.5.                                             A Club’s ticketing policy should:

R.5.1.                          provide general information to the public about ticket availability and pricing, giving the earliest possible notice of any changes and the reasons therefore:

R.5.2.                          aim to promote greater accessibility by the adoption of flexible and imaginative ticketing schemes;

R.5.3.                          facilitate wider access to matches by the public by allowing for a broad range of ticket prices, the more expensive effectively subsidising the cheapest;

R. 5.4.                       allow for a reduction in the price of tickets for seats with a restricted view of the pitch;

R.5.5.                          adopt a system of concessionary ticket prices tailored to the needs of the local community;

R.5.6.                          give details of the availability of seating for disabled spectators and their carers and the pricing policy in relation thereto;

R.5.7.                          set out particulars of any membership, loyalty, bond, debenture or similar scheme;

R.5.8.                          make available a method of payment for season tickets by instalments at competitive rates of interest;

R.5.9.                          promote the availability of match tickets by reserving a reasonable proportion (at least 5 per cent.) of them for sale to non-season ticket holders;

R.5.10.                   deal with the return and distribution of unwanted tickets;

R.5.11.                   include the following provisions in respect of abandoned matches:

R.5.11.1.                  abandonment after spectators admitted to the Stadium but before kick-off - free admission to the rearranged match;

R.5.11.2.                  abandonment after kick-off - half price admission to the rearranged match;

R.5.12.                   refer to the obligations set out in Rules R.6 to R.12 below.

R.6.                                             Each Club shall provide an area of its Stadium for the exclusive use of family groups and junior supporters.

R.7.                                             Concessionary prices must be available for:

R.7.1.                          senior citizens; and

R.7.2.                          junior supporters.

R.8.                                             Unless otherwise agreed by the Board or between the Clubs, and subject to Rule R.9, each Home Club shall make available to its Visiting Club:

R.8.1.                          3,000 tickets or, if the capacity of the Home Club’s Stadium is less than 30,000, such number of tickets as is equal to 10 per cent. of its Stadium capacity; and, whether or not that allocation is taken up;

R.8.2.                          tickets for a minimum of 10 per cent. of the Home Club’s disabled spectator accommodation.

R.9.                                             The tickets referred to in Rule R.8 shall be made available to the Visiting Club in blocks corresponding to the blocks of seating (“Seating Block”) in the area of the Home Club’s Stadium for visiting supporters, such blocks to be designated by reference to the points at which segregation of home and away supporters can occur. There shall be no maximum or minimum number of seats in a Seating Block and any question as to the size of a Seating Block or the location of a segregation point shall be determined by the Board.

R.10.                                      The Visiting Club:

R.10.1.                   may order and sell tickets on a sequential Seating Block by Seating Block basis (the sequence of release of Seating Blocks to the Visiting Club to be determined by the Home Club);

R.10.2.                   must confirm its final order of tickets (subject to the conditions set out in Rule R.11) at least 4 weeks before the League Match to which they relate; and

R.10.3.                   shall pay for the entirety of the tickets so ordered save that it may return (and not pay for) any unsold tickets in the final Seating Block for which it ordered tickets if it has sold 50% of the tickets in that Seating Block.

R.11.                                      Unless otherwise agreed, the provision by a Home Club of tickets for sale by a Visiting Club shall be conditional upon:

R.11.1.                   the Visiting Club making the tickets available for purchase by the later of either 3 working days after receipt from the Home Club or the date that is 4 weeks before the date of the fixture;

R.11.2.                   any unsold tickets being returned by the Visiting Club to the Home Club not later than 10 days before the date fixed for the League Match to which they relate;

R.11.3.                   the proceeds of tickets sold and the value (to be pro rata to the number of adult and concessionary tickets actually sold by the Visiting Club) of any unsold tickets not returned as aforesaid being paid by the Visiting Club to the Home Club within 4 days of the League Match taking place;

R.11.4.                   the Visiting Club paying to the Home Club daily interest at the rate of 5 per cent. per annum over the base rate for the time being of Barclays Bank Plc on any amount not paid in accordance with Rule R.11.3.

R.12.                                      A Home Club shall not charge admission prices to supporters of a Visiting Club which are higher than those charged to its own supporters for comparable accommodation and in particular concessionary rates offered to senior citizens and junior supporters shall apply to supporters of a Visiting Club.

R.13.                                      Each Club shall submit to the League details of its season ticket prices and ticket prices for individual League Matches upon announcing the same publicly.

Merchandise

R.14.                                      A Club’s merchandising policy should:

R.14.1.                   allow for market research to be undertaken with regard to the frequency of Strip changes and to its design;

R.14.2.                   identify the intervals at which Strip changes are intended to take place and the date of the next intended change;

R.14.3.                   provide for swing tickets attached to replica Strip to state its launch date;

R.14.4.                   refer to the effect on the consumer of the obligations set out in Rules R.16 to R.19 below.

R.15.                                      Any numbers, lettering, badges and logos appearing on replica Strip shall be of the same style, colour and design as those appearing on Players’ Strip currently registered as required by Rule M.17.

R.16.                                      In any future contract to license a manufacturer to produce for retail sale replica Strip, each Club shall include the standard clauses set out in Appendix 9.

R.17.                                      Upon a Promoted Club becoming a member of the League in accordance with the provisions of Rule B.5, it shall give notice to any manufacturer licensed to manufacture and distribute its replica Strip in the terms set out in Appendix 10 and request such manufacturer to convey the substance of the notice to its dealers forthwith and advise them that:

R.17.1.                   they are free to sell, advertise and display for sale replica Strip supplied by such manufacturer at whatever price they may choose; and that

R.17.2.                   they should inform the Office of Fair Trading if they are concerned that a minimum resale price is being imposed.

R.18.                                      No Club shall cause or procure any manufacturer with which it has a licensing agreement for the manufacture of replica Strip to do any act or cause to be done anything which would constitute a breach of the standard clauses referred to in Rule R.16.

R.19.                                      Each Club shall provide the Director General of Fair Trading with such information as he may need in order to satisfy himself that Rules R.16 to R.18 above have been complied with.

Relations with Stakeholders

R.20.                                      A Club’s policy with regard to its stakeholders should:

R.20.1.                   provide for consultation with them on a regular basis through forums, questionnaires and focus groups and by the publication of current policies on major issues in an easily digested format;

R.20.2.                   promote supporter and community liaison and provide for the establishment of liaison structures where none exist.

SECTION S: THE SAFEGUARDING OF VULNERABLE GROUPS AND SAFER RECRUITMENT

Definitions

S.1.                                               In this Section of these Rules:

S.1.1.                            “Activity” means any activity or series of activities arranged for a Child, Children or a Vulnerable Adult or Adults by or in the name of a Club;

S.1.2.                            “Adult at Risk” means an adult who is or may be in need of community care services by reason of mental or other disability, age or illness and who is, or may be, unable to take care of him or herself, or unable to protect himself against significant harm or exploitation;

S.1.3.                            “Adults at Risk Safeguarding Manager” means the member of Staff whose responsibilities are set out in Rule S.12.

S.1.4.                            “Adults at Risk Safeguarding Officer” has the meaning set out in Rule S.14.10;

S.1.5.                            “Child” and “Children” mean any person or persons under the age of 18 years;

S.1.6.                            “Children’s Safeguarding Officer” has the meaning set out in Rule S.10.11;

S.1.7.                            “Children’s Safeguarding Manager” means the member of Staff whose responsibilities are set out in Rule S.7;

S.1.8.                            “DBS” means the Disclosure and Barring Service, being a non-departmental public body of the Home Office which, amongst other things, processes requests for criminal records checks and barred list information, or any successor body which carries out its functions.

S.1.9.                            “Disclosure” means the service provided by the DBS to Persons registered with it.

S.1.10.                     Local Authority Designated Officer” means the officer designated by the local authority in which the Club is situated to manage allegations of Child abuse;

S.1.11.                     “NSPCC Standards” means the Standards for Safeguarding and Protecting Children in Sport promoted by the National Society for the Prevention of Cruelty to Children;

S.1.12.                     “Parent” means a person who has parental responsibility for the Child;

S.1.13.                     “Search and Intervention Steward” means a steward employed by a Club who regularly carries out, or who supervises those who carry out, either of the following duties in an area of the Club’s Stadium covered by a premises licence granted under the Licensing Act 2003:

S.1.13.1.                    the search of spectators on their entry to the ground; or

S.1.13.2.                    the intervention against or ejection of spectators;

S.1.14.                     “Staff” means any employee of a Club or volunteer:

S.1.14.1.                    employed in any Activity on behalf of or with the authorisation of the Club, who has direct contact with a Child, Children or a Vulnerable Adult or Adults in the course of that Activity; or

S.1.14.2.                    (for the purposes of Rules S.24 and S.25) employed as a Search and Intervention Steward;

Clubs’ Policies and Procedures for the Safeguarding of Children and Adults at Risk

S.2.                                               Each Club shall prepare, implement, review regularly and have reviewed by its local authority written policy and procedures for the safeguarding of Children.

S.3.                                               The Club’s policy and procedures for the safeguarding of Children shall:

S.3.1.                            be in accordance with this Section of these Rules and shall have regard to Appendix 13 to these Rules; and

S.3.2.                            meet the NSPCC Standards.

S.4.                                               Each Club shall prepare, implement, review regularly and have reviewed by its local authority written policy and procedures for the safeguarding of Adults at Risk.

S.5.                                               The Club’s policy and procedures for the safeguarding of Adults at Risk shall be in accordance with this Section of the Rules and shall have regard to any guidance or policy published by the League.

Children’s Safeguarding Manager

S.6.                                               Each Club shall designate a member of staff as the Children’s Safeguarding Manager.

S.7.                                               The Children’s Safeguarding Manager shall be responsible for all arrangements for the safeguarding of Children undertaking any Activity and any sign or suspicion of abuse relating to Child shall be reported to him.

S.8.                                               The name of the Children’s Safeguarding Manager shall be notified by the Club to the League in Form 18.

S.9.                                               Each Children’s Safeguarding Manager and Safeguarding Officer shall:

S.9.1.                            be trained in safeguarding of Children issues and procedures;

S.9.2.                            be given a job description which shall properly record their responsibilities; and

S.9.3.                            undertake in each calendar year continuing professional development training in the safeguarding of Children approved by the League and maintain a record thereof.

S.10.                                        Each Children’s Safeguarding Manager shall:

S.10.1.                     liaise regularly with and be guided by the advice of the local authority with regard to issues concerning the safeguarding of Children;

S.10.2.                     liaise and co-operate with the Local Authority Designated Officer as may from time to time be necessary;

S.10.3.                     ensure strict compliance with the Club’s policy and procedures for the safeguarding of Children;

S.10.4.                     promote awareness in the Club of safeguarding of Children issues generally and encourage and monitor the adoption of best practice procedures in that regard;

S.10.5.                     report on a regular basis on the effectiveness of, and the Club’s compliance with, its policies and procedures for the safeguarding of Children to a named member of the Club’s senior management who shall act as the Children’s Safeguarding Manager’s line manager;

S.10.6.                     act as the lead Club Official in any investigation of an allegation of Child abuse;

S.10.7.                     maintain the safeguarding of Children Staff register for each Activity in Form 19 (or in any other appropriate and sufficient format);

S.10.8.                     be made known to all Staff, and (by publication of his name and contact details on the Club’s website and in any handbook or the like which the Club produces to accompany any Activity) to children and parents of children engaged in each Activity and be available in person or by telephone to Staff and to such children and parents at all reasonable times;

S.10.9.                     provide written instructions to Staff engaged in each Activity in respect of good practice and what they are required to do if they detect any sign of Child abuse or if they suspect Child abuse is taking place;

S.10.10.              provide guidance to and support for any member of Staff engaged in each Activity who reports suspected Child abuse;

S.10.11.              in relation to a specific Activity, if appropriate, delegate any of the responsibilities listed in S.10.7 to S.10.10 to another member of Staff (the “Children’s Safeguarding Officer”) and supervise the Children’s Safeguarding Officer;

S.10.12.              ensure that Children’s Safeguarding Officers are properly trained, supported and supervised including, without limitation, by way of regular, minuted meetings with each Children’s Safeguarding Officer.

Guidance

With regard to Rule S.10.11 above, Clubs’ attention is drawn to Youth Development Rule 185 which requires that an Academy Safeguarding Officer must be appointed to undertake the functions set out in Rule S.10.4 with regard to the Academy.

Adults at Risk Safeguarding Manager

S.11.                                        Each Club shall designate a member of Staff as the Adults at Risk Safeguarding Manager.

S.12.                                        The Adults at Risk Safeguarding Manager shall be responsible for all arrangements for the safeguarding of Adults at Risk undertaking any Activity and any sign or suspicion of abuse of Adults at Risk shall be reported to them.

S.13.                                        The name of the Adults at Risk Safeguarding Manager shall be notified by the Club to the League in Form 20.

S.14.                                        Each Adults at Risk Safeguarding Manager shall:

S.14.1.                     liaise regularly with and be guided by the advice of the local authority with regard to issues concerning the safeguarding of Adults at Risk;

S.14.2.                     ensure strict compliance with the Club’s policy and procedures for the safeguarding of Adults at Risk;

S.14.3.                     promote awareness in the Club of safeguarding of Adults at Risk issues generally and encourage and monitor the adoption of best practice procedures in that regard;

S.14.4.                     report on a regular basis on the effectiveness of, and the Club’s compliance with, its policies and procedures for the safeguarding of Adults at Risk to a named member of Club’s senior management who shall act as the Adults at Risk Safeguarding Manager’s line manager;

S.14.5.                     act as the lead Club Official in any investigation of an allegation of abuse of an Adult at Risk;

S.14.6.                     maintain the safeguarding of Adults at Risk Staff register for each Activity in Form 21 (or in any other appropriate and sufficient format);

S.14.7.                     be made known to all Staff, and (by publication of his name and contact details on the Club’s website and in any handbook or the like which the Club produces to accompany any Activity) to Adults at Risk and carers of Adults at Risk engaged in each Activity and be available in person or by telephone to Staff and to such Adults at Risk and carers at all reasonable times;

S.14.8.                     provide written instructions to Staff engaged in each Activity in respect of good practice and what they are required to do if they detect any sign of abuse of an Adult at Risk or if they suspect such abuse is taking place;

S.14.9.                     provide guidance to and support for any member of Staff engaged in an Activity who reports suspected abuse of an Adult at Risk;

S.14.10.              in relation to a specific Activity, if appropriate, delegate any of their responsibilities to another member of Staff (the “Adults at Risk Safeguarding Officer”); and

S.14.11.              ensure that Adults at Risk Safeguarding Officers are properly trained, supported and supervised including, without limitation, by way of regular, minuted meetings with each Adults at Risk Safeguarding Officer.

S.15.                                        Each Adults at Risk Safeguarding Manager and Adults at Risk Safeguarding Officer shall:

S.15.1.                     be given a job description which shall properly record their responsibilities;

S.15.2.                     be trained in safeguarding of Adults at Risk issues and procedures; and

S.15.3.                     undertake in each calendar year continuing professional development training in the safeguarding of Adults at Risk approved by the League and maintain a record thereof.

Staff

S.16.                                        Staff shall in all dealings with and on behalf of Children or Adults at Risk do what is reasonable in the circumstances of the case for the purpose of safeguarding or promoting the safety and welfare of the Child or Adult at Risk.

S.17.                                        Each member of Staff shall be given training in the Club’s policies and procedures for the safeguarding of Children and Adults at Risk.

S.18.                                        Each member of Staff shall be given in writing:

S.18.1.                     the name of the Club’s Children’s Safeguarding Manager and Adults at Risk Safeguarding Manager;

S.18.2.                     descriptions of what constitutes unsuitable behaviour to a Child or Adult at Risk and abuse of a Child or Adult at Risk; and

S.18.3.                     details of what he is required to do if there is any sign of unsuitable behaviour to a Child or Adult at Risk or abuse of a Child or Adult at Risk or if there is a suspicion that such abuse is taking place.

Parental Consent

S.19.                                        The written consent of a Child’s Parent shall be obtained:

S.19.1.                     before the Child participates in an Activity by the Parent completing and returning to the Children’s Safeguarding Manager for the Activity Form 22; and

S.19.2.                     if the Child is under the age of 16, before any images or footage of him are taken or used.

Notification of Referrals to External Statutory Agencies

S.20.                                        On making any referral of an allegation of or incident of suspected abuse of or unsuitable behaviour to a Child or Adult at Risk to any external agency (including without limitation the police, the local authority or the DBS), the Safeguarding Manager or other Official making the referral shall notify the Club’s most senior administrative officer in writing.

S.21.                                        The Club shall notify the League and the Football Association in Form 23 of, and give the League and the Football Association such further information as they may require in respect of:

S.21.1.                     any referral it has made to any external agency (as described in Rule S.20); and

S.21.2.                     any investigation by such an external agency into suspected abuse of or unsuitable behaviour to a Child or Adult at Risk involved in an Activity by or in the name of the Club of which the Club becomes aware, whether such investigation results from a referral made pursuant to Rule S.21.1 or otherwise.

Monitoring

S.22.                                        The League will monitor Clubs to ensure compliance with this Section of these Rules and will procure that each Club is visited at least twice each Season by a person appointed for this purpose by the League. Such person shall be entitled to have access to all records kept in accordance with the requirements of this Section of these Rules and shall be entitled to meet Staff, parents, Children, Adults at Risk and carers.

S.23.                                        Such person shall:

S.23.1.                     give written feedback to the Club concerned on each monitoring visit made, and if appropriate agree with the Club an action plan setting out actions to be taken by the Club to ensure compliance with Rules S.1 to S.23;

S.23.2.                     report on each visit in writing to the League; and

S.23.3.                     at the end of each Season or as soon as practicable thereafter, present to the League and the Club a written annual report on the Club’s compliance with Rules S.1 to S.23.

Disclosure and Barring Service

S. 24.                                     The League will undertake all matters connected with the use of the Disclosure service for those Clubs not registered with the DBS.

S.25.                                        Clubs not registered with the DBS agree to be bound by any guidance published by the League from time to time.

S.26.                                        Each Club shall nominate an Official to:

S.26.1.                     act as the Club’s principal point of contact with the League on all matters connected with the use of the Disclosure service and the Club shall notify his name to the League in Form 24; and

S.26.2.                     (if the Club is not registered with the DBS) ensure that the League (or its appointee) is provided with any information it may require in connection with a Disclosure application by a person seeking appointment or confirmation of appointment as an Official of or volunteer with the Club.

S.27.                                        The lead disclosure officer of a Club registered with the DBS:

S.27.1.                     shall countersign the Club’s application to register with the DBS;

S.27.2.                     may countersign Disclosure applications;

S.27.3.                     will act as the Club’s principal point of contact with the DBS on all matters connected with the registration and use of the Disclosure service.

S.28.                                        Each Club shall nominate one or more Officials (who may be the Children’s Safeguarding Manager or a Safeguarding Officer) as countersignatories who (in the case of a Club registered with the DBS) may countersign Disclosure applications and (in the case of all Clubs) carry out the procedures set out in Rule S.30.

S.29.                                        Subject to Rule S.31, no person shall be appointed as a member of Staff unless:

S.29.1.                     he has completed and submitted to the Club a written application; and

S.29.2.                     a written reference has been obtained by the Club from at least two referees named in the application; and

S.29.3.                     he has applied to the DBS for Disclosure; and

S.29.4.                     his Disclosure information has been received and the Club is satisfied that he is not unsuitable to work with Children or as a Search and Intervention Steward as the case may be; and

S.29.5.                     his particulars have been entered in the staff register in Form 19 kept and maintained at the Club.

S.30.                             Upon an application for Disclosure being made by a person seeking appointment or confirmation of his appointment as a member of Staff, the lead disclosure officer or a countersignatory shall:

S.30.1.                     determine, in accordance with any guidance published by the DBS or by the League, the level of Disclosure information to be sought in respect of that person; and

S.30.2.                     carry out such identity checks on that person as may be required pursuant to the guidance described in Rule S.30; and

S.30.3.                     complete and submit that person’s application to the DBS or to the League (in the case of a Club not registered with the DBS); and

S.30.4.                     receive the Disclosure information from the DBS or from the League (in the case of a Club not registered with the DBS) in respect of that person; and

S.30.5.                     report the content of that Disclosure information to the Official responsible for deciding whether that person shall be appointed or have his appointment confirmed.

S.31.                                        Between the date upon which his application to the DBS for Disclosure is received and the date upon which the procedures set out in Rule S.30 are completed, a person to whom that Rule applies may be permitted to take up his position as a member of Staff at the discretion of the Club’s lead countersignatory so long as he is accompanied by a member of Staff in respect of whom the Rule S.30 procedures have been complied with.

PLAYERS — CONTRACTS, REGISTRATIONS AND TRANSFERS

SECTION T: PLAYERS — CONTRACTS

Approaches to Players

T.1.                                              A Club shall be at liberty at any time to make an approach to a Player with a view to negotiating a contract with such a Player:

T.1.1.                           if he is an Out of Contract Player; or

T.1.2.                           in the case of a Contract Player, with the prior written consent of the Club (or club) to which he is contracted.

T. 2.                                           A Club shall be at liberty after the third Saturday in May in any year and before the 1st July next following to make such an approach to a Contract Player:

T.2.1.                           who will become an Out of Contract Player on that 1st July; and

T.2.2.                           who has received no offer from his Club under Rule V.17.2; or

T.2.3.                           who has received but has declined such offer.

T.3.                                              Any Club which by itself, by any of its Officials, by any of its Players, by its Agent, by any other Person on its behalf or by any other means whatsoever makes an approach either directly or indirectly to a Contract Player except as permitted by either Rule T.1.2 or Rule T.2 shall be in breach of these Rules and may be dealt with under the provisions of Section W of these Rules (Disciplinary).

T.4.                                              For the purposes of Rules T.2 and T.3, “Contract Player” shall include a player who has entered into a written contract of employment with a Football League club.

Approaches by Players

T.5.                                              An Out of Contract Player, or any Person on his behalf, shall be at liberty at any time to make an approach to a Club (or club) with a view to negotiating a contract with such Club (or club).

T.6.                                              Subject to Rule T.7, a Contract Player, either by himself or by any Person on his behalf, shall not either directly or indirectly make any such approach as is referred to in Rule T.5 without having obtained the prior written consent of his Club.

T. 7.                                           After the third Saturday in May in any year and before the 1st July next following a Contract Player to whom Rule T.2 applies or any Person on his behalf may make such an approach as is referred to in Rule T.5.

Public Statements

T.8.                                              A statement made publicly by or on behalf of a Club expressing interest in acquiring the registration of a Contract Player or by a Contract Player expressing interest in transferring his registration to another Club (or club) shall in either case be treated as an indirect approach for the purposes of Rules T.3 and T.6.

Inducements

T.9.                                              Except as may be provided in a Player’s contract:

T.9.1.                           no Club shall induce or attempt to induce a Player to sign a contract by directly or indirectly offering him or any Person connected with him or his Agent a benefit or payment of any description whether in cash or in kind;

T.9.2.                           no Player shall either directly or indirectly accept or cause or permit his Agent to accept any such offer as is described in this Rule.

Form of Contract

T.10.                                       Save for any contracts entered into by a Promoted Club before it became a member of the League which are in Form 25, contracts between Clubs and Players shall be in Form 26.

Length of Contract

T.11.                                       Subject to the exceptions set out below, a contract between a Club and a Player may be for any period provided that its expiry date is 30th June. The exceptions to this Rule are:

T.11.1.                    contracts with Contract Players under the age of 18 years which must not be capable of lasting for more than 3 years;

T.11.2.                    monthly contracts;

T.11.3.                    Week by Week Contracts.

T.12.                                       A Player under the age of 17 years may not enter into a contract of employment with a Club and may only be registered as an Academy Player.

Players’ Remuneration

T.13.                                       Full details of a Player’s remuneration including all benefits to which he is entitled whether in cash or in kind shall be set out in his contract.

T.14.                                       The terms of a contract between a Club and a Player shall be strictly adhered to.

T.15.                                       If any Club acts in breach of Rule E.20, in addition to any penalty imposed under the provisions of Section W of these Rules (Disciplinary), the Board shall have power to refuse any application by that Club to register any Player until the breach has been remedied.

Signing-on Fees

T.16.                                       A Signing-on Fee may be paid only to a Contract Player whose contract:

T.16.1.                    is for a period of not less than 3 months; and

T.16.2.                    is not a monthly contract or a Conditional Contract or a Week by Week Contract.

T.17.                                       In the case of a contract between a Club and a Player lasting for more than one year, any Signing-on Fee shall be paid in equal annual instalments.

T.18.                                       If the registration of a Contract Player is transferred when any part of his Signing-on Fee remains unpaid, a sum equal to the unpaid balance thereof shall be paid to him forthwith by the Transferor Club unless:

T.18.1.                    the transfer is consequent upon the Contract Player’s contract having been terminated by the Transferor Club

T.18.2.                    the transfer is consequent upon the Contract Player’s written request to that effect; or

T.18.3.                    the Board on the application of either the Transferor Club or the Contract Player otherwise decides and either party may appeal to the Premier League Appeals Committee against the decision of the Board in this respect in accordance with the provisions of Section Z of these Rules.

Lump Sum Payments

T.19.                                       Unless otherwise agreed by the Board, no lump sum payment shall be paid or payable by a Club to a Player during the first year of his employment as a Contract Player with that Club save for:

T.19.1.                             a Signing-on Fee (which must be paid in accordance with rules T.16 to T.18); or

T.19.2.                             a sum paid in respect of the player’s relocation expenses not exceeding the amount from time to time permitted by HM Revenue Customs to be paid for this purpose without income tax and national insurance liability.

Image Contracts

T.20.                                       Particulars of any Image Contract Payment in respect of the Player shall be set out in the contract with his Club.

Signing the Contract

T.21.                                       A contract between a Club and a Player shall be signed in each case in the presence of a witness by:

T.21.1.                             the Player;

T.21.2.                             the Player’s Parent if the Player is under the age of 18 years; and

T.21.3.                             an Authorised Signatory on behalf of the Club.

Reporting Fines etc.

T.22.                                       A copy of any notice terminating a Player’s contract, whether given by the Club or the Player, and any notice given by a Club imposing a fine on a Player or suspending him shall be sent forthwith by the Club to the League and to the Football Association.

Submission to Secretary

T.23.                                       A Club shall request each Contract Player (or if he is a minor his parent) to complete Form 27 at the same time that he signs his first contract with the Club. If he does, the Club shall submit the completed Form 27 to the Secretary when it submits a copy of the contract pursuant to Rule T.24.

T.24.                                       Subject to the provisions of Rules U.17, U.19, U.21 and V.11.3, Clubs shall submit to the Secretary copies of all contracts with Players within 5 days of their being entered into.

Mutual Termination

T.25.                                       If the parties thereto agree to terminate a Player’s contract before its expiry date they shall forthwith notify the Football Association and the Secretary to that effect.

T.26.                                       A Club shall be at liberty at any time to reach agreement with a Contract Player to amend the terms of his contract. If such an agreement increases the Contract Player’s remuneration then, unless the agreement is made in the Close Season, it shall be a term thereof that the Contract Player’s current contract is extended by a minimum of one year.

Appeal against Termination

T.27.                                       An appeal by a Player under the provisions of clause 16 of Form 25 or clause 10.3 of Form 26 or by a Club under the provisions of clause 17 of Form 25 or clause 11.2 of Form 26 shall be commenced by notice in writing addressed to the other party to the contract and to the Secretary.

Appeal against Disciplinary Decision

T.28.                                       An appeal by a Player under the provisions of clause 18 of Form 25 or paragraph 3.3.2 of Schedule 1, Part 1, of Form 26 shall be commenced by notice in writing addressed to the Club and to the Secretary.

T.29.                                       Appeals pursuant to Rule T.27 or Rule T.28 shall be conducted in such manner as the Board may determine.

T.30.                                       The Board may allow or dismiss any such appeal and make such other order as it thinks fit.

Disputes between Clubs and Players

T.31.                                       Any dispute or difference between a Club and a Player not otherwise expressly provided for in these Rules may be referred in writing by either party to the Board for consideration and adjudication in such manner as the Board may think fit. For the purpose of this Rule only, “Player” shall include one who was formerly employed by the Club with which the dispute or difference has arisen, whether or not he has been registered to play for another Club.

Orders for Costs

T.32.                                       The Board shall have power to make an order for costs:

T.32.1.                             in determining appeals under Rule T.27 or Rule T.28; and

T.32.2.                             in making an adjudication under Rule T.31; and

T.32.3.                             if any proceedings under Rule T.27 or Rule T.28 or Rule T.31, having been commenced, are withdrawn.

T.33.                                       The Board shall have power to determine the amount of any such costs which may include, without limitation, those incurred by the League in the conduct of the proceedings.

T.34.                                       The Board shall have the power, at any time during the proceedings, to order one or several interim or final payments on account of the costs of the League.

T.35.                                       Costs ordered to be paid as aforesaid shall be recoverable:

T.35.1.                             in the case of a Club, under the provisions of Rule E.25; or

T.35.2.                             in any other case, as a civil debt.

Appeal

T.36.                                       Within 14 days of a decision of the Board given under the provisions of either Rule T.30 or Rule T.31 either party may by notice in writing appeal against such decision to the Premier League Appeals Committee whose decision shall be final.

Effect of Termination

T.37.                                       Upon the termination of a Player’s contract by a Club under the provisions of clause 16 of Form 25 or clause 10.1 of Form 26 becoming operative or upon the termination by a Player of his contract with his Club under the provisions of clause 17 of Form 25 or clause 11.1 of Form 26 becoming operative, the Club shall forthwith release the Player’s registration.

T.38.                                       Except in the case of a Retired Player to whom the provisions of Rule U.29.5 apply, upon a Player’s contract being terminated by mutual consent, his Club shall retain the Player’s registration for such period (if any) and on such terms (if any) as the parties may in writing agree. Should the Player sign for another Club (or Football League club) during that period, that Club (or Football League club) shall pay to the Club retaining the registration a compensation fee determined, in default of agreement, by the Professional Football Compensation Committee.

Testimonial Matches

T.39.                                       Notwithstanding that it has no contractual obligation to do so, a Club in its absolute discretion and with the prior written consent of the Board may, in the case of a Player who has completed 10 or more years in its service as such, permit its Stadium to be used without charge for the purposes of a testimonial match.

PLAYERS: CONTRACTS, REGISTRATIONS AND TRANSFERS

SECTION U: PLAYERS — REGISTRATIONS

Requirement for Registration

U.1.                                             A Player shall not play for a Club in a League Match unless that Club holds his registration (which shall include, in the circumstances set out in Rules U.3 and U.12, confirmation that he is eligible to play for it) with effect from at least 75 minutes before kick-off and for League Matches to be played between the close of the First Transfer Window and the end of the Season either:

U.1.1.                                   his name is included on the Squad List; or

U.1.2.                                   he is an Under 21 Player.

U.2.                                             A Club shall be deemed to hold the registration of a Player upon receipt of the League’s confirmation by email to that effect.

U.3.                                             If a loan of a Player (whether by Temporary Transfer or otherwise) is cancelled by mutual consent, the Player shall not play for the Club to which he is returning unless the League has confirmed to that Club that the Player is eligible to play for it.

U.4.                                             A Club shall apply to:

U.4.1.                                   include a Player on its Squad List by submitting to the Secretary the requisite Form.

U.4.2.                                   remove a Player from its Squad List by submitting to the Secretary the requisite Form.

U.5.                                             A Player shall be deemed to have been included or removed from a Club’s Squad List on receipt of the Secretary’s written confirmation.

U.6.                                             Changes to a Squad List may be made:

U.6.1.                                   during the period of a Transfer Window; or

U.6.2.                                   at other times only with the permission of the Board.

U.7.                                             Each application to register a Player shall be subject to the approval of the Board.

U.8.                                             In addition to the forms and documents specifically required by these Rules, a Club shall submit to the Secretary:

U.8.1.                                   any contract it proposes to enter into which gives the Club or any other party to the proposed contract any rights relating to the transfer of the registration of a player at a date in the future from or to the Club or any rights relating to the employment of the player by the Club; or

U.8.2.                                   any contract it proposes to enter into, save for a Representation Contract or an Image Contract, which gives the Club or any other party to the proposed contract the right to receive payments in respect of a Player.

Any such proposed contract shall be subject to the approval of the Board. In deciding whether to give such approval the Board shall have regard to (without limitation) Rules I.4 and I.7.

Types of Registration

U.9.                                             There shall be 4 types of registration governed by this Section of these Rules, namely:

U.9.1.                                   amateur;

U.9.2.                                   contract;

U.9.3.                                   monthly contract; and

U.9.4.                                   temporary.

U.10.                                      The registration of Academy Players shall be governed by the Youth Development Rules.

International Transfer Certificate

U.11.                                      A Player who last played (or was last registered to play) for a club affiliated to a national association other than that to which the Club which is applying to register him is affiliated shall not be registered unless the League has received written confirmation from the Club’s national association that an international transfer certificate has been issued in respect of the Player.

U.12.                                      A Player who is the subject of a loan to a Club or club affiliated to a national association other than that to which the loaning Club is affiliated may not play for the loaning Club following the termination of the temporary transfer until the League has received written confirmation from the Club’s national association that an international transfer certificate has been issued in respect of his return to his Club, and the League has confirmed to the Club in writing receipt thereof and that he is eligible to play for that Club.

Eligibility to work in the United Kingdom

U.13.                                      An application to register a Player shall be accompanied by such evidence as the League may require to demonstrate that the Player may take up employment in the United Kingdom, and the League shall not confirm that he is eligible to play for the Club applying to register him until the League has received such evidence.

Registration Procedure

U.14.                                      For the purpose of this Section of these Rules the New Registration of a Player shall mean his registration at a time when no other Club (or club) holds his registration either because no previous application to register the Player has been made or because a previous registration has been cancelled or has terminated or has expired.

U.15.                                      The New Registration of an Amateur Player shall be effected by completion of and submission to the Secretary of Form 28 signed on behalf of the Club by an Authorised Signatory.

U.16.                                      The registration of an Amateur Player is not transferable.

U.17.                                      The New Registration of a Contract Player shall be effected by completion and submission to the Secretary of a copy of the Player’s contract.

U.18.                                      The transfer of the registration of a Contract Player shall be effected in accordance with the provisions of Rule V.11.

U.19.                                      The New Registration of a Contract Player on a monthly contract basis shall be effected by completion of and submission to the Secretary of Football Association Form G(1), signed on behalf of the Club by an Authorised Signatory, together with a copy of the Player’s contract.

U.20.                                      The transfer of the registration of a Contract Player on a monthly contract basis shall be effected in accordance with the provisions of Rule V.11.

U.21.                                      A monthly contract registration may be extended by one month by completion of and submission to the Secretary of Football Association Form G(1) (Extension), signed on behalf of the Club by an Authorised Signatory, and, if any changes to it have been made, a copy of the Player’s contract.

U.22.                                      The Temporary Transfer of the registration of a Contract Player and any extension thereof shall be effected in accordance with the provisions of Rules V.6 to V.10.

U.23.                                      Subject to the provisions of Rule V.1, the deadline for receipt by the Secretary of all duly completed documents required by these Rules to effect the registration of a Player shall be 12 noon on the last Working Day before the date of the first League Match in which the Club making the application intends him to play, save that the international transfer certificate and evidence of eligibility to take up employment in the United Kingdom (in both cases if applicable) may be provided thereafter (but must be provided before the Player is registered by the League).

U.24.                                      A Club which transfers or cancels the registration of a Player may not apply to register that Player within a year except with the prior written consent of the Board.

Multiplicity of Registrations

U.25.                                      A Player shall not apply to be registered by more than one Club (or club) at any one time and the Secretary shall refuse any application made in breach of this Rule.

Monthly Registrations

U.26.                                      There shall be no limit to the number of times a monthly contract registration may be extended under Rule U.21 provided that a Club intending to apply to extend the monthly contract registration of a Player for a third or subsequent time shall give to the Player not less than 7 days’ notice of its intention to do so.

U.27.                                      Notwithstanding the provisions of Rule V.1, a Club may apply at any time to extend a monthly contract registration provided it has not been allowed to expire.

Termination of Registrations

U.28.                                      An amateur registration:

U.28.1.                            shall expire at the end of the Season in which it commenced;

U.28.2.                            may be terminated before its expiry by agreement to that effect between the Club and the Player, such agreement to be notified in writing forthwith by the Club to the Secretary;

U.28.3.                            may likewise be terminated by order of the Board on the application of either the Club or the Player.

U.29.                                      Subject to the provisions of Rules T.37 and T.38, a contract registration shall terminate:

U.29.1.                            in the case of a Contract Player, upon it being transferred in accordance with Rule V.11;

U.29.2.                            in the case of an Out of Contract Player in respect of whom the conditions set out in Rule V.17 have been satisfied, upon a Transferee Club effecting his New Registration;

U.29.3.                            in the case of an Out of Contract Player in respect of whom the said conditions have not been satisfied, upon the expiry of his contract;

U.29.4.                            in the case of a Contract Player, upon his contract being terminated on the ground of his permanent incapacity;

U.29.5.                            in the case of a Retired Player, on the expiry of a period of 30 months commencing at the end of the Season in which he stops playing competitive football.

New Registrations Requiring Consent

U.30.                                      An application for the New Registration of a Contract Player whose contract has been terminated by a Club (or club) on the ground of his permanent incapacity shall be refused unless that Club (or club) consents.

U.31.                                      An application for the New Registration of a Contract Player who has received a lump sum disability benefit under the terms of the League’s personal accident insurance scheme shall be refused unless, upon being satisfied that the circumstances of such application are exceptional, the Board consents.

List of Players

U.32.                                      Except as provided in Rules U.33 and U.34, after the second Transfer Window in each year and on or before the third Saturday in May next following each Club shall confirm to the Secretary:

U.32.1.                            whether the list of players provided to it for these purposes via the Extranet is complete and accurate in all material particulars;

U.32.2.                            details of any players who are not included in the list referred to in Rule U.32.1 but who should be so included;

U.32.3.                            in the case of each Contract Player whose registration it holds and whose contract expires on the 30th June in that year, whether or not the Club has:

U.32.3.1.                  offered him a new contract under the provisions of Rule V.17.2; or

U.32.3.2.                  implemented any option provision in respect of him; and

U.32.4.                            in the case of each Academy Player whose registration it holds and with whom it has entered into a Scholarship Agreement, whether or not the Club has:

U.32.4.1.                  (if the Academy Player is in the second year of his Scholarship Agreement) given him written notice, pursuant to clause 4.2 of the Scholarship Agreement, of the extension of the duration thereof by one year; and

U.32.4.2.                  (if the Academy Player is in the second or third year of his Scholarship Agreement) given him written notice, pursuant to clause 6.7 of the Scholarship Agreement, of its intention to offer him a professional contract as a Contract Player.

U.33.                                      The date by which each Club is required by Rule U.32 to give confirmation to the Secretary shall be extended in the case of a Club which on the third Saturday in May in any year is still participating in the F.A. Cup, [the UEFA Champions League or the UEFA Europe League] or has yet to play a League Match the outcome of which could affect:

U.33.1.                            identification of the League Champions in accordance with Rule C.11; or

U.33.2.                            identification of the Clubs to be relegated in accordance with Rule C.14; or

U.33.3.                            qualification for a UEFA competition.

U.34.                                      In the circumstances mentioned in Rule U.33, the Club shall give the Secretary the information required by Rule U.32 within 4 days of the last relevant F.A. Cup match, UEFA Champions League or UEFA Europe League or League Match having been played.

U.35.                                      The particulars contained in Clubs’ lists of Players shall be published by the Secretary by the second Saturday in June in each year.

Clubs Ceasing to be Members

U.36.                                      Upon a Club (in this Rule and Rule U.37 called “the Former Member”) ceasing to be a member of the League under the provisions of Rule B.6 (other than by reason of its relegation from the League in accordance with Rule C.14), the registrations of its Players (except those held in consequence of a Temporary Transfer) shall vest in the League and thereupon the League shall be at liberty to transfer those registrations as it shall think fit and shall receive any Compensation Fees to which the Former Member would otherwise have been entitled under the provisions of Section V of these Rules (Players — Transfers of Registrations).

U.37.                                      Such Compensation Fees shall belong to the League and out of them the Board shall have power to make a grant to either or both of

U.37.1.                            any Club to which Compensation Fees are owed by the Former Member; and

U.37.2.                            the Former Member.

Prohibition of Third Party Investment

U.38.                                      Unless otherwise agreed by the Board and subject to Rule U.39, a Club may only make or receive a payment or incur any liability as a result of or in connection with the proposed or actual registration (whether permanent or temporary), transfer of registration or employment by it of a Player in the following circumstances:

U.38.1.                            by payment to a Transferor Club or receipt from a Transferee Club of a Compensation Fee, Contingent Sum, Loan Fee or sell-on fee;

U.38.2.                            by payment of levy pursuant to Rule V.38 or Rule V.39;

U.38.3.                            by receipt of all or part of a Compensation Fee, Contingent Sum, Loan Fee or sell-on fee, in default of payment of it by the Transferee Club from which it is due, from:

U.38.3.1.                  a financial institution or other guarantor; or

U.38.3.2.                  the League in accordance with the provisions of these Rules; or

U.38.3.3.                  the Football League in accordance with the provisions of the Regulations of the Football League;

U.38.4.                            by way of remuneration (including benefits in cash or kind and Image Contract Payments) to or for the benefit of a Contract Player whose registration it holds;

U.38.5.                            by way of an allowance permitted by Youth Development Rule 291, to an Academy Player with whom it has entered into a Scholarship Agreement;

U.38.6.                            by way of payment to an ‘Authorised Agent” or ‘Exempt Solicitor” for ‘Agency Activity”, in each case as those terms are defined in the Football Association Football Agents’ Regulations, and provided that such payment is made in accordance with those Regulations;

U.38.7.                            by payment of incidental expenses arising in respect thereof;

U.38.8.                            by payment or receipt of training compensation or solidarity payment pursuant to the FIFA Regulations for the Status and Transfer of Players and any other levies or payments payable to or by a Club pursuant to the statutes or regulations of FIFA or any other football governing body from time to time, or otherwise properly due to or from such a governing body;

U.38.9.                            by payment of Value Added Tax payable in respect of any of the above payments or liabilities; and

U.38.10.                     in the case of a Transferor Club, by assignment of its entitlement to a Compensation Fee or Loan Fee to a Financial Institution.

U.39.                                      In respect of a player whom it applies to register as a Contract Player, a Club is permitted to make a payment to buy out the interest of a person or entity who, not being a Club or club, nevertheless has an agreement either with the club with which the player is registered, or with the player, granting it the right to receive money from a new Club or club for which that player becomes registered. Any such payment which is not dependent on the happening of a contingent event may be made either in one lump sum or in instalments provided that all such instalments are paid on or before the expiry date of the initial contract between the Club and the player. Any such payment which is payable upon the happening of a contingent event shall be payable within 7 days of the happening of that event.

PLAYERS: CONTRACTS, REGISTRATIONS AND TRANSFERS

SECTION V: PLAYERS — TRANSFERS OF REGISTRATIONS

Transfer Windows

V.1.                                             “Transfer Windows” means the 2 periods in a year during which, subject to Rule V.4, a Club may apply for:

V.1.1.                                   the New Registration of a player;

V.1.2.                                   the registration of a player transferred to it; and

V.1.3.                                   the registration of a Temporary Transfer.

V.2.                                             The first Transfer Window in any year shall commence at midnight on the last day of the Season or at such other date and time as the Board shall determine and shall end on 31st August next if a Working Day or, if not, on the first Working Day thereafter, at a time to be determined by the Board.

V. 3.                                          The second Transfer Window in any year shall commence at midnight on 31st December or at such other date and time as the Board shall determine and shall end on 31st January next if a Working Day or, if not, on the first Working Day thereafter, at a time to be determined by the Board.

V.4.                                             Outside a Transfer Window the Board in its absolute discretion may:

V.4.1.                                   refuse an application; or

V.4.2.                                   grant an application and, if thought fit, impose conditions by which the Club making the application and the player shall be bound.

Temporary Transfers

V.5.                                             A “Temporary Transfer” shall mean the transfer of a contract registration effected in accordance with Rules V.6 to V.10.

V.6.                                             Subject to the conditions set out below, a Temporary Transfer shall be permitted:

V.6.1.                                   between Clubs; and

V.6.2.                                   between a Club and a club in membership of the Football League, the Football Conference, the Northern Premier League, the Isthmian League and the Southern League.

V.7.                                             The conditions referred to in Rule V.6 are:

V.7.1.                                   a Temporary Transfer to a Club may not take place in the Transfer Window in which the Transferor Club acquired the Player’s registration;

V.7.2.                                   during the period of the Temporary Transfer of his contract registration a Player shall not play against the Transferor Club;

V.7.3.                                   if during the period of a Temporary Transfer the Player’s registration is transferred permanently from the Transferor Club to the Transferee Club, the two Clubs may agree in writing (to be copied to the League) that the Player shall not play against the Transferor Club for the remainder of the Season;

V.7.4.                                   subject to any conditions imposed by the Board in the exercise of its discretion under Rule V.4.2, the minimum period of a Temporary Transfer shall be the period between 2 consecutive Transfer Windows and the period of a Temporary Transfer shall not extend beyond 30th June next after it was entered into;

V.7.5.                                   the maximum number of Temporary Transfers to any one Club registrable in the same Season shall be 4 and in no circumstances shall more than 1 be from the same Transferor Club at any one time save there shall be excluded from these numbers any Temporary Transfer of the kind described in V.7.6.1 or V.7.6.2;

V.7.6.                                   not more than 2 Temporary Transfers shall be registered by a Club at the same time except that there shall be excluded from that number:

V.7.6.1.                         any Temporary Transfer which become permanent; and

V.7.6.2.                         the Temporary Transfer of a goalkeeper which in its absolute discretion the Board may allow in circumstances it considers to be exceptional;

V.7.7.                                   a Club may transfer the registration of no more than one of its goalkeepers by way of temporary Transfer to another Club each Season, subject to any further Temporary Transfer of one of its goalkeepers pursuant to Rule V.7.6.2;

V.7.8.                                   any other conditions agreed between the Transferor Club and the Transferee Club or, in the exercise of its discretion, imposed by the Board.

V.8.                                             The Loan Fee payable on a Temporary Transfer shall be such sum (if any) as shall have been agreed between the Transferee Club and the Transferor Club and set out in Football Association Form H.2 or H.3 (as appropriate) or in a supplementary agreement.

V.9.                                             Any Loan Fee (including any instalments thereof) shall be paid on or before the date or dates agreed between the parties, the latest of which must be no later than 30th June immediately following the conclusion of the Season in which the Temporary Transfer expired.

V.10.                                      A Temporary Transfer shall be effected by submitting to the Secretary Football Association Form H.2 or Form H.3 duly completed and signed on behalf of the Club by an Authorised Signatory.

Contract Players

V.11.                                      The transfer of the Registration of a Contract Player shall be effected in the following manner:

V.11.1.                            the Transferor Club and the Transferee Club shall enter into a Transfer Agreement in Form 29 signed on behalf of each Club by an Authorised Signatory in which shall be set out full particulars of all financial and other arrangements agreed between the Transferor Club and the Transferee Club and, except as provided below, between the Transferor Club and the Contract Player in relation to the transfer of the Contract Player’s registration whether the same are to take effect upon completion of the transfer or at any time thereafter;

V.11.2.                            any such arrangements agreed between the Transferor Club and the Contract Player to which the Transferee Club is not privy may be omitted from Form 29 provided that they are forthwith notified in writing to the Secretary by the Transferor Club;

V.11.3.                            the Transfer Agreement shall be sent by the Transferee Club to the Secretary together with a copy of the contract entered into between the Transferee Club and the Contract Player together with (if applicable) the evidence required by Rules U.12 and U.13;

V.11.4.                            the Transferee Club shall pay any Compensation Fee due to the Transferor Club under the terms of the Transfer Agreement in accordance with Rule V.29 and any levy payable under Rule V.38.

V.12.                                      All transfer arrangements in respect of Contract Players are subject to the approval of the Board.

V.13.                                      The Transferee Club will hold the registration of the Contract Player upon receipt of the League’s confirmation by email to that effect.

Retired Players

V.14.                                      A Club that, pursuant to Rule U.29.5, holds the registration of a Retired Player who is under the age of 24 years, shall be entitled if his registration is transferred to be paid a Compensation Fee by the Transferee Club.

Out of Contract Players

V.15.                                      An Out of Contract Player may seek to be registered by any Transferee Club.

V.16.                                      Upon receiving a formal written offer to effect the New Registration of an Out of Contract Player whose registration it holds, a Club shall forthwith notify the Player and the Secretary in writing to that effect.

V.17.                                      Provided that the following conditions are satisfied, a Compensation Fee shall be paid to a Transferor Club by a Transferee Club upon effecting the New Registration of an Out of Contract Player:

V.17.1.                            the Out of Contract Player in question must be under the age of 24 years;

V.17.2.                            on or before the third Saturday in May in the year in which the Player’s contract is to expire or, in the circumstances mentioned in Rule U.33, within 4 days of the last relevant F.A. Cup match or League Match in that year having been played, the Transferor Club must send to the Player Form 30 offering him a new contract on the terms therein set out, which must be no less favourable than those in his current contract;

V.17.3.                            any offer made on Form 30 by a Club to a Player under the provisions of Rule V.17.2 shall remain open and capable of acceptance by the Player for a period of one month from the date upon which it was sent by the Club by ordinary first class post to his usual or last known address;

V.17.4.                            a copy of Form 30 must be sent forthwith to the Secretary.

V.18.                                      Contract terms shall be deemed to be no less favourable if, disregarding any provision for a Signing on Fee in the Player’s current contract which is stated to be a once only payment, they are at least equal in value to the most favourable terms to which the Player was or is entitled in any year of his current contract.

The Player’s Options

V.19.                                      Upon receiving an offer on Form 30 a Player may either:

V.19.1.                            accept the same within one month of its date and enter into a new contract with his Club in the terms offered; or

V.19.2.                            decline it in writing.

V.20.                                      If the Player considers that the terms offered by his Club and set out in Form 30 are less favourable than those in his current contract, he may give notice to that effect to his Club and the Secretary in Form 31 and apply for a free transfer.

V.21.                                      Such application shall be determined by the Board and if it succeeds:

V.21.1.                            the Player’s Club will not be entitled to a Compensation Fee upon a Transferee Club effecting his New Registration; and

V.21.2.                            the Player will receive severance pay in accordance with his contract.

The Club’s Options

V.22.                                      If a Club makes an offer to a Player on Form 30 and the Player declines it, upon the expiry of the Player’s contract the Club may either:

V.22.1.                            enter into a Conditional Contract with the Player in such financial terms as may be agreed; or

V.22.2.                            enter into a Week by Week Contract with the Player; or

V.22.3.                            if neither a Conditional Contract nor a Week by Week Contract has been entered into or a Week by Week Contract has been determined by the Club, continue to pay the Player the amount of the basic wage under his expired contract;

and in any such case the Club shall be entitled to a Compensation Fee upon a Transferee Club effecting the Player’s New Registration provided he then remains under the age of 24 years and the other conditions set out in Rule V.17 have been satisfied.

V.23.                                      The financial terms of a Week by Week Contract shall be those contained in the Player’s expired contract, excluding any Signing-on Fee, except that the Player shall be entitled to receive such incentives (if any) as are payable by the Club to its Contract Players with effect from the date of his new contract.

V.24.                                      An Out of Contract Player who continues to receive from his Club the amount of his basic wage under the provisions of Rule V.22.3 shall not be entitled to play for that Club. If such Out of Contract Player unreasonably refuses an offer of employment by another Club (or club), his Club may make application to the Premier League Appeals Committee for an order that payments to the Out of Contract Player may cease without affecting his Club’s entitlement to a Compensation Fee.

V.25.                                      A Club which having continued to pay the Player the amount of his basic wage under Rule V.22.3 intends to cease making such payments shall give to the Player 2 weeks’ notice to that effect and upon a Transferee Club effecting the Player’s New Registration the Club shall not be entitled to a Compensation Fee.

The Compensation Fee

V.26.                                      The Compensation Fee payable by a Transferee Club to a Transferor Club upon the transfer of the registration of a Contract Player to the Transferee Club shall be such sum as shall have been agreed between the Transferee Club and the Transferor Club and set out in the Transfer Agreement.

V.27.                                      The Compensation Fee likewise payable in respect of an Out of Contract Player under the provisions of Rule V.17 shall be:

V.27.1.                            such sum as shall have been agreed between the Transferee Club and the Transferor Club or in default of agreement;

V.27.2.                            such sum as the Professional Football Compensation Committee on the application of either Club shall determine.

V.28.                                      A Club which is a Transferor Club shall provide to any previous Club or Football League club with which a player was registered, and which has a right to sell-on fee in respect of any transfer of that player, full details of any Compensation Fee and Contingent Sum(s) to which it becomes entitled. The Club receiving the information shall not disclose or divulge it directly or indirectly to any third party without the prior written consent of the Transferor Club save to statutory and regulatory authorities or as may be required by law or to its Auditors.

Method of Payment

V.29.                                      Subject to Rules V.30 and V.35, all Compensation Fees, Loan Fees (including in both cases instalments thereof) and Contingent Sums payable to a Club or to a Football League club shall be paid (together in each case with Value Added Tax at the then current rate) by the Transferee Club into the Compensation Fee Account by telegraphic transfer or by such other means as the Board may from time to time direct.

V.30.                                      If a Club assigns its entitlement to a Compensation Fee or Loan Fee instalment pursuant to Rule U.38.10:

V.30.1.                            it shall procure by means of a legally enforceable agreement that monies payable by virtue of the assignment are paid into the Compensation Fee Account by the assignee; and

V.30.2.                            it shall irrevocably and unconditionally instruct the Transferee Club to pay such monies to the assignee upon their becoming due.

V.31.                                      Subject to Rule V.37.2, forthwith upon receiving monies into the Compensation Fee Account the Board shall pay the same to the Transferor Club entitled to receive them.

V.32.                                      A Transfer Agreement shall provide that the agreed Compensation Fee together with Value Added Tax at the then current rate shall be paid on or before the expiry date of the initial contract between the Transferee Club and the Contract Player. Compensation Fee instalments shall be paid on or before the dates set out in the Transfer Agreement (and if any such date is not a Working Day then the instalment shall be paid on the Working Day which immediately precedes that date).

V.33.                                      Where any Compensation Fee payable under the provisions of Rule V.17 is not agreed between the Transferee Club and the Transferor Club, the Transferee Club shall upon applying to register the Out of Contract Player pay into the Compensation Fee Account at least half the Compensation Fee offered to the Transferor Club and the balance shall likewise be paid as determined by the Professional Football Compensation Committee under Rule V.27.2.

V.34.                                      If the registration of a Player is further transferred before the Compensation Fee in respect of an earlier transfer is paid in full, the Transferee Club in that earlier transfer shall forthwith pay the balance of such Compensation Fee into the Compensation Fee Account save where it has received an instruction in accordance with Rule V.30.2, in which case it shall pay such balance to the assignee named in the instruction on the date or dates when it becomes due under the Transfer Agreement pursuant to which it acquired the registration of the Player.

V.35.                                      An agreement for an International Transfer and a Transfer Agreement with a Transferor Club which is not in membership of the League or the Football League shall provide that the Compensation Fee, any instalments thereof and any Contingent Sums payable by the Transferee Club shall be paid (together with any Value Added Tax payable in respect thereof) to the Football Association by telegraphic transfer or by such other means as the Board may from time to time direct for payment to the Transferor Club in accordance with the Football Association Rules.

V.36.                                      Upon the happening of a contingent event resulting in a Contingent Sum (including for the avoidance of doubt, contingent compensation payable pursuant to the Youth Development Rules) becoming payable:

V.36.1.                            in the case of an International Transfer, the Transferee Club shall forthwith inform the Transferor Club in writing to that effect and within 7 days pay such Contingent Sum in accordance with Rule V.35;

V.36.2.                            in every other case, the Transferee Club shall forthwith inform the Transferor Club to that effect on Form 32 and within 7 days pay such Contingent Sum in accordance with Rule V.29.

V.37.                                      If any Transferee Club acts in breach of Rules V.29 or V.32 to V.36 inclusive:

V.37.1.                            the Board shall have power to refuse any application by that Transferee Club to register any Player until any sums then payable to its Transferor Club are paid;

V.37.2.                            the Board shall have the power set out at Rule E.28;

V.37.3.                            the Board shall have power to impose a penalty in accordance with the tariff of applicable penalties which it shall from time to time notify to Clubs;

V.37.4.                            that Transferee Club shall pay to its Transferor Club interest on any part of a Compensation Fee or Contingent Sum not paid on its due date at the rate of 5 per cent over the base rate from time to time of Barclays Bank Plc from that date until the date of payment together with such other penalty as the Board in its discretion may decide.

Transfer Levy

V.38.                                      Subject to Rule V.39, upon payment of a Compensation Fee, a Contingent Sum or a payment made pursuant to Rule U.39, a Club shall forthwith pay to the League a levy equal to 4 per cent. of the sum paid (net of any Value Added Tax) and in the case of a Compensation Fee payable by instalments, the levy upon the whole of it shall be paid as aforesaid upon the Transferee Club applying to register the Player to which it relates.

V.39.                                      Levy shall not be payable on a Loan Fee unless the registration of the Contract Player who is the subject of the Temporary Transfer is transferred on a permanent basis from the Transferor Club to the Transferee Club during, or within four months of the expiry of, the Temporary Transfer, in which case a levy equal to 4 per cent of the aggregate of any Loan Fee and Compensation Fee shall be paid to the League.

V.40.                                      The sums received by the League by way of levy shall be used to pay premiums due under the Professional Footballers’ Pension Scheme and any surplus shall be added to the Professional Game Youth Fund.

DISCIPLINARY AND THE RESOLUTION OF DISPUTES

SECTION W: DISCIPLINARY

Power of Inquiry

W.1.                                          The Board shall have power to inquire into any suspected or alleged breach of these Rules and for that purpose may require:

W.1.1.                                any Manager, Match Official, Official or Player to appear before it; and

W.1.2.                                any such person or any Club to produce documents.

W.2.                                          Any Manager, Match Official, Official or Player who fails to appear before or to produce documents to the Board when required to do so under Rule W.1 shall be in breach of these Rules.

Board’s Disciplinary Powers

W.3.                                          The Board shall have power to deal with any suspected or alleged breach of these Rules by either:

W.3.1.                                issuing a reprimand; or

W.3.2.                                imposing a fixed penalty or other sanction where such provision is made in these Rules; or

W.3.3.                                exercising its summary jurisdiction; or

W.3.4.                                referring the matter to a Commission appointed under Rule W.21; or

W.3.5.                                referring the matter to the Football Association for determination under the Football Association Rules.

Fixed Penalty Procedure

W.4.                                          Upon being satisfied that a fixed penalty is payable under the provisions of these Rules, the Board shall give notice in Form 33 to the Club or person by whom it is payable.

W.5.                                          Within 14 days of the date of a notice in Form 33 the Club or person to whom it is addressed may either:

W.5.1.                                pay the fixed penalty; or

W.5.2.                                appeal under the provisions of Rule W.61.1 against the imposition of the same.

W.6.                                          Failure to pay a fixed penalty as provided in Rule W.5.1 or forthwith upon an appeal against the same being dismissed shall in either case constitute a breach of these Rules.

Summary Jurisdiction

W.7.                                          The Board’s summary jurisdiction shall extend to any suspected or alleged breach of these Rules (other than a breach for which a fixed penalty is prescribed) which in its absolute discretion the Board considers should not be referred to a Commission under Rule W.3.4 or to the Football Association under Rule W.5.

W.8.                                          In exercising its summary jurisdiction the Board shall be entitled to impose a fine not exceeding £25,000.00 or, in the case of a breach of these Rules by a Manager, such sum as may be set out in any tariff of fines, or other penalty, agreed in writing between the Board and the League Managers Association.

W.9.                                          The Board shall exercise its summary jurisdiction by giving notice in Form 34 to the Club or person allegedly in breach.

W.10.                                   Within 14 days of the date of a notice in Form 34 the Club or person to whom it is addressed may either:

W.10.1.                                   submit to the Board’s jurisdiction and pay the fine imposed; or

W.10.2.                                   elect to be dealt with by a Commission.

W.11.                                   Failure to comply with the requirement contained in a notice in Form 34 shall constitute a breach of these Rules.

Provision of Information

W.12.                                   It shall be no answer to a request from the Board to disclose documents or information pursuant to Rule W.1 that such documents or information requested are confidential. All Clubs and Persons subject to these Rules must ensure that any other obligations of confidentiality assumed are made expressly subject to the League’s right of inquiry under these Rules. No Club or Person shall be under an obligation to disclose any documents rendered confidential by either the order of a court of competent jurisdiction or by statute or statutory instrument.

W.13.                                   All persons who are requested to assist pursuant to Rule W.1 shall provide full, complete and prompt assistance to the Board in its exercise of its power of Inquiry

The Panel

W.14.                                   Subject in each case to the approval of Clubs in General Meeting, the Board shall establish a panel of such number of persons as it shall think fit (“the Panel”) each of whom shall be eligible to sit as either:

W.14.1.                         a member of an appeal tribunal appointed under the provisions of Rule E.42 or Rule F.16; or

W.14.2.                         a member of a Commission; or

W.14.3.                         in the case of an arbitration under Rules P.12 and Section Y of these Rules, as a member of a Managers’ Arbitration Tribunal; or

W.14.4.                         in the case of an arbitration under Section X of these Rules (Arbitration), as a member of an arbitral tribunal.

W.15.                                   The Panel shall include:

W.15.1.                         authorised insolvency practitioners eligible under Rule E.42 to sit as a member of an appeal tribunal appointed thereunder; and

W.15.2.                         legally qualified persons eligible:

W.15.2.1.               under Rule E.42 or Rule F.16 to sit as chairmen of appeal tribunals appointed thereunder; or

W.15.2.2.               under Rule Y.7 to sit as chairmen of Managers’ Arbitration Tribunals; or

W.15.2.3.               under Rule W.21 to sit as chairmen of Commissions; or

W.15.2.4.               under Rule X.11 as chairmen of arbitral tribunals other than Managers’ Arbitration Tribunals; or

W.15.2.5.               under Rule X.15 as a single arbitrator; and persons who have held judicial office eligible under Rule W.62 to sit as chairmen of Appeals Boards;

W.15.3.                         persons who hold nationally recognised qualifications as accountants or auditors, who shall be eligible to be members of Commissions appointed to determine suspected or alleged breaches of Rules E.52 to E.59(3).

W.16.                                   The Panel shall not include members of the Board or Officials but may include members of the Council of the Football Association who are not Officials.

W.17.                                   Subject to Rules W.18 and W.19, the term of office of each member of the Panel shall be 3 years (and for the avoidance of doubt at the end of that term a member of the Panel may be re-appointed as such pursuant to Rule W.14).

W.18.                                   A member of the Panel appointed for any purpose provided by these Rules may continue to act on the matter for which he was so appointed notwithstanding that his term of office has expired pursuant to Rule W.17 since his appointment.

W.19.                                   Subject to Rule W.20, the term of office of a member of the Panel shall be terminated by the Board forthwith if:

W.19.1.                         he is or becomes subject to any of the matters set out in Rule F.1; or

W.19.2.                         circumstances exist that give rise to justifiable doubts as to whether he can discharge the duties of a member of the Panel impartially; or

W.19.3.                         he is physically or mentally incapable of discharging the duties of a member of the Panel; or

W.19.4.                         he has refused or failed:

W.19.4.1.               properly to conduct proceedings pursuant to these Rules; or

W.19.4.2.                to use all reasonable dispatch in conducting such proceedings; and in either case substantial injustice has as a result been caused to a party to such proceedings.

W.20.                                   If a member of the Panel whose term of office is terminated by the Board pursuant to Rule W.19 wishes to challenge that termination, he may do so solely by way of commencing arbitration proceedings pursuant to Rule X.6

Appointing a Commission

W.21.                                   A Commission shall be appointed by the Board and shall comprise 3 members of the Panel of whom one, who shall be legally qualified, shall sit as chairman of the Commission.

W.22.                                   To take effect from the start of Season 2015/16:

A Commission appointed to deal with a suspected or alleged breach of Rules E.52 to E.59 shall include at least one member of the Panel qualified as set out in Rule W.15.3 (but who shall not sit as the chairman of the Commission, who shall be legally qualified as set out in Rule W.21).

(3) Rules E.52 to E.59 come into force with effect from the start of Season 2015/16.

Commission Procedures

W.23.                                   The parties to proceedings before a Commission shall be:

W.23.1.                         the Board; and

W.23.2.                         the Club, Manager, Match Official, Official or Player allegedly in breach of these Rules (“the Respondent”).

W.24.                                   Proceedings shall be commenced by complaint which shall be drafted by or on behalf of the Board.

W.25.                                   The complaint shall be in Form 35 and shall identify the Rule allegedly breached, it shall contain a summary of the facts alleged and it shall have annexed to it copies of any documents relied upon by the Board.

W.26.                                   The complaint shall be sent by recorded delivery post by the Secretary to the Respondent. In the case of a Respondent who is a Manager, an Official or a Player it shall be sent to him care of his Club. A complaint shall be deemed to have been received by a Respondent on the third day after the date of posting. No defect in the service of a complaint shall invalidate all or any part of the proceedings if it can be shown that it is likely that the complaint has come to the attention of the Respondent.

W.27.                                   At any stage the Commission may determine (either of its own accord or as a result of representations from a Person, Club or club and in any event in its sole discretion), that if the complaint is upheld, it may wish to exercise its power under Rule W.54.5 to award compensation to any Person or to any Club (or club). If the Commission so determines, it shall notify the parties to the proceedings and the relevant Person, Club or club of this fact. The Commission may then make appropriate directions as to the receipt of evidence of loss from the relevant Person, Club or club as well as directions on the receipt of evidence in response from the parties to the proceedings.

W.28.                                   In the case of a Respondent which is a Club, if a Commission considers whether to exercise its power under Rule W.54.5 to award compensation to another Club (which term for the purposes of this Rule W.28 shall include a Relegated Club), but determines that the other Club has no entitlement to compensation, the other Club shall be entitled to appeal that determination to an Appeal Board. If it does not do so, or if the Appeal Board upholds the Commission’s decision that it has no entitlement to compensation, it shall not be entitled to bring any claim for compensation, whether under these Rules or otherwise, against the Respondent Club arising out of the breach of these Rules in respect of which the Commission was appointed.

W.29.                                   Within 14 days of receipt of the complaint the Respondent (or such shorter time as a Commission may order pursuant to Rule W.31) shall send to the Secretary by recorded delivery post a written answer in Form 36 in which the Respondent:

W.29.1.                         shall either admit or deny the complaint; and

W.29.2.                         may request that the complaint shall be determined by written representations in which case, if the complaint is denied, the written representations shall be contained in the answer.

W.30.                                   The Secretary on behalf of the Board shall respond in writing to any such request within 14 days of receipt of the answer (or such shorter time as a Commission may order pursuant to Rule W.31) and if the request is denied the complaint shall be determined at a hearing.

W.31.                                   The Commission shall have the power to abridge the time periods set out in Rules W.29 and W.30 if there is a compelling reason why the proceedings before the Commission need to be concluded expeditiously.

W.32.                                   If the complaint is admitted, the Respondent may include in the answer any mitigation to be taken into account by the Commission.

W.33.                                   If the complaint is denied, the Respondent’s reasons shall be set out in the answer and copies of any documents on which the Respondent relies shall be annexed.

W.34.                                   Documentary evidence shall be admissible whether or not copies are attached to the complaint or the answer as long as such documents are:

W.34.1.                         relevant; and

W.34.2.                         submitted by a party to the Commission in sufficient time before the hearing, such that neither party will be prejudiced by their submission.

W.35.                                   The Secretary shall provide a copy of the answer to the chairman of the Commission together with a copy of his response to any request for determination by written representations.

W.36.                                   If the Respondent fails to send an answer in accordance with Rule W.29, the Respondent shall be deemed to have denied the complaint which shall be determined at a hearing.

W.37.                                   If the complaint is to be determined by written representations, forthwith upon receipt of the answer the chairman of the Commission shall convene a meeting of its members for that purpose.

W.38.                                   If the complaint is to be determined at a hearing, the chairman of the Commission may give directions for the future conduct of the complaint addressed in writing to the parties or require the parties to attend a directions hearing.

W.39.                                   A directions hearing shall be conducted by the chairman of the Commission sitting alone. He may give such directions as he thinks fit including directions for:

W.39.1.                         the Board to give further particulars of the complaint;

W.39.2.                         the Respondent to give further particulars of the answer;

W.39.3.                         either or both parties to produce and exchange documents;

W.39.4.                         the submission of expert evidence;

W.39.5.                         lists of witnesses and lodging and exchange of witness statements;

W.39.6.                         witnesses to be summoned to attend the hearing;

W.39.7.                         prior notice to be given of any authorities relied on by the parties;

W.39.8.                         the parties to lodge and exchange an outline of their submissions;

W.39.9.                         the assessment of the entitlement to and amount of compensation that may be ordered pursuant to Rule W.54.5.

W.40.                                   Notice of the date, time and place of the hearing shall be given in writing to the parties by the chairman of the Commission.

W.41.                                   If the Board or its representative fails to attend the hearing the chairman of the Commission may either adjourn it or proceed in the Board’s absence.

W.42.                                   If the Respondent fails to attend the hearing it shall proceed in the absence of the Respondent.

W.43.                                   Any witness who is bound by these Rules and who having been summoned by a Commission to attend a hearing fails to do so shall be in breach of these Rules.

W.44.                                   The chairman of the Commission shall have an overriding discretion as to the manner in which a hearing is conducted but, subject thereto:

W.44.1.                where the complaint has been admitted, he shall invite the Board or its representative to outline the facts and shall give the Respondent the opportunity to add to any mitigation contained in the answer;

W.44.2.                where the complaint has been denied, the proceedings shall be conducted on an inquisitorial basis; the witnesses shall be taken through their evidence in chief by the party tendering such evidence and may be subject to cross-examination by the opposing party (at its option) and re-examination if required. Witnesses may also be examined by the chairman of the Commission and its members;

W.44.3.                the parties shall be permitted to put questions to witnesses;

W.44.4.                witnesses may be examined on oath;

W.44.5.                at the conclusion of the evidence the parties shall each be invited to address the Commission.

W.45.                                   The chairman of a Commission may order that a transcript of the proceedings be taken.

W.46.                                   The proceedings of a Commission shall be conducted in private.

W.47.                                   The Board shall have the onus of proof on a balance of probabilities.

W.48.                                   If the members of a Commission are not unanimous the decision of the majority of them shall prevail.

W.49.                                   In the case of a determination by written representations the Commission’s decision shall forthwith be communicated in writing by the chairman of the Commission to the parties.

W.50.                                   In the case of a determination at a hearing the Commission’s decision shall be announced as soon as practicable thereafter and if possible at the end of the hearing and shall be confirmed in writing by the chairman of the Commission to the parties.

W.51.                                   In either case, unless the parties otherwise agree, the Commission shall give its reasons for its decision. In the event of a majority decision no minority opinion shall be produced.

W.52.                                   Members of a Commission shall be entitled to receive from the League a reasonable sum by way of fees and expenses.

Commission’s Powers

W.53.                                   Upon finding a complaint to have been proved a Commission shall invite the Respondent to place any mitigating facts before the Commission.

W.54.                                   Having heard and considered such mitigation (if any) the Commission may:

W.54.1.                reprimand the Respondent;

W.54.2.                impose upon the Respondent a fine unlimited in amount;

W.54.3.                in the case of a Respondent who is a Manager, Match Official, Official or Player, suspend him from operating as such for such period as it shall think fit;

W.54.4.                in the case of a Respondent which is a Club:

W.54.4.1.               suspend it from playing in League Matches or any matches in competitions which form part of the Games Programmes or Professional Development Leagues (as those terms are defined in the Youth Development Rules) for such period as it thinks fit;

W.54.4.2.               deduct points scored or to be scored in League Matches or such other matches as are referred to in Rule W.54.4.1;

W.54.4.3.               recommend that the Board orders that a League Match or such other match as is referred to in Rule W.54.4.1 be replayed;

W.54.4.4.               recommend that the League expels the Respondent from membership in accordance with the provisions of Rule B.7;

W.54.5.                order the Respondent to pay compensation unlimited in amount to any Person or to any Club (or club);

W.54.6.                cancel or refuse the registration of a Player registered or attempted to be registered in contravention of these Rules;

W.54.7.                impose upon the Respondent any combination of the foregoing or such other penalty as it shall think fit;

W.54.8.                order the Respondent to pay such sum by way of costs as it shall think fit which may include the fees and expenses of members of the Commission paid or payable under Rule W.52; and

W.54.9.                make such other order as it thinks fit.

W.55.                                   Where a Person, Club or club has been invited to address the Commission on compensation, the Commission may adjourn the hearing to allow all relevant parties to make submissions, or if it considers that it is in the interest of justice that the determination of the complaint be resolved before the issue of compensation is addressed, direct that a further hearing take place on the issue of compensation after the complaint has been determined.

W.56.                                   A Person, Club or club invited to make submissions on compensation shall be entitled to be present at the hearing, but may only make submissions or advance evidence or question witnesses if and to the extent that the Chairman of the Commission gives it leave.

W. 57.                                If the Board fails to prove a complaint a Commission may order the League to pay to the Respondent such sum by way of costs as it shall think fit.

W.58.                                   Where a Respondent Club is suspended from playing in League Matches or any matches in competitions which form part of the Games Programme or Professional Development Leagues (as those terms are defined in the Youth Development Rules) under the provisions of Rule W.54.4.1, its opponents in such matches which should have been played during the period of suspension, unless a Commission otherwise orders, shall be deemed to have won them.

W.59.                                   Fines and costs shall be recoverable by the Board as a civil debt; compensation shall likewise be recoverable by the person or Club entitled to receive it.

W.60.                                   Fines recovered by the Board shall be used towards the operating expenses of the League or, at the discretion of the Board, towards charitable purposes. Costs recovered by the Board shall be used to defray the costs of the Commission.

Appeals

W.61.                                   A Club (or club) or Person aggrieved by:

W.61.1.                the decision of the Board to impose a fixed penalty; or

W.61.2.                the decision of a Commission before which such Club or person appeared as Respondent; or

W.61.3.                the amount of compensation (if any) which a Commission has, pursuant to Rule W.54.5, ordered either that it shall pay or that shall be paid in its favour;

may appeal in accordance with the provisions of these Rules against the decision, the penalty or the amount of compensation (as appropriate).

W.62.                                   An appeal shall lie to an Appeal Board which shall be appointed by the Board and, subject to Rule W.63, shall comprise 3 members of the Panel of whom one, who shall have held judicial office, shall sit as chairman of the Appeal Board.

W.63.                                   No member of the Panel shall be appointed to an Appeal Board to hear an appeal against the decision of a Commission of which he was a member.

W.64.                                   The parties to an appeal shall be:

W.64.1.                a Respondent to a charge; and/or

W.64.2.                a Person, Club or club pursuant to Rule W.61.3; and/or

W.64.3.                the Board.

W.65.                                   An appeal against the decision of the Board to impose a fixed penalty shall be in Form 37.

W.66.                                   An appeal against the decision of a Commission shall be in Form 38.

W. 67.                                An appeal shall be commenced by the appellant sending or delivering to the Secretary Form 37 or Form 38, as the case may be, so that he receives the same together with a deposit of £1,000 within 14 days of the date of the decision appealed against (time of the essence) unless the Appeal Board orders a lesser period pursuant to Rule W.68.

W.68.                                   The Appeal Board shall have the power to abridge the time period set out in Rule W.67 if there is a compelling reason why the proceedings before the Appeal Board need to be concluded expeditiously.

W.69.                                   The Appeal Board may give directions as it thinks fit for the future conduct of the appeal, addressed in writing to the parties, or require the parties to attend a directions hearing.

W.70.                                   Any party to an appeal may apply for permission to adduce fresh evidence. Such permission shall only be granted if it can be shown that the evidence was not available to the party and could not have been obtained by such party with reasonable diligence, at the time at which the Commission heard the complaint.

W.71.                                   Notice of the date, time and place of the appeal hearing shall be given in writing to the parties by the chairman of the Appeal Board.

W.72.                                   If a party fails, refuses or is unable to attend the hearing the Appeal Board may either adjourn it or proceed in the party’s absence.

W.73.                                   Except in cases in which the Appeal Board gives leave to adduce fresh evidence pursuant to Rule W.70, an appeal shall be by way of a review of the documents and the parties shall be entitled to make oral representations. Subject to the foregoing provisions of this Rule, the Appeal Board shall have an overriding discretion as to the manner in which the hearing is conducted.

W.74.                                   The Appeal Board may permit the Appellant (or Person, Club or club pursuant to Rule W.61.3) at any time to withdraw the appeal on such terms as to costs and otherwise as the Appeal Board shall determine.

W.75.                                   If the members of the Appeal Board are not unanimous, the decision of the majority of them shall prevail.

W.76.                                   The Appeal Board’s decision shall be announced as soon as practicable after the appeal hearing and if possible at the end thereof and shall be confirmed in writing by the chairman of the Appeal Board to the parties, giving reasons. If the decision reached by the Appeal Board was by a majority, no minority or dissenting opinion shall be produced or published.

W. 77.                                Members of an Appeal Board shall be entitled to receive from the League a reasonable sum by way of fees and expenses.

Appeal Board’s Powers

W.78.                                   Upon the hearing of an appeal, an Appeal Board may:

W.78.1.                allow the appeal;

W.78.2.                dismiss the appeal;

W.78.3.                except in the case of a fixed penalty, vary any penalty imposed or order made at first instance;

W.78.4.                vary or discharge any order for compensation made by the Commission;

W.78.5.                order the deposit to be forfeited to the League or repaid to the appellant;

W.78.6.                order a party to pay or contribute to the costs of the appeal including the fees and expenses of members of the Appeal Board paid or payable under Rule W.77;

W.78.7.                remit the matter back to the Commission with directions as to its future disposal;

W.78.8.                make such other order as it thinks fit.

W.79.                                   Subject to the provisions of Section X of these Rules (Arbitration), the decision of an Appeal Board shall be final.

Admissibility of Evidence

W.80.                                   In the exercise of their powers under this Section of these Rules, a Commission or an Appeal Board shall not be bound by any enactment or rule of law relating to the admissibility of evidence save as to relevance.

Legal Representation

W.81.                                   The parties to proceedings before a Commission or an Appeal Board shall be entitled to be represented by a solicitor or counsel provided that they shall have given to the other party and to the chairman of the Commission or of the Appeal Board as the case may be 14 days’ prior written notice to that effect identifying the solicitor or counsel instructed.

Publication and Privilege

W.82.                                   Without prejudice in any event to any form of privilege available in respect of any such publication, whether pursuant to the Defamation Act 1996 or otherwise, the Board, a Commission and an Appeal Board shall be entitled to publish as each of them shall think fit reports of their proceedings, whether or not they reflect adversely on the character or conduct of any Club, Manager, Match Official, Official or Player and any Club and any person bound by these Rules and any person bound by virtue of any obligation whether to the League or to any third party to observe these Rules shall be deemed to have provided their full and irrevocable consent to the publication of oral or written statements without limit in number by any of the Board, a Commission and an Appeal Board in any form or media as each of them shall think fit of details of any and all evidence tendered in any proceedings over which they have jurisdiction and of a full report of any finding or decision made by any of the said bodies.

DISCIPLINARY AND THE RESOLUTION OF DISPUTES

SECTION X: ARBITRATION

Definitions

X.1.                                             In this Section of these Rules:

X.1.1.                          “the Act” means the Arbitration Act 1996 or any re-enactment or amendment thereof for the time being in force;

X.1.2.                          “party” means a party to the arbitration;

X.1.3.                          “the tribunal” means the arbitral tribunal;

X.1.4.                          “the chairman” means the chairman of the tribunal.

Agreement to Arbitrate

X.2.                                             Membership of the League shall constitute an agreement in writing between the League and Clubs and between each Club for the purposes of section 5 of the Act in the following terms:

X.2.1.                          to submit all disputes which arise between them (including in the case of a Relegated Club any dispute between it and a Club or the League the cause of action of which arose while the Relegated Club was a member of the League), whether arising out of these Rules or otherwise, to final and binding arbitration in accordance with the provisions of the Act and this Section of these Rules;

X.2.2.                          that the seat of each such arbitration shall be in England and Wales;

X.2.3.                          that the issues in each such arbitration shall be decided in accordance with English law;

X.2.4.                          that no other system or mode of arbitration will be invoked to resolve any such dispute.

X.3.                                             Disputes under these Rules will be deemed to fall into one of three categories, being:

X.3.1.                          disputes arising from decisions of Commissions or Appeal Boards made pursuant to Rules W.1 to W.82 (Disciplinary Procedures) of these Rules (‘Disciplinary Disputes”);

X.3.2.                          disputes arising from the exercise of the Board’s discretion (‘Board Disputes”);

X.3.3.                          other disputes arising from these Rules or otherwise.

X.4.                                             In the case of a Disciplinary Dispute, the only grounds for review of a decision of a Commission or Appeal Board shall be that the decision was:

X.4.1.                          reached outside of the jurisdiction of the body that made the decision; or

X.4.2.                          reached as a result of fraud, malice or bad faith; or

X.4.3.                          reached as a result of procedural errors so great that the rights of the applicant have been clearly and substantially prejudiced; or

X.4.4.                          reached as a result of a perverse interpretation of the law; or

X.4.5.                          one which could not reasonably have been reached by any tribunal which had applied its mind properly to the facts of the case.

X.5.                                             In the case of a Board Dispute, the only grounds for review shall be that the decision:

X.5.1.                          was reached outside the jurisdiction of the Board; or

X.5.2.                          could not have been reached by any reasonable Board which had applied its mind properly to the issues to be decided; or

X.5.3.                          was reached as a result of fraud, malice or bad faith; or

X.5.4.                          was contrary to English law; and

directly and foreseeably prejudices the interests of a person or persons who were in the contemplation of the Board at the time that the decision was made as being directly affected by it and who suffer loss as a result of that decision.

Standing

X.6.                                             A person who is not a party to a Disciplinary Dispute or a Board Dispute may not invoke these arbitration provisions in respect of such a dispute, unless that party can show that they are sufficiently affected by the outcome of the dispute that it is right and proper for them to have standing before the tribunal.

Commencement of the Arbitration

X.7.                                             An arbitration shall be deemed to have commenced and for the purpose of Rule X.2 a dispute shall be deemed to have arisen upon the party requesting an arbitration serving upon the other party a request in Form 39.

X.8.                                             The party requesting an arbitration shall send a copy of Form 39 to the Secretary who shall forthwith send to each party particulars of those persons who are members of the Panel.

Appointing the Arbitrators

X.9.                                             Subject to Rule X.15, the tribunal shall comprise 3 members of the Panel and there shall be no umpire.

X.10.                                      Within 14 days of the Secretary sending particulars of the Panel pursuant to Rule Y.4 each party shall by notice in Form 40 addressed to the Secretary appoint one Panel member to act as an arbitrator in the arbitration requested.

X.11.                                      Within 14 days of their appointment the 2 arbitrators so appointed shall appoint the third arbitrator who shall be a legally qualified member of the Panel and who shall sit as chairman. If the 2 arbitrators so appointed fail to agree on the appointment of the third arbitrator the Board (or the Football Association if the League is a party) shall make the appointment giving notice in writing to that effect to each party.

X.12.                                      If a party, other than the League or a Club, does not wish to appoint a member of the Panel as their nominated arbitrator, they may nominate some other person provided that:

X.12.1.                   that the person they nominate is a solicitor of no less than 10 years’ admission or a barrister of no less than 10 years’ call; and

X.12.2.                   such person is independent of the party appointing him and able to render an impartial decision.

X.13.                                      If a party refuses or fails to appoint an arbitrator when it is obliged to do so in accordance with these Rules the Board (or the Football Association if the League is a party) shall make the appointment giving notice in writing to that effect to each party.

X.14.                                      Upon appointment all arbitrators must sign a statement of impartiality. Any arbitrator not signing such a statement within 7 days of appointment may not act and the party appointing him must nominate another arbitrator within 7 days.

Appointing a Single Arbitrator

X.15.                                      Notwithstanding the provisions of Rule X.9, the parties shall be at liberty to appoint a legally qualified member of the Panel to be a single arbitrator in which case:

X.15.1.                   Form 41 shall be substituted for Form 40; and

X.15.2.                   this Section of these Rules shall be interpreted on the basis that the tribunal comprises a single arbitrator who shall undertake the duties of the chairman.

Replacing an Arbitrator

X.16.                                      If following his appointment an arbitrator refuses to act, becomes incapable of acting, is removed by order of a competent court or dies, or if his membership of the Panel is terminated pursuant to Rule W.19, the Board (or the Football Association if the League is a party) shall appoint a member of the Panel to replace him.

Communications

X.17.                                      All communications sent in the course of the arbitration by the arbitrators shall be signed on their behalf by the chairman.

X.18.                                      Such communications addressed by the arbitrators to one party shall be copied to the other.

X.19.                                      Any communication sent by either party to the arbitrators shall be addressed to the chairman and shall be copied to the other party.

Directions

X.20.                                      The chairman of the tribunal shall decide all procedural and evidential matters and for that purpose within 14 days of his appointment he shall either give directions for the conduct of the arbitration addressed in writing to each party or serve on each party Form 42 requiring their attendance at a preliminary meeting at which he will give directions. In either case the directions shall include without limitation:

X.20.1.                   whether and if so in what form and when statements of claim and defence are to be used;

X.20.2.                   whether and if so to what extent discovery of documents between the parties is necessary;

X.20.3.                   whether strict rules of evidence will apply and how the admissibility, relevance or weight of any material submitted by the parties on matters of fact or opinion shall be determined;

X.20.4.                   whether and if so to what extent there shall be oral or written evidence or submissions;

X.20.5.                   whether expert evidence is required;

X.20.6.                   whether and if so to what extent the tribunal shall itself take the initiative in ascertaining the facts and the law.

The Tribunal’s General Powers

X.21.                                      The chairman of the tribunal shall have power to:

X.21.1.                   allow either party upon such terms (as to costs and otherwise) as it shall think fit to amend any statement of claim and defence;

X.21.2.                   give directions in relation to the preservation, custody, detention, inspection or photographing of property owned by or in the possession of a party to the proceedings;

X.21.3.                   give directions as to the preservation of evidence in the custody or control of a party;

X.21.4.                   direct that a witness be examined on oath;

X.21.5.                   require each party to give notice of the identity of witnesses it intends to call;

X.21.6.                   require exchange of witness statements and any expert’s reports;

X.21.7.                   appoint one or more experts to report to it on specific issues;

X.21.8.                   require a party to give any such expert any relevant information or to produce or provide access to any relevant documents or property;

X.21.9.                   order that a transcript be taken of the proceedings;

X.21.10.            extend or abbreviate any time limits provided by this Section of these Rules or by its directions;

X.21.11.            require the parties to attend such procedural meetings as it deems necessary to identify or clarify the issues to be decided and the procedures to be adopted;

X.21.12.            give such other lawful directions as it shall deem necessary to ensure the just, expeditious, economical and final determination of the dispute.

Duty of the Parties

X.22.                                      The parties shall do all things necessary for the proper and expeditious conduct of the arbitration and shall comply without delay with any direction of the chairman of the tribunal as to procedural or evidential matters.

Default of the Parties

X.23.                                      If either party is in breach of Rule X.22 the tribunal shall have power to:

X.23.1.                   make peremptory orders prescribing a time for compliance;

X.23.2.                   make orders against a party which fails to comply with a peremptory order;

X.23.3.                   dismiss a claim for want of prosecution in the event of inordinate or inexcusable delay by a party which appears likely to give rise to a substantial risk that it will not be possible to have a fair resolution of the issues or will cause serious prejudice to the other party;

X.23.4.                   debar that party from further participation and proceed with the arbitration and make an award but only after giving that party written notice of its intention to do so.

The Hearing

X.24.                                      The chairman shall fix the date, time and place of the arbitration hearing and shall give the parties reasonable notice thereof.

X.25.                                      At or before the hearing the chairman shall determine the order in which the parties shall present their cases.

X.26.                                      Any witness who gives oral evidence may be questioned by the representative of each party and by each of the arbitrators.

Remedies

X. 27.                                   The tribunal shall have power to:

X.27.1.                   determine any question of law or fact arising in the course of the arbitration;

X.27.2.                   determine any question as to its own jurisdiction;

X.27.3.                   make a declaration as to any matter to be determined in the proceedings;

X.27.4.                   order the payment of a sum of money;

X.27.5.                   award simple or compound interest;

X.27.6.                   order a party to do or refrain from doing anything;

X.27.7.                   order specific performance of a contract (other than a contract relating to land);

X.27.8.                   order the rectification, setting aside or cancellation of a deed or other document.

Majority Decision

X.28.                                      If the arbitrators fail to agree on any issue they shall decide by a majority and a majority decision shall be binding on all of them. No dissenting judgment shall be produced.

Provisional Awards

X.29.                                      The tribunal shall have power to make provisional awards during the proceedings including without limitation requiring a party to make an interim payment on account of the claim or the costs of the arbitration. Any such provisional award shall be taken into account when the final award is made.

The Award

X.30.                                      If before the award is made the parties agree on a settlement of the dispute the tribunal shall record the settlement in the form of a consent award.

X.31.                                      The tribunal may make more than one award at different times on different aspects of the matters in dispute.

X.32.                                      The award shall be in writing and shall contain reasons for the tribunal’s decision.

Costs

X.33.                                      Until they are paid in full, the parties shall be jointly and severally liable to meet the arbitrators’ fees and expenses, the total amount of which shall be specified in the award.

X.34.                                      The tribunal shall award costs on the general principle that costs should follow the event except where it appears to the tribunal that in the circumstances this is not appropriate in relation to the whole or part of the costs.

X.35.                                      The party in favour of which an order for costs is made shall be allowed, subject to Rule X.36, a reasonable amount in respect of all costs reasonably incurred, any doubt as to reasonableness being resolved in favour of the paying party.

X.36.                                      In appropriate cases the tribunal may award costs on an indemnity basis.

X.37.                                      The chairman shall have power to tax, assess or determine the costs if requested to do so by either party.

Challenging the Award

X.38.                                      Subject to the provisions of Sections 67 to 71 of the Act, the award shall be final and binding on the parties and there shall be no right of appeal. There shall be no right of appeal on a point of law under Section 69 of the Act.

Representation

X.39.                                      A party may be represented before a tribunal by a solicitor or counsel provided that 14 days’ prior written notice to that effect identifying the solicitor or counsel instructed is given to the other party and to the chairman.

X.40.                                      A Club which is a party may be represented before a tribunal by one of its Officials. An Official shall not be prevented from representing his Club because he is or may be a witness in the proceedings.

Waiver

X.41.                                      A party which is aware of non-compliance with this Section of these Rules and yet proceeds with the arbitration without promptly stating its objection to such non-compliance to the chairman shall be deemed to have waived its right to object.

DISCIPLINARY AND THE RESOLUTION OF DISPUTES

SECTION Y: MANAGERS’ ARBITRATION TRIBUNAL

Managers’ Arbitration Tribunal

Y.1.                                             Any dispute arising between the parties to a Manager’s contract of employment shall be determined by the Managers’ Arbitration Tribunal (in this Section of these Rules referred to as “the Tribunal”).

Y.2.                                             The seat of each arbitration conducted by the Tribunal shall be in England and Wales. Each such arbitration shall be decided in accordance with English law.

Y.3.                                             Such an arbitration shall be deemed to have commenced upon the party requesting it serving on the other party a request in Form 39.

Y.4.                                             The party requesting such an arbitration shall send a copy of Form 39 together with a deposit of £5,000 to the Secretary who shall forthwith send to each party particulars of those persons who are members of the Panel.

Y.5.                                             The Tribunal shall comprise 3 members of the Panel and there shall be no umpire.

Y.6.                                             Within 14 days of service of the Secretary sending particulars of the Panel pursuant to Rule Y.4 each party shall by notice in Form 40 addressed to the Secretary appoint one Panel member to act as an arbitrator in the arbitration requested.

Y.7.                                             If a party refuses or fails to appoint an arbitrator in accordance with Rule Y.6 the Board shall make the appointment giving notice in writing to that effect to each party.

Y.8.                                             Within 14 days of their appointment the 2 arbitrators so appointed shall appoint a third arbitrator who shall be a legally qualified member of the Panel and who shall sit as chairman of the Tribunal. If the 2 arbitrators so appointed fail to agree on the appointment of the third arbitrator the Board shall make the appointment giving notice in writing to that effect to each party.

Y.9.                                             If following his appointment an arbitrator refuses to act, becomes incapable of acting, is removed by order of a competent court or dies, the Board shall appoint a member of the Panel to replace him.

Y.10.                                      All communications sent in the course of the arbitration by the Tribunal shall be signed on its behalf by its chairman.

Y.11.                                      Such communications addressed by the Tribunal to one party shall be copied to the other.

Y.12.                                      Any communications sent by either party to the Tribunal shall be addressed to its chairman and shall be copied to the other party.

Y.13.                                      The chairman of the Tribunal shall decide all procedural and evidential matters and for that purpose within 14 days of his appointment he shall serve on each party Form 42 requiring their attendance at a preliminary meeting at which he will give directions including, but not limited to, those set out in Rule X.20.

Y.14.                                      The chairman of the Tribunal shall have the powers set out in Rule X.21.

Y.15.                                      The parties shall do all things necessary for the proper and expeditious conduct of the arbitration and shall comply without delay with any direction of the chairman of the Tribunal as to procedural or evidential matters.

Y.16.                                      If either party is in breach of Rule Y.15 the Tribunal shall have power to:

Y.16.1.                   make peremptory orders prescribing a time for compliance;

Y.16.2.                   make orders against a party which fails to comply with a peremptory order;

Y.16.3.                   dismiss a claim for want of prosecution in the event of inordinate or inexcusable delay by a party which appears likely to give rise to a substantial risk that it will not be possible to have a fair resolution of the issues or will cause serious prejudice to the other party;

Y.16.4.                   debar that party from further participation and proceed with the arbitration and make an award but only after giving that party written notice of its intention to do so.

Y.17.                                      The chairman of the Tribunal shall fix the date, time and place of the arbitration hearing and shall give the parties reasonable notice thereof. In order to allow the parties time in which to fulfil their obligation to attempt to reach a settlement of the dispute by mediation, the hearing shall not take place before the expiry of 42 days from the deemed commencement of the arbitration.

Y.18.                                      At or before the hearing the chairman of the Tribunal shall determine the order in which the parties shall present their cases.

Y.19.                                      Any witness who gives oral evidence may be questioned by the representative of each party and by each of the arbitrators.

Y.20.                                      Except for the power to order specific performance of a contract, the Tribunal shall have the powers set out in Rule X.27 together with the following additional powers:

Y.20.1.                   to order the cancellation of the registration of the Manager’s contract of employment;

Y.20.2.                   to order that the deposit be forfeited by or returned to the party paying it;

Y.20.3.                   to make such other order as it thinks fit.

Y.21.                                      The provisions of Rules X.28 to X.41 inclusive, substituting “Tribunal” for “tribunal” and “chairman of the Tribunal” for “chairman”, shall apply to proceedings of the Tribunal. In exercising its power to award costs the Tribunal shall have regard to the extent to which each of the parties fulfilled their obligation to attempt to reach a settlement of the dispute by mediation.

DISCIPLINARY AND THE RESOLUTION OF DISPUTES

SECTION Z: PREMIER LEAGUE APPEALS COMMITTEE

Jurisdiction

Z.1.                                              The Premier League Appeals Committee (hereafter in this Section of these Rules called “the Committee”) shall determine the following matters:

Z.1.1.                           an appeal by a Club or a Contract Player under the provisions of clause 19(d) of Form 25 (Player’s Contract);

Z.1.2.                           an appeal by a Club or an Academy Player under the provisions of Youth Development Rule 301;

Z.1.3.                           an appeal by a Club or a Contract Player under the provisions of Rule T.18.3 against a decision of the Board regarding payment of the balance of a Signing-on Fee to the Contract Player;

Z.1.4.                           an appeal by a Club or a Contract Player under the provisions of Rule T.36 against a decision of the Board given under either Rule T.30 or Rule T.31;

Z.1.5.                           an application by a Club under the provisions of Rule V.22 that payments to an Out of Contract Player may cease without affecting the Club’s entitlement to a Compensation Fee.

Composition of the Committee

Z.2.                                              The Committee shall be composed of:

Z.2.1.                           an independent chairman who holds or has held judicial office and who, with the prior approval of the Professional Footballers’ Association, shall be appointed by the Board in such terms as it thinks fit;

Z.2.2.                           a member of the Panel appointed by the League;

Z.2.3.                           an appointee of the Professional Footballers’ Association provided that in cases where an officer or employee of that Association is appearing before the Committee representing a party to the proceedings then the appointee shall not be an officer or employee of the Association.

Z.3.                                              If the chairman of the Committee is unable to act or to continue acting as such in the determination of any matter, the Board shall appoint in his stead a member of the Panel who holds or has held judicial office.

Z.4.                                              If following his appointment any other member of the Committee is unable to act or to continue acting, his appointer may appoint a replacement so that the composition of the Committee is maintained as provided in Rule Z.2.

Z.5.                                              If the members of the Committee fail to agree on any issue, they shall decide by a majority.

Committee Procedures

Z.6.                                              The parties to proceedings before the Committee shall be:

Z.6.1.                           in an appeal under Rule Z.1.1, Z.1.2, Z.1.3 or Z.1.4:

Z.6.1.1.                 the appellant Club or Contract Player; and

Z.6.1.2.                 the respondent Contract Player or Club;

Z.6.2.                           in the determination of a dispute under Rule Z.1.4:

Z.6.2.1.                          the applicant Club or Player; and

Z.6.2.2.                          the respondent Player or Club;

Z.6.3.                           in an appeal under Rule Z.1.1:

Z.6.3.1.                          the appellant Club or Academy Player; and

Z.6.3.2.                          the respondent Academy Player or Club;

Z.6.4.                           in an application under Rule Z.1.5:

Z.6.4.1.                          the applicant Club; and

Z.6.4.2.                          the respondent Out of Contract Player.

Z.7.                                              Proceedings shall be commenced by an application in writing to the Secretary identifying:

Z.7.1.                           the respondent;

Z.7.2.                           the Rule under the provisions of which the appeal or application is made;

Z.7.3.                           the nature of the appeal or application and the facts surrounding it;

Z.7.4.                           the remedy or relief sought; and

Z.7.5.                           any documents relied upon, copies of which shall be annexed.

Z.8.                                              Except in the case of an application made by an Academy Player, an application made under the provisions of Rule Z.7 shall be accompanied by a deposit of £1,000.

Z.9.                                              Upon receipt of an application the Secretary shall:

Z.9.1.                           procure that for the purpose of determining the application the Committee is composed in accordance with Rule Z.2;

Z.9.2.                           send a copy of the application and any documents annexed to it to the chairman and members of the Committee;

Z.9.3.                           send a copy of the same by recorded delivery post to the respondent.

Z.10.                                       Within 14 days of receipt of the copy application the respondent shall send to the Secretary by recorded delivery post a written response to the application, annexing thereto copies of any documents relied upon.

Z.11.                                       Upon receipt of the response the Secretary shall send a copy thereof together with a copy of any document annexed to:

Z.11.1.                    the chairman and members of the Committee; and

Z.11.2.                    the party making the application.

Z.12.                                       The chairman of the Committee may give directions as he thinks fit for the future conduct of the proceedings addressed in writing to the parties with which the parties shall comply without delay.

Z.13.                                       The Committee by its chairman shall have power to summon any person to attend the hearing of the proceedings to give evidence and to produce documents and any person who is bound by these Rules and who, having been summoned, fails to attend or to give evidence or to produce documents shall be in breach of these Rules.

Z.14.                                       The Secretary shall make all necessary arrangements for the hearing of the proceedings and shall give written notice of the date, time and place thereof to the parties.

Z.15.                                       If a party to the proceedings fails to attend the hearing the Committee may either adjourn it or proceed in their absence.

Z.16.                                       The chairman of the Committee shall have an overriding discretion as to the manner in which the hearing of the proceedings shall be conducted.

Z.17.                                       The Committee shall not be bound by any enactment or rule of law relating to the admissibility of evidence in proceedings before a court of law.

Z.18.                                       The hearing shall be conducted in private.

Z.19.                                       Each party shall be entitled to be represented at the hearing by a solicitor or counsel provided that they shall have given to the other party and to the chairman of the Committee 14 days’ prior written notice to that effect.

Z.20.                                       The Committee’s decision shall be announced as soon as practicable and if possible at the end of the hearing and shall be confirmed in writing by the Secretary to the parties.

Z.21.                                       The Committee shall give reasons for its decision.

Z.22.                                       The decision of the Committee shall be final and binding.

Fees and Expenses

Z.23.                                       The chairman and members of the Committee shall be entitled to receive from the League a reasonable sum by way of fees and expenses.

Committee’s Powers

Z. 24.                                    Upon determining an application made in accordance with the provisions of this Section of these Rules, the Committee may:

Z.24.1.                    order the deposit required by Rule Z.8 to be forfeited to the League or repaid to the applicant;

Z.24.2.                    order either party to pay to the other such sum by way of costs as it shall think fit which may include the fees and expenses of the chairman and members of the Committee paid or payable under Rule Z.23;

Z.24.3.                    make such other order as it shall think fit.

PREMIER LEAGUE FORMS

PREMIER LEAGUE	Form 1

LIST OF AUTHORISED SIGNATORIES OF                                              FOOTBALL CLUB

(Rule A.1.17)

To:	The Secretary
The Premier League

The following Officials of the Club are Authorised Signatories:

	Print Name	Position	Signature	Limit of Authority (if any)

* In particular, please indicate if the individual is an Authorised Signatory for the purposes of an application for a UEFA Club Licence.	Signed

Position

Date

PREMIER LEAGUE	Form 2

NOTIFICATION OF CLUB BANK ACCOUNT (Rule E.2)

To:	The Secretary
The Premier League

We confirm on behalf of the board of Football Club that the following bank account is the Club’s bank account for the purposes of Rule E.2:

Name of Bank

Name of account holder

Title of account

Sort code

Account number

Signed by a Director of the Club

Date

Signed by a Director of the Club

Date

PREMIER LEAGUE	Form 3

RETURN OF PLAYER SERVICES COSTS AND IMAGE CONTRACT PAYMENTS

BY                                                                           FOOTBALL CLUB (Rule E.20)

To:	The Secretary, The Premier League

Full particulars of all payments made to and all benefits provided to each of our Contract Players and all Image Contract Payments in the Contract Year ended 30th June are as follows:

SUMMARY

Name	Salary	Other	Total

Total

I certify on behalf of                                                Football Club that the information given on this form is correct.

Signed

Position

Date

NOTE: The following terms which are used in this Form 3 are defined in the Premier League Rules: Accounting Reference Period, Annual Accounts, Contract Player, Contract Year, Image Contract Payment, Player Services Costs and Signing-on Fee.

SALARY

		Adjustments						Total Salary
	Contracted	to contracted		Signing-on	Loyalty		Appearance	and Bonuses
Name	Salary	salary	Actual Salary	Fees	Bonuses	Other Bonus	Fees	(£)

Total
Employers NIC
Total Salary and bonuses - inc Employers NIC

Signed

Position

Date

OTHER

P11d benefits
	Pension	(based on latest	Image Contract
Name	Arrangements	tax year)	Payments	Total other costs

Total Other Costs

Signed

Position

Date

Reconciliation

£
Total Staff costs as per annual accounts
Less: Non playing staff
Player Services Costs and Image Contract Payments per Annual Accounts for the Accounting Reference Period ending
Add: Applicable post-Contract Year
Less: Applicable pre-Contract Year
Total Costs per Form 3

Signed

Position

Date

PREMIER LEAGUE	Form 4

APPEAL UNDER RULE E.40

To:	The Secretary	Date
The Premier League

We, [insert name of Club]                              (the “Club”) hereby appeal against the deduction of 9 points notified to us by the Board on [date]                                         on the ground that the event of insolvency was caused by and resulted directly from circumstances, other than normal business risks, over which the Club could not reasonably be expected to have had control and its Officials had used all due diligence to avoid the happening of that event.

Brief details of the circumstances that led to the event of insolvency are set out on the attached sheet(s).

A deposit of £1,000 is enclosed.

Signed

Position

Form 4A

CALCULATION OF AGGREGATED ADJUSTED EARNINGS BEFORE TAX

(Rule E.53.3)

Reporting Period: 36 months ending on                                   20

	T-2	T-1	T	Total
	£	£	£	£
Actual / forecast profit / loss before tax
Add back:
Depreciation / impairment of tangible fixed assets
Amortisation or impairment of goodwill and other intangible assets (excluding amortisation of the costs of players’ registrations)
Youth Development Expenditure
Community Development Expenditure
Adjusted Earnings Before Tax

Statement on behalf of the Board of Directors of the Club

On behalf of the board of directors of                                                            Football Club, I confirm in respect of the [Club’s] OR [the Group’s (of which the Club is a member)] accounting period of 36 months ended on                                                    20     that [with the exception(s) noted below]:

1.                   The above calculation of Adjusted Earnings Before Tax has been prepared in accordance with the Rules of the Premier League;

2.                   Without prejudice to the generality of paragraph 1 above, the estimated figures for T in the above calculation have been prepared:

2.1  in all material respects in a format similar to the Club’s Annual Accounts; and

2.2       are based on the latest information available to the Club and are, to the best of the Club’s knowledge and belief, an accurate estimate as at the time of preparation of future financial performance.

[The exception(s) referred to above is/are as follows:                                                                                                 ]

For and on behalf of the board of directors of                                                                                  Football Club

Signed

Name

Position

To be signed by a director of the Club whose particulars are registered under the provisions section 162 of the Companies Act 2006.

Date

PREMIER LEAGUE	Form 5

OWNERS’ AND DIRECTORS’ DECLARATION (Rules A.1.55, F.2 and F.3)

To:	The Secretary
The Premier League

I, (full name)                                                                                                                                   of                                                                                     (post code)

hereby declare that:

1.                   I am/propose to become* a Director of                                                        (the Club);

2.                   I am/am not* a person having Control over the Club;

3.                   I am/am not* either directly or indirectly involved in or have power to determine or influence the management or administration of another Club or Football League club;

4.                   I hold/do not hold* either directly or indirectly a Significant Interest in a Club while either directly or indirectly holding an interest in any class of Shares of another Club;

5.                   I hold/do not hold* either directly or indirectly a Significant Interest in a club (and in this Declaration 5, Significant Interest shall be construed as if references to ‘the Club’ in that definition at Rule A.1.151, were references to ‘the club’).

6.                   I am/am not* prohibited by law from being a director as set out in Rule F.1.3;

7.                   I have/have not* been Convicted of an offence set out in Premier League Rule F.1.4;

8.                   I have/have not* been the subject of any of the arrangements, orders, plans or provisions set out in Rule F.1.5 or F.1.6;

9.                   I have/have not*

9.1            been a Director of a Club which, while I have been a Director of it, suffered 2 or more unconnected Events of Insolvency;

9.2           been a Director of a Club which, while I have been a Director of it, suffered 2 or more unconnected Events of Insolvency (and in this Declaration 9.2 the definitions of Director at Rule A.1.56. and Events of Insolvency at Rule A.1.60. shall be construed as if references to ‘the Club’ in those definitions were references to ‘the club’);

10.            I have/have not*been a Director of 2 or more Clubs or clubs each of which, while I have been a Director of them, has suffered an Event of Insolvency (and in this Declaration 9 the definitions of Director at Rule A.1.56. and Events of Insolvency at Rule A.1.60. shall be deemed to apply to clubs in the same way as to Clubs);

11.            I am/am not* subject to a suspension or ban from involvement in the administration of a sport as set out in Rule F.1.9;

12.            I am/am not* subject to any form of suspension, disqualification or striking-off by a professional body as set out in Rule F.1.10;

13.            I am/am not* required to notify personal information pursuant to Part 2 of the Sexual Offences Act 2003;

14.            I have/have not*been found to have breached any of the rules set out in Rule F.1.12;

15.    This Declaration is true in every particular.

I consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to the Football Association Premier League Limited holding and processing the above personal data and sensitive data for the purpose of discharging its functions as a regulatory and governing body of football.

I understand that the words “Convicted”, “Club”, “club”, “Control”, “Declaration”, “Director”, “Event of Insolvency”, “Shares” and “Significant Interest” (together with any other defined terms comprising any part of these definitions) have the meanings set out in the Rules of the Premier League.

Signed by the Director	Date

Signed by an Authorised Signatory	Date

* delete as appropriate

PREMIER LEAGUE	Form 6

DUAL INTEREST NOTICE (Rules G.1 and G.4)

To:	The Secretary	Date:
The Premier League

Pursuant to Rule G.1 we hereby give notice that a Person

*holds

*has acquired

*has ceased to hold

a Significant Interest in                                                                                                           Football Club.

The particulars required by Rule G.4 are as follows:

1. The Person holding/acquiring/ceasing to hold* a Significant Interest in the Club is

(name)

of (address)

2. The details of the Significant Interest are as follows

3. The proportion (expressed in percentage terms) which the Shares bear to the total number of Shares of that class in issue is                                                             %

4. The proportion (expressed in percentage terms) which the Shares bear to the total number of issued Shares of the Club is                                                            %

This notice is given on the basis that the words “Club” “Holding” “Person” “Shares” “Significant Interest” (together with any other defined terms comprising any part of the definitions set out therein) have the meanings set out in the Rules of the Premier League.

Signed

Position

* delete as appropriate

PREMIER LEAGUE	Form 7

DIRECTORS’ REPORT (Rule H.6, H.7, H.8, H.9)

To:	The Football Association Premier League Limited (“the League”)

In accordance with the requirements of Section H of the Rules of the League, we, the Directors of                                   Football Club Limited (“the Club”), hereby report in respect of the Club’s accounting period of                     months ended on                  20               (“the Period of Review”) that [with the exception(s) noted below] all Material Transactions entered into by the Club during the Period of Review:

(1) were negotiated and approved in accordance with the Club’s written transfer policy; and

(2) have been documented and recorded as required by relevant provisions of these Rules and the Football Association Rules.

[The exception(s) referred to above is/are as follows                                                 ]

[Signature of each Director and date of signing]

PREMIER LEAGUE	Form 8

REGISTRATION OF PITCH DIMENSIONS BY

FOOTBALL CLUB (Rule K.18)

To:	The Secretary
The Premier League

The dimensions of our pitch at [address of ground]

for Season 20    /20      are as follows:

Length:                         yards                (                         metres)

Width:                          yards                (                         metres)

Signed

Position

Date

PREMIER LEAGUE	Form 8A

ANNUAL FLOODLIGHTING REPORT (RULE K.124)

Name of Club:

Date of inspection:

Time of inspection:

Illuminance Meter:

Serial Number:

Calibration Date:

Colour Meter:

Serial Number:

Calibration Date:

Pitch measurements:

Weather conditions:

Illuminance Test Company:

Address:

Phone / email:

Inspection by:

Signature:

Measurement	Stadium Value	Requirement

Average vertical lux reading towards the principal camera	1650

Maximum value

Minimum value		1000

Uniformity U1v		>0.5

Uniformity U2v		>0.6

Average vertical lux reading (0/360°)		1000

Maximum value (0/360°)

Minimum value (0/360°)		650

Uniformity U1v		>0.5

Uniformity U2v		>0.6

Average vertical lux reading (90°)		1000

Maximum value (90°)

Minimum value (90°)		650

Uniformity U1v		>0.5

Uniformity U2v		>0.6

Average vertical lux reading (180°)		1000

Maximum value (180°)

Minimum value (180°)		650

Uniformity U1v		>0.5

Uniformity U2v		>0.6

Average vertical lux reading (270°)	1000

Maximum value (270°)

Minimum value (270°)	650

Uniformity U1v	>0.5

Uniformity U2v	>0.6

Seating Values	10-30% of the pitch values,
i.e. 165-495 based on 1650

Colour rendering (Ra)	>80

Colour temperature (Tk)	>5200Tk

Flicker	<6%

Back-up power supply (Second grid source/Generator/UPS)

Back-up operation (parallel/standby/standby running)

Is the switchover process (grid to back-up) automatic:

Please describe the process of back-up operation in case of a grid power failure:

Vertical Lux Towards the Principal Camera

Average

Maximum

Minimum

U1v

U2v

Vertical Lux (0/360°)

Average

Maximum

Minimum

U1v

U2v

Vertical Lux (90°)

Average

Maximum

Minimum

U1v

U2v

Vertical Lux (180°)

Average

Maximum

Minimum

U1v

U2v

Vertical Lux (270°)

Average

Maximum

Minimum

U1v

U2v

PREMIER LEAGUE	Form 9

TEAM SHEET OF                                                                                    FOOTBALL CLUB (Rule L.21)

Date		Kick-off time

Opponents	F.C.	Referee

	SHIRT NO.	NAME

TEAM

	SHIRT NO.	NAME	REPLACED	TIME

SUBSTITUTES

	NAME	JOB TITLE

OFFICIALS OCCUPYING THE TRAINER’S BENCH

				Goalkeeper’s	Goalkeeper’s
	Shirts	Shorts	Stockings	Shirt	Stockings

COLOUR OF STRIP

Signed	Position

PREMIER LEAGUE	Form 10

NOTIFICATION OF LEAGUE MATCH RESULT (Rule L.37)

SEASON 20      - 20

Date of Match
Home Club	F.C.	Visiting Club	F.C.
Result: Home Club	goals	Visiting Club	goals

Signed		Secretary of	F.C.

TEAM

[Please complete in block letters]

Surname	Initials	Goalscorers*
Goalkeeper

Nominated Substitutes

was substitute for

was substitute for

was substitute for

* indicate time goal(s) scored and where goal(s) resulted from a penalty kick

PREMIER LEAGUE	Form 11

GATE STATEMENT (Rule L.38)

SEASON 20      - 20

Date of Match

Home Club	F.C.	Visiting Club	F.C.

	Home	Visiting
TICKETS ISSUED AND ATTENDANCE	Club	Club	TOTAL
Home — Adults
Home — Junior Concession
Home — Senior Concession
Home — Total Concessions	0
Home — Other
Season tickets
Complimentary — Season tickets
Complimentary — Match day
Away tickets
Total No. of tickets issued	0	0	0
No. of spectators attending*			0

RECEIPTS**
Value of ticket sales £			£0

Signed

Position

Date

* including hospitality

** net of VAT

PREMIER LEAGUE	Form 12

NOTIFICATION OF SHIRT NUMBERS ALLOCATED

BY                                                           FOOTBALL CLUB (Rule M.6)

To:	The Secretary
The Premier League

The shirt numbers allocated to members of our First Team squad in Season 20       /20       are as follows:

Shirt No.	Name
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22
23
24
25
26
27
28
29
30
31
32
33
34
35
36
37
38
39
40
41
42
43
44
45
46

I undertake to give your prompt notice of any deletions from or additions to the above list occurring during the Season.

Signed

Position

Date

PREMIER LEAGUE	Form 13

REGISTRATION OF STRIPS

BY                                                                    FOOTBALL CLUB (Rule M.17)

To:	The Secretary
The Premier League

I submit herewith samples of our home Strip, alternative Strip(s) and goalkeeper’s Strip for Season 20     /20     A brief description of each is as follows:

Home Strip

Shirts	:

Shorts	:

Stockings	:

Goalkeeper	:

Alternative Strip 1

Shirts	:

Shorts	:

Stockings	:

Goalkeeper	:

Alternative Strip 2*

Shirts	:

Shorts	:

Stockings	:

Goalkeeper	:

Signed

Position

Date

* delete if inapplicable

PREMIER LEAGUE	Form 14

NOTIFICATION BY VISITING CLUB TO HOME CLUB OF STRIP (Rule M.24)

To:	[Name and address of Home Club]

Please take notice that at our League Match against you on [date of match]                              , our team will wear the following Strip:

Outfield Players

Shirts	:

Shorts	:

Stockings	:

Goalkeeper

Shirts	:

Shorts	:

Stockings	:

Signed

Position

Date

PREMIER LEAGUE	Form 15

APPOINTMENT OF MATCH OFFICIALS (Rule N.3)

To:	[Name and address of Match Official]

You are hereby appointed to officiate as Referee/Assistant Referee/Reserve Official/Fourth Official* at the following League Matches:

Date	Home Club	Visiting Club	Venue

The Home Club will in each case give you notice of the kick-off time.

Please acknowledge receipt of this appointment to me forthwith.

Signed
Secretary

Date

* delete as appropriate

PREMIER LEAGUE	Form 16

SCOUT REGISTRATION FORM (Rule Q.3)

Scout’s Particulars

Surname	Other name(s)

Address

Post Code

Date of birth

Application to Register

We hereby apply for the above-named to be registered as a Scout whose registration is held by                                        Football Club.

Signed
Authorised Signatory

Date

Endorsement by Scout

I hereby consent to the above application. I certify that the above particulars are correct. I agree to be bound by the Rules of the Premier League.

Signed

Date

Secretary’s Certificate

I hereby certify that I have this day registered [name of Scout]

as a Scout registered with                                                  Football Club.

Signed
Secretary, the Premier League

Date

PREMIER LEAGUE	Form 17

CANCELLATION OF SCOUT REGISTRATION (Rule Q.6)

To:                            The Secretary

The Premier League

We,                                      Football Club, hereby give notice that on [date]                                  we ceased to employ or engage [name of Scout]                                        and we hereby apply for his registration to be cancelled.

Signed
Authorised Signatory

Date

Secretary’s Certificate

I hereby certify that I have this day cancelled the registration of [name of Scout]                                                         with                                             Football Club and removed his name from the register of Scouts.

Signed		Date
Secretary, the Premier League

PREMIER LEAGUE	Form 18

CHILDREN’S SAFEGUARDING MANAGER NOTIFICATION (Rule S.8)

To:	The Secretary	From:	Football Club
The Premier League

The following member of Staff has been designated as Children’s Safeguarding Manager:

Name:

Signed

Position

Date

PREMIER LEAGUE	Form 19

STAFF REGISTER (CHILDREN) (Rule S.10.7)

Name of Club

Staff Particulars

Date of
		Position	Rule S.29.4	Date	Date
Name	Address	Held	Clearance	Started	Left

PREMIER LEAGUE	Form 20

ADULTS AT RISK SAFEGUARDING MANAGER (Rule S.13)

To:	The Secretary	From:	Football Club
The Premier League

The following member of Staff has been designated as Adults at Risk Safeguarding Manager:

Name:

Signed

Position

Date

PREMIER LEAGUE	Form 21

STAFF REGISTER — ADULTS AT RISK (Rule S.14.6)

Name of Club

Staff Particulars

Date of
		Position	Rule S.29.4	Date	Date
Name	Address	Held	Clearance	Started	Left

PREMIER LEAGUE	Form 22

PARENTS’ CONSENT FORM (Rule S.19.1)

PART 1 — to be completed by the Club

Club name		Football Club
Description of activity
Date(s)	Time(s)	Place(s)

PART 2 — to be completed by the Parent(s)

I/We [full name(s)]

of [address]

[post code]

the Parent(s) of [child’s full name]                                                            hereby consent to him/her taking part in the activity described above and consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to The Football Association Premier League Limited holding and processing any and all “personal data” and “sensitive personal data” relating to the aforementioned child contained within this Form 22 for the purpose of discharging its functions as a regulatory and governing body of football. I/We agree to bring him/her to and collect him/her from the activity. He/she understands that it is important, for safety reasons, to obey any instructions given by the staff in charge of the activity. I/We agree to [child’s first name]                                                having emergency dental, medical or surgical treatment (including anaesthetic and blood transfusion) as considered necessary by the medical authorities present. Set out below are the further particulars requested.

Signed

Date	20

Child’s Particulars
Date of birth	NHS number
Name, address and telephone number of doctor

Date of last tetanus injection
Details of any medical treatment he/she is receiving

Details of any medicine he/she is taking

Details of any diet requirements or other special needs

My/our Particulars
Work address(es)
Work telephone number(s)
Home telephone number/Mobile(s)
Alternative contact person [name]
[address]

[telephone number(s)]

PREMIER LEAGUE	Form 23

NOTIFICATION OF REFERRAL (Rule S.21)

To:                                      The Head of Safeguarding, The Premier League

And to:                 The Head of Education and Child Protection, The Football Association

We,                                                                             Football Club, hereby notify you that a referral has been made to the police or to Social Services in respect of a Child involved in an Activity. Particulars are as follows:

The Child

Full name	Address
	Post Code	Date of birth

The Activity

Nature of the Activity	Date	Time
Place

The allegation or incident referred

The police
Date and time of referral	Police force

Address	Telephone

Name and rank of officer

Summary of advice received

Social Services

Date and time of referral	Local authority name
Address	Telephone
Name and designation of officer
Summary of advice received

ISA and/or County Safeguarding Lead

Date and time of referral	Local authority name
Address	Telephone
Name and designation of officer
Summary of advice received

Signed

Position

Date

PREMIER LEAGUE	Form 24

LEAD DISCLOSURE OFFICER NOTIFICATION (Rule S.26.1)

To:	The Secretary	From:	Football Club
The Premier League

The following member of Staff has been designated as Lead Disclosure Officer:

Name:

Signed

Position

Date

PREMIER LEAGUE	Form 25

THE FOOTBALL LEAGUE CONTRACT

AN AGREEMENT made the	day of	20

Between
(name)

of
(address)

acting pursuant to Resolution and Authority for and on behalf of the                                                                                                                                                  Football Club (hereinafter referred to as “the Club”)

(Company Registration No	)

of the one part and
(name)

of
(address)

Football Player (hereinafter referred to as (“the Player”) of the other part.

WHEREBY IT IS AGREED AS FOLLOWS:

1.              This Agreement shall remain in force until the 30th day of June 20        unless it shall have previously been terminated by substitution of a revised agreement of as hereinafter provided.

2.              The Player agrees to play to the best of his ability in all football matches in which he is selected to play for the Club and to attend at any reasonable place for the purpose of training in accordance with instructions given by any duly authorised official of the Club.

3.              The Player agrees to attend all matches in which the Club is engaged when directed by any duly authorised official of the Club.

4.              The Player shall play football solely for the Club or as authorised by the Club or as required under the Rules of The Football Association and either the Rules of The FA Premier League or the Regulations of The Football League* dependent on the League in which the Club is in membership. The Player undertakes to adhere to the Laws of the Game of Association Football in all matches in which he participates.

5.              The Player agreed to observe the Rules of the Club at all times. The Club and the Player shall observe and be subject to the Rules of The Football Association and either the Rules of The FA Premier League or the Regulations of The Football League* as appropriate. In the case of conflict such Rules and Regulations shall take precedence over this Agreement and over the Rules of the Club.

6.              The Club undertakes to provide the Payer at the earliest opportunity with copies of all relevant Football Association Rules and FA Premier League Rules or Football League* Regulations as appropriate, the Club Rules for players and any relevant insurance policy applicable to the Player and to provide him with any subsequent amendments to all the above.

(a)         The Player shall not without the written consent of the Club participate professionally in any other sporting or athletic activity. The Player shall at all times have due regard for the necessity of his maintaining a high standard of physical fitness and agrees not to indulge in any sport, activity or practice that might endanger such fitness. The Player shall not infringe any provision in this regard in any policy of insurance taken out for his benefit or for the benefit of the Club.

(b)         The Player agrees to make himself available for community and public relations involvement as requested by the Club management, at reasonable times during the period of the contract (e.g. 2/3 hours per week).

7.              Any incapacity or sickness shall be reported by the Player to the Club immediately and the Club shall keep a record of any incapacity. The Player shall submit promptly to such medical and dental examinations as the Club may reasonably require and shall undergo, at no expense to himself, such treatment as may be prescribed by the medical or dental advisers of the Club in order to restore the Player to fitness. The Club shall arrange promptly such prescribed and shall ensure that such treatment is undertaken and completed without expense to the Player notwithstanding that this Agreement expires after such treatment has been prescribed.

8.              Subject to the provisions of Clause 10, in the event that the Player shall become incapacitated by reason of sickness or injury the Club shall, unless provision for the continuation of bonus payments be set out in the Schedule to this Agreement during the period of incapacity, pay to the Player for the first twenty-eight weeks of incapacity his basic wage as specified in the Schedule plus a sum equivalent to the amount of sickness benefit which the Club as able to recoup. After twenty-eight weeks of incapacity the Club shall, unless provision for the continuation of bonus payments be set out in the Schedule to this Agreement, pay to the Player his basic wage as specified in the Schedule without reduction for any state sickness or injury benefit that he may receive. The provisions of this Clause apply only to the playing Season. The Player agrees to notify the Club of any sickness benefit received after the end of the playing Season in order for the Club to deduct the amount from the Player’s gross wage.

9.              In the event that the Player shall suffer permanent incapacity the club shall be entitled to serve a notice upon the Player terminating the Agreement. The Player’s minimum entitlement shall be to receive 6 months’ notice where the Agreement has not more than 3 years to run with an extra month’s notice for each year or part year in excess of the said 3 years, provided that the parties shall be able to negotiate a longer period of notice if they so wish.

10.       The notice may be served at any time after:

(a)         the date on which the Player has declared permanently totally disabled in a case where the Player suffers incapacity within the terms of the Football League and/or FA Premier League Personal Accident Insurance Scheme; or

(b)         in any other case, the date on which the incapacity is established by independent medical examination.

Where the player is declared permanently totally disabled under the terms of The Football League and/or FA Premier League Personal Accident Insurance Scheme he will be entitled to receive a lump sum disability benefit in accordance with the terms of the relevant policy.

(a)         The Player shall not reside at any place which the Club deems unsuitable for the performance of his duties under this Agreement.

(b)         The Player shall not without the previous consent of the Club be engaged either directly or indirectly in any trade, business or occupation other than his employment hereunder.

11.       The Player shall be given every opportunity compatible with his obligations under this Agreement to follow courses of further education or vocational training if he so desires. The Club agrees to give the Footballers’ Further Education and Vocational Training Society particulars of any such courses undertaken by the Player.

12.       The Player shall permit the Club to photograph him as a member of the squad of players and staff of the Club provided that such photographs are for use only as the official photographs of the Club. The Player may, save as otherwise mutually agreed and subject to the overriding obligation contained in the Rules of The Football Association not to bring the game of Association Football into disrepute, contribute to the public media in a responsible manner. The Player shall, whenever circumstances permit, give to the Club reasonable notice of his intention to make such contributions to the public media in order to allow representations to be made to him on behalf of the Club if it so desires.

(a)         The Player shall not induce to attempt to induce any other Player employed by or registered by the Club, or by any other Club, to leave that employment or cease to be so registered for any reason whatsoever.

(b)         The Club and the Player shall arrange all contracts of service and transfers of registration to any other Football Club between themselves and shall make no payment to any other person or agent in this respect.

13.       No payment shall be made or received by either the Player or the Club to or from any person or organisation whatsoever as an inducement to win, lose or draw a match except for such payments to be made by the Club to the Player as are specifically provided for in the Schedule to this Agreement.

14.       If the Player shall be guilty of serious or persistent misconduct or serious or persistent breach of the Rules of the Club or of the terms and conditions of this Agreement the Club may on giving fourteen days’ written notice to the Player terminate this Agreement in accordance with the Rules of The Football Association and either the Rules of The FA Premier League or the Regulations of The Football League* as appropriate and the Club shall notify the Player in writing of the full reasons for the action taken. Such action shall be subject to the Player’s right of appeal (exercisable within seven days of the receipt by the Player of such notice and notification of reasons from the Club) as follows:

(a)         he may appeal to the Board of either The FA Premier League or The Football League, dependent on the League in which the Club is in membership, who shall hear the appeal within fourteen days of receipt of the notice of appeal.

(b)         either the Club or the Player may appeal against the decision of the Board to The Football League* Appeals Committee and such further appeal shall be made within seven days of the receipt of the Board’s decision and shall be heard within fourteen days of receipt of the notice of the further appeal.

Any such termination shall be subject to the rights of the parties provided for in the Rules of the FA Premier League or the Regulations of The Football League* as appropriate. The Club may at its discretion waive its rights under this Clause and take action under the provisions of Clause 18.

15.       If the Club is guilty of serious or persistent breach of the terms and conditions of this Agreement the Player may on giving fourteen days’ written notice to the Club terminate this Agreement. The Player shall forward a copy of such notice to The Football Association and either The FA Premier League or The Football League* dependent on the League in which the Club is in membership. The Club shall have a right of appeal as set out in Clause 16(a) mutatis mutandis (exercisable within seven days of the receipts by the Club of such notice from the Player) and the Club or the Player as the case may be shall have a further right of appeal as set out in Clause 16(b).

16.       If the Player is guilty of misconduct or a breach of an of the training or disciplinary rules or lawful instructions of the Club or any of the provisions of this Agreement the Club may either impose a fine not exceeding two weeks’ basic wages or order the Player not to attend at the Club for a period not exceeding fourteen days. The Club shall inform the Player in writing of the action taken and the full reasons for it and this information shall be recorded in a register held at the Club. The Player shall have a right of appeal as set out in Clause 16(a) (exercisable within seven days of the receipt by the Player of such written notification from the Club) and the Club or the Player as the case may be shall have a further right of appeal as set out in Clause 16(b) of this Agreement. Any penalty imposed by the Club upon the Player shall not become operative until the appeals procedures have been exhausted.

17.       In the event of any grievance in connection with his employment under this Agreement the following procedures shall be available to the Player in the order set out:

(a)         the grievance shall be brought informally to the notice of the Manager of the Club in the first instance;

(b)         formal notice of the grievance may be given in writing to the Manager of the Club;

(c)          if the grievance is not settled to the Player’s satisfaction within fourteen days thereafter formal notice of the grievance may be given in writing to the Secretary of the Club so that this may be considered by the Board of Directors or Committee of the Club or by any duly authorised committee or sub-committee thereof. The matter shall thereupon be dealt with by the Board or Committee at its next convenient meeting and in any event within four weeks of receipt of the notice;

(d)         if the grievance is not settled by the Club to the Player’s satisfaction the Player shall have a right of appeal as set out in Clause 16(a) (exercisable within seven days of the Club notifying the Player of the decision of the Board or Committee) and the Club or the Player as the case may be shall have a further right of appeal as set out in Clause 16(b) of this Agreement.

18.       The Player may if he so desires be represented at any personal hearing of an appeal under this Agreement by an official or member of the Professional Footballers’ Association.

19.       Upon the execution of this Agreement the Club shall effect the Registration of the Player with The Football Association and The FA Premier League or The Football League* as appropriate in accordance with their Rules and Regulations. Such Registration may be transferred by mutual consent of the Club and the Player during the currency of this Agreement and this Agreement will be deemed to be terminated (but not so as to affect accrued rights) on the Registration by The Football Association and by The FA Premier League or The Football League* as appropriate of such transfer.

20.       The Rules and Regulations of The FA Premier League and The Football League* as to the reengagement and transfer of a registration shall apply to the Club and Player both during the currency and after the expiration of this Agreement.

21.       The remuneration of the Player shall be set out in a Schedule attached to this Agreement and signed by the parties. The Schedule shall include all remuneration to which the Player is or may be entitled. In the event of any dispute the remuneration set out in the Schedule shall be conclusively deemed to be the full entitlement of the Player.

22.       The Player shall be entitled to a minimum of four weeks’ paid holiday per year, such holiday to be taken at a time which the Club shall determine. The Player shall not participate in professional football during his holiday.

23.       Reference herein to Rules, Regulations or By-laws of The Football Association; The FA Premier League, The Football League*, the Club and any other body shall be treated as a reference to those Rules, Regulations and By-laws as from time to time amended.

24.       If by the expiry of this Contract the Club has not made the Player an offer of re-engagement or the Player has been granted a Free Transfer under the provisions of The FA Premier League Rules or The Football League* Regulations then he shall continue to receive from his Club as severance payment his weekly basic wage for a period of one month from the expiry date of this Contract or until he signs for another Club whichever period is the shorter provided that where the Player signs for a Club within the month at a reduced basic wage then his old Club shall make up the shortfall in basic wage for the remainder of the month.

25.       The terms and conditions of this Contract shall continue to apply in the event of the Club losing Football League status to join The Football Conference except that the references to “Football League” in Clauses 4, 5, 6, 16, 17, 21, 25 and 26 shall be deemed to read “The Football Conference” and in Clause 22 the words “The Regulations of The Football League” shall be altered to read “The Rules of the Football Association”.

26.       All previous agreements between the Club and Player are hereby cancelled.

SCHEDULE

(a)         The Player’s employment with the Club began on the                                     day of                      20

(b)         No employment with a previous employer shall count as part of the Player’s continuous period of employment hereunder.

(c)          The Player shall become or continue to be and during the continuance of his employment hereunder shall remain a member of the Football League Players’ Benefit Scheme (and a member of the Pension Scheme) and as such (in the latter case shall be liable to make such contribution and in each case) shall be entitled to such benefits and subject to such conditions as are set out in the definitive Trust Deed or Rules of the Scheme.

(d)         A contracting out certificate is not in force in respect of the Player’s employment under this Agreement.

(e)          Basic Wage.

£	per week from	to
£	per week from	to
£	per week from	to
£	per week from	to
£	per week from	to

(f)           Any other provisions:

Signed by the said

and
(Player)

in the presence
of (Signature)
(Club Signatory)
(Occupation)

(Address
(Position)

PREMIER LEAGUE	Form 26

PREMIER LEAGUE CONTRACT

No.	FA Copy
League Copy
Club Copy
Player Copy

Player’s surname

Player’s forename(s)

Present Postal Address

Date of Birth

Place of Birth*

Nationality

National Insurance Number

Club for which Player was last registered

Club for which Player last played (excluding domestic trial)

*The Player’s birth certificate must be provided to the League in the case of his first registration.

AN AGREEMENT made the (day)                        day of (month and year)                           Between                        Football Club/Company Limited/Plc whose registered office is at (address)

(hereinafter referred to as “the Club”) of the one part and the above-named Player (hereinafter referred to as “the Player”) of the other part.

WHEREBY it is agreed as follows:

1.              Definitions and Interpretation

1.1       The words and phrases below shall have the following meaning.

“Agent” means any Person who qualifies as an Intermediary for the purposes of the FA Regulations on Working with Intermediaries as they may be amended from time to time.

“Associated Company” shall mean any company which is a holding company or subsidiary (each as defined in Section 736 of the Companies Act 1985) of the Club or of any holding company of the Club.

“the Board” shall mean the board of directors of the Club for the time being or any duly authorised committee of such board of directors.

“Club Context” shall mean in relation to any representation of the Player and/or the Player’s Image a representation in connection or combination with the name colours Strip trade marks logos or other identifying characteristics of the Club (including trade marks and logos relating to the Club and its activities which trade marks and logos are registered in the name of and/or exploited by any Associated Company) or in any manner referring to or taking advantage of any of the same.

“Club Rules” shall mean the rules or regulations affecting the Player from time to time in force and published by the Club.

“Code of Practice” shall mean the Code of Practice from time to time in force and produced jointly by the Football Association Premier League Limited and the PFA in conjunction with the FA.

“the FA Rules” shall mean the rules and regulations from time to time in force of the FA and including those of FIFA and UEFA to the extent they relate or apply to the Player or the Club.

“the FA” shall mean the Football Association Limited.

“FIFA” shall mean the Fédération Internationale de Football Association.

“Gross Misconduct” shall mean serious or persistent conduct behaviour activity or omission by the Player involving one or more of the following:

(a)                 theft or fraud;

(b)                 deliberate and serious damage to the Club’s property;

(c)                  use or possession of or trafficking in a Prohibited Substance;

(d)                 incapacity through alcohol affecting the Player’s performance as a player;

(e)                  breach of or failure to comply with of any of the terms of this contract or such other similar or equivalent serious or persistent conduct behaviour activity or omission by the Player which the Board reasonably considers to amount to gross misconduct.

“Holiday Year” sshall mean the global network of computer systems using TCP/IP protocols including (without limitation) the World Wide Web.

“Internet” shall mean the global network of computer systems using TCP/IP protocols including (without limitation) the World Wide Web.

“the Laws of the Game” shall mean the laws from time to time in force governing the game of association football as laid down by the International Football Association Board (as defined in the statutes of FIFA).

“the League”shall mean the football league of which the Club is a member from time to time.

“the League Rules” shall mean the rules or regulations from time to time in force of the League.

“Manager” shall mean the official of the Club responsible for selecting the Club’s first team.

“Media” shall mean any and all media whether now existing or hereafter invented including but not limited to any print and/or paper medium broadcast satellite or cable transmission and any visual and/or audio medium and including but not limited to the Internet any television or radio channel Website webcast and/or any transmission made by any mobile or mobile telephony standard or technology or other media or broadcasting service.

“PFA” shall mean the Professional Footballers Association.

“Permanent Incapacity” shall mean either (a) “Permanent Total Disablement” as defined in the League’s personal accident insurance scheme or (b) incapacity of the Player by reason of or resulting from any injury or illness (including mental illness or disorder) where in the written opinion of an appropriately qualified medical consultant instructed by the Club (“the Initial Opinion”) and (if requested in writing either by the Club at any time or by the Player at any time but not later than twenty one days after receipt from the Club of notice in writing terminating this contract pursuant to clause 8.1) of a further such consultant approved or proposed by the Player (and in the absence of either an approval or proposal within 28 days of the request nominated on the application of either party by the President (“the President”) for the time being of the Royal College of Surgeons) (“the Further Opinion”) the Player will be unlikely by reason of such incapacity to play football to the same standard at which the Player would have played if not for such incapacity for a consecutive period of not less than twenty months commencing on the date of commencement of the incapacity PROVIDED that if the Initial Opinion and the Further Opinion disagree with one another then if the Further Opinion was given by a consultant nominated by the President it shall prevail but if not then a third opinion (“the Third Opinion”) from a consultant nominated by the President may be obtained on the application of either party and that opinion shall be final and binding for the purposes of this definition.

“Player’s Image” shall mean the Player’s name nickname fame image signature voice and film and photographic portrayal virtual and/or electronic representation reputation replica and all other characteristics of the Player including his shirt number.

“Player Injury” shall mean any injury or illness (including mental illness or disorder) other than any injury or illness which is directly caused by or results directly from a breach by the Player of his obligations under clause 3.2.1 of this contract or of any other of his obligations hereunder amounting to Gross Misconduct.

“Prohibited Substance” shall have the meaning set out in the FA Rules.

“the Rules” shall mean the statutes and regulations of FIFA and UEFA the FA Rules the League Rules the Code of Practice and the Club Rules.

“Strip” shall mean all versions from time to time of the Club’s official football clothing including shirts shorts socks and/or training kit track suits headwear and/or any other clothing displaying the Club’s name and/or official logo.

“UEFA” shall mean the Union des Associations Européennes de Football.

“Website” shall mean a site forming part of the Internet with a unique URL/domain name.

1.2       For the purposes of this contract and provided the context so permits:

1.2.1           the singular shall include the plural and vice versa and any gender includes any other gender;

1.2.2           references to person shall include any entity business firm or unincorporated association; and

1.2.3           references to statutory enactments or to the Rules shall include re-enactments and amendments of substantially the same intent as the original referenced enactment or Rule.

1.3       The headings of this contract are for convenience only and not interpretation.

1.4       In the event of any dispute as to the interpretation of any of the provisions of this contract reference shall be made (where appropriate) for clarification to the Code of Practice but so that in the event of any conflict the provisions of this contract shall prevail. Subject thereto wherever specific reference to the Code of Practice is made in this contract the relevant terms and provisions thereof are deemed incorporated herein as if set out in full.

2.              Appointment and duration

2.1       The Club engages the Player as a professional footballer on the terms and conditions of this contract and subject to the Rules.

2.2       This contract shall remain in force until the date specified in clause 2 of Schedule 2 hereto subject to any earlier determination pursuant to the terms of this contract.

3.              Duties and Obligations of the Player

3.1       The Player agrees:

3.1.1                  when directed by an authorised official of the Club:

3.1.1.1           to attend matches in which the Club is engaged;

3.1.1.2           to participate in any matches in which he is selected to play for the Club; and

3.1.1.3           to attend at any reasonable place for the purposes of and to participate in training and match preparation;

3.1.2              to play to the best of his skill and ability at all times;

3.1.3              except to the extent prevented by injury or illness to maintain a high standard of physical fitness at all times and not to indulge in any activity sport or practice which might endanger such fitness or inhibit his mental or physical ability to play practise or train;

3.1.4              to undertake such other duties and to participate in such other activities as are consistent with the performance of his duties under clauses 3.1.1 to 3.1.3 and as are reasonably required of the Player;

3.1.5              that he has given all necessary authorities for the release to the Club of his medical records and will continue to make the same available as requested by the Club from time to time during the continuance of this contract;

3.1.6              to comply with and act in accordance with all lawful instructions of any authorised official of the Club;

3.1.7              to play football solely for the Club or as authorised by the Club or as required by the Rules;

3.1.8              to observe the Laws of the Game when playing football;

3.1.9              to observe the Rules but in the case of the Club Rules to the extent only that they do not conflict with or seek to vary the express terms of this contract;

3.1.10       to submit promptly to such medical and dental examinations as the Club may reasonably require and to undergo at no expense to himself such treatment as may be prescribed by the medical or dental advisers of the Club or the Club’s insurers;

3.1.11       on the termination of this contract for any cause to return to the Club in a reasonable and proper condition any property (including any car) which has been provided or made available by the Club to the Player in connection with his employment.

3.2       The Player agrees that he shall not:

3.2.1              undertake or be involved in any activity or practice which will knowingly cause to be void or voidable or which will invoke any exclusion of the Player’s cover pursuant to any policy of insurance maintained for the benefit of the Club on the life of the Player or covering his physical well-being (including injury and incapacity and treatment thereof);

3.2.2              when playing or training wear anything (including jewellery) which is or could be dangerous to him or any other person;

3.2.3              except to the extent specifically agreed in writing between the Club and the Player prior to the signing of this contract use as his regular place of residence any place which the Club reasonably deems unsuitable for the performance by the Player of his duties other than temporarily pending relocation;

3.2.4              undertake or be engaged in any other employment or be engaged or involved in any trade business or occupation or participate professionally in any other sporting or athletic activity without the prior written consent of the Club PROVIDED THAT this shall not:

3.2.4.1           prevent the Player from making any investment in any business so long as it does not conflict or interfere with his obligations hereunder; or

3.2.4.2           limit the Player’s rights under clauses 4 and 6.1.8;

3.2.5              knowingly or recklessly do write or say anything or omit to do anything which is likely to bring the Club or the game of football into disrepute cause the Player or the Club to be in breach of the Rules or cause damage to the Club or its officers or employees or any match official. Whenever circumstances permit the Player shall give to the Club reasonable notice of his intention to make any contributions to the public media in order to allow representations to be made to him on behalf of the Club if it so desires;

3.2.6              except in the case of emergency arrange or undergo any medical treatment without first giving the Club proper details of the proposed treatment and physician/surgeon and requesting the Club’s consent which the Club will not unreasonably withhold having due regard to the provisions of the Code of Practice.

4.              Community public relations and marketing

4.1            For the purposes of the promotional community and public relations activities of the Club and/or (at the request of the Club) of any sponsors or commercial partners of the Club and/ or of the League and/or of any main sponsors of the League the Player shall attend at and participate in such events as may reasonably be required by the Club including but not limited to appearances and the granting of interviews and photographic opportunities as authorised by the Club. The Club shall give reasonable notice to the Player of the Club’s requirements and the Player shall make himself available for up to six hours per week of which approximately half shall be devoted to the community and public relations activities of the Club. No photograph of the Player taken pursuant to the provisions of this clause 4.1 shall be used by the Club or any other person to imply any brand or product endorsement by the Player.

4.2       Whilst he is providing or performing the services set out in this contract (including travelling on Club business) the Player shall:

4.2.1              wear only such clothing as is approved by an authorised official of the Club; and

4.2.2              not display any badge mark logo trading name or message on any item of clothing without the written consent of an authorised official of the Club provided that nothing in this clause shall prevent the Player wearing and/or promoting football boots and in the case of a goalkeeper gloves of his choice.

4.3       Subject in any event to clause 4.4 and except to the extent of any commitments already entered into by the Player as at the date hereof or when on international duty in relation to the Players’ national football association UEFA or FIFA he shall not (without the written consent of the Club) at any time during the term of this contract do anything to promote endorse or provide promotional marketing or advertising services or exploit the Player’s Image either (a) in relation to any person in respect of such person’s products brand or services which conflict or compete with any of the Club’s club branded or football related products (including the Strip) or any products brand or services of the Club’s two main sponsors/commercial partners or of the League’s one principal sponsor or (b) for the League

4.4       The Player agrees that he will not either on his own behalf or with or through any third party undertake promotional activities in a Club Context nor exploit the Player’s Image in a Club Context in any manner and/or in any Media nor grant the right to do so to any third party.

4.5       Except to the extent specifically herein provided or otherwise specifically agreed with the Player nothing in this contract shall prevent the Player from undertaking promotional activities or from exploiting the Player’s Image so long as:

4.5.1              the said promotional activities or exploitation do not interfere or conflict with the Player’s obligations under this contract; and

4.5.2              the Player gives reasonable advance notice to the Club of any intended promotional activities or exploitation.

4.6       The Player hereby grants to the Club the right to photograph the Player both individually and as a member of a squad and to use such photographs and the Player’s Image in a Club Context in connection with the promotion of the Club and its playing activities and the promotion of the League and the manufacture sale distribution licensing advertising marketing and promotion of the Club’s club branded and football related products (including the Strip) or services (including such products or services which are endorsed by or produced under licence from the Club) and in relation to the League’s licensed products services and sponsors in such manner as the Club may reasonably think fit so long as:

4.6.1              the use of the Player’s photograph and/or Player’s Image either alone or with not more than two other players at the Club shall be limited to no greater usage than the average for all players regularly in the Club’s first team;

4.6.2              the Player’s photograph and/or Player’s Image shall not be used to imply any brand or product endorsement by the Player; and

4.6.3              PROVIDED that all rights shall cease on termination of this contract save for the use and/or sale of any promotional materials or products as aforesaid as shall then already be manufactured or in the process of manufacture or required to satisfy any outstanding orders.

4.7               In its dealings with any person permitted by the Club to take photographs of the Player the Club shall use reasonable endeavours to ensure that the copyright of the photographs so taken is vested in the Club and/or that no use is made of the said photographs without the Club’s consent and in accordance with the provisions of this contract.

4.8               The Player shall be entitled to make a responsible and reasonable reply or response to any media comment or published statements likely to adversely affect the Player’s standing or reputation and subject as provided for in clause 3.2.5 to make contributions to the public media in a responsible manner.

4.9               In this clause 4 where the context so admits the expression “the Club” includes any Associated Company of the Club but only to the extent and in the context that such company directly or indirectly provides facilities to or undertakes commercial marketing or public relations activities for the Club and not so as to require the consent of any Associated Company when consent of the Club is required.

4.10        For the purposes of the Contracts (Rights of Third Parties) Act 1999 nothing in this clause 4 is intended to nor does it give to the League any right to enforce any of its provisions against the Club or the Player.

4.11        Nothing in this clause 4 shall prevent the Club from entering into other arrangements additional or supplemental hereto or in variance hereof in relation to advertising marketing and/or promotional services with the Player or with or for all or some of the Club’s players (including the Player) from time to time. Any other such arrangements which have been agreed as at the date of the signing of this contract and any image contract or similar contract required to be set out in this contract by the League Rules are set out in Schedule 2 paragraph 13.

5.                 Remuneration and expenses

5.1               Throughout his engagement the Club shall pay to the Player the remuneration and shall provide the benefits (if any) as are set out in Schedule 2.

5.2               The Club shall reimburse the Player all reasonable hotel and other expenses wholly and exclusively incurred by him in or about the performance of his duties under this contract PROVIDED that the Player has obtained the prior authorisation of a director the Manager or the secretary of the Club and the Player furnishes the Club with receipts or other evidence of such expenses.

5.3               The Club may deduct from any remuneration payable to the Player:

5.3.1              any monies disbursed and/or liabilities incurred by the Club on behalf of the Player with the Players prior consent;

5.3.2              any other monies (but not claims for damages or compensation) which can be clearly established to be properly due from the Player to the Club.

5.4       If at a Disciplinary hearing conducted under Part 1 of Schedule 1 hereto a fine is imposed on a player calculated by reference to the Player’s weekly wage, the fine shall take the form of a forfeiture of wages of a corresponding amount so that the amount forfeit shall not become payable to the Player. The forfeiture shall take effect in relation to the monthly instalment of the Player’s remuneration falling due next after the date on which the notice of the decision is given to him (“Pay Day”). But see clause 5.5 dealing with appeals. For the avoidance of doubt, the amount forfeit is the gross amount of the weekly wage.

5.5       If on Pay Day the time for appealing has not expired or if notice of appeal has been given, the reference to Pay Day shall be to the day on which the monthly instalment of remuneration becomes payable next after (i) the expiry of the time for appealing without any appeal having been made or (ii) if an appeal is made, the date on which the outcome of the appeal is notified to the Player. In the case of an appeal, the amount that is forfeit shall be the amount (if any) determined on appeal.

6.              Obligations of the Club

6.1       The Club shall:

6.1.1              observe the Rules all of which (other than the Club Rules) shall take precedence over the Club Rules;

6.1.2              provide the Player each year with copies of all the Rules which affect the Player and of the terms and conditions of any policy of insurance in respect of or in relation to the Player with which the Player is expected to comply;

6.1.3              promptly arrange appropriate medical and dental examinations and treatment for the Player at the Club’s expense in respect of any injury to or illness (including mental illness or disorder) of the Player save where such injury or illness is caused by an activity or practice on the part of the Player which breaches clause 3.2.1 hereof in which case the Club shall only be obliged to arrange and pay for treatment to the extent that the cost thereof remains covered by the Club’s policy of medical insurance or (if the Club does not maintain such a policy) then to the extent that it would remain covered by such a policy were one maintained upon normal industry terms commonly available within professional football and so that save as aforesaid this obligation shall continue in respect of any examinations and/or treatment the necessity for which arose during the currency of this contract notwithstanding its subsequent expiry or termination until the earlier of completion of the necessary examinations and/or prescribed treatment and a period of eighteen months from the date of expiry or termination hereof;

6.1.4              The Club shall use all reasonable endeavours to ensure that any policy of insurance maintained by the Club for the benefit of the Player continues to provide cover for any examinations and/or treatment as are referred to in clause 6.1.3 until completion of any such examinations and/or treatment;

6.1.5              comply with all relevant statutory provisions relating to industrial injury and any regulations made pursuant thereto;

6.1.6              at all times maintain and observe a proper health and safety policy for the security safety and physical well being of the Player when carrying out his duties under this contract;

6.1.7              in any case where the Club would otherwise be liable as employer for any acts or omissions of the Player in the lawful and proper performance of his playing practising or training duties under this contract defend the Player against any proceedings threatened or brought against him at any time arising out of the carrying out by him of any such acts or omissions and indemnify him from any damages awarded and this obligation and indemnity shall continue in relation to any such acts or omissions during the currency of this contract notwithstanding its expiry or termination before such proceedings are threatened and/or brought;

6.1.8              give the Player every opportunity compatible with his obligations under this contract to follow any course of further education or vocational training which he wishes to undertake and give positive support to the Player in undertaking such education and training. The Player shall supply the Footballer’s Further Education and Vocational Training Society with particulars of any courses undertaken by him; and

6.1.9              release the Player as required for the purposes of fulfilling the obligations in respect of representative matches to his national association pursuant to the statutes and regulations of FIFA.

6.2       The Club shall not without the consent in writing of the Player:

6.2.1              take or use or permit to be used photographs of the Player for any purposes save as permitted by clause 4; or

6.2.2              use or reveal the contents of any medical reports or other medical information regarding the Player obtained by the Club save for the purpose of assessing the Player’s health and fitness obtaining medical and insurance cover and complying with the Club’s obligations under the Rules.

7.              Injury and Illness

7.1       Any injury to or illness of the Player shall be reported by him or on his behalf to the Club immediately and the Club shall keep a record of such injury or illness.

7.2       In the event that the Player shall become incapacitated from playing by reason of any injury or illness (including mental illness or disorder) the Club shall pay to the Player during such period of incapacity or the period of this contract (whichever is the shorter) the following amounts of remuneration for the following periods:

7.2.1              in the case of a Player Injury his basic wage over the first eighteen months and one half of his basic wage for the remainder of his period of incapacity;

7.2.2              in the case of any other injury or illness his basic wage over the first twelve months and one half of his basic wage for the remainder of his period of incapacity.

7.3       In each case specified in clause 7.2 above there shall be paid to the Player in addition to his basic wage all or the appropriate share of any bonus payments if and to the extent that payment or provision for continuation of the same is specifically provided for in Schedule 2 or in the Club’s Bonus Scheme.

7.4       The payments made by the Club pursuant to clause 7.2 shall be deemed to include all and any statutory sick pay and/or any other state benefits payable by reference to sickness to which the Player may be entitled.

7.5       Nothing in this clause 7 shall reduce or vary the entitlement of the Player to signing on fees and/or loyalty payments or any other payments of a similar nature due to him under this contract.

8.              Permanent or Prolonged Incapacity

8.1       In the event that:

8.1.1              the Player shall suffer Permanent Incapacity; or

8.1.2              the Player has been incapacitated from playing by reason of or resulting from the same injury or illness (including mental illness or disorder) for a period (consecutive or in the aggregate) amounting to eighteen months in any consecutive period of twenty months; the Club shall be entitled to serve a notice upon the Player terminating this contract.

8.2       The length of such notice shall be twelve months in the case of an incapacity by reason of a Player Injury and six months in every other case.

8.3       The notice referred to in clause 8.1 may be served at any time after:

8.3.1              the date on which the Player is declared to be suffering Permanent Total Disablement under the terms of the League’s personal accident insurance scheme; or

8.3.2              the date on which such Permanent Incapacity is established by the Initial Opinion; or

8.3.3              in the case of any incapacity as is referred to in 8.1.2 the date on which the period of incapacity shall exceed eighteen months as aforesaid but so that the right to terminate pursuant to clause 8.1.2 shall only apply while such incapacity shall continue thereafter.

8.4       In the event that after the service of any notice pursuant to clause 8.1.1 Permanent Incapacity is not confirmed by the Further Opinion (if requested) or (where relevant) by the Third Opinion then such notice shall lapse and cease to be of effect.

8.5       In the case of any notice of termination given under this clause 8 the Club shall be entitled by further notice on or after serving notice of termination to terminate this contract forthwith on paying to the Player at the time of such termination the remainder of his remuneration and any other sums properly due to him under this contract and the value of any other benefits which would be payable or available to the Player during the remainder of the period of his notice of termination provided always that the Club’s obligations pursuant to clause 6.1.3 shall continue to apply during the remainder of the said notice period and for any further relevant period as provided therein.

8.6       Where the Club has made payment to the Player during any period of incapacity owing to illness or injury and the Player’s absence is due to the action of a third party other than of another club player or match official in relation to any damage or injury sustained on or about the field of play or during training or practising giving the Player a right of recovery against that third party then if the Player makes any claim against such third party the Player must where he is reasonably able to do so include as part of such claim from such third party a claim for recovery of any such payment and upon successful recovery repay to the Club the lesser of the total of the remuneration paid by the Club to the Player during the period of incapacity and the amount of any damages payable to or recovered by the Player in respect of such claim or otherwise by reference to loss of earnings under this contract under any compromise settlement or judgment. Any amounts paid by the Club to the Player in such circumstances shall constitute loans from the Club to be repaid to the Club to the extent aforesaid upon successful recovery as aforesaid.

9.              Disciplinary Procedure

Except in any case where the Club terminates the Player’s employment pursuant to the provisions of clause 10 hereof (when the procedure set out therein shall apply) the Club shall operate the disciplinary procedure set out in Part 1 of Schedule 1 hereto in relation to any breach or failure to observe the terms of this contract or of the Rules.

10.       Termination by the Club

10.1                 The Club shall be entitled to terminate the employment of the Player by fourteen days’ notice in writing to the Player if the Player:

10.1.1              shall be guilty of Gross Misconduct;

10.1.2              shall fail to heed any final written warning given under the provisions of Part 1 of Schedule 1 hereto; or

10.1.3              is convicted of any criminal offence where the punishment consists of a sentence of imprisonment of three months or more (which is not suspended).

10.2                 If the Club terminates the Player’s employment for any reason under clause 10.1 the Club shall within seven days thereafter notify the Player in writing of the full reasons for the action taken.

10.3                 The Player may by notice in writing served on the Club and the League at any time from the date of termination up to fourteen days after receipt by the Player of written notification under clause 10.2 give notice of appeal against the decision of the Club to the League and such appeal shall be determined in accordance with the procedures applicable pursuant to the League Rules.

10.4                 If the Player exercises his right of appeal the termination of this contract by the Club shall not become effective unless and until it shall have been determined that the Club was entitled to terminate this contract pursuant to clause 10.1 but so that if it is so determined then subject only to clause 10.5.3 the Player shall cease to be entitled to any remuneration or benefits with effect from the expiration of the period of notice referred to in clause 10.3 and any payment made by the Club in respect thereof shall forthwith become due from the Player to the Club.

10.5                 Pending the hearing and determination of such appeal the Club may suspend the Player for up to a maximum of six weeks from the date of notice of termination and if the Board so determine such suspension shall be without pay provided that:

10.5.1              the payment due to the Player in respect of the fourteen days’ notice period under clause 10.1 is made to the Player forthwith;

10.5.2              pending the determination of the appeal an amount equal to the remuneration which would otherwise have been due to the Player but for the suspension without pay is paid to an escrow account held by the PFA as and when it would otherwise have become due for payment to the Player and following the determination of the appeal the PFA will either pay the money (including interest earned on the said account) to the Player or return it to the Club according to the appeal decision;

10.5.3              all other benefits for the Player under the provisions of clauses 6.1.3 and 6.1.4 of this contract shall be maintained and remain in force while the appeal is pending; and

10.5.4              during any such period of suspension the Club shall be under no obligation to assign to the Player any playing training or other duties and shall be entitled to exclude the Player from the Club’s premises including its ground and training ground.

10.6                 Upon any termination of this contract by the Club becoming operative the Club shall forthwith release the Player’s registration.

11.       Termination by the Player

11.1                 The Player shall be entitled to terminate this contract by fourteen days’ notice in writing to the Club if the Club:

11.1.1              shall be guilty of serious or persistent breach of the terms and conditions of this contract; or

11.1.2              fails to pay any remuneration or other payments or bonuses due to the Player or make available any benefits due to him as it or they fall due or within fourteen days thereafter and has still failed to make payment in full or make the benefits available by the expiry of the said fourteen days’ notice.

11.2                 The Club may within fourteen days of receipt of any notice of termination of this contract by the Player in accordance with clause 11.1 give written notice of appeal against such termination to the Player and to the League which shall hear such appeal in accordance with procedures applicable pursuant to the League Rules.

11.3                 If the Club exercises its right of appeal pursuant to clause 11.2 the termination of this contract shall not become operative unless and until it shall have been determined that the Player was entitled to terminate this contract pursuant to clause 11.1.

11.4                 Upon any termination of this contract by the Player becoming operative the Club shall forthwith release the Player’s registration.

12.       Grievance Procedure

In the event that the Player has any grievance in connection with his employment under this contract the grievance procedures set out in Part 2 of the Schedule 1 hereto shall be available to the Player.

13.       Representation of Player

In any disciplinary or grievance procedure the Player shall be entitled to be accompanied by or represented by his Club captain or a PFA delegate and/or any officer of the PFA.

14.       Holidays

For each Holiday Year the Player shall be entitled to take in the aggregate the equivalent of five weeks paid holiday to be taken at a time or times and for such days during the Holiday Year as shall be determined by the Club but so that (subject to the Club’s first team and any international commitments) the Club shall not unreasonably refuse to permit the Player to take three of such weeks consecutively. Holidays not taken during any Holiday Year (or subject to agreement by the Club within one month of the end of such Holiday Year) may not be carried forward into any subsequent Holiday Year.

15.       Survival

The provisions of this contract shall remain in full force and effect in respect of any act or omission of either party during the period of this contract notwithstanding the termination of this contract.

16.       Confidentiality

This contract is to be treated as being private and confidential and its contents shall not be disclosed or divulged either directly or indirectly to any person firm or company whatsoever either by the Club the Player or any Agent of the Club or the Player except:

16.1                 with the prior written agreement of both the Club and the Player; or

16.2                 as may be required by any statutory regulatory governmental or quasi governmental authorities or as otherwise required by law or pursuant to the Rules including (where appropriate) any recognised stock exchange; or

16.3                 in the case of the Player to his duly appointed Agent and professional advisers including the PFA; or

16.4                 in the case of the Club to its duly appointed Agent and its professional advisers or to such of its directors secretary servants or representatives or auditors to whom such disclosure is strictly necessary for the purposes of their duties and then only to the extent so necessary.

17.       Arbitration

Any dispute between the Club and the Player not provided for in clauses 9, 10, 11,12 and Schedule 1 hereof shall be referred to arbitration in accordance with the League Rules or (but only if mutually agreed by the Club and the Player) in accordance with the FA Rules.

18.       Specificity of Football

The parties hereto confirm and acknowledge that this contract the rights and obligations undertaken by the parties hereto and the fixed term period thereof reflect the special relationship and characteristics involved in the employment of football players and the participation by the parties in the game of football pursuant to the Rules and the parties accordingly agree that all matters of dispute in relation to the rights and obligations of the parties hereto and otherwise pursuant to the Rules including as to termination of this contract and any compensation payable in respect of termination or breach thereof shall be submitted to and the parties hereto accept the jurisdiction and all appropriate determinations of such tribunal panel or other body (including pursuant to any appeal therefrom) pursuant to the provisions of and in accordance with the procedures and practices under this contract and the Rules.

19.       Severance

19.1                 If the Player shall not make an application to an Employment Tribunal for compensation in respect of unfair dismissal or redundancy as a result of not being offered a new contract either on terms at least as favourable as under this contract or at all then the following provisions of this clause 19 shall take effect.

19.2                 If by the expiry of this contract the Club has not made to the Player an offer of re-engagement on terms at least as favourable to the Player as those applicable over the last twelve months of this contract (or the length of this contract if shorter) then subject to clauses 19.1 and 19.3 the Player shall continue to receive from his Club (as a separate payment representing compensation as more particularly referred to in the Code of Practice) a payment equal to his weekly basic wage (at the average amount of his weekly wage over the preceding 12 months of this contract or the whole of this contract if shorter) for a period of one month from the expiry of this contract or until the Player signs for another club whichever period is the shorter provided that where the Player signs for another club within that period of one month at a lower basic wage than such average then such payment shall in addition include a sum equal to the shortfall in such basic wage for the remainder of such period;

19.3                 The maximum amount payable to the Player under sub-clause 19.2 is double the maximum sum which an Employment Tribunal can award from time to time as a compensatory award for unfair dismissal.

20.       Miscellaneous

20.1                 This contract and the documents referred to herein constitute the entire agreement between the Club and the Player and supersede any and all preceding agreements between the Club and the Player.

20.2                 The further particulars of terms of employment not contained in the body of this contract which must be given to the Player in compliance with Part 1 of the Employment Rights Act 1996 are given in Schedule 2.

20.3                 This contract is signed by the parties hereto in duplicate so that for this purpose each signed agreement shall constitute an original but taken together they shall constitute one agreement.

20.4                 For the purposes of the Data Protection Act 1998 the Player consents to the Club the League PFA and FA collecting Personal Data including Sensitive Personal Data (both as defined in the said Act) about the Player. The Club’s Data Protection Policy can be found in the Club’s employee handbook.

21.       Jurisdiction and Law

This contract shall be governed by and construed in accordance with English law and the parties submit to the non exclusive jurisdiction of the English Courts.

SCHEDULE 1

Part 1

Disciplinary Procedure and Penalties

1.              Introduction

The disciplinary procedure aims to ensure that the Club behaves fairly in investigating and dealing with allegations of unacceptable conduct with a view to helping and encouraging all employees of the Club to achieve and maintain appropriate standards of conduct and performance. The Club nevertheless reserves the right to depart from the precise requirements of its disciplinary procedure where the Club considers it expedient to do so and where the Player’s resulting treatment is no less fair.

2.              Records

All cases of disciplinary action under this procedure will be recorded and placed in the Club’s records until deleted in accordance with paragraph 4.2. A copy of the Club’s disciplinary records concerning the Player will be supplied to the Player at his request.

3.              The Procedure

The following steps will be taken as appropriate in all cases of disciplinary action:

3.1       Investigation

No action will be taken before a proper investigation has been undertaken by the Club into the matter complained of. If the Club determines the same to be appropriate the Club may by written notice suspend the Player for up to fourteen days while the investigation takes place. If the Player is so suspended this contract will continue together with all the Player’s rights under it including the payment of the Player’s remuneration and benefits but during the period of suspension the Player will not be entitled to access to any of the Club’s premises except at the prior request or with the prior consent of the Club and subject to such conditions as the Club may impose. The decision to suspend the Player will be notified in writing to the Player by the Club.

3.2       Disciplinary Hearing

3.2.1              If the Club decides to hold a disciplinary hearing about the matter complained of the Player will be given full details in writing of the complaint against him and reasonable notice of the date and time of the hearing. At the hearing the Player will be given an opportunity to state his case either personally or through his representative as provided for in clause 13 of this contract.

3.2.2              Subject as provided in paragraph 3.2.3 no disciplinary penalty will be imposed without first giving the Player the opportunity to state his case to the Manager or if the Player so requests to a director of the Club and where the Club considers it appropriate or where the Player requests the same without a disciplinary hearing.

3.2.3              A disciplinary hearing may proceed in the Player’s absence and a disciplinary penalty may be imposed if he fails to appear at such hearing after having received proper notice thereof

3.3       Appeals

3.3.1              The Player shall have a right of appeal to the Board against any disciplinary decision. The Player should inform the Board in writing of his wish to appeal within fourteen days of the date of notification to him of the decision which forms the subject of such appeal. The Board will conduct an appeal hearing as soon as possible thereafter at which the Player will be given a further opportunity to state his case. The decision of the Board will be notified to the Player in writing within seven days and subject to paragraph 3.3.2 will be final and binding under this procedure.

3.3.2              In the event of any sanction being imposed or confirmed in excess of an oral warning the Player may by notice in writing served on the Club and the League within fourteen days of receipt by the Player of written notification of the decision of the Board give notice of appeal against it to the League who will determine the matter in accordance with the League Rules.

3.3.3              If the Player exercises any right of appeal as aforesaid any sanction imposed by the Club upon the Player shall not take effect until the appropriate appeal has been determined and the sanction confirmed varied or revoked as the case may be.

4.              Disciplinary Penalties

4.1       At a disciplinary hearing or on an appeal against a disciplinary decision the Club may dismiss the allegation or if it is proved to the Club’s satisfaction may:

4.1.1              give an oral warning a formal written warning or after a previous warning or warnings a final written warning to the Player;

4.1.2              impose a fine not exceeding the amount of the Player’s basic wage for a period of up to two weeks for a first offence (unless otherwise approved by the PFA in accordance with the Code of Practice) and up to four weeks for subsequent offences in any consecutive period of twelve months but only in accordance with the provisions of the Code of Practice;

4.1.3              order the Player not to attend at any of the Club’s premises for such period as the Club thinks fit not exceeding four weeks;

4.1.4              in any circumstances which would entitle the Club to dismiss the Player pursuant to any of the provisions of clause 10 of this contract dismiss the Player or impose such other disciplinary action (including suspension of the Player and/or a fine of all or part of the amount of the Player’s basic wage for a period not exceeding six weeks).

4.2                        Any warning or sanction given under this disciplinary procedure will be deleted in the Club’s records after twelve months.

Part 2

Grievance Procedures

1.              The Player shall bring any grievance informally to the notice of the Manager in the first instance. The Player may be required by the Manager to put any such grievance in writing. Having enquired into such grievance the Manager will then notify the Player of his decision.

2.              If the grievance is not determined by the Manager to the Player’s satisfaction the Player may within fourteen days thereafter serve formal notice of the grievance in writing on the secretary of the Club and the matter shall thereupon be determined by the chairman of the Club or by the Board as soon as possible and in any event within four weeks of the receipt of the notice.

SCHEDULE 2

Supplemental Provisions and Employment Rights Act 1996

The following provisions shall apply to supplement the provisions of this contract and the information as set out herein in order to comply with the requirements of Part 1 of the Employment Rights Act 1996.

1.              The Player’s employment with the Club began on

2.              The date of termination of this contract is 30 June 20

3.              No employment with a previous employer shall count as part of the Player’s continuous period of employment hereunder.

4.              The Player’s hours of work are such as the Club may from time to time reasonably require of him to carry out his duties and the Player shall not be entitled to any additional remuneration for work done outside normal working hours.

5.              The place of employment shall be at the Club’s ground and training ground but the Club shall be entitled to require the Player to play and to undertake his duties hereunder at any other place throughout the world.

6.              No contracting out certificate pursuant to the Pensions Scheme Act 1993 is in force in respect of the Player’s employment under this contract.

7.              The Professional Footballers’ Pension Scheme

7.1       Immediately on signing this contract, the Player shall:

7.1.1                     be automatically enrolled as; or

7.1.2                     or continue to be;

a member of the 2011 Section of the Professional Footballers’ Pension Scheme (the “Scheme”) and shall remain so during the continuance of his employment hereunder unless he:

7.1.3                     notifies the Scheme Administrator in writing that he wishes to opt out of the Scheme;

7.1.4                     has previously registered with HM Revenue & Customs for Fixed or Enhanced Protection; or

7.1.5                     is otherwise ineligible for membership of the Scheme in accordance with the terms of the Scheme’s definitive trust deed and rules as amended from time to time.

7.2       For as long as the Player remains a member of the 2011 Section, an annual contribution (funded by the levy on transfer fees) will be paid into the Scheme for the benefit of the Player. The annual contribution shall be £4750 or such other amount as determined by the Trustees of the Scheme from time to time.

7.3       The Player shall not be required to contribute to the 2011 Section but may elect to contribute such amount as he notifies to the Scheme Administrator in writing. Where a Player decides to contribute to the 2011 Section he can agree with his Club and the Scheme Administrator for the contribution to be made through a salary sacrifice arrangement.

7.4       Where, by virtue of previous membership of the Scheme, the Player has built up benefits under its Cash Section and/or Income Section, those benefits will be frozen and revalued until his retirement from the Scheme. The Player shall be entitled to such benefits (including death benefits) from each section of the Scheme in which he has participated on such conditions as are set out in the Scheme’s definitive trust deed and rules as amended from time to time.

7.5       The Player further agrees that the Club may disclose his name, address, gender, date of birth, National Insurance number, salary information and dates of commencement and termination of employment to the League and the trustees of the Scheme for the purposes of facilitating the administration of the Scheme.

8.              Remuneration

The Player’s remuneration shall be:

8.1       Basic Wage:

£                                         per week/per annum payable by monthly installments in arrear

from                                                     to

£                                         per week/per annum payable by monthly installments in arrear

from                                                     to

£                                         per week/per annum payable by monthly installments in arrear

from                                                     to

£                                         per week/per annum payable by monthly installments in arrear

from                                                     to

£                                         per week/per annum payable by monthly installments in arrear

from                                                     to

£                                         per week/per annum payable by monthly installments in arrear

from                                                     to

£                                         per week/per annum payable by monthly installments in arrear

from                                                     to

8.2       Such of the bonuses and incentives as the Player shall be entitled to receive under the terms of the Club’s bonus and incentive scheme as are set out below/a copy of which is annexed hereto.

8.3       Any other payments as follows:

9.              Insurances (if any) maintained for the benefit of the Player subject to the terms and conditions thereof during currency of this contract the premiums of which are paid by the Club.

Nature of Policy	Amount

10.       Benefits (if any) to be provided to the Player during the currency of this contract

11.       The Player’s normal retirement age is 35 years.

12.       The terms and conditions of this contract form part of a number of collective agreements between the Club (through the League) and the Player (through the PFA) affecting the Player’s employment and full details thereof are set out in the Code of Practice.

13.       (If applicable) The following provisions which are additional or supplemental to those set out in clause 4 have been agreed between the Club and the Player as referred to in clause 4.11.

14.       Any other provisions:

SIGNED by the Player

in the presence of:

[Witness Signature]
[Address]
Occupation

SIGNED by the Player’s parent or guardian (if the player is under 18)

in the presence of:

[Witness Signature]
[Address]
Occupation

SIGNED by [name]

for and on behalf of the
Club in the presence of:

[Witness Signature]
[Address]
Occupation

Did the Player use the sevices of an Agent	yes/no
If yes, name of Agent
Signature of Agent

Did the Club use the services of an Agent	yes/no
If yes, name of Agent
Signature of Agent

PREMIER LEAGUE	Form 27

PLAYER ETHNICITY MONITORING QUESTIONNAIRE (Rule T.23)

USE OF INFORMATION

Completion of this questionnaire is voluntary. If you provide the information it will be used as set out below and will not be used for selection or any other purposes.

The information provided on this ethnicity questionnaire will be recorded on a computer system shared by the Football Association Premier League Limited (“Premier League”) (and The Football League Limited should the Player ever compete in the Football League) against the Player’s record and will be used:

•           To help the Premier League gain insight as to who is playing the game at this level

•                                to help ensure compliance with the Premier League’s Inclusion and Anti-Discrimination Policy (a copy of which is in Appendix 2 of the Premier League’s Rules)

•           to compile aggregate statistics and reports

•       on a club by club basis which we may wish to share with the relevant club only and The Football Association Limited.

•       on a league basis which we may wish to publish for public interest and to share with other bodies that have a legitimate interest in equal opportunities such as the Professional Footballers Association and the Equality and Human Rights Commission.

What is your ethnic group?

(Choose ONE section from A to E, then tick the appropriate box to indicate the ethnicity that you identify with from the list below)

A White	B Mixed
☐ British	☐ White and Black Caribbean
☐ English	☐ White and Black African
☐ Scottish	☐ White and Asian
☐ Welsh	☐ Any other Mixed Background,
☐ Irish	please write in
☐ Gypsy or Irish Traveller
☐ Any other White Background,
please write in	D Black or Black British
☐ Caribbean
☐ British-Caribbean
C Asian or Asian British	☐ African
☐ Indian	☐ British-African
☐ British-Indian	☐ Any other Black background,
☐ Pakistani	please write in
☐ British-Pakistani
☐ Bangladeshi
☐ British-Bangladeshi	F Undeclared
☐ Chinese	☐ Prefer not to disclose
☐ British-Chinese	my ethnic origin
☐ Any other Asian background,
please write in	Name of Player

	Signed	Date
E Other Background	(Parent / Guardian to sign if Player is a minor)
☐ Arab
☐ Other
☐ Prefer not to say

PREMIER LEAGUE	Form 28

AMATEUR REGISTRATION FORM (Rule U.15)

Player’s Particulars
Surname	Other name(s)
Address
Post Code
Date of birth	Nationality*

Application to Register

We hereby apply for the above-named Player to be registered as an Amateur Player for                                        Football Club.

Signed
Authorised Signatory

Date

Endorsement by Player

I consent to the above application and consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to The Football Association Premier League Limited holding and processing the above “personal data” and “sensitive personal data” for the purpose of discharging its functions as a regulatory and governing body of football. I certify that the above particulars are correct. I agree to be bound by the Rules of the Premier League. [Having been registered as a Contract Player, I confirm that at least 30 days has elapsed since my contract registration terminated.**]

Signed

Date

*               if the player last played for a club affiliated to a national association other than the Football Association, this Form must be accompanied by written confirmation from the Football Association that an international registration transfer certificate has been issued in respect of the player.

**   delete words in brackets if inapplicable

Secretary’s Certificate

I hereby certify that I have this day registered [name of Player]

as an Amateur Player whose registration is held by                                                                                          Football Club

Signed
Secretary, the Premier League

Date

PREMIER LEAGUE	Form 29

TRANSFER AGREEMENT (Rule V.11.1)

The Parties

(1)	Football Club (the Transferor Club)
(2)	Football Club (the Transferee Club)

The Player

The full name of the Contract Player whose registration is hereby transferred by the Transferor Club to the Transferee Club is

The Compensation Fee

The amount of the Compensation Fee payable by the Transferee Club to the Transferor Club is £                 together with Value Added Tax amounting to £                 to be paid as follows:

Contingent Sums

Particulars of any Contingent Sums payable by the Transferee Club to the Transferor Club are as follows:

Any other terms

Agents

The particulars appear below of any Agent engaged in this transaction by

(1) the Player

(2) the Transferor Club

(3) the Transferee Club

Authorised Signatory	Authorised Signatory
on behalf of the	on behalf of the
Transferor Club	Transferee Club

Position	Position

Date	Date

PREMIER LEAGUE	Form 30

OFFER OF NEW CONTRACT (Rule V.17.2)

To:                            [name and address of Out of Contract Player]

Copy to:	The Secretary
The Premier League

Under the provisions of Rule V.17.2 of the Rules of the Premier League

Football Club hereby offers you a new contract to commence on the 1st July                           in the following terms:

This offer remains open and capable of acceptance for a period of one month within which time you may either accept it and enter into a new contract in the terms offered or decline it in writing. If you consider that the terms offered are less favourable than those in your current contract you may give notice to that effect in Form 31.

Signed

Position

Date

PREMIER LEAGUE	Form 31

APPLICATION FOR FREE TRANSFER (Rule V.20)

To:	[name of Club]	Football Club

And to:	The Secretary
The Premier League

I acknowledge having received your offer of a new contract in Form 30 dated

I consider that the terms offered are less favourable than those in my current contract dated hereby give notice to that effect and apply for a free transfer.

Signed

Position

Date

PREMIER LEAGUE	Form 32

CONTINGENT SUM NOTIFICATION (Rule V.36.2)

To :	[name of Transferor Club]	Football Club

Copy to:	The Secretary
The Premier League

A Contingent Sum became payable to you on [date]                            by virtue of the Transfer Agreement between us relating to [name of Contract Player]

The contingent event resulting in the Contingent Sum becoming payable was and the Contingent Sum which will be paid into the Compensation Fee Account within 7 days of it becoming due amounts to £

Signed on behalf of the Transferee Club

Position

Date

PREMIER LEAGUE	Form 33

FIXED PENALTY NOTICE (Rule W.4)

To:	Date:

You are in breach of Rule                              in that on [date]                              you [description of breach, indicating in appropriate cases whether it is a first, second or third breach of that Rule]

You are required within 14 days of the date of this notice to pay a fixed penalty of £                     Alternatively, you are entitled within that period to appeal under the provisions of Rule W.61.1. If you appeal and your appeal is dismissed the fixed penalty becomes payable forthwith.

Failure to pay the fixed penalty as required by this notice or forthwith upon any appeal being dismissed will constitute a breach of the Rules of the League in respect of which you will be liable to be dealt with under the provisions of Section W.

Signed
Secretary, for and on behalf of the Board

PREMIER LEAGUE	Form 34

SUMMARY JURISDICTION NOTICE (Rule W.9)

To:	Date:

You are in breach of Rule                                                  in that on [date]

you [description of breach]

The Board intends to exercise its summary jurisdiction and to impose on you a fine of £                                You are required within 14 days of the date of this notice to either:

(1)         submit to the Board’s jurisdiction and pay the fine imposed; or

(2)         elect to be dealt with by a Commission.

Any such election should be in writing addressed to me at the League Office.

Failure to comply with this requirement within the time limited will constitute a breach of the Rules of the League in respect of which you will be liable to be dealt with under the provisions of Section W.

Signed
Secretary, for and on behalf of the Board

PREMIER LEAGUE	Form 35

COMPLAINT (Rule W.25)

To:	Date:

The Board’s complaint is that you are in breach of Rule                                                     in that on [date]

you [description of breach]

A summary of the facts alleged is as follows:

*Annexed hereto are copies of the following documents upon which the Board relies:

In accordance with Rule W.29, within 14 days of receipt of this complaint you are required to send to me by recorded delivery post a written answer in Form 36.

Signed
Secretary, for and on behalf of the Board

* delete if inapplicable

PREMIER LEAGUE	Form 36

ANSWER (Rule W.29)

To:	The Secretary	Date:
The Premier League

I/We* acknowledge having received the complaint dated

The complaint is admitted/denied*. I/We* request that the complaint be determined by written representations.*

*[If the complaint is admitted] I/We* ask the Commission to take into account the following mitigation:

§

*[If the complaint is denied and is to be determined at a hearing] My/Our* reasons for denying the complaint are:

§

*[If the complaint is denied and is to be determined by written representations] My/Our* representations are as follows:

§

Annexed hereto are copies of the following documents upon which I/We* rely:

§

I consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to The Football Association Premier League Limited holding and processing any or all “personal data” and “sensitive personal data” contained above and/or annexed to this Form 36 for the purpose of discharging its functions as a regulatory and governing body of football.**

Signed

Position
[for and on behalf of*] the Respondent

*  delete as appropriate

§  continue on separate sheet if necessary

** delete where Respondent is not an individual

PREMIER LEAGUE	Form 37

APPEAL AGAINST FIXED PENALTY (Rule W.65)

To:	The Secretary	Date:
The Premier League

I/We* hereby appeal against the fixed penalty imposed by the notice in Form 33 dated

My/our* appeal is

* against the decision of the Board to impose the fixed penalty.

* against the amount of the fixed penalty.

* against the decision of the Board to impose the fixed penalty and its amount.

The grounds of my/our* appeal are:

§

A deposit of £1,000 is enclosed.

I consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to The Football Association Premier League Limited  holding and processing any and all “personal data” and “sensitive personal data” contained above and/or annexed to this Form 37 for the purpose of discharging its functions as a regulatory and governing body of football.**

Signed#

Position
[for and on behalf of*] the Respondent

*  delete as appropriate

§  continue on separate sheet if necessary

** delete where Respondent is not an individual

#  state position if signed on behalf of a Club

PREMIER LEAGUE	Form 38

APPEAL AGAINST COMMISSION DECISION (Rule W.66)

To:	The Secretary	Date:
The Premier League

I/We* hereby appeal against the decision of the Commission before which I/We* appeared dated

My/our* appeal is

* against the decision of the Commission

* against the amount of the penalty

* against the decision of the Commission and the penalty.

* against the amount of compensation ordered by the Commission

The grounds of My/our* appeal are:

                                                                                                                                                                                   §

*I/We intend to apply at the appeal hearing for leave to adduce the following fresh evidence

                                                                                                                                                                                   §

The reasons for such application are

                                                                                                                                                                                   §

A deposit of £1,000 is enclosed.

I consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to The Football Association Premier League Limited  holding and processing any and all “personal data” and “sensitive personal data” contained above and/or annexed to this Form 38 for the purpose of discharging its functions as a regulatory and governing body of football.**

Signed#

*            delete whichever are inapplicable

§            continue on separate sheet if necessary

**     delete where Respondent is not an individual

#            state position if signed on behalf of a Club

PREMIER LEAGUE	Form 39

REQUEST FOR ARBITRATION (Rules X.8 or Y.3)

To:	From:

A dispute has arisen between us concerning (brief description of matters in dispute)

I/We wish to have the dispute settled by arbitration in accordance with the provisions of Section [   ]§ of the Rules of the Premier League and you are hereby required to appoint an arbitrator pursuant thereto. *I consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to The Football Association Premier League Limited holding and processing any and all “personal data” and “sensitive personal data” contained above and/or annexed to this Form 39 for the purpose of discharging its functions as a regulatory and governing body of football.

Signed

Position**

Date

§            insert “Y” if the arbitration is to be determined by the Managers’ Arbitration Tribunal; insert “X” in any other case.

*            delete if request for arbitration is made on behalf of a company

**     to be completed if the Form is signed on behalf of the League or a Club.

Copy to:	The Secretary
The Premier League

PREMIER LEAGUE	Form 40

APPOINTMENT OF ARBITRATOR (Rules X.10 or Y.6)

To:	The Secretary	From:
The Premier League

Pursuant to the request for arbitration made by                                                    and dated                                          , I/we hereby appoint (name of appointee)                                                 as an arbitrator in the arbitration requested.

Signed

Position*

Date

Copy to:	(the other party)

* to be completed if the Form is signed on behalf of the League or a Club.

PREMIER LEAGUE	Form 41

APPOINTMENT OF SINGLE ARBITRATOR  (Rule X.15.1)

To:	The Secretary
The Premier League

Pursuant to the request for arbitration made by                                        and dated                               we, the parties to the arbitration, hereby jointly appoint (name of appointee)                                                      as the single arbitrator in the arbitration requested.

Signed	Signed

On behalf of	On behalf of

Position*	Position*

Date	Date

* to be completed if the Form is signed on behalf of the League or a Club.

PREMIER LEAGUE	Form 42

NOTICE OF PRELIMINARY MEETING (Rules X.20 or Y.13)

To:	From:

You are hereby required to attend a preliminary meeting at (place)                                         on (date)                           at (time)                                                          when the tribunal will give directions for the conduct of the arbitration to which each of you is a party.

Signed
Chairman

Date

YOUTH

DEVELOPMENT

RULES

YOUTH DEVELOPMENT RULES

GENERAL

Note: throughout this document binding Premier League Rules are shaded in light blue. Guidance and other notes are also included for the assistance of Clubs. Such guidance and notes do not, however, form part of the Rules.

Definitions

Rule 1 sets out definitions used in the Youth Development Rules. All other capitalised terms used in this section of the Rules are defined in Premier League Rule A.1.

1.                                                         In this Section of the Rules the following terms shall have the following meanings:

1.1.                                               “Academy” means an establishment for the coaching and education of Academy Players operated by a Club in accordance with the requirements of this Section of the Rules and licensed by the PGB pursuant to Rule 18.

1.2.                                               “Academy Doctor” means the Official referred to in Rule 103.

1.3.                                               “Academy Financial Information” means a budget for the following season, together with a comparison of the budgeted and actual figures for the previous season, all of which information shall be set out in the format to be prescribed by the League.

1.4.                                               “Academy Management Team” has the meaning set out in Rule 57.

1.5.                                               “Academy Manager” means the person responsible for the strategic leadership and operation of a Club’s Academy, whose role and responsibilities are more particularly defined at Rules 59 to 65.

1.6.                                               “Academy Performance Plan” means a document which sets out:

(a)              the goals, strategy and measurable short-term and long-term performance targets for all aspects of the work of the Club’s Academy, such strategy and performance targets to be consistent with the Club’s Vision Statement, Coaching Philosophy and Playing Philosophy; and

(b)              without prejudice to the generality of paragraph a), how the Academy will deliver and integrate its Coaching, Education, Games and Sports Science and Medicine Programmes.

1.7.                                               “Academy Player” means a male player (other than an Amateur Player, Non-Contract Player (in the Football League) or a Trialist) who is in an age group between Under 9 to Under 21 and who is registered for and who is coached by or plays football for or at a Club which operates an Academy pursuant to these Rules, save for any player who:

(a)              the Board is satisfied has developed technical, tactical, physical, psychological and social skills of such a level that he would not benefit from continued coaching in the Academy or participating or continuing to participate in its Games Programme; and

(b)              has entered into a written contract of employment in Form 26 with that Club.

Guidance

It is emphasised that Academy Players aged 17 or older may no longer be classified as such only where the Board approves an application by the Club in the light of all the circumstances relevant to the particular Academy Player and on such terms as the Board considers appropriate.

The duties of a Club in relation to the provision of an Education Programme, Safeguarding and Welfare, Social Development and Lifestyle Management continue.

Clubs’ attention is drawn to Rule 78 which requires Clubs to develop and implement a procedure to enable the transition of Academy Players to the senior squad, and also to Rule 118.1 which provides that each Academy Player has access to coaching tailored to his individual needs. Any decision by a Club to cease treating an Academy Player as such where it is not reasonable to do so in the light of his overall development and skill level may be treated at being a breach of this Rule.

1.8.                                               “Academy Secretary” means the Official referred to in Rule 66

1.9.                                               “Academy Staff” means those Officials of a Club employed or otherwise engaged to work in the Club’s Academy.

Guidance

The term “employ” is used in the Rules with reference to Academy Staff, but it is accepted that the relationship need not necessarily be one of employment. For example, a Club may enter into a contract for services with Part Time youth coaches whereby no employment relationship will arise. Any references to “employ” or “employment” in this section of the Rules shall be interpreted accordingly.

1.10.                                        “Artificial Surface” means a playing surface which in the reasonable opinion of the League meets the requirements of the FIFA Quality Concept for Football Turf and:

(a)              any new outdoor Artificial Surface pitch installed by a Club which operates or applies to operate a Category 1 Academy must achieve the FIFA recommended 2 star rating under the FIFA Quality Concept for Football Turf; and

(b)              any new indoor Artificial Surface pitch installed by a Club which operates or applies to operate a Category 1 Academy must achieve the FIFA recommended 2 star rating under the FIFA Quality Concept for Football Turf.

Guidance

To achieve and maintain the FIFA 2 star rating under the FIFA Quality Concept for Football Turf, the Artificial Surface pitch needs to be certified on an annual basis by a FIFA accredited agent.

Existing Artificial Surface pitches have a natural life span. Accordingly, as they reach the end of their natural life span, they should be replaced with pitches that achieve the necessary star rating under the FIFA Quality Concept for Football Turf.

1.11.                                        “Audit Tool” means the online application maintained by the League and approved by the PGB for the purpose of undertaking (in particular by the ISO) the evaluation and audit of Academies by the assessment of:

(a)              the extent to which a Club meets the criteria for Academies set out in these Rules;

(b)              the extent to and manner in which a Club meets or exceeds the recommended best practice criteria which are set out in the Audit Tool; and

(c)               its Productivity Profile.

1.12.             “Authorised Games” means:

(a)              international matches arranged by a national association including preparation and trials therefor; or

(b)              matches in which the Academy Player plays for the Club holding his registration:

(i)                  in its first teams; or

(ii)               which are comprised in a Games Programme; or

(iii)            which are comprised in Festivals or Tournaments, participation in which is limited to Academy teams or which are sanctioned by the Football Association or by a foreign national association; or

(c)               friendly matches organised by the Club holding the Academy Player’s registration and played at an Academy, participation in which is limited to Academy Players registered at an Academy or Trialists but excluding matches between two teams consisting of one Club’s Academy Players; or

(d)              friendly matches against any opposition played outside the season dates set out in the Games Programme Schedule in which the Academy Player plays for the Club holding his registration; or

(e)               matches organised by the English Schools Football Association or Independent Schools Football

(f)                trial matches for other Clubs or Football League clubs in which the Academy Player plays with the prior written permission of the Club holding his registration; or

(g)               any other match authorised by the Board.

1.13.                                        “Basic First Aid for Sport Qualification” means the qualification of that name issued by or on behalf of the Football Association.

Guidance

The Basic First Aid for Sport Qualification (“BFAS”) is a course which has been developed and delivered by the FA since Season 2012/13.

The BFAS will need to be renewed every three years (it is hoped as part of the renewal of the main Academy coaching qualifications).

1.14.                                        “Category” means one of the 4 categories into which each Academy shall be assigned in accordance with the criteria and procedures set out in this section of the Rules, and “Category 1”, “Category 2”, “Category 3” and “Category 4” shall be construed accordingly.

1.15.                                        “Charter for Academy Players and Parents” means the information to be provided by the League to the Parent of each Academy Player upon each occasion of his registration for a Club and which will contain:

(a)              information about the consequences of the Academy Player becoming registered with a Club;

(b)              a summary of the Club’s obligations to the Academy Player, and the Academy Player’s obligations to the Club.

1.16.                                        “Chief Executive” means the Official referred to in Rule J.1.1.

1.17.                                        “Club Board” means those Directors of the Club whose particulars are registered under section 162 of the Act.

1.18.                                        “Coach Competency Framework” means a document which sets out the key competencies and behaviours which the Club expects its Academy coaches to possess and demonstrate.

1.19.                                        “Coaching Philosophy” means a written statement which sets out in detail (including by describing the content of individual coaching sessions for each Academy Player) the means by which the Club will coach its Academy Players in each age group so that they have the best opportunity to develop the technical, tactical, physical, psychological and social skills that the Club wishes players in each position on the pitch to acquire, as set out in the Club’s Playing Philosophy.

1.20.                                        “Coaching Curriculum” means a Club’s coaching curriculum which must be set out in writing and include:

(a)              the technical, tactical, physical, psychological and social skills that the Club wishes its Academy Players to develop;

(b)              the appropriate means of coaching Academy Players in order that they develop those skills (having due regard to their age); and

(c)     specific coaching curricula for each Development Phase.

1.21.                                        “Continued Professional Development” means ongoing training for Academy Staff, relevant to their discipline, of such quality, content and frequency as is necessary to ensure that each member of Academy Staff has the necessary knowledge and expertise in order to fulfil his role.

1.22.                                        “Core Coaching Time” means between 8.30am and 5.30pm on Mondays to Fridays, save that in the Foundation Phase and Youth Development Phase it also includes between 9am and 5pm on Saturdays.

1.23                                           “Core Condition” means each of the individual Rules referred to below:

Rule Number	Description

29	Academy Performance Plan in place

59-65	Academy Manager* (QUALIFICATIONS AND CONTRACT) *The Academy Manager Role can still be combined with the Head of Academy Coaching role as long as there is a Full Time Operations Manager.

68-69

Head of Academy Coaching*
(QUALIFICATIONS AND CONTRACT)
*The Academy Manager role can still be combined with the Head of Academy Coaching role as long as there is an additional Full Time Academy Operations Manager.

66	Academy Secretary (CONTRACT)

108	Head of Education (QUALIFICATIONS AND CONTRACT)

87-93	Head of Sports Science and Medicine (QUALIFICATIONS AND CONTRACT)

109	Head of Recruitment (QUALIFICATIONS AND CONTRACT)

76-77 / 79-86	Senior Professional Development Coach (QUALIFICATIONS AND CONTRACT)

70-72 / 79-86	Coach 1 Foundation Phase (Lead Phase Coach): (QUALIFICATIONS AND CONTRACT)

70-72 / 79-86	Coach 2 Foundation Phase (QUALIFICATIONS AND CONTRACT)

70-72 / 79-86	Coach 1 Youth Development Phase (Lead Phase Coach):
(QUALIFICATIONS AND CONTRACT)

70-72 / 79-86	Coach 2 Youth Development Phase
(QUALIFICATIONS AND CONTRACT)

70-72 / 79-86	Coach 1 Professional Development Phase
(QUALIFICATIONS AND CONTRACT)

70-72 / 79-86	Coach 2 Professional Development Phase
(QUALIFICATIONS AND CONTRACT)

73-75 / 79-86	Coach 2 Professional Development Phase
(QUALIFICATIONS AND CONTRACT)

73-75 / 79-86	Goalkeeping Coach(es): (QUALIFICATIONS AND CONTRACT)

185	Academy Safeguarding Officer (CONTRACT)

94-96	Lead Sports Scientist (QUALIFICATIONS AND CONTRACT)

97-98	Lead Strength and Conditioning Coach
(QUALIFICATIONS AND CONTRACT)

103	Medical

99	Senior Academy Physiotherapist
(QUALIFICATIONS AND CONTRACT)

100-102	Registered Physiotherapist member of the Health and Care Professions Council and Sports Therapists
(QUALIFICATIONS AND CONTRACT)

104-105	Performance Analyst 1 (CONTRACT)

104-105	Performance Analyst 2 (CONTRACT)

179-183	Education Programme in place for Full Time Training Model (FTTM) and Hybrid Training Model (HTM); includes monitoring academic progression

308	Grass pitches Note: The ISO will also report on the number and condition of grass pitches for this to be assessed in terms of the adequacy of available grass pitches and demand.

313	Floodlit outdoor Artificial Surface pitch site at the Academy

308	Designated Goalkeepers (Grass) Training Area

314	Indoor Artificial Surface pitch

315	Changing Rooms

315	Washing and toilet facilities

316	Team meeting room on site (20 people)

317	Guest / Parents’ Lounge (50 people)

318	Match Analysis Suite to hold 20 people (fully equipped)

320	Academy Administration Office space and facilities

320	Private meeting room on site

322	Classrooms for 20 people (min. 20 computers)

54	Each member of Academy Staff has an employment contract or a statement of terms of employment or in the case of a non-employee, a contract for services

Other	The ISO will be asked to confirm also that the following are being addressed:
- Health and Safety audit result at the current acceptable standard of a score at least 85%
- Safeguarding provisions: compliance with Rule S

1.24.                                        “Development Phase” means an individualised plan, developed and implemented in accordance with these Rules, for the professional development of an Academy coach.

Guidance

See further Rules 83 to 86.

1.25.                                        “Development Centre” means an establishment operated by a Club in England or Wales for the coaching of Children which is not an Academy and includes any such establishment by whatever name or title it is known.

1.26.                                        “Development Phase” means the Foundation Phase, the Youth Development Phase or the Professional Development Phase as the context requires, and “Development Phases” means all of the former.

1.27.                                        “Education Advisory Group” means the group consisting of two persons appointed by the League, two appointed by the Football League, and an independent chair.

1.28.                                        “Education Ombudsman” means an expert appointed by the League to undertake, amongst other things, the verification of Clubs’ Hybrid and Full Time Training Models to ensure that they comply with these Rules, and to advise the Education Advisory Group and PGB thereon. An Education Ombudsman shall either be an experienced educational practitioner or a coach who has extensive experience in youth development.

1.29.                                        “Education Programme” has the meaning set out in Rule 179

1.30.                                        “Elite Player Performance Plan” means the document of that name dated May 2011 and presented to the General Meeting held on Thursday 2 June 2011.

1.31.                                        “Emergency Action Plan” means a plan detailing the medical facilities and personnel who shall be available at each Club’s home matches in the Games Programmes, and the contingency plan for how any medical emergencies at such matches shall be dealt with.

1.32.                                        “FA Advanced Youth Award” means the advanced qualification for Academy coaches to be developed and awarded by the Football Association.

Guidance

The FA Advanced Youth Award contains a specialist element relevant to each Development Phase. Coaches will be required to hold the specialism relevant to the age group that they coach.

1.33.                                        “FA Youth Award” means the non-age specific qualification for Academy coaches awarded by the Football Association.

1.34.                                        “Festival” means an event, which may be spread over more than one day, at which teams from three or more Clubs (or clubs) play a series of matches in an environment in which the matches are competitive but the results are not given any particular significance.

1.35.                                        “Foundation Phase” means the Under 9 to Under 11 age groups inclusive.

1.36.                                        “Foundation Phase Games Programme” means the games programmes organised by the League and the Football League for teams in each of the Under 9 to Under 11 age groups as set out in Rules 136 to 140.

1.37.                                        “Full Time” means, when applied to a role specified under these Rules, one where the working hours are at least 35 hours per week (subject to such additional hours as the Club may require). A Full Time role may be fulfilled by more than one Official (e.g. on a job-share basis) provided that the minimum hours stated above are undertaken.

Guidance

A Club will not be penalised should a member of its Academy Staff fulfilling one of the roles required by these Rules to be Full Time if working slightly less than 35 hours per week provided that the required outputs of that role are being satisfactorily delivered. See further, by way of comparison, Rule 52 and the guidance thereunder.

1.38.                                        “Full Time Education” means the education provided for registered pupils at primary or secondary schools or full-time equivalent students at colleges of further education.

1.39.                                        “Full Time Training Model” means:

1.39.1              in the Professional Development Phase a programme of coaching and education whereby the Academy Player’s academic education shall be scheduled to enable four hours of coaching per day (which may be split into two sessions of two hours each) to take place within the Core Coaching Time; and

1.39.2              in the Youth Development Phase, a programme which complies with the following:

(a)              The Academy Player shall receive within the Core Coaching Time a minimum of twenty hours of education.

(b)              The Academy Player shall receive a significant amount of coaching within the Core Coaching Time. The exact amount of such coaching to take place within the Core Coaching Time is to be determined by the Club for each individual Academy Player. The Club shall demonstrate the amount of coaching is significantly more than the amount of coaching in the Core Coaching Time which the Club gives to its Academy Players engaged on the Hybrid Training Model. Full details must be set out in the Academy Player’s individual coaching plan referred to in Rule 118.

(c)               No single coaching session shall endure for more than 90 minutes, and if there are two or more coaching sessions on a single day, there shall be a period of rest between each session sufficient to ensure that the Academy Player is fully rested, and of at least 90 minutes’ duration, unless the Academy Player’s individual coaching plan recognises that he may have shorter rest periods.

(d)              The Club’s delivery of the Full Time Training Model must comply with these Rules.

1.40.                                        “Futsal” means the variant of association football that is played in accordance with the Futsal Laws of the Game as published from time to time by FIFA (with any such variation thereto as the League may from time to time determine), the current such Laws being available at:

http://www.fifa.com/mm/document/affederation/generic/51/44/50/ futsallawsofthegameen.pdf

1.41.                                        “Games Programme” means the Foundation Phase Games Programme, the Youth Development Phase Games Programme, or the Professional Development Phase Games Programme.

1.42.                                        “Games Programme Schedule” means the period during which matches in the Games Programmes shall take place. The League will by no later than 31 January in each year publish the Games Programme Schedule for the following Season.

Guidance

The Games Programme Schedule incorporates two periods of “downtime” for matches in the Foundation Phase and Youth Development Phase Games Programmes. The first such period generally encompasses the last two weeks of July and the first two weeks of August, and the second encompasses two weeks over Christmas. The exact dates for each Season’s period of downtime will be set out in the Games Programme Schedule when it is published by the League in the preceding Season. A provisional date of 31 January in each Season has been set for the publication of the Games Programme Schedule (although it may be subject to amendment thereafter but before the start of the following Season to accommodate, for example, newly-classified or re-classified Academies).

The League will conduct at least two consultation meetings with Clubs per season to consider the Games Programme Schedule for the following season. The first of these will take place in the autumn, and the second in the early new year.

1.43.                                        “Head of Academy Coaching” means the Official referred to in Rule 68.

1.44.                                        “Head of Education” means the Official referred to in Rule 108.

1.45.                                        “Head of Recruitment” means the Official referred to in Rule 109.

1.46                                           “Hybrid Training Model” means a programme of coaching and education whereby the coaching of an Academy Player primarily takes place outside the Core Coaching Time save that, subject to the provisions of these Rules, he may be released from attendance at school during the School Day for a maximum of half a day a week (if he is in the Foundation Phase) or two days a week (if he is in the Youth Development Phase).

Guidance

Clubs’ attention is drawn to Rule 197.2, pursuant to which they must provide all necessary additional educational support so that the Academy Player’s education is not prejudiced as a result of being released from school to undertake coaching during the Core Coaching Time.

1.47.                                        “Individual Learning Plan” means an individual plan for each Academy Player setting out measurable objectives for the development that he needs to undertake and the means by which he will obtain those objectives.

1.48.                                        “Intermediate First Aid for Sport Qualification” means the qualification of that name issued by or on behalf of the Football Association.

1.49.                                        “ISO” means the independent standards organisation to be appointed from time to time by the PGB for the purposes of undertaking the ISO Audits.

1.50.                                        “ISO Audit” has the meaning set out in Rule 14.

1.51.                                        “Lifestyle Management Skills” means the personal and social skills and knowledge which it is considered desirable for Academy Players to develop, and training in Lifestyle Management Skills shall include (without limitation) training or coaching in the following:

(a)              dealing with the media;

(b)              use of social media;

(c)               anti-doping;

(d)              financial management;

(e)               equality and diversity;

(f)                wellbeing i.e. mental health and nutrition; and

(g)               further education and careers advice.

1.52.                                        “Multi-disciplinary Review” means a review of all aspects of a Academy Player’s football, athletic and educational performance and development and which shall include:

(a)              reports from all relevant Academy Staff (including from the coaching, education and sports science and medicine disciplines);

(b)              for Academy Players on the Full Time Training Model or the Hybrid Training Model, reports and educational data from the Academy Player’s school (and where the League requests, all Academy Players on the Part Time Training Model);

(c)               self-assessment by the Academy Player; and

(d)              short, medium and long-term targets for the Academy Player’s football, athletic and educational performance and development.

1.53.                                        “Part Time” means, when applied to a role specified under these Rules, one where the working hours are less than 35 hours per week. A Part Time role may be fulfilled by two or more Officials (e.g. on a job-share basis).

1.54.                                        “Part Time Training Model” means a coaching curriculum whereby the coaching of an Academy Player does not require him to miss any part of the School Day.

1.55.                                        “Performance Analysis” means the analysis of the physiological, technical and tactical performance of each individual Player and, in a game, of the team as a whole. Performance Analysis shall be undertaken by means of such video and/or IT technology as the League shall from time to time determine.

1.56.                                        “Performance Analysts” means the Officials referred to in Rules 104 and 105.

1.57.                                        “Performance Clock” means the application utilised for recording, measuring, monitoring and evidencing all aspects of an Academy Player’s progression, development and education in accordance with the format and procedures to be set by the League.

Guidance

The Education Management System has been developed as a new function contained within the Performance Clock. It must be used for assisting the management of Academy Players’ educational attainment data, and reference to the Performance Clock in these Rules, particularly in the context of education, should be read accordingly.

1.58.                                        “Performance Management Application” means the online support service to be developed and maintained by the League and utilised by each Club for the purposes of assisting the management of the Academy and recording and analysing data. Such data shall include (without limitation):

(a)              each Academy Player’s Performance Clock;

(b)              key data on Academy Staff such as records of qualification and Continued Professional Development;

(c)               such information as the League may from time to time require for the purposes of national or Category-wide benchmarking; and

(d)              data received from the Football Association in respect of an Academy Player who plays for, or who is coached by the Football Association with a view to playing for, an England representative side.

1.59.                                        “PGB” means the Professional Game Board of the Football Association.

1.60.                                        “Playing Philosophy” means a written statement which sets out:

(a)              the principles, values, playing style and tactical approach of all of the Club’s teams (including its first team); and

(b)              profiles detailing, for each age group and the first team, the Club’s desired technical, tactical, physical, psychological and social skills of players in each position on the pitch.

1.61.                                        “Productivity Methodology” means the methodology developed by the League for analysing the registration and playing history of Players and, as a consequence thereof, for producing each Club’s Productivity Profile.

1.62.                                        “Productivity Profile” means an analysis, produced by the League using the Productivity Methodology, of each Club’s track record in developing Academy Players, that is to say:

(a)              the extent to which Academy Players coached by or at its Academy have progressed to become established professional Players; and accordingly;

(b)              the extent to which the Club is successful in contributing to the development of established professional Players.

1.63.                                        “Professional Development Leagues” means the leagues of that name managed, organised and controlled by the League (in the case of Clubs operating Category 1 and Category 2 Academies) or by the Football League (in the case of Clubs operating Category 3 and Category 4 Academies) and “Professional Development League 1”, “Professional Development League 2” and “Professional Development League 3” shall be construed accordingly.

1.64.                                        “Professional Development Phase” means the Under 17 to Under 21 age groups inclusive.

1.65.                                        “Professional Development Phase Games Programme” means the games programmes organised by the League and Football League for teams in the Professional Development Phase as set out in Rules 156 to 162.

1.66.                                        “Qualified Teacher Status” means the accreditation which an individual must obtain in order to teach in state-maintained schools in England and Wales.

1.67.                                        “Scholarship Agreement” means an agreement made between a Club and an Academy Player in PLYD Form 1.

1.68.                                        “School Day” means the times when the pupils of a school are required to attend that school as determined by its governors.

1.69.                                        “Scout” means any person employed or engaged by a Club (whether on a Full Time or Part Time basis and whether or not he is remunerated in any way for his services) whose duties include identifying to his Club players whose registration as Academy Players the Club may wish to secure.

1.70.                                        “Scout Identification Card” means a formal means of identification to be issued by the League to each registered Scout which shall include:

(a)              the name of the Club which employs the Scout; and

(b)              a photograph of the Scout.

1.71.                                        “Senior Academy Physiotherapist” means the Official referred to in Rule 99.

1.72.                                        “Senior Professional Development Coach” means the Official referred to in Rule 76.

1.73.                                        “Sports Science and Medicine Programme” means an integrated, interdisciplinary programme for the provision of sports science and medical, services and analysis as more particularly described in Rules 213 to 223.

1.74.                                        “Sports Therapist” means a person who holds at least an undergraduate degree in sports therapy.

1.75.                                        “Technical Board” has the meaning set out in Rules 34 to 36.

1.76.                                        “Tournament” means a grouping of competitive matches between three or more clubs whose results are given significance (e.g. there may be a winner of the Tournament) and which are typically played together at one venue and over a short period of time (e.g. one day or a few days).

1.77.                                        “Training Camp” means an event for the Academy Players of one Club and which lasts for one or more days and at which a variety of coaching and other on-pitch and off-pitch activities takes place.

1.78.                                        “Training Model” means the Full Time Training Model, the Hybrid Training Model or the Part Time Training Model.

1.79.                                        “Trialist” means a player playing in age groups Under 9 to Under 21 who is attending an Academy on trial under the provisions of Rules 243 or 244.

1.80.                                        “Vision Statement” means a written statement of the Club’s desired culture, values, ambitions and strategic aims, and the behaviours and activities which the Club has adopted and will adopt (including within its Academy) in order to achieve the same.

1.81.                                        “Youth Development Phase” means the Under 12 to Under 16 age groups inclusive.

1.82.                                        “Youth Development Phase Games Programme” means the games programmes organised by the League and Football League for teams in each of the Under 12 to Under 16 age groups, full details of which are set out in Rules 141 to 155.

2.                                                         For the purposes of this section of these Rules:

2.1.                  Academy Players shall be placed in one of 13 age groups commencing with age group Under 9 and ending with age group Under 21; and

2.2.                  the age group into which each Academy Player shall be placed shall be determined by his age on 31 August in the year in question, save in the case of players in the Under 21 age group, who must be under the age of 21 as at 1 January in the year in which the Season concerned commences (i.e. for Season 2015/16 born on or after 1 January 1994).

General

3.                                                         If a Club engages in the training and development of young players then it must:

3.1.                  obtain a licence to operate an Academy; and

3.2.                  operate its Academy in accordance with this section of the Rules.

4.                                                         The maximum term of a licence to operate an Academy shall be three years, unless revoked earlier in accordance with these Rules or extended by the PGB at its sole discretion.

5.                                                         There shall be four Categories of Academy.

Applications to Operate Academies

6.                                                         Each Club which operates or applies to operate an Academy shall give the League and the ISO access to such facilities, personnel, documents and records as they reasonably require in order to undertake their responsibilities under these Rules.

7.                                                         A Club which wishes to operate (or continue to operate) a Category 1 Academy with effect from 1 July 2016 must:

7.1.                  have submitted to the PGB by 1 May 2015 a written application to do so, signed on behalf of the Club by an Authorised Signatory;

7.2.                  submit to the League by 30 July 2015 evidence (in the form prescribed by the League from time to time) that it is compliant with the Core Conditions.

8.                                                         The PGB, acting on the advice of the ISO, shall determine whether each applicant Club complies with the Core Conditions and notify each such Club of its determination by 1 September 2015.

9.                                                         The PGB shall determine that a Club either:

9.1.                  does not comply with the Core Conditions, in which event the PGB shall not grant it a licence to operate a Category 1 Academy; or

9.2.                  complies with the Core Conditions, in which event the Club must by 30 September 2015 complete the Audit Tool.

10                                                     The ISO shall conduct an ISO Audit of each Academy at least once every three years (subject to any decision of the PGB that an ISO Audit shall be undertaken less frequently or any requirement of these Rules which provides for ISO Audits to be undertaken more frequently), the results of which shall be made available to the Club, the League and the PGB.

11.                                                  The ISO will undertake an ISO Audit between October 2015 and March 2016 of each Club to which Rule 9.2 applies.

12.                                                  Each applicant Club shall be given reasonable notice of the dates of its ISO Audit and may not change those dates save with the permission of the PGB, which shall only be granted if the PGB is satisfied there are exceptional circumstances which justify such a change.

Guidance

It is anticipated that the ISO will require to visit each Club for around 3 days in order to undertake its ISO Audit.

13.                                                  Save where Rule 9.1 applies, the PGB shall not determine the applications to operate Category 1 Academies with effect from 1 July 2016 until all the ISO Audits undertaken pursuant to Rule 11 have been completed.

14.                                                  In respect of each Club which applies for an Academy Licence, the ISO shall undertake an analysis (“the ISO Audit”) of the matters set out in Rule 1.11(a) to (c).

15.                                                  Where a Club which wishes to obtain a licence to operate a Category 2, 3 or 4 Academy (and is not currently licensed to operate an Academy):

15.1                        the Club shall:

15.1.1                        submit to the League an application by no later than 31 May immediately prior to the commencement of the relevant Season;

15.1.2                        co-operate with the League’s assessment (by whatever means) of the Club’s compliance with the criteria applicable to the relevant Category;

15.2                        where the League is satisfied, acting reasonably, that the Club will meet the criteria applicable to the Category applied for, the League shall recommend to the PGB that the PGB award a provisional Academy Licence for that Category;

15.3                        where the League is not satisfied that the Club will meet the criteria applicable to the relevant Category, the League may recommend to the PGB that the PGB award:

15.3.1                        a provisional Academy Licence for such lower Category as appropriate having regard to the criteria which are met by the Club as evidenced by the application; or

15.3.2                        no provisional Academy Licence at all;

15.4.                     The PGB shall give due consideration to:

15.4.1                        a Club’s application for a provisional Academy Licence; and

15.4.2                        the recommendation of the League in accordance with Rule 15.3, and shall determine the Category of each Academy in respect of which it grants a provisional Academy Licence, if any. A Club shall only have the right to make representations to the PGB in connection with its application for a provisional Academy Licence if Rule 15.3 applies.

16.                                                  The ISO Audit shall utilise the Audit Tool by assessing and recording thereon a score in respect of the matters set out in Rule 1.11(a) to (c).

17.                                                  Prior to an ISO Audit being presented to the PGB, the ISO shall:

17.1.                     give to the Club a copy of it and of the ISO’s recommendation as to whether the Club should be granted a licence to operate an Academy and if so what the Category of the Academy should be;

17.2.                     thereafter hold a meeting with Officials of the Club and representatives of the League to discuss it; and

17.3.                     consider any representations made by the Club or the League about the Club’s ISO Audit and make all appropriate amendments to the ISO Audit consequent upon those representations.

Guidance

It is expected that the Club Officials who will attend the meeting with the ISO and the League referred to in Rule 17.2 will include the Academy Manager and the Chief Executive.

18.                                                  The PGB, having given due consideration to a Club’s ISO Audit and recommendation and to the advice of the League, shall (where appropriate) issue all licences to operate Academies and shall determine the Category of each Academy in respect of which it grants a licence.

19.                                                  In determining the Category of each Academy the PGB will consider and rely upon an anonymised report from the ISO on all applications for the same Category, which shall include a comparison of the scores obtained by each applicant and their Malus Scores, and a recommendation by the ISO as to the Category to be awarded, together with reasons.

20.                                                  For the avoidance of doubt, a Club shall only have the right to make representations to the PGB in connection with its application for an Academy licence if it believes that the ISO Audit contains manifest error.

21.                                                  A Club may only appeal against the decision of the PGB not to issue it a licence to operate an Academy, or against the PGB’s determination of the Category of its Academy, if that decision was:

21.1.                     reached as a result of fraud, malice or bad faith; or

21.2                        reached as a result of procedural errors so great that the rights of the Club have been clearly and substantially prejudiced; or

21.3                        reached as a result of a perverse interpretation of the law; or

21.4                        one which could not reasonably have been reached by any tribunal which had applied its mind properly to the facts of the case.

22.                                                  Any appeal by a Club pursuant to Rule 21 shall be dealt with in accordance with Rule K (Arbitration) of the Rules of the Football Association.

23.                                                  A Club may not:

23.1                        re-apply for a licence to operate an Academy within three years of the determination by the PGB of an application made by it unless:

23.1.1              the PGB is satisfied that there are exceptional circumstances which justify a further application; and

23.1.2              the Club bears any costs of the League, ISO and PGB reasonably incurred by any of those bodies in assessing and determining the Club’s further application.

23.2.                     apply for a licence to operate an Academy higher than that which the Club is licensed to operate where those Clubs already operating in that higher Category are scheduled to be re-audited in the following Season.

Guidance

Whether there are exceptional circumstances which justify a further application will be entirely at the discretion of the PGB. By way of example only, the following may be considered to be “exceptional circumstances”. However, each case will be judged on its own facts and accordingly there is no guarantee that even if the following apply the PGB will grant permission for a re-application.

The circumstances referred to above include a change in ownership or strategic priority within the Club leading to a significantly high level of commitment to and investment in the Academy. The Club would need to demonstrate an improvement in performance against targets, not simply plans to improve performance.

Rule 23.2 is intended to restrict, for example, a Club operating a Category 3 Academy applying to upgrade to operate a Category 2 Academy during Season 2015/16, as the ISO will be undertaking full audits of all Category 2 Clubs from the start of Season 2016/17 and in those circumstances it is reasonable to expect the Club seeking the upgrade to align with that process.

24.                                                  Upon a Club making a further application pursuant to Rule 23, the ISO shall conduct a further ISO Audit of the Club.

25.                                                  Any Club or Official making a false statement (whether made verbally or in writing) or falsifying a document in connection with:

25.1.                     an application for an Academy licence;

25.2.                     the League’s annual evaluation undertaken pursuant to Rule 38;

25.3.                     an ISO Audit; or

25.4.                     any other provision of these Rules;

shall be in breach of these Rules and shall be liable to be dealt with in accordance with the provisions of Section W of the League’s Rules.

26.                                                  If, in breach of Rule 3.2, a Club fails to comply with any Rule in this section, or if a Club or Official makes a false statement or falsifies a document as set out in Rule 25, then the PGB may:

26.1.                     revoke the Club’s Academy licence; or

26.2.                     suspend the Club’s Academy licence for such time as it shall determine during which the Club shall have the opportunity to ensure it becomes compliant with the relevant Rule; or

26.3.                     determine that the Club’s Academy shall have a lower Category than its current Category;

26.4.                     withdraw or suspend the Club’s entitlement to any central funding provided for the purposes of youth development; and

26.5.                     in any of the above cases require the ISO to undertake an ISO Audit of the Club’s Academy as soon as reasonably practicable.

27.                                                  Without prejudice to Rules 26, 235 and 236, any breach of Rules 3.2, 6, 25, 32.2, 42 to 50, 54, 55, 56.1, 116 to 120, 123.2, 127 to 129, 131, 132, 139, 140, 153 to 155, 162 to 164, 171, 172, 176, 177, 180 to 189, 193 to 204, 211, 216, 217, 219, 222 to 225, 228, 229, 231, 232, 234, 250, 252, 253, 255 to 257, 263, 269, 272, 273, 284, 287, 290 to 292, 302, 303, 305, 306, 323 or 326 shall be liable to be dealt with under the provisions of Section W of the League’s Rules.

Guidance

Failure to comply with any of the Rules in this section, other than those specified in Rule 27 above, will not lead to liability to disciplinary action under Section W. However, such failure to comply may be dealt with pursuant to the terms and conditions of the Club’s Academy licence and may lead to the revocation, suspension or downgrading of that licence, or the withdrawal or suspension of central funding, pursuant to Rule 26.

The League considers that the Rules specified in Rule 27 are of such a nature that breach should open the possibility of disciplinary action under Section W because they impact upon other people or entities, and in particular, Academy Players and/or other Clubs.

YOUTH DEVELOPMENT RULES

STRATEGY, LEADERSHIP AND MANAGEMENT OF THE ACADEMY

Strategic Documents

28.                                                  Each Club which operates an Academy shall document and make available to the League and to the ISO its Vision Statement, Playing Philosophy and Coaching Philosophy each of which shall be:

28.1                        drawn up by the Technical Board; and

28.2                        annually reviewed and approved by the Club Board.

Academy Performance Plan

29.                                                  Each Club which operates an Academy shall prepare and make available to the League and to the ISO its Academy Performance Plan.

Guidance

See also Rule 9.2 which requires the Academy Performance Plan to be submitted as part of the Club’s application to operate (or continue to operate) an Academy with effect from 1 July 2016.

30.                                                  The Academy Performance Plan shall be drawn up under the guidance of the Academy Manager in consultation with such Officials as the Club may consider appropriate (including, by way of example only, the Manager, the Chief Executive, the Academy Management Team and the Technical Director if the Club has appointed one and the Technical Board) and shall be reviewed annually by the Academy Manager.

31.                                                  The Club Board shall:

31.1                        annually review and approve the Academy Performance Plan;

31.2                        ensure that the Academy Performance Plan is communicated to all relevant Officials; and

31.3                        measure the performance of the Academy each year against the objectives, strategy and specific performance targets set out in the Academy Performance Plan and ensure that appropriate action is taken if the performance targets have not been met.

Performance Management Application

32.                                                  Each Club which operates an Academy shall:

32.1.                     utilise the Performance Management Application from the date of its implementation by the League and record on it the data listed in Rule 1.58;

32.2.                     ensure that the data held on the Performance Management Application which is within the Club’s control is held securely and is only released to, or accessed by, those persons who require access to it pursuant to any of these Rules; and

32.3.                     provide the League with such information as it may from time to time require for the purposes of analysing and benchmarking on a national or Category-wide basis any aspect of the performance of Academy Players or Clubs.

33.                                                  Each Club which operates an Academy shall ensure that the Performance Management Application is available for access by the following individuals:

33.1.                     relevant Academy Staff; and

33.2.                     Parents of its Academy Players aged 17 and younger, and the Academy Players themselves, in relation to information contained on the Performance Management Application which relates to that Academy Player (but excluding information which in the Club’s reasonable opinion ought not to be so disclosed).

Technical Board

34.                                                  Each Club which operates an Academy shall establish a Technical Board.

35.                                               The membership of the Technical Board shall consist of such Officials as the Club Board deems necessary in order for the Technical Board to properly perform the functions with which it is tasked by these Rules, and accordingly may include:

35.1.       the Chief Executive;

35.2.       the Manager;

35.3.       the Academy Manager;

35.4.       such Officials as can give input from the following functional areas:

35.4.1.     recruitment;

35.4.2.     coaching; and

35.4.3.     Professional Development Phase coaching; and

35.5.                     any other Official that the Club deems appropriate.

36.                                                  The Technical Board shall provide technical advice and support in the development of the Club’s Playing Philosophy, Coaching Philosophy and Coach Competency Framework, and in the development, implementation and monitoring of the Academy Performance Plan.

Guidance

The Club may wish to give consideration to tasking the Technical Board with involvement in the following functions, in addition to those listed in the above Rule:

• defining the profile/role of the Senior Professional Development Coach;

• management of the transition of players into the first team squad;

• defining the Club’s recruitment strategy (e.g. home-grown players v external recruitment);

• playing opportunities for Academy Players at first team level; and

• any other functions which the Club deems appropriate.

Each Club may wish to give consideration to employing a Technical Director. The employment of a Technical Director is not mandatory.

YOUTH DEVELOPMENT RULES

EFFECTIVE MEASUREMENT

Academies: Evaluation and Audit

37.                                                  Each Club which operates an Academy shall conduct an annual self-assessment of its Academy which shall:

37.1.                     be led by its Academy Manager;

37.2.                     assess the extent to which the Club meets and/or exceeds the criteria pertaining to the relevant Category of Academy set out in this section of the Rules and in the Audit Tool;

37.3.                     utilise the Audit Tool; and

37.4.                     be made available to the League, the ISO and, if required, the PGB.

38.                                                  The League shall conduct:

38.1.                     on-going monitoring of each Academy; and

38.2.                     an annual evaluation of each Academy which shall:

38.2.1.           consider the Club’s annual self-assessment referred to in Rule 37 and its most recent Academy Financial Information;

38.2.2.           assess the extent to which the Club meets and/or exceeds the criteria pertaining to the relevant Category of Academy set out in this section of the Rules and in the Audit Tool;

38.2.3.           utilise the Audit Tool; and

38.2.4.           be made available to the Club, the ISO and, if required, the PGB.

39.                                                  A Club shall be entitled to publish the results of its ISO Audit and the Category of its Academy.

Productivity Profile

40.                                                  Each year the League will provide each Club which operates an Academy with an up to date Productivity Profile, benchmarked (on an anonymised basis) against other Clubs (and, if appropriate, Football League clubs).

YOUTH DEVELOPMENT RULES

PERFORMANCE MANAGEMENT, PLAYER DEVELOPMENT AND PROGRESSION

Performance Clock

41.                                               Each Club which operates an Academy shall maintain a Performance Clock for each of its Academy Players and ensure that it is made available to:

41.1.                     the Academy Player;

41.2.                     his Parent (and without prejudice to the generality of the foregoing the Club shall provide to the Academy Player and his Parent a copy of his Performance Clock if he ceases to be registered with the Club);

41.3.                     the League; and

41.4.                     the ISO.

Guidance

1.         The Performance Clock records the player’s progress throughout his development. The Performance Clock is an embedded application in the Performance Management Application. Information is carried forward year on year (and from club to club) to build into a comprehensive record of the player’s development. The Performance Clock should provide a breakdown of the time spent in individual and team technical and practical development, matches played, sports science and medicine (including psychological and social development) and educational progression. The Performance Clock logs qualitative information and evidence documented by both coach and player relating to a player’s successful progression in the above areas. The Performance Clock also evidences the Academy Player’s Multi-disciplinary Reviews.

2.         It should be noted that while there is scope within the Performance Clock for the Academy Player to give feedback and comments, the primary responsibility to maintain Performance Clocks lies with the Club. Any Club which fails to maintain its Academy Players’ Performance Clocks, and make them available in accordance with Rule 41, may jeopardise its categorisation.

Individual Learning Plans and Multi-disciplinary Reviews

42.                                               Each Club which operates an Academy shall ensure that it undertakes a Multi-disciplinary Review in respect of each Academy Player:

42.1              every 12 weeks (if he is in one of the Under 9 to Under 11 age groups);

42.2              every 6 weeks (if he is in one of the Under 12 to Under 18 age groups); and

42.3              with such frequency as is necessary according to his developmental needs (if he is one of the Under 19 to Under 21 age groups).

Guidance

Neither the Academy Player nor his parent need be present at the Multi-disciplinary Review. See however the Club’s obligations under Rules 44, 45 and 47 to 49.

43.                                                  Each Multi-disciplinary Review shall assess the performance and development of the Academy Player against his performance targets set at previous Multi-disciplinary Reviews. At the end of each Multi-disciplinary Review the Club shall update the Academy Player’s Individual Learning Plan to take account of conclusions reached at the Multi-disciplinary Review.

44.                                                  Each Club which operates an Academy shall ensure that it conducts a meeting with each of its Academy Players:

44.1.                     at least every 12 weeks (if he is in one of the Under 9 to Under 11 age groups);

44.2.                     at least every 6 weeks (if he is in one of the Under 12 to Under 18 age groups); and

44.3.                     with such frequency as is necessary according to his development needs (if he is one of the Under 19 to Under 21 age groups).

45.                                                  At the meetings referred to in Rule 44, the Club shall:

45.1.                     discuss with the Academy Player his Individual Learning Plan; and

45.2.                     take all appropriate action (for example by way of amending his Individual Learning Plan to set mutually agreed performance targets and/or such individual coaching, athletic development or educational support as may be necessary).

46.                                                  Each Multi-disciplinary Review shall be recorded on the Academy Player’s Performance Clock.

47.                                                  Each Club which operates an Academy shall meet with the Parent of each Academy Player under the age of 18 at least twice a year and provide to and discuss with the Parent a detailed review of all aspects of the Academy Player’s performance and development based on his most recent Multi-disciplinary Reviews.

48.                                                  A written record of the discussion referred to in Rule 47 shall be given to the Parent and noted on the Academy Player’s Performance Clock.

49.                                                  Each Club which operates an Academy shall, between 1 May and 30 June in each year, provide to the Parent of each Academy Player under the age of 18 an annual written report on all aspects of the Academy Player’s performance and development over the preceding Season.

50.                                                  Each Club shall permit a representative of the League to attend Multi-disciplinary Reviews if so requested by the League.

Guidance

It is recommended that one of the meetings referred to in Rule 47 is held at around the mid-season point and the other at the end of the season. The annual written report referred to in Rule 49 should form the basis of the end of season meeting.

Regular reviews of all aspects of an Academy Player’s development are a key part of the Elite Player Performance Plan. Each periodic Multi-disciplinary Review will have input from each discipline within the Academy (coaching, education and welfare, and sports science and medicine).

The following best practice recommendations are made, which supplement the above minimum requirements.

1.         Multi-disciplinary Reviews should not only measure the Academy Player’s progression against his own performance targets, but also benchmark his development against that of his peers.

2.         The procedure for undertaking Multi-disciplinary Reviews with Academy Players should follow a standard protocol. The meeting should involve the head coach for the Academy Player’s Development Phase and the Head of Education (particularly if the Club is providing education to the Academy Player), plus any other relevant Academy Staff (e.g. sports scientists) as required.

3.         Similar protocols may be adopted for the meetings with Parents. Thus, it is recommended that the meeting is attended by the head coach for the Academy Player’s Development Phase, the Head of Education and any other relevant Academy Staff.

YOUTH DEVELOPMENT RULES

STAFF

General

51.                                                  Each Club which operates an Academy shall establish a staffing structure for its Academy which shall:

51.1                        subject to Rule 52 include the mandatory posts required by this section of the Rules for the Category applicable to its Academy; and

51.2                        have regard to the guidelines and best practice set out in the Elite Player Performance Plan.

52.                                                  Save for the Academy Manager and the coaches described in Rules 70 and 71, a Club need not employ those Academy Staff whose employment is mandatory for the Category of its Academy pursuant to these Rules provided that the Club is able to demonstrate to the reasonable satisfaction of the League, the ISO or the PGB (whichever body is appropriate), that its staffing structure includes the same expertise and achieves the same results as if all the mandatory posts required by this section of the Rules were filled.

Guidance

The functions covered by the mandatory posts must be delivered by all Clubs operating an Academy. However, the League acknowledges that Clubs should have flexibility in the organisation of their staffing structure provided that the structure that is adopted delivers the same outputs and results as if the mandatory posts were filled.

The exceptions to this are the post of Academy Manager and the coaches set out in Rules 70 and 71: a Club must employ a Full Time Academy Manager in accordance with Rules 59 to 65 and coaches in accordance with Rules 70 and 71.

53.                                                  The Club shall document its staffing structure in an organisational chart which shall:

53.1                        show the reporting lines of each member of Academy Staff; and

53.2                        be made available to Academy Staff, the League and the ISO.

54.                                                  The relationship between a Club and each member of its Academy Staff shall be appropriately documented by way of:

54.1.                     an employment contract; or

54.2.                     a statement of terms of employment pursuant to Section 1 of the Employment Rights Act 1996; or

54.3.                     in the case of a non-employee, a contract for services.

55.                                                  Each member of Academy Staff shall be given:

55.1.                     a written job description (which may be contained in the document referred to in Rule 54); and

55.2.                     an annual performance appraisal.

56.                                                  Each Club which operates an Academy shall:

56.1.                     provide Continued Professional Development to members of Academy Staff where required to do so pursuant to these Rules; and

56.2.                     take all reasonable steps to ensure that each member of Academy Staff who is required by these Rules to undertake Continued Professional Development does so.

Guidance

It is envisaged that CPD will be delivered partly by Clubs and partly externally (e.g. by the Football Association).

Academy Management Team

57.                                                  Each Club which operates an Academy shall establish an Academy Management Team which shall:

57.1                        be led by the Academy Manager;

57.2                        in addition to the Academy Manager consist of such other Officials as the Club Board deems necessary in order for the Academy Management Team to properly perform the functions with which it is tasked by these Rules and otherwise, and which may accordingly include the Head of Education, the Head of Sports Science and Medicine, the Head of Recruitment, the Head of Academy Coaching and the Academy Secretary.

58.                                                  The Academy Management Team shall assist the Academy Manager in running the operations of the Academy in accordance with the Club’s Academy Performance Plan.

Guidance

This Section of the Rules should be read subject to Rule 52. If a Club does not employ one of the Officials described in Rule 57.2, Clubs should consider including representation from the relevant functional area on the Academy Management Team.

Academy Manager

59.                                                  Each Club which operates an Academy shall employ a Full Time Academy Manager.

60.                                                  The Academy Manager’s appointment shall be approved by the Club Board.

61.                                                  The Academy Manager shall report to the Chief Executive or to such other senior administrative Official of the Club as the Club Board shall approve.

62.                                                  The responsibilities of the Academy Manager shall include (unless otherwise approved by the Board):

62.1                        guiding the development of the Club’s Playing Philosophy, Coaching Philosophy and Coaching Curriculum;

62.2                        drawing up the Academy Performance Plan as set out in, and subject to the provisions of, Rule 30;

62.3                        implementing the Academy Performance Plan;

62.4                        advising the Club Board on:

62.4.1              whether the Academy has met the performance targets set out in the Academy Performance Plan; and

62.4.2              the action to be taken by the Club if the Academy has not met those performance targets;

62.5                        ensuring the effective use by all appropriate Academy Staff of the Performance Management Application, Performance Clocks, and the Audit Tool, including ensuring that all relevant data is recorded thereon;

62.6                        the design, implementation and management of the Academy’s Coaching Curriculum;

62.7                        conducting an annual self-assessment of the Academy in accordance with the provisions of Rule 37;

62.8              providing all necessary assistance to the League in connection with its on-going monitoring and annual evaluations of the Academy and to the ISO in connection with the ISO Audits;

62.9              ensuring that all Academy Staff undertake the Continued Professional Development required of them by this section of the Rules;

62.10       being the line manager of the Head of Education, Head of Coaching, and Head of Recruitment; and

62.11       liaising with the Club’s Manager as appropriate.

Guidance

It is acknowledged that some Academy Managers may also have important roles as coaches and that the above responsibilities may limit the time they have for coaching. As a consequence, the Academy Manager will be entitled to delegate some of his functions to other staff at the Academy to enable him to continue to undertake coaching. In particular, if the Academy Manager also has coaching responsibilities, Clubs may wish to give consideration to appointing an Operations Manager, being a senior administrator who will have day-to-day responsibility for many of the executive and operational issues of the Academy. However, it should be borne in mind that the Academy Manager will remain ultimately responsible for all of the above matters regardless of any delegation.

63.                                                  Subject to Rule 64, each Academy Manager must hold:

63.1              an up to date UEFA A Licence; and

63.2              an FA Youth Award; and

63.3              an FA Advanced Youth Award.

Guidance

An Academy Managers’ development programme will be developed in conjunction with Clubs and will be introduced in Season 2015/16.

Rule 63.3 will be complied with regardless of which of the age-specific specialist element of the Award the Academy Manager holds, so long as he holds one.

64.                                                  A Club may appoint as Academy Manager a person who does not hold the qualifications set out in Rule 63 provided that the Head of Academy Coaching:

64.1.           holds these qualifications;

64.2.           is tasked with overseeing the Coaching Curriculum; and

64.3.           is a member of the Academy Management Team and sits on the Technical Board.

Guidance

Consideration is being given to a specific course/qualification for Academy Managers who do not hold the required coaching qualifications. This may become mandatory for such Academy Managers. Further guidance will be given to Clubs in due course.

65.                                                  The Academy Manager must undertake Continued Professional Development organised by the Club. In addition, where the Academy Manager holds a qualification set out in Rule 63, he must attend such training provided by the FA as is necessary to maintain the validity of that qualification and at least 5 hours of in-service training to be provided by the League every year and hold a current Basic First Aid for Sport Qualification or an equivalent or higher qualification approved by the Board.

Guidance

The Board will deem the current first aid qualification held by an Academy Manager to be an equivalent to BFAS until such time as the Academy Manager acquires the BFAS qualification. However, all Academy Managers must hold the BFAS qualification by the conclusion of Season 2015/16.

Academy Secretary

66.                                                  Each Club which operates an Academy shall appoint an Academy Secretary who shall be employed Full Time (in the case of a Club which operates a Category 1 or Category 2 Academy), and at least Part Time (in the case of a Club which operates a Category 3 or Category 4 Academy).

67.                                                  The Academy Secretary shall:

67.1.           provide administrative support to the Academy Manager and the Academy Management Team;

67.2.           act as the point of contact between the Academy and the League for all administrative matters, including the submission of required information; and

67.3.           be familiar with all relevant provisions of these Youth Development Rules, as amended from time to time.

Guidance

This section of the Rules should be read subject to Rule 52.

Head of Academy Coaching

68.                                                  Each Club which operates an Academy shall employ a Head of Academy Coaching who shall:

68.1.           report to the Academy Manager;

68.2.           subject to Rule 62.6, have responsibility for delivery of the Academy’s Coaching Curriculum;

68.3.           be responsible for designing and delivering the Club’s Continued Professional Development Programme, which shall reflect the Club’s Playing Philosophy and Coaching Philosophy and each coach’s Coach Competency Framework for all the Club’s Academy coaches; and

68.4.           discharge the responsibilities with regard to Development Action Plans set out at Rules 84 to 86;

68.5.           hold at least an up to date UEFA A Licence, an FA Youth Award, and an FA Advanced Youth Award;

68.6.           hold a current Basic First Aid for Sport Qualification or an equivalent or higher qualification approved by the Board;

68.7.           have recent and relevant experience of coaching Academy Players in an Academy (or of a comparable environment);

68.8.           be employed Full Time (in the case of a Head of Academy Coaching employed in a Category 1 or Category 2 Academy) or at least Part Time (in the case of a Category 3 or Category 4 Academy);

68.9.           attend at least five hours of in-service training to be provided by the League each year; and

68.10.    attend such training to be provided by the FA as is necessary to maintain the validity of the qualifications set out in Rule 68.5; and

68.11.    in conjunction with each of the Club’s coaches, plan, deliver and monitor the delivery of individual development plans for each such coach.

Guidance

As noted above, it is envisaged that it will take until 2015 for delivery of the BFAS qualification to all Academy Staff. Accordingly, the Board will deem the current first aid qualification held by a Head of Academy Coaching to be an equivalent to BFAS until such time as the Head of Academy Coaching acquires the BFAS qualification. However, all Heads of Academy Coaching must hold the BFAS qualification by the conclusion of Season 2015/16.

69.                                                  In addition to the in-service training referred to in Rule 68.9 the Head of Academy Coaching must undertake Continued Professional Development organised by the Club.

Guidance

It is recommended (and mandatory in the circumstances set out in Rule 64) that the Head of Academy Coaching will be a senior appointment in the Academy and a member of the Academy Management Team and sit on the Technical Board.

This section of the Rules should be read subject to Rule 52.

Coaches

70.                                                  Each Club which operates an Academy shall employ as a minimum the number of Full Time coaches for each Development Phase in accordance with the Category of its Academy as set out in the following table:

	Foundation Phase	Youth Development Phase	Professional Development Phase
Category 1	2	2	2
Category 2	1	2	2
Category 3	1	1	2
Category 4	N/A	N/A	2

Guidance

For those Clubs which operate a Category 3 or Category 4 Academy, the Academy Manager and Head of Academy Coaching may count towards the minimum numbers required under Rule 70. Further consideration will be given to this in due course as it is however best practice that they are not included in the count of coaches under Rule 70.

71.                                                  In addition to the coaches set out in Rule 70 each Club shall employ sufficient additional coaching staff (Full Time or Part Time) to ensure that the coach to Academy Players ratios set out in Rule 119 are maintained.

72.                                                  Each Club shall appoint one Full Time coach in each Development Phase who shall be the lead coach for that phase and be responsible for managing the delivery of coaching within it, and who shall hold at least an up to date UEFA A Licence.

Goalkeeping Coaches

73.                                                  Each Club which operates an Academy shall employ, either on a Full Time or Part Time basis, such goalkeeping coaches as are necessary to ensure that each Academy Player who is a goalkeeper receives the required hours of coaching set out in Rule 116.

74.                                                  Each goalkeeping coach must:

74.1              attend at least five hours of in-service training to be provided by the Football Association each year;

74.2              attend the first aid training for Academy coaches provided by the Football Association at least once every three years; and

74.3              undertake Continued Professional Development organised by the Club.

75.                                                  Each goalkeeping coach must hold an up to date UEFA B Licence and an FA Goalkeeping Coaching B Licence.

Guidance

Goalkeeping coaches working with the Foundation Phase as at 7 June 2013 shall have a period of 18 months to gain the UEFA B Licence provided they hold a Goalkeeping Level 2 qualification.

This section of the Rules should be read subject to Rule 52.

Senior Professional Development Coach

76.                                                  Each Club which operates a Category 1 or Category 2 Academy shall (and a Club which operates a Category 3 or Category 4 Academy may) appoint a Senior Professional Development Coach who shall:

76.1.           report to the Academy Manager;

76.2              liaise with the Manager;

76.3              hold a UEFA A Licence and the FA Advanced Youth Award with the age specific specialist element relevant to the Professional Development Phase;

76.4              oversee on a day-to-day basis the Coaching Curriculum for the Under 19 to Under 21 age groups;

76.5              manage the transition of Academy Players to the Club’s senior squad in accordance with the Club’s procedure for the same described in Rule 78;

76.6              contribute to the Multi-disciplinary Reviews of all Academy Players in the Professional Development Phase; and

76.7              manage the Club’s team which competes in the Professional Development League.

77.                                                  Each Club which operates a Category 3 or Category 4 Academy that does not appoint a Senior Professional Development Coach in accordance with Rule 76 shall assign a member of the coaching staff responsible for the coaching of the Club’s professional players to act as a liaison coach who shall:

77.1.           liaise with the Academy Manager;

77.2.           liaise with the Manager; and

77.3.           manage the transition of Academy Players to the Club’s senior squad in accordance with the Club’s procedure for the same described in Rule 78.

78.                                                  Each Club shall develop, implement and provide evidence of a procedure to enable the transition of Academy Players to its senior squad.

Guidance

This section of the Rules should be read subject to Rule 52.

Coaches: Qualifications and Professional Development

79.                                                  Subject to Rule 80, each coach (excluding goalkeeping coaches to whom Rule 74 applies) must from the commencement of and throughout their employment hold:

79.1              an up to date UEFA B Licence (save where these Rules require a coach to hold an up to date UEFA A Licence); and

79.2              an FA Youth Award; and

79.3              an up to date FA Advanced Youth Award with the age-specific specialist element relevant to the Development Phase which he coaches.

80.                                                  A coach employed by a Club prior to 1 July 2015 who does not hold a qualification required by Rule 79 shall acquire it by 30 July 2017.

Guidance

These Rules require the following Academy Staff to hold an up to date UEFA A Licence:

•   Head of Academy Coaching (Rule 68.5);

•   Senior Professional Development Coach (Rule 76.3).

81.                                                  Each coach (including goalkeeping coaches) must attend at least five hours of in-service training to be provided by the Football Association or League each year and hold a current Basic First Aid for Sport Qualification or an equivalent or higher qualification approved by the Board.

Guidance

The Board will deem the current first aid qualification held by a coach to be an equivalent to BFAS until such time as the coach acquires the BFAS qualification. However, all coaches must hold the BFAS qualification by the conclusion of Season 2015/16.

82.                                                  In addition to the in-service training referred to in Rule 81, each coach must undertake Continued Professional Development organised by the Club.

Guidance

The Leagues and the FA will establish and maintain a national database of qualifications of coaches, and the in-service training they have undertaken.

83.                                                  Each Club which operates an Academy shall prepare a Coach Competency Framework, which must be approved by its Technical Board.

84.                                                  Each Club shall ensure that the Head of Academy Coaching provides to each of its Academy coaches (including goalkeeping coaches and the Senior Professional Development Coach) a Development Action Plan, that is to say the Head of Academy Coaching shall undertake an assessment of the competencies of each Academy coach and discuss this with him, and agree with him the competencies and behaviours which he needs to develop, and the activities which he will undertake in order to develop them, and the timeframe within which he will undertake them, and record the same in writing and give a copy to the coach.

85.                                                  The Club must record evidence that the actions referred to in the Development Action Plan have been undertaken, and review those actions within an appropriate period with the coach, and amend the Development Action Plan if necessary.

86.                                                  The Club shall ensure that the Head of Academy Coaching reviews, and if necessary amends, each coach’s Development Action Plan with such frequency as is necessary.

Head of Academy Sports Science and Medicine

87.                                                  Each Club which operates a Category 1 and Category 2 Academy shall appoint a Full Time Head of Academy Sports Science and Medicine who shall report to either the Academy Manager or the Official who is responsible for Sports Science and Medicine for the entire Club (and whichever he reports to, he shall liaise closely with the other).

88.                                                  Each Club which operates a Category 3 or Category 4 Academy shall demonstrate to the reasonable satisfaction of the League, the ISO or PGB (whichever body is appropriate) that its Sports Science and Medicine Programme for Academy Players is appropriately managed and delivered.

Guidance

A Club which operates a Category 3 or Category 4 Academy may choose to buy in support for this function on a part time basis.

89.                                                  The Head of Academy Sports Science and Medicine shall be responsible for managing and delivering the Sports Science and Medicine Programme for all Academy Players registered with the Club.

90.                                                  The Head of Academy Sports Science and Medicine:

90.1              shall be either:

90.1.1              a registered physiotherapist member of the Health and Care Professions Council; or

90.1.2              a registered medical practitioner licensed to practise by the General Medical Council with a diploma in Sport and Exercise Medicine or equivalent or higher qualification; or

90.1.3              the holder of at least a master’s degree in sports science (or other relevant discipline) from a recognised university and have or be working towards British Association of Sport and Exercise Sciences accreditation; and

90.2              shall have recent and relevant professional experience in a sports performance environment.

Guidance

Under 90.1.2, where the Academy Doctor is not head of department the further qualification is still necessary if the doctor is providing independent unsupervised management in the area of Sport and Exercise Medicine.

Under 90.1.3, it is anticipated that British Association of Sport and Exercise Sciences accreditation will be a requirement for this post in 2016/17.

91.                                                  With effect from the start of Season 2014/15, the Head of Academy Sports Science Medicine shall hold either:

91.1.           if he is a registered physiotherapist member of the Health and Care Professions Council or a registered medical practitioner, a current Football Association Advanced Resuscitation and Emergency Aid certificate or an equivalent or higher qualification approved by the Board; or

91.2.           if he is neither of the above, a current Intermediate First Aid for Sport Qualification or an equivalent or higher qualification approved by the Board.

92.                                                  For the avoidance of doubt, if the Head of Academy Sports Science and Medicine is not a registered physiotherapist member of the Health and Care Professions Council or a registered medical practitioner (as set out in Rule 91.1 and 91.2 respectively) then the primacy of decisions regarding the clinical treatment of Academy Players shall rest with a physiotherapist or registered medical practitioner.

93.                                                  The Head of Academy Sports Science and Medicine must undertake Continued Professional Development organised by the Club or the League.

Guidance

It is envisaged that the person who is appointed to this role shall have had recent relevant experience (which will be assessed by the League and/or the ISO), including managerial experience in a sports science environment.

This section of the Rules should be read subject to Rule 52.

Lead Sports Scientist

94.                                                  Each Club which operates a Category 1 or Category 2 Academy shall appoint a Full Time Lead Sports Scientist who shall:

94.1.           hold at least a bachelor’s degree in sports science (or another relevant discipline) from a recognised university;

94.2.           have recent and relevant professional experience in a sports performance environment;

94.3.           co-ordinate and lead the sports science services for the Academy; and

94.4.           hold a current Basic First Aid for Sport Qualification or an equivalent or higher qualification approved by the Board.

95.                                                  Each Club which operates a Category 3 or Category 4 Academy shall demonstrate to the reasonable satisfaction of the League, the ISO or the PGB (whichever body is appropriate) that it delivers sufficient and appropriate sports science services to its Academy Players.

96.                                                  The Lead Sports Scientist must undertake Continued Professional Development organised by the Club.

Guidance

For Clubs’ obligations generally regarding the provision of sports science and medicine, see Rules 213 to 223.

It is envisaged that the person appointed to this role will have recent, relevant experience (which will be assessed by the League and/or the ISO). A Club which operates a Category 3 or Category 4 Academy may choose to buy in support for this function on a part time basis.

The Board will deem the current first aid qualification held by a Lead Sports Scientist to be an equivalent to BFAS until such time as the Lead Sports Scientist acquires the BFAS qualification. However, all Lead Sports Scientists must hold the BFAS qualification by the conclusion of Season 2015/16.

This section of the Rules should be read subject to Rule 52.

Lead Strength and Conditioning Coach

97.                                                  Each Club which operates a Category 1 or 2 Academy shall employ a Lead Strength and Conditioning Coach who shall:

97.1.                in the case of a Category 1 Academy, be employed Full Time, and in the case of a Category 2 Academy, be employed at least Part Time;

97.2.                be responsible for providing to the Club’s Academy Players appropriate strength and conditioning training and monitoring as part of the Sports Science and Medicine Programme;

97.3.                hold at least a bachelor’s degree in sports science (or another relevant discipline) from a recognised university and have or be working towards British Association of Sport and Exercise Sciences accreditation;

97.4.                hold a current Basic First Aid for Sport Qualification or an equivalent or higher qualification approved by the Board;

97.5.                have attended the following workshops run by the UK Strength and Conditioning Association (or equivalent workshops run by any equivalent body):

97.5.1.           Foundation Workshop and Certification (Level 1);

97.5.2.           Weightlifting Workshop;

97.5.3.           Plyometric, Agility and Speed Workshop;

97.5.4.           Planning Effective Programmes Workshop; and

97.5.5.           report to the Lead Sports Scientist.

Guidance

The Board will deem the current first aid qualification held by a Lead Strength and Conditioning Coach to be an equivalent to BFAS until such time as the Lead Strength and Conditioning Coach acquires the BFAS qualification. However, all Lead Strength and Conditioning Coaches must hold the BFAS qualification by the conclusion of Season 2015/16.

98.                                                  The Lead Strength and Conditioning Coach must undertake Continued Professional Development organised by the Club.

Guidance

It is recommended that Category 2 Academies employ the Lead Strength and Conditioning Coach on a Full Time basis, but the League acknowledges that this may not always be possible, therefore, the minimum role is stated to be Part Time.

This section of the Rules should be read subject to Rule 52.

Senior Academy Physiotherapist

99.                                                  Each Club which operates an Academy shall appoint a Senior Academy Physiotherapist who shall:

99.1.                be Full Time in the case of a Category 1, Category 2 or Category 3 Academy and at least Part Time in the case of a Category 4 Academy;

99.2.                be a registered physiotherapist member of the Health and Care Professions Council (save that a Club which operates a Category 3 or 4 Academy may continue to employ as its Senior Academy Physiotherapist any Person so employed at the time of these Rules coming into force who does not hold the qualifications specified in this Rule provided that he has successfully completed the Football Association’s Diploma in the Treatment and Management of Injuries course or an equivalent or higher qualification. Any person appointed thereafter must hold the qualifications specified by this Rule);

99.3.                have recent and relevant professional experience in a sports performance environment;

99.4.                with effect from the start of Season 2014/15 if employed by a Club which operates a Category 1 or Category 2 Academy hold a current Football Association Advanced Resuscitation and Emergency Aid certificate or if employed by a Club which operates a Category 3 or Category 4 Academy hold a current Intermediate First Aid for Sport Qualification (or in either case an equivalent or higher qualification approved by the Board);

99.5.                co-ordinate and lead the physiotherapy service within the Academy;

99.6.                ensure that Rules 222.1 and 223 are complied with; and

99.7.                undertake Continued Professional Development organised by the Club.

Guidance

This section of the Rules should be read subject to Rule 52.

Physiotherapists and Sports Therapists

100.                                           In addition to the Senior Academy Physiotherapist referred to at Rule 99, each Club which operates a Category 1 or Category 2 Academy shall employ at least one Full Time physiotherapist who shall be a registered physiotherapist member of the Health and Care Professions Council.

101.                                           Any Sports Therapist employed by a Club must be subject to the management and supervision of a registered physiotherapist member of the Health and Care Professions Council.

102.                                           Each physiotherapist and Sports Therapist employed pursuant to Rules 100 and 101 must undertake Continued Professional Development organised by the Club and with effect from the start of Season 2014/15 each such physiotherapist shall hold a current Intermediate First Aid for Sport Qualification or an equivalent or higher qualification approved by the Board.

Guidance

All Sports Therapists must have a doctor or paramedic registered with the Health and Care Professions Council working alongside them on match day in the Professional Development Phase. At Category 3 and Category 4 the foregoing shall apply unless a Sports Therapist holds a current Intermediate First Aid for Sport Qualification. For younger age groups, Rule 223 applies.

Sports Therapists are not currently eligible to be registered with the Health and Care Professions Council. It is likely that this may change in the year or two and that if and when it does, an amendment to the Rules will be proposed to require all Sports Therapists working within Clubs to be so registered.

This section of the Rules should be read subject to Rule 52.

Academy Doctor

103.                                           Each Club which operates an Academy shall appoint an Academy Doctor who shall:

103.1.                        be a registered medical practitioner licensed to practise by the General Medical Council;

103.2.                        be available to assess and, if appropriate, undertake the treatment of any playing injuries suffered by an Academy Player;

103.3.                        undertake Continued Professional Development;

103.4.                        be available for consultation at the Academy on at least one occasion per week (in addition to any attendance at matches); and

103.5.                        be responsible for the preparation of each Club’s Emergency Action Plan.

Guidance

1.         Whether the Academy Doctor should be Full Time or Part Time has not been specified, it being recognised that the role may be fulfilled by a doctor who also has responsibilities for the professional squad, or who has other professional responsibilities outside the Club.

2.         See also Rules 222 and 223 concerning the medical cover at coaching and matches.

3.         The Premier League will gather and share best practice in relation to Emergency Action Plans.

4.         This section of the Rules should be read subject to Rule 52.

Performance Analysts

104.                                           Each Club which operates a Category 1 Academy shall employ a minimum of two Full Time Performance Analysts.

105.                                           Each Club which operates a Category 2 Academy shall employ a minimum of two Performance Analysts, one on a Full Time basis, and the other at least Part Time.

Guidance

For Category 2 Academies, the Performance Analysts could be, for example, a student undertaking a Master’s degree in a sports science related field who is on a placement as part of their Master’s course.

106.                                           The Performance Analysts shall undertake Performance Analysis of Academy Players registered with the Club.

107.                                           The Performance Analysts must undertake Continued Professional Development organised by the Club.

Guidance

This section of the Rules should be read subject to Rule 52.

Head of Education

108.                                           Each Club which operates an Academy shall appoint a Head of Education who shall:

108.1.                        report to the Academy Manager;

108.2.                        have responsibility for:

108.2.1.                       the organisation, management and delivery of the Club’s Education Programme;

108.2.2.                       the educational progression of all Academy Players registered with the Club (subject to the duties of any educational establishment at which an Academy Player’s education is taking place);

108.2.3.                       ensuring that the education of an Academy Player engaged on the Hybrid or Full Time Training Model is not prejudiced as a result of his being so engaged; and

108.2.4.                       ensuring all documents and records relating to the education of Academy Players required by these Rules are in place and up-to-date.

108.3                           undertake benchmarking of the educational progression of each year group of Academy Players engaged on the Hybrid and Full Time Training Models against national data, and make the result of that benchmarking available to the League;

108.4                           ensure that the Academy’s educational provision reflects the strategy and performance targets set out in the Club’s Academy Performance Plan;

108.5                           hold Qualified Teacher Status and have relevant experience (in the case of Category 1 and 2 Academies) or, as a minimum, possess a teaching qualification or further education teaching qualification (in the case of Category 3 and Category 4 Academies);

108.6                           be Full Time (in the case of Category 1 and Category 2 Academies); and

108.7                           undertake Continued Professional Development organised by the Club.

Guidance

See also:

1.         Rule 209 which requires each Club to nominate a member of Academy Staff to be responsible for the management and delivery of the Club’s programme to educate Academy Players in Lifestyle Management Skills. It is recommended (although not mandatory) that the Head of Education and Welfare is tasked with this.

2.         Rule 211 pursuant to which the Head of Education and Welfare or other appropriate Official must manage the Club’s exit/release strategy.

This section of the Rules should be read subject to Rule 52.

Head of Recruitment

109.                                           Each Club which operates an Academy shall employ a Head of Recruitment who shall:

109.1.                        report to the Academy Manager;

109.2.                        have responsibility for the organisation, management and delivery of the Club’s policies and procedures for the recruitment of Academy Players;

109.3.                        have responsibility for the recruitment and training of the Club’s Scouts (including taking all reasonable steps to ensure that they comply with the requirements regarding qualifications, registration and Continued Professional Development set out at Rules 224 to 231);

109.4.                        be in possession of such qualification as the League may require from time to time;

109.5.                        undertake at least 5 hours of in-service training each year;

109.6.                        undertake Continued Professional Development organised by the Club; and

109.7.                        be Full Time in the case of Category 1 and Category 2 Academies, and at least Part Time in the case of Category 3 and 4 Academies.

Guidance

1.         Ideally a Club’s strategy for talent identification and recruitment should flow from its Vision Statement and Playing Philosophy and be fully integrated into its Academy Performance Plan and the multi-disciplinary approach to youth development envisaged by the Elite Player Performance Plan. Clubs may wish to document a recruitment strategy which sets out:

•             the profile of the players it seeks to recruit in each age group, having regard to the desired technical, tactical, maturation, social and psychological characteristics required at each age;

•             its target groups (e.g. local v national recruitment, players attending Development Centres or local schools/boys’ clubs etc);

•             synchronisation between coaches and recruiters to ensure that, for example, assessment procedures match those by which the Academy’s existing Academy Players are assessed, and that new recruits transit easily into the Academy environment;

•             a strategy for late developers (including the Academy’s own Academy Players whose maturation rates are slow but who eventually catch up with their peers); and

•             ensuring accurate scouting records are maintained.

Clubs may then wish to develop an activity plan to implement the recruitment strategy.

2            With regard to Rule 109.4 above, it is envisaged that a new qualification for scouts will be developed in due course.

3.         This section of the Rules should be read subject to Rule 52

Interns

110.                                           The Head of Academy Sports Science and Medicine must ensure that the Club records and, if requested, makes available to the League, the following details of every intern working within the Academy:

110.1.                        name, date of birth and contact details (phone number, address and email address);

110.2.                        qualifications (both academic and sporting such as coaching qualifications);

110.3.                        details of the intern’s current course, including the institution at which he is enrolled, the name of the course, and the name and contact details of his tutor; and

110.4.                        the contact details of a member of Academy Staff who is responsible for supervising the intern whilst he is at the Academy.

Guidance

Clubs’ attention is also drawn to Section S of these Rules: Safeguarding. Clubs must ensure that these Rules are complied with in respect of any intern to whom they are applicable. Clubs must also ensure that they comply with all applicable legislation, including that concerning the national minimum wage.

YOUTH DEVELOPMENT RULES

COACHING

Coaching Curriculum

111.                                           Each Club which operates an Academy shall prepare (and make available to the League and to the ISO on request) a Coaching Curriculum which shall have regard to:

111.1.                        the Club’s Vision Statement, Coaching Philosophy and Playing Philosophy;

111.2.                        the Club’s Academy Performance Plan;

111.3.                        sections 6.6 – 6.8 of the Elite Player Performance Plan (save as regards the reference to minimum hours of coaching, as to which see Rule 116); and

111.4.                        these Rules.

112.                                           The Club’s Coaching Curriculum shall be drawn up by the Academy Manager (or, in the circumstances set out in Rule 64, the Head of Academy Coaching) who shall consult with all appropriate Club Officials (which may include the Manager, the Chief Executive, coaching staff, the Academy Management Team and the Technical Director if the Club has appointed one).

113.                                           The Club’s Technical Board shall approve the Club’s Coaching Curriculum.

Guidance

Reference is made in the Rule to sections 6.6 to 6.8 of the Elite Player Performance Plan, which set out further detail about the Coaching Curriculum in each Development Phase.

It is recommended that the Coaching Curriculum gives particular consideration to desired outcomes and the coaching strategies needed to achieve them at each Development Phase.

See also Rule 62.6 (role of Academy Manager in the Coaching Curriculum) and Rule 68.2 (role of the Head of Academy Coaching).

Coaching Hours

114.                                           The coaching of age groups Under 15 and older in Category 1 and Category 2 Academies shall take place over 46 weeks of each year, such weeks to be determined by reference to the Games Programme Schedule (including the two periods set out therein during which no matches in the Foundation Phase and Youth Development Phase Games Programmes shall take place).

115.                                           All other coaching in Academies shall take place over 40 weeks of each year.

116.                                           Save as otherwise permitted by the PGB, the minimum hours of coaching to be delivered by Academies each week to each Academy Player (subject to his fitness) and the permitted Training Model per Category and per Development Phase are as follows:

Youth
		Foundation	Development	Professional
		Phase	Phase	Development Phase
Category 1	Coaching hours per week	4 rising to 8 for older Academy Players	10 rising to 12 for older Academy Players	14 reducing to 12 for Academy Players who have commitments to the professional squad during the Professional Development Phase
	Permitted Training Model	Part Time, Hybrid	Part Time, Hybrid, Full Time	Full Time

Category 2	Coaching hours per week	3 rising to 5 for older Academy Players	6 rising to 12 for older Academy Players	14 reducing to 12 for Academy Players who have commitments to the professional squad during the Professional Development Phase
	Permitted Training Model	Part Time	Part Time, Hybrid	Full Time

Category 3	Coaching hours per week	3	4 rising to 6 for older Academy Players (See Guidance below)	12
	Permitted Training Model	Part Time	Part Time	Full Time

Category 4	Coaching hours per week	N/A	N/A	14 reducing to 12 for Academy Players who have commitments to the professional squad during the Professional Development Phase Games Programmes
	Permitted Training Model	N/A	N/A	Full Time

Guidance

1.         The above hours of coaching are the minimum the Rules require per week, subject to the Academy Player’s fitness. It is acknowledged, however, that Academies can alter these hours as they see fit, provided that the above stated hours are achieved on average over each six or 12 week Multi-disciplinary Review period (as relevant). As regards “subject to fitness”, this includes not only where an Academy Player is recuperating from injury, but also where in the opinion of the coaching staff and/or the medical and sports science staff, his coaching hours need to be reduced for him to receive adequate rest and recovery and/or avoid overuse injuries.

Coaching in the above tables refers to on-the-pitch coaching (and for the avoidance of doubt excludes time in matches). It is expected that Clubs will need to spend additional time in other environments off the pitch in order to work with Academy Players to assist them in developing the key technical, tactical, physical and psychological and social skills.

Where an Academy falls short of providing its Academy Players with the above hours of coaching, the Academy will need to demonstrate that despite this, its Academy Players are being provided with a proper Coaching Curriculum. This can be demonstrated by the progression of the Academy Player at each stage of the development process.

2.         For Category 3 Clubs in the Youth Development Phase, the hours stated above should be applied as follows:

U12 and U13:	4 hours

U14:	5 hours

U15 and U16:	6 hours

3.         A Club may be permitted to operate a Training Model in a particular Development Phase other than as set out in the table in Rule 116. This would need to be approved in advance by the PGB (who may take advice from the Education Advisory Group).

117.                                           The maximum time in which Academy Players in the Foundation Phase can be engaged in a single coaching session is 90 minutes and there will be appropriate rest periods between each such session.

118.                                           Each Club shall ensure that:

118.1.                        each Academy Player has access to an individual coaching plan tailored to his specific needs;

118.2.                        each Academy Player is made aware of his individual coaching plan (and any changes thereto) as soon as reasonably practicable in advance of his being coached in accordance with it; and

118.3.                        all coaching is recorded on the Academy Player’s Performance Clock.

119.                                           Each Club shall ensure that a coach to Academy Players and Trialists ratio of 1:10 is maintained for all coaching sessions (save that the ratio for Category 1 Academies using the Full Time Training Model shall be 1:8).

120.                                           Each Club shall ensure that each Academy Player in age groups Under 9 and older participates at least once a year in a Festival (or other coaching event such as a Training Camp or a Tournament) which lasts for at least two days.

121.                                           Each Club shall ensure that each of its coaches plans each coaching session by setting out the learning objectives which the session is designed to achieve and the coaching which will be given in order to achieve them.

Development Centres

122.                                           Each Club which operates a Category 1, Category 2 or Category 3 Academy may operate one or more Development Centres, to be located within one hour’s travelling time of the location of its principal venue for the provision of coaching and education to Academy Players.

123.                                           A Child being coached at a Club’s Development Centre:

123.1.                        may not be registered for that Club;

123.2.                        may not play in matches for that Club unless registered as a Trialist; and

123.3.                        will be free to play for other teams.

124.                                           Clubs which operate Development Centres shall keep an attendance record of all the Children who participate in coaching sessions thereat.

125.                                           Each Development Centre operated by a Club may be inspected from time to time by the League and by the ISO.

126.                                           Without prejudice to the generality of Rule 125, the inspection referred to in that Rule may include:

126.1.                        inspection of the facilities provided; and

126.2                           assessment of whether the coaching provided at the Development Centre is in accordance with the Club’s coaching syllabus.

127.                                           No Club shall cause or permit a Child whose registration is held by another Club (or club) or with whom another Club (or club) has entered into a pre-registration agreement which remains current to attend its Development Centre.

128.                                           No Club shall cause or permit a team representing its Development Centre to play football against a team representing another Club (or a Football League club).

Guidance

The above Rules are based on the existing provisions concerning Development Centres. It is proposed that further consultation is undertaken with Clubs to explore and redefine the future role of Development Centres.

YOUTH DEVELOPMENT RULES

GAMES PROGRAMME

General

129.                                           Save as permitted by the Board, Clubs shall not affiliate to any other youth leagues or enter any cup competitions except the Football Association Youth Challenge Cup.

130.                                           An Academy Player whose registration is held by a Club which operates an Academy shall play football only in a Games Programme or in Authorised Games and in coaching and training games (participation in which is limited to registered Academy Players and Trialists) organised by and played at an Academy.

131.                                           A Club which operates an Academy shall not require, cause or allow an Academy Player whose registration it holds to play football except as permitted by Rule 130.

132.                                           Each Club which operates an Academy shall record in each Academy Player’s Performance Clock:

132.1.                        each match in which he has played; and

132.2.                        his playing time in each match.

Guidance

With regard to Rule 132.1, the matches which are to be recorded on an Academy Player’s Performance Clock include all Authorised Games in which he plays.

The Performance Clock may be used to record other playing information about the Academy Player, e.g. substitutions, cautions, position played in. It forms part of the Performance Management Application.

Performance Analysis

133.                                           Each Club operating a Category 1 or Category 2 Academy shall:

133.1.                        have such technical facilities as are necessary to undertake the Performance Analysis required of it by Rule 133.2;

133.2.                        undertake Performance Analysis (including, in the case of a Club which operates a Category 1 Academy, by undertaking GPS evaluation in the Professional Development Phase and in the Youth Development Phase if the Full Time Training Model is utilised) of training activity and matches in the Youth Development Phase Games Programme, the Professional Development Phase Games Programme and the Professional Development League;

133.3.                        use the results of such Performance Analysis in its monitoring of the coaching and development of Academy Players in the Youth Development Phase and the Professional Development Phase; and

133.4.                        make available to the League such Performance Analysis data as it reasonably shall require to undertake the benchmarking of data for that Academy against national trends.

134.                                           Each Club operating a Category 3 or Category 4 Academy shall comply with Rule 133 but only in respect of players in the Under 17 to Under 18 age groups.

135.                                           Subject to a Club complying with Rule 133 or 134 (as appropriate depending on the Category of its Academy), and to a sufficient number of Clubs (and Football League Clubs) likewise complying, the League will make available to it benchmarked data derived from comparing the Performance Analysis data it has submitted to the League with that submitted by other Clubs (on an anonymised basis).

Guidance

The League will produce further detail of the proposed national programme of Performance Analysis for the older Academy age groups. The proposals in this regard will be presented to Clubs in due course. If Clubs approve these proposals, then (subject to Club approval) a requirement will be inserted in the Rules for Clubs to contribute information to this national programme.

Foundation Phase Games Programme

136.                                           The League will organise a games programme for teams in each of the Under 9 to Under 11 age groups of Clubs operating Category 1 and 2 Academies (and for the avoidance of doubt teams from both Categories shall participate together in this games programme).

137.                                           The Football League will organise a games programme for teams in each of the Under 9 to Under 11 age groups of Clubs operating Category 3 Academies.

138.                                           The games programmes referred to in Rules 136 and 137 shall consist of matches which:

138.1.                        shall be competitive but whose results (except in the case of Tournaments) shall not give any particular competitive significance between Academies (for example, no league table or the like shall be produced);

138.2.                        subject to Rule 138.3 shall be organised on a local basis so that as far as reasonably possible no team has to travel more than one hour to an away match (save that longer travel times may be necessary in order that each Club can participate meaningfully in the games programme);

138.3.                        may be played in Festivals organised on a local, regional or national basis and each Club which operates a Category 1 Academy shall organise and host a minimum of three Festivals per Season;

138.4.                        shall take place during the Games Programme Schedule;

138.5.                        may include matches against representative county schoolboy sides (being sides selected by the English Schools’ Football Association);

138.6.                        shall be played outdoors, save in respect of:

138.6.1                 Clubs operating Category 1 or 2 Academies when, during the second half of December and the whole of both January and February, they shall be played indoors; and

138.6.2                 Clubs operating Category 3 Academies when, during the second half of December and the whole of both January and February, they may be played indoors.

138.7.                        shall consist of matches played in accordance with the following formats (save that some matches played indoors may be played as Futsal games):

		Pitch size
Age group	Team size	(yards)	Goal size (feet)	Ball size
Under 9	4v4, 5v5 or 7v7	30x20 to 40x30 (4v4 and 5v5) 50x30 to 60x40 (7v7)	12x6	3 (or 4 at the Home Club’s option)

Under 10	4v4, 5v5 and 7v7	30x20 to 40x30 (4v4 and 5v5) 50x30 to 60x40 (7v7)	12x6 (4v4 and 5v5) 12x6 to 16x7 (7v7)	4

Under 11	7v7 or 9v9	50x30 to 60x40 (7v7) 70x40 to 80x50 (9v9)	12x6 to 16x7 (7v7) 16x7 (9v9)	4

The participating Clubs shall endeavour to agree which of the above formats shall be utilised, but in default of agreement the home Club shall decide.

Guidance

The League will organise a regional indoor programme during the second half of December, and the entirety of January and February. In particular, a programme of Futsal will be delivered for Category 1 and Category 2 Academies. Clubs will be free to apply to organise Authorised Games outside pursuant to Rule 139.2.

The League will organise Tournaments (lasting more than one day) for each of the Under 9, Under 10 and Under 11 age groups in the May or June of each year (and in scheduling them it will be borne in mind that June is often the month when Academy “downtime” occurs). The Tournaments so arranged for the Under 11 age group will include teams from clubs in countries other than England and Wales.

In order to deliver the Foundation Phase Games Programme to all Clubs, the target travel time of 1 hour may be exceeded from time to time, in particular in order to accommodate those Clubs whose home “locality” is small.

Both Leagues will co-operate to create cross-Category festivals from time to time which shall include all Categories of Academy and be regionally based.

A six-week programme of festivals of Futsal and other small-sided indoor football for each age range in the Foundation Phase will be staged. This programme will run from November to February and be organised on a basis of five regions (North East, North West, Midlands, London and South West, and London and South East). A Futsal tournament involving a regional qualification process culminating in a national finals event will be organised for each of the Under 9, Under 10 and Under 11 age groups.

139.                                           Each Club which operates a Category 1, Category 2 or Category 3 Academy:

139.1.                        must participate fully in the Foundation Phase Games Programme; and

139.2.                        may organise and participate in additional Authorised Games of the types listed in paragraphs c), d), f) and g) of that definition only (which shall be notified to the League (if the Club operates a Category 1 or Category 2 Academy) no later than 72 hours before they are scheduled to take place).

Guidance

The Games Programme Schedule will incorporate free weeks (in addition to those referred to in Rule 178) during which no fixtures will be arranged by the Leagues. This will allow Clubs to organise additional fixtures pursuant to Rule 139.2. In addition, Clubs will be able to rearrange fixtures in the Foundation Phase Games Programme in order to attend tournaments and Festivals provided suitable notice is given, the integrity of the Games Programme is maintained, and a suitable date for the rearrangement of the fixture is agreed.

140.                                           Each Club shall ensure that each of its Academy Players in the Foundation Phase shall, subject to fitness, participate in at least half the playing time in any one Season of matches in the Foundation Phase Games Programme and any other matches organised by the Club pursuant to Rule 139.2 such playing time to be reasonably spread out over the Season.

Guidance

An Academy Player in the Foundation Phase may still play for his school team or school representative county side.

When assessing whether Rule 140 has been complied with, each Academy Player’s playing time over the course of the Season will be assessed and an average calculated (i.e. the Academy Player need not play in half the time of every match). In addition, Rule 140 requires that the playing time is spread relatively evenly over the course of the fixture programme. This is to ensure Clubs do not try to backload playing time at the end of the Season simply to ensure the average is met.

Youth Development Phase Games Programme

141.                                           The League will organise a games programme for teams in each of the Under 12 to Under 14 age groups of Clubs operating Category 1 and 2 Academies (and for the avoidance of doubt teams from both Categories shall participate together in this games programme). The League will also organise a games programme for teams in the Under 15 age group of Clubs operating Category 1 Academies and of those Category 2 Academies wishing to participate.

142.                                           The Football League will organise a games programme for teams in each of the Under 12 to Under 14 age groups of Clubs operating Category 3 Academies.

143.                                           The games programme for Category 1 Clubs referred to in Rule 141 shall include the Under 13, Under 14 and Under 15 Premier League National Cups, participation in which shall not be mandatory.

144.                                           Each Club must inform the League by 30 April in each year whether it wishes to compete in the Under 13, Under 14 and Under 15 Premier League National Cups the following Season.

145.                                           The games programmes referred to in Rules 141 and 142 shall consist of matches which shall:

145.1.                        be competitive but whose results (save for matches in the Under 13, Under 14 and Under 15 Premier League National Cups) shall not be given any particular competitive significance between Academies (for example, no league table or the like shall be produced);

145.2.                        (in the case of the games programme referred to in Rule 141) be organised on a regional basis so that as far as reasonably possible no team has to travel more than two hours to an away match save that longer travel times may be necessary:

145.2.1                 in order that each Club can participate meaningfully in the games programme; and

145.2.2                 for matches in the Under 13, Under 14 and Under 15 Premier League National Cups.

145.6.                        be played outdoors, except for matches for age groups Under 12 to Under 15 during the second half of December and the whole of both January and February involving teams of Category 1 and Category 2 Academies, which shall be played indoors; and

145.7.                        consist of matches played in accordance with the following formats (save that some matches played indoors may be played as Futsal games):

		Pitch size
Age group	Team size	(yards)	Goal size (feet)	Ball size
Under 12	11v11 (or 9v9 if both Clubs so agree)	90x60 (11v11) 70x40 to 80x50 (9v9)	21x7 (11v11) 16x7 (9v9)	4

Under 13	11v11	90x60	21x7	4

Under 14	11v11	90x60 to 100x60	21x7 to 24x8	5

Under 15	11v11	110x70	24x8	5

Guidance

In order to deliver the Youth Development Phase Games Programme to all Clubs, the target travel time of 2 hours may be exceeded from time to time, particularly in order to accommodate those Clubs whose home geographical “region” is small.

146.                                           The League shall organise a games programme for teams consisting of Academy Players in the Under 16 age group of Clubs operating Category 1 Academies, and another for teams of Academy Players in these age groups of Clubs operating Category 2 Academies.

147.                                           Save for any matches played abroad pursuant to Rule 150, the games programme for Category 1 Clubs referred to in Rule 146 shall:

147.1                           be constituted either on a national basis or, if a majority of those Clubs (and Football League clubs) which operate Category 1 Academies so determine by no later than 31 March in the preceding Season, on a regional basis (as that term is defined in Rule 148; and

147.2                           be competitive but whose results shall not be given any particular competitive significance between Academies (for example, no league table or the like shall be produced).

148.                                           The games programme for Category 2 Clubs referred to in Rule 146 shall be organised on a regional basis, that is to say so that as far as reasonably possible no team has to travel more than two hours to an away match (save that longer travel times may be necessary in order that each Club can participate meaningfully in the games programme).

149.                                           Matches in the games programmes for Category 1 and Category 2 Clubs referred to in Rule 146 shall, unless the Board otherwise permits, be played on Saturdays and arranged so that as far as possible a Club’s fixtures in it mirror those of its teams in the Professional Development Phase Games Programme.

150.                                           As part of the Youth Development Phase Games Programme, the League shall organise matches (which may be organised as Tournaments) against teams from clubs in membership of a national association other than the Football Association or the Football Association of Wales. Such matches shall be organised regularly for Clubs operating Category 1 Academies and from time to time for Clubs operating Category 2 Academies.

151.                                           The Football League shall organise a games programme for teams consisting of players in the Under 15 and Under 16 age groups of Clubs operating Category 3 Academies, to be played on a regional basis so that as far as reasonably possible no team has to travel more than two hours to an away match (save that longer travel times may be necessary in order that each Club can participate meaningfully in the games programme).

152.                                           Matches played pursuant to Rules 146 to 151 shall, when played outdoors, be played in accordance with the following format:

	Pitch size
Team size	(yards)	Goal size (feet)	Ball size
11v11	110x70	24x8	5

153.                                           Each Club which operates a Category 1, Category 2 or Category 3 Academy:

153.1                           must participate fully in the Youth Development Phase Games Programme (save that participation in the Under 13 and Under 14 Premier League National Cups is voluntary); and

153.2                           may organise and participate in additional Authorised Games of the types listed in paragraphs c), d), f) and g) of that definition only (which shall be notified to the League (in the case of a Club operating a Category 1 or Category 2 Academy) no later than 72 hours before they are scheduled to take place).

Guidance

The Games Programme Schedule will incorporate free weeks (in addition to those referred to in Rule 178) during which no matches will be arranged by the Leagues. This will allow Clubs to organise additional matches pursuant to Rule 153.2

154.                                           Each Club shall ensure that each of its Academy Players in the Under 12 to Under 14 age groups shall, subject to fitness, participate in half the playing time of matches in the Youth Development Phase Games Programme and any other matches organised by his Club pursuant to Rule 153.2, the Academy Player’s playing time to be reasonably spread over the Season.

155.                                           Each Club shall ensure that each of its Academy Players in the Under 15 to Under 16 age groups shall, subject to fitness, participate in at least 20 matches per Season (being matches in the Youth Development Phase Games Programme or any other matches organised by his Club pursuant to Rule 153.2). Participation in a match shall for the purposes of this Rule mean playing at least 50% of the game time.

Guidance

An Academy Player in the Youth Development Phase may still play for his school team or school representative county side.

When assessing whether Rule 154 has been complied with, each Academy Player’s playing time over the course of the Season will be assessed and an average calculated (i.e. the Academy Player need not play in half the time of every match). In addition, Rule 154 requires that the playing time is spread relatively evenly over the course of the fixture programme. This is to ensure clubs do not try to backload playing time at the end of the Season simply to ensure the average is met.

Professional Development Phase Games Programme

156.                                           The League will organise two games programmes, one for teams of Clubs operating Category 1 Academies and one for teams of Clubs operating Category 2 Academies.

157.                                           The Football League will organise a games programme for teams of Clubs operating Category 3 and Category 4 Academies, and following such consultation determine with those Clubs in its absolute discretion what games programme(s) should be developed for those Clubs, Rules relating to the games programme and (subject to Rule 158.3) how that games programme should be delivered.

158.                                           The games programmes organised by the League and the Football League pursuant to Rules 156 and 157 will be constituted on the following geographical bases:

158.1                           Category 1: a regional league, with some matches played on a national basis and some international matches against teams representing clubs in membership of national associations other than the Football Association or the Football Association of Wales (and such matches may be played either in England or abroad);

158.2                           Category 2:

158.2.1                          in two leagues, each of which shall be constituted on a geographical basis (for example one league of northern based teams and one of southern based teams), the exact constitution of each league to be determined by the Board in its absolute discretion having regard to those Clubs (and Football League clubs) which operate Category 2 Academies;

158.2.2                          where practical, international matches against teams representing clubs in membership of a national association other than the Football Association or the Football Association of Wales (and such matches may be played either in England or abroad);

158.3                           Categories 3 and 4:

158.3.1.                       in two or more leagues, each of which shall be constituted on a geographical basis (for example one league of northern based teams and one of southern based teams), the exact number of leagues and their geographical constitution to be determined by the Football League in its absolute discretion and having regard to those Football League clubs (and Clubs) which operate Category 3 and 4 Academies.

159.                                           Matches in the Professional Development Phase Games Programme organised under Rule 156:

159.1.                        shall be played in accordance with the Laws of the Game (and for the avoidance of doubt shall be in the 11v11 format);

159.2.                        shall be for Players in the Under 18 age group (and younger) only, save that a Club may name in its team sheet a goalkeeper in the Under 19 age group;

159.3.                        shall only have five substitutes named on the team sheet (and for the avoidance of doubt up to three substitutes may enter the field of play);

159.4.                        shall consist of competitive leagues and Tournaments; and

159.5.                        may include of an optional Futsal programme organised by the League (for Clubs operating Category 1 and Category 2 Academies) in the months of December, January and February.

160.                                           Matches in the Professional Development Phase Games Programme organised under Rule 157:

160.1                           shall be played in accordance with the Laws of the Game (and for the avoidance of doubt shall be in the 11 v 11 format);

160.2                           shall be for Players in the Under 18 age group (and younger) only, save that up to 2 Players in the Under 19 age group may be named on the team sheet for a match provided they are:

160.2.1                          a goalkeeper; or

160.2.2                          registered as a Scholar and are only continuing as a Scholar beyond the age of 18 because of injury or other extenuating circumstances as approved by the League of which the Club is a member in accordance with that League’s relevant procedures;

160.3.                        shall only have 5 substitutes named on the team sheet (and for the avoidance of doubt only 3 substitutes may enter the field of play);

160.4.                        shall consist of competitive leagues and/or Tournaments; and

160.5.                        may include an optional Futsal programme organised by the League in the months of December, January and February.

161.                                           Further provisions binding on Clubs competing in the Leagues referred to in Rule 159.4 shall be set out in the rules of those Leagues.

162.                                           Each Club which operates an Academy:

162.1                           must participate fully in the Professional Development Phase Games Programme;

162.2                           may organise and participate in additional Authorised Games (which shall be notified to the relevant League no later than 72 hours before they are scheduled to take place).

Professional Development League

163.                                           Each Club which operates a Category 1 Academy shall compete in Professional Development League 1.

164.                                           Each Club which operates a Category 2 Academy shall compete in Professional Development League 2 unless it is able to demonstrate to the League that its starting 11s in its first team matches during the preceding Season in those competitions set in Rule L.9.1 to Rule L.9.5 included on average at least five Players in the Under 21 age group or younger.

165.                                           Each Club which operates a Category 3 or Category 4 Academy may compete in the development league to be organised by the Football League.

166.                                           The League will organise Professional Development League 1, which shall consist of a national league competition played on a competitive basis.

167.                                           The League will organise Professional Development League 2, which shall consist of a league or leagues played on a competitive basis organised on a regional basis, the composition of such regional league(s) to be at the absolute discretion of the Board who shall so far as reasonably possible determine the composition of each such league to ensure that each Club has to travel no more than three hours to each match (save that longer travel times may be necessary in order that each Club (or club) can participate meaningfully in Professional Development League 2).

Guidance

Clubs who operate Category 2 Academies have expressed a desire to have some element of their Games Programme in the Professional Development Phase organised on a national basis, and not just on a regional basis as set out in Rule 167. The League will work to develop this proposal further.

168.                                           The Football League will, if required, organise (or procure the organisation of, for example, through the Football Combination or Central League) Professional Development League 3, which shall consist of a league or leagues played on a competitive basis and organised on a regional basis, the composition of such regional league(s) and the minimum number of matches to be played by each Club to be at the absolute discretion of the Football League who shall so far as reasonably possible determine the composition of each such league to ensure that each Club (or club) has to travel no more than three hours to each match (save that longer travel times may be necessary in order that each Club (or club) can participate meaningfully in Professional Development League 3). For the avoidance of doubt teams of Clubs operating Category 3 and Category 4 Academies shall compete together in Professional Development League 3.

169.                                           Eligibility in each of the Professional Development Leagues shall be limited to players in age group Under 21 or younger, save that each Club may nominate on its team sheet for any match in a Professional Development League no more than:

169.1                           one older goalkeeper; and

169.2                           the number of older outfield players determined pursuant to Rule 170.

170.                                           The number of older outfield players referred to in Rule 169 shall be determined in respect of each Professional Development League by such number as a majority of the Clubs (and Football League clubs) who compete in it so determine by no later than 31 March in the preceding Season (and in any case shall be no fewer than three and no greater than five).

171.                                           At least three matches in the Professional Development League shall be played at the Club’s Stadium, and other matches may be played at an alternative ground subject to the approval of the Board or the Football League (as appropriate). Such alternative grounds may include a pitch at the Club’s Academy provided that it is floodlit, has a fenced off pitch and provides a spectator area.

Guidance

The Board will need to be satisfied, prior to approving any alternative ground (including one at an Academy) that it provides satisfactory facilities for the playing of matches in the Professional Development League. Such facilities include the pitch, floodlight levels, changing rooms for the teams and Match Officials, and spectator areas. Further consultation on these issues will be undertaken in due course.

172.                                           Unless otherwise authorised by the Board, and subject to any transitional arrangements authorised by the Board in respect of Season 2012/13 pursuant to which some midweek matches may be scheduled, matches in the Professional Development Leagues shall be played on Saturdays, save that the home Club shall, subject to the rules of the Professional Development Leagues, have discretion to change the date and kick-off time of a match to Friday evening, or any time on Sunday or Monday.

173.                                           Further provisions binding on Clubs competing in the Professional Development League shall be set out in the rules of those Leagues.

174.                                           The League will in addition organise international matches (which may take place by way of Tournaments) for teams competing in Professional Development Leagues 1 and 2.

Games Programme: Postponement etc. of Matches

175.                                           A match in the games programme between Academy teams in age groups Under 9 to Under 16 inclusive shall not be cancelled, postponed or abandoned except with the written consent of the Board or on the instructions of the officiating referee (or if the officiating referee is a minor, the official of the county FA who has accompanied him to the match) who shall be empowered to instruct that such match be cancelled, postponed or abandoned only if he considers that the pitch is unfit for, or if adverse weather conditions preclude, the playing of the match in which event the Club at whose ground the match should have been played shall within seven days give to the Secretary notice in writing to that effect.

176.                                           Except in the case of an Under 9 to Under 16 games programme match which, without either participating Club being at fault, is cancelled, postponed or abandoned under the provisions of Rule 175, any Club which causes the cancellation, postponement or abandonment of such a match will be in breach of these Rules.

177.                                           The Board shall have power to specify the equipment and facilities to be provided by Clubs for the playing of matches between Academies.

178.                                           In consultation with the Football Association, a minimum of four weekends each Season will be identified by the League upon which there will be no fixtures for Academy teams, such weekends being devoted to international development, selected players’ courses and in-service training of coaches and staff.

YOUTH DEVELOPMENT RULES

EDUCATION AND WELFARE

General

179.                                           Each Club which operates an Academy shall establish an Education Programme which shall set out the activities to be undertaken by the Club to ensure that the education of its Academy Players and Players under the age of 21 is supported effectively and which:

179.1                           is appropriate to the Category of its Academy;

179.2                           complies with all applicable requirements set out in this section of the Rules; and

179.3                           is evaluated by the Club within each Development Phase to ensure it is meeting its objectives as set out therein.

180.                                           Each Club which operates an Academy shall ensure that each of its Academy Players receives a formal Education Programme which:

180.1.                        is appropriate to his age and Training Model;

180.2.                        meets his specific academic needs;

180.3.                        complies with all legal requirements;

180.4.                        is structured to ensure that his academic development is not compromised as a result of his being coached by the Club’s Academy;

180.5.                        in the case of an Academy Player who is entered into a Scholarship Agreement with the Club, consists of either the advanced apprenticeship framework for sporting excellence (AASE) or any other programme of education approved in writing by the League;

180.6.                        shall continue notwithstanding that the Academy Player signs a professional contract and which shall comply with the requirements of the Education and Skills Act 2008 with regard to education and training.

Guidance

In relation to Rule 180.5 any other programme of education approved in writing by the Football League will be in conjunction with the PFA.

181.                                           Each Academy Player’s educational progression under his Education Programme shall be recorded on his Performance Clock.

182.                                           Each Club which operates an Academy shall nominate a member of staff who shall be responsible for:

182.1                           liaising with the school at which Academy Players are being educated;

182.2                           ensuring that any issues concerning an Academy Player’s education arising from that liaison are addressed to the satisfaction of the school; and

182.3                           ensuring that for Academy Players on the Full Time and Hybrid Training Models (and where the League requests, for Academy Players on the Part Time Training Model) each Academy Player’s school reports and educational data are obtained from his school and recorded on his Performance Clock.

Guidance

Clubs’ attention is drawn to the Guidance note under Rule 1.57: the Education Management System is a function contained within the Performance Clock. It must be used for assisting the management of Academy Players’ educational attainment data, and reference to the Performance Clock in these Rules, particularly in the context of education, should be read accordingly.

183.                                           Each Club shall take all reasonable steps to ensure that it protects the welfare of each of its Academy Players and Players under the age of 21 by offering support for his wellbeing and pastoral care generally.

184.                                           The provisions of Section S of the League’s Rules (concerning the Safeguarding of Vulnerable Groups and Safe Recruitment) apply to Academies and Development Centres.

185.                                           Without prejudice to the generality of Rule 184 each Club shall appoint an Academy Safeguarding Officer who shall:

185.1                           undertake the functions set out in Rule S.10.4 specifically with regard to the Academy; and

185.2                           liaise with the Club’s Children’s Safeguarding Manager.

186.                                           Clubs and Academy Staff shall observe and comply with the requirements of the Code of Practice entitled “The Health and Safety of Academy Players on Residential Tours, Festivals, Tournaments and Visits” set out in Appendix 13 and any breach thereof shall be treated as a breach of these Rules.

187.                                           Clubs shall ensure that their Academy Players are insured in accordance with advice circulated by the League from time to time.

188.                                           Clubs shall establish, maintain and, when necessary, implement a complaints procedure for Academy Players and Parents, a copy of which shall be submitted to the League.

189.                                           The Code of Conduct set out in Appendix 14 shall be binding on Academy Players of compulsory school age attending Academies and their Parents and on Clubs and Officials and any breach thereof by such Academy Players or by Clubs or Officials shall be treated as a breach of these Rules.

Induction Events

190.                                           Each Club shall arrange a pre-season induction event for Academy Players and their Parents and there shall be at least one such induction event per Development Phase.

191.                                           The induction meeting referred to in Rule 190 shall provide such information to the Academy Players and their Parents as is necessary in order for them to understand the coaching and, if relevant, education that the Academy Player will receive from the Club.

192.                                           Each Club which operates an Academy shall permit a representative of the League to attend such induction meetings on request.

Reports on Educational Progression

193.                                           Each Club which operates an Academy shall provide progress reports to the Parent of each Academy Player to whom it provides a Full Time Education Programme.

194.                                           The progress reports shall:

194.1                           detail the educational progression of the Academy Player; and

194.2                           be provided as and when necessary, but as a minimum at least once every 12 weeks.

Guidance

With regard to Rule 194.2, Rule 42.2 states that Academy Players in the Under 12 to Under 18 age groups shall receive a Multi-disciplinary Review every six weeks. The educational progress report need only be undertaken once every 12 weeks (i.e. not for each Multi-disciplinary Review) but must be undertaken as part of a Multi-disciplinary Review.

Delivery of the Education Programme

195.                                           Part Time Training Model

Each Club which operates an Academy shall, in respect of each of its Academy Players being trained under the Part Time Training Model:

195.1                           inform the Academy Player’s school that he is being so trained;

195.2                           if the League so requests obtain from the Academy Player’s school his school reports and, where possible, educational attainment data;

195.3                           use the information obtained (if any) to monitor the Academy Player’s academic progression by reference to his school reports and, where possible, educational attainment data, and record it on his Performance Clock; and

195.4                           liaise with the school on a regular basis in order to discuss and address any issues concerning the Academy Player’s education which have risen or may arise as a consequence of his being trained at the Club’s Academy.

Guidance

The Part Time Training Model may be used by Category 1, 2 and 3 Academies in the Foundation Phase (Under 9 to Under 11), and by Category 2 and 3 Academies in the Youth Development Phase: see further Rule 116.

The Part Time Training Model envisages that coaching will take place outside the Core Coaching Time, but Clubs should nevertheless establish good communication with each Academy Player’s school, obtain his school reports and, where possible, educational attainment data, monitor and record his academic progression on his Performance Clock, and address any relevant issues which arise as a result of the Academy Player being coached at the Academy (and in particular any conflict between the demands of his coaching and those of his education).

196.                                           Hybrid Training Model

Each Club which operates the Hybrid Training Model must appoint a sufficient number of appropriately qualified teaching staff to provide the educational support referred to in Rule 197.2.

197.                                           Each Club which operates an Academy shall, in respect of each of its Academy Players being trained under the Hybrid Training Model:

197.1.                        undertake all necessary liaison and co-operation with the Academy Player’s school to ensure that the required element of coaching can take place within the Core Coaching Time;

197.2.                        provide to the Academy Player such additional educational support (to be detailed in the written agreement referred to in Rule 197.5 as shall be necessary to compensate for teaching he has missed, and to ensure that his education is not adversely affected, as a result of being released from school to undertake coaching during the Core Coaching Team;

197.3.                        obtain from the Academy Player’s school his school reports and, where possible, educational attainment data;

197.4.                        monitor the Academy Player’s academic progression (including by use of the information obtained from the Academy Player’s school pursuant to Rule 197.3) and record the information obtained pursuant to Rule 197.3 on his Performance Clock in a timely fashion and at least every 12 weeks (to coincide with dates of his Multi-disciplinary Reviews);

197.5.                        enter into a written agreement with the Academy Player’s school and Parent which sets out details of the delivery of the Hybrid Training Model to the Academy Player, including weekly timetables, the likely impact on the Academy Player’s education, and any additional educational support to be provided by the Club;

197.6.                        liaise with the school at least every six weeks in order to discuss and address any issues concerning the Academy Player’s education which may arise or have arisen as a consequence of his being so trained.

Guidance

The Hybrid Training Model may be used by Category 1 Academies in the Foundation Phase (Under 9 to Under 11), and by Category 1 and Category 2 Academies in the Youth Development Phase: see further Rule 116.

Clubs’ attention is drawn to the following comments in section 7.3.1 of the EPPP. Although these comments refer to the Foundation Phase, they are relevant to the Hybrid Training Model generally.

“It is assumed that the majority of the coaching will be delivered after school and at weekends. Flexing the season will also enable Academies to gain greater access to players. It is recommended that wherever possible and particularly in the case of Category 1 Academies where the contact time is highest, the after school sessions are established inside the Core Coaching Time and this may require some negotiation with schools and parents to establish the programme effectively. Close liaison with schools to ensure that players are managing the joint workloads is appropriate but no other specific education interventions are being proposed in this phase.”

198.                                           Full Time Training Model

Each Club which operates an Academy shall, in respect of each of its Academy Players in the Youth Development Phase being trained under the Full Time Training Model, ensure that it provides the Academy Player with coaching and education in accordance with a programme which complies with Rules 199 to 204 and which is approved in advance by the League.

199.                                           The education element of the Full Time Training Model must comply with these Rules and be structured in accordance with one of the four options set out below or in accordance with such other proposals as the League may approve.

200.                                           Each Club which operates the Full Time Training Model must:

200.1                           enter into an agreement with any school at which its Academy Players are being educated setting out the obligations of the Club and the school in respect of the education of those Academy Players;

200.2                           ensure that Academy Players in the Under 12, Under 13 and Under 14 age groups being educated at schools are fully integrated with other pupils of their age, which obligation shall include (without limitation) attending lessons with such other pupils according to the school’s normal timetable (save where the Academy Players are being coached in the Core Coaching Time in accordance with these Rules);

200.3                           ensure that there is in place a written agreement between the Club, each Academy Player engaged on the Full Time Training Model, his Parent and his school which sets out full details of his education and Coaching Curriculum;

200.4                           ensure that the Education Programme of each such Academy Player provides him with a minimum of 20 hours’ education during each week of the school term;

200.5                           ensure that appropriate staff/student ratios are utilised for all educational activity in which the Academy Player is engaged;

200.6                           ensure that each such Academy Player’s education is tailored to his academic ability and attainment targets and meets national guidelines;

200.7                           obtain from the Academy Player’s school his school reports and, where possible, educational attainment data; and

200.8                           monitor the Academy Player’s academic progression (including by use of the information obtained from the Academy Player’s school pursuant to Rule 200.7) and record the information obtained pursuant to Rule 200.7 on his Performance Clock in a timely fashion and at least every 12 weeks (to coincide with dates of his Multi-disciplinary Reviews).

Guidance

With regard to Rule 200.8 pursuant to Rule 42.2 Academy Players in the Under 12 to Under 18 age groups must receive a Multi-disciplinary Review every six weeks. The requirement in Rule 200.8 must be undertaken at every second such Multi-disciplinary Review.

201.                                           Without prejudice to the generality of Rule 38, each Club which operates the Hybrid or Full Time Training Model must in respect of each such Training Model:

201.1                           not do so unless the PGB has pre-approved and annually certified its proposed delivery of the Training Model; and

201.2                           permit the League and PGB to monitor and assess its delivery of the Training Model, including in respect of an individual Academy Player, in order to ensure that it complies with these Rules; and

201.3                           forthwith implement any changes to its delivery of the Training Model that the League or PGB may require.

Guidance

The League and PGB may take advice from the Education Advisory Group (and utilise the Education Ombudsmen) in connection with the assessment pursuant to Rule 201.

In the case of concerns over a Training Model which has been previously approved, it is anticipated that in the first instance an action plan to address any issues would be drafted, and the Club Support Manager or Education Ombudsman would work with the Club over a specific period to put the recommendations in place. Accordingly, Rule 202 below would be regarded as a last resort.

202.                                           If the League is not satisfied that a Club’s delivery of the Hybrid or Full Time Training Model complies with these Rules:

202.1                           it may refuse to an application to register an Academy Player on it; and

202.2                           the Board may exercise its powers set out in Rule 279.

203.                                           If a Club wishes to engage an Academy Player on the Full Time Training or Hybrid Model (whether or not the Academy Player is already registered with the Club), it shall complete and submit to the Secretary either PLYD Form 5A or PLYD Form 5B (as appropriate) signed on behalf of the Club by an Authorised Signatory.`

204.                                           If the registration of an Academy Player on the Full Time Training Model is terminated by the Club or by the Board of its own volition, or if he changes to another Training Model, the Club shall, unless his Parent agrees otherwise, continue to provide to him until the end of the academic year in which he reaches the age of 16 education and accommodation in accordance with the arrangements made at the time of he was first engaged on the Full Time Training Model.

Guidance

The Full Time Training Model may be used by Category 1 Academies in the Youth Development Phase, and must be used by all Academies in the Professional Development Phase: see further Rule 116.

Form PLYD 5A must be used for all Academy Players whom the Club wishes to engage on the Full Time Training Model. If the Academy Player is not already registered with the Club, Form PLYD 5 (Academy Player Registration Application) must also be completed and submitted to the League (see Rule 263). If the Academy Player is already registered with the Club, Form PLYD5 need not also be submitted. Clubs’ attention is drawn to the undertakings that they must give under PLYD5.

The four options referred to in Rule 199 are set out below. This list of options is not exhaustive, and Clubs are free to develop other models which deliver the same results as the options set out in the Elite Player Performance Plan.

Each Club’s proposals for how it will deliver the Full Time Training Model must be approved in advance by the League. The League may also check each Club’s delivery of the Full Time Training Model in order to verify that it is in accordance with these Rules and with the pre-approved proposals, and in order to verify that no Academy Player’s education is being prejudiced as a result of his being prejudiced as a result of his being engaged on the Full Time Training Model. Clubs’ attention is drawn to Rules 278 and 279 in this regard.

Option 1

Clubs may enter into contractual relationships with an identified school or schools at which Academy Players receive their education.

The relationship will need to be flexed in terms of the amount of time that Academies would require Academy Players to be available for daily coaching. The school day will need to be flexed to accommodate the Coaching Curriculum whilst ensuring that boy’s educational development does not suffer.

Specific tutor support for the Education Programme will be required for all Academy Players engaged in the Full Time Training Model over and above the normal curriculum. Additional tutor support will need to be individually tailored to the Academy Players’ needs.

Clubs will need to decide how and where Academy Players will be coached. The optimum environment is at the Club’s dedicated training facilities but this will require a school in Education Option 1 to be in close proximity to the Club’s training facility so that the Academy Players can move easily between the school and the Club. With the Full Time Training Model, the school will need to be in close proximity to the training ground or else the training will need to be accommodated at the school.

The other major consideration for Clubs which operate Category 1 Academies will be the need to provide dedicated housing, house parents and a secure environment in which to live and work whilst staying with the Club. This will need to apply to all Academy Players who live outside a short commute from their Club’s training ground.

Option 2

In this option, Clubs may choose to develop and extend their own educational facilities at the training ground and, in effect, develop an onsite school facility. For Clubs which operate a Category 1 Academy, accommodation would still be required on or near the training ground to house the Academy Players and the associated social and welfare support would need to be factored into the delivery of this approach. Clubs may continue to contract an educational partner/provider but the schooling would take place at the Club.

Option 3

Clubs may wish to establish their own schools. These schools may be general in their recruitment with specialist classes or groups of classes catering for the Academy Players’ specialist needs. In this Education Option the same issues regarding the location of the school on or near the training ground remain relevant as does the need to provide appropriate housing and care.

Option 4

Where two or three Academies are clustered together, especially in urban areas, it may be possible to identify a single school where each of the Clubs sends their Academy Players. This school would then become the hub for the Academies. The Coaching Curriculum may be split between the training ground and the school premises subject to the location of the school in relation to the Club.

Further guidance in respect of education in the Professional Development Phase, where all Clubs must utilise the Full Time Training Model, is set out in paragraph 7.3.3 of the Elite Player Performance Plan:

All Clubs in the Professional Development Phase will be required to deliver the Full Time Training Model. Academy Players will have access to training up to four hours a day in two separate sessions. The season will be developed increasingly to mirror the professional game so there will be less opportunity to flex the season for purposes of creating greater coaching contact time during the summer months.

Clubs which operate Category 1 and 2 Academies will have the necessary infrastructure at their training grounds to enable them to provide formal education provision for Academy Players in the Under 17 and Under 18 age groups which may be delivered principally at the training ground rather than offsite at a school or college.

This approach envisages the delivery of the formal education components at the training ground in purpose built facilities and as part of an integrated flexible weekly programme which compliments and supports the Coaching Curriculum. The delivery of the formal Education Programme may be either through fully qualified in house staff or through an outside provider who is able to meet the needs and demands of the integrated programme. Delivering the Education Programme in this way will provide maximum flexibility allowing coaches to flex and stretch the Coaching Curriculum to suit the particular needs of each Academy Player.

Category 3 and 4 Academies will not necessarily be equipped to provide the formal education component at the training ground. Category 3 and 4 Academies may choose to deliver the formal education provision off site at a local education provider. This will require Heads of Education to ensure that as flexible an Education Programme as possible can be created in partnership with a school/college so that coaches can gain access to the required time for coaching.

205.                                           Each Club which operates an Academy shall notify the League, in such a manner as the League shall from time to time specify, of the Training Model on which each of its Academy Players is engaged and, if an Academy Player changes to the Hybrid Training Model or Part Time Training Model, forthwith inform the League of the change and provide such evidence as the League may require to show that the Academy Player and his Parent consented to the change.

Welfare, Social Development and Lifestyle Management

206.                                           Each Club which operates an Academy shall establish a programme to educate each of its Academy Players in Lifestyle Management Skills.

207.                                           The programme referred to in Rule 206 shall ensure that each Academy Player trained under the Full Time Training Model and/or in the Professional Development Phase has the opportunity to engage in activities outside the Academy which will encourage him to take an active part in the community and develop an understanding of good citizenship.

208.                                           Each Academy Player shall engage in the activities referred to in Rule 207 unless he has good cause not to do so and each Club shall take all reasonable steps to ensure that each of its Academy Players does so engage.

209.                                           Each Club which operates an Academy shall nominate a member of Academy Staff to manage and deliver the said programme.

210.                                           Each Club shall nominate an Official to be responsible for the welfare and supervision of Academy Players engaged on the Part Time Training Model or Hybrid Training Model, while they are present at the Club’s facilities.

Player Exit/Release Strategy

211.                                           Each Club which operates an Academy shall devise and implement a programme, to be managed by its Head of Education and Welfare or other appropriate Official to assist its Academy Players released from the Academy at completion of their Under 16, Under 17 or Under 18 year in circumstances where it appears they will not be joining another Club (or club).

212.                                           Any such programme in respect of Academy Players being released at the completion of their Under 18 year shall be designed so that it dovetails with the support programme for such released Academy Players to be operated by the League.

YOUTH DEVELOPMENT RULES

SPORTS SCIENCE AND MEDICINE

Sports Science and Medicine Programme

213.                                           Each Club which operates an Academy shall establish a Sports Science and Medicine Programme (in accordance with the criteria set out in these Rules which apply to the Category of its Academy) for the benefit of its Academy Players.

214.                                           Each Club’s Sport Science and Medicine Programme shall be managed by its Head of Academy Sports Science and Medicine (in the case of a Club which operates a Category 1 or Category 2 Academy) or by an appropriately qualified Official (in the case of the Club which operates a Category 3 or Category 4 Academy).

215.                                           The Sports Science and Medicine Programme of each Club should detail the planned provision to each of its Academy Players of at least the following areas:

215.1.                        sports science (including physiology, biomechanics, physical testing and measurement);

215.2.                        physiotherapy (including hydrotherapy and sports massage);

215.3.                        medical services (including the prevention and treatment of injury and diet and nutrition);

215.4.                        Performance Analysis; and

215.5.                        psychology.

216.                                           The progress and development of each Academy Player under the Sports Science and Medicine Programme (including without limitation the results of the tests set out in Rule 217, and full details of any injuries, the treatment thereof, and the length of any period of rehabilitation) shall be noted in his Multi-disciplinary Review and recorded in his Performance Clock.

217.                                           Each Club which operates an Academy shall ensure that each of its Academy Players undergoes the following tests to measure physical and physiological fitness (as such tests are defined in the Audit Tool):

217.1.                        age-appropriate medical and physical screening;

217.2.                        anthropometric assessments;

217.3.                        physiological/fitness testing;

217.4.                        movement and posture/functional screening;

217.5.                        predictive testing of size and shape/maturation measurement (save that a Club operating a Category 4 Academy shall not be obliged to conduct such tests);

217.6.                        psychological profiling (Category 1 Academies only); and

217.7.                        monitoring of physical exertion (Category 1 Academies only);

and shall submit to the League such information as it may from time to time require in order to establish a national database of athletic development.

218.                                           Subject to a Club complying with Rule 217, the League will make available to it (on an anonymised basis) benchmarked data derived from the information provided to it by all Clubs.

219.                                           Each Club which operates an Academy shall ensure that details of all injuries suffered by its Academy Players and of all rehabilitation are recorded and provided to the League and the FA in order that a national audit of injury and rehabilitation may be maintained.

220.                                           Subject to a Club complying with Rule 219, the League will make available to it benchmarked data derived from the national audit of injury and rehabilitation.

221.                                           Each Club which operates an Academy shall ensure that it has in place an Emergency Action Plan, and that all relevant Academy Staff are aware of its contents, and that it provides a copy of it in advance of all its home matches in the Games Programmes to its opponents.

Guidance

See Rule 103.5: the Academy Doctor shall be responsible for the preparation of his Club’s Emergency Action Plan. The League will assist with the sharing of Emergency Action Plans, eg by use of the Extranet.

222.                                           Each Club which operates an Academy shall ensure that there is available at all games involving Academy teams appropriate first aid or primary care provision and, without prejudice to the generality of the foregoing or to any Rules applicable to an Authorised Game, that:

222.1.                        a doctor who holds a current Football Association Advanced Resuscitation and Emergency Aid certificate or an equivalent or higher qualification approved by the Board or paramedic (in the case of a Club which operates a Category 1 or Category 2 Academy) or a physiotherapist who holds the Intermediate First Aid for Sport qualification or an equivalent or higher qualification approved by the Board (in the case of a Club which operates a Category 3 or Category 4 Academy) is present at each game in the Professional Development Phase Games Programme; and

222.2.                        a doctor or physiotherapist who holds the Intermediate First Aid for Sport qualification or an equivalent or higher qualification approved by the Board is present at each venue at which matches in the Foundation Phase and Youth Development Phase take place;

222.3.                        a defibrillator is maintained at each venue at which matches are played and at which coaching takes place.

Guidance

Rule 81 requires each coach to hold a current Basic First Aid for Sport Qualification or an equivalent or higher qualification approved by the Board. Thus, all coaches attending matches in all of the Development Phases should hold this qualification. Knowledge of how to use a defibrillator is a requirement of the Basic First Aid for Sport Qualification. Accordingly, the net effect of these Rules is that there must be somebody present at all games who knows how to use a defibrillator.

Each Club’s Emergency Action Plan should include details of the members of Academy Staff required by Rules 222.1 and 222.2.

223.                                           A physiotherapist qualified as set out in Rule 99.2 or Rule 100 or a coach who holds the Football Association’s Diploma in the Treatment and Management of Injuries or an equivalent or higher qualification or a member of staff who holds a current emergency first aid qualification awarded by the FA, the British Red Cross, St John Ambulance (or by another entity provided it is approved by the Health and Safety Executive as an emergency first aid qualification) shall be present at all coaching taking place in Academies (without prejudice to the requirements of Rule 222).

YOUTH DEVELOPMENT RULES

TALENT IDENTIFICATION AND RECRUITMENT

Scouts: Qualifications

224.                                           Each Club which operates an Academy shall ensure that each of its Scouts:

224.1.                        is in possession of such qualification as the League may require from time to time;

224.2.                        understands and complies in full with these Rules and the Code of Conduct for Scouts; and

224.3.                        undertakes Continued Professional Development each year.

225.                                           Each Club which operates an Academy upon employing or engaging a Scout shall within five days thereof apply to register him with the League in the manner prescribed by the Board and providing to the League evidence that the Scout holds the qualification required by Rule 224.1.

226.                                           The League shall register a Scout and shall notify the applicant Club to that effect upon being satisfied that:

226.1.                        the Scout holds the qualification required by Rule 224.1;

226.2.                        the Scout is not currently registered as the Scout of another Club.

227.                                           At the start of each season the League shall issue a Scout Identification Card to each registered Scout.

Guidance

For Season 2015/16, each Club shall continue to issue Scout Identification Cards to each of its registered Scouts, until such time as the League notifies Clubs that it is the responsibility of the League.

228.                                           Except during the period of five days referred to in Rule 225, no Club shall employ a Scout who is not registered with the League pursuant to Rule 226 unless it has made an application to register him which has yet to be determined.

229.                                           Upon a Club which operates an Academy ceasing to employ or engage a registered Scout, it shall within five days thereof:

229.1.                        give notice to that effect to the League who shall thereupon remove his name from the register; and

229.2.                        return his Scout Identification Card to the League.

230.                                           Scouts shall conduct themselves in accordance with the Code of Conduct for Scouts set out in Appendix 8.

231.                                           Each Club which operates an Academy shall take all reasonable endeavours to ensure that its Scouts comply in all respects with Rule 230 and the Code of Conduct for Scouts.

Scouts: Attendance at Matches

232.                                           Each Club which operates an Academy shall permit the Scouts of other Clubs to attend at matches played in the Games Programmes provided that:

232.1.                        the Club which has employed or engaged the Scout notifies both Clubs involved in the match of the Scout’s proposed attendance by no later than 12 noon on the last Working Day before the published date of the match; and

232.2.                        the Scout is able to produce on demand to the home Club his Scout Identification Card.

233.                                           Each Scout shall inform the home Club of his arrival at a match.

234.                                           Each Club which operates an Academy shall prepare and produce a document setting out the process of how Scouts employed by that Club should approach players and the process thereafter. Such process should comply in full with the Rules and the Code of Conduct for Scouts and should build upon the training that the Scout received while obtaining the relevant scouting qualification referred to in Rule 224.1.

Scouts: Disciplinary Action

235.                                           Any breach by a Scout of Rule 230 shall amount to a breach of these Rules and the League shall be entitled to take disciplinary action against the Scout and/or his Club for such breach in accordance with Section W of these Rules. In addition to the sanctions available under Section W, an additional sanction of the removal of a Scout’s registration shall also be available at the conclusion of the disciplinary proceedings, should a breach be held to exist.

236.                                           Any breach by a Club of Rule 228 or Rule 231 shall amount to a breach of these Rules and the League shall be entitled to take disciplinary action against the Club for such breach in accordance with Section W of the League’s Rules. In addition to the sanctions available under Section W, an additional sanction of the removal of a Scout’s registration shall also be available at the conclusion of the disciplinary proceedings, should a breach be held to exist.

Registrations and Provision of Information by the League

237.                                           Upon receiving an application by a Club to register an Academy Player, the League shall immediately provide to the Academy Player’s Parent a copy of these Rules and of the Parent’s Charter.

238.                                           The League will undertake the registration (which shall be backdated to the date of application) of the Academy Player if:

238.1.                        7 days have elapsed from the date the League sent the Parent the documents referred to above; and

238.2.                        during that time, the League has not been contacted by the Academy Player or his Parent to inform the League that he no longer wishes to be registered as an Academy Player for that Club.

239.                                           The Academy Player may be coached by and play for the Club during the period of 7 days referred to in Rule 238.1.

240.                                           The provisions of Rules 302 to 305 shall apply during the period referred to in Rule 238.1.

241.                                           If, contrary to Rule 240, the Academy Player directly or indirectly contacts another Club, and such contact results in the Academy Player becoming registered with that other Club without the consent of the Club referred to in Rule 237, the other Club shall be presumed to have breached Rule 302.

Guidance

Rule 237

The League will where possible send the Rules and Charter to Parents by email with a read-receipt, or by recorded delivery if no email address is provided.

Rule 241

The presumption set out in this Rule is rebuttable if the new Club can establish to the satisfaction of the Board that it did not in fact breach Rule 302.

Time/Distance Rules

242.                                           Subject to Rule 270, each Club which operates an Academy shall be permitted to register Academy Players who reside within the travel times measured from the location of the Club’s principal venue for the provision of coaching and education set out in the following table.

Permitted Recruitment time/distance
	Foundation		Professional
	Phase	Youth Development Phase	Development Phase
Category 1	1 hour	• No limit for Academy Players engaged in the Full Time Training Model;	no limit
• 1½ hours for all other Academy Players in the Youth Development Phase.

Category 2	1 hour	1½	no limit

Category 3	1 hour	1½	no limit

Category 4	N/A	N/A	no limit

Any question or dispute concerning the travelling time requirements in this Rule shall be determined by the Board.

Trials

243.                                           Subject to the conditions set out in Rules 244 and 250, a Trialist may attend an Academy for up to six consecutive weeks in any one Season without being registered provided that:

243.1.                        at least seven days’ prior written notice to that effect shall be given to any junior club of which such Trialist is a member; and

243.2.                        before the trial commences his particulars shall be notified forthwith to the League by sending to the Secretary PLYD Form 2 duly completed.

244.                                           In the case of the Trialist in one of the age groups Under 9 to Under 16, a Club may apply to the Board for permission to extend the period of six weeks referred to in Rule 243 for an initial additional period of six weeks, and then for a further period of six weeks thereafter.

245.                                           An application to extend a trial period must be:

245.1.                        made by the Club at least two weeks before the Trialist’s trial period is due to expire;

245.2.                        accompanied by such information and assurances as the League may require; and

245.3.                        consented to by the Trialist and his Parent.

246.                                           An application to extend a trial period shall only be granted by the League if it is satisfied as to arrangements put in place by the Club for the welfare and education of the Trialist.

247.                                           A Trialist may not register with another Club (or club) during the initial 6 week trial period but may at any time terminate an extended trial period to which he is subject.

248.                                           Rule 41 (Performance Clocks) and Rule 42 (Multi-disciplinary Reviews) shall apply with regard to Trialists.

249.                                           Each Club shall give the League all such access to information and persons as it may require in order to monitor the welfare and progression of Trialists and to determine whether to grant an application to extend a trial period.

Guidance

The Education Ombudsman may be asked to advise on the actual and proposed arrangements put in place by the Club to provide for the educational progression of any Trialist in respect of whom an application under Rule 249 is made.

250.                                           The conditions referred to in Rule 243 are as follows:

250.1.                        a trial may be offered or given by a Club to anyone in age groups Under 9 to Under 11 inclusive who has his permanent residence within one hour’s travelling time of the Club’s Academy;

250.2.                        a trial may be offered or given by a Club which is permitted to recruit nationally (because it operates a Category 1 Academy and is permitted to recruit nationally pursuant to Rule 242) to anyone in age groups Under 12 and Under 13;

250.3.                        a trial may be offered or given by any Club to which Rule 250.2 does not apply to anyone in age groups Under 12 and Under 13 who has his permanent residence within one and a half hours’ travelling time of the Club’s Academy;

250.4.                        a trial may be offered or given by a Club to anyone in age groups Under 14 to Under 16 inclusive;

250.5.                        subject to Rule 250.6.2 a trial may be offered or given by one or more Clubs to an Academy Player in age group Under 16 who has been informed by the Club holding his registration that it will not offer to enter into a Scholarship Agreement with him; any such trial or series of trials may not in the aggregate exceed six weeks;

250.6.                        a trial may not be offered or given to anyone:

250.6.1.                       who is on trial at another Academy; or

250.6.2.                       whose registration is held by another Club (or club) except with the written consent of such Club (or club) or in the case of an Academy Player who is exercising his entitlement under either Rule 274, Rule 275 or Rule 276 to seek registration as an Academy Player at the Academy of another Club (or club).

Any question or dispute concerning the travelling time requirements in this Rule shall be determined by the Board in its absolute discretion.

251.                                           If a Trialist attending an Academy is injured so that he cannot be coached or play football or if the period of his trial is interrupted by any other occurrence, application may be made to the Board in writing to extend the period of his trial, giving full reasons therefor, and the Board shall have power to extend such period in such terms as it may think fit.

252.                                           If before the date upon which a Trialist’s trial period is due to end his trial is terminated, notice to that effect shall be given to the League by sending to the Secretary PLYD Form 3 duly completed.

253.                                           Upon a Trialist commencing a trial, the League shall provide to him and his Parent a copy of these Rules and of the Parents’ Charter.

Pre-Registration Agreements

254.                                           Subject to the provisions of Art. 19 of the FIFA Regulations for the Status and Transfer of Players, on or after 1st January in any Season a Club may enter into a pre-registration agreement with a player who does not reside within one and a half hours’ travelling time of its Academy provided that such a player is then:

254.1.                        in his Under 16, Under 17 or Under 18 year; and

254.2.                        in Full Time Education; and

254.3.                        not registered with another Club or Football League club.

255.                                           A pre-registration agreement shall be in PLYD Form 4 and shall include an undertaking by the Club to enter into a Scholarship Agreement with the player upon the Club having acquired the player’s registration and

255.1.                        in the case of a player in his Under 16 year, on or after the last Friday in June in the academic year in which the Academy Player reaches the age of 16; or

255.2.                        in the case of a player in his Under 17 or Under 18 year, upon his ceasing Full Time Education.

Unless authorised in writing by the Board, a breach of such an undertaking will constitute a breach of these Rules.

256.                                           Clubs shall submit to the Secretary copies of all pre-registration agreements within five days of their being entered into.

257.                                           A written Coaching Curriculum shall be annexed to each pre-registration agreement and the player shall not be coached by or at the Club’s Academy or participate in its matches, tours, Festivals, Training Camps or Tournaments until the programme has been approved in writing by the Board and then only to the extent set out in the programme.

Registrations

258.                                           Except for Trialists attending trials in accordance with Rule 243, and players attending Development Centres and players with whom a Club has entered into a pre-registration agreement in accordance with Rule 254, no player shall be coached by or at an Academy or participate in matches, tours, Festivals, Training Camps or Tournaments in which the Club operating that Academy is involved unless that Club holds his registration.

259.                                           Subject to Rule 260, players in age groups Under 9, Under 10, Under 11, Under 12, Under 14 and Under 16 shall be registered for one year and those in age groups Under 13 and Under 15 for two years.

260.                                           The registration of an Academy Player shall endure until the last Friday in June in the academic year in which he reaches the age of 16 if:

260.1                           he is engaged in the Full Time Training Model; or

260.2                           the Club has made an application to the Board to this end, having offered to engage the Academy player on the Full Time Training Model and the Academy Player having rejected this offer for sound educational reasons. In such a case the Board shall enquire into the circumstances and satisfy itself as to the bona fides of the application, and if so satisfied shall have the power to determine that the Academy Player’s registration should so endure.

261.                                           The registration of Academy Players will be undertaken by the League.

262.                                           Registrations of Academy Players undertaken by the Football League which are held by Clubs promoted to the League shall be treated as having been undertaken by the League provided all circumstances surrounding that registration comply with these Rules, failing which the League shall be at liberty to reject that registration unless otherwise determined by the Board.

263.                                           An application for the registration of an Academy Player at an Academy shall be made by completing and submitting to the Secretary PLYD Form 5 signed on behalf of the Club by an Authorised Signatory together with a copy of the Code of Conduct referred to in Rule 189.

264.                                           A Club shall request each Academy Player (or if he is a minor his Parent) to complete PLYD Form 6 at the same time that he completes PLYD Form 5. If he does so the Club shall submit the completed PLYD Form 6 to the Secretary at the same time that it submits PLYD Form 5.

265.                                           An application in PLYD Form 5 shall be refused if it is made in respect of a player with whom a Club (or club), other than the applicant Club, has entered into a pre-registration agreement which remains current.

266.                                           Except in the case of a Scholar, a player shall not be registered as an Academy Player unless he is in Full Time Education.

267.                                           The Board may from time to time direct the minimum number of Academy Players to be registered by each Club in each age group, and each Club shall comply with any such direction.

268.                                           The maximum numbers of Academy Players registrable by a Club at any one time are as follows:

Age groups Under 9 to Under 14 inclusive:	30 in each age group

Age groups Under 15 and Under 16 inclusive:	20 in each age group

Age groups Under 17 to Under 21 inclusive:	15 in each age group

269.                                           No Club shall be permitted to register any Academy Player in the Under 9 age group before the third Saturday in May immediately preceding his Under 9 year.

270.                                           A player in age groups Under 14 to Under 16 inclusive who resides more than one and a half hours’ travelling time from the nearest Academy may be registered as an Academy Player at the nearest Club which operates an Academy of the appropriate Category subject to the following conditions:

270.1.                        an application for registration of an Academy Player under the provisions of this Rule shall be accompanied by a written Coaching Curriculum which shall include full particulars of any coaching the Academy Player will receive at or in the locality of his place of residence;

270.2.                        the Coaching Curriculum shall be designed so as to ensure that it does not cause the Academy Player to be absent from school;

270.3.                        in the case of an Academy Player registered under the provisions of this Rule at an Academy, the Head of Education shall make enquiries of the Academy Player’s school at least four times each Season during the currency of his registration so as to satisfy himself that the Academy Player’s best interests are being served by the Coaching Curriculum and that it is not adversely affecting his education; the result of each enquiry shall be reported in writing to the Academy Manager who in the event of an adverse report shall apply to the Board for the cancellation of the Academy Player’s registration;

270.4.                        unless any other travelling arrangements have been submitted to and approved in writing by or on behalf of the Board, on the occasion of each visit by the Academy Player to the Academy at which he is registered he shall be accompanied on both the outward and the return journey by his Parent.

271.                                           An application to register an Academy Player shall be refused if:

271.1.                        the Academy Player is in age groups Under 10, Under 11 or Under 12; and

271.2.                        the registration of that Academy Player was held by another Club or Football League club (“the former Club”) within the period of 12 months prior to the making of the application; and

271.3.                        the former Club had given notice to that Academy Player under the provisions of Rules 273.1 or 273.2 that it intended to retain his registration; and

271.4.                        the Club making the application had within the said period of 12 months registered two Academy Players in age groups Under 10, Under 11 or Under 12 whose registrations had been held by the former Club;

unless the Club making the application and the former Club agree otherwise.

272.                                           On or before the third Saturday in May in every year each Club shall send to the Secretary a list in PLYD Form 7 containing the names of each of the Academy Players whose registration it then holds (other than those who have entered into a Scholarship Agreement whose names are included in the list required by Rule U.32), indicating which it retains, which it intends to retain and which it intends to terminate with effect from the first Saturday in June.

End of Season Procedure

273.                                           Except in the case of an Academy Player who has been offered and has accepted a Scholarship Agreement in accordance with Rule 283:

273.1.                        on or before the third Saturday in May in every year in which his registration is held, each Club shall give or send to each of its Academy Players in age groups Under 9 to Under 11 PLYD Form 8 notifying him whether it intends to retain or to terminate his registration with effect from the first Saturday in June;

273.2.                        on or before the third Saturday in May, each Club shall give or send to each of its Academy Players in age groups Under 12 and Under 14 PLYD Form 9 notifying him whether it intends to retain his registration for the next two seasons or to terminate it with effect from the first Saturday in June.

274.                                           An Academy Player who receives notification under Rule 273.1 or Rule 273. 2 of his Club’s intention to terminate his registration shall be at liberty following receipt of such notification to seek registration as an Academy Player at the Academy of any other Club (or club).

275.                                           An Academy Player who receives notification under Rule 273.1 or Rule 273.2 of his Club’s intention to retain his registration shall likewise be at liberty after the first Saturday in June to seek registration as an Academy Player at the Academy of any other Club (or club) provided that:

275.1.                        by the first Saturday in June he has given written notice to his Club and the Secretary terminating his registration; and

275.2.                        he has received the Secretary’s written acknowledgement of the same.

276.                                           An Academy Player in age group Under 16 who has not received an offer to enter into a Scholarship Agreement by 1 March shall thereafter be at liberty to seek registration as an Academy Player at the Academy of any other Club (or club).

Termination of Registration

277.                                           Subject to Rule 278, the registration of an Academy Player who has not entered into a Scholarship Agreement with a Club shall terminate upon the happening of the earliest of the following events:

277.1.                        the Academy Player completing his Full Time Education; or

277.2.                        the receipt by the Secretary at any time of a mutual cancellation notification in PLYD Form 10 duly completed and signed by the Academy Player and his Parent and on behalf of the Club holding his registration; or

277.3.                        the receipt by the Secretary of the Academy Player’s notice duly given in accordance with the provisions of Rule 275.1; or

277.4.                        the first Saturday in June following the receipt by the Secretary of PLYD Form 7 upon which his Club has indicated its intention to terminate the Academy Player’s registration; or

277.5.                        the expiry, surrender, suspension or revocation of the Academy licence of the Club holding the registration.

278.                                           The Board shall have power at any time to cancel the registration of an Academy Player:

278.1.                        upon the written application of either:

278.1.1                          the Academy Player or, if the Academy Player is a Child, his Parent on his behalf (and one of the grounds, but not the only ground, on which such an application may be made is that the categorisation of the Club’s Academy has been lowered pursuant to Rule 26.3); or

278.1.2                          the Club holding his registration; or

278.2                           of its own volition in the circumstances set out in Rule 279.

279.                                           If the Board is not satisfied that a Club is complying with any one or more of the Rules concerning the Hybrid or Full Time Training Model, or if it is of the view that the education of an Academy Player engaged on the Hybrid or Full Time Training Model is being prejudiced as a result of his engagement thereon (regardless of whether the Club is in compliance with these Rules) it may, either of its own volition or on the written application of an Academy Player who is affected thereby (or of his Parent on his behalf if he is a Child):

279.1                           cancel the registration of the Academy Player; or

279.2                           order that the Academy Player be deemed to be engaged on one of the other Training Models.

280.                                           The Board will not exercise its powers set out in Rule 279 without having first given the Club, the Academy Player and his Parent the opportunity to make representations to it.

281.                                           The Board shall determine such an application in such manner as it shall think fit and, in particular, shall have power to appoint one or more suitably qualified persons to enquire into all the circumstances of the application (adopting such procedures as are considered appropriate) and to report to the Board, recommending whether the application should be granted or refused. If the application is granted, the Board may impose conditions (e.g. as to compensation) on the cancellation of the registration.

282.                                           Upon an Academy Player’s registration terminating by virtue of the provisions of Rule 277.2, the Secretary shall provide him with a copy of PLYD Form 10 as evidence thereof.

Scholarships

283.                                           On or after 1 January in the year in which he attains the age of 14 years and in any event on or before 1 March in his Under 16 year, a Club may offer to enter into a Scholarship Agreement with an Academy Player whose registration it holds.

284.                                           Failure by a Club to honour any offer of a scholarship made pursuant to Rule 283 without reasonable cause shall render that Club liable to disciplinary action pursuant to Section W of the League’s Rules.

285.                                           A Club may likewise offer to enter into a Scholarship Agreement with an Academy Player in age group Under 16 who is seeking registration under the provisions of Rule 276.

286.                                           A club which operates a Category 4 Academy may only offer to enter into a Scholarship Agreement with:

286.1                           anyone who is not an Academy Player; or

286.2                           an Academy Player in age group Under 16 who is seeking registration under the provisions of Rule 276 but only on or after 1 January in his Under 16 Year.

287.                                           Any offer made under the provisions of Rules 283 or 285 shall be in PLYD Form 11, a copy of which shall be sent to the Secretary by the Club making the offer within five days of it being made.

288.                                           An Academy Player receiving an offer in PLYD Form 11 shall respond thereto within 28 days by completing and submitting to the Club making the offer PLYD Form 12, a copy of which shall be sent to the Secretary by the Club within five days of receipt. An Academy Player who does not accept the offer shall be at liberty after the first Saturday in June following his Under 16 year to seek registration at any other Club (or club).

289.                                           An Academy Player who fails to respond as required by Rule 288 shall be deemed to have not accepted the offer.

290.                                           A Club may enter into a Scholarship Agreement with an Academy Player if:

290.1.                        it holds his registration; or

290.2.                        his registration is not held by another Club (or club); and

290.3.                        (except in the case of an Academy Player who has entered into a Scholarship Agreement with another Club (or club) which has been cancelled by mutual agreement) he is under the age of 18 years; and

290.4.                        the Scholarship Agreement commences no earlier than the last Friday in June in the academic year in which the Academy Player reaches the age of 16.

291.                                           An Academy Player who enters into a Scholarship Agreement with a Club shall be:

291.1.                        entitled to receive such remuneration as shall be determined by the Board from time to time; and

291.2.                        required to complete his Education Programme (as defined in PLYD Form 1).

292.                                           The registration of an Academy Player who enters into a Scholarship Agreement with a Club shall be effected by completion of and submission to the Secretary of Football Association Form G(4), signed on behalf of the Club by an Authorised Signatory, together with copies of the Academy Player’s Scholarship Agreement and birth certificate.

293.                                           If the parties to a Scholarship Agreement have agreed in writing that they will enter into a contract of employment in Form 26 prior to or immediately upon the termination of the Scholarship Agreement, and provided that the written agreement between them specifies the length of the contract and full details of all the remuneration and benefits payable under it, the Club shall not be obliged to complete and sign a mutual cancellation notification upon the Academy Player’s application for cancellation of his registration pursuant to clause 13.1 of the Scholarship Agreement. If the Club chooses not to cancel the Academy Player’s registration, the Academy Player shall remain registered with the Club and the Scholarship Agreement shall remain in full force and effect.

Appeal against Termination

294.                                           An appeal by an Academy Player under the provisions of clause 10.3 or by a Club under the provisions of clause 12.3 of PLYD Form 1 shall be commenced by notice in writing addressed to the other party to the agreement and to the Secretary.

Appeal against Disciplinary Decision

295.                                           An appeal by an Academy Player under the provisions of paragraph 3.3.2 of the Schedule to PLYD Form 1 shall be commenced by notice in writing addressed to the Club and to the Secretary.

296.                                           Appeals pursuant to Rule 294 or Rule 295 shall be conducted in such manner as the Board may determine.

297.                                           The Board may allow or dismiss any such appeal and make such other order as it thinks fit.

Order for Costs

298.                                           The Board shall have power to make an order for costs:

298.1.                        in determining appeals under Rule 294 or Rule 295; and

298.2.                        if any such appeal, having been commenced, is withdrawn.

299.                                           The Board shall have power to determine the amount of any such costs which may include, without limitation, those incurred by the Company in the conduct of the appeal.

300.                                           Costs ordered to be paid as aforesaid shall be recoverable:

300.1.                        in the case of a Club, under the provisions of Rule E.27; or

300.2.                        in the case of an Academy Player, as a civil debt.

Further Appeal

301.                                           Within 14 days of a decision of the Board given under the provisions of Rule 297 either party may by notice in writing appeal against such decision to the Premier League Appeals Committee whose decision shall be final.

Approaches by and to Clubs and Inducements

302.                                           A Club shall not, either directly or indirectly, make any approach to or communicate with:

302.1.                        an Academy Player registered with another Club (or club); or

302.2.                        a player with whom another Club (or club) has entered into a pre-registration agreement which remains current.

303.                                           A public statement made by an Official of or Agent for a Club expressing interest in an Academy Player whose registration is held by another Club (or club) or a player with whom another Club (or club) has entered into a pre-registration agreement which remains current shall be deemed for the purpose of Rule 302 to be an indirect approach in breach of that Rule.

304.                                           Except as permitted by Rules 274 and 275, an Academy Player whose registration is held by a Club shall not, either directly or indirectly, make any approach to another Club (or club).

305.                                           Except that a Club may, not earlier than 1 January next following the commencement of his Under 16 year, offer an Academy Player a contract as a Contract Player upon his attaining the age of 17 years and subject to Rules 254 and 283:

305.1.                        no Club shall induce or attempt to induce a player to become registered as an Academy Player by that Club by offering him, or any person connected with him, either directly or indirectly, a benefit or payment of any description whether in cash or in kind;

305.2.                        no Club shall likewise induce or attempt to induce an Academy Player to enter into a Scholarship Agreement and in particular no Club shall pay or offer to pay to an Academy Player upon his entering into a Scholarship Agreement remuneration in excess of the remuneration referred to in Rule 291.1;

305.3.                        no Academy Player shall, either directly or indirectly, accept any such inducement.

YOUTH DEVELOPMENT RULES

FACILITIES

Facilities

306.                                           Each Club which operates an Academy shall ensure that:

306.1.                        it provides as a minimum the facilities and accommodation set out in Rules 308 to 319; and

306.2.                        if it operates a Category 1 Academy, such facilities and accommodation are available for the exclusive use of its Academy at all times when it requires access to them in order to comply with these Rules.

307.                                           Save where otherwise indicated, or with the permission of the Board, the facilities and accommodation set out in Rules 308 to 319 shall be provided at the Club’s principal venue for the coaching and education of Academy Players.

308.                                           Grass pitches

Category 1	a)

A sufficient number of grass pitches of the appropriate sizes (as required by the Rules relating to Games Programmes and with goals sized as required by the Rules relating to Games Programmes) to enable the Club to play all its matches in the Games Programmes and fulfil its commitments under these Rules as regards coaching.

b)

One floodlit grass pitch enclosed with perimeter fencing and with designated areas for spectator attendance (save that if a Club is unable to obtain planning permission for floodlighting then the requirement for floodlighting shall be waived);

	c)	A designated area (on grass) for the coaching of goalkeepers.

Category 2 and 3	a)

A sufficient number of grass pitches of the appropriate sizes (as required by the Rules relating to Games Programmes and with goals sized as required by the Rules relating to Games Programmes) to enable the Club to play all its matches in the Games Programmes and fulfil its commitments under these Rules as regards coaching.

	b)	A designated area for the coaching of goalkeepers.

Category 4	a)

A sufficient number of grass pitches of the appropriate sizes (as required by the Rules relating to Games Programmes and with goals sized as required by the Rules relating to Games Programmes) to enable the Club to play all its matches in the Games Programmes and fulfil its commitments under these Rules as regards coaching.

	b)	A designated area (on grass) for the coaching of goalkeepers.

309.                                           Each Club shall take all reasonable steps to maintain each grass pitch used by its Academy at all times when such pitches are required by the Academy for matches or coaching.

310.                                           The League shall inspect the Academy grass pitches of each Club which operates a Category 1 or Category 2 Academy at least twice a year, and of each Club which operates a Category 3 Academy from time to time.

311.                                           Each Club shall take such steps as the Board may require if the Board is not satisfied that a pitch is being maintained to an adequate standard.

312.                                           Without prejudice to the generality of Rule 309, each Club shall ensure that the quality of its pitches used for matches in the Games Programme is not adversely affected by coaching taking place on them.

Guidance

Because of Rule 312, Clubs may need to have a greater number of pitches than the bare minimum necessary to fulfil matches in the Games Programme.

313.                                           Artificial Surface pitch

Categories 1 and 2

One floodlit outdoor Artificial Surface pitch (save that if a Club is unable to obtain planning permission for floodlighting then the requirement for floodlighting shall be waived). It is recommended and mandatory with effect from 1 July 2016 that this pitch complies with Rule K.15.

Categories 3 and 4	Access to one floodlit outdoor Artificial Surface pitch (which need not be at the principal venue).

314.                                           Indoor area for training and the playing of matches

Note: ideally a Club’s indoor facility should be located at its principal venue for the coaching of Academy Players and any new facility must be located at the principal venue. It is accepted, however, that a number of Clubs have existing indoor facilities which are located elsewhere, or that it may be impossible for a Club’s indoor facility to be located at its principal venue for planning reasons. In such cases, where the Board is satisfied that the Club’s indoor facility may be located other than at its principal venue, there shall also be a requirement that the Rules relating to the maximum travel time from an Academy Player’s residence to the coaching venue are complied with.

Categories 1 and 2

One indoor Artificial Surface pitch measuring a minimum of 60 yards by 40 yards which shall be owned by the Club (or alternatively the Club must have a legally enforceable agreement with the owner of the facility for its use by the Club, expiring not earlier than the end of the current Season) and which shall be for the exclusive use of the Academy at all times. (Note: an indoor pitch which complies with the size requirements set out in Rule K.15 is recommended).

Categories 3 and 4

Access to one indoor Artificial Surface pitch measuring 60 yards by 40 yards during the months of November to April. Alternatively, the pitch may measure 30 yards by 20 yards but if so the Club shall only be permitted to coach the following maximum numbers of Academy Players at any one time:

	Age groups Under 9 to Under 14 inclusive:	18 in each age group

	Age groups Under 15 and Under 16 inclusive:	15 in each age group

	Age groups Under 17 to Under 21 inclusive:	12 in each age group

Guidance

The Premier League and Football League are consulting on the requirements for Category 3 Clubs’ indoor facilities to have an Artificial Surface.

315.                                           Changing rooms and washing facilities

Categories 1 to 4	a)	suitably-sized changing rooms equal in number to the number of teams (including visiting teams) playing at the Academy at any one time so that each such team has exclusive use of a changing room;

	b)	a sufficient number of washing and toilet facilities, of a suitable quality, for the exclusive use of all registered Academy Players;

	c)	a sufficient number of separate washing and toilet facilities, of a suitable quality, for the use of visiting teams;

	d)	a sufficient number of separate changing rooms and washing and toilet facilities, of a suitable quality, for the exclusive use of Match Officials (with separate male and female facilities);

e)

(in the case of Category 1 and Category 2 Academies only) a sufficient number of changing rooms and washing and toilet facilities, of a suitable quality, for the exclusive use of therapists and coaches employed at the Academy and other relevant Academy Staff;

Guidance

Portacabins remain acceptable as dressing rooms until 1 December 2017. Any structural work required to achieve Category 1 status will need to be completed by no later than 1 December 2017.

Sufficient and suitable facilities must be provided at all venues. Thus, if a Category 3 or Category 4 Academy utilises an Artificial Surface pitch or an indoor pitch which is located away from its principal venue, it must ensure that there is substantial compliance with this Rule 315 with regard to changing room and washing facilities.

A changing room may not be used as any of the other rooms (e.g. team meeting room) required by these Rules.

316.                                           Team meeting room

Categories 1 to 4	A dedicated room large enough to hold 20 people and equipped with individual desks (one per person), audio/visual projection equipment and a large screen, internet access and computers.

Guidance

In Category 3 and 4 Academies, this room:

a)        need not be located at the principal venue; but

b)        if it is so located (but not otherwise), may also be used as the guest lounge described in Rule 317.

317.                                           Guest lounge

Categories 1 to 4

A guest lounge for the use of Parents at each training session and match that is open to Parents. The guest lounge shall be large enough to hold 50 people and have access to refreshments and toilet facilities.

Note: in Category 3 and 4 Academies, this room may also be used as the team meeting room described in Rule 316 provided that it is large enough.

318.                                           Match analysis suite

Categories 1 and 2	A room large enough to hold 20 people and equipped with such appropriate video and IT technology as is necessary to undertake, and present the results of, Performance Analysis.

If the facility is shared with the professional squad, access for the Academy sufficient for its purposes needs to be clearly demonstrated.

Category 3	A match analysis suite is recommended but not mandatory.

319.                                           Medical facilities

Such medical facilities as the Club requires to deliver its Sports Science and Medicine Programme.

Guidance

Each club should carefully consider provision of facilities suitable for the medical practice undertaken at each venue. In general, a medical consulting room should be not less than 16 square metres and should be larger if it includes a separate area for the examination couch.

There should be provision for:

•        Privacy sufficient to ensure confidentiality of consultation;

•        Desk, examination couch and equipment to facilitate medical examinations to include:

•             Thermometer;

•             Sphygmomanometer;

•             Otoscope and ophthalmoscope;

•             Stethoscope;

•        Electronic or paper medical records in secure format;

•        Secure/lockable filing system;

•        Secure/lockable storage for any medicines;

•        Sufficient provisions for all aspects of medical treatment to be undertaken including:

•             Protocols and equipment for the provision of Basic Life Support and if not provided elsewhere;

•             Protocols and equipment sufficient for Advanced Trauma and Life Support;

•        Basin with hot and cold water, provision of hand cleansers, clinical taps, hand drying facilities and all necessary provision for effective infection control procedures;

•        Provision of space and seating for person accompanying examinee;

•        Flooring and fittings of materials which can be cleaned to meet infection control standards;

•        Telephone.

320.                                           Administration office space

Categories 1 to 4	a)	Such office space and access to IT, email and the internet as each member of Academy Staff requires in order to perform the responsibilities set out in his job description;

	b)	A private meeting room.

Guidance

For Category 3 and Category 4 Academies, these can be provided at a place other than the principal venue (e.g. at the Club’s stadium).

321.                                           Academy Player accommodation

Categories 1 to 4

Sufficient and adequate accommodation for all registered Academy Players and Trialists under the age of 18 not residing with their Parents. Clubs shall comply with any guidelines about Academy Player accommodation published by the League from time to time and with all applicable legal requirements in relation to the provision of such accommodation.

Such accommodation shall be located in as close proximity as is reasonably practicable to the Club’s principal venue for the coaching and education of Academy Players and to the place at which Academy Players undertake their education (if this is not the principal venue).

Guidance

Clubs may provide such accommodation by lodging students with private households (subject to compliance with all applicable legal requirements including as to DBS checks) or by operating their own dedicated facilities (such as hostels).

322.                                           Academy Player accommodation

Category 1	A minimum of three classrooms which shall each:

• contain sufficient desks for 20 students;
• contain 20 computers with access to the internet;
• conform in all respects with any requirements for classrooms issued by the Department for Education.

Category 2	A minimum of two classrooms which shall each:

• contain sufficient desks for 20 students;
• contain 20 computers with internet access.

At least one of the classrooms must conform in all respects with any requirements for classrooms issued by the Department for Education.

Categories 3 and 4	Access for Academy Players and Trialists to a study area large enough to hold 20 people and which contains at least 20 computers with internet access.

Guidance

In Category 3 and 4 Academies, this may also be used as the team meeting room provided that the timetabling of lessons in the classrooms allows.

Flexibility will be accorded to a Club’s provision of classrooms depending on the number of Academy Players that are engaged in each Training Model.

Clubs which operate a Category 3 or Category 4 Academy who have in place an artificial pitch which does not meet the requirements of such a pitch as defined in Rule 1.10 may continue to use such a pitch until the end of its natural life. Thereafter however, they must use a pitch which complies with the definition.

YOUTH DEVELOPMENT RULES
FINANCE

Finance

323.                                           Each Club which operates an Academy shall by 1 July in each year submit to the League its budgeted Academy Financial Information for its Academy for the following Season.

324.                                           Each Club which operates an Academy shall by 1 September in each year submit to the League its actual Academy Financial Information for its Academy for the previous Season together with the budgeted Academy Financial Information for that Season.

325.                                           The Academy Financial Information required by Rule 323 shall be submitted in the format required by the League.

326.                                           The League may, at its discretion, require (and the Club shall deliver), such further information and explanations as it deems fit in connection with the Academy Financial Information submitted by the Club pursuant to Rules 323 and 325.

327.                                           The League shall have the power to obtain an independent audit of a Club’s Academy Financial Information submitted pursuant to these Rules.

328.                                           Each Club’s Academy Financial Information shall be assessed by the Board in order to determine whether to award to the Club a grant from the Professional Youth Game Fund.

Guidance

The League will produce benchmarked Club by Club information (on an anonymised basis) with regards to expenditure on youth development on an annual basis.

The League will keep the Academy Financial Information provided to it pursuant to Rules 323 and 325 confidential save that:

1.              the League may disclose the Information if properly required to do so by law or by any regulatory authority;

2.              the League may disclose the Information to the ISO or the PGB (and if it does so, the League shall use all reasonable endeavours to ensure that the ISO or PGB keeps the Information confidential);

3.              the League may disclose the Information to any person or entity retained to undertake an audit of a Club’s Academy Financial Information pursuant to Rule 327 (and if it does so, the League shall use all reasonable endeavours to ensure that the person or entity so retained keeps the Information confidential); and

4.              the League may use the Information to develop and publish benchmarked information on an anonymised basis.

YOUTH DEVELOPMENT RULES
COMPENSATION

Compensation

329.                                           The registration of an Academy Player at an Academy shall impose an obligation on the applicant Club or Football League club (“the Applicant Club”) to pay compensation for the training and development of that Academy Player to any Club or Football League club which previously held his registration (“the Training Club”) provided that:

329.1.                        the Training Club had indicated in PLYD Form 7 (or, in the case of a Football League club, the equivalent Football League form) its intention to retain the Academy Player’s registration; or

329.2.                        the Training Club had offered to enter into a Scholarship Agreement pursuant to Rule 283 with the Academy Player; or

329.3.                        the Academy Player sought registration at the Applicant Club because he had moved residence outside the permitted travelling time from his last Training Club; or

329.4.                        the Training Club and Academy Player mutually agreed to terminate the Academy Player’s registration pursuant to Rule 277.2 and agreed that the Training Club should retain the right to receive compensation should the Academy Player sign for another Club (or club); or

329.5.                        the Board has made a determination to that effect pursuant to Rule 281; and

329.6.                        in all the above cases, the Training Club held a valid licence to operate an Academy in accordance with these Rules (or to operate a Football Academy or Centre of Excellence in accordance with the Rules pertaining to youth development which these Rules replaced).

330.                                           The amount of compensation referred to in Rule 329 shall be:

330.1.                        such sum as shall be due pursuant to this section of the Rules; or

330.2.                        as regards the compensation payable by the Applicant Club to the most recent Training Club, such sum as shall have been agreed between them.

331.                                           Rules 333 to 343 govern the compensation due in respect of an Academy Player who is in, or about to enter, any age group between Under 9 and Under 16 at the time when he is first registered with the Applicant Club save for an Academy Player to whom Rule 332.2 applies.

332.                                           In default of agreement between the Applicant Club and the Academy Player’s most recent Training Club, the Professional Football Compensation Committee shall determine the compensation payable to the latter in respect of an Academy Player:

332.1.                        who is in any age group between Under 17 and Under 21 when he is registered for the Applicant Club; or

332.2.                        to whom the Training Club made an offer of a Scholarship Agreement pursuant to Rule 283.

333.                                           The compensation due in respect of an Academy Player to whom Rule 331 applies shall consist of an initial fee payable to the most recent Training Club (and to be paid within seven days of the Academy Player being registered for the Applicant Club) and, if the Academy Player is in age group Under 12 or older, contingent compensation payable to all qualifying Training Clubs in accordance with these Rules.

334.                                           The initial fee referred to in Rule 333 shall be calculated by:

334.1.                        multiplying the applicable annual fixed fee (or fees) calculated in accordance with Rule 335 by the applicable number of years; and

334.2.                        adding thereto any initial fee (capped at such sum as would have been payable when calculated in accordance with this section of the Rules) paid by the most recent Training Club when it acquired the registration of the Academy Player.

335.                                           In Rule 334:

335.1.                        the “applicable annual fixed fee” means the fee set out in the table in Rule 336 referable to:

335.1.1.                       the age group of the Academy Player during any year that he was registered with the Training Club; and

335.1.2.                       the Category of the Training Club’s Academy during that year; and

335.2.                        the “applicable number of years” means the number of years for which the Academy Player was registered for the Training Club (subject to Rule 342).

Guidance

There may be two “applicable fixed fees”. For example, if an Academy Player was registered with a Category 2 Training Club from the age of Under 9 to Under 16, then the applicable fixed fee is £3,000 for each of his initial three years of development (totalling £9,000) and £25,000 for each of the five subsequent years (totalling £125,000) making a total initial fee of £134,000.

336.                                           The applicable annual fixed fees by reference to the age group of the Academy Player and the Category of Academy are as follows:

	Category of the Academy of
Age group of the	the Training Club at the
Academy Player	relevant time	Applicable Annual Fixed Fee
Under 9 to Under 11	All Categories	£3,000
Under 12 to Under 16	Category 1	£40,000
Under 12 to Under 16	Category 2	£25,000
Under 12 to Under 16	Category 3	£12,500

Guidance

In order to give effect to the compensation Rules under the EPPP, Clubs’ previous Football Academies and Centres of Excellence will have a “deemed”, retrospective categorisation to give effect to the provisions for fixed fee compensation in respect of the years up until the coming into force of the Rules. The following applies:

Deemed retrospective Category for the purposes of
calculating compensation (in respect of the period up until
Status	the end of Season 2011/12)
Club operated a licensed Football Academy which is placed into Category 1 under the new Rules (all Category 1 Clubs will be the subject of an ISO audit by no later than 31 May 2012)	Category 1

Club operated a licensed Football Academy which is not placed into Category 1 under the new Rules.	Category 2

Club operated a licensed Centre of Excellence	Category 3

337.                                           The contingent compensation referred to in Rule 333 shall consist of:

337.1.                        appearance fees calculated by reference to the number of First Team Appearances (up to a maximum of 100) made by the Academy Player for the Applicant Club or any other Club or Football League club for whom the Academy Player subsequently becomes registered (including by way of a Temporary Transfer or other loan) and to the divisional status of the relevant Club as set out in the table in Rule 338;

337.2.                        if the Academy Player’s registration is transferred prior to his twenty-third birthday to a club affiliated to a national association other than the Football Association (save for any Welsh club which is a member of the League, the Football League or the Premier Division of the Football Conference), 20% of any Compensation Fee, Loan Fee and Contingent Sum that the Applicant Club receives which is in excess of:

337.2.1.                       any amounts of training compensation and/or solidarity payment paid to the Applicant Club and the Training Club pursuant to the FIFA Regulations for the Status and Transfer of Players; and

337.2.2.                       the actual sum (if any) paid by the Applicant Club to the Training Club to acquire the Academy Player’s registration;

337.3.                        5% of all Compensation Fees, Loan Fees and Contingent Sums paid in respect of:

337.3.1.                       all future transfers of the Academy Player’s registration to Clubs (or clubs) in membership of the League, the Football League or the Premier Division of the Football Conference; and

337.3.2.                       all future transfers on loan to a club affiliated to a national association other than the Football Association (save for any Welsh club which is a member of the League, the Football League or the Premier Division of the Football Conference).

Guidance

Clubs will be obliged to pay contingent compensation as it falls due in accordance with Rule V.36 (payment within seven days of the triggering event).

338.                                           The appearance fees referred to in Rule 337.1 are as follows:

	Divisional Status of the Club
		Football
Number of		League
First Team	Premier	Championship	Football	Football
Appearances	League Club	Club	League 1 Club	League 2 Club
10	£150,000	£25,000	£10,000	£5,000
20	£150,000	£25,000	£10,000	£5,000
30	£150,000	£25,000	£10,000	£5,000
40	£150,000	£25,000	£10,000	£5,000
50	£150,000	£25,000	£10,000	£5,000
60	£150,000	£25,000	£10,000	£5,000
70	£100,000	£25,000	£10,000	£5,000
80	£100,000	£25,000	£10,000	£5,000
90	£100,000	£25,000	£10,000	£5,000
100	£100,000	£25,000	£10,000	£5,000

339.                                           In Rule 337:

339.1.                        “First Team Appearance” means an appearance either in the starting eleven or as a playing substitute in a first team fixture in the Premier League, the Football League Championship and Football Leagues 1 and 2 (including play-offs), the Football League Cup, the FA Cup, the Football League Trophy, the UEFA Europa League or the UEFA Champions League;

339.2.                        in the event that the Academy Player’s registration at a Club (or Football League club) is terminated (whether by efluxion of time, cancellation, transfer or otherwise) prior to his having made sufficient appearances to trigger one of the payments set out in Rule 338, that Club (or Football League club) shall pay a pro rata amount to the relevant Training Club(s) and the obligation to pay future sums pursuant to that Rule shall transfer to any new Club (or Football League club) for whom the Academy Player subsequently becomes registered; and

339.3.                        “Compensation Fee”, “Loan Fee” and “Contingent Sum” shall be interpreted to exclude compensation payable pursuant to Rule 329.

340.                                           Reference in Rules 337 and 339 to the transfer or termination of an Academy Player’s registration shall be interpreted to include transfers or terminations of his registration after he has ceased to be an Academy Player and Clubs who subsequently sign the Academy Player shall be bound to comply with Rules 337.1 and 337.3 and for the avoidance of doubt the original Applicant Club shall not be liable to the Training Club in respect of:

340.1.                        any appearance fees payable pursuant to Rule 337.1 and due in respect of appearances made by the Academy Player after he has ceased to be permanently registered for the Applicant Club;

340.2.                        sums payable pursuant to Rule 337.2 and 337.3 arising from transfers in respect of which the Applicant Club was not the Transferor Club.

341.                                           Any agreement between a Club and another Club (or club) as to the compensation payable on the transfer of a registration, whether pursuant to Rule 330.2 or otherwise, may not take effect so as to vary the contingent compensation payable pursuant to this section of the Rules to any other Club (or Football League club).

342.                                           If an Academy Player has spent part only of any year at the Training Club, the amount of compensation in respect of that year shall be calculated pro rata (taking into account whether or not the Training Club’s Academy was operational or not during the Close Season or any part of it).

343.                                           If the Academy Player has been registered for a Training Club for part only of the period between the start of his Under 12 year to the conclusion of his Under 16 year, the amount of contingent compensation payable to that Training Club calculated in accordance with these Rules shall be paid pro rata to the Training Club.

Guidance

Rule 343 covers the following situations:

1.              Where an Academy Player has been registered for only one Training Club but not for the entirety of the period from the start of his Under 12 year to the conclusion of his Under 16 year; and

2.              Where the Academy Player has been registered for more than one Training Club during the period.

In either case, the Training Club(s) receive(s) contingent compensation pro rata to the period that it/they held the Academy Player’s registration.

344.                                           The compensation set by the Professional Football Compensation Committee in respect of an Academy Player to whom Rule 332 applies shall be determined in accordance with the Committee’s Regulations.

345.                                           The new registration of a Contract Player under Rule U.17 shall impose an obligation on the Club next holding his registration to pay to the former Club (or club) compensation for the training and development of that Player if the Club (or club):

345.1.                        had held that Player’s registration as an Academy Player;

345.2.                        had offered to enter into a Scholarship Agreement with him which offer he had not accepted; or

345.3.                        had entered into a Scholarship Agreement with him; and either

345.3.1.                       the Scholarship Agreement had been terminated at the Player’s request; or

345.3.2.                       in accordance with the terms thereof the former Club (or club) had offered him a contract as a Contract Player which offer he had not accepted.

346.                                           The amount of compensation payable pursuant to Rule 345 shall be:

346.1.                        such sum as shall have been agreed between the applicant Club (or club) and the former Club; or

346.2.                        such sum as the Professional Football Compensation Committee on the application of either Club (or club) shall determine pursuant to Rule 344.

347.                                           Any agreement between Clubs or between a Club and a Football League club as to the amount of compensation payable shall be in writing, and a copy provided to the League within 5 days of being entered into.

348.                                           All compensation (including instalments thereof and contingent sums) payable to a Club or Football League club shall be paid by the Applicant Club into the Compensation Fee Account.

Guidance

•             The fixed fees set out in Rules 336 and 338 are to be revised annually by the PGB.

•             The Regulations of the Professional Football Compensation Committee referred to in Rule 344 are in Appendix 12 to Premier League Rules. They remain unchanged as regards the calculation of compensation for:

•             Academy Players in the Under 18 and older age groups;

•             an Academy Player with whom the Training Club had agreed to enter into a Scholarship Agreement; and

•             an Academy Player with whom the Applicant Club enters into a Scholarship Agreement.

YOUTH
DEVELOPMENT
FORMS

PREMIER LEAGUE AND THE FOOTBALL LEAGUE	PLYD Form 1

SCHOLARSHIP AGREEMENT

AN AGREEMENT made the (day)                                                                  day of (month and year)

Between (club company name)                                                                                                                whose registered office is at (address)

                                                                                                                  (hereinafter called “the Club”) of the one part and

(Scholar’s full name)                                                                                            of (address)

                                                                                                                                 (hereinafter called “the Scholar”) of the other part

WHEREBY it is agreed as follows:

1.                   Definitions and Interpretation

1.1                The words and phrases below shall have the following meanings:

“Authorised Games” shall have the meaning set out in the League Rules;

“the Board” shall mean the board of directors of the Club for the time being or any duly authorised committee of such board of directors;

“the Club Rules” shall mean the rules or regulations affecting the Scholar from time to time in force and published by the Club;

“Contract Player” shall mean any player (other than a Academy Player or Scholar or Youth Player) who has entered into a written contract of employment with a Club as defined by the League Rules;

“Education Programme” shall mean the programme of education provided by the Club being either the advanced apprenticeship framework for sporting excellence (AASE) or any other programme of education approved in writing by the League in conjunction with the PFA;

“the FA” shall mean The Football Association Limited;

“the FA Rules” shall mean the rules and regulations from time to time in force of the FA;

“Football Development Programme” shall mean the programme of football training provided by the Club including the Scholar’s participation in Authorised Games;

“Gross Misconduct” shall mean serious or persistent conduct, behaviour, activity or omission by the Scholar involving one or more of the following:

(a)            theft or fraud;

(b)            deliberate and serious damage to the Club’s property;

(c)             use or possession of or trafficking in a Prohibited Substance;

(d)            incapacity through alcohol affecting the Scholar’s performance as a player;

(e)             breach of or failure to comply with any of the terms of this agreement;

or such other similar or equivalent serious or persistent conduct, behaviour, activity or omission by the Scholar which the Board reasonably considers to amount to gross misconduct;

“the League” shall mean the football league of which the Club is a member from time to time;

“the League Rules” shall mean the rules or regulations from time to time in force of the League;

“National Minimum Wage” means the National Minimum Wage as determined by the Low Pay Commission from time to time;

“Parent” means a person who has parental responsibility for the Scholar;

“PFA” shall mean the Professional Footballers Association;

“Player” shall have the meaning set out in the League Rules;

“Prohibited Substance” shall have the meaning set out in the FA Rules;

“the Rules” shall mean the FA Rules, the League Rules and the Club Rules.

1.2                 For the purpose of this agreement and provided the context so permits, the singular shall include the plural and vice versa and any gender includes any other gender.

2.                   Purpose

2.1                 The purpose of this agreement is to provide the Scholar’s with a period of work-based learning in preparation for a possible future career as a professional association football player.

3. Duration

3.1                 Subject as hereinafter provided, this agreement shall remain in force from the date set out in Schedule One for two years.

3.2                 If during the currency of this agreement the Club wishes to offer the Scholar a contract as a Contract Player it may only do so on the condition that the Scholar continues his Education Programme.

4.                   Extension of Agreement

4.1                 If by reason of illness or injury the Scholar is prevented from participating in the Football Development Programme for a period in excess of five weeks (hereafter “the excess period”):

4.1.1                the duration of this agreement shall be extended by the length of the excess period or, if earlier, until the Scholar’s nineteenth birthday; and

4.1.2                within fourteen days of the end of the excess period the Club shall give written notice to the League and to the FA indicating the date to which the duration of the agreement is extended.

4.2                 The Club shall be entitled to extend the duration of this agreement by one year by giving to the Scholar written notice to that effect on or before the third Saturday in May in the second year of the agreement and a copy of any such notice shall be sent to the League and to the FA within fourteen days of the date on which it was given.

5.                   Obligations of the Scholar

5.1                The Scholar agrees:

5.1.1                to participate in the Football Development Programme and the Education Programme;

5.1.2                when directed by an authorised official of the Club to:

5.1.2.1             attend at any reasonable place for the purposes of and to participate in training and match preparation;

5.1.2.2               play in any Authorised Games in which he is selected to play for the Club;

5.1.2.3               attend other matches in which the Club is engaged;

5.1.3                to train and play to the best of his skill and ability at all times;

5.1.4                except to the extent prevented by injury or illness, to maintain a high standard of physical fitness at all times;

5.1.5                to observe the Laws of the Game when playing football;

5.1.6                to observe the Rules but in the case of the Club Rules to the extent only that they do not conflict with or seek to vary the express terms of this agreement;

5.1.7                that he has given all necessary authorities for the release to the Club of his medical records and will continue to make the same available as requested by the Club from time to time during the continuance of this agreement;

5.1.8                to submit promptly to such medical and dental examinations as the Club may reasonably require and undergo such treatment as may be prescribed by the medical or dental advisers of the Club and/or the Club’s insurers;

5.1.9                to permit the Club to photograph him individually or as a member of a squad of players and staff of the Club provided that such photographs are for use as the official photographs of the Club;

5.1.10         to comply with and act in accordance with all lawful instructions of any authorised official of the Club.

5.2                 Subject to Clause 5.3.4 below, the Scholar may contribute to the media in a responsible manner but whenever circumstances permit the Scholar shall give to the Club reasonable notice of his intention to make any contribution to the public media in order to allow representations to be made to him on behalf of the Club if it so desires.

5.3                 The Scholar shall not:

5.3.1                reside at any place which the Club reasonably deems unsuitable for the performance of his obligations under this agreement;

5.3.2                undertake or be engaged in any employment or be engaged or involved in any trade, business or occupation;

5.3.3                indulge in any activity or practice which might endanger his fitness or inhibit his mental or physical ability to train or play or which might cause to be void or voidable any policy of insurance provided for the Scholar by the Club in compliance with the Rules;

5.3.4                knowingly or recklessly do, write or say anything which is likely to bring the Club or the game of football into disrepute.

6.                   Obligations of the Club

The Club shall:

6.1                 provide the Football Development Programme and the Education Programme;

6.2                 observe the Rules, save that the FA Rules and League Rules shall take precedence over the Club Rules;

6.3                 pay to the Scholar throughout the duration of this agreement (and during agreed holiday periods) the remuneration which by virtue of the League Rules he is entitled to receive as more particularly set out in Schedule One. Such remuneration shall not be less than the National Minimum Wage and shall not exceed any maximum amount specified pursuant to the League Rules;

6.4                 provide the Scholar each year with copies of all the Rules which affect the Scholar and the terms and conditions of the policy of insurance referred to in clause 5.3.3;

6.5                 arrange promptly such medical and dental examinations and treatment as may be prescribed by the medical or dental advisors of the Club in respect of any injury to or illness of the Scholar and shall ensure that any such treatment for any football related injury is undertaken and completed without expense to the Scholar notwithstanding that this agreement expires after such treatment is prescribed;

6.6                 comply with all relevant statutory provisions relating to industrial injury and any regulations made pursuant thereto; and

6.7                 on or before the third Saturday in May in the final year of this agreement give written notice to the Scholar indicating whether or not upon the expiry of this agreement it intends offering to the Scholar a professional contract as a Contract Player and if so setting out the terms thereof, which offer shall remain open and capable of acceptance by the Scholar for a period of one month from the date upon which the Club gave it to him.

7.                   Illness and Injury

7.1                 Any injury to or illness of the Scholar shall be reported by him or on his behalf to the Club immediately and the Club shall keep a record of such illness or injury.

8.                   Permanent Incapacity

8.1                 In the event that the Scholar shall be permanently incapacitated the Club shall be entitled to serve a notice upon the Scholar terminating this agreement;

8.2                 the minimum length of such notice shall be three months;

8.3                 the notice may be served at any time after: -

8.3.1                the Scholar is declared to suffer from Permanent Total Disablement as defined in the League’s personal accident insurance scheme; or

8.3.2                an appropriately qualified independent medical consultant (the identity of whom shall be agreed between the Club and the Scholar, each acting reasonably, save that in the event that the parties are unable to agree, such individual as shall be appointed by the President or next available officer of the Royal College of Surgeons) certifies that the Scholar has suffered permanent incapacity.

9.                   Disciplinary Procedure

9.1                 The Club shall operate the disciplinary procedure set out in Schedule Two hereto in relation to any allegation that there has been a breach of or failure to observe the terms of this agreement or the Rules.

10.            Termination by the Club

10.1          The Club shall be entitled to terminate this agreement by fourteen days’ notice in writing to the Scholar if after due investigation and enquiry it is reasonably satisfied that he: -

10.1.1         shall be guilty of Gross Misconduct; or

10.1.2         has failed to heed any final written warning given under the provisions of Schedule Two hereto; or

10.1.3         is convicted of any criminal offence where the punishment consists of an immediate custodial sentence of or exceeding three months.

10.2          There shall be included in any such notice full particulars of the Club’s reasons for terminating the agreement and a copy of it shall be sent to the League, the FA and the PFA.

10.3          Within seven days of receiving a termination notice the Scholar by written notice served on the Club and the League may appeal against the decision of the Club to the League in accordance with the League Rules and the parties shall seek to ensure that such appeal shall be heard within a further 28 days.

10.4          If the Scholar exercises his right of appeal the termination of this agreement shall not become effective unless and until it shall have been determined that the Club was entitled to terminate the agreement pursuant to clause 10.1. Pending such determination the Club may suspend the Scholar.

10.5          Any such termination shall be subject to the rights of the parties provided for in the League Rules.

11.            Grievance Procedure

11.1          In the event of any grievance in connection with his education under this agreement and/or its operation the following procedures shall be available to the Scholar in the order set out: -

11.1.1         the grievance shall in the first instance be brought informally to the notice of such person as the Club identifies as the person dealing with grievances, failing which to any member of the Club’s youth management;

11.1.2         if the grievance is not settled to the Scholar’s satisfaction within 14 days thereafter formal notice of the grievance may be given in writing to the Secretary of the Club requiring it to be considered by the Board. The matter shall thereupon be dealt with by the Board at its next convenient meeting and in any event within 4 weeks of receipt of the notice;

11.1.3         if the grievance is not settled by the Club to the Scholar’s satisfaction the Scholar shall have a right of appeal to the League exercisable within 7 days of receipt by the Scholar of written notice of the decision of the Board by notice in writing to the Club and the League and such appeal shall be determined in accordance with the League Rules.

12.            Termination by the Scholar

12.1          The Scholar shall be entitled to terminate this agreement by fourteen days’ notice in writing to the Club if the Club shall be guilty of serious or persistent breach of the terms and conditions of this agreement.

12.2          There shall be included in any such notice full particulars of the Scholar’s reasons for terminating the agreement and a copy of it shall be sent to the League, the FA and the PFA.

12.3          Within seven days of receiving a termination notice the Club by written notice served on the Scholar and the League may appeal against the termination and the appeal shall be determined in accordance with the League Rules and the parties shall seek to ensure that such appeal shall be heard within a further 28 days.

12.4          If the Club exercises its right of appeal the termination of this agreement shall not become effective unless and until it shall have been determined that the Scholar was entitled to terminate the agreement pursuant to clause 12.1.

12.5          Any such termination shall be subject to the rights of the parties provided for in the League Rules.

13.            Cancellation of Registration

13.1          At any time during the currency of this agreement the Scholar without giving any reason therefore may apply to the Club for cancellation of his registration, whereupon the Club shall complete and sign a mutual cancellation notification in accordance with the League Rules whereupon this agreement shall terminate.

13.2          In consequence of such a termination, the Scholar shall not be permitted by the League to be registered as a Player until the expiry of two years from its effective date unless either:

13.2.1         the Club gives its written consent; or

13.2.2         the Club has received compensation for the training and development of the Scholar in accordance with the League Rules.

14.            Holidays

14.1          The Scholar shall be entitled to five weeks holiday a year, to be taken at a time or times as shall be determined by the Club.

15.            Miscellaneous

15.1          This agreement constitutes the entire agreement between the Club and the Scholar and supersedes any and all preceding agreements between the Club and the Scholar.

15.2          For the purposes of the Data Protection Act 1998 the Scholar consents to the Club processing Personal Data including Sensitive Personal Data (both as defined in the said Act) about the Scholar and using it for all relevant administrative and statistical purposes connected with the Scholar’s education and potential future in professional football and sharing such Data with the League, the FA, the PFA and any relevant training body for the same purposes.

16.            Jurisdiction and Law

16.1          This agreement shall be governed by and construed in accordance with English law and the parties submit to the non-exclusive jurisdiction of the English courts.

SCHEDULE ONE

SCHOLARSHIP ALLOWANCE

Supplemental Provisions and Employment Rights Act 1996

1.                   This Scholarship Agreement commences on           and terminates on           .

2.                   The Scholar’s employment with the Club began on the date set out in paragraph 1 [replace the words in italics with the appropriate date if it began earlier].

3.                   No employment with a previous employer shall count as part of the Scholar’s continuous period of employment hereunder.

4.                   The Scholar’s hours of work are such as the Club may from time to time reasonably require of him to carry out his duties and the Scholar shall not be entitled to any additional remuneration for work done outside normal working hours.

5.                   The place of employment shall be at the Club’s ground and training ground but the Club shall be entitled to require the Scholar to play and to undertake his duties hereunder at any other place throughout the world.

6.                   The terms and conditions of this contract form part of a number of collective agreements between the Club (through the League) and the Scholar (through the PFA) affecting the Scholar’s employment.

7.                   No contracting out certificate pursuant to the Pensions Scheme Act 1993 is in force in respect of the Scholar’s employment under this contract.

8.                   There is no entitlement to pensions benefit in relation to the Scholar’s employment. However, the Club shall provide access to a designated stakeholder pension scheme as required by law. For the avoidance of doubt, the Club will not make any contributions to such stakeholder scheme.

9.                   The wage payable by virtue of Clause 6.3 of this agreement is calculated as follows and shall be paid monthly in arrears:-

£          per week from          to

£          per week from          to

If the agreement is extended pursuant to the exercise by the Club of the option set out in Clause 4.2, the rate of wage will be as follows:

£          per week from          to

Any other provisions:

SCHEDULE TWO

DISCIPLINARY PROCEDURE AND PENALTIES

1.                   Introduction

The disciplinary procedure aims to ensure that the Club behaves fairly in investigating and dealing with allegations of unacceptable conduct with a view to helping and encouraging all Scholars to achieve and maintain appropriate standards of conduct and performance. The Club nevertheless reserves the right to depart from the precise requirements of its disciplinary procedure where the Club considers it expedient to do so and where the Scholar’s resulting treatment is no less fair.

2.                   Records

All cases of disciplinary action under this procedure will be recorded and placed in the Club’s records until deleted in accordance with paragraph 4.2. A copy of the Club’s disciplinary records concerning the Scholar will be supplied to the Scholar at his request.

3.                   The Procedure

The following steps will be taken as appropriate in all cases of disciplinary action

3.1                Investigation

No action will be taken before a proper investigation has been undertaken by the Club into the matter complained of. If the Club determines the same to be appropriate the Club may by written notice suspend the Scholar for up to fourteen days while the investigation takes place. If the Scholar is so suspended this agreement will continue together with all the Scholar’s rights under it except that during the period of suspension the Scholar will not be entitled to access to any of the Club’s premises except at the prior request or with the prior consent of the Club and subject to such conditions as the Club may impose. The decision to suspend the Scholar will be notified in writing to the Scholar by the Club.

3.2                Disciplinary Hearing

3.2.1           If the Club decides to hold a disciplinary hearing about the matter complained of the Scholar will be given full details in writing of the complaint against him and reasonable notice of the date and time of the hearing. At the hearing the Scholar will be given an opportunity to state his case either personally, through his representative or the PFA.

3.2.2           Subject as provided in paragraph 3.2.3 no disciplinary penalty will be imposed without first giving the Scholar the opportunity to state his case.

3.2.3           A disciplinary hearing may proceed in the Scholar’s absence and a disciplinary penalty may be imposed if he fails to appear at such hearing after having received proper notice thereof.

3.3                Appeals

3.3.1           The Scholar shall have a right of appeal to the Board against any disciplinary decision. The Scholar should inform the Board in writing of his wish to appeal within seven days of the date of notification to him of the decision which forms the subject of such appeal. The Board will conduct an appeal hearing as soon as possible thereafter at which the Scholar will be given a further opportunity to state his case either personally or through his representative. The decision of the Board will be notified to the Scholar in writing within seven days and subject to paragraph 3.3.2 will be final and binding under this procedure.

3.3.2           In the event of any sanction being imposed or confirmed in excess of an oral warning the Scholar may by notice in writing served on the Club and the League within seven days of receipt by the Scholar of written notification of the decision of the Board appeal against it to the League and such appeal shall be determined in accordance with the League Rules.

3.3.3           If the Scholar exercises any right of appeal as aforesaid any sanction imposed by the Club upon the Scholar shall not take effect until the appeal has been determined and the sanction confirmed, varied or revoked as the case may be.

4.                   Disciplinary Penalties and Termination

4.1                 At a disciplinary hearing or on an appeal to the Board against a disciplinary decision the Club may dismiss the allegation or if it is proved to the Club’s satisfaction may:

4.1.1           give an oral warning, a formal written warning or after a previous warning or warnings a final written warning to the Scholar;

4.1.2           impose a fine not exceeding the amount of the basic wage for a period of up to two weeks;

4.1.3           order the Scholar not to attend at any of the Club’s premises for such period as the Club thinks fit not exceeding two weeks; or

4.1.4           where the circumstances set out in Clause 10.1 of this agreement apply, terminate this agreement.

4.2                 Any warning or sanction given under this disciplinary procedure will be deleted in the Club’s records after twelve months.

SIGNED by the Scholar
in the presence of his Parent:
[Signature]
[Address]
[Occupation]

SIGNED by [insert name]
for and on behalf of the Club in the presence of:
[Signature]
[Address]
[Occupation]

PREMIER LEAGUE	PLYD Form 2

NOTIFICATION OF TRIALIST’S PARTICULARS (Youth Development Rule 243.2)

To:                            The Secretary

The Premier League

We hereby give notice that the Trialist whose particulars appear below is attending the Academy of                                                                                                                                        Football Club:

Surname                                                  Other name(s)

Address

                                                                        Post Code

Parents’ email address

Travelling time from this address to the Academy #

Date of Birth                                      Place of Birth                                   Nationality

Countries for which eligible to play (if known)

Date of commencement of trial period

Date trial period is due to end §

Other clubs (if any) at whose Academy the Trialist has attended for a trial during the current Season

Other clubs (if any) at whose Academy the Trialist has been registered:

Club	From	To
Club	From	To

(Continue separately if more than three such Clubs) Certificate by Player

I hereby certify that the above particulars are correct and consent to this application, and, where I am over the age of 16, I further consent to:

•                       the conduct of drug testing on me in accordance with the Football Association’s Memorandum on Drug Testing and to me receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authority present;

•                       pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to the Football Association Premier League Limited holding and processing any and all “personal data” and “sensitive personal data” relating to me contained within this Form for the purpose of discharging its sanction as a regulatory, administrative and governing body of football.

I further certify that I have provided to the Club giving this notice full written particulars of any medical condition from which I suffer and I undertake to inform the Club forthwith in writing if any such medical condition arises during the trial period.

Endorsement by Parent+

I, (full name)                                                       of (address)

                                                                                                                                             Post Code

being the Parent (as defined in Premier League Rule S.1.12.) of the above-named Trialist, hereby certify that the above particulars are correct and consent to this application, to the conduct of drug testing on him in accordance with the Football Association’s Memorandum on Drug Testing and to his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present. I further consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to The Football Association Premier League Limited holding and processing any and all “personal data” and “sensitive personal data” relating to the above-named Trialist contained within this Form for the purpose of discharging its functions as a regulatory and governing body of football. I further certify that I have provided to the above-named Club full written particulars of any medical condition from which the above-named Trialist suffers and I undertake to inform the Club forthwith in writing if any such medical condition arises during the trial period.

Signed by the Parent		Date

Countersigned by the Trialist		Date

Signed on behalf of the Club	Position	Date

#       to be completed if the Trialist is in age groups Under 9 to Under 14 inclusive (subject to the exception in Youth Development Rule 241.2)

§       not more than 6 consecutive weeks from the date of commencement

+     to be completed if the Trialist is a minor

PREMIER LEAGUE	PLYD Form 3

NOTICE OF ENDING OF TRIAL PERIOD (Youth Development Rule 252)

To:                            The Secretary

The Premier League

We hereby give notice that the trial period of [name of Trialist]                                                                                      who has been attending the Academy of                                                            Football Club on trial ended on [date]

Signed

Position

Date

PREMIER LEAGUE	PLYD Form 4

PRE-REGISTRATION AGREEMENT (Youth Development Rule 255)

Date
Parties

(1)	Football Club of	(“the Club”)
(2)	of	(“the player”)
whose date of birth is	Place of birth
Nationality	Countries for which eligible to play (if known)

Undertakings by the Club

Pursuant to Rule 255 of the Premier League Youth Development Rules (“the Rules”), the Club hereby undertakes that:

1.                   upon the player reaching the statutory school leaving age applicable in England/ceasing Full Time Education* it will apply to register the player as an Academy Player at its Academy and having acquired the registration will enter into a Scholarship Agreement with the player in the form annexed to the Rules;

2.                   upon the player’s Coaching Curriculum (of which a copy is annexed hereto) or any variation of it being approved under the provisions of Rule 257 of the Rules, to coach the player in accordance therewith until the said Scholarship Agreement is entered into.

Undertakings by the Player

The player hereby undertakes that:

1.                   he is not registered with nor during the currency of this agreement will he consent to becoming registered with any Premier League or Football League club other than the Club;

2.                   upon his Coaching Curriculum or any variation of it being approved as aforesaid, he will participate in the same to the very best of his ability.

I consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to The Football Association Premier League Limited holding and processing the above “personal data” and any and all “sensitive personal data” which may be contained in and/or referred to in the annexed player’s coaching programme for the purpose of discharging its functions as a regulatory and governing body of football.

Signed on behalf of the Club

Position

Signed on behalf of the player

Signed by his Parent

*delete as appropriate

Secretary’s Certificate

I certify that the coaching programme annexed to the Pre-Registration Agreement of which this is a copy has been approved/not approved* by the Board.

Signed
Secretary, the Premier League

Date

PREMIER LEAGUE	PLYD Form 5

ACADEMY PLAYER REGISTRATION APPLICATION (Youth Development Rule 263)

Academy Player’s Particulars

Surname		Other name(s)
Address
Post Code
Parents’ email address
Travelling time from the above address to the principal venues §
Date of Birth	Place of Birth		Nationality†
Countries for which eligible to play (if known)

Other clubs (if any) at which the Academy Player has been registered:

Club	From	To
Club	From	To
School

Training Model on which the Academy Player is to be engaged:                                                                                          +

Length of registration:                                                                    year(s) [complete as appropriate]

Last day of registration:                                                      20

Note: Youth Development Rules 277 to 282 set out the circumstances in which an Academy Player’s registration can be terminated earlier than the date set out above, and the consequences of early termination. Further guideance can be obtained from the Premier League or from the PFA Independent Registration Advisory Service, both of whose contact details are set out in the Charter for Academy Players and Parents which the Premier League will send to the Academy Player’s parent when it receives this form.

Application to Register

We,                                             Football Club, apply for the Academy Player to be registered at our Academy for the period set out above.

We certify that we have not, either directly or indirectly, made an improper approach to him nor have we improperly induced him to become registered as an Academy Player.

Signed
Authorised Signatory

Date

Endorsement by Academy Player

I consent to this application and consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to the Football Association Premier League Limited (“the Premier League”) holding and processing the above “personal data” and “sensitive personal data” for the purpose of discharging its functions as a regulatory and governing body of football. I certify that the above particulars are correct. I agree to be bound by the Rules of the Premier League.

Signed

Date

Endorsement by Parent*

I, (full name)                                                                            of (address)                                                                     Post Code                                     (and of the above email address) being the person having parental responsibility for the above-named Academy Player, certify that the above details are correct and consent to:

(a)              this application;

(b)              the conduct of drug testing on the Academy Player in accordance with the Football Association’s Anti-Doping Regulations;

(c)               his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present; and

(d)              the Club having access to the Academy Player’s school reports and educational attainment data.

Signed	Date

§       to be completed if the Academy Player is in age groups Under 9 to Under 16 inclusive and time restrictions apply to the Club’s registration of Academy Players (see Youth Development Rule 242)

†       if the Academy Player last played for a club affiliated to a national association other than the Football Association, unless the Academy Player is aged under 12 years, this Form must be accompanied by written confirmation from the Football Association that an international registration transfer certificate has been issued in respect of the Academy Player

*       to be completed if the Academy Player is a minor

+     Complete Form PLYD5A if the Academy Player is to be registered on the Full Time Training Model. Complete Form PLYD5B if the Academy Player is to be registered on the Hybrid Training Model.

PREMIER LEAGUE	PLYD Form 5A

FULL TIME TRAINING MODEL (Youth Development Rule 203)

Academy Player’s Particulars

Surname	Other name(s)
Address

Post Code
Date of Birth	Place of Birth

Application to Register the Academy Player on the Full Time Training Model

1.                   We,                                        Football Club, apply to register the above-named Academy Player on the Full Time Training Model until                         20            , being the last Friday in June in the academic year in which he reaches the age of 16.

2.                   The residence arrangements for the Academy Player will be as follows:

3.                   We undertake to:

3.1                 ensure the Academy Player’s coaching and education are scheduled in accordance with the requirements of the Full Time Training Model as set out in the Youth Development Rules;

3.2                 provide the Academy Player with education until the date set out in paragraph 1 (even if the Academy Player’s registration is terminated by us or his training is switched to a different Training Model) as follows (being either one of the four options set out in the guidance to Youth Development Rule 195 or another model which has been approved by the League):

3.3                 ensure that the Academy Player has the opportunity to engage in community and citizenship activities as set out in Youth Development Rule 198; and

3.4                 advise the Academy Player’s Parent(s), school and the League immediately if the Club changes or proposes to change any of the above arrangements.

Signed
Authorised Signatory

Date

Consent by Academy Player

I consent to the above application and consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to The Football Association Premier League Limited (“the Premier League”) holding and processing the above “personal data” and “sensitive personal data” for the purpose of discharging its functions as a regulatory and governing body of football. I certify that the above particulars are correct. I agree to be bound by the Rules of the Premier League.

Signed

Date

Consent by Parent to be completed if the Academy Player is a minor

I, (full name)                                                                    of (address)                                                                            post code                                               (and of the above email address) being the person having parental responsibility for the above-named Academy Player, hereby certify that the above particulars are correct and consent to this application, to the conduct of drug testing on him in accordance with the Football Association’s Anti-Doping Regulations and to his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present.

Signed

Date

PREMIER LEAGUE	PLYD Form 5B

HYBRID TRAINING MODEL (Youth Development Rule 203)

Academy Player’s Particulars

Surname	Other name(s)

Address

Post Code

Date of birth	Place of birth

Application to Register the Academy Player on the Hybrid Training Model

1.                   We,                                                               Football Club, apply to register the above-named Academy Player on the Hybrid Training Model until                                      20

2.                   We undertake to:

2.1                 ensure the Academy Player’s coaching and education are scheduled in accordance with the requirements of the Hybrid Training Model as set out in the Youth Development Rules and in accordance with the written agreement with his school and Parent entered into pursuant to Rule 197.5, a copy of which is annexed hereto;

2.2                 ensure that the Academy Player has the opportunity to engage in community and citizenship activities as set out in Youth Development Rule 207; and

2.3                 advise the Academy Player’s Parent(s), school and the League immediately if the Club changes or proposes to change any of the above arrangements.

Signed
Authorised Signatory

Date

Consent by Academy Player

I consent to the above application and consent pursuant to Schedule 2 and Schedule 3 of the Data Protection Act 1998 to The Football Association Premier League Limited (“the Premier League”) holding and processing the above “personal data” and “sensitive personal data” for the purpose of discharging its functions as a regulatory and governing body of football. I certify that the above particulars are correct. I agree to be bound by the Rules of the Premier League.

Signed

Date

Consent by Parent to be completed if the Academy Player is a minor

I, (full name)	of (address)
post code

(and of the above email address) being the person having parental responsibility for the above-named Academy Player, hereby certify that the above particulars are correct and consent to this application, to the conduct of drug testing on him in accordance with the Football Association’s Anti-Doping Regulations and to his receiving medication as instructed and any emergency dental, medical or surgical treatment, including anaesthetic or blood transfusion, as considered necessary by the medical authorities present.

Signed

Date

PREMIER LEAGUE	PLYD Form 6

ACADEMY ETHNICITY MONITORING QUESTIONNAIRE (Youth Development Rule 264)

USE OF INFORMATION

Completion of this questionnaire is voluntary. If you provide the information it will be used as set out below and will not be used for selection or any other purposes.

The information provided on this ethnicity questionnaire will be recorded on a computer system shared by the Football Association Premier League Limited (“Premier League”) (and The Football League Limited should the Player ever compete in the Football League) against the Academy Player’s record and will be used:

•        to help the Premier League gain insight as to who is playing the game at this level

•        to help ensure compliance with the Premier League’s Inclusion and Anti-Discrimination Policy (a copy of which is in Appendix 2 of the Premier League’s Rules)

•        to compile aggregate statistics and reports

•      on a club by club basis which we may wish to share with the relevant club only and The Football Association Limited

•      on a league basis which we may wish to publish for public interest and to share with other bodies that have a legitimate interest in equal opportunities such as the Professional Footballers Association and the Commission for Racial Equality

What is your ethnic group?

(Choose ONE section from A to E, then tick the appropriate box to indicate your cultural background)

A White	B Mixed
☐ British	☐ White and Black Caribbean
☐ English	☐ White and Black African
☐ Scottish	☐ White and Asian
☐ Welsh	☐ Any other Mixed Background,
☐ Irish	please write in
☐ Gypsy or Irish Traveller
☐ Any other White Background,
please write in	D Black or Black British
☐ Caribbean
☐ British-Caribbean
C Asian or Asian British	☐ African
☐ Indian	☐ British-African
☐ British-Indian	☐ Any other Black background,
☐ Pakistani	please write in
☐ British-Pakistani
☐ Bangladeshi
☐ British-Bangladeshi	F Undeclared
☐ Chinese	☐ Prefer not to disclose
☐ British-Chinese	my ethnic origin
☐ Any other Asian background,
please write in

E Other Background	Name of Player
☐ Arab
☐ Other	Signed	Date
☐ Prefer not to say	(Parent / Guardian to sign if Academy Player is a minor)

PREMIER LEAGUE	PLYD Form 7

LIST OF ACADEMY PLAYERS (Youth Development Rule 272)

To:                            The Secretary

The Premier League

The registrations of the following Academy Players (other than those who have signed a Scholarship Agreement) are held by                                                                              Football Club as at the third Saturday in May (year)

Full Name	Current Age Group	Category

Signed
Position
Date

Note : The categories of Academy Players are :

1. Academy Players whose registration has been retained (indicate “1F” if on Full Time Training Model).

2. Academy Players whose registration it is intended to retain (indicate “2F” if on Full Time Training Model).

3. Academy Players whose registration it is intended to terminate.

PREMIER LEAGUE	PLYD Form 8

RETENTION/TERMINATION NOTIFICATION (Youth Development Rules 273.1)

FOR ACADEMY PLAYERS ENTERING INTO AGE GROUPS UNDER 10, UNDER 11 AND UNDER 12

To:                            [name and address of Academy Player]

We,                                                                                                       Football Club, hereby give you notice that it is our intention to retain/terminate* your registration with effect from the first Saturday in June.

Signed

Position

Date

* delete as appropriate. If the registration is retained, it is for a period of 1 year pursuant to Rule 259 (subject to Rule 260).

PREMIER LEAGUE	PLYD Form 9

RETENTION/TERMINATION NOTIFICATION (Youth Development Rule 273.2)

FOR ACADEMY PLAYERS ENTERING INTO AGE GROUPS UNDER 13 AND UNDER 15

To:                            [name and address of Academy Player]

We,                                                                                                        Football Club, hereby give you notice that it is our intention to retain/terminate* your registration with effect from the first Saturday in June. [Your registration will be retained on the Full Time Training Model+.]

Signed

Position

Date

* delete as appropriate. If the registration is retained, it is for a period of 2 years pursuant to Youth Development Rule 259 (subject to Rule 260).

+ delete if inapplicable

PREMIER LEAGUE	PLYD Form 10

ACADEMY PLAYER’S REGISTRATION:

MUTUAL CANCELLATION NOTIFICATION (Youth Development Rule 277.2)

To:                            The Secretary

The Premier League

The registration of [name of Academy Player]                                                                                            held by                                                                                                                                   Football Club has today been cancelled by mutual agreement. Unless otherwise set out below the Club will retain rights to compensation in respect of the Academy Player pursuant to the Premier League Youth Development Rules and the FIFA regulations for the Statement and Transfer of Players.

Signed by the Academy Player

Signed by the Parent*

Signed on behalf of the Club

Position

Date

* if the Academy Player is aged under 18 years

PREMIER LEAGUE	PLYD Form 11

SCHOLARSHIP OFFER (Youth Development Rule 287)

To:                            [name and address of Academy Player]

We,                                                                                                                                   Football Club, hereby offer hereby offer to enter into a Scholarship Agreement with you upon your reaching the statutory school leaving age applicable in England.

The Scholarship Agreement will be in PLYD Form 1.

Signed

Position

Date

PREMIER LEAGUE	PLYD Form 12

RESPONSE TO SCHOLARSHIP OFFER (Youth Development Rule 288)

To:                                                                                                                                                                     Football Club.

I, [name of Academy Player]                                                                                                                                        hereby accept/ refuse* your offer in PLYD Form 11 dated                                     .

Signed by the Academy Player

Signed by his Parent

* delete as appropriate

APPENDICES

TO THE RULES

APPENDIX 1

SCHEDULE OF OFFENCES

(Rule F.1.4.3)

OFFENCE	CONTRARY TO
Dishonestly receiving a programme broadcast from within the UK with intent to avoid payment	Copyright, Designs and Patents Act 1988 s.297

Admitting spectators to watch a football match at unlicensed premises	Football Spectators Act 1989 (as amended by the Football (Disorder) Act 2009), s.9

Persons subject to a banning order (as defined)	Football Spectators Act 2000 Schedule 1

Ticket touting — football tickets	Criminal Justice and Public Order Act 1994 s.166

APPENDIX 2

INCLUSION AND ANTI-DISCRIMINATION POLICY

(Rule J.4)

1.                                      The Premier League and Clubs, to achieve their commitment to inclusion and to removing discrimination whether by reason of age, race, religion or belief, sexual orientation, disability, diversity, gender, reassignment or sex, will act as follows:

•             be an equal opportunities employer;

•             encourage and promote similar commitment from every other organisation or individual acting within the game;

•             not tolerate discriminatory behaviour, whether physical or verbal, and take appropriate disciplinary or other action;

•             support training and awareness raising activities.

2.                   Each Club shall:

•             hold the Preliminary Level of the Equality Standard by 30 June 2016 for Clubs in Membership in Season 2015/16 or 30 June in the Season following its promotion from the Football League for any other club; and

•             hold the Advanced Level of the Equality Standard by the end of 30 June in the Season 2 years after the obtaining of the Preliminary Level

“Equality Standard” is the award and relevant criteria and standards agreed by Clubs from time to time and as published by the Board on the Extranet.

APPENDIX 3

CAMERA POSITIONS

(Rule K.62)

CAMERA POSITIONS AT A LEAGUE MATCH

Each Club shall provide at each League Match played at its Stadium positions for television cameras in accordance with the requirements of this Appendix 3, and each such position shall be Hardwired.

1.                   Pursuant to Rule K.62, and subject to paragraph 2 below, Clubs must provide Hardwired camera positions in the locations shown on:

1.1                     Plan A in respect of League Matches to be broadcast live (but not in 3D) in the United Kingdom; and

1.2                     Plan B in respect of League Matches to be shown live and in 3D in the United Kingdom; and

1.3                     Plan C in respect of all other League Matches.

2.                   The key to the numbers on the Plans is set out below and explains what kind of camera each number on the Plans refers to and gives further detail..

3.                   The Stadium lay-out shown in Plans A to C is indicative only. It is not intended to be an exact representation of a Stadium; rather it is intended to show:

3.1                     where cameras should be placed in relation to the pitch; and

3.2                     the relative height above the pitch of each camera.

4.                   The League will work with each Club to identify and agree the location of each camera illustrated on the Plans at the Club’s Stadium. This will then be recorded on the Club’s agreed Technical Specification.

CAMERA PLANS: KEY

Numbers in brackets refer to the designated Camera Number.

(1) Main Camera

•                       Positioned on Television Gantry exactly on the halfway line facing away from the sun

•                       Ideal angle is 12-14 degrees to centre line & 22-24 degrees from near-side touchline

•                       This camera will be used to provide the main wide-shot coverage of the game

(2) Close-Up Camera

•                       Positioned on Television Gantry. Normally located next to the Camera 1, it is used to provide closer coverage of the action and player/referee close-ups

•                       A large lens may be used

(3) Pitch-Side Halfway Camera

•                       A fixed camera on the halfway line at pitch level on the same side as Camera 1

•                       The position should enable an unimpeded view of the field of play and substitutes’ benches for the 4th Official, and a clear view of the pitch for the Club representatives

•                       A large lens may be used

(4) Close-Up Camera

•                       Positioned on Television Gantry. Normally located next to Cameras 1&2, it is used to provide closer coverage of the action and player/referee close-ups

•                       A large lens may be used

(5+6) Steadicams

•                       Up to 2 hand held portable “steadicams”, each positioned either side of the halfway line on the same side as main camera may work the length of each half but concentrating in a zone extending between the goal-line and 22 yard line

•                       The cameras should not cause any viewing obstructions to the Team Benches and sufficient space must be allowed for players to warm up

•                       It is possible for Host Broadcasters to use their “steadicams” on the pitch during the pre-match warm up for a short period of time

•                       Positions and timings to be agreed with each Club at the start of each season

(7+8) 22 Yard Cameras

•                       Two cameras installed on the same side as Camera 1 at the same level or higher than the main camera positions, facing each of the 22 yard lines. Often used to cover play in a wide angle, but also used for Close Up coverage

•                       Large lenses may be required

•                       (Cameras 5 & 6 on the UK Non-Live Camera Plan)

(9+10) High-Behind Goal Camera

•                       Two cameras installed in the stands behind either goal, at a height which permits an unobstructed view of the penalty spot from above the crossbar. Large lenses may be required

•                       (Camera 8 on the UK Non-Live Camera Plan, and only one of the two shown will be used)

(11+12) Low-Behind Goal Cameras

•                       Two cameras, one at each end, at pitch level in fixed positions behind each goal-line, on the side closest to Camera 1. Ideally aligned where the 6yd line meets the goal-line

•                       (Camera 7 on the UK Non-Live Camera Plan, and only one of the two shown will be used)

(13) Beauty-Shot Camera

•                       A fixed camera mounted high in the stadium to give a panoramic static shot of the pitch

•                       (Camera 10 on the UK Non-Live Camera Plan)

(14+15) Reverse Angle Camera

•                       Two cameras located opposite Camera 1 for “reverse-angle” coverage and usually for coverage of the Team Benches

•                       Large lenses may be required

•                       (Camera 9 on the UK Non-Live Camera Plan, and only one of the three shown will be used)

(16+17) Mini-Cameras

•                       Mini-cameras may be placed directly behind the goal net but cannot be attached to the net or the actual posts and crossbar. It can be as close to the net as desired as long as it does not touch the net. A mini-camera may therefore be attached to the poles which support the net or the cable connecting the back of the net to the vertical stanchions directly behind the goal

(18+19) Goal-Line Cameras

•                       Two cameras located on the same side as the main camera, level with the goal-line and with an unobstructed view of the whole goal and the goal-line inside the penalty area

(20+21)                 Hot Head Cameras

•                       A “hot head” camera may be used behind goals in front of the advertising boards. Alternatively, hot head cameras on poles behind the advertising boards may be used

(22, 23, 24 and 25)                    Corner Cameras

•                       Options for cameras to be placed in all four corners approximately five metres above the pitch.

•                       A minimum of two diagonally opposing corners should always be available

•                       Large lenses may be required

•                       (Camera 9 on the UK Non-Live Camera Plan, and only one of the three shown will be used)

(26, 27, 28 and 29)                    Electronic Newsgathering (ENG) Cameras

•                       Four portable ENG cameras (not cabled) at pitch level, behind each goal-line.

•                       These cameras would need to be positioned outside (nearer the touchline) the cabled Host Broadcaster Cameras and would be required to be fixed during each half

•                       There may be a requirement for these cameras to change ends at half-time subject

(30 and 31) Hi Motion Or Big Lens Close Up Cameras

•                       Two cameras, one at each end, at pitch level behind each goal-line, ideally aligned where the 6yd line meets the goal-line, or between 6yd and 18yd line should the small lens camera already be in place

•                       Large lenses may be required

(32 and 33) Analysis Cameras

•                       Two cameras positioned on the Television Gantry. If space is not available on the main gantry then suitable positions must be made available near to, and at a similar level to, the main gantry and not more than 20m from the half-way line

•                       Large lenses may be required

3D CAMERA POSITIONS

Note: Bracketed numbers refer to camera positions in UK Live + 3D Camera Plan

(3D-1) Main Camera

•                       Positioned on Television Gantry or a separate gantry on the halfway line facing away from the sun

•                       Ideal angle is 6-8 degrees to centre line & 12-14 degrees from near-side touchline

(3D-2) Close-Up Camera

•                       Positioned on Television Gantry or a separate gantry on the halfway line in close proximity to Camera 3D-1, facing away from the sun. Ideal angle is 6-8 degrees to centre line & 12-14 degrees from near-side touchline

(3D-3) Steadicam

•                       Will operate in place of either Camera 5 or 6 from the 2D Camera plan (there will only ever be 2 steadicams) and will operate in the same was as Cameras 5 and 6

(3D-4, 3D-5, 3D-6 and 3D-7) Low-Behind Goal Cameras

•                       4 cameras, at pitch level in fixed positions behind each goal-line on each side of the goal, outside (further away from the goal) the 2D cameras situated between 6yd and 18yd line

(3D-8) High Behind

•                       One camera installed in the stand behind one goal, at a height which permits an unobstructed view of the penalty spot but not necessarily from above the crossbar, as a lower angle is more beneficial for 3D coverage. Two positions for 3D-8 are shown on the camera plan but only one will be used

APPENDIX 4

MEDICAL EXAMINATIONS TO BE CARRIED OUT ON CONTRACT PLAYERS AND STUDENTS REGISTERED ON SCHOLARSHIP AGREEMENTS

(Rule O.24)

A) PERSONAL FOOTBALL HISTORY

1.	Total number of matches played in previous season (inc. friendly matches)
Annually
2.	Dominant leg	(Recommended)

3.	Position on the field

B) MEDICAL HISTORY AND HEREDITY OF THE PLAYER

1.	Family history (1st generation, i.e. parents, brothers and sisters)

a) Hypertension, stroke;
b) Heart conditions incl. sudden cardiac death;
	c) Vascular problems, varicose, deep venous thrombosis;	To be
	d) Diabetes;	updated annually
	e) Allergies, asthma;	(Mandatory)
f) Cancer, blood disease;
g) Chronic joint or muscle problems;
h) Hormonal problems.

2.	Medical history of the player

a) Heart problems, arrhythmias, syncope;
	b) Concussion: medical history to be reviewed (it is recommended that an annual baseline Sports Concussion Assessment Tool Test (third edition(1)) is undertaken prior to the start of each Season);	To be updated annually
	c) Allergies, asthma;	(Mandatory)
d) Recurrent infections;
e) Major diseases;
f) Major injuries causing surgery, hospitalisation, absence from football of more than 1 month.

3.	Present complaints

a) Symptoms such as pain in general (muscle, articulation);
b) Chest pain, dyspnoea, palpitations, arrhythmia;
	c) Dizziness, syncope;	Annually
	d) Flu-like symptoms, cough, expectoration;	(Mandatory)
e) Loss of appetite, weight loss;
f) Sleeplessness;
g) Gastrointestinal upset.

4.	Medication/supplements

a) Current specific medication being taken by the player;
	b) Evidence that a TUE (Therapeutic Use Exemption) has been granted (if required);	Annually
	c) Nutritional supplements being taken by the player;	(Mandatory)
d) Player educated about Anti-Doping Codes.

5.	Vaccination

	Record of status of vaccination (incl. date);	To be
	Strongly recommended:	updated annually
	Vaccination against Tetanus and Hepatitis A and B	(Mandatory)

C) GENERAL MEDICAL EXAMINATION

1.	Height

2.	Weight

3.	Blood pressure (to ensure validity of continuous testing, it is recommended to always use the same arm and to specify it in the player’s medical records)

4.	Head and neck (eyes with vision test, nose, ears, teeth, throat, thyroid gland)

5.	Lymph nodes
Annually
6.	Chest and lungs (inspection, auscultation, percussion, inspiratory and expiratory chest expansion)	(Mandatory)

7.	Heart (sounds, murmurs, pulse, arrhythmias)

8.	Abdomen (incl. hernia, scars)

9.	Blood vessels (e.g. peripheral pulses, vascular murmurs, varicoses)

10.	Skin inspection

11.	Nervous system (e.g. reflexes, sensory abnormalities)

12.	Motor system (e.g. weakness, atrophy)

D)  SPECIAL CARDIOLOGICAL EXAMINATION

As a principal, a standard 12-lead electrocardiogram (ECG) and an echocardiography must be performed at the earliest opportunity during the career of a player and in particular if indicated by clinical examination. If indicated by anamnestic and clinical indication it is recommended to perform repeated testing including an Exercise — ECG and an echocardiography

It is obligatory:

I)                    to perform one standard 12-lead ECG and one echocardiography on all Players:

a.                   when they are aged 16, and

b.                   if they are older than 21 years and have not yet had an ECG and echocardiography in their personal medical records;

II)               to perform one standard 12-lead ECG on and to ensure a cardiac history questionnaire is completed in respect of all Players when they are aged 18 and 20.

The result of the performed examinations must be contained in the player’s medical records.

1.	Electrocardiogram (12-lead ECG)
Mandatory
2.	Echocardiography

* Available at http://bjsm.bmj.com/content/47/5/259.full.pdf+html?sid=09f2fe20-f1ae-4ad8-9ebe-9afe6d453ceb

E)  LABORATORY EXAMINATION

All laboratory tests must be conducted with the informed consent of the player and be in accordance with national law (cf. confidentially, discrimination issues etc.).

1.	Blood count (haemoglobin, haematocrit, erythrocytes, leukocytes, thrombocytes)	Annually
(Mandatory)
2.	Urine test (‘dipstick test’ to determine level of protein and sugar)

3.	Sedimentation rate

4.	CRP

5.	Blood fats (cholesterol, HDL — and LDL cholesterol, triglycerides)

6.	Glucose

7.	Uric acid

8.	Creatinine

9.	Aspartate amino-transferase

10.	Alanine amino-transferase

11.	Gamma-glutamyl-transferase	Annually
(Recommended)
12.	Creatine kinase

13.	Potassium

14.	Sodium

15.	Magnesium

16.	Iron

17.	Ferritin

18.	Blood group

19.	HIV test

20.	Hepatitis screening

F)  ORTHOPAEDIC EXAMINATION AND FUNCTIONAL TESTS

The mandatory checks are common in a sports medical examination.

Points 7 to 9 are recommended to assist club doctors with preventive strategies and tests in the rehabilitation of injured players.

In addition, the club doctors are advised to consider the exclusion of the condition of spondylolysis and spondylolisthesis.

References to further assistance in respect of functional tests:

•	Simple but reliable functional tests: Ekstrand J, Karlsson J, Hodson A. Football Medicine. London: Martin Dunitz (Taylor & Francis Group), 2003:562;
•

Range of motion and tests for muscle tightness: Ekstrand J, Wiktorsson M, Öberg B et al. Lower extremity goniometric measurements: a study to determine their reliability. Arch Phys Med Rehabil 1982;63:171-5;

•	One-leg hop test: Ageberg E, Zatterstrom R, Moritz U. Stabilometry and one-leg hop test have high test-retest reliability. Scand J Med Sci Sports 1998;8-4:198-202;
•	SOLEC test: Ageberg E, Zatterstrom R, Moritz U. Stabilometry and one-leg hop test have high test-retest reliability. Scand J Med Sci Sports 1998;8-4:198-202.

1.	Spinal column: inspection and functional examination (tenderness, pain, range of movement)

2.	Shoulder: pain, mobility and stability

3.	Hip, groin and thigh: pain and mobility	Annually
(Mandatory)
4.	Knee: pain, mobility, stability and effusion

5.	Lower leg: pain (shin splint syndrome, achilles tendon)

6.	Ankle and foot: pain, mobility, stability and effusion

7.	Range of motion (ROM) and test for muscle tightness

a) Adductors
b) Hamstrings
c) Lliopsoas
d) Quadriceps
	e) Gastrocnemius	Recommended
f) Soleus

8.	Muscle strength (one-leg hop test)

9.	Muscle balance test (SOLEC-test: standing one leg eyes closed)

G)  RADIOLOGICAL EXAMINATION AND ULTRASOUND SCAN

If indicated by clinical and functional findings out of the medical examination performed, a radiological examination including ultrasound scan, X-ray and MRI may be appropriate.

Performed radiographies, particularly after injuries, must be part of the player’s medical records.

APPENDIX 4A

POCKET CONCUSSION RECOGNITION TOOL (Rule O.22)

Pocket CONCUSSION RECOGNITION TOOL™

To help identify concussion in children, youth and adults

RECOGNIZE & REMOVE

Concussion should be suspected if one or more of the following visible clues, signs, symptoms or errors in memory questions are present.

1.  Visible clues of suspected concussion

Any one of more of the following visual clues can indicate a possible concussion:

Loss of consciousness or responsiveness

Lying motionless on ground/Slow to get up

Unsteady on feet / Balance problems or falling over/Incoordination

Grabbing/Clutching of head

Dazed, blank or vacant look

Confused/Not aware of plays or events

2.  Signs and symptoms of suspected concussion

Presence of any one or more of the following signs & symptoms may suggest a concussion:

• Loss of consciousness	• Headache
• Seizure or convulsion	• Dizziness
• Balance problems	• Confusion
• Nausea or vomiting	• Feeling slowed down
• Drowsiness	• “Pressure in head”
• More emotional	• Blurred vision
• Irritability	• Sensitivity to light
• Sadness	• Amnesia
• Fatigue or low energy	• Feeling like “in a fog”
• Nervous or anxious	• Neck Pain
• “Don’t feel right”	• Sensitivity to noise
• Difficulty remembering	• Difficulty concentrating

@2013 Concussion in Sport Group

3.  Memory function

Failure to answer any of these questions correctly may suggest a concussion.

“What venue are we at today?”

‘Which half is it now?’

“Who scored last in this game?”

“What team did you play last week/game?”

“Did your team win the last game?”

Any athlete with a suspected concussion should be IMMEDIATELY REMOVED FROM PLAY, and should not be returned to activity until they are assessed medically. Athletes with a suspected concussion should not be left alone and should not drive a motor vehicle.

It is recommended that, in all cases of suspected concussion, the player is referred to a medical professional for diagnosis and guidance as well as return to play decisions, even if the symptoms resolve.

RED FLAGS

If ANY of the following are reported then the player should be safely and immediately removed from the field. If no qualified medical professional is available, consider transporting by ambulance for urgent medical assessment:

• Athlete complains of neck pain	• Deteriorating conscious state
• Increasing confusion or irritability	• Severe or increasing headache
• Repeated vomiting	• Unusual behaviour change
• Seizure or convulsion	• Double vision
• Weakness or tingling/burning in arms or legs

Remember:

•    In all cases, the basic principles of first aid

(danger, response, airway, breathing, circulation) should be followed.

•    Do not attempt to move the player (other than required for airway support) unless trained to so do

•    Do not remove helmet (if present) unless trained to do so.

from McCrory et. al, Consensus Statement on Concussion in Sport. Br J Sports Med 47 (5). 2013

@ 2013 Concussion Sport Group

APPENDIX 5

CODE OF CONDUCT FOR MANAGERS

(Rule P.1)

1.                   A Manager shall strictly observe the terms of his contract with his Club and shall not (either by himself or through any third party) enter into negotiations with another Club relating to his employment without having first obtained the permission of his Club to do so.

2.                   A Manager shall not, either directly or indirectly (including by making any statement to the media):

2.1                 make an approach to a Contract Player with a view to the Manager’s Club negotiating a contract with such Player except as permitted by either Rule T.1 or Rule T.2; or

2.2                 make an approach to a Student registered by another Club (or club) at its Football Academy or a player with whom another Club (or club) has entered into a pre-registration agreement which remains current; or

2.3                 make an approach to any other employee of another Club (or club) with a view to inducing or attempting to induce such employee to terminate a contract of employment with that Club (or club), whether or not by breach of that contract, except with the written consent of the Club (or club) by which he is employed.

3.                   A Manager shall comply with the Laws of the Game, the Rules and Regulations of the Football Association (including, without limitation, the Football Association Regulations on Working with Intermediaries), the Rules of the Premier League, the rules of any competition in which his Club participates and his Club Rules (collectively “the Rules”) and he shall not encourage or invite any person (including Players and other employees of his Club) to act in breach of the same but shall take all possible steps to ensure that they comply with them.

4.                   A Manager shall use his best endeavours to ensure that there is in force at his Club a fair and effective disciplinary policy applicable to Players and other employees under his control and that it is applied consistently.

5.                   A Manager shall not use racist or other discriminatory language. A Manager’s behaviour should demonstrate to Players and other employees under his control that discrimination in any form is unacceptable. A Manager shall use all possible steps to ensure that others in his control adopt the same standards of behaviour in this regard.

6.                   A Manager shall take all reasonable steps to ensure that Players and other employees under his control accept and observe the authority and decisions of Match Officials and to promote the highest standards on the field of play generally.

7.                   A Manager shall not make public any unfair criticism of any Match Official or any other Manager or any Player, Official or employee of his or another Club.

8.                   A Manager shall ensure that he understands and acts in accordance with his Club’s written transfer policy (see Rule H.4).

9.                   In all discussions, negotiations, transactions and arrangements relating to the employment of Players by his Club (“Player Transactions”) including, without limitation, the renewal or renegotiation of existing contracts or any related contracts or arrangements involving his Club and a Player and/or third party (for example, involving his Club’s or a Player’s intellectual property rights, including the exploitation of name or image), a Manager shall, in addition to his duty to act in accordance with the Club’s written transfer policy, act with the utmost good faith and in accordance with his primary duty to act in the best interests of his Club.

10.            A Manager shall at all times observe the principles of honesty, transparency, accountability and personal impartiality (whether financial or otherwise) in his dealings involving Player Transactions..

11.            A Manager shall forthwith disclose to his Club the nature and extent of any direct or indirect interest or any conflict or potential conflict of interest he may have in any transaction or arrangement involving his Club (including, without limitation, any Player Transaction), he shall not be involved in the same without the written consent of his Club, and, if such consent is granted, he shall account to his Club for any benefit which either directly or indirectly he derives therefrom.

12.            If a Manager is in any doubt as to whether there exists any interest or conflict (actual or potential) to be disclosed as required by paragraph 10 above, he may consult with the League Managers Association for guidance and advice.

13.            Upon becoming aware of any breach of the Rules, including by way of example only, any financial or other benefit or inducement offered in connection with a Player Transaction in breach of the Rules, a Manager shall immediately report such breach in writing to the League.

14.            A Manager shall conduct himself at all times in an ethical and professional manner and shall observe the highest standards of integrity and fair dealing.

15.            A Manager shall take all possible steps to promote the reputation of the game of Association Football and to prevent it being brought into disrepute.

APPENDIX 6

CODE OF CONDUCT FOR CLUBS

(Rule P.2)

1.                   In all discussions, negotiations and transactions relating to the employment of Managers, each Club shall behave towards each other Club with the utmost good faith.

2.                   A Club shall not (either directly or through any third party) enter into negotiations relating to the employment of another Club’s Manager without the prior permission of that Club.

3.                   A Club shall not take any steps (including the making of statements to the media) to induce another Club’s Manager to act in breach of the terms of his contract with his Club.

4.                   A Club shall strictly observe the terms of its contract with its Manager and, in particular, if on the determination of the contract any sum is payable by the Club to the Manager, the Club shall ensure that prompt settlement is made.

APPENDIX 7

STANDARD CLAUSES

for inclusion in Managers’ Contracts of Employment

(Rule P.8.1)

1.                   The Manager shall observe and comply with the rules and regulations for the time being in force of any organisation or body the rules and regulations of which the Club is bound to observe including those of The Football Association and the League and in particular he shall at all times act in accordance with the League’s Code of Conduct for Managers.

2.                   The Manager shall comply with all reasonable instructions and requests

(a)                   given to Club Managers by the League or

(b)                   given to the Manager by the Club

which arise in the first case out of any commercial contract entered into by the League for the benefit of its members or in the second case out of any such contract entered into by the Club for its own benefit and the Manager shall not himself enter into any such contract which conflicts or competes or is reasonably likely to conflict or compete with those entered into by the League or by the Club as aforesaid.

3.                   Any dispute or difference arising between the parties hereto as to the construction of this Agreement or the rights duties or obligations of either party hereunder or any matter arising out of or concerning the same or the Manager’s employment hereunder shall be referred to the Managers’ Arbitration Tribunal in accordance with the Rules of the League for the time being in force. Notwithstanding the foregoing provisions of this clause 3 and without prejudice thereto, the parties shall use and until the conclusion of the arbitration shall continue to use their best endeavours to attempt to reach a settlement of their dispute by mediation.

[Note: The names and addresses of organisations offering an appropriate mediation service are available upon application to the League.]

APPENDIX 8

CODE OF CONDUCT FOR SCOUTS

(Rule Q.8)

1.                   The function of a Scout is to identify to his Club players with whom his Club may wish to enter into negotiations with a view to securing their registration. Scouts are not themselves entitled to enter into any such negotiations nor are they able to make promises to or offer inducements to any players whom they approach.

2.                   Scouts are employed by and represent their Clubs and are Officials within the meaning of the Rules of the Premier League (“the Rules”) by which they are bound.

3.                   Scouts must therefore be familiar with the Rules and in particular those relating to Youth Development. They must maintain an awareness of and at all times comply with the Rules setting out the circumstances in which their Club may make an approach to a Player or Student (as defined in the Rules) whose registration is held by another Club.

4.                   When acting in the course of his duties a Scout shall at all times carry the formal means of identification issued to him by his Club and shall produce the same upon demand.

5.                   Scouts are responsible for the conduct of their contacts and shall be liable for any act or omission by a contact which constitutes a breach of the Rules.

6.                   Scouts shall conduct themselves in a manner befitting their role as Officials of their Clubs and shall take all possible steps to promote the reputation of the game of association football and to prevent it being brought into disrepute.

7.                   A Scout shall forthwith disclose to his Club the nature and extent of any direct or indirect interest he may have in any transaction or arrangement involving his Club and he shall account to his Club for any benefit which either directly or indirectly he derives therefrom.

8.                   A Scout shall conduct himself at all times in an ethical and professional manner and shall observe the highest standards of integrity and fair dealing.

APPENDIX 9

STANDARD CLAUSES

for inclusion in replica Strip manufacturers’ contracts

(Rule R.16)

1.                   [The manufacturer’s name] (“the Company”) will not itself or through any officer of the Company or any person authorised to act on behalf of the Company:-

1.1                 include in a contract for sale or agreement relating to the sale of replica football kit a term or condition which purports to establish or provide for the establishment of minimum prices to be charged on the resale of replica football kit in the United Kingdom ; or

1.2                 require, as a condition of supplying replica football kit to a dealer, the inclusion in a contract or agreement of any such term or condition, or the giving of any undertaking to the like effect ; or

1.3                 notify to dealers, or otherwise publish on or in relation to replica football kit, a price stated or calculated to be understood as the minimum price which may be charged on the resale of those goods the replica football kit in the United Kingdom ; or

1.4                 withhold supplies of replica football kit from a dealer seeking to obtain them for resale in the United Kingdom on the ground that the dealer:

1.4.1           has sold in the United Kingdom at a price below the resale price replica football kit obtained, either directly or indirectly, from the Company, or has supplied such replica football kit, either directly or indirectly, to a third party who had done so ; or

1.4.2           is likely, if the replica football kit is supplied to him, to sell it in the United Kingdom at a price below that price, or supply it, either directly or indirectly, to a third party who would be likely to do so.

In this subclause 1.4, “resale price” in relation to a sale of any description, means any price notified to the dealer or otherwise published by or on behalf of the Company as the price or minimum price which is to be charged on or is recommended as appropriate for a sale of that description, or any price prescribed or purporting to be prescribed for that purpose by a contract or agreement between the dealer and the Company.

2.                   For the avoidance of doubt, nothing shall prevent the Company from recommending resale prices to dealers provided no impression is given that, in doing so, the Company is notifying a minimum price.

3.                   The Company may, notwithstanding any of the foregoing, withhold supplies from a dealer, or cause or procure a supplier to do so, if it has reasonable cause to believe that within the previous 12 months the dealer, or any other dealer to whom the dealer supplies goods, has been using as a loss-leader any replica football kit whether or not obtained from the Club.

APPENDIX 10

NOTICE TO MANUFACTURER LICENSED TO
MANUFACTURE AND DISTRIBUTE CLUB REPLICA STRIP

(Rule R.17)

1.                   You will not:

1.1                 include in a contract for sale or agreement relating to the sale of replica football kit a term or condition which purports to establish or provide for the establishment of minimum prices to be charged on the resale of replica football kit in the United Kingdom; or

1.2                 require, as a condition of supplying replica football kit to a dealer, the inclusion in a contract or agreement of any such term or condition, or the giving of any undertaking to the like effect ; or

1.3                 notify to dealers, or otherwise publish on or in relation to replica football kit, a price stated or calculated to be understood as the minimum price which may be charged on the resale of replica football kit in the United Kingdom ; or

1.4                 withhold supplies of replica football kit from a dealer seeking to obtain them for resale in the United Kingdom on the ground that the dealer:

1.4.1           has sold in the United Kingdom at a price below the resale price* replica football kit obtained, either directly or indirectly, from you, or has supplied such replica football kit, either directly or indirectly, to a third party who had done so; or

1.4.2           is likely, if the replica football kit is supplied to him, to sell it in the United Kingdom at a price below that price, or supply it, either directly or indirectly, to a third party who would be likely to do so.

2.                   You shall not be prevented from recommending resale prices to dealers provided no impression is given that, in doing so, you are notifying a minimum price.

3.                   You may, notwithstanding any of the foregoing, withhold supplies from a dealer, or cause or procure a supplier to do so, if it has reasonable cause to believe that within the previous 12 months the dealer, or any other dealer to whom the dealer supplies goods has been using as a loss-leader any replica football kit whether or not obtained from the Club.

* In this paragraph 1.4.1 “resale price” in relation to a sale of any description means any price notified to the dealer or otherwise published by you as the price or minimum price which is to be charged on or is recommended as appropriate for a sale of that description, or any price prescribed or purporting to be prescribed for that purpose by a contract or agreement between the dealer and you.

APPENDIX 11

RULES GOVERNING APPLICATIONS FOR UEFA CLUB LICENCES

1.                   Rule A.1.96 — “Licensing Manual” means the manual in which are set out procedures agreed between the Football Association and the League relating to applications for and the granting of licences enabling Clubs (or clubs) to play in UEFA Club Competitions..

2.                   Rule A.1.177 — “UEFA Club Licence” means the licence granted by the Football Association in accordance with the procedures set out in the Licensing Manual enabling Clubs (or clubs) to play in UEFA Club Competitions.

3.                   Rule E.3 — Each Club shall by 1st March in each Season submit to the Secretary a copy of its annual accounts in respect of its most recent financial year or if the Club considers it appropriate or the Secretary so requests the Group Accounts of the Group of which it is a member (in either case such accounts to be prepared and audited in accordance with applicable legal and regulatory requirements) together with a copy of the directors’ report for that year and a copy of the auditors’ report on those accounts.

4.                   Rule E.4 — The accounts referred to in Rule E.3 shall:

4.1                 include separate disclosure within the balance sheet or notes to the accounts, or by way of supplementary information separately reported on by its auditors by way of procedures specified by the Board, of the total sums payable and receivable in respect of Compensation Fees, Contingent Sums and Loan Fees;

4.2                 include a breakdown within the profit and loss account or the notes to the accounts, or by way of supplementary information separately reported on by its auditors by way of procedures specified by the Board, of revenue in appropriate categories such as gate receipts, sponsorship and advertising, broadcasting rights, commercial income and other income.

5.                   Rule E.5 — If the auditors’ report on the accounts submitted pursuant to Rule E.3 contains anything other than an unqualified opinion without modification, the Club shall at the Board’s request submit such further documentary evidence as the Board shall require (including but not limited to Future Financial Information).

6.                   Rule E.6 — If the annual accounts of a Club or Group Accounts submitted pursuant to Rule E.3 are prepared to a date prior to 30th November in the Season of submission, such Club or Group shall by the following 31st March submit to the Secretary interim accounts covering the period commencing from its accounting reference date and ending on a date between the following 30th November and 1st March.

7.                   Rule E.7 — The interim accounts shall:

7.1                 comprise a balance sheet, a profit and loss account, a cash flow statement and relevant explanatory notes;

7.2                 be prepared in accordance with the accounting principles adopted in the preparation of the Club’s annual accounts;

7.3                 be presented in a similar format to the annual accounts including as regards the matters set out in Rule E.4;

7.4                 include in the profit and loss account and cashflow statement comparative figures for the same period in the preceding year;

7.5                 include a balance sheet as of the end of the preceding financial year;

7.6                 be approved in writing by the board of directors of the company to which they relate; and

7.7                 be reviewed or audited in accordance with applicable regulatory requirements.

8.                   Rule E.8 — Rule E.5 shall apply to the interim accounts (with appropriate modification) if the auditors have issued anything other than an unqualified opinion without modification on them.

9.                   Rule E.9 — Each Club must by 7th April (or such later date as the Board shall specify) in each Season prove that, subject to Rule E.10:

9.1                 no Compensation Fee, Loan Fee or Contingent Sum payable pursuant to a Transfer Agreement entered into prior to the preceding 31st December; and

9.2                 no sum payable to or in respect of an employee in relation to services provided prior to the preceding 31st December (including PAYE and NIC)

10.            Rule E.10 — For the purpose of Rule E.9:

10.1          “employee” means a Player, a Manager, any Official referred to in Rule J.1, an Academy Manager, an Assistant Academy Manager, a team doctor and senior physiotherapist referred to in Rule O.11 and a safety officer;

10.2          an amount shall not be treated as overdue as at 31st March if by that date it has been paid or the date for payment has been extended by means of a written agreement with the creditor or it is the subject of current litigation or arbitration proceedings or has been submitted to a dispute resolution procedure of the League, the Football Association, UEFA or FIFA.

11.            Rule E.11 — By 31st March in each Season, each Club shall submit to the Secretary in respect of itself (or if the Club considers it appropriate or the Secretary so requests in respect of the Group of which it is a member) future financial information (“Future Financial Information”) comprising projected profit and loss accounts, cash flow, balance sheets and relevant explanatory notes commencing from its accounting reference date or, if it has submitted interim accounts pursuant to Rule E.6, from the date to which those interim accounts were prepared and expiring on the next accounting reference date after the end of the following Season. The projected profit and loss accounts, cash flow and balance sheets shall be prepared at a maximum of six-monthly intervals.

12.            Rule E.12 — The Future Financial Information shall:

12.1          be prepared in accordance with the accounting principles adopted in the preparation of the Club’s annual accounts (except where the accounting principles and policies are to be changed in the subsequent annual accounts, in which case the new accounting principles and polices should be followed);

12.2          be approved in writing by the board of directors of the company to which they relate; and

12.3          to include in the explanatory notes thereto principal assumptions and risks; and

12.4          include for comparison profit and loss accounts for the period covered by the annual accounts and interim accounts submitted pursuant to Rules E.3 and E.6, a forecast for the current financial year and a balance sheet as at the date of the interim accounts submitted pursuant to Rule E.6.

13.            Rule J.7 — Any Club, Authorised Signatory or other Official making a false statement (whether made verbally or in writing) in or in connection with an application for a UEFA Club Licence or falsifying a document produced in support of or in connection with such an application shall be in breach of these Rules and shall be liable to be dealt with in accordance with the provisions of Section W of these Rules (Disciplinary).

14.            Rule K.17 — For UEFA Club Competitions the pitch must measure 105 metres in length by 68 metres in breadth exactly. If for technical reasons of a construction related nature it is impossible to achieve the required dimensions a UEFA Club Licence may nevertheless be granted provided that the pitch is minimum 100 metres to maximum 105 metres in length by minimum 64 metres to maximum 68 metres in breadth.

15.            Rule L.11 — Qualification for UEFA club competitions shall be on sporting merit through domestic competitions controlled or sanctioned by the Football Association. Clubs qualifying for a UEFA club competition must apply for a UEFA Club Licence in accordance with the Licensing Manual.

16.            Rule P.13 — A Club which applies for a UEFA Licence must, in addition to employing a Manager, employ an individual (such as an assistant manager or head coach) to assist the Manager in all football matters relating to the first team.

APPENDIX 12

REGULATIONS OF THE PROFESSIONAL FOOTBALL COMPENSATION COMMITTEE

Definitions

1.                   In these Regulations:

1.1                 “Club” means a football club in membership of the Premier League or the Football League;

1.2                 “Compensation Fee” means any sum of money (exclusive of Value Added Tax) payable by a Transferee Club to a Transferor Club upon the transfer of the registration of a Player;

1.3                 “the Football League” means The Football League Limited;

1.4                 “PFNCC” means the Professional Football Negotiating and Consultative Committee;

1.5                 “Player” means a player who is the subject of an application to the Professional Football Compensation Committee (“the Committee”) pursuant to Regulation 2 of these Regulations;

1.6                 “the Premier League” means The Football Association Premier League Limited;

1.7                 “Secretary” means the person or body appointed by the PFNCC to administer these Regulations;

1.8                 “Transferee Club” means a Club to which the registration of a Player has been transferred;

1.9                 “Transferor Club” means a Club from which the registration of a Player has been transferred.

Jurisdiction

2.                   The Committee shall determine applications made pursuant to:

2.1                 Premier League Rules T.38, V.27.2 and Youth Development Rules 332 and 346.2;

2.2                 Football League Regulations 60.20, 60.21, 60.22, 64.5 and Football League Youth Development Rules 294 and 308.2;

2.3                 appeals from a decision of the Board of the Football League made pursuant to Football League Regulation 63.1.

3.                   In making a determination as aforesaid, the Committee shall take into account the costs set out in Regulation 4 and any of the following criteria:

3.1                 the status of each of the Transferor Club and the Transferee Club;

3.2                 the age of the Player;

3.3                 the Training Model(s) (as that term is defined in Youth Development Rule 1.78) on which the Player was engaged with the Transferor Club;

3.4                 the amount of any fee paid by the Transferor Club upon acquiring the registration of the Player;

3.5                 the length of time during which the Transferor Club held the registration of the Player;

3.6                 the terms of the new contract offered to him by both the Transferor Club and the Transferee Club;

3.7                 his playing record including any international appearances;

3.8                 substantiated interest shown by other clubs in acquiring the registration of the Player.

4.                   The costs to be taken into account under Regulation 3 shall be:

4.1                 any cost incurred by either Club in operating an Academy, a Football Academy or Centre of Excellence including (without limitation) the cost of providing for players attending thereat:

4.1.1           living accommodation;

4.1.2           training and playing facilities;

4.1.3           scouting, coaching, administrative and other staff;

4.1.4           education and welfare requirements;

4.1.5           playing and training strip and other clothing;

4.1.6           medical and first aid facilities;

4.1.7           friendly and competitive matches and overseas tours;

4.2            any other cost incurred by either Club directly or indirectly attributable to the training and development of players including any fee referred to in Regulation 3.3.

Composition of the Committee

5.                   The Committee shall be composed of:

5.1                 an independent chairman with an appropriate legal background who, subject to the prior written approval of the Premier League, the Football League and The Professional Footballers’ Association, shall be appointed by the PFNCC in such terms as it thinks fit;

5.2                 an appointee of each of the leagues of which the Transferor Club and the Transferee Club are members or, if the Transferor Club and the Transferee Club are both members of the same league, an appointee of that league;

5.3                 an appointee of The Professional Footballers’ Association;

5.4                 an appointee of The League Managers’ Association.

6.                   If the chairman of the Committee is unable to act or to continue acting as such in the determination of any application, the PFNCC shall appoint in his stead a person with an appropriate legal background.

7.                   If following his appointment any other member of the Committee is unable to act or to continue acting, his appointor may appoint a replacement so that the composition of the Committee is maintained as provided in Regulation 5.

8.                   If the members of the Committee fail to agree, they shall decide by a majority provided that, if the Committee is composed of an even number of members, the chairman shall have a second or casting vote.

Committee Procedures

9.                   The parties to proceedings before the Committee shall be the Transferor Club and the Transferee Club.

10.            Proceedings shall be commenced by either party making a written application to the Secretary:

10.1          identifying the respondent Club and the Player;

10.2          setting out the facts surrounding the application including the criteria referred to in Regulation 3;

10.3          identifying any documents relied upon, copies of which shall be annexed; and

10.4          in the case of an application made by a Transferor Club, giving full particulars of the costs set out in Regulation 4.

11.            Each Club which is a party in proceedings shall pay an administration fee to the Secretary the amount of which will be determined by the PFNCC from time to time.

12.            Upon receipt of an application the Secretary shall:

12.1          procure that for the purpose of determining the application the Committee is composed in accordance with Regulation 5;

12.2          send a copy of the application and any documents annexed to it to the chairman;

12.3          send a copy of the same by recorded delivery post to the respondent.

13.            Within 14 days of receipt of the copy application the respondent shall send to the Secretary by recorded delivery post a written response to the application, annexing thereto copies of any documents relied upon, and, in the case of a response by a Transferor Club, giving full particulars of the costs set out in Regulation 4.

14.            Upon receipt of the response the Secretary shall send a copy thereof together with a copy of any document annexed to:

14.1          the chairman; and

14.2          the party making the application.

15.            The chairman of the Committee shall give directions as he thinks fit for the future conduct of the proceedings addressed in writing to the parties with which the parties shall comply without delay.

16.            The Committee by its chairman shall have power to summon any person to attend the hearing of the proceedings to give evidence and to produce documents and any person who is bound by these Regulations and who, having been summoned, fails to attend or to give evidence or to produce documents shall be in breach of these Regulations.

17.            Upon the Chairman’s directions having been complied with or time for compliance having passed the Secretary shall make all necessary arrangements for the hearing of the proceedings (including supplying a full copy of all documents necessary for the hearing to each member of the Committee) and shall give written notice of the date, time and place thereof to the parties.

18.            If a party to the proceedings fails to attend the hearing the Committee may either adjourn it or proceed in their absence.

19.            The chairman of the Committee shall have an overriding discretion as to the manner in which the hearing of the proceedings shall be conducted.

20.            The Committee shall not be bound by any enactment or rule of law relating to the admissibility of evidence in proceedings before a court of law.

21.            The hearing shall be conducted in private.

22.            Each party shall be entitled to be represented at the hearing by a solicitor or counsel provided that they shall have given to the other party and to the chairman of the Committee 14 days’ prior written notice to that effect.

23.            The Committee’s decision shall be announced as soon as practicable and if possible at the end of the hearing and shall be confirmed in writing by the Secretary to the parties.

24.            The Committee shall give reasons for its decision.

25.            The decision of the Committee shall be final and binding.

Fees and Expenses

26.            The chairman and members of the Committee shall be entitled to receive fees and expenses in such sum or sums as shall be determined by the PFNCC from time to time.

Committee’s Powers

27.            Upon determining an application made in accordance with the provisions of these Regulations, the Committee may make an order with regard to the amount and payment of a Compensation Fee and any other order as it thinks fit.

Amendments

28.            No amendment to these Regulations shall be proposed or made without the prior written approval of the Premier League, the Football League and the Professional Footballers’ Association.

APPENDIX 13

THE HEALTH AND SAFETY OF ACADEMY PLAYERS ON RESIDENTIAL TOURS, FESTIVALS, TOURNAMENTS AND VISITS CODE OF PRACTICE

(Youth Development Rule 186)

1.                   INTRODUCTION

1.1                 The health and safety of Academy Players is the prime consideration of Academies.

1.2                 Academy Players may be particularly vulnerable on Tours. Academy Managers must therefore ensure detailed planning of Tours and careful supervision of Academy Players taking part in them. Special attention must be paid to safety. Safety must always over-ride cost.

1.3                 The Department for Education and Skills (DfES) sets out guidance and recommended practice relevant to the conduct of Tours. This advice is available on the DfES website. Academy Managers, Tours Co-ordinators and Tour Leaders should familiarise themselves with this advice, and it should also be drawn to the attention of all Staff who accompany Tours.

2.                   DEFINITIONS

In this Code definitions from Premier League Rules (including the Youth Development Rules) are adopted, together with following additional definitions:

“Academy Player” has the meaning set out in Youth Development Rule 1.7 save that in this Code it also includes a Trialist and all Contract Players under the age of 18.

“Club Secretary” is the title applied to the club’s senior administrative officer.

“Home Contact Person” is the person designated by the Tour Leader to remain near the Football Academy for the duration of the Tour.

“Scholar” means an Academy Player registered with a Club on a Scholarship Agreement.

“Staff” includes employees of the Club and volunteers accompanying the Tour.

“Tour” includes any series of matches, Festival, Tournament or other visit arranged by the Academy involving its Academy Players either in the United Kingdom or abroad.

“Tours Co-ordinator” is the person designated by the Academy Manager to undertake the duties set out in paragraph 3.3.

“Tour Leader” is the person in charge of planning and running a Tour.

3.                   ROLES AND RESPONSIBILITIES

3.1                 The Club is legally responsible for everything its Academy does. The Club Secretary must always be notified, on behalf of the Club, in advance of any Academy Tour.

3.2                 The Academy Manager is responsible to the Club for the safety of Academy Players at all times. The Academy Manager must:

3.2.1           designate a member of staff of the Academy (who may be the Academy Manager) to be Tours Co-ordinator;

3.2.2           notify the League of the name of the Tours Co-ordinator in Form T1;

3.2.3           select as Tour Leader a person whose qualifications, experience and competence are suitable (the Tour Leader may not be the Tour Co-ordinator);

3.2.4           notify the Club Secretary in Form T2 that the Tour is to take place;

3.2.5           be satisfied that the Tour has been planned and run properly and that a risk assessment has been carried out by the Tours Co-ordinator prior to each Tour.

3.3                 Each Club shall nominate a Tours Co-ordinator. This post must be a non-coaching role and must not be the Tour Leader. The Tours Co-ordinator shall be competent in the organisation of Tours through experience of planning and practical leadership of Tours.

The Tours Co-ordinator shall be responsible to the Academy Manager for ensuring that:

3.3.1           he accompanies each Tour co-ordinated by him;

3.3.2           he maintains the Club’s Tours and Tournaments records and sends all applicable notifications to the League;

3.3.3           a risk assessment is carried out using Form T4 and all necessary measures identified as a result are put in place prior to each Tour;

3.3.4           the competence of the Tour Leader and other Staff proposed for a Tour is assessed;

3.3.5           competent people to act as the Tour Leader or as Staff are assigned to a Tour;

3.3.6           training of the Tour Leader and Staff is provided;

3.3.7           Enhanced CRB disclosure certificates accepted by the Club are in place for the Tour Leader and Staff;

3.3.8           a Home Contact Person is designated for each Tour;

3.3.9           records of individual Tours, including reports of accidents and near-accidents are kept;

3.3.10    systems are reviewed and practice is monitored.

3.4                 The Tour Leader is responsible to the Academy Manager for every aspect of the Tour. The Tour Leader must:

3.4.1           have experience in supervising Academy Players of the age group(s) participating in the Tour;

3.4.2           be capable of organising effectively the Tour, the accompanying Staff and the Academy Players;

3.4.3           read and always act in accordance with the principles of this Appendix 13;

3.4.4           ensure Staff who accompany Tours are aware of their responsibilities.

3.5                 The Staff who accompany Tours are responsible to the Tour Leader. As employees of or as volunteers well known to the Club, they must declare in Form T3 (Reply) that they:

3.5.1           accept the invitation to accompany the Tour as a member of Staff;

3.5.2           understand that their participation in the Tour is not a holiday or reward;

3.5.3           are aware of their responsibilities on the Tour;

3.5.4           they have read and understood the Premier League Rules, Policy and Code of Practice on the Health and Safety of Academy Players on Residential Tours, Festivals, Tournaments and Visits;

3.5.5           hold an enhanced DBS disclosure certificate accepted by the Club.

3.6                 The Home Contact Person is the contact at any time of emergency between those on the Tour and those at the Club or at home. The Home Contact Person must:

3.6.1           have the authority to make significant decisions;

3.6.2           be contactable and available at all times for the full duration of the Tour either in person or through the back-up person referred to below;

3.6.3           in liaison with the Club Secretary and Tours Co-ordinator have responsibility for contacts with the media and the Health and Safety Executive, if appropriate, in the event of death or serious accident, injury or emergency on the Tour;

3.6.4           have a back-up person and telephone number.

4.                   RISK ASSESSMENT

4.1                 The Tour Leader is responsible for carrying out a risk assessment for the Tour. The Tour Leader may delegate this to the Tours Co-ordinator provided that the latter has sufficient expertise and experience to undertake it but the Tour Leader shall retain ultimate responsibility for the risk assessment. The risk assessment must be recorded in writing in Form T4 and both it and all other records must be filed at the Academy. The Tour Leader must consider potential hazards and what safety measures should be taken to avoid them. The Tour Leader must consider what will be done in the event of a serious accident, injury or emergency.

4.2                 If Academy Players are to be allowed to swim or be involved in any water activity whilst on the Tour, the Tour Leader must establish the swimming competence of each Academy Player. The Tour Leader must arrange lifeguard supervision.

4.3                 If the Tour is to involve experience of adventure or other high risk activity the Tour Leader must act in accordance with the guidance in the DfES supplement Part 2 — Standards for Adventure. If a specialist provider is engaged, the Tour Leader must obtain written confirmation from that provider that a current licence issued by the Adventure Activities Licensing Authority is held for the activity in question.

Note: The Health and Safety Executive has produced a leaflet “5 Steps to Risk Assessment” as a simple guide. This leaflet is available from www.hse.gov.uk/pubns/indg163.pdf.

5.                   ADVANCE VISIT

Unless previously visited by or otherwise known to the Tour Leader, the Tour Leader must visit the Tour venue(s) in advance. The Tour Leader must check arrangements for travel, accommodation (including food and drink), playing and training and medical facilities, communications, laundry and opportunities for recreation.

6.                   THE TOUR PLANS

The Tour Leader’s plans must include consideration of the

•                       age of Academy Players

•                       nature of the Tour, particularly if non football activities are involved

•                       ratio of Staff to Academy Players

•                       qualifications and experience of Staff

•                       description and rota of Staff duties, including designation of Staff to carry and use first aid equipment

•                       medical or other special needs of individual Academy Players

•                       travel arrangements

•                       contingency measures for a change of plan or late return including arrangements for sending a Academy Player home early

•                       insurances

•                       communication arrangements

•                       emergency procedures

•                       designation and briefing of the Home Contact Person

7.                   MEDICAL SUPPORT AND EQUIPMENT

7.1                 One member of the Staff should be a physiotherapist who should meet the requirements for physiotherapists’ qualifications set out in the Youth Development Rules. The physiotherapist should be responsible for taking first aid equipment and treating Academy Players on the Tour.

7.2                 If a qualified physiotherapist does not accompany the Tour, one or more members of Staff must hold a current recognised First Aid at Work qualification. In this case, the Tour Leader must arrange for a qualified physiotherapist to provide the first aid equipment to be taken on the Tour and for first aid to be administered by these Staff.

7.3                 All Staff must know how to contact emergency services.

7.4                 A smart phone capable of receiving email must be carried with the group at all times.

8.                   SUPERVISION ARRANGEMENTS

8.1                 The minimum number of Staff accompanying the Tour must be 1 to every 8 Academy Players.

8.2                 The Tour Leader must tell Staff what their supervisory responsibilities are. All Staff must carry at all times a list of the names of Academy Players on the Tour.

8.3                 No member of Staff should be left alone with a Academy Player, particularly in bedrooms and changing/shower areas.

8.4                 The Tour Leader should tell Staff about Academy Players who need closer supervision, whether due to special medical, behaviour or other reasons.

8.5                 Roll calls should take place frequently and must be made before the group leaves a venue. Academy Players must be given rendezvous points and told what to do if they become separated from the group. Academy Players should carry the address and telephone number of their accommodation.

8.6                 During Academy Players’ free time, Staff must continue to supervise them. This should be explained to the Academy Players.

8.7                 Academy Players on the Tour should be easily identifiable and should wear Club kit unless the Tour Leader is advised otherwise. Academy Players should not wear name badges unless these are required by a tournament or festival organiser.

9.                   TRAVEL

9.1                 Only vehicles fitted with appropriate seat restraints shall be used for transporting Academy Players and Clubs shall comply with all legal requirements concerning the use of seat restraints and seatbelts by children.

9.2                 Drivers should not travel alone with a Academy Player. If this is unavoidable, the Academy Player should sit in a rear seat.

9.3                 A driver of a vehicle carrying a group of Academy Players should not be given responsibility for their supervision. A member of Staff should travel in the vehicle for this purpose.

9.4                 In the case of vehicles owned by the Club or hired without a driver the Tour Leader must be satisfied that the vehicle is insured appropriately and that the driver is competent to drive the particular vehicle and holds the correct driving licence.

Note: Academy Managers should consider requiring all Staff drivers of minibuses owned or hired by the Club to pass a Passenger Carrying Vehicle test.

9.5                 In the case of vehicles hired with a driver, the hire contract must be in writing with a reputable operator. It must require that the appropriate insurance applies and that the driver is competent to drive the particular vehicle and holds the correct driving licence.

10.            INSURANCE FOR THE TOUR

10.1          The Tours Co-ordinator should establish with the Club Secretary what insurance cover the Club has in place for Football Academy Academy Players (as defined in this Code) and Staff (as defined in this Code) on Tours.

The following are examples

•             employer’s liability

•             public liability

•             personal accident cover for Staff and Academy Players

•             cost of medical treatment and the cost of evacuation for medical reasons when abroad

•             programmed and non-programmed activities

•             transport and accommodation expenses in case of emergency

•             compensation for cancellation or delay

•             compensation for loss of baggage and personal effects including money

•             legal assistance in the recovery of claims

The Club Secretary’s advice should include information about conditions, limitation of cover and exclusion of certain people or activities from the insurance policies and should be filed at the Football Academy.

10.2          If the Tour is to involve experience of adventure or other high risk activity (for instance mountaineering and other sports and adventure experiences) particular care should be taken to ensure that Academy Players and Staff are covered.

10.3          The Tours Co-ordinator must ascertain the details of insurances held by the Club.

10.4          The Tours Co-ordinator must ascertain the details of the Department of Trade and Industry approved bonding and any insurances held by any travel or tour operator involved in the Tour.

10.5          Additional insurance may be necessary for Staff or Academy Players with known medical conditions. The Tours Co-ordinator should check this, well before the departure date.

Notes:

•        Tours Co-ordinators should ensure that Parents are advised that whilst insurance compensation for serious disabling accidental injuries to Academy Players may be substantial, compensation for accidental death of children is usually limited.

•        For foreign Tours and for Tours involving experience of adventure or other high risk activity the advice of insurance companies and travel firms on suitable insurance should also be sought.

11.            ACCOMMODATION

11.1          Where Academy Players are to stay with host families, the Tour Leader must seek to ensure that the suitability of family members has been checked. To this end

11.1.1    the Tour Leader must send a written request to the organiser of the host accommodation for written assurance that a suitability check has been carried out;

11.1.2    the request and reply must be kept on file at the Academy.

11.2          If an appropriate assurance is not given, the Tour Leader must reconsider whether the Tour should take place.

11.3          If group accommodation is used, the Tour Leader must be satisfied that buildings meet health and safety standards.

11.4          In such accommodation, rooms occupied by Staff should be close to Academy Players’ rooms. On arrival, Academy Players should be shown the accommodation plan including the location of Staff rooms and fire exits. A fire drill must be carried out as soon as possible.

11.5          Staff must use changing, shower and cloakroom facilities separately from Academy Players.

12.            SCHOOL AGE ACADEMY PLAYERS CONSIDERED FOR SELECTION FOR A TOUR

Communications with Parents

12.1          The Tour Leader must obtain the consent in Form T5 of the Parents of all Academy Players to be considered for the Tour.

12.2          When Form T5 is sent to Parents, preliminary details of the Tour, including pick up and set down arrangements for Academy Players at the beginning and end of the Tour, must be attached.

12.3          If his Parents do not complete and return Form T5 to the Academy, the Academy Player must not be selected for the Tour.

Communications with schools

12.4          Tours for school age Academy Players should normally be arranged in school holidays.

12.5          If the Tour is in school time, then, for Academy Players being considered for the Tour, the Tour Leader must:

12.5.1    obtain in Form T5 permission from the Academy Player’s Parents to approach the school attended by the Academy Player; and

12.5.2    request in Form T6 the headteacher of the Academy Player’s school to give consent to the Academy Player’s release from school.

13.            SCHOOL AGE ACADEMY PLAYERS SELECTED FOR THE TOUR

Communications with Parents

13.1          The Tour Leader should invite Parents to a briefing meeting about the Tour. This is particularly important in the case of younger Academy Players or those Academy Players going on a Tour for the first time.

13.2          The Tour Leader must give to Parents written details of the Tour including the

•             dates of the Tour

•             times of the departure and return

•             pick up and set down points for Academy Players at the beginning and at the end of the Tour

•             names of the Tour Leader and accompanying Staff

•             details of football and non-football activities (adventure or other potentially hazardous activities on the Tour must be emphasised)

•             addresses and telephone numbers of the accommodation at which Academy Players will stay

•             security arrangements

•             telephone numbers of the Home Contact Person

•             insurances

•             standards of behaviour and dress

•             clothing and playing equipment to be taken

•             maximum amount of pocket money allowed

Communications with schools

13.3          If the Tour is in school time, the Tour Leader

13.3.1    must ensure that the Academy Player’s Parents send confirmation to the headteacher of the school attended by the Academy Player that the Academy Player will be absent;

13.3.2    should liaise with the Head of Education of the Academy in order to facilitate and support the completion by the Academy Player of any work set by the school.

14.            SCHOLARS AND CONTRACT PLAYERS UNDER 18 YEARS OF AGE

Communications with Parents

14.1          The Parents of Scholars and Contract Players under 18 years of age must be informed in writing by the Academy Manager that the Academy Player may go on Tours from time to time. The Parents must be asked to give their general consent in Form T7. If the parents do not give that general consent, the Academy Player must not go on Tours.

14.2          When the Academy Player is selected for a Tour, the Parents must be notified by the Tour Leader in writing of

•             the Tour dates

•             details of football and non-football activities (adventure or other potentially hazardous activities on the Tour must be emphasised)

•             venues

•             accommodation addresses

•             details of the Home Contact Person for the Tour

15.            PREPARING ACADEMY PLAYERS FOR THE TOUR

The Tour Leader must tell Academy Players

•                  the standards of behaviour and dress expected of them, both on and off the football field

•                  the safety precautions, including supervision arrangements, to be taken

•                  to wear seatbelts, when fitted, whilst travelling in cars, minibuses or coaches

•                  which expenses will be their own responsibility and which will be met by the Academy.

16.            DOCUMENTATION ON THE TOUR

The Tour Leader must carry the following documentation on the Tour

•                  a list of all group members (Staff and Academy Players) and their personal details, including addresses and telephone numbers of Academy Players’ Parents

•                  Parents’ consent Forms (these are necessary for dental, medical and surgical purposes)

•                  day and night phone numbers of the Home Contact Person

•                  name(s), address(es) and phone number(s) of the group’s accommodation

•                  the Academy’s accident forms

•                  Emergency Procedure Card — Form T8

17.            DOCUMENTATION AT HOME

17.1          The Home Contact Person and back-up person must keep

•             the itinerary

•             names, addresses and telephone number of Parents

•             contact addresses and telephone numbers for Staff

•             a copy of the Emergency Procedure Card carried by the Tour Leader

17.2          The Academy must keep

•             copies of the documentation carried on the Tour by the Tour Leader

18.            EMERGENCY AND ACCIDENT PROCEDURES

18.1          The Academy Manager, Tours Co-ordinator, Home Contact Person and back-up person and Tour Leader must make themselves familiar with the procedures listed in Form T8 — the Emergency Procedures Card.

18.2          The Tour Leader must carry the Emergency Procedures Card at all times on the Tour.

18.3          If the Tour Leader is not with the group, a member of Staff with the group must carry the Emergency Procedures Card.

19.            AFTER THE TOUR

The Tours Co-ordinator must notify the Premier League in Form T9 no later than 7 days after a Tour of the names of all registered Academy Players, contract players, trialists, and Staff who went on the Tour.

20.            FOREIGN TOURS — ADDITIONAL REQUIREMENTS

Tour matches played against foreign clubs

20.1          Except in the case of matches against clubs in membership of the Scottish, Welsh or Irish Football Associations, Clubs wishing to play a match or series of matches against members of another national association must comply with Football Association Rule B4(b). This requires them to apply on the prescribed forms to the Association at least 28 days before the intended match or the first of a series of matches.

20.2          So that the Premier League may be aware of Tours that Clubs intend to undertake, on making a Rule B4(b) application to the Football Association Clubs must send a copy of the prescribed application form to the League.

Risk Assessment

20.3          In addition to the risk assessment carried out in Form T2, the Tour Leader should obtain the advice of the Premier League Youth Department who may have relevant information on foreign clubs and venuesForeign Tour organisers should be asked whether and if so to what extent adults having direct contact with children on the Tour have been screened in respect of their suitability for that purpose.

European Health Insurance Card — Free or reduced cost medical treatment

20.4          The European Health Insurance Card (“EHIC”) is the certificate of entitlement to free or reduced cost emergency medical treatment for EU nationals in most European countries. It replaced Form E111 with effect from 1 January 2006. For Tours to those countries, an EHIC for each Academy Player should be carried by the Tour Leader.

20.5          Each member of Staff should also carry his/her own EHIC.

Note:

•                  Further information about EHICs (including as to each country’s different rules about state medical provision) and application forms can be obtained from www.dh.gov.uk/policyandguidance/healthadvicefortravellers.

•                  Application forms can also be obtained from Post Offices and applications can also be made by phone (tel. no. 0845 606 2030). EHICs will be delivered within 7 days (if the application is made on line), 10 days (if the application is made by phone) or 21 days (if the application is made by post).

•                  Parents or guardians must apply on behalf of any children aged 15 or younger.

•                  For ease of administration, Academy Managers should ask Parents of all Academy Players likely to travel on a foreign Tour to obtain and return an EHIC for the Academy to issue to the Tour Leader for the duration of the particular Tour.

Passports, visas and vaccinations

20.6          The Tour Leader must check

20.6.1    whether the state(s) to be visited will allow in travellers whose passport will expire within a few months of entry;

20.6.2    the validity of passports of all members of the Tour.

Notes:

Academy Players who are not British nationals

•                  may need a visa to travel to another EU member state

•                  are not eligible for inclusion in a Collective Passport.

Some tournaments require passports with photographs for player identification purposes. Collective Passports do not contain photographs.

20.7                        If any Academy Player is subject to a care order or is a ward of court, the social services department of the local authority or the court must be consulted well in advance.

20.8                        In the case of a Tour to (a) country(ies) which require(s) a visa and/or vaccinations, the Tour Leader must ensure that the Home Contact Person or some other responsible member of staff of the Club is also in possession of a valid visa for the country(ies) and has had the necessary vaccinations.

Money and valuables

20.9                        The Tour Leader must tell Academy Players how to carry money and valuables discreetly. The group’s money, including Academy Players’ own pocket money should be held at a secure central location and distributed on a regular basis by a member of Staff.

Home contacts

20.10                 The Tour Leader should tell Academy Players how to use local phones and give them the code(s) for phoning home.

Documentation

20.11                 In addition to the documentation carried on Tours in the United Kingdom the Tour Leader must also carry

•                  travel tickets

•                  passports, visas and vaccination certificates

•                  if a Collective Passport is being used, a head and shoulders photograph of each Academy Player

Note:

A sight of these photographs may be required by the Tour organiser for identification purposes. They may also be of value in case of emergency.

•                  EHICs (if the Tour is to a European country) and significant medical histories

•                  insurance arrangements and contact telephone numbers

•                  address and phone number of the British Embassy or Consulate

•                  location of hospital(s) and medical services and how to contact them

•                  a separate list of the numbers of any documents and passports

20.12                 The Home Contact Person must be provided with appropriate matching documentation.

Mobile phone

20.13                 The mobile phone carried with the group must be capable of use in the country concerned.

Contingency funds

20.14                 Contingency funds (or access to them) must be taken.

ACADEMY TOURS	Form T1

TOURS CO-ORDINATOR NOTIFICATION (Appx.13 paragraph 3.2.2)

To:	The Secretary	From:	Football Club
The Premier League

Please note that I have appointed (name)
to be Tours Co-ordinator.

Signed
Academy Manager
Date

ACADEMY TOURS	Form T2

TOUR NOTIFICATION (Appx.13 paragraph 3.2.4)

The Academy Manager must complete this form and return it to the Club Secretary in advance of the Tour. Copies should be retained by the Academy Manager, the Tours Co-ordinator and the Tour Leader. The Club Secretary should be informed of any subsequent material changes in the Tour arrangements.

1.             Tour Leader

Name

Mobile Phone Number when on Tour

Email address* when on Tour

*email address to be accessible via a smart phone which must be taken on the Tour

2.             Purpose of Tour

3.             Places to be visited

4.             Dates and times

5.             Transport arrangements

Staff drivers

Names

Vehicle registration number(s)

Name of transport company (if any)

6.              Tour Operator (if any)

7.              Insurance

Club Insurance Policies (list those which apply)

Additional Policies (specify)

8.              Accommodation to be used (addresses and phone numbers)

9.              Details of the programme of activities (attach Tour itinerary)

10.       Details of any potentially hazardous activities

Licence reference number if a provider is registered with the Adventure Activities Licensing Authority

11.       Names and any special responsibilities (e.g. medical) of Staff

Name	Responsibility

12.         Name, address and telephone numbers of the Home Contact Person

13.          Existing knowledge of places to be visited and whether an exploratory visit is intended

14.        Size and composition of the group

Age Group(s)

Number of Academy Players:

Staff to Academy Player ratio:

15.           Parents’ Consent

(a)                Attach a copy of information sent to Parents.

(b)                Either

I certify that Parents’ consents have been obtained

Or

I certify that Parents’ consents will be obtained before the Tour.

16.          Names of Academy Players with special or medical needs:

17.        Certification

I certify that the Tour Leader has read the DfES document “Health and Safety of Pupils on Educational Visits: A Good Practice Guide” and the accompanying supplement and that a risk assessment for the Tour has been carried out and has been filed in the Academy.

Signed
Academy Manager
Date

ACADEMY TOURS	Form T3

STAFF DECLARATION (Appx.13 paragraph 3.5)

A copy of the Premier League Code of Practice on the Health and Safety of Academy Players on Residential Tours, Festivals, Tournaments and Visits must be attached to this Form.

Football Club

To all staff accompanying the tour to

On

HEALTH AND SAFETY OF ACADEMY PLAYERS

This confirms the invitation to you to accompany the above Tour as a member of Staff. All employees of the Academy and volunteers accompanying the Tour on behalf of the Academy are regarded as members of Staff. The safety of Academy Players on the Tour is paramount. I strongly advise you to read the Department for Education and Skills booklet “Health and Safety of Pupils on Educational Visits: A Good Practice Guide” and the accompanying supplement. A copy is available in the Football Academy office. You must read the Premier League Code of Practice referred to above, which is attached, and you must complete and return to me the attached Form T3 Reply.

Signed
Tour Leader
Date

Form T3 Reply

To:                            The Tour Leader

Football Club

I accept the invitation to accompany the proposed Tour to                                                                                               on

I have received and have read the Premier League Code of Practice.

I declare that:

•             I understand that my participation in the Tour is not a holiday or reward

•             I am aware of my responsibilities on the Tour

•             I have read and understood the Premier League Rules, Policy and Code of Practice on the Health and Safety of Academy Players on Residential Tours, Festivals, Tournaments and Visits

•             I hold a CRB enhanced Disclosure certificate

Signed

Date

ACADEMY TOURS	Form T4

RISK ASSESSMENT FORM (Appx.13 paragraph 4.1)

For Tours in the United Kingdom, this Form must be completed and returned to the Tours Co-ordinator at least two weeks before the Tour. For Tours abroad, this Form must be completed and returned to the Tours Coordinator at least six weeks before the Tour. For Tours involving adventure or other potentially hazardous activities, this Form must be completed and returned to the Tours Co-ordinator at least six weeks before the Tour. Copies of this Form should be given to all Staff accompanying the Tour.

RISK ASSESSMENT FOR

ASSESSMENT UNDERTAKEN

On

By (Signature)

Print Name
Tour Leader

RISK ASSESSMENT FOR TOUR TO

What are the hazards?	Who is at risk?	What safety measures are needed?	Who is responsible?

(e.g. setting, travel, accomodation, weather, behaviour)	(e.g. Academy Players, Staff)	List existing controls. Identify extra action needed for risks for which these controls are not adequate. (e.g. administering medicines, accident procedures)	(This could be specific members of Staff)

ACADEMY TOURS	Form T5

PARENTS’ CONSENT: SCHOOL AGE ACADEMY PLAYERS (Appx.13 paragraph 12.1)

Dear Parents

I attach some information regarding a Tour                                                                                       (name of Club) proposes to arrange.

If you wish your child to be considered for selection for the Tour, please complete and sign this Form and return it to the Club by                                     If you do not complete the Form, your child cannot be considered.

I shall let you know as soon as possible if your child has been selected for the Tour.

Signed

Academy Manager

Football Club

Date

1.	Child’s Full Name

2.	Date of Birth

3.	Home Address

4.	Phone Number

5.	Child’s NHS Number

6.	How can you be contacted in an emergency

(a) In the day time

Address

Phone number

(b) At night

Address

Phone number

(c) Mobile Phone

7.	Is there an alternative person to contact if you can’t be reached?

Name

Address

Phone Number

8.	Is your child receiving any medical treatment? If so, please give details:

9.	Is your child taking any medicine? If so, please give details:

10.	Does your child have any particular diet requirements or any other special needs? If so, please give details:

11.	When did your child last have a tetanus injection?

12.	Please give your child’s Doctor’s name, address and telephone number:

I acknowledge receipt of the information regarding the proposed Academy Tour to                                                     on                                                               and consent to my child taking part, if selected.

I agree to your asking my child’s school for time off if the Tour is in Term time.

I agree to staff on the Tour giving permission for my child to have dental, medical or surgical treatment.

I agree to inform the Club of any changes in my child’s health before departure.

I will bring my child to                                            and collect him from                                    at the beginning and end of the Tour.

My child understands that it is important, for safety reasons, to obey any rules and instructions given by the staff in charge of the party.

Signed

Date

ACADEMY TOURS	Form T6

SCHOOL CONSENT FORM (Appx.13 paragraph 12.5.2)

(This form must be reproduced on the Club’s headed notepaper.)

Dear (Insert name of headteacher)

(Insert name of Academy Player)

As you know, (First name) is a Academy Player at our Academy.

As part of his Academy experience, (First name) is being considered for selection for a Tour to (Venue). I am leading the Tour and am currently making the arrangements for it. The Tour will leave on                                     and return on

We always try to run our Tours in school holidays but on this occasion, the dates are in term time.

(First name)’s parents have agreed that I should write to you to ask if (First name) could be released from school. It will be very helpful if you can let me have your reply as soon as possible.

If there are school assignments he would miss but must complete, could you send me the details? I shall then ask our Head of Education, (Name), to do his best to see that (First name) does his work satisfactorily, if he is selected.

If (First name) is selected for the tour, his parents will tell you.

Yours sincerely

Tour Leader

(Copy to Academy Head of Education)

ACADEMY TOURS	Form T7

PARENTS’ CONSENT: SCHOLARS & CONTRACT PLAYERS UNDER AGE 18

(Appx.13 paragraph 14.1)

Football Club

Tours, Festivals and Tournaments

Academy Players and Contract Players under the age of 18 may be selected to represent the Club in residential Tours festivals and tournaments, other matches and visits both in the United Kingdom and abroad.

We shall give you details of particular events that your son is to attend.

We require your general consent to your son’s taking part in these events and to our giving permission for him to have dental, medical or surgical treatment if necessary.

Signed
Academy Manager

Date

I give consent for (enter name)                              to take part in residential Tours, festivals, tournaments and other matches in the United Kingdom and abroad and agree to staff giving permission for dental, medical or surgical treatment.

His Doctor’s name, address and telephone number is

Signed

Date

ACADEMY TOURS	Form T8

EMERGENCY PROCEDURES CARD (Appx.13 paragraph 16)

(FORM TO BE PRINTED ON YELLOW CARD)

FILL IN THE DETAILS ON THE BACK OF THE CARD BEFORE THE TOUR STARTS.  CARRY THE CARD AND THE INFORMATION AND MEANS TO USE IT, AT ALL TIMES.  USE IT FOLLOWING A SERIOUS ACCIDENT OR INCIDENT, THAT IS

•                       an accident leading to death, serious or multiple fractures, amputation or other serious injury

•                       any circumstances in which a party member might be at serious risk or serious illness

•                       any unusual circumstance in which the press or media are involved or might become involved.

1.                   FIRST STEPS — CARE OF THE GROUP

•                  ensure their safety from further danger

•                  arrange search, rescue, medical care or hospitalisation of casualties as necessary

2.                   NEXT STEPS — WHAT HAPPENED?

Listen carefully. Using the Academy accident form if possible, write down:

What happened?

To whom?

Where?

When?

What has happened since?

Who witnessed it? (Get witnesses to sign and give their addresses)

3.                   TELLING PEOPLE ABOUT THE INCIDENT

As soon as possible

•                  inform the Home Contact Person or, if not available, the Academy office or the Club Secretary

•                  (for Tours outside the United Kingdom) notify the British Embassy or Consulate

Whoever you contact will need to know

•                  what happened

•                  to whom

•                  where

•                  when

•                  what has happened since

•                  a telephone number where you can be contacted

4.                   DO

•                  keep a written record of all that happens

5.                   DON’T

•                  speak to the press or media. Refer them to the Home Contact Person

•                  admit any liability

•                  let anyone talk to any Academy Players involved in the incident without a member of Staff being present

6.                   REMEMBER

•                  nobody, unless they have an official capacity (e.g. the police), has a right to see anyone who does not want to see them

•                  if anyone tries to force a confrontation, do not do anything but call the police

•                  try your best to be compassionate with everyone involved

(REVERSE OF THE CARD)

The	Football Club
Tour to
Dates
Name of the Tour Leader

Home Contact Person

Name

Address

Phone No 1

Phone No 2

Email address

Academy Office

Address

Phone No 1

Phone No 2

Email address

Club Secretary

Name

Address

Phone No 1

Email address

(For Tours Outside the United Kingdom)
British Embassy(ies) or Consulate(s)

Address

Phone No

Names of group members

Staff:

Academy Players:

ACADEMY TOURS	Form T9

TOUR REPORT (Appx.13 paragraph 19)

This Form is to be returned to the Premier League not later than 7 days after the return of the group.

FOOTBALL CLUB

TOUR TO

PLAYING DATES

From
To

TRAVELLING DATES

Out
Return

METHOD OF TRAVEL

TRAVEL TIME

Time of leaving home base
Arrival time at accomodation
Time of leaving accommodation
Arrival time at home base

TOUR LEADER AND POSITION HELD AT FOOTBALL CLUB

NAMES OF ALL ACCOMPANYING STAFF (INCLUDING VOLUNTEERS) & POSITIONS HELD ON TOUR

(e.g. Physiotherapist)

LIST OF PLAYERS — Please indicate whether Contract (C), Scholar (Sc), Academy Player (S) or Trialist (T)

NAMES OF ANY OTHER ACCOMPANYING PERSON(S)

DETAILS OF ANY ACCIDENTS OR NEAR ACCIDENTS

Signed
Tours Co-ordinator

Date

FOR THE YOUTH TEAM TOURS CO-ORDINATOR’S DATABASE

Tours Co-ordinators are requested to complete and attach the Youth Team Tours Co-ordinator’s Questionnaire on quality aspects of the Tour.

QUESTIONNAIRE

Club
Name of Tour
Final position obtained (if any)

What time of year does the Tour usually take place?	☐ Easter	☐ Whitsun	☐ Summer

Approximate cost to the Club (if any)

Mode of travel	☐ Air	☐ Coach	☐ Train	☐ Other

For Tournaments:
How would you rate the overall organisation?	☐ Poor	☐ Fair	☐ Good	☐ Very good

Number of Games

Arrangement and planning of games	☐ Poor	☐ Fair	☐ Good	☐ Very good

Opposition

Quality of pitches	☐ Poor	☐ Fair	☐ Good	☐ Very good

Was an English speaking person present?	☐ YES	☐ NO

Accommodation	☐ Hotel	☐ Hostel	☐ Home stay	☐ Other

Food:
Did you have the ability to arrange meal times to suit your games?	☐ YES	☐ NO

What was the standard of the changing facilities?	☐ Poor	☐ Fair	☐ Good	☐ Very good

Was there adequate medical provision?	☐ YES	☐ NO

Was the security good?	☐ YES	☐ NO

Was there provision for kit storage?	☐ YES	☐ NO

What arrangements were made for training, planning and debriefing?

What was the standard of referees?	☐ Poor	☐ Fair	☐ Good	☐ Very good

For Tournaments: what pre-tournament information was provided?

Do they produce a programme?	☐ YES	☐ NO

Are any facilities available for any other activities?	☐ YES	☐ NO

If YES, please specify

Any other comments

APPENDIX 14: CODE OF CONDUCT

CODE OF CONDUCT FOR ACADEMY PLAYERS OF COMPULSORY SCHOOL AGE

(Youth Development Rule 189)

Prior to signing this Code of Conduct and registering the Academy Player at its Academy, full discussion has taken place and agreement has been reached between the Academy, the Academy Player and the parents as to the educational, technical and match programme to be provided by the Academy to the Academy Player.

(“the Academy Player”) has the potential to become a footballer at the highest level and will be registered as an Academy Player at the                                                               FC (“the Club”).

Both the Academy Player and the Academy Player’s parents understand that the Club is committed to the Academy Player’s well being, future development and realisation of potential, but that the level of achievement ultimately reached cannot be guaranteed.

In registering the Academy Player at its Football Academy, the Club, the parents and the Academy Player agree to the following Code of Conduct.

THE CLUB AGREES TO PROVIDE

•                       a safe environment in which the Academy Player can learn and develop without fear of abuse

•                       medical screening, monitoring and support for the Academy Player

•                       a structured football learning programme, appropriate to the age, ability and growth of the Academy Player

•                       participation in football matches arranged or approved by the Premier League

•                       trained, screened and qualified coaching and other staff and facilities as determined by the rules governing Academies

•                       guidelines to the Academy Player and parents on the best ways for them to contribute to the Academy Player’s football and personal development

•                       educational support (in consultation with the Academy Player’s school) for the continued academic and personal development of the Academy Player

•                       regular communication and reports to the Academy Player and parents on the Student’s progress

•                       a Code of Conduct and Rules for its Academy

THE ACADEMY PLAYER AGREES TO

•                       attend the Academy regularly and punctually, behave with self-discipline and give notice of and reasons for any absence

•                       practise the techniques and skills taught by the Academy and attempt to apply them in matches

•                       participate in football matches outside normal school hours only as specified by the Academy

•                       attend school regularly and punctually, complete school assignments and behave at school as at the Academy

•                       follow a lifestyle appropriate to development — spending leisure time positively; eating, drinking, relaxing and sleeping sensibly

•                       adhere to the Club’s Code of Conduct and Rules for its Academy

THE PARENTS AGREE TO

•                       encourage and help the Academy Player meet targets, including this Code of Conduct and the Club’s Code of Conduct and Rules for its Academy

•                       support the Academy Player without pressure, praise good work and refrain from criticising lapses

•                       set a good example to the Academy Player

•                       respect the opportunity given to the Academy Player and not approach or permit any other person to approach any other club during the currency of this registration except as allowed under the Rules governing Academies

•                       communicate with the Academy staff, keeping them informed about matters affecting the Academy Player

•                       permit the Academy Player to play only football matches outside normal school hours as specified by the Academy

•                       adhere to the Club’s Code of Conduct and Rules for its Academy

We, the undersigned, agree to the Academy Code of Conduct

Name

Football Club
Signature

Name

Academy Player
Signature

Name

Parents
Signature

Note:

This Code of Conduct should be signed in quadruplicate, one copy being provided to the Academy Player, one to his parents, one being submitted to the Secretary of the League in accordance with Youth Development Rule 263 and the fourth being retained by the Club.

MATCH OFFICIALS

NATIONAL LIST OF REFEREES

SEASON 2015/16

ADCOCK, JG (James) Nottinghamshire	KETTLE, TM (Trevor) Rutland
ATKINSON, M (Martin) West Yorkshire	KINSELEY, N (Nick) Essex
ATTWELL, SB (Stuart) Warwickshire	LANGFORD, O (Oliver) West Midlands
BANKES, P (Peter) Merseyside	LEWIS, RL (Rob) Shropshire
BERRY, CJ (Carl) Surrey	LININGTON, JJ (James) Isle of Wight
BOND, D (Darren) Lancashire	MADLEY, AJ (Andy) West Yorkshire
BOYESON, C (Carl) East Yorkshire	MADLEY, RJ (Bobby) West Yorkshire
BRATT, S (Stephen) West Midlands	MALONE, BJ (Brendan) Wiltshire
BREAKSPEAR, C (Charles) Surrey	MARRINER, AM (André) West Midlands
BROWN, M (Mark) East Yorkshire	MARTIN, S (Stephen) Staffordshire
BULL, M (Michael) Essex	MASON, LS (Lee) Lancashire
CLARK, R (Richard) Northumberland	MILLER, NS (Nigel) County Durham
CLATTENBURG, M (Mark) County Durham	MOHAREB, D (Dean) Cheshire
COLLINS, LM (Lee) Surrey	MOSS, J (Jon) West Yorkshire
COOTE, D (David) Nottinghamshire	NAYLOR, MA (Michael) South Yorkshire
DAVIES, A (Andy) Hampshire	OLIVER, M (Michael) Northumberland
DEADMAN, D (Darren) Cambridgeshire	PAWSON, CL (Craig) South Yorkshire
DEAN, ML (Mike) Wirral	PROBERT, LW (Lee) Wiltshire
DOWD, P (Phil) Staffordshire	ROBINSON, T (Tim) West Sussex
DRYSDALE, D (Darren) Lincolnshire	RUSSELL, MP (Mick) Hertfordshire
DUNCAN, S (Scott) Northumberland	SALISBURY, G (Graham) Lancashire
EAST, R (Roger) Wiltshire	SARGINSON, CD (Chris) Staffordshire
ELTRINGHAM, G (Geoff) County Durham	SCOTT, GD (Graham) Oxfordshire
ENGLAND, DJH (Darren) South Yorkshire	SHELDRAKE, D (Darren) Surrey
FRIEND, KA (Kevin) Leicestershire	SIMPSON, J (Jeremy) Lancashire
GIBBS, PN (Phil) West Midlands	STOCKBRIDGE, S (Seb) Tyne & Wear
GRAHAM F (Fred) Essex	STROUD, KP (Keith) Hampshire
HAINES, A (Andy) Tyne & Wear	SUTTON, GJ (Gary) Lincolnshire
HARRINGTON, T (Tony) Cleveland	SWABEY, L (Lee) Devon
HANDLEY, D (Darren) Lancashire	SWARBRICK, ND (Neil) Lancashire
HAYWOOD, M (Mark) West Yorkshire	TAYLOR, A (Anthony) Cheshire
HEYWOOD, M (Mark) Cheshire	TIERNEY, P Paul) Lancashire
HILL, K (Keith) Hertfordshire	TONER, B (Ben) Lancashire
HOOPER, SA (Simon) Wiltshire	WARD, GL (Gavin) Surrey
HORWOOD, G (Graham) Bedfordshire	WEBB, D (David) County Durham
ILDERTON, EL (Eddie) Tyne & Wear	WHITESTONE, D (Dean) Northamptonshire
JOHNSON, KA (Kevin) Somerset	WILLIAMSON, IG, (Iain) Berkshire
JOYCE, R (Ross) Cleveland	WOOLMER, KA (Andy) Northamptonshire
JONES, MJ (Michael) Cheshire	WRIGHT, KK (Kevin) Cambridgeshire
KAVANAGH, C (Chris) Lancashire

NATIONAL LIST OF ASSISTANT REFEREES

SEASON 2015/16

AKERS, C (Chris) South Yorkshire	CLAYTON, S (Simon) County Durham
AMEY, JR (Justin) Dorset	COGGINS, A (Anthony) Oxfordshire
AMPHLETT, MJ (Marvyn) Worcestershire	COLLIN, J (Jake) Liverpool
ATKIN, R (Robert) Lincolnshire	COOK, D (Daniel) Hampshire
ATKIN, RT (Ryan) London	COOPER, IJ (Ian) Kent
AVENT, D (David) Northamptonshire	COOPER, N (Nicholas) Suffolk
AYLOTT, A (Andrew) Bedfordshire	COPELAND, SJ (Steven) Merseyside
BACKHOUSE, A (Anthony) Cumbria	CORLETT, M (Matthew) Liverpool
BARNARD, N (Nicholas) Cheshire	COY, M (Martin) Durham
BARRATT, W (Wayne) Worcestershire	CROPP, B (Barry) Lancashire
BARROW, SJ (Simon) Staffordshire	CRYSELL, A (Adam) Essex
BARTLETT, R (Richard) Cheshire	DA COSTA, A (Anthony) Cambridge
BECK, SP (Simon) Bedfordshire	DABBS, R (Robert) Dorset
BELL, J (James) Sheffield	D’AGUILAR, M (Michael) Staffordshire
BENNETT, A (Andrew) Devon	DALE, A (Alan) Suffolk
BENNETT, SP (Simon) Staffordshire	DALY, SDJ (Stephen) Middlesex
BENTON, DK (David) South Yorkshire	DAVIES, N (Neil) Merseyside
BESWICK, G (Gary) County Durham	DAVISON, P (Paul) Durham
BETTS, L (Lee) Norfolk	DEGNARAIN, A (Ashvin) London
BLUNDEN, D (Darren) Kent	DENTON, MJ (Michael) Lancashire
BOURNE, D (Declan) Nottingham	DERMOTT, P (Philip) Lancashire
BRAMALL, T (Thomas) Sheffield	DERRIEN, M (Mark) Dorset
BRISTOW, M (Matthew) Manchester	DICICCO, M (Matthew) Cleveland
BROMLEY, A (Adam) Devon	DONOHUE, M (Matthew) Manchester
BROOK, C (Carl) East Sussex	DUDLEY, IA (Ian) Nottinghamshire
BROOKS, J (John) Leicestershire	DUNCAN, M (Mark) Cheshire
BRYAN, DS (Dave) Lincolnshire	DURIE, B (Brian) Gloucestershire
BULL, W (William) Hampshire	DWYER, M (Mark) West Yorkshire
BUONASSISI, M (Mathew) Northamptonshire	EAGLAND, S (Stuart) Staffordshire
BURT, S (Stuart) Northamptonshire	EATON, D (Derek) Gloucestershire
BUSBY, J (John) Oxfordshire	EDWARDS, M (Marc) Durham
BUSHELL, DD (David) London	EVA, M (Matt) Surrey
BUTLER, S (Stuart) Kent	EVANS, K (Karl) Lancashire
BYRNE, H (Helen) Liverpool	FARRIES, J (John) Oxfordshire
CANN, DJ (Darren) Norfolk	FEARN, AE (Amy) Leicestershire
DUMITRU,RAVEL, C (Cheosiaua) Worcestershire	FINCH, S (Steven) Southampton
CHILD, SA (Stephen) Kent	FISSENDEN, I (Ian) Kent
CLARK, J (Joseph) West Midlands	FITCH, C (Carl) Suffolk
CLAYTON, A (Alan) Cheshire	FLYNN, J (John) Wiltshire

FOLEY, MJ (Matt) London	HUDSON, S (Shaun) Tyne & Wear
FORD, D (Declan) Lincolnshire	HULL, J (Joe) Cheshire
FOX, A (Andrew) Warwickshire	HULME, R (Richard) Somerset
FYVIE, G (Graham) Tyne & Wear	HUNT, J (Jonathan) Liverpool
GANFIELD, RS (Ron) Somerset	HUSBAND, C (Christopher) Worcestershire
GARRATT, AM (Andy) West Midlands	HUSSIN, (Ian) Liverpool
GARRATT, S (Sarah) West Midlands	HUXTABLE, B (Brett) Devon
GEORGE, M (Mike) Norfolk	HYDE, RA (Robert) London
GIBBONS, N (Nick) Lancashire	ISHERWOOD, C (Chris) Lancashire
GIBBONS, P (Peter) Cheshire	JOHNSON, J (Joseph) Liverpool
GOOCH, P (Peter) Lancashire	JOHNSON, P (Paul) Surrey
GORDON, B (Barry) County Durham	JOHNSON, RL (Ryan) Manchester
GRAHAM, P (Paul) Manchester	JONES, MT (Mark) Nottinghamshire
GRATTON, D (Danny) Staffordshire	JONES, RJ (Robert) Merseyside
GREENHALGH, N (Nick) Lancashire	JONES, M (Matthew) Staffordshire
GREENWOOD, AH (Alf) North Yorkshire	KANE, G (Graham) East Sussex
GRIFFITHS, M (Mark) South Yorkshire	KAYE, E (Elliott) Essex
GRUNNILL, W (Wayne) East Yorkshire	KELLY, P (Paul) Kent
HAIR, NA (Neil) Cambridgeshire	KENDALL, R (Richard) Bedfordshire
HALLIDAY, A (Andy) North Yorkshire	KETTLEWELL, PT (Paul) Lancashire
HANLEY, M (Michael) Liverpool	KHATIB, B (Billy) County Durham
HARRIS, P (Paul) Kent	KIRK, T (Thomas) Cheshire
HART, G (Glen) County Durham	KIRKUP, PJ (Peter) Northamptonshire
HATZIDAKIS, C (Constantine) Kent	KNAPP, SC (Simon) Bristol
HAYCOCK, KW (Ken) West Yorkshire	LAVER, AA (Andrew) Hampshire
HENDLEY, AR (Andy) West Midlands	LAW, J (John) Worcestershire
HICKS, C (Craig) Surrey	LEACH, D (Daniel) Oxfordshire
HILLIER, J (Jake) Hertfordshire	LEDGER, S (Scott) South Yorkshire
HILTON, G (Gary) Lancashire	LENNARD, HW (Harry) East Sussex
HOBBIS, N (Nick) West Midlands	LIDDLE, G (Geoff) County Durham
HOBDAY, P (Paul) West Midlands	LINDEN, W (Wes) Middlesex
HODSKINSON, P (Paul) Lancashire	LONG, SJ (Simon) Devon
HOLDERNESS, BC (Barry) Essex	LUCAS, S (Simeon) Lancashire
HOLMES, AR (Adrian) West Yorkshire	LUGG, N (Nigel) Surrey
HOPTON, N (Nicholas) Derbyshire	LYMER, C (Colin) Hampshire
HOWARD, P (Paul) London	McDONOUGH, M (Mick) Tyne & Wear
HOPKINS, AJ (Adam) Devon	McGRATH, M (Matt) East Yorkshire
HOWES, M (Mark) Birmingham	MACKAY, R (Rob) Bedfordshire
HOWSON, A (Akil) Leicestershire	MAGILL, JP (John) Essex

MAINWARING, J (James) Lancashire	QUIN, A (Andrew) Devon
MARKHAM, DR (Danny) Tyne & Wear	RADFORD, N (Neil) Worcestershire
MARSDEN, PR (Paul) Lancashire	RAMSEY, T (Thomas) Essex
MARTIN, RJ (Richard) Weston,super,Mare	RATHBONE, I (Ian) Northamptonshire
MASSEY-ELLIS, R (Rob) West Midlands	RASHID, L (Lisa) Birmingham
MASSEY-ELLIS, SL (Sian) West Midlands	REES, P (Paul) Somerset
MATHER, S (Simon) Manchester	RICHARDSON, D (David) West Yorkshire
MATTHEWS, A (Adam) Gloucestershire	ROBATHAN, DM (Daniel) Surrey
MATTOCKS, KJ (Kevin) Lancashire	ROBERTS, B (Bob) Lancashire
MEESON, DP (Daniel) Staffordshire	ROCK, DK (David) Hertfordshire
MELLOR, JM (Mark) Hertfordshire	ROSS, SJ (Stephen) Lincolnshire
MELLOR, G (Gareth) West Yorkshire	RUBERY, SP (Steve) Essex
MERCHANT, R (Rob) Staffordshire	RUSSELL, GR (Geoff) Northamptonshire
MEREDITH, S (Steven) Nottinghamshire	RUSSELL, M (Mark) Somerset
METCALFE, RL (Lee) Lancashire	SALISBURY, M (Michael) Lancashire
MILLER, A (Andrew) Durham	SALIY, O (Oleksandr) Middlesex
MOORE, A (Anthony) Cheshire	SANNERUDE, A (Adrian) Suffolk
MORRIS, K (Kevin) Herefordshire	SCHOLES, MS (Mark) Buckinghamshire
MUGE, G (Gavin) Bedfordshire	SCREGG, AJ (Andrew) Liverpool
MULLARKEY, M (Mike) Devon	SERRANO, A (Anthony) Hertfordshire
MULRAINE, K (Kevin) Cumbria	SHARP, N (Neil) Cleveland
NEWBOLD, AM (Andy) Leicestershire	SIDDALL, I (Iain) Lancashire
NIELD, T (Tom) West Yorkshire	SIMPSON, J (Joe) Manchester
NORCOTT, WG (Wade) Essex	SLAUGHTER, A (Ashley) West Sussex
NUNN, AJ (Adam) Wiltshire	SMALLWOOD, W (William) Cheshire
O’BRIEN, J (John) London	SMART, E (Edward) West Midlands
O’DONNELL, CJ (Chris) Bedfordshire	SMEDLEY, I (Ian) Derbyshire
OLDHAM, SA (Scott) Lancashire	SMITH, J (Josh) Lincolnshire
PARRY, MJ (Matthew) Liverpool	SMITH, M (Michael) Essex
PASHLEY, A (Alix) Derbyshire	SMITH, N (Nigel) Derbyshire
PEART, T (Tony) North Yorkshire	SMITH, R (Rob) Hertfordshire FA
PERRY, MS (Marc) West Midlands	STORRIE, D (David) West Yorkshire
PLANE, S (Steven) Worcestershire	STRAIN, D (Darren) Cheshire
PLOWRIGHT, DP (David) Nottinghamshire	STREET, DR (Duncan) West Yorkshire
POLLARD, C (Christopher) Suffolk	STRETTON, GS (Guy) Leicestershire
POLLOCK, B (Bobby) Liverpool	TANKARD, A (Anthony) South Yorkshire
POTTAGE, M (Mark) Dorset	TAYLOR, C (Craig) Staffordshire
POWELL, CI (Chris) Dorset	THOMPSON, PI (Paul) Derbyshire
PURKISS, S (Sam) London	TRANTER, A (Adrian) Dorset

TRELEAVEN, D (Dean) West Sussex
TURNER, A (Andrew) Devon
TYAS, J (Jason) West Yorkshire
VENAMORE, L (Lee) Kent
WADE, C (Christopher) Hampshire
WADE, S (Stephen) East Yorkshire
WARD, C (Christopher) Nottinghamshire
WATERS, A (Adrian) Kent
WEBB, MP (Michael) Surrey
WEST, RJ (Richard) East Yorkshire
WHITELEY, J (Jason) West Yorkshire
WHITTON, RP (Rob) Essex
WIGGLESWORTH, RJ (Richard) South Yorkshire
WILD, R (Richard) Lancashire
WILKES, MJ (Matthew) West Midlands
WILSON, J (James) Cheshire
WILSON, M (Marc) Cambridgeshire
WOOD, L (Lloyd) Essex
WOOD, T (Tim) Gloucestershire
WOOTTON, R (Ricky) West Yorkshire
WRIGHT, P (Peter) Merseyside
YATES, O (Oliver) Staffordshire
YOUNG, A (Alan) Cambridgeshire

MEMORANDUM
& ARTICLES OF
ASSOCIATION

No. 2719699

THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

THE FOOTBALL ASSOCIATION PREMIER LEAGUE LIMITED

1.                   The name of the Company is “THE FOOTBALL ASSOCIATION PREMIER LEAGUE LIMITED”.

2.                   The registered office of the Company will be situated in England.

3.                   The objects for which the Company is established are:

(a)                   to organise and manage under the jurisdiction of The Football Association a league of association football clubs to be known as “The Football Association Premier League” or such other name as the Company may from time to time adopt (“the Premier League”);

(b)                   to make, adopt, vary and publish rules, regulations and conditions for the management of the Premier League and matters relating thereto, and to take all such steps as shall be deemed necessary or advisable for enforcing such rules, regulations and conditions;

(c)                    to promote, provide for, regulate and manage all or any details or arrangements or other things as may be considered necessary or desirable for, or ancillary to, the comfort, conduct, convenience or benefit of football players and of the public or of any other persons concerned or engaged in or associated with the Premier League;

(d)                   to enter into television, broadcasting, sponsorship, commercial or other transactions of any kind in connection with the Premier League;

(e)                    to co-operate with The Football Association and the International Football Association Board in all matters relating to international competitions or relating to the laws of the game of association football and generally to adhere to and comply with the applicable rules and regulations of The Football Association;

(f)                     to carry out operations and to produce or deal with goods and to purchase or otherwise acquire, construct, lease, hold or deal with property, rights or privileges;

(g)                    to carry out any other transactions or things as can be advantageously carried on in connection with or ancillary to the Premier League or as may be calculated directly or indirectly to enhance the value of or render profitable any of the property or rights of the Company;

(h)                   to invest and deal with the monies of the Company not immediately required in any manner and hold and deal with any investment so made;

(i)                       to pay or to provide or to make arrangements for providing gratuities, pensions, benefits, loans and other matters and to establish, support, subsidise and subscribe to any institution, association, club, scheme, fund or trust;

(j)                     to raise or borrow money and to give security over the Company’s assets;

(k)                   to lend or advance money and to give credit and to enter (whether gratuitously or otherwise) into guarantees or indemnities of all kinds, whether secured or unsecured, and whether in respect of its own obligations or those of some other person or company;

(l)                       to pay or agree to pay all or any of the promotion, formation and registration expenses of the Company;

(m)               to contribute to or support any charitable, benevolent or useful object relating to association football, or participants therein;

(n)                   to do all other things to further the objects of the Company or as may be deemed incidental or conducive to the attainment of such objects or any of them.

It is hereby declared that (except where the context expressly so requires) none of the several paragraphs of this clause, or the objects therein specified, or the powers thereby conferred shall be limited by, or be deemed merely subsidiary or auxiliary to, any other paragraph of this clause, or the objects in such other paragraph specified, or the powers thereby conferred.

4.                   The liability of the members is limited.

5.                   The share capital of the Company is £100 divided into 99 Ordinary Shares of £1 each and 1 Special Rights Preference Share of £1.

We, the several persons whose names, addresses and descriptions are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and	Number and class of
Descriptions of Subscribers	shares taken by each subscriber

Rick N. Parry	22 Ordinary Shares
Chief Executive — F.A. Premier League
14 Dormer Close
Rowton
Chester CH3 7SA

R.H.G. Kelly	1 Special Rights Preference Share
Chief Executive — Football Association
16 Lancaster Gate
London W2 3LW
Dated the 22nd day of May 1992

Witness to the above signatures:
I.L. Hewitt	Graeme E.C. Sloan
Solicitor	Solicitor
65 Fleet Street	65 Fleet Street
London EC4Y 1HS	London EC4Y 1HS

No. 2719699

THE COMPANIES ACT 1985

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION of

THE FOOTBALL ASSOCIATION PREMIER LEAGUE LIMITED

(As amended by Special Resolution passed on 4 June 2015)

Interpretation

1.1                               The regulations contained in Table A (as prescribed pursuant to Section 8 of the Companies Act 1985) in force at the date of adoption of these Articles shall not apply to the Company but the regulations contained in the following clauses (as originally adopted or as from time to time altered by Special Resolution) shall be the Articles of Association of the Company.

1.2                               In these Articles:

“the Act” means the Companies Act 1985 including any statutory modification or re-enactment thereof for the time being in force;

“the Articles” means the Articles of Association of the Company and reference to a number following the word “Article” is a reference to an article so numbered in the Articles;

“Association Football” means the game of football as played in accordance with the rules and regulations of, or adopted by, the Football Association;

“the Board” means the board of directors for the time being of the Company;

“Chairman” means the person appointed as the Chairman pursuant to Article 42 or any acting Chairman appointed pursuant to Article 56.1;

“Club” means an Association Football club which is for the time being a Member;

“the Company” means the The Football Association Premier League Limited;

“clear days” in relation to the period of a notice means that period excluding the day for which the notice is given or on which it is to take effect but including the day when the notice is given or deemed to be given;

“Director” means a director of the Company;

“the Football Association” means The Football Association Limited;

“the Football Association Rules” means the rules and regulations for the time being of the Football Association;

“F.A Cup” means the Football Association Challenge Cup competition;

“the Football League” means The Football League Limited;

“Former Companies Acts” has the meaning set out in section 735(1) of the Act.

“General Meeting” means any meeting of the Members and shall include for the purpose of the Articles (except where expressly stated) the annual general meeting and a separate class meeting of the holders of Ordinary Shares in the Company;

“the League” means the Association Football league managed by the Company and consisting of Association Football clubs which are from time to time Members;

“League Office” means the registered office for the time being of the Company;

“Member” means an Association Football club the name of which is entered in the register of Members as the holder of an Ordinary Share;

“the Memorandum” means the Memorandum of Association of the Company;

“Ordinary Share” means an ordinary share of £1 in the capital of the Company;

“Representative” means any director or the secretary of a Club or any person who has been authorised to act as the representative of a Club as referred to in Article 36.1;

“Resolution” means a resolution of the Company which has been passed at a General Meeting by a majority of Members as specified in Article 27 or a resolution of the Members passed pursuant to the provisions of Article 33;

“the Rules” means the rules of the League as made, adopted or amended from time to time pursuant to the provisions of Article 16;

“the Seal” means the common seal of the Company;

“Secretary” means the secretary of the Company or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

“Special Share” means the one special rights preference share of £1 referred to in Article 3;

“Successor” means any manager, receiver, administrative receiver or liquidator appointed in any of the circumstances referred to in Article 10.1;

“the Special Shareholder” means the holder of the Special Share;

“the United Kingdom” means Great Britain and Northern Ireland;

“written” or “in writing” shall include without limitation telex telegram cable facsimile transmission or other means of telecommunication in permanent written form.

A reference to a person includes a body corporate and an unincorporated body of persons.

Unless the context otherwise requires, words or expressions contained in the Articles bear the same meaning as in the Act but excluding any statutory modification or re-enactment thereof not in force when the Articles or the relevant parts thereof are adopted.

Headings

2.                                      The headings in the Articles are for the convenience only and shall not affect the interpretation of the Articles.

Share Capital

3.                                      The authorised share capital of the Company at the date of adoption of the Articles is £100 divided into 99 Ordinary Shares and one special rights preference share of £1.

4.                                      Subject as provided in Article 12, an Ordinary Share shall only be issued, allotted or transferred to an Association Football club entitled, pursuant to the Articles and the Rules, to be a Member and such club shall, on issue, allotment or transfer to it of an Ordinary Share, become a Member.

5.                                      No person shall be entitled to be a Member unless that person is:

5.1                     a company limited by shares formed and registered in England and Wales under the Act; or

5.2                     a company limited by shares formed and registered in England and Wales under any of the Former Companies Acts; or

5.3                     any other person which the Board may determine, in its discretion, shall be entitled to be a Member

6.                                      No member shall be entitled to own, or have a beneficial interest in, more than one OrdinaryShare.

The Special Share

7.1                               The Special Share may only be issued to and held by the Football Association.

7.2                               Notwithstanding any provision in the Articles or the Rules to the contrary, each of the following matters shall be deemed to be a variation of the rights attaching to the Special Share and shall accordingly be effective only with the consent in writing of the Special Shareholder and without such consent shall not be done or caused to be done:

7.2.1                     the amendment, or removal, or the alteration of the effect of (which, for the avoidance of doubt, shall be taken to include the ratification of any breach of) all or any of the following:

(a)            the objects of the Company set out in clause 3 of the Memorandum;

(b)            in Article 1 the definition of ‘Special Share” or ‘the Special Shareholder”;

(c)             Article 4 (issue of Ordinary Shares);

(d)            this Article 7 (rights attaching to the Special Share);

(e)             Article 42 (number of Directors);

(f)              Article 44 (appointment and re-appointment of Directors);

(g)             Article 79 (adherence to the Football Association Rules); and

(h)            Articles 80 and 81 (winding-up);

7.2.2                     any change of the name of the Company;

7.2.3                     the variation of any voting rights attaching to any shares in the Company;

7.2.4                     the making and adoption of or any amendment to, removal of or waiver of any of the provisions of the Rules which relate to:

(a)            the name of the League;

(b)            the number of Members and promotion to and relegation from the League;

(c)             the criteria for membership of the League;

(d)            the arranging of fixtures on or prior to specified international match dates and commitment to support the Football Association in relation to international matches;

(e)             the obligation of each Club to enter the F.A. Cup;

(f)              the ownership of more than one club;

(g)             any rules common to the League and the Football League.

7.3                               The Special Shareholder shall have all the rights of a Member in relation to receiving notice of, and attending and speaking at General Meetings and to receiving minutes of General Meetings. The Special Shareholder shall have no right to vote at General Meetings.

7.4                               On any distribution of capital on a winding up of the Company, the Special Shareholder shall be entitled to repayment of the capital paid up or treated for the purposes of the Act or the Insolvency Act 1986 as paid up on the Special Share in priority to any repayment of capital to any Member. The Special Share shall carry no other right to participate in the capital, and no right to participate in the profits, of the Company.

Share Certificates

8.1                               Every Club, upon being registered as the holder of an Ordinary Share, shall be entitled without payment to one certificate for the Ordinary Share so held. Every certificate shall be sealed with the Seal and shall specify the distinguishing number of the Ordinary Share to which it relates and the amount paid up thereon.

8.2                               If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating such evidence as the Board may determine but otherwise free of charge, and (in the case of defacement or wearing-out of the share certificate) subject to delivery up of the old certificate.

Transfer of Shares

9.1                               The instrument of transfer of an Ordinary Share may be in any usual form or in any other form which the Board may approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee.

9.2                               The Board shall refuse to register the transfer of an Ordinary Share to a person who is not entitled, pursuant to the Articles or the Rules, to be a Member.

9.3                               The Board may also refuse to register the transfer of an Ordinary Share unless:

9.3.1                     the instrument of transfer relating thereto is lodged at the League Office or at such other place as the Board may appoint and is accompanied by the certificate for the Ordinary Share to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer; and

9.3.2                     it is in respect of only one Ordinary Share.

10.1                        If a Member

10.1.1              enters into a Company Voluntary Arrangement pursuant to Part 1 of the Insolvency Act 1986 (‘the 1986 Act” which expression shall include any statutory modification or re-enactment thereof for the time being in force) or a compromise or arrangement with its creditors under Part 26 of the Act, or it enters into any compromise agreement with its creditors as a whole; or

10.1.2              lodges, or its shareholders or directors lodge, a Notice of Intention to Appoint an Administrator or a Notice of Appointment of an Administrator at the Court in accordance with paragraphs 26 and 29 of Schedule B1 to the 1986 Act or it or its shareholders or directors make an application to the Court for an Administration Order under paragraph 12 of Schedule B1 to the 1986 Act or where an Administrator is appointed or an Administration Order is made in respect of it (‘Administrator” and ‘Administration Order” having the meanings attributed to them respectively by paragraphs 1 and 10 of Schedule B1 to the 1986 Act); or

10.1.3              has an Administrative Receiver (as defined by section 251 of the 1986 Act) or a Law of Property Act Receiver (appointed under section 109 of the Law of Property Act 1925) or any Receiver appointed by the Court under the Supreme Court Act 1981 or any court appointed Receiver or any other Receiver appointed over any of its assets which, in the opinion of the Board, are material to the Club’s ability to fulfill its obligations as a Member; or

10.1.4              has its shareholders pass a resolution pursuant to section 84(1) of the 1986 Act to voluntarily wind it up: or

10.1.5              has a meeting of its creditors convened pursuant to section 95 or section 98 of the 1986 Act; or

10.1.6              has a winding up order made against it by the Court under section 122 of the 1986 Act or a provisional liquidator is appointed over it under section 135 of the 1986 Act; or

10.1.7              ceases or forms an intention to cease wholly or substantially to carry on its business save for the purpose of reconstruction or amalgamation otherwise in accordance with a scheme of proposals which have previously been submitted to and approved in writing by the Board; or

10.1.8              enters into or is placed into any insolvency regime in any jurisdiction outside England and Wales which is analogous with the insolvency regimes detailed in Articles 10.1.1 to Articles 10.1.6 hereof;

then the Board may at any time thereafter by notice in writing call upon the relevant Successor to transfer the Ordinary Share held by such Member to such person as the Board shall direct at a price of £1 and on receipt of such notice the Member shall thereupon cease to be entitled to be a Member of the League.

10.2                        If any Member shall cease to be entitled to be a member of the League pursuant to the provisions of the Rules, then that Member, shall, on receiving notice in writing from the Board to that effect, transfer its Ordinary Share to such person as the Board shall direct at a price of £1.

10.3                        Any Member ceasing to be entitled to be a member of the League as referred to in Article 10.1 or 10.2 shall, as from the date of receiving the notice therein referred to, have no rights in relation to the Ordinary Share held by it save in relation to Articles 80 and 81.

10.4                        If any Member or its Successor (as the case may be) shall fail to transfer such Member’s Ordinary Share in accordance with and within seven days of the notice in writing by the Board calling for the transfer of the same, the Board may authorise either Director to execute a transfer thereof in favour of a person entitled to be a member of the League and a transfer so executed shall be as valid and effective as if the same had been executed by the Member or its Successor (as the case may be) and the transferee shall be entered into the register of Members as the holder of such Ordinary Share accordingly.

10.5                        On registration of the transfer of an Ordinary Share held by a Member, executed by such Member, its Successor or either Director (as the case may be) pursuant to the provisions of this Article 10, the Member shall cease to be a Member.

11.1                        No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any Ordinary Share.

11.2                        If the Board refuses to register a transfer of an Ordinary Share, the Board shall, within two months after the date on which the instrument of transfer was lodged with the Company, send to the transferee notice of the refusal.

11.3                        The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Board refuses to register shall be returned to the person lodging it when notice of the refusal is given.

Excess Shares

12.1                        In the event that the maximum number of Association Football clubs entitled to be members of the League in accordance with the Articles or the Rules is less than the number of Ordinary Shares then in issue then, unless the excess of such Ordinary Shares shall be purchased by the Company or otherwise redeemed in accordance with the provisions of the Act, such excess Ordinary Shares shall be transferred to and be registered in the name of the Secretary and, whilst so registered, such Ordinary Shares shall carry no voting, dividend or other rights, including on any winding up of the Company.

12.2                        On any change of the Secretary, any Ordinary Shares so registered in the name of the Secretary shall forthwith be transferred into the name of the person holding such office following such change and in the event that such shares shall not be so transferred within fourteen days of the change of the Secretary, the Board may authorise either the Director to execute a transfer of such shares in favour of the Secretary for the time being of the Company and a transfer so executed shall be as valid and effective as if the same had been executed by the holder of such shares and the transferee Secretary shall be entered in the register as the holder of such Ordinary Shares accordingly.

Alteration of Share Capital

13.                               The Company may by Resolution cancel Ordinary Shares which, at the date of the passing of the Resolution, have not been issued and allotted or agreed to be issued and allotted to any Association Football club entitled thereto and diminish the amount of its share capital by the amount of the shares so cancelled.

14.                               Subject to the provisions of the Act, the Company may by special resolution reduce its share capital, any capital redemption reserve and any share premium account.

Purchase of Own Shares

15.                               Subject to the provisions of the Act, the Company may purchase its own shares (including any redeemable shares) and make a payment in respect of the redemption or purchase of its own shares otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares.

Rules

16.1                        The Company may by Resolution make and adopt and from time to time amend the Rules for the purpose of regulating all matters affecting the organisation and management of the League to the extent not provided for in, and so far as the same do not conflict with, the provisions of the Articles.

16.2                        Unless otherwise stated in the Articles or the Rules, the provisions of the Articles shall prevail in the event of any conflict with any of the provisions of the Rules.

General Meetings

17.1              A General Meeting may be convened by the Board at any time.

17.2              If there are at any time less than two Directors then a continuing Director or the Secretary may convene a General Meeting for the purposes referred to in Article 56.1.

17.3              The Board shall convene each year at approximately quarterly intervals not less than four General Meetings (to include an annual general meeting) to be held at such time and at such place as the Board shall determine.

17.4              The Board (and if there are less than two Directors, a continuing Director or the Secretary) shall on receipt by the Company of the requisition to that effect from two or more Members forthwith proceed to convene a General Meeting (other than an annual general meeting) for a date not later than:

17.4.1                   twenty eight clear days after the receipt of such requisition if it is signed by less than two thirds in number of the Members; or

17.4.2                   fourteen clear days after the receipt of such requisition if it is signed by two thirds or more in number of the Members; or

17.4.3                   twenty one clear days after receipt of such requisition if the meeting is for any of the purposes referred to in Articles 18.1.2, 18.1.3, or 18.1.4.

Notice of General Meetings(1)

18.1              At least twenty one clear days’ notice in writing shall be given for:

18.1.1                   any annual general meeting;

18.1.2                   any meeting at which it is proposed to pass a special resolution or an elective resolution;

18.1.3                   any meeting at which it is proposed to pass a Resolution appointing a person as a Director;

18.1.4                   any meeting at which it is proposed to make, adopt or amend the Rules.

18.2              At least fourteen clear days’ notice in writing shall be given for any other General Meeting.

(1) By elective resolution passed at a General Meeting of Shareholders held on 3rd December 1998 it was resolved that the provisions of Section 369(4) and Section 378(3) of the Companies Act 1985 (as amended by the Companies Act 1989) are to have effect in relation to the Company as if, for the references, in those sections, to 95%, there were substituted references to 90%.

Accordingly any agreement of the members to the calling of a general meeting on short notice (Section 369) or to consider a special resolution at a General Meeting on short notice, requires the agreement of a majority of 90% (rather than 95%) in number, of the members having the right to attend and vote at a meeting.

19.                     The notice of a General Meeting shall specify the time and place of the meeting, the general nature of the business to be transacted and shall include a statement that a Member entitled to attend and vote is entitled to appoint one or two proxies to attend and vote instead of that Member and that a proxy need not also be a Member and, in the case of an annual general meeting, shall specify the meeting as such.

20.                     Notice of any General Meeting shall be given to the Special Shareholder, all the Members, any Successor of a Member and to each Director and the auditors.

21.                     The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any member or person entitled to receive notice shall not invalidate the proceedings at that meeting.

Proceedings at General Meetings

22.                     No business shall be transacted at any General Meeting unless a quorum is present. Save as otherwise provided in these Articles, two thirds in number of the Members who are present by a Representative or by proxy shall constitute a quorum for all purposes.

23.                     If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the Board may determine. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the notice of the meeting shall be deemed to be, and the meeting shall be, cancelled.

24.                     The Chairman, or, in his absence, a Director shall preside as chairman of the meeting. If none is willing to act as chairman, or if not present within fifteen minutes after the time appointed for holding the meeting, the Members present shall elect another Director or one of the Representatives of a Member who is present to be the chairman of the meeting.

25.                     Notwithstanding that he is not a Member, a Director shall be entitled to attend and speak at any General Meeting.

26.                     The chairman of the meeting may, with the consent of a General Meeting at which a quorum is present (and shall, if so directed by the meeting), adjourn the meeting from time to time and from place to place but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for thirty days or more notice shall be given in accordance with Article 18 specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

27.                     Except where the Act specifies that a particular resolution of the Company requires a greater majority, two-thirds of such Members who are present and who vote by their Representative or by proxy at a General Meeting of which notice has been duly given shall be required for the passing of all resolutions of the Company.

28.                     A resolution put to the vote of a General Meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, a poll is duly demanded. Subject to the provisions of the Act, a poll may be demanded:

28.1          by the chairman of the meeting; or

28.2          by at least two Members; and a demand by a person as Representative of or proxy for a Member shall be the same as a demand by the Member.

29.                     Unless a poll is duly demanded, a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously or by a particular majority or lost, or not carried by a particular majority, and an entry to that effect in the minutes of the General Meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

30.                     The demand for a poll may, before the poll is taken, be withdrawn, but only with the consent of the chairman of the meeting and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

31.                     A poll shall be taken as the chairman of the meeting directs and he may fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

32.1              A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time and place as the chairman of the meeting directs not being more than thirty days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

32.2              No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven clear days’ notice shall be given specifying the time and place at which the poll is to be taken.

33.                     A resolution in writing signed on behalf of all the Members by a Representative of each of them shall be as valid and effective as if it had been passed at a General Meeting duly convened by notice appropriate thereto and held. Any such resolution may consist of several documents in the like form each signed on behalf of one or more of the Members by a Representative of each of them.

Votes of Members

34.                     Every Member present at a General Meeting by a Representative or proxy shall have one vote whether on a show of hands or on a poll.

35.                     No objection shall be raised to the qualification of any Representative or proxy except at the General Meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

Representatives

36.1              Any director or the secretary of a Club shall be entitled to act as the Representative of the Club at, and for all the purposes of business at, any General Meeting. A Club may separately or additionally, by resolution of its directors, authorise any other person as it thinks fit (not being a director or the secretary as aforesaid) to act as the Representative of the Club at any General Meeting. The Board may require reasonable evidence of any such authorisation.

36.2              A Representative shall be entitled to exercise all the powers of a Member for whom he acts as Representative.

36.3              Each Club shall, on becoming a Member, or when so requested by the Secretary, give notice to the Secretary, setting out, in such order or priority as the Club shall determine, details of each of its directors, secretary and any other individual who has been authorised by the Club to act as its Representative at General Meetings and shall from time to time send to the Secretary details of any changes in such persons.

36.4              A Representative shall be entitled to attend and where appropriate vote at a General Meeting notwithstanding that the member of which he is the Representative has appointed a proxy to attend the same.

Proxies

37.1              An instrument appointing a proxy shall be in writing, signed on behalf of the Member by one of its directors or its secretary or any person authorised by the Member to sign the same and shall be in the usual common form or in such form as the Board shall approve.

37.2              Unless otherwise indicated on the instrument appointing the proxy, the proxy may vote or abstain from voting as such proxy shall think fit.

38.                     The instrument appointing a proxy and (where such instrument is not signed by a director or the secretary of a Member) a copy of the authority under which it is signed shall be in writing and may:

38.1                             be deposited at the League Office or with the Secretary at any time before the time of the General Meeting which the person or persons named in the instrument propose to attend unless otherwise specified in the notice convening such General Meeting; or

38.2                             in the case of a poll taken more than forty eight hours after it is demanded, be deposited as aforesaid after the poll has been demanded and before the time appointed for the taking of the poll; or

38.3                             where the poll is not taken forthwith but is taken not more than forty eight hours after it was demanded, be delivered at the General Meeting at which the poll was demanded to the chairman of the meeting or to the Secretary.

39.                     The chairman of the meeting may in his discretion permit the appointment of a proxy other than as provided herein if the circumstances arise which prevent a Member attending a General Meeting.

Voting

40.1              A maximum of two Representatives or proxies of a Club shall be entitled to attend General Meetings but, in the event that more than one of such Representatives or proxies shall attend then, whilst such Representatives or proxies shall be entitled to speak, only the Representative present who is senior in order of priority in the notice referred to in Article 36.3 or, (if no Representative but more than one proxy is present), only the first named proxy shall be entitled to vote at such General Meeting on behalf of the Club.

40.2              Unless otherwise agreed by the Board or by a majority of the Members present at any General Meeting, no other Representative, proxy or any other person representing a Club shall be entitled to attend General Meetings and in any event such person, shall not be entitled to speak thereat unless invited to do so by the chairman of the meeting.

41.                     A vote given or poll demanded by the Representative or proxy of a Member shall be valid notwithstanding the previous termination of the authority of the person voting or demanding a poll unless notice of such termination was received by the Company at the League Office (or at such other place at which the instrument of proxy was duly deposited) before the commencement of the General Meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the General Meeting or adjourned meeting) the time appointed for taking the poll.

Number and Appointment of Directors

42.                     The Board shall consist of not less than two and no more than three Directors one of whom shall be the Chairman (who shall be the chief executive officer) . A Director who is not the Chairman shall be non-executive.

43.                     A Director need not hold any shares of the Company to qualify him as a Director but he shall be entitled to attend and speak at all General Meetings.

44.                     No person shall be appointed or re-appointed as Chairman or as a Director except pursuant to a Resolution and unless:

44.1                             such person is proposed by the Board and notice of intention to propose such person is included in the notice of the General Meeting at which the Resolution is to be proposed; or

44.2                             where the General Meeting has already been convened, not less than fourteen and, where the General Meeting has not already been convened, not less than twenty two and, in any case not, more than thirty five clear days before the date appointed for a General Meeting, a notice signed by a Member has been given to the Company of the intention to propose that person for appointment or re-appointment; and

44.3                             in each case, appointment or re-appointment has been or is endorsed by the Special Shareholder (such endorsement not to be unreasonably withheld, refused or delayed).

45.                     The terms and conditions relating to the appointment or re-appointment of, and the remuneration and other terms and other conditions of service of, the Chairman or any other Director, shall be determined or confirmed by Resolution.

46.                     Subject to the requirements of the Act, and without prejudice to any claim or rights in respect of any breach of contract between the Company and such person, the Members may by Resolution terminate the appointment of the Chairman or of any Director (as the case may be).

Powers of the Board

47.                     Subject to the Memorandum and the Articles the affairs of the Company shall be managed by the Board subject always to any directions from time to time given and any policy resolved upon by the Members in General Meeting.

48.                     The Board shall:

48.1          manage the affairs of the Company including the operation of the League and the operation and implementation of the Rules;

48.2              exercise all powers of the Company but subject always to such powers of supervision and policy direction as the Members in General Meeting may from time to time exercise or give;

48.3              take such executive steps as it considers necessary to give effect to any policy resolved upon by the Members in General Meeting;

48.4              make such recommendations to the Members on such matters of importance to the Company as it considers appropriate; and

48.5              subject to the provisions of the Articles and the Act, determine any and all matters of procedure to be followed by the Company.

49.                     The Board shall not in relation to any dealings relating to television, broadcasting, sponsorship or like transactions or other matters materially affecting the commercial interests of the Members enter into any contract or agreement or conduct themselves in any way as would bind the Company to any contract or agreement without the prior authority or approval by Resolution of the Members.

50.                     No alteration of the Memorandum or the Articles nor any direction of the Members shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given.

Delegation of the Board’s Powers

51.                     The Board may delegate to the Chairman as the chief executive officer such of its powers as the Board considers desirable.

52.                     Any such delegate under Article 51 may be made subject to any conditions the Board or the Members by Resolution may impose, and either collaterally with or to the exclusion of the Board’s own powers and any such delegation may be revoked or altered.

53.                     The Board may appoint any person or group of persons (including any person who is a Representative of a Club) to carry out or undertake such specific duties for the Company with such powers and authority as it shall determine and, in relation thereto, the Board shall be entitled to remunerate or pay such fees to such person for such duties on such basis and on such terms and conditions, as the Board shall determine.

Borrowing Powers

54.                     The Board may with the prior approval or authority of a Resolution exercise all the powers of the Company to borrow or raise money and to mortgage or charge its assets and, subject to Section 80 of the Act, to issue debenture stock and other debt securities as security for any debt, liability or obligation of the Company or of any third party.

Disqualification and Removal of Directors

55.                     The office of a Director shall be vacated upon the happening of any of the following events:

55.1                             if he resigns his office by notice in writing under his hand to the Secretary sent to or left at the League Office;

55.2                             if he becomes bankrupt or makes any arrangement or composition with his creditors generally;

55.3                             if he is, or may be, suffering form mental disorder and either:

55.3.1                   he is admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or, in Scotland, an application for admission under the Mental Health (Scotland) Act 1984, or

55.3.2                   an order is made by a court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs;

55.4                             if he dies;

55.5                             if he ceases for any cause to hold office as Chairman

55.6                             if he ceases to be a Director by virtue of any provision of the Act or becomes prohibited bylaw from being a director;

55.7                             if he attains the age of 70.

56.1(2)In the event of a vacancy occurring on the Board, the continuing Director(s) shall forthwith convene a General Meeting for the purpose of appointing a Director to fill that vacancy and may appoint as a Director a person who is willing to act including as acting Chairman. An acting Director so appointed shall hold office until the General Meeting convened as aforesaid shall be held and if not reappointed thereat shall vacate office at the conclusion thereof.

56.2              Pending such General Meeting an acting Chairman or other Director (as the case may be) appointed as aforesaid shall be treated as and shall have all the powers and duties of the Chairman or Director (as the case may be) for all the purposes of the Articles.

Directors’ Expenses

57.                     A Director and any person appointed by the Board under Article 53 may be paid all reasonable travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of the Board or otherwise in connection with the discharge of their duties.

(2) By Resolution signed by all the Members on 11th March 1999 the words “(not then being on officer of a Club)” were deleted from this Article.

Directors’ Interests

58.                     Subject to the provisions of the Act and provided that he has disclosed to the Members the nature and extent of any material interest which he has, and obtained the consent of the Members by Resolution, a Director notwithstanding his office:

58.1                             may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

58.2                             may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and

58.3                             shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

59.                     For the purpose of Article 58:

59.1                             a general notice given to the Members that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and

59.2                             an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

Proceedings of the Board

60.                     Subject to the provisions of the Articles and the Rules, the Board may regulate its proceedings as it thinks fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Board. Any question arising at a meeting of the Board on which the Directors are not unanimous shall be referred to the Members at the next General Meeting.

61.                     The quorum for the transaction of the business of the Board shall be two Directors, one of which shall be the Chairman.

62.                     If the number of Directors is less than two, the continuing Director may act only for the purpose of calling a General Meeting or for the purposes referred to in Article 56.1.

63.                     The Chairman shall be the chairman of all meetings of the Board or in his absence one of the Directors present.

64.                     All acts done by a meeting of the Board, or by a person acting as a Director (as provided by the Articles) shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of the Director or such other person or that any of them was disqualified from holding office, or if a Director, had vacated office, or was not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and, if a Director, had continued to be a Director and had been entitled to vote.

65.                     A resolution in writing signed by the Directors shall be as valid and effective as if it had been passed at a meeting of the Board and may consist of several documents in the like form each signed by one of the Directors.

66.                     Without prejudice to Article 65, a meeting of the Board may consist of a conference between the Directors who are not in one place, but where each is able (directly or by telephonic communication) to speak to the other, and to be heard by the other simultaneously. A Director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. In relation to any meeting of the Board reference to the word “meeting” in the Articles shall be construed accordingly.

67.                     Unless authorised by a Resolution to do so, a Director shall not vote at any meeting of the Board or on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the Company but shall nevertheless be counted in the quorum of Directors present at that meeting.

Secretary

68.                     Subject to the provisions of the Act, the Secretary shall be appointed by the Board subject to ratification by the Members in General Meeting for such term, at such remuneration and upon such terms and conditions as the Board thinks fit and any Secretary so appointed may be removed by the Board or by Resolution of the Members.

Minutes

69.                     The Board shall cause minutes to be made in books kept for the purpose of all proceedings at General Meetings, of all Resolutions passed by the Members and of all meetings of the Board, including the names of the Directors present at each of such Board meetings. The Board shall cause all such minutes to be circulated to Members within fourteen days of the date of any such meeting.

Execution of Documents

70.                     The Seal shall only be used pursuant to the authority of the Board. The Board may determine who shall sign any instrument to which the Seal is affixed and unless otherwise so determined it shall be signed by the two Directors or one Director and the Secretary. Any document signed by two Directors or one Director and the

Secretary and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the Seal.

Dividends

71.1              No dividend shall be declared or paid in respect of any share except pursuant to a Resolution in General Meeting.

71.2              For the avoidance of doubt, Article 71.1 shall not affect the provisions relating to payments to Members in respect of broadcasting or sponsorship or other income received by the Company which shall be as laid down from time to time in the Rules and which shall be implemented by the Board in accordance with the Rules.

Accounts

72.                     No member or other person has any right to inspect any accounting record or book or document of the Company unless:

72.1          he is entitled by law;

72.2          he is authorised to do so by the Board; or 72.3 he is authorised to do so by a Resolution.

Notices

73.1              A notice calling a meeting of the Board need not be in writing.

73.2              Any other notice to be given to or by any person pursuant to the Articles shall be in writing.

74.                     Any notice or other document may be served or delivered by the Company on or to any Member or any Director either personally, or by sending it by post addressed to the Member or Director at his registered address or by facsimile transmission or electronic mail or other instantaneous means of transmission to the number or other transmission address or identification provided by the Member or the Director for this purpose, or by leaving it at its registered address addressed to the Member or the Director, or by any other means authorised in writing by the Member or Director concerned.

75.                     Any notice or other document, which is sent by post, shall be deemed to have been served or delivered twenty four hours after posting and, in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post. Any notice or other document left at a registered address otherwise than by post, or sent by facsimile transmission or electronic mail or other instantaneous means of transmission, shall be deemed to have been served or delivered when it was left or sent.

76                        Without prejudice to the provisions of Article 75 relating to service or delivery of any notice or document any notice or document not posted or delivered personally shall also be confirmed by sending or delivering a copy thereof by post or personally as provided in Article 74 but so that, in any such case, the accidental omission to so post or serve the same or non receipt of the same shall not invalidate the due service or delivery of the notice or other document in question.

77.                     A Member present, either by Representative or by proxy, at any General Meeting shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

78.                     A notice may be given by the Company to a Successor of a Member in consequence of the insolvency, administration or receivership of a Member, by sending or delivering it, in any manner authorised by the Articles for the giving of notice to a Member, addressed to the Member by name or to the Successor at the address, if any, within the United Kingdom supplied for that purpose by the Successor. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the insolvency, administration or receivership had not occurred.

Rules of The Football Association

79.                     The Company shall adhere to and comply with the Football Association Rules.

Winding Up

80.                     On the winding-up of the Company the surplus assets shall be applied first, in repaying to the Members the amount paid on their shares respectively and, if such assets shall be insufficient to repay the said amount in full, they shall be applied rateably.

81.                     If the surplus assets shall be more than sufficient to pay to the Members the whole amount paid upon their shares, the balance shall be paid over to The Football Association Benevolent Fund or to such other charitable or benevolent object connected with Association Football as shall be determined by Resolution at or before the time of winding-up and approved by The Football Association.

Indemnity

82.                     Subject to the provisions of the Act, but without prejudice to any indemnity to which a Director may otherwise be entitled, every Director or other officer or auditor of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

MISCELLANEOUS

POINTS BASED SYSTEM

GOVERNING BODY ENDORSEMENT REQUIREMENTS FOR PLAYERS

Introduction

The purpose of this document is to explain how football clubs in England seek to obtain Governing Body Endorsements (where necessary from The FA for individual players under Tiers 2 (Sportsperson) and 5 (Temporary Worker — Creative and Sporting) of the Home Office Points Based System (“PBS”) for the 2015/16 season.

Unless otherwise defined, capitalised terms are given the meanings set out in the Glossary on pages 2 to 5.

Consultation

The criteria set out in this document have been agreed by the Home Office following consultation between the Stakeholders.

Duration

The criteria set out in this document will apply for the 2015/2016 season and will be effective from 1st May 2015 through to 30th April 2016. The criteria will be reviewed in early 2016 in order that revised criteria may be issued by the 1st May 2016 to operate for season 2016/17.

GLOSSARY

Certificate of Sponsorship means a certificate assigned to a non-EU/EEA player by a club following the granting of a GBE for that player by The FA. Such a certificate will quote a unique reference number that links to information held by the Home Office about the individual’s job and personal details;

Competitive International Match means any match played in the following tournaments:

•                                FIFA World Cup Finals;

•                                FIFA World Cup Qualifying Groups;

•                                FIFA Confederations Cup; and

•                                Continental Cup Qualifiers and Finals, including but not limited to:

•             UEFA European Championships and Qualifiers;

•             CAF African Cup of Nations and Qualifiers;

•             AFC Asia Nations Cup and Qualifiers;

•             CONCACAF Gold Cup;

•             CONCACAF Copa Caribe;

•             UNCAF Nations Cup;

•             CONMEBOL Copa America; and

•             OFC Nations Cup;

Continental Competition means any of the following tournaments:

•                                the UEFA Champions League;

•                                the UEFA Europa League; and

•                                the Copa Libertadores de América

FIFA means the Fédération Internationale de Football Association;

FIFA Aggregated World Rankings means the aggregated rankings list for senior men’s international teams over the Reference Period that are published by The FA on a monthly basis following publication of the FIFA World Rankings. This list is available on www.thefa.com;

FIFA World Rankings means the rankings for senior international men’s teams published on the FIFA website www.fifa.com (these rankings can currently be found at http://www.fifa.com/fifa-world- ranking/ranking-table/men/);

Governing Body Endorsement or GBE means an endorsement issued by The FA to a club for a non- EU/EEA elite player who is internationally established at the highest level, whose employment will make a significant contribution to the development of football at the highest level in the UK and who intends to base himself in the UK;

Home Associations means The Scottish Football Association, the Football Association of Wales and The Irish Football Association;

Home Office means the department of the UK government responsible for immigration, counter- terrorism, police, drugs policy, and related science and research;

National Association means a football association that is a member of and recognised by FIFA;

Qualifying Transfers means all transfers to Premier League clubs in the previous two (2) transfer windows in respect of players submitted on Premier League squad lists. The Qualifying Transfers value will be provided by The FA directly to The Premier League and The Football League prior to each transfer window;

Qualifying Wages means the basic wages paid to the top 30 earners in each Premier League club at the closure of each transfer window prior to the date of the application. The value of Qualifying Wages will be provided by The FA directly to The Premier League and The Football League;

Reference Period means the twenty four (24) month period immediately preceding the date of the application for a Governing Body Endorsement unless the player is twenty one (21) or under at the time of the application for a Governing Body Endorsement when the reference period is reduced to the immediately preceding twelve (12) month period;

Relevant Interested Parties means an appropriate representative of the either The Premier League or The Football League (depending on the league in which the player plays) and the Professional Footballers’ Association;

Required Percentage means:

•                                for National Associations ranked between 1 and 10 of the FIFA Aggregated World Rankings, 30% and above;

•                                for National Associations ranked between 11 and 20 of the FIFA Aggregated World Rankings, 45% and above;

•                                for National Associations ranked between 21 and 30 of the FIFA Aggregated World Rankings, 60% and above; and for National Associations ranked between 31 and 50 of the FIFA Aggregated World Rankings, 75% and above;

Secondary League means:

•                                the 2 European leagues which are not Top Leagues but provide the next most players to the top twenty (20) squads in the FIFA Aggregated World Rankings at the relevant point in time; and

•                                the Central and South American league which is not a Top League but which provides the third most players to the top twenty (20) squads in the FIFA Aggregated World Rankings at the relevant point in time.

•                                A list setting out the Secondary Leagues will be published on The FA website www.thefa.com prior to each transfer window;

Secondary Percentage means:

•                                for National Associations ranked between 1 and 10 of the FIFA Aggregated World Rankings, 25% and above;

•                                for National Associations ranked between 11 and 15 of the FIFA Aggregated World Rankings, 30% and above;

•                                for National Associations ranked between 16 and 20 of the FIFA Aggregated World Rankings, 40% and above;

•                                for National Associations ranked between 21 and 25 of the FIFA Aggregated World Rankings, 45% and above;

•                                for National Associations ranked between 26 and 30 of the FIFA Aggregated World Rankings, 55% and above

•                                for National Associations ranked between 31 and 50 of the FIFA Aggregated World Rankings, 60% and above; and

•                                for National Associations ranked between 51 and 60 of the FIFA Aggregated World Rankings, 75% and above;

Sponsor means a Premier League or Football League club which has satisfied the Home Office criteria to assign Certificates of Sponsorship;

Stakeholders means The FA, The Premier League, The Football League, The Professional Footballers’ Association, and the Home Associations;

The FA means The Football Association Limited a company incorporated in England and Wales with registered number 00077797 and whose registered office is at Wembley Stadium, Wembley, London HA9 0WS, designated for these purposes as the “recognised governing body” which shall be represented by the head of Professional Football or their nominee;

The Football League means The Football League Limited a company incorporated in England and Wales with registered number 00080612 and whose registered office is at 5B Edward VII Quay, Navigation Way, Ashton on Ribble, Preston, PR2 2YF;

The Premier League means The Football Association Premier League Limited a company incorporated in England and Wales with registered company number 02719699 and whose registered office is at 30 Gloucester Place, London W1U 8PL;

The Professional Footballers’ Association means the PFA a company incorporated in England and Wales with registered company number 01088411 and whose registered office is at 20 Oxford Court, Manchester M2 3WQ;

Top League means:

•                                the six (6) European leagues which provide the most players to the top 20 squads in the FIFA Aggregated World Rankings at the relevant point in time; and

•                                the two (2) Central and South American leagues which provide the most players to the top twenty (20) squads in the FIFA Aggregated World Rankings at the relevant point in time.

•                                A list setting out the Top Leagues will be published on The FA website www.thefa.com prior to each transfer window;

Transfer Fee means the fixed, guaranteed element of a transfer fee and is taken from the transfer fee submitted by the club to The FA. For the avoidance of doubt, free transfers, players for whom the transfer fee consists of only training compensation and swap or multi-player deals are to be disregarded when calculating the transfer fee;

Unavailable for Selection means the player was not available to play due to injury or suspension and written evidence supporting this, setting out the games missed and the reason(s), has been provided by the player’s National Association or club doctor to The FA. For the avoidance of doubt, a player may not be classed as injured (and therefore Unavailable for Selection) if he was listed as a substitute in a match and was not used. Such matches may be counted as non-appearances when calculating the Required Percentage; and

Wages means the fixed, guaranteed element of the wages payable to the player and the figure is taken from the contract submitted by the applicant club to The FA.

1.                            GENERAL CONSIDERATIONS

1.1.                  Eligibility to become a Sponsor

In order to apply for a Governing Body Endorsement from The FA, an applicant club must hold a Sponsor’s licence under Tier 2 and/or Tier 5 of the PBS and thereby be eligible to assign Certificates of Sponsorship.

To be eligible to become a Sponsor and assign Certificates of Sponsorship a club must be a member of The Premier League or The Football League. A Sponsor’s licence issued under Tier 2 or Tier 5 is valid for a period of 4 years, after which time it may be renewed. Clubs should note that a Sponsor’s licence may be revoked at any time if the Sponsor is seen to be failing in its compliance with its duties. Where a Sponsor’s license is revoked, a player’s leave may be curtailed. This means that a player must make a change of employment application if they wish to remain in the UK.

1.2.                  Certificates of Sponsorship

A Certificate of Sponsorship will be assigned to a player by the club once The FA has confirmed that the application on behalf of the player has satisfied the requirements of a GBE. Any Certificate of Sponsorship assigned to a player must be submitted to The FA by the applicant club.

1.3.                  Length of Season

For the purposes of the PBS, the playing season for this sport is from August to May. This may vary slightly from season to season depending on the arrangement of the first and last matches.

1.4.                  International transfer windows

A club can apply for a Governing Body Endorsement at any time during the season and any application will be considered against the criteria set out below. Clubs should take into consideration the fact that a Governing Body Endorsement for a player, once issued, must be used within two months, unless that club has the express approval of The FA.

2.                            OBTAINING A GOVERNING BODY ENDORSEMENT UNDER THE PBS

2.1.                  Criteria under which a Governing Body Endorsement will automatically be granted

The FA will automatically grant a player a GBE under either Tier 2 or Tier 5 if the applicant club is able to show* that that player has participated in the Required Percentage** of senior Competitive International Matches*** played by that player’s National Association during the Reference Period.

Notes:

*                               The applicant club must provide written confirmation setting out all matches (including Competitive International Matches, friendlies and any other international matches that the player was involved in) in which the player:

•             took part;

•             was Unavailable for Selection; and

•             did not take part but was not Unavailable for Selection.

•             An applicant club should obtain such confirmation from the player’s National Association. If the relevant National Association is not able to confirm this, this fact should be confirmed by the applicant club to The FA. At which stage, The FA will seek to independently verify this information through its own sources. The responsibility lies with the applicant club to provide this information where it is able to do so. A decision will not be made until this process has been completed and any relevant supporting evidence is submitted.

**                        In calculating the Required Percentage, any Competitive International Matches for which the player was Unavailable for Selection are to be excluded.

***                 If less than 30% of a National Association’s matches during the Reference Period are Competitive International Matches, friendly matches will be included in the calculation.

2.2.                  Discretionary criteria under which a Governing Body Endorsement will be granted

If a player does not meet the automatic criteria set out above, an applicant club can request that an Exceptions Panel consider the player’s experience and value in order to determine whether a Governing Body Endorsement should nevertheless be granted.

The applicant club must make the request for an Exceptions Panel to the Registrations Team at The FA and The FA will then appoint an Exceptions Panel in accordance with the below:

•                                The Exceptions Panel will be made up of three (3) members who will be appointed by The FA.

•                                The three (3) member Exceptions Panel will be constituted as follows:

•             an independent, legally qualified Chair; and

•             two (2) additional independent panel members having relevant experience at the top level of the game.

•                                No individual who would objectively be considered to have a current association with the applicant club will be appointed to the Exceptions Panel.

•                                Where there may be an actual or perceived conflict of interest, the panel member must declare this to the Chairman at the earliest opportunity and, in any event, in advance of the determination of the case. The Chairman will then decide whether that Exceptions Panel member is eligible to participate and vote. If the Chairman decides in his absolute discretion that the panel member cannot participate in the Exceptions Panel, the Chairman will notify The FA of this fact and The FA will then appoint a replacement panel member.

•                                The FA will provide appropriate secretariat support.

•                                The Exceptions Panel can request any further information from the Secretariat or the applicant club that it deems necessary in its absolute discretion in order to make its decision. Where it is able to do so, the applicant club or the Secretariat will supply this information to the Exceptions Panel within a reasonable timescale.

•                                The Exceptions Panel will consider the case following the procedures and guidance set out in the Appendix to this document.

•                                Written submissions may be made by interested parties in advance of the Exceptions Panel determination.

•                                The Exceptions Panel will make its decision based on the papers submitted to it and will only hear oral evidence for cases falling within the secondary review criteria (as set out in the Appendix) and only then in its absolute discretion.

•                                The Exceptions Panel will make its decision by a simple majority with the Chairman having a casting vote. All Exceptions Panel members must vote.

•                                Written reasons for the decision will be supplied by the Exceptions Panel to the applicant club and made available on a confidential basis to all Stakeholders save that the Stakeholders may disclose previous examples on an anoymised basis to assist applicants.

•                                If a club has made an application that was unsuccessful following a decision of the Exceptions Panel, a further Exceptions Panel cannot be requested for the same player within four months of the original Exceptions Panel date.

2.3.                  Other requirements of the PBS

Please note, in order to secure leave to remain under Tiers 2 and 5 of the PBS, in addition to securing a GBE and being assigned with a Certificate of Sponsorship, an individual will also have to meet other criteria set by the Home Office. For example, applications under Tier 2 will have to be supported by evidence that the player has met the English language requirement set by the Home Office.

3.                   CONSIDERATIONS ONCE A GOVERNING BODY ENDORSEMENT HAS BEEN GRANTED

3.1.         Length of issue

Governing Body Endorsements can only be issued for the following periods:

Tier 5 (Temporary Worker -
	Tier 2 (Sportsperson)	Creative and Sporting)

Initial Application	The shorter of: • three (3) years; OR • the length of the player’s contract.	The shorter of: • twelve (12) months; OR • the length of the player’s contract

Extension	• The shorter of: • three (3) years; OR • the length of the player’s contract.

If the initial application was granted for less than twelve (12) months, an in country extension can be granted to top up the period to twelve (12) months in total. For example, a player granted a six (6) month approval can apply for an extension in country of up to another six (6) months. If a club wishes to employ a player for a period of longer than twelve (12) months, the player has to return overseas to make a new application and obtain entry clearance for a further twelve (12) month period under Tier 5.

3.2.         Extension Applications

If a club wishes to retain the services of a player beyond the period of his GBE, the club must submit a new application before the player’s leave to remain expires. If the player satisfies the automatic criteria for endorsement (as set out at 2.1 above), a GBE will be granted. If the automatic criteria (at 2.1) are not satisfied, The FA will at that stage consult with Relevant Interested Parties by email and in doing so will provide any details put forward by the club in favour of that individual. If a majority of The FA and the Relevant Interested Parties recommend that a GBE should be granted, a GBE will be issued. If a majority recommendation for approval is not given, a GBE will not be granted.

3.3.         Switching from Tier 5 to Tier 2 of the PBS

A player can enter under Tier 5 (if he is unable to meet the English language requirement set by the Home Office) and then apply in country (provided this is within the first 12 months) to switch to Tier 2 once he has passed the English language test. To do this, the club will need to submit a new application for a GBE so that a new Certificate of Sponsorship under Tier 2 can be assigned by the club. The new application will need to be supported by a notification of pass or pass certificate at the agreed level from an accredited English Language Test Centre.

Where a player wishes to switch from Tier 5 to Tier 2 and satisfies the automatic criteria for endorsement (as set out at 2.1 above) at the time at which the application to switch is made, a GBE will be granted. Where the player does not meet the automatic criteria (at 2.1), the application will be dealt with by email consultation between The FA and the Relevant Interested Parties who will consider any information put forward by the club in the player’s favour. If a majority of The FA and the Relevant Interested Parties recommend that a GBE should be granted, a GBE will be issued. If a majority recommendation for approval is not given, a GBE will not be granted.

3.4.         Change of club

A club wishing to sign a player who has been granted a Governing Body Endorsement through another club must submit a new application for a GBE to The FA. If the player meets the automatic criteria (as set out at 2.1 above), a GBE will be granted. Where the player does not meet the automatic criteria (at 2.1), the application will be dealt with by email consultation between The FA and the Relevant Interested Parties who will consider any information put forward by the club in the player’s favour. If a majority of The FA and the Relevant Interested Parties recommend that a GBE should be granted, a GBE will be issued. If a majority recommendation for approval is not given, a GBE will not be granted.

3.5.         Temporary transfer of player’s registration (loans)

For the purpose of a Governing Body Endorsement, loans are defined as temporary transfers which do not extend beyond the end of the season in which the registration is temporarily transferred. Loans are only permissible within the player’s current period of approval and should not be used to avoid making extension or change of employment applications.

•                       Temporary transfer to another club

If a player on a Certificate of Sponsorship is moving to another club either in the UK or abroad on a loan basis, the player’s parent club must notify the Home Office of the temporary transfer and change of location via the Sponsor Management System for players with approval under the PBS.

For the duration of the loan period, the loaning club retains overall responsibility for the player as his employer and Sponsor and the player is granted permission to move temporarily under the provisions of his current leave, provided that the Certificate of Sponsorship assigned by the loaning club is valid for the duration of the loan period. This means that where the loan is to another club within England, neither the parent club nor the loanee club has to submit a new application for a GBE to The FA. Where the loan is to a club within another Home Association, the player will have to satisfy that Home Association’s governing body endorsement process.

When the player returns to his parent club after the loan period, the player does not need to be assessed again against the entry criteria and may simply resume his employment with his original club (provided that his Governing Body Endorsement remains valid beyond the date of his return), on the basis that the player has an existing Certificate of Sponsorship and has already met the entry requirements at the beginning of his employment with that club.

•                       Making a temporary transfer permanent

Where the temporary transfer is to another club within England, if the loan is later made permanent, the new club will, at that time, have to make a fresh application for a GBE on behalf of the player. Clubs should note that the new application for a GBE and Certificate of Sponsorship must be fully completed before the player can play as a permanent employee of the new club.

Temporary transfer from a club outside England to a club within England

Any player joining an English club on loan from a club outside of England (including the Home Associations) must meet the requirements for either automatic or non- automatic endorsement (as set out 2.1 and 2.2 above) and therefore an application must be submitted to The FA.

3.6.         Contract changes or re-negotiation during the period of approval

Where a club wishes to make significant changes to the terms and conditions of the player’s contract, for instance to improve his salary or length of contract part-way through his period of endorsement, the club must notify the Home Office of this via the Sponsor Management System for players with approval under the PBS.

If a new application is required and the player satisfies the automatic criteria for endorsement (as set out at 2.1 above), a GBE will be granted. Where the player does not meet the automatic criteria (at 2.1), the application will be dealt with by email consultation between The FA and the Relevant Interested Parties who will consider any information put forward by the club in the player’s favour. If a majority of The FA and the Relevant Interested Parties recommend that a GBE should be granted, a GBE will be issued. If a majority recommendation for approval is not given, a GBE will not be granted.

3.7.         Ceasing the employment of a player

If a club ceases to employ a player granted a Governing Body Endorsement prematurely, the club must inform the Home Office.

3.8.         Trial arrangements

Governing Body Endorsements will not be issued to clubs for the purpose of having players to trial with them. Clubs may wish to approach the UK Visas and Immigration (UKVI) contact centre on 0300 123 2241 for further information should they wish to consider taking a non-European Economic Area (EEA) player on trial.

4.                   FEES

An administration fee of £500 plus VAT will be charged for each application for a GBE. The cost of referring an application to an Exceptions Panel will be £5,000 plus VAT to cover the fees and travel of the Exceptions Panel. Each club will meet its own costs.

5.                   STATUS OF GUIDANCE

This guidance should be used in conjunction with the relevant advice issued by the Home Office. The FA is not registered to give advice on immigration routes or processes or to advise on an individual’s immigration status. Information on aspects of immigration policy and law can be found on the Home Office website at www.gov.uk/browse/visas-immigration or you may wish to seek advice from an Office of the Immigration Services Commissioner (OISC) registered advisor or someone who is otherwise exempt from such a registration requirement, for example, a qualified solicitor.

Clubs are advised to allow sufficient time for entry clearance or leave to remain to be granted. The time taken may vary depending upon where the player is making his application from. A guide to visa processing times is available on the Home Office website at: www.gov.uk/visa-processing-times. Please note that an individual’s personal and immigration history may be taken into account when their application is being considered.

6.                   FURTHER INFORMATION

This guidance is available on The FA website at the following link:

http://www.thefa.com/football-rules-governance/more/player-registrations.

7.                   CONTACTS

For any queries regarding the Governing Body Endorsement criteria or to discuss the application process for football, please contact:

Laura Taylor

Registrations Officer (PBS)

The Football Association

Wembley Stadium

PO Box 1966

London

SW1P 9EQ

Tel: 0844 980 8200 # 4629

Mob: 07984 648301 (for urgent PBS matters only) Laura.Taylor@TheFA.com

Please note that if your query extends beyond football and into immigration, you will be directed to the Home Office.

8.                   HOME OFFICE HELP

If you are an employer or Sponsor and have a general query about the Sponsor application process or for specific enquiries regarding individual applications or about the migrant application process, please contact UK Visas and Immigration (UKVI) on 0300 123 2241.

For any technical problems with the Sponsor Management System (SMS), please call the SMS helpline on 0114 207 2900.

APPENDIX

EXCEPTIONS PANEL PROCEDURES

1.                   INTRODUCTION

The Exceptions Panel will review the player’s experience and value in accordance with the below review criteria. Points will only be awarded in the circumstances identified. For the avoidance of doubt, the Exceptions Panel is under no obligation to issue a Governing Body Endorsement even when the relevant points threshold is crossed. The Exceptions Panel may take into account other circumstances or facts that, even though the player has achieved four (4) points or more, suggest a GBE should not be granted. In such cases the Exceptions Panel shall set out its reasons to the applicant and the Stakeholders. The final decision regarding a Governing Body Endorsement rests with the Exceptions Panel.

2.                   PRIMARY REVIEW CRITERIA

At the first stage of the Exceptions Panel’s review, the Exceptions Panel will consider objective criteria to assess the experience and financial value of a player that does not meet the automatic criteria. The Exceptions Panel will grant points in accordance with the below:

Criteria	Points

The value of the Transfer Fee being paid for the player is above the 75th percentile of Qualifying Transfers	3 points

The value of the Transfer Fee being paid for the player is between the 50th and 75th percentile (inclusive) of Qualifying Transfers	2 points

The Wages being paid to the player by the applicant club are above the 75th percentile of Qualifying Wages	3 points

The Wages being paid to the player by the applicant club are between the 50th and 75th percentile (inclusive) of Qualifying Wages	2 points

The player’s current club is in a Top League and the player has played in 30% or more of the available domestic league minutes	1 point

The player’s current club has played in the group stages or onwards of a Continental Competition within the last 12 months and the player has played in 30% or more of the available domestic league minutes

1 point

Outcome

If a player scores four (4) points or more, the Exceptions Panel may recommend that a GBE is granted but is not obliged to do so.

3.                   SECONDARY REVIEW CRITERIA (PLAYERS SCORING LESS THAN 4 POINTS AT THE PRIMARY REVIEW STAGE)

If a player does not fulfill the primary review criteria, the Exceptions Panel will then conduct a mixed objective and subjective review in accordance with the below.

In the majority of cases the Exceptions Panel will consider the secondary review criteria on the basis of the papers presented to it. Given the partly subjective nature of the secondary review, an applicant club will be permitted to request that the Exceptions Panel hear oral submissions but the Exceptions Panel is under no obligation to do so.

OBJECTIVE CRITERIA

Prior to considering any relevant subjective factors, the Exceptions Panel will first consider the below objective criteria:

Criteria	Points

The value of the Transfer Fee being paid for the player is within 20% of the 75th and 50th percentile of Qualifying Transfers	1 point

The Wages being paid to the player by the applicant club are within 20% of the 75th and 50th percentile of Qualifying Wages	1 point

The player’s current league club is in a Secondary League and the player has played in at least 30% of the available domestic league minutes	1 point

The player’s current club has played in the final qualification rounds of a Continental Competition within the last 12 months and the player has played in at least 30% of the available domestic league minutes

1 point

The applicant club is able to show* that the player has participated in the Secondary Percentage** of senior Competitive International Matches*** played by that player’s National Association during the Reference Period

OR The player’s National Association was a semi-finalist in the Asian Cup or African Cup of Nations in the immediately preceding 12 months of the date of the application for a GBE. If the National Association is ranked outside the top 60 in the FIFA Aggregated World Rankings at the time of the application, the club must be able to show* that the player participated in 75% or more** of the Competitive International Matches*** played by the National Association during the Reference Period

1 point

Notes:

*                      The applicant club must provide written confirmation setting out all matches (including Competitive International Matches, friendlies and any other international matches that the player was involved in) in which the player:

•                  took part;

•                  was Unavailable for Selection; and

•                  did not take part but was not Unavailable for Selection.

An applicant club should obtain such confirmation from the player’s National Association. If the relevant National Association is not able to confirm this, this fact should be confirmed by the applicant club to The FA. At which stage, The FA will seek to independently verify this information through its own sources. The responsibility lies with the applicant club to provide this information where it is able to do so. A decision will not be made until this process has been completed and any relevant supporting evidence is submitted.

**               In calculating the Secondary Percentage (or other relevant percentage), any Competitive International Matches for which the player was Unavailable for Selection are to be excluded.

***        If less than 30% of a National Association’s matches during the Reference Period are Competitive International Matches, friendly matches will be included in the calculation.

SUBJECTIVE CRITERIA

The Exceptions Panel may then take into account any subjective criteria that it deems appropriate in its absolute discretion when deciding whether to award a Governing Body Endorsement at the secondary review stage.

Subjective criteria that the Exceptions Panel may take into account include but are not limited to:

•                       Players for whom no transfer fee is payable under the primary review criteria may be ascribed a ‘virtual’ transfer value under the secondary review criteria on such basis that the Exceptions Panel considers appropriate and, if so, the appropriate number of points will then be awarded.

•                       In the event that the player satisfies some of the automatic criteria for a Governing Body Endorsement (as set out under 2.1 (Criteria under which a Governing Body Endorsement will automatically be granted)) or the primary review criteria, the degree to which the player exceeds these criteria will be considered.

•                       The reasons why the automatic criteria (as set out under paragraph 2.1 (Criteria under which a Governing Body Endorsement will automatically be granted) above), primary review criteria or objective secondary review criteria were not met will be considered.

Outcome

If a player scores a cumulative total of 5 points or more taking into account his score on both the primary review criteria and the secondary review criteria, the Exceptions Panel may recommend that a GBE is granted but is not obliged to do so. The Exceptions Panel may also take into account the subjective criteria and other circumstances or facts that, even though the player has achieved five (5) points or more, lead it to conclude a GBE should not be granted.

If player scores a cumulative total of less than 5 points taking into account the primary review criteria and the secondary review criteria, the Exceptions Panel is guided to recommend a GBE is not granted. The Exceptions Panel may also take into account the subjective criteria and other circumstances or facts that, even though the player has scored less than five (5) points, lead it to conclude a GBE should be granted.

4. THIRD STAGE REVIEW

If a player does not met the above primary review or secondary review criteria, the Exceptions Panel will consider any highly extenuating circumstances that are presented (in writing only) on behalf of that player and the applicant club. This will include consideration of extraordinary events or circumstances beyond the player’s or the National Association’s control.

CONSTITUTION OF THE PROFESSIONAL FOOTBALL
NEGOTIATING AND CONSULTATIVE COMMITTEE
(ENGLAND AND WALES)

Title

1.                   The committee shall be called the Professional Football Negotiating and Consultative Committee (P.F.N.C.C.).

Membership

2.                   The committee shall consist of

(a)              four representatives from the Professional Footballers’ Association;

(b)              two representatives from The Football League Limited;

(c)               two representatives from The FA Premier League Limited;

(d)              one representative from The Football Association Limited;

(e)               the Chief Executive/Officers of each of the four bodies listed above.

Scope

3.                   The committee shall have within its scope Professional Association Football Players employed by clubs in membership of The Football League Limited and The FA Premier League Limited.

Function

4.                   The function of the committee shall be:

(a)              to consider questions concerning players’ remuneration and other terms and conditions of employment, including contractual obligations, minimum pay, bonuses governed by League rules, pensions, fringe benefits, holidays, standard working conditions and insurance, as well as procedural matters involving the negotiating machinery, and the contract appeals machinery. This should not be regarded as an exhaustive list. No major changes in the regulations of the Leagues affecting a player’s terms and conditions of employment shall take place without full discussion and agreement in the P.F.N.C.C.;

and

(b)              to facilitate consultation between the parties on any matter relating to professional Association Football upon which any of the parties considers that the view of the P.F.N.C.C. would be desirable to help further the best interests of the game.

Chairman

5.                   (a)              The committee shall appoint an independent chairman.

(b)              In the event of the unavoidable absence of the independent chairman, a meeting may be chaired by a member of the Committee by agreement of all the four bodies listed in Clause 2.

Secretary

6.                   (a)              The Secretary of the Football League and the Chief Executive of the Professional Footballers’ Association shall act as joint secretaries of the P.F.N.C.C.

(b)              The administration and secretarial services to be provided by The Football League.

Executive Officer

7.                   The persons listed in clause 2(e) above shall meet as and when necessary and in any event shall meet before any meeting of the P.F.N.C.C. in order to give preliminary consideration to items which are to appear on the Agenda for the next P.F.N.C.C. meeting.

Meetings

8.                   (a)              There shall be four ordinary meetings of the P.F.N.C.C. each year. They shall take place on the first Thursday in July, October and April, and the second Thursday in January.

At least 14 days’ notice of an ordinary meeting shall be given and the business of the meeting shall be stated in the notice.

(b)              Special meetings may be called at the discretion of the chairman at the request of any member. At least seven days’ notice of such meetings shall be given and the business of the meeting shall be stated in the notice.

(c)               Other parties may be invited to attend any meeting of the P.F.N.C.C. at the request of any member and at the Chairman’s discretion. The Chairman shall also be empowered to invite third parties to any meeting following consultation with the members.

(d)              The Football League and The FA Premier League shall communicate with those clubs employing the representatives of the Professional Footballers’ Association, and their deputies, and request that such representatives and deputies be given reasonable facilities to attend meetings of the P.F.N.C.C.

Minutes

9.                   Full minutes of all meetings shall be drafted by the joint secretaries and chairman.

Resolution of differences

10.            (a)              It shall be the duty of the members of the committee to take all reasonable steps to ensure the acceptance of agreements reached. Where appropriate, any of the bodies listed in Clause 2 may seek the assistance of the chairman in expounding and explaining agreements reached.

(b)              The parties to any dispute may by agreement seek the advice of the chairman on any matter before the committee.

(c)               The parties to any dispute may by agreement seek independent arbitration by the Conciliation and Arbitration Service or any other agreed independent arbitrator.

Sub-Committees

11.            The committee shall have power to set up such sub-committees or joint working parties not restricted to members of the committee as it considers necessary. Full minutes of sub-committee meetings shall be kept and appended to minutes of meetings of the P.F.N.C.C. for distribution to members.

Finance

12.            (a)              Each of the bodies listed in Clause 2 shall be responsible for meeting the expenses of its representative(s) for attending meetings.

(b)              The expenses of the chairman shall be shared equally by the bodies listed in Clause 2.

(c)               Any other expense shall be shared equally by the bodies listed in Clause 2, including the charges of The Football League Ltd for secretarial services.

Amendment of constitution

13.            Alteration in the constitution of the committee shall only be considered at a meeting called specifically for that purpose and notice of any proposed alteration shall be given in writing 28 days previous to such meeting. Any alteration to the constitution shall only take effect after approval to it has been given by each of the bodies listed in Clause 2.

Press notice

14.            After each meeting, where appropriate, an agreed press statement shall be made available and members shall refrain from any critical comment in the press, radio or on television.

Status of constitution

15.            This constitution shall be presented to the next general meeting of the bodies listed in Clause 2. If approved by each of them it shall be regarded as an agreement binding on each and all of them and shall be appended to the rules of each body.

STATISTICS

PREMIER LEAGUE TABLE

SEASON 2014/15

			HOME					AWAY
POS.	CLUB	Pld	W	D	L	GF	GA	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	15	4	0	36	9	11	5	3	37	23	41	87
2	Manchester City	38	14	3	2	44	14	10	4	5	39	24	45	79
3	Arsenal	38	12	5	2	41	14	10	4	5	30	22	35	75
4	Manchester United	38	14	2	3	41	15	6	8	5	21	22	25	70
5	Tottenham Hotspur	38	10	3	6	31	24	9	4	6	27	29	5	64
6	Liverpool	38	10	5	4	30	20	8	3	8	22	28	4	62
7	Southampton	38	11	4	4	37	13	7	2	10	17	20	21	60
8	Swansea City	38	9	5	5	27	22	7	3	9	19	27	-3	56
9	Stoke City	38	10	3	6	32	22	5	6	8	16	23	3	54
10	Crystal Palace	38	6	3	10	21	27	7	6	6	26	24	-4	48
11	Everton	38	7	7	5	27	21	5	4	10	21	29	-2	47
12	West Ham United	38	9	4	6	25	18	3	7	9	19	29	-3	47
13	West Bromwich Albion	38	7	4	8	24	26	4	7	8	14	25	-13	44
14	Leicester City	38	7	5	7	28	22	4	3	12	18	33	-9	41
15	Newcastle United	38	7	5	7	26	27	3	4	12	14	36	-23	39
16	Sunderland	38	4	8	7	16	27	3	9	7	15	26	-22	38
17	Aston Villa	38	5	6	8	18	25	5	2	12	13	32	-26	38
18	Hull City	38	5	5	9	19	24	3	6	10	14	27	-18	35
19	Burnley	38	4	7	8	14	21	3	5	11	14	32	-25	33
20	Queens Park Rangers	38	6	5	8	23	24	2	1	16	19	49	-31	30

PREMIER LEAGUE ATTENDANCES

SEASON 2014/15

Club	Pld	Average	Aggregate	Utilisation	Max	Opposition
Arsenal	19	59,992	1,139,843	99.5%	60,081	v Liverpool
Aston Villa	19	34,133	648,518	80.0%	41,273	v Manchester United
Burnley	19	19,149	363,830	89.5%	21,385	v Manchester United
Chelsea	19	41,546	789,380	99.4%	41,629	v Burnley
Crystal Palace	19	24,388	463,367	97.3%	25,197	v Everton
Everton	19	38,406	729,714	97.1%	39,621	v Liverpool
Hull City	19	23,350	443,656	91.9%	24,742	v Liverpool
Leicester City	19	31,698	602,265	98.1%	32,021	v Chelsea
Liverpool	19	44,675	848,823	98.5%	45,035	v Stoke City
Manchester City	19	45,345	861,559	97.2%	45,919	v Southampton
Manchester United	19	75,335	1,431,362	99.6%	75,454	v West Bromwich Albion
Newcastle United	19	50,500	959,494	96.4%	52,347	v Everton
Queens Park Rangers	19	17,808	338,350	98.9%	18,103	v Manchester United
Southampton	19	30,652	582,394	94.3%	31,723	v Liverpool
Stoke City	19	27,081	514,547	97.6%	27,602	v Liverpool
Sunderland	19	43,157	819,985	88.6%	47,563	v Newcastle United
Swansea City	19	20,561	390,655	98.7%	20,828	v Liverpool
Tottenham Hotspur	19	35,769	679,612	98.6%	36,130	v Liverpool
West Bromwich Albion	19	25,035	475,661	94.7%	26,699	v Leicester City
West Ham United	19	34,682	658,967	98.1%	34,960	v Arsenal

TOTAL	380	36,163	13,741,982	95.9%

PREMIER LEAGUE RESULTS

SEASON 2014/15

	Arsenal	Aston Villa	Burnley	Chelsea	Crystal Palace	Everton	Hull City	Leicester City	Liverpool	Manchester City	Manchester United	Newcastle United	Queens Park Rangers	Southampton	Stoke City	Sunderland	Swansea City	Tottenham Hotspur	West Bromwich Albion	West Ham United
Arsenal		5-0	3-0	0-0	2-1	2-0	2-2	2-1	4-1	2-2	1-2	4-1	2-1	1-0	3-0	0-0	0-1	1-1	4-1	3-0
Aston Villa	0-3		0-1	1-2	0-0	3-2	2-1	2-1	0-2	0-2	1-1	0-0	3-3	1-1	1-2	0-0	0-1	1-2	2-1	1-0
Burnley	0-1	1-1		1-3	2-3	1-3	1-0	0-1	0-1	1-0	0-0	1-1	2-1	1-0	0-0	0-0	0-1	0-0	2-2	1-3
Chelsea	2-0	3-0	1-1		1-0	1-0	2-0	2-0	1-1	1-1	1-0	2-0	2-1	1-1	2-1	3-1	4-2	3-0	2-0	2-0
Crystal Palace	1-2	0-1	0-0	1-2		0-1	0-2	2-0	3-1	2-1	1-2	1-1	3-1	1-3	1-1	1-3	1-0	2-1	0-2	1-3
Everton	2-2	3-0	1-0	3-6	2-3		1-1	2-2	0-0	1-1	3-0	3-0	3-1	1-0	0-1	0-2	0-0	0-1	0-0	2-1
Hull City	1-3	2-0	0-1	2-3	2-0	2-0		0-1	1-0	2-4	0-0	0-3	2-1	0-1	1-1	1-1	0-1	1-2	0-0	2-2
Leicester City	1-1	1-0	2-2	1-3	0-1	2-2	0-0		1-3	0-1	5-3	3-0	5-1	2-0	0-1	0-0	2-0	1-2	0-1	2-1
Liverpool	2-2	0-1	2-0	1-2	1-3	1-1	0-0	2-2		2-1	1-2	2-0	2-1	2-1	1-0	0-0	4-1	3-2	2-1	2-0
Manchester City	0-2	3-2	2-2	1-1	3-0	1-0	1-1	2-0	3-1		1-0	5-0	6-0	2-0	0-1	3-2	2-1	4-1	3-0	2-0
Manchester United	1-1	3-1	3-1	1-1	1-0	2-1	3-0	3-1	3-0	4-2		3-1	4-0	0-1	2-1	2-0	1-2	3-0	0-1	2-1
Newcastle United	1-2	1-0	3-3	2-1	3-3	3-2	2-2	1-0	1-0	0-2	0-1		1-0	1-2	1-1	0-1	2-3	1-3	1-1	2-0
Queens Park Rangers	1-2	2-0	2-0	0-1	0-0	1-2	0-1	3-2	2-3	2-2	0-2	2-1		0-1	2-2	1-0	1-1	1-2	3-2	0-0
Southampton	2-0	6-1	2-0	1-1	1-0	3-0	2-0	2-0	0-2	0-3	1-2	4-0	2-1		1-0	8-0	0-1	2-2	0-0	0-0
Stoke City	3-2	0-1	1-2	0-2	1-2	2-0	1-0	0-1	6-1	1-4	1-1	1-0	3-1	2-1		1-1	2-1	3-0	2-0	2-2
Sunderland	0-2	0-4	2-0	0-0	1-4	1-1	1-3	0-0	0-1	1-4	1-1	1-0	0-2	2-1	3-1		0-0	2-2	0-0	1-1
Swansea City	2-1	1-0	1-0	0-5	1-1	1-1	3-1	2-0	0-1	2-4	2-1	2-2	2-0	0-1	2-0	1-1		1-2	3-0	1-1
Tottenham Hotspur	2-1	0-1	2-1	5-3	0-0	2-1	2-0	4-3	0-3	0-1	0-0	1-2	4-0	1-0	1-2	2-1	3-2		0-1	2-2
West Bromwich Albion	0-1	1-0	4-0	3-0	2-2	0-2	1-0	2-3	0-0	1-3	2-2	0-2	1-4	1-0	1-0	2-2	2-0	0-3		1-2
West Ham United	1-2	0-0	1-0	0-1	1-3	1-2	3-0	2-0	3-1	2-1	1-1	1-0	2-0	1-3	1-1	1-0	3-1	0-1	1-1

PLAYER APPEARANCES AND GOALS

SEASON 2014/15

		Sub	Sub
Arsenal	P	P	NP	GS
Ajayi, Oluwasemilogo
Adesewo Ibidapo	0	0	3	0
Akpom, Chuba	0	3	2	0
Armando De Abreu, Gabriel	4	2	7	0
Arteta Amatriain, Mikel	6	1	1	0
Bellerin, Hector	17	3	10	2
Campbell, Joel	0	4	10	0
Cazorla, Santiago	33	4	1	7
Chambers, Calum	17	6	3	1
Coquelin, Francis	19	3	6	0
Debuchy, Mathieu	10	0	1	1
Diaby, Vassiriki Abou	0	0	1	0
Flamini, Mathieu	15	8	9	1
Gibbs, Kieran James Ricardo	18	4	13	0
Giroud, Olivier	21	6	0	14
Koscielny, Laurent	26	1	3	3
Macey, Matthew Ryan	0	0	3	0
Maitland-Niles, Ainsley	0	1	3	0
Martinez, Damian Emiliano	3	1	12	0
Mertesacker, Per	35	0	2	0
Monreal, Ignacio	26	2	5	0
Ospina, David	18	0	5	0
Oxlade-Chamberlain, Alexander
Mark David	17	6	1	1
Ozil, Mesut	21	1	1	4
Podolski, Lukas	0	7	9	0
Ramsey, Aaron James	23	6	1	6
Rosicky, Tomas	5	10	15	2
Sanchez, Alexis	34	1	1	16
Sanogo, Yaya	2	1	3	0
Szczesny, Wojciech Tomasz	17	0	17	0
Walcott, Theo James	4	10	11	5
Welbeck, Daniel	18	7	1	4
Wilshere, Jack Andrew	9	5	3	2

		Sub	Sub
Aston Villa	P	P	NP	GS
Agbonlahor, Gabriel	30	4	0	6
Bacuna, Leandro Jones Johan	10	9	15	0
Baker, Nathan Luke	8	3	5	0
Bent, Darren Ashley	0	7	4	0
Benteke, Christian	26	3	0	13
Calder, Riccardo	0	0	1	0
Cissokho, Aly	24	1	2	0
Clark, Ciaran	22	3	4	1
Cleverley, Thomas William	31	0	2	3
Cole, Joseph John	3	9	8	1
Delph, Fabian	27	1	0	0
El Ahmadi Aroussi, Karim	0	0	1	0
Gil de Pareja Vicent, Carles	4	1	5	0
Given, Shay John James	3	0	34	0
Grealish, Jack	7	10	11	0
Green, Andre	0	0	1	0
Guzan, Bradley Edwin	34	0	4	0
Hepburn-Murphy, Rushian	0	1	0	0
Herd, Christopher	0	0	6	0
Hutton, Alan	27	3	0	1
Kinsella, Lewis	0	0	2	0
Lowton, Matthew John	8	4	12	0
N’Zogbia, Charles	19	8	7	0
Okore, Tetchi Jores Charlemagne U	22	1	6	1
Richardson, Kieran Edward	16	6	3	0
Robinson, Callum Jack	0	0	6	0
Sanchez Moreno, Carlos Alberto	20	8	9	1
Senderos, Philippe	7	1	4	0
Sinclair, Scott Andrew	5	4	2	1
Steer, Jed John	1	0	0	0
Vlaar, Ron Peter	19	1	3	0
Weimann, Andreas	20	11	6	3
Westwood, Ashley Roy	25	2	2	0

Key: P = Played	Sub P = Sub Played	Sub NP = Sub Not Played	GS = Goals Scored

		Sub	Sub
Burnley	P	P	NP	GS
Arfield, Scott	36	1	0	2
Barnes, Ashley Luke	28	7	1	5
Boyd, George Jan	35	0	0	5
Chalobah, Nathaniel Nyakie	0	4	4	0
Duff, Michael James	21	0	9	0
Dummigan, Cameron	0	0	1	0
Gilks, Matthew	0	0	38	0
Heaton, Thomas David	38	0	0	0
Hewitt, Steven Daniel	0	0	1	0
Ings, Daniel William John	35	0	0	11
Jones, David Frank Llwyd	36	0	0	0
Jutkiewicz, Lukas Isaac Paul	10	15	12	0
Keane, Michael Vincent	17	4	12	0
Kightly, Michael John	10	7	19	1
Lafferty, Daniel Patrick	0	1	2	0
Long, Kevin Finbarr	0	1	13	0
Marney, Dean Edward	20	0	0	0
Mee, Benjamin Thomas	32	1	5	2
Reid, Steven John	1	6	15	0
Shackell, Jason	38	0	0	0
Sordell, Marvin Anthony	2	12	8	0
Taylor, Matthew Simon	7	3	0	0
Trippier, Kieran John	38	0	0	0
Ulvestad, Fredrik	1	1	4	0
Vokes, Samuel Michael	5	10	2	0
Wallace, Ross	1	14	17	1
Ward, Stephen Robert	7	2	14	0

		Sub	Sub
Chelsea	P	P	NP	GS
Ake, Nathan Benjamin	0	1	9	0
Azpilicueta Tanco, Cesar	29	0	6	0
Baker, Lewis Renard	0	0	1	0
Beeney, Mitchell Ryan	0	0	1	0
Blackman, Jamal Clint-Ross	0	0	1	0
Boga, Jeremie	0	0	1	0
Borges da Silva, Willian	28	8	1	2
Brown, Isiah Jay	0	1	2	0
Cahill, Gary James	33	3	2	1
Cech, Petr	6	1	29	0
Christensen, Andreas Bodtker	0	1	2	0
Courtois, Thibaut	32	0	5	0
Cuadrado Bello, Juan Guillermo	4	8	3	0
Da Silva Costa, Diego	24	2	0	20
Dos Santos Emboaba Junior, Oscar	26	2	3	6
Drogba, Didier	8	20	5	4
Fabregas Soler, Francesc	33	1	0	3
Hazard, Eden	38	0	0	14
Ivanovic, Branislav	38	0	0	4
Kasmirski, Filipe Luis	9	6	20	0
Loftus Cheek, Ruben	2	1	6	0
Matic, Nemanja	35	1	0	1
Mikel, John Obi	6	12	10	0
Remy, Loic	6	13	8	7
Salah, Mohamed	0	3	6	0
Santos Do Nascimento, Ramires	11	12	3	2
Schurrle, Andre	5	9	4	3
Schwarzer, Mark	0	0	1	0
Solanke-Mitchell, Dominic Ayodele	0	0	3	0
Terry, John George	38	0	0	5
Torres Sanz, Fernando Jose	0	0	1	0
Zouma, Kurt Happy	7	8	20	0

		Sub	Sub
Crystal Palace	P	P	NP	GS
Ameobi, Foluwashola	0	4	4	0
Bannan, Barry	2	5	9	0
Boateng, Hiram Kojo Kwarteng	0	0	3	0
Bolasie, Yannick	31	3	0	4
Campbell, Fraizer Lee	13	7	9	4
Chamakh, Marouane	15	3	1	2
Dann, Scott	34	0	0	2
Delaney, Damien Finbarr	28	1	5	0
Doyle, Kevin Edward	0	3	7	0
Fryers, Ezekiel David	0	1	5	0
Gayle, Dwight Devon Boyd	11	14	8	5
Gray, Jake Stephen	0	0	1	0
Guedioura, Adlene	0	7	2	0
Hangeland, Brede Paulsen	12	2	17	2
Hennessey, Wayne Robert	2	1	35	0
Jedinak, Michael John	24	0	3	5
Johnson, Andrew	0	0	1	0
Kelly, Martin Ronald	27	4	7	0
Ledley, Joseph Christopher	30	2	2	2
Kelly, Martin Ronald	27	4	7	0
Ledley, Joseph Christopher	30	2	2	2
Lee, Chung Yong	1	2	2	0
Mariappa, Adrian Joseph	8	4	11	0
McArthur, James	29	3	1	2
McCarthy, Patrick	0	0	3	0
Murray, Glenn	9	8	3	7
Mutch, Jordon James Edward Sydney	4	3	3	0
O’Keefe, Stuart Antony Alan	1	1	0	0
Puncheon, Jason David Ian	31	6	0	6
Sanogo, Yaya	3	7	1	0
Souare, Pape N’Diaye	7	2	3	0
Speroni, Julian Maria	36	0	2	0
Thomas, Jerome William	0	1	9	0
Ward, Joel Edward Philip	37	0	0	1
Williams, Jonathan Peter	0	2	1	0
Zaha, Dazet Wilfried Armel	23	8	4	4

		Sub	Sub
Everton	P	P	NP	GS
Alcaraz, Antolin	6	2	23	0
Baines, Leighton John	31	0	0	2
Barkley, Ross	22	7	2	2
Barry, Gareth	33	0	0	0
Besic, Muhamed	15	8	14	0
Browning, Tyias	0	2	4	0
Coleman, Seamus	34	1	0	3
Distin, Sylvain	12	1	3	0
Eto’o Fils, Samuel	8	6	4	3
Galloway, Brendan Joel Zibusiso	2	0	0	0
Garbutt, Luke	3	1	19	0
Gibson, Darron Thomas Daniel	3	6	7	0
Griffiths, Russell John	0	0	6	0
Hibbert, Anthony James	4	0	7	0
Howard, Timothy Matthew	32	0	0	0
Jagielka, Philip Nikodem	37	0	0	4
Kone, Arouna	7	5	11	1
Ledson, Ryan Graham	0	0	1	0
Lennon, Aaron	12	2	0	2
Lukaku, Romelu Menama	32	4	0	10
McAleny, Conor Michael	0	0	1	0
McCarthy, James	27	1	0	2
McGeady, Aiden John	10	6	10	1
Mirallas Y Castillo, Kevin Antonio J G	18	11	1	7
Naismith, Steven John	22	9	3	6
Osman, Leon	13	8	5	2
Oviedo Jimenez, Bryan Josue	2	4	2	0
Pienaar, Steven	3	6	4	0
Robles Blazquez, Joel	6	1	31	0
Stones, John	23	0	5	1
Twasam, Christian Atsu	1	4	8	0

		Sub	Sub
Hull City	P	P	NP	GS
Aluko, Sone	13	12	7	1
Ben Arfa, Hatem	5	3	1	0
Boyd, George Jan	0	1	0	0
Brady, Robert	17	10	6	0
Bruce, Alex Stephen	17	5	11	0
Chester, James Grant	23	0	5	2
Davies, Curtis	21	0	9	0
Dawson, Michael Richard	28	0	1	1
Diame, Mohamed	10	2	0	4
Eissa, Ahmed Elmehamady A A	38	0	0	2
Figueroa Rochez, Maynor Alexis	2	1	8	0
Harper, Stephen Alan	10	0	20	0
Hernandez Platero, Abel Mathias	15	10	7	4
Huddlestone, Thomas Andrew	30	1	1	0
Ince, Thomas	3	4	2	0
Jakupovic, Eldin	2	1	8	0
Jelavic, Nikica	21	5	1	8
Livermore, Jake Cyril	35	0	0	1
Maguire, Harry	0	3	4	0
McGregor, Allan James	26	0	7	0
McShane, Paul David	19	1	4	1
Meyler, David	19	9	4	1
N’Doye, Dame	13	2	0	5
Quinn, Stephen	17	11	9	1
Ramirez Pereyra, Gaston Exequiel	11	11	3	1
Robertson, Andrew	17	7	6	0
Rosenior, Liam James	5	8	15	0
Sagbo Latte, Yannick Anister	0	4	13	0
Snodgrass, Robert	1	0	0	0
Watson, Rory	0	0	2	0

		Sub	Sub
Leicester City	P	P	NP	GS
Albrighton, Marc Kevin	10	8	2	2
Cambiasso, Esteban	27	4	2	5
De Laet, Ritchie Ria Alfons	20	6	7	0
Drinkwater, Daniel Noel	16	7	13	0
Hamer, Benjamin John	8	0	16	0
Hammond, Dean John	9	3	10	0
Hopper, Thomas Edward	0	0	2	0
Huth, Robert	14	0	0	1
James, Matthew Lee	20	7	3	0
King, Andrew	16	8	10	2
Knockaert, Anthony	3	6	6	0
Konchesky, Paul Martyn	26	0	10	1
Kramaric, Andrej	6	7	4	2
Lawrence, Thomas Morris	0	3	2	0
Mahrez, Riyad	25	5	4	5
Moore, Liam Simon	10	1	9	0
Morgan, Westley Nathan	37	0	0	2
Nugent, David James	16	13	1	5
Powell, Nicholas Edward	0	3	1	0
Schlupp, Jeffrey	30	2	2	3
Schmeichel, Kasper Peter	24	0	1	0
Schwarzer, Mark	6	0	12	0
Simpson, Daniel Peter	13	1	0	0
Smith, Adam Clifford	0	0	9	0
Taylor-Fletcher, Gary	0	1	1	0
Ulloa Fernandez, Jose Leonardo	29	8	1	10
Upson, Matthew James	5	0	2	0
Vardy, Jamie	26	8	0	5
Wasilewski, Marcin	22	3	13	1
Wood, Chris	0	7	12	1

		Sub	Sub
Liverpool	P	P	NP	GS
Allen, Joseph Michael	16	5	7	1
Balotelli, Mario Barwuah	10	6	4	1
Borini, Fabio	3	9	4	1
Brannagan, Cameron	0	0	3	0
Can, Emre	23	4	7	1
Coutinho Correia, Philippe	32	3	2	5
Fernandez Saenz de Le Torre, Jesus J	0	0	1	0
Gerrard MBE, Steven George	25	4	1	9
Henderson, Jordan Brian	36	1	0	6
Ibe, Jordon Femi Ashley	7	5	1	0
Johnson, Glen McLeod Cooper	15	4	7	1
Jones, Bradley	3	0	21	0
Lallana, Adam David	23	4	4	5
Lambert, Rickie Lee	7	18	11	2
Lovren, Dejan	22	4	6	0
Manquillo Gaitan, Javier	10	0	12	0
Markovic, Lazar	11	8	13	2
Mignolet, Simon	35	1	2	0
Moreno Perez, Alberto	26	2	6	2
Ojo, Oluwaseyi	0	0	2	0
Pezzini Leiva, Lucas	16	4	6	0
Rossiter, Jordan	0	0	1	0
Sakho, Mamadou	15	1	2	0
Sanchez Diaz, Jose Enrique	2	2	6	0
Sinclair, Jerome Terence	0	2	0	0
Skrtel, Martin	33	0	0	1
Sterling, Raheem Shaquille	34	1	1	7
Sturridge, Daniel	7	5	0	4
Toure, Kolo Abib	7	5	21	0
Ward, Daniel	0	0	14	0
Williams, Michael Jordan	0	0	3	0

		Sub	Sub
Manchester City	P	P	NP	GS
Aguero Del Castillo, Sergio	30	3	0	26
Ambrose, Thierry	0	0	1	0
Bony, Wilfried Guemiand	2	8	0	2
Boyata, Dedryck Anga	1	1	12	0
Caballero Lazcano, Wilfredo D	2	0	36	0
Clichy, Gael	23	0	8	1
Demichelis, Martin Gaston	28	3	7	1
Dzeko, Edin	11	11	7	4
Esmoris Tasende, Jose Angel	0	0	1	0
Hart, Charles Joseph John	36	0	2	0
Jimenez Silva, David Josue	32	0	0	12
Jovetic, Stevan	9	8	6	5
Kolarov, Aleksandar	16	5	9	2
Kompany, Vincent	23	2	3	0
Lampard, Frank James	10	22	1	6
Luiz Roza, Fernando	25	8	3	3
Mangala, Eliaquim	24	1	6	0
Milner, James Philip	18	14	2	5
Nasri, Samir	18	6	2	2
Navas, Jesus	23	12	1	0
Pozo La Rosa, Jose Angel	1	2	4	0
Reges, Fernando Francisco	22	3	6	2
Sagna, Bacary	8	1	23	0
Sinclair, Scott Andrew	0	2	4	0
Toure, Gnegneri Yaya	27	2	0	10
Zabaleta Girod, Pablo Javier	29	0	8	1

		Sub	Sub
Manchester United	P	P	NP	GS
Almedia Da Cunha, Luis Carlos	0	1	0	0
Amos, Benjamin Paul	0	0	3	0
Blackett, Tyler Nathan	6	5	11	0
Blind, Daley	25	0	0	2
Carrick, Michael	16	2	3	1
Cleverley, Thomas William	1	0	0	0
De Abreu Oliveira, Anderson Luis	0	1	0	0
De Gea Quintana, David	37	0	0	0
Di Maria, Angel Fabian	20	7	1	3
Evans, Jonathan Grant	12	2	1	0
Fellaini-Bakkioui, Marouane	19	8	2	6
Fletcher, Ashley Michael	0	0	1	0
Fletcher, Darren Barr	4	7	8	0
Garcia Zarate, Radamel Falcao	14	12	3	4
Hernandez Balcazar, Javier	1	0	2	0
Herrera Aguera, Ander	19	7	6	6
Hoelgebaum Pereira, Andreas H	0	1	11	0
James, Reece	0	0	3	0
Januzaj, Adnan	7	11	17	0
Jones, Philip Anthony	22	0	2	0
Kagawa, Shinji	0	0	2	0
Keane, Michael Vincent	0	1	2	0
Keane, William David	0	0	1	0
Lindegaard, Anders Rozenkrantz	0	0	21	0
Lingard, Jesse Ellis	1	0	0	0
Mata Garcia, Juan Manuel	27	6	5	9
McNair, Patrick James Coleman	12	4	12	0
Pereira da Silva, Rafael	6	4	5	0
Rojo, Faustino Marcos Alberto	20	2	0	0
Rooney, Wayne Mark	33	0	0	12
Shaw, Luke Paul Hoare	15	1	2	0
Smalling, Christopher	21	4	5	4
Thorpe, Thomas Joseph	0	1	1	0
Valdes Arribas, Victor	1	1	13	0
Valencia Mosquera, Luis Antonio	29	3	2	0
Van Persie, Robin	25	2	2	10
Vermijl, Marnick Danny	0	0	1	0
Welbeck, Daniel	0	2	0	0
Wilson, James Antony	2	11	9	1
Young, Ashley Simon	23	3	0	2

		Sub	Sub
Newcastle United	P	P	NP	GS
Aarons, Rolando	0	4	1	1
Abeid, Mehdi	7	6	7	0
Alnwick, Jak	5	1	3	0
Ameobi, Samuel	15	10	5	2
Anita, Vurnon San Benito	17	2	17	0
Armstrong, Adam James	1	10	13	0
Cabella, Remy	21	10	4	1
Cisse, Papiss Demba	11	11	1	11
Colback, Jack Raymond	35	0	0	4
Coloccini, Fabricio	32	0	0	1
De Jong, Siem	1	3	1	1
Dummett, Paul	24	1	2	0
Elliot, Robert	3	0	16	0
Ferreyra, Facundo	0	0	3	0
Gouffran, Yoan	24	7	6	2
Gutierrez, Ayoze Perez	25	11	1	7
Gutierrez, Jonas Manuel	6	4	1	1
Haidara, Massadio	12	3	9	0
Janmaat, Daryl	37	0	0	1
Kemen, Olivier	0	0	3	0
Krul, Timothy Michael	30	0	0	0
Obertan, Gabriel Antoine	8	5	8	1
Riviere, Emmanuel	15	8	10	1
Santon, Davide	0	0	5	0
Satka, Lubomir	0	0	6	0
Sissoko, Moussa	34	0	0	4
Sterry, Jamie Michael	0	0	2	0
Streete, Remie	0	0	2	0
Taylor, Ryan Anthony	11	3	4	0
Taylor, Steven Vincent	7	3	6	1
Tiote, Cheik Ismael	10	1	0	0
Vuckic, Haris	0	1	2	0
Williamson, Michael James	27	4	2	1
Woodman, Frederick John	0	0	18	0

		Sub	Sub
Queens Park Rangers	P	P	NP	GS
Austin, Charlie	35	0	0	18
Barton, Joseph	27	1	0	1
Caulker, Steven Roy	34	1	1	1
Comley, Brandon	0	1	4	0
Cordiero, Sandro Raniere G	17	0	0	1
Doughty, Michael Edward	0	3	3	0
Dunne, Richard Patrick	22	1	4	0
Faurlin, Alejandro Damian	1	1	0	0
Fer, Leroy	27	2	0	6
Ferdinand, Rio Gavin	11	0	11	0
Furlong, Darnell Anthony	3	0	3	0
Green, Robert Paul	36	0	0	0
Grego-Cox, Reece Randall	1	3	4	0
Henry, Karl Levi Daniel	27	6	4	0
Hill, Clinton Scott	15	4	11	1
Hoilett, David Wayne	9	13	11	0
Isla, Mauricio	24	2	4	0
Kpekawa, Cole Desmond	0	1	0	0
Kranjcar, Niko	11	11	8	2
McCarthy, Alex Simon	2	1	30	0
Mitchell, Aaron	0	0	2	0
Murphy, Brian	0	0	7	0
Mutch, Jordon James Edward Sydney	6	3	6	0
Onuoha, Chinedum	22	1	10	0
Petrasso, Michael Alexander	0	0	1	0
Phillips, Matthew	20	5	11	3
Remy, Loic	2	0	0	0
Simpson, Daniel Peter	1	0	1	0
Sukyoung, Yun	19	4	0	0
Sutherland, Frankie Jay	0	0	1	0
Taarabt, Adel	3	4	3	0
Traore, Armand	7	9	3	0
Vargas Rojas, Eduardo Jesus	16	5	4	3
Wright-Phillips, Shaun Cameron	1	3	11	0
Zamora, Robert Lester	19	12	4	3
Zarate, Mauro Matias	0	4	3	0

		Sub	Sub
Southampton	P	P	NP	GS
Alderweireld, Toby Albertine	26	0	1	1
Bertrand, Ryan	34	0	0	2
Clyne, Nathaniel Edwin	35	0	1	2
Cork, Jack Frank Porteous	5	7	2	2
Davis, Kelvin Geoffery	6	1	31	0
Davis, Steven	32	3	1	0
Duricic, Filip	3	6	2	0
Elia, Eljero	9	7	1	2
Flannigan, Jake	0	0	2	0
Fonte, Jose Miguel	37	0	0	0
Forster, Fraser Gerard	30	0	0	0
Gallagher, Samuel James	0	0	1	0
Gape, Dominic Edward	0	1	1	0
Gardos, Florin	5	6	22	0
Gazzaniga, Paulo Dino	2	0	6	0
Hesketh, Jake Alexander	1	1	1	0
Hooiveld, Jos	0	0	3	0
Isgrove, Lloyd Jeffrey	0	1	6	0
Long, Shane Patrick	16	16	3	5
Mane, Sadio	24	6	1	10
Mayuka, Emmanuel	0	5	9	0
McCarthy, Jason Sean	0	1	6	0
McQueen, Samuel James	0	0	3	0
Pelle, Graziano	37	1	0	12
Ramirez Pereyra, Gaston Exequiel	0	1	0	0
Reed, Harrison James	5	4	20	0
Schneiderlin, Morgan	24	2	0	4
Seager, Ryan Paul	0	1	2	0
Sliti-Taider, Saphir	0	0	2	0
Stephens, Jack	0	0	1	0
Tadic, Dusan	24	7	2	4
Targett, Matthew Robert	3	3	20	0
Wanyama, Victor	26	6	1	3
Ward-Prowse, James Michael Edward	16	9	2	1
Yoshida, Maya	18	4	12	1

		Sub	Sub
Stoke City	P	P	NP	GS
Adam, Charles Graham	15	14	9	7
Arnautovic, Marko	20	9	6	1
Assaidi, Oussama	1	8	6	0
Bardsley, Phillip Anthony	24	1	6	0
Begovic, Asmir	35	0	1	0
Butland, Jack	3	0	23	0
Cameron, Geoff Scott	21	6	3	0
Crouch, Peter James	17	16	4	8
Diouf, Mame Biram	28	6	1	11
Do Nascimento Teixeira, Dionatan	0	1	7	0
Huth, Robert	0	1	13	0
Ireland, Stephen James	11	6	10	0
Krkic Perez, Bojan	14	2	5	4
Moses, Victor	19	0	1	3
Muniesa Martinez, Marc	14	5	9	0
Nzonzi, Steven Nkemboanza Mike C	38	0	0	3
Odemwingie, Peter	1	6	0	0
Palacios Suazo, Wilson Roberto	0	0	4	0
Pieters, Erik	29	2	2	0
Shawcross, Ryan James	32	0	0	2
Shenton, Oliver	0	1	7	0
Sidwell, Steven James	5	7	15	0
Sorensen, Thomas	0	0	14	0
Walters, Jonathan Ronald	28	4	2	8
Whelan, Glenn David	26	2	5	0
Wilkinson, Andrew Gordon	0	0	2	0
Wilson, Marc David	25	2	7	0
Wollscheid, Philipp	12	0	5	0

		Sub	Sub
Sunderland	P	P	NP	GS
Agnew, Liam John	0	0	4	0
Altidore, Josmer	2	9	8	0
Alvarez, Ricardo Gabriel	5	8	4	0
Bridcutt, Liam Robert	10	8	16	0
Brown, Wesley Michael	23	2	4	0
Buckley, William Edward	9	13	8	0
Cattermole, Lee Barry	26	2	1	1
Coates Nion, Sebastian	9	1	14	0
Defoe, Jermain Colin	17	0	0	4
Fletcher, Steven Kenneth	20	10	3	5
Giaccherini, Emanuele	2	6	4	0
Gomez Garcia-Penche, Jordi	22	7	6	4
Graham, Daniel Anthony William	7	7	9	1
Honeyman, George Christopher	0	0	1	0
Johnson, Adam	23	9	1	4
Jones, Billy	14	0	8	0
Larsson, Sebastian Bengt Ulf	36	0	0	3
Mandron, Mikael	0	1	0	0
Mannone, Vito	10	0	28	0
Mavrias, Charalampos	0	0	8	0
O’Shea, John Francis	37	0	0	0
Pantilimon, Costel Fane	28	0	9	0
Pickford, Jordan Lee	0	0	1	0
Reveillere, Anthony	15	1	8	0
Roberge, Valentin	1	0	1	0
Robson, Thomas	0	0	3	0
Rodwell, Jack	17	6	4	3
Smith, Martin	0	0	1	0
Tavares Varela, Adilson	0	0	3	0
Van Aanholt, Patrick John Miguel	26	2	0	0
Vergini, Santiago	28	3	6	0
Watmore, Duncan Ian	0	0	2	0
Wickham, Connor Neil Ralph	31	5	0	5

		Sub	Sub
Swansea City	P	P	NP	GS
Amat Maas, Jordi	7	3	13	0
Barrow, Moduo	1	10	3	0
Bartley, Kyle	7	0	17	0
Bony, Wilfried Guemiand	16	4	0	9
Britton, Leon James	7	2	11	0
Carroll, Thomas James	8	5	10	0
Cork, Jack Frank Porteous	15	0	0	1
Cornell, David Joseph	0	0	1	0
Dyer, Nathan Antone Jonah	23	9	1	3
Emnes, Marvin	3	14	11	0
Fabianski, Lukasz	37	0	0	0
Fernandez, Federico	27	1	1	0
Fulton, Jay	1	1	10	0
Gomis, Bafetimbi	18	13	4	7
Gorre, Kenji Joel	0	1	0	0
Grimes, Matthew Jacob	0	3	6	0
Hanley, Raheem Shaquille Rushan	0	0	2	0
Ki, Sung Yueng	30	3	0	8
Montero Vite, Jefferson Antonio	15	15	0	1
Naughton, Kyle	10	0	0	0
Oliveira, Nelson Miguel Castro	4	6	4	1
Richards, Ashley Darel Jazz	7	3	7	0
Routledge, Wayne Neville Anthony	27	2	0	3
Sheehan, Joshua Luke	0	0	2	0
Shelvey, Jonjo	28	3	1	3
Shephard, Liam	0	0	4	0
Sigurdsson, Gylfi Thor	32	0	0	7
Taylor, Neil John	34	0	0	0
Tiendalli, Dwight Marciano	1	2	8	0
Tremmel, Gerhard	1	1	36	0
Williams, Ashley Errol	37	0	0	0
Zaragoza, Angel Rangel	22	5	8	0

		Sub	Sub
Tottenham Hotspur	P	P	NP	GS
Adebayor, Emmanuel	9	4	2	2
Ball, Dominic	0	0	1	0
Bentaleb, Nabil	25	1	1	0
Bezerra Maciel Junior, Jose Paulo	3	12	6	0
Capoue, Etienne	11	1	1	0
Ceballos, Cristian	0	0	1	0
Chadli, Nacer	28	7	1	11
Chiriches, Vlad Iulian	8	2	10	0
Davies, Benjamin Thomas	9	5	13	0
Dawson, Michael Richard	0	0	1	0
Dembele, Moussa	10	16	5	1
Dier, Eric Jeremy Edgar	25	3	4	2
Eriksen, Christian	37	1	0	10
Fazio, Federico	20	0	8	0
Friedel, Bradley Howard	0	0	6	0
Holtby, Lewis Harry	0	1	2	0
Kaboul, Younes	11	0	4	0
Kane, Harry	28	6	2	21
Lamela, Erik	25	8	2	2
Lennon, Aaron	3	6	2	0
Lloris, Hugo	35	0	0	0
Mason, Ryan Glen	29	2	0	1
Naughton, Kyle	5	0	4	0
Onomah, Joshua	0	0	1	0
Rose, Daniel Lee	27	1	4	3
Soldado Rillo, Roberto	7	17	10	1
Stambouli, Benjamin	4	8	11	0
Townsend, Andros	10	7	12	2
Vertonghen, Jan	31	1	2	0
Vorm, Michel	3	1	31	0
Walker, Kyle Andrew	15	0	1	0
Winks, Harry	0	0	1	0
Yedlin, DeAndre	0	1	6	0

		Sub	Sub
West Bromwich Albion	P	P	NP	GS
Anichebe, Victor Chinedu	11	10	3	3
Baird, Christopher	9	10	15	0
Berahino, Saido	32	6	0	14
Blanco, Sebastian Marcelo	0	3	3	0
Brunt, Christopher	33	1	0	2
Daniels, Luke Matthew	0	0	2	0
Davidson, Jason	1	1	2	0
Dawson, Craig	29	0	8	2
Dorrans, Graham	19	2	1	1
Fletcher, Darren Barr	15	0	0	1
Foster, Ben	28	0	0	0
Gamboa, Christian	1	9	11	0
Gardner, Craig	30	5	1	3
Ideye, Aide Brown	13	11	9	4
Lescott, Joleon Patrick	34	0	0	1
McAuley, Gareth Gerald	24	0	13	1
McManaman, Callum Henry	5	3	4	0
Morrison, James Clark	29	4	0	2
Mulumbu, Youssouf	10	7	10	0
Myhill, Glyn Oliver	10	1	24	0
Nabi, Adil	0	0	2	0
Olsson, Jonas	9	4	5	1
O’Neil, Liam Christian James	0	0	1	0
Palmer, Alexander	0	0	1	0
Pocognoli, Sebastien	15	0	9	0
Roberts, Tyler	0	0	1	0
Rose, Jack Joseph	0	0	10	0
Samaras, Georgios	0	5	5	0
Sessegnon, Stephane	20	8	6	1
Varela, Silvestre	3	4	0	1
Wisdom, Andre	22	2	11	0
Yacob, Claudio	16	4	9	0

		Sub	Sub
West Ham United	P	P	NP	GS
Amalfitano, Morgan	14	10	8	3
Burke, Reece	4	1	5	0
Carroll, Andrew Thomas	12	2	0	5
Cole, Carlton	8	15	12	2
Collins, James Michael	21	6	5	0
Cresswell, Aaron	38	0	0	2
Cullen, Joshua Jon	0	0	2	0
De Carvalho, Anderson Luis	0	8	4	0
Demel, Guy Roland	3	3	11	0
Diame, Mohamed	0	3	0	0
Downing, Stewart	37	0	0	6
Jaaskelainen, Juusi Albert	0	1	37	0
Jarvis, Matthew Thomas	4	7	15	0
Jenkinson, Carl Daniel	29	3	0	0
Kouyate, Cheikhou	30	1	0	4
Lee, Elliot Robert	0	1	4	0
Lletget, Sebastian	0	0	1	0
Morrison, Ravel Ryan	0	1	1	0
Noble, Mark James	27	1	2	2
Nolan, Kevin Anthony Jance	19	10	3	1
O’Brien, Joseph Martin	6	3	25	0
Onariase, Osaore Emmanuel	0	0	1	0
Oxford, Reece	0	0	5	0
Poyet Gonzalez, Diego	1	2	9	0
Reid, Winston Wiremu	29	1	0	1
Sakho, Diafra	20	3	1	10
San Miguel Del Castillo, Adrian	38	0	0	0
Song Bilong, Alexandre Dimitri	25	3	2	0
Tomkins, James Oliver Charles	20	2	1	1
Valencia Lastra, Enner Remberto	25	7	1	4
Vaz Te, Ricardo Jorge	3	1	7	0
Zarate, Mauro Matias	5	2	7	2

PREMIER LEAGUE TABLES

Premier League 1992/93		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	42	24	12	6	67	31	+36	84
2	Aston Villa	42	21	11	10	57	40	+17	74
3	Norwich City	42	21	9	12	61	65	-4	72
4	Blackburn Rovers	42	20	11	11	68	46	+22	71
5	Queens Park Rangers	42	17	12	13	63	55	+8	63
6	Liverpool	42	16	11	15	62	55	+7	59
7	Sheffield Wednesday	42	15	14	13	55	51	+4	59
8	Tottenham Hotspur	42	16	11	15	60	66	-6	59
9	Manchester City	42	15	12	15	56	51	+5	57
10	Arsenal	42	15	11	16	40	38	+2	56
11	Chelsea	42	14	14	14	51	54	-3	56
12	Wimbledon	42	14	12	16	56	55	+1	54
13	Everton	42	15	8	19	53	55	-2	53
14	Sheffield United	42	14	10	18	54	53	+1	52
15	Coventry City	42	13	13	16	52	57	-5	52
16	Ipswich Town	42	12	16	14	50	55	-5	52
17	Leeds United	42	12	15	15	57	62	-5	51
18	Southampton	42	13	11	18	54	61	-7	50
19	Oldham Athletic	42	13	10	19	63	74	-11	49
20	Crystal Palace	42	11	16	15	48	61	-13	49
21	Middlesbrough	42	11	11	20	54	75	-21	44
22	Nottingham Forest	42	10	10	22	41	62	-21	40

Premier League 1993/94		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	42	27	11	4	80	38	+42	92
2	Blackburn Rovers	42	25	9	8	63	36	+27	84
3	Newcastle United	42	23	8	11	82	41	+41	77
4	Arsenal	42	18	17	7	53	28	+25	71
5	Leeds United	42	18	16	8	65	39	+26	70
6	Wimbledon	42	18	11	13	56	53	+3	65
7	Sheffield Wednesday	42	16	16	10	76	54	+22	64
8	Liverpool	42	17	9	16	59	55	+4	60
9	Queens Park Rangers	42	16	12	14	62	61	+1	60
10	Aston Villa	42	15	12	15	46	50	-4	57
11	Coventry City	42	14	14	14	43	45	-2	56
12	Norwich City	42	12	17	13	65	61	+4	53
13	West Ham United	42	13	13	16	47	58	-11	52
14	Chelsea	42	13	12	17	49	53	-4	51
15	Tottenham Hotspur	42	11	12	19	54	59	-5	45
16	Manchester City	42	9	18	15	38	49	-11	45
17	Everton	42	12	8	22	42	63	-21	44
18	Southampton	42	12	7	23	49	66	-17	43
19	Ipswich Town	42	9	16	17	35	58	-23	43
20	Sheffield United	42	8	18	16	42	60	-18	42
21	Oldham Athletic	42	9	13	20	42	68	-26	40
22	Swindon Town	42	5	15	22	47	100	-53	30

Premier League 1994/95		P	W	D	L	GF	GA	GD	PTS
1	Blackburn Rovers	42	27	8	7	80	39	+41	89
2	Manchester United	42	26	10	6	77	28	+49	88
3	Nottingham Forest	42	22	11	9	72	43	+29	77
4	Liverpool	42	21	11	10	65	37	+28	74
5	Leeds United	42	20	13	9	59	38	+21	73
6	Newcastle United	42	20	12	10	67	47	+20	72
7	Tottenham Hotspur	42	16	14	12	66	58	+8	62
8	Queens Park Rangers	42	17	9	16	61	59	+2	60
9	Wimbledon	42	15	11	16	48	65	-17	56
10	Southampton	42	12	18	12	61	63	-2	54
11	Chelsea	42	13	15	14	50	55	-5	54
12	Arsenal	42	13	12	17	52	49	+3	51
13	Sheffield Wednesday	42	13	12	17	49	57	-8	51
14	West Ham United	42	13	11	18	44	48	-4	50
15	Everton	42	11	17	14	44	51	-7	50
16	Coventry City	42	12	14	16	44	62	-18	50
17	Manchester City	42	12	13	17	53	64	-11	49
18	Aston Villa	42	11	15	16	51	56	-5	48
19	Crystal Palace	42	11	12	19	34	49	-15	45
20	Norwich City	42	10	13	19	37	54	-17	43
21	Leicester City	42	6	11	25	45	80	-35	29
22	Ipswich Town	42	7	6	29	36	93	-57	27

Premier League 1995/96		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	25	7	6	73	35	+38	82
2	Newcastle United	38	24	6	8	66	37	+29	78
3	Liverpool	38	20	11	7	70	34	+36	71
4	Aston Villa	38	18	9	11	52	35	+17	63
5	Arsenal	38	17	12	9	49	32	+17	63
6	Everton	38	17	10	11	64	44	+20	61
7	Blackburn Rovers	38	18	7	13	61	47	+14	61
8	Tottenham Hotspur	38	16	13	9	50	38	+12	61
9	Nottingham Forest	38	15	13	10	50	54	-4	58
10	West Ham United	38	14	9	15	43	52	-9	51
11	Chelsea	38	12	14	12	46	44	+2	50
12	Middlesbrough	38	11	10	17	35	50	-15	43
13	Leeds United	38	12	7	19	40	57	-17	43
14	Wimbledon	38	10	11	17	55	70	-15	41
15	Sheffield Wednesday	38	10	10	18	48	61	-13	40
16	Coventry City	38	8	14	16	42	60	-18	38
17	Southampton	38	9	11	18	34	52	-18	38
18	Manchester City	38	9	11	18	33	58	-25	38
19	Queens Park Rangers	38	9	6	23	38	57	-19	33
20	Bolton Wanderers	38	8	5	25	39	71	-32	29

Premier League 1996/97		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	21	12	5	76	44	+32	75
2	Newcastle United	38	19	11	8	73	40	+33	68
3	Arsenal	38	19	11	8	62	32	+30	68
4	Liverpool	38	19	11	8	62	37	+25	68
5	Aston Villa	38	17	10	11	47	34	+13	61
6	Chelsea	38	16	11	11	58	55	+3	59
7	Sheffield Wednesday	38	14	15	9	50	51	-1	57
8	Wimbledon	38	15	11	12	49	46	+3	56
9	Leicester City	38	12	11	15	46	54	-8	47
10	Tottenham Hotspur	38	13	7	18	44	51	-7	46
11	Leeds United	38	11	13	14	28	38	-10	46
12	Derby County	38	11	13	14	45	58	-13	46
13	Blackburn Rovers	38	9	15	14	42	43	-1	42
14	West Ham United	38	10	12	16	39	48	-9	42
15	Everton	38	10	12	16	44	57	-13	42
16	Southampton	38	10	11	17	50	56	-6	41
17	Coventry City	38	9	14	15	38	54	-16	41
18	Sunderland	38	10	10	18	35	53	-18	40
19	Middlesbrough	38	10	12	16	51	60	-9	39	*
20	Nottingham Forest	38	6	16	16	31	59	-28	34

*Middlesbrough deducted 3 points

Premier League 1997/98		P	W	D	L	GF	GA	GD	PTS
1	Arsenal	38	23	9	6	68	33	+35	78
2	Manchester United	38	23	8	7	73	26	+47	77
3	Liverpool	38	18	11	9	68	42	+26	65
4	Chelsea	38	20	3	15	71	43	+28	63
5	Leeds United	38	17	8	13	57	46	+11	59
6	Blackburn Rovers	38	16	10	12	57	52	+5	58
7	Aston Villa	38	17	6	15	49	48	+1	57
8	West Ham United	38	16	8	14	56	57	-1	56
9	Derby County	38	16	7	15	52	49	+3	55
10	Leicester City	38	13	14	11	51	41	+10	53
11	Coventry City	38	12	16	10	46	44	+2	52
12	Southampton	38	14	6	18	50	55	-5	48
13	Newcastle United	38	11	11	16	35	44	-9	44
14	Tottenham Hotspur	38	11	11	16	44	56	-12	44
15	Wimbledon	38	10	14	14	34	46	-12	44
16	Sheffield Wednesday	38	12	8	18	52	67	-15	44
17	Everton	38	9	13	16	41	56	-15	40
18	Bolton Wanderers	38	9	13	16	41	61	-20	40
19	Barnsley	38	10	5	23	37	82	-45	35
20	Crystal Palace	38	8	9	21	37	71	-34	33

Premier League 1998/99		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	22	13	3	80	37	+43	79
2	Arsenal	38	22	12	4	59	17	+42	78
3	Chelsea	38	20	15	3	57	30	+27	75
4	Leeds United	38	18	13	7	62	34	+28	67
5	West Ham United	38	16	9	13	46	53	-7	57
6	Aston Villa	38	15	10	13	51	46	+5	55
7	Liverpool	38	15	9	14	68	49	+19	54
8	Derby County	38	13	13	12	40	45	-5	52
9	Middlesbrough	38	12	15	11	48	54	-6	51
10	Leicester City	38	12	13	13	40	46	-6	49
11	Tottenham Hotspur	38	11	14	13	47	50	-3	47
12	Sheffield Wednesday	38	13	7	18	41	42	-1	46
13	Newcastle United	38	11	13	14	48	54	-6	46
14	Everton	38	11	10	17	42	47	-5	43
15	Coventry City	38	11	9	18	39	51	-12	42
16	Wimbledon	38	10	12	16	40	63	-23	42
17	Southampton	38	11	8	19	37	64	-27	41
18	Charlton Athletic	38	8	12	18	41	56	-15	36
19	Blackburn Rovers	38	7	14	17	38	52	-14	35
20	Nottingham Forest	38	7	9	22	35	69	-34	30

Premier League 1999/00		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	28	7	3	97	45	+52	91
2	Arsenal	38	22	7	9	73	43	+30	73
3	Leeds United	38	21	6	11	58	43	+15	69
4	Liverpool	38	19	10	9	51	30	+21	67
5	Chelsea	38	18	11	9	53	34	+19	65
6	Aston Villa	38	15	13	10	46	35	+11	58
7	Sunderland	38	16	10	12	57	56	+1	58
8	Leicester City	38	16	7	15	55	55	0	55
9	West Ham United	38	15	10	13	52	53	-1	55
10	Tottenham Hotspur	38	15	8	15	57	49	+8	53
11	Newcastle United	38	14	10	14	63	54	+9	52
12	Middlesbrough	38	14	10	14	46	52	-6	52
13	Everton	38	12	14	12	59	49	+10	50
14	Coventry City	38	12	8	18	47	54	-7	44
15	Southampton	38	12	8	18	45	62	-17	44
16	Derby County	38	9	11	18	44	57	-13	38
17	Bradford City	38	9	9	20	38	68	-30	36
18	Wimbledon	38	7	12	19	46	74	-28	33
19	Sheffield Wednesday	38	8	7	23	38	70	-32	31
20	Watford	38	6	6	26	35	77	-42	24

Premier League 2000/01		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	24	8	6	79	31	+48	80
2	Arsenal	38	20	10	8	63	38	+25	70
3	Liverpool	38	20	9	9	71	39	+32	69
4	Leeds United	38	20	8	10	64	43	+21	68
5	Ipswich Town	38	20	6	12	57	42	+15	66
6	Chelsea	38	17	10	11	68	45	+23	61
7	Sunderland	38	15	12	11	46	41	+5	57
8	Aston Villa	38	13	15	10	46	43	+3	54
9	Charlton Athletic	38	14	10	14	50	57	-7	52
10	Southampton	38	14	10	14	40	48	-8	52
11	Newcastle United	38	14	9	15	44	50	-6	51
12	Tottenham Hotspur	38	13	10	15	47	54	-7	49
13	Leicester City	38	14	6	18	39	51	-12	48
14	Middlesbrough	38	9	15	14	44	44	0	42
15	West Ham United	38	10	12	16	45	50	-5	42
16	Everton	38	11	9	18	45	59	-14	42
17	Derby County	38	10	12	16	37	59	-22	42
18	Manchester City	38	8	10	20	41	65	-24	34
19	Coventry City	38	8	10	20	36	63	-27	34
20	Bradford City	38	5	11	22	30	70	-40	26

Premier League 2001/02		P	W	D	L	GF	GA	GD	PTS
1	Arsenal	38	26	9	3	79	36	+43	87
2	Liverpool	38	24	8	6	67	30	+37	80
3	Manchester United	38	24	5	9	87	45	+42	77
4	Newcastle United	38	21	8	9	74	52	+22	71
5	Leeds United	38	18	12	8	53	37	+16	66
6	Chelsea	38	17	13	8	66	38	+28	64
7	West Ham United	38	15	8	15	48	57	-9	53
8	Aston Villa	38	12	14	12	46	47	-1	50
9	Tottenham Hotspur	38	14	8	16	49	53	-4	50
10	Blackburn Rovers	38	12	10	16	55	51	+4	46
11	Southampton	38	12	9	17	46	54	-8	45
12	Middlesbrough	38	12	9	17	35	47	-12	45
13	Fulham	38	10	14	14	36	44	-8	44
14	Charlton Athletic	38	10	14	14	38	49	-11	44
15	Everton	38	11	10	17	45	57	-12	43
16	Bolton Wanderers	38	9	13	16	44	62	-18	40
17	Sunderland	38	10	10	18	29	51	-22	40
18	Ipswich Town	38	9	9	20	41	64	-23	36
19	Derby County	38	8	6	24	33	63	-30	30
20	Leicester City	38	5	13	20	30	64	-34	28

Premier League 2002/03		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	25	8	5	74	34	+40	83
2	Arsenal	38	23	9	6	85	42	+43	78
3	Newcastle United	38	21	6	11	63	48	+15	69
4	Chelsea	38	19	10	9	68	38	+30	67
5	Liverpool	38	18	10	10	61	41	+20	64
6	Blackburn Rovers	38	16	12	10	52	43	+9	60
7	Everton	38	17	8	13	48	49	-1	59
8	Southampton	38	13	13	12	43	46	-3	52
9	Manchester City	38	15	6	17	47	54	-7	51
10	Tottenham Hotspur	38	14	8	16	51	62	-11	50
11	Middlesbrough	38	13	10	15	48	44	+4	49
12	Charlton Athletic	38	14	7	17	45	56	-11	49
13	Birmingham City	38	13	9	16	41	49	-8	48
14	Fulham	38	13	9	16	41	50	-9	48
15	Leeds United	38	14	5	19	58	57	1	47
16	Aston Villa	38	12	9	17	42	47	-5	45
17	Bolton Wanderers	38	10	14	14	41	51	-10	44
18	West Ham United	38	10	12	16	42	59	-17	42
19	West Bromwich Albion	38	6	8	24	29	65	-36	26
20	Sunderland	38	4	7	27	21	65	-44	19

Premier League 2003/04		P	W	D	L	GF	GA	GD	PTS
1	Arsenal	38	26	12	0	73	26	+47	90
2	Chelsea	38	24	7	7	67	30	+37	79
3	Manchester United	38	23	6	9	64	35	+29	75
4	Liverpool	38	16	12	10	55	37	+18	60
5	Newcastle United	38	13	17	8	52	40	+12	56
6	Aston Villa	38	15	11	12	48	44	+4	56
7	Charlton Athletic	38	14	11	13	51	51	0	53
8	Bolton Wanderers	38	14	11	13	48	56	-8	53
9	Fulham	38	14	10	14	52	46	+6	52
10	Birmingham City	38	12	14	12	43	48	-5	50
11	Middlesbrough	38	13	9	16	44	52	-8	48
12	Southampton	38	12	11	15	44	45	-1	47
13	Portsmouth	38	12	9	17	47	54	-7	45
14	Tottenham Hotspur	38	13	6	19	47	57	-10	45
15	Blackburn Rovers	38	12	8	18	51	59	-8	44
16	Manchester City	38	9	14	15	55	54	+1	41
17	Everton	38	9	12	17	45	57	-12	39
18	Leicester City	38	6	15	17	48	65	-17	33
19	Leeds United	38	8	9	21	40	79	-39	33
20	Wolverhampton Wanderers	38	7	12	19	38	77	-39	33

Premier League 2004/05		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	29	8	1	72	15	+57	95
2	Arsenal	38	25	8	5	87	36	+51	83
3	Manchester United	38	22	11	5	58	26	+32	77
4	Everton	38	18	7	13	45	46	-1	61
5	Liverpool	38	17	7	14	52	41	+11	58
6	Bolton Wanderers	38	16	10	12	49	44	+5	58
7	Middlesbrough	38	14	13	11	53	46	+7	55
8	Manchester City	38	13	13	12	47	39	+8	52
9	Tottenham Hotspur	38	14	10	14	47	41	+6	52
10	Aston Villa	38	12	11	15	45	52	-7	47
11	Charlton Athletic	38	12	10	16	42	58	-16	46
12	Birmingham City	38	11	12	15	40	46	-6	45
13	Fulham	38	12	8	18	52	60	-8	44
14	Newcastle United	38	10	14	14	47	57	-10	44
15	Blackburn Rovers	38	9	15	14	32	43	-11	42
16	Portsmouth	38	10	9	19	43	59	-16	39
17	West Bromwich Albion	38	6	16	16	36	61	-25	34
18	Crystal Palace	38	7	12	19	41	62	-21	33
19	Norwich City	38	7	12	19	42	77	-35	33
20	Southampton	38	6	14	18	45	66	-21	32

Premier League 2005/06		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	29	4	5	72	22	+50	91
2	Manchester United	38	25	8	5	72	34	+38	83
3	Liverpool	38	25	7	6	57	25	+32	82
4	Arsenal	38	20	7	11	68	31	+37	67
5	Tottenham Hotspur	38	18	11	9	53	38	+15	65
6	Blackburn Rovers	38	19	6	13	51	42	+9	63
7	Newcastle United	38	17	7	14	47	42	+5	58
8	Bolton Wanderers	38	15	11	12	49	41	+8	56
9	West Ham United	38	16	7	15	52	55	-3	55
10	Wigan Athletic	38	15	6	17	45	52	-7	51
11	Everton	38	14	8	16	34	49	-15	50
12	Fulham	38	14	6	18	48	58	-10	48
13	Charlton Athletic	38	13	8	17	41	55	-14	47
14	Middlesbrough	38	12	9	17	48	58	-10	45
15	Manchester City	38	13	4	21	43	48	-5	43
16	Aston Villa	38	10	12	16	42	55	-13	42
17	Portsmouth	38	10	8	20	37	62	-25	38
18	Birmingham City	38	8	10	20	28	50	-22	34
19	West Bromwich Albion	38	7	9	22	31	58	-27	30
20	Sunderland	38	3	6	29	26	69	-43	15

Premier League 2006/07		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	28	5	5	83	27	+56	89
2	Chelsea	38	24	11	3	64	24	+40	83
3	Liverpool	38	20	8	10	57	27	+30	68
4	Arsenal	38	19	11	8	63	35	+28	68
5	Tottenham Hotspur	38	17	9	12	57	54	+3	60
6	Everton	38	15	13	10	52	36	+16	58
7	Bolton Wanderers	38	16	8	14	47	52	-5	56
8	Reading	38	16	7	15	52	47	+5	55
9	Portsmouth	38	14	12	12	45	42	+3	54
10	Blackburn Rovers	38	15	7	16	52	54	-2	52
11	Aston Villa	38	11	17	10	43	41	+2	50
12	Middlesbrough	38	12	10	16	44	49	-5	46
13	Newcastle United	38	11	10	17	38	47	-9	43
14	Manchester City	38	11	9	18	29	44	-15	42
15	West Ham United	38	12	5	21	35	59	-24	41
16	Fulham	38	8	15	15	38	60	-22	39
17	Wigan Athletic	38	10	8	20	37	59	-22	38
18	Sheffield United	38	10	8	20	32	55	-23	38
19	Charlton Athletic	38	8	10	20	34	60	-26	34
20	Watford	38	5	13	20	29	59	-30	28

Premier League 2007/08		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	27	6	5	80	22	+58	87
2	Chelsea	38	25	10	3	65	26	+39	85
3	Arsenal	38	24	11	3	74	31	+43	83
4	Liverpool	38	21	13	4	67	28	+39	76
5	Everton	38	19	8	11	55	33	+22	65
6	Aston Villa	38	16	12	10	71	51	+20	60
7	Blackburn Rovers	38	15	13	10	50	48	+2	58
8	Portsmouth	38	16	9	13	48	40	+8	57
9	Manchester City	38	15	10	13	45	53	-8	55
10	West Ham United	38	13	10	15	42	50	-8	49
11	Tottenham Hotspur	38	11	13	14	66	61	+5	46
12	Newcastle United	38	11	10	17	45	65	-20	43
13	Middlesbrough	38	10	12	16	43	53	-10	42
14	Wigan Athletic	38	10	10	18	34	51	-17	40
15	Sunderland	38	11	6	21	36	59	-23	39
16	Bolton Wanderers	38	9	10	19	36	54	-18	37
17	Fulham	38	8	12	18	38	60	-22	36
18	Reading	38	10	6	22	41	66	-25	36
19	Birmingham City	38	8	11	19	46	62	-16	35
20	Derby County	38	1	8	29	20	89	-69	11

Premier League 2008/09		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	28	6	4	68	24	+44	90
2	Liverpool	38	25	11	2	77	27	+50	86
3	Chelsea	38	25	8	5	68	24	+44	83
4	Arsenal	38	20	12	6	68	37	+31	72
5	Everton	38	17	12	9	55	37	+18	63
6	Aston Villa	38	17	11	10	54	48	+6	62
7	Fulham	38	14	11	13	39	34	+5	53
8	Tottenham Hotspur	38	14	9	15	45	45	0	51
9	West Ham United	38	14	9	15	42	45	-3	51
10	Manchester City	38	15	5	18	58	50	+8	50
11	Wigan Athletic	38	12	9	17	34	45	-11	45
12	Stoke City	38	12	9	17	38	55	-17	45
13	Bolton Wanderers	38	11	8	19	41	53	-12	41
14	Portsmouth	38	10	11	17	38	57	-19	41
15	Blackburn Rovers	38	10	11	17	40	60	-20	41
16	Sunderland	38	9	9	20	34	54	-20	36
17	Hull City	38	8	11	19	39	64	-25	35
18	Newcastle United	38	7	13	18	40	59	-19	34
19	Middlesbrough	38	7	11	20	28	57	-29	32
20	West Bromwich Albion	38	8	8	22	36	67	-31	32

Premier League 2009/10		P	W	D	L	GF	GA	GD	PTS
1	Chelsea	38	27	5	6	103	32	+71	86
2	Manchester United	38	27	4	7	86	28	+58	85
3	Arsenal	38	23	6	9	83	41	+42	75
4	Tottenham Hotspur	38	21	7	10	67	41	+26	70
5	Manchester City	38	18	13	7	73	45	+28	67
6	Aston Villa	38	17	13	8	52	39	+13	64
7	Liverpool	38	18	9	11	61	35	+26	63
8	Everton	38	16	13	9	60	49	+11	61
9	Birmingham City	38	13	11	14	38	47	-9	50
10	Blackburn Rovers	38	13	11	14	41	55	-14	50
11	Stoke City	38	11	14	13	34	48	-14	47
12	Fulham	38	12	10	16	39	46	-7	46
13	Sunderland	38	11	11	16	48	56	-8	44
14	Bolton Wanderers	38	10	9	19	42	67	-25	39
15	Wolverhampton Wanderers	38	9	11	18	32	56	-24	38
16	Wigan Athletic	38	9	9	20	37	79	-42	36
17	West Ham United	38	8	11	19	47	66	-19	35
18	Burnley	38	8	6	24	42	82	-40	30
19	Hull City	38	6	12	20	34	75	-41	30
20	Portsmouth	38	7	7	24	34	66	-32	19	*

*Portsmouth deducted 9 points

Premier League 2010/11		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	23	11	4	78	37	+41	80
2	Chelsea	38	21	8	9	69	33	+36	71
3	Manchester City	38	21	8	9	60	33	+27	71
4	Arsenal	38	19	11	8	72	43	+29	68
5	Tottenham Hotspur	38	16	14	8	55	46	+9	62
6	Liverpool	38	17	7	14	59	44	+15	58
7	Everton	38	13	15	10	51	45	+6	54
8	Fulham	38	11	16	11	49	43	+6	49
9	Aston Villa	38	12	12	14	48	59	-11	48
10	Sunderland	38	12	11	15	45	56	-11	47
11	West Bromwich Albion	38	12	11	15	56	71	-15	47
12	Newcastle United	38	11	13	14	56	57	-1	46
13	Stoke City	38	13	7	18	46	48	-2	46
14	Bolton Wanderers	38	12	10	16	52	56	-4	46
15	Blackburn Rovers	38	11	10	17	46	59	-13	43
16	Wigan Athletic	38	9	15	14	40	61	-21	42
17	Wolverhampton Wanderers	38	11	7	20	46	66	-20	40
18	Birmingham City	38	8	15	15	37	58	-21	39
19	Blackpool	38	10	9	19	55	78	-23	39
20	West Ham United	38	7	12	19	43	70	-27	33

Premier League 2011/12		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	18	1	0	55	12	64	89
2	Manchester United	38	15	2	2	52	19	56	89
3	Arsenal	38	12	4	3	39	17	25	70
4	Tottenham Hotspur	38	13	3	3	39	17	25	69
5	Newcastle United	38	11	5	3	29	17	5	65
6	Chelsea	38	12	3	4	41	24	19	64
7	Everton	38	10	3	6	28	15	10	56
8	Liverpool	38	6	9	4	24	16	7	52
9	Fulham	38	10	5	4	36	26	-3	52
10	West Bromwich Albion	38	6	3	10	21	22	-7	47
11	Swansea City	38	8	7	4	27	18	-7	47
12	Norwich City	38	7	6	6	28	30	-14	47
13	Sunderland	38	7	7	5	26	17	-1	45
14	Stoke City	38	7	8	4	25	20	-17	45
15	Wigan Athletic	38	5	7	7	22	27	-20	43
16	Aston Villa	38	4	7	8	20	25	-16	38
17	Queens Park Rangers	38	7	5	7	24	25	-23	37
18	Bolton Wanderers	38	4	4	11	23	39	-31	36
19	Blackburn Rovers	38	6	1	12	26	33	-30	31
20	Wolverhampton Wanderers	38	3	3	13	19	43	-42	25

Premier League 2012/13		P	W	D	L	GF	GA	GD	PTS
1	Manchester United	38	28	5	5	86	43	43	89
2	Manchester City	38	23	9	6	66	34	32	78
3	Chelsea	38	22	9	7	75	39	36	75
4	Arsenal	38	21	10	7	72	37	35	73
5	Tottenham Hotspur	38	21	9	8	66	46	20	72
6	Everton	38	16	15	7	55	40	15	63
7	Liverpool	38	16	13	9	71	43	28	61
8	West Bromwich Albion	38	14	7	17	53	57	-4	49
9	Swansea City	38	11	13	14	47	51	-4	46
10	West Ham United	38	12	10	16	45	53	-8	46
11	Norwich City	38	10	14	14	41	58	-17	44
12	Fulham	38	11	10	17	50	60	-10	43
13	Stoke City	38	9	15	14	34	45	-11	42
14	Southampton	38	9	14	15	49	60	-11	41
15	Aston Villa	38	10	11	17	47	69	-22	41
16	Newcastle United	38	11	8	19	45	68	-23	41
17	Sunderland	38	9	12	17	41	54	-13	39
18	Wigan Athletic	38	9	9	20	47	73	-26	36
19	Reading	38	6	10	22	43	73	-30	28
20	Queens Park Rangers	38	4	13	21	30	60	-30	25

Premier League 2013/14		P	W	D	L	GF	GA	GD	PTS
1	Manchester City	38	17	1	1	63	13	65	86
2	Liverpool	38	16	1	2	53	18	51	84
3	Chelsea	38	15	3	1	43	11	44	82
4	Arsenal	38	13	5	1	36	11	27	79
5	Everton	38	13	3	3	38	19	22	72
6	Tottenham Hotspur	38	11	3	5	30	23	4	69
7	Manchester United	38	9	3	7	29	21	21	64
8	Southampton	38	8	6	5	32	23	8	56
9	Stoke City	38	10	6	3	27	17	-7	50
10	Newcastle United	38	8	3	8	23	28	-16	49
11	Crystal Palace	38	8	3	8	18	23	-15	45
12	Swansea City	38	6	5	8	33	26	0	42
13	West Ham United	38	7	3	9	25	26	-11	40
14	Sunderland	38	5	3	11	21	27	-19	38
15	Aston Villa	38	6	3	10	22	29	-22	38
16	Hull City	38	7	4	8	20	21	-15	37
17	West Bromwich Albion	38	4	9	6	24	27	-16	36
18	Norwich City	38	6	6	7	17	18	-34	33
19	Fulham	38	5	3	11	24	38	-45	32
20	Cardiff City	38	5	5	9	20	35	-42	30

Premier League
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London W1U 8PL	F +44 (0) 20 7864 9001
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